Exhibit 99 (b)
UNITED STATES BANKRUPTCY COURT SOUTHERN DISTRICT OF NEW YORK

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:
In re	:	Chapter 11
:
DELPHI CORPORATION, et al.,	:	Case No. 05-44481 (RDD)
:
	:	(Jointly Administered)
Debtors.	:
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FIRST AMENDED DISCLOSURE STATEMENT WITH RESPECT TO
FIRST AMENDED JOINT PLAN OF REORGANIZATION OF DELPHI CORPORATION AND CERTAIN AFFILIATES, DEBTORS
AND DEBTORS-IN-POSSESSION
SKADDEN, ARPS, SLATE, MEAGHER
& FLOM LLP
333 West Wacker Drive, Suite 2100
Chicago, Illinois 60606
(800) 718-5305
(248) 813-2698 (International)
John Wm. Butler, Jr. (JB 4711)
George N. Panagakis (GP 0770)
Ron E. Meisler (RM 3026)
Nathan L. Stuart (NS 7872)

Of Counsel
SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP Four Times Square New York, New York 10036 Kayalyn A. Marafioti (KM 9632) Thomas J. Matz (TM 5986) Attorneys for Debtors and Debtors-in-Possession	DELPHI CORPORATION 5725 Delphi Drive Troy, Michigan 48098 David M. Sherbin Sean P. Corcoran Karen J. Craft

Dated:	New York, New York
December 10, 2007

DISCLAIMER
THIS IS NOT A SOLICITATION OF ACCEPTANCE OR REJECTION OF THE PLAN. ACCEPTANCES OR REJECTIONS MAY NOT BE SOLICITED UNTIL THE BANKRUPTCY COURT HAS APPROVED THIS DISCLOSURE STATEMENT. THIS DISCLOSURE STATEMENT IS BEING SUBMITTED FOR APPROVAL BUT HAS NOT YET BEEN APPROVED BY THE COURT.

     THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT IS INCLUDED HEREIN FOR PURPOSES OF SOLICITING ACCEPTANCES OF THE JOINT PLAN OF REORGANIZATION OF DELPHI CORPORATION AND CERTAIN AFFILIATES, DEBTORS AND DEBTORS-IN-POSSESSION, AND MAY NOT BE RELIED UPON FOR ANY PURPOSE OTHER THAN TO DETERMINE HOW TO VOTE ON THE PLAN. NO PERSON MAY GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS, OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DISCLOSURE STATEMENT, REGARDING THE PLAN OR THE SOLICITATION OF ACCEPTANCES OF THE PLAN.
     ALL CLAIM AND INTEREST HOLDERS ARE ADVISED AND ENCOURAGED TO READ THIS DISCLOSURE STATEMENT AND THE PLAN IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN. PLAN SUMMARIES AND STATEMENTS MADE IN THIS DISCLOSURE STATEMENT ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE PLAN AND THE EXHIBITS ANNEXED TO THE PLAN AND THIS DISCLOSURE STATEMENT. THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE ONLY AS OF THE DATE HEREOF, AND THERE CAN BE NO ASSURANCE THAT THE STATEMENTS CONTAINED HEREIN WILL BE CORRECT AT ANY TIME AFTER THE DATE HEREOF. IN THE EVENT OF ANY CONFLICT BETWEEN THE DESCRIPTION SET FORTH IN THIS DISCLOSURE STATEMENT AND THE TERMS OF THE PLAN, THE TERMS OF THE PLAN SHALL GOVERN.
     THIS DISCLOSURE STATEMENT HAS BEEN PREPARED IN ACCORDANCE WITH SECTION 1125 OF THE UNITED STATES BANKRUPTCY CODE AND RULE 3016(b) OF THE FEDERAL RULES OF BANKRUPTCY PROCEDURE AND NOT NECESSARILY IN ACCORDANCE WITH FEDERAL OR STATE SECURITIES LAWS OR OTHER NON-BANKRUPTCY LAW. THIS DISCLOSURE STATEMENT HAS BEEN NEITHER APPROVED NOR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (“SEC”), NOR HAS THE SEC PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED HEREIN. PERSONS OR ENTITIES TRADING IN OR OTHERWISE PURCHASING, SELLING, OR TRANSFERRING SECURITIES OR CLAIMS OF DELPHI CORPORATION OR ANY OF ITS SUBSIDIARIES AND AFFILIATES SHOULD EVALUATE THIS DISCLOSURE STATEMENT AND THE PLAN IN LIGHT OF THE PURPOSE FOR WHICH THEY WERE PREPARED.
     AS TO CONTESTED MATTERS, ADVERSARY PROCEEDINGS, AND OTHER ACTIONS OR THREATENED ACTIONS, THIS DISCLOSURE STATEMENT SHALL NOT CONSTITUTE OR BE CONSTRUED AS AN ADMISSION OF ANY FACT OR LIABILITY, STIPULATION OR WAIVER, BUT RATHER AS A STATEMENT MADE IN SETTLEMENT NEGOTIATIONS. THIS DISCLOSURE STATEMENT SHALL NOT BE ADMISSIBLE IN ANY NON-BANKRUPTCY PROCEEDING NOR SHALL IT BE CONSTRUED TO BE CONCLUSIVE ADVICE ON THE TAX, SECURITIES, OR OTHER LEGAL EFFECTS OF THE PLAN AS TO HOLDERS OF CLAIMS AGAINST, OR EQUITY INTERESTS IN, DELPHI CORPORATION OR ANY OF ITS SUBSIDIARIES AND AFFILIATES, DEBTORS AND DEBTORS-IN- POSSESSION IN THESE CASES.

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EXECUTIVE SUMMARY
     On October 8 and 14, 2005, Delphi Corporation (“Delphi” or the “Company”) and 41 of its direct and indirect United States subsidiaries and affiliates (the “Affiliate Debtors”), debtors and debtors-in-possession (collectively, the “Debtors”), filed petitions under chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York. Chapter 11 of the Bankruptcy Code allows a debtor to propose a plan of reorganization that proposes how to treat claims against, and shareholder interests in, such a debtor company. A plan of reorganization must be voted on by holders of claims and interests and then must meet various standards to be approved (or confirmed) by the Bankruptcy Court. Consummation of a confirmed plan of reorganization is necessary for a debtor to emerge from chapter 11.
     On September 6, 2007, the Debtors filed their Joint Plan Of Reorganization Of Delphi Corporation And Certain Affiliates, Debtors And Debtors-In-Possession (the “September 6 Plan”) and on December 10, 2007, the Debtors filed their First Amended Joint Plan Of Reorganization Of Delphi Corporation And Certain Affiliates, Debtors And Debtors-In-Possession (the “Plan”).
     The purpose of this Disclosure Statement is to provide to the holders of Claims against, and Interests in, the Debtors adequate information to make an informed judgment about the Plan, which is annexed to this document as Appendix A.
     This Disclosure Statement contains, among other things, descriptions and summaries of provisions of Delphi’s Plan, which is being proposed by Delphi Corporation and 41 of its direct and indirect United States subsidiaries and affiliates, debtors and debtors in possession, which filed petitions for chapter 11 relief on October 8 and October 14, 2005 (as applicable, the “Petition Date”) with the United States Bankruptcy Court for the Southern District of New York. Certain of Delphi’s U.S. affiliates are not debtors in these chapter 11 cases (the “Chapter 11 Cases”) and, with the exception of one of Delphi’s wholly-owned indirect Spanish subsidiaries, none of the Delphi affiliates located outside of the U.S. has commenced chapter 11 cases or similar proceedings in any other jurisdictions. These non-Debtor affiliates are not necessarily affected by the Plan to the same extent as are Delphi and the Affiliate Debtors. Certain provisions of the Plan, and thus the descriptions and summaries contained herein, may be the subject of continuing negotiations among the Debtors and various parties, have not been finally agreed upon, and may be modified. Such modifications, however, will not have a material effect on the distributions contemplated by the Plan.
A. Description Of Organization Of This Disclosure Statement And The Plan
     The Disclosure Statement is divided into this executive summary and an additional 17 sections, each of which is sub-divided further under descriptive headings to aid in the understanding of the information contained herein. The introduction and executive summary contain a general overview of the Debtors, their transformation plan, business plan, financing arrangements, and proposed plan of reorganization. The executive summary is qualified in its entirety by, and should be read in conjunction with, the more detailed discussions, information, and financial statements and notes thereto appearing elsewhere in this Disclosure Statement and Appendices to the Disclosure Statement, including the Plan. The Plan is attached to the

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Disclosure Statement as Appendix A. All capitalized terms not defined in this Disclosure Statement have the meanings ascribed to them in the Plan, unless otherwise noted.
     Sections I and II of this Disclosure Statement explain the chapter 11 process and provide an overview of voting procedures to accept or reject the Plan. Section III describes the Debtors’ businesses, relationships with customers and suppliers, and current management. Section IV provides information about Delphi’s historical operations, the events leading to Delphi’s chapter 11 filing, and Delphi’s capital structure before it sought chapter 11 relief. To provide additional information about Delphi’s financial performance, historical financial results of the Company are attached to this Disclosure Statement as Appendix B.
     Section V of this Disclosure Statement explains Delphi’s transformation plan and the actions taken and settlements achieved by Delphi during its reorganization while under chapter 11 protection, including, among other things, an explanation of Delphi’s labor settlement agreements and the terms of Delphi’s global settlement with GM. Section V also contains information about adjustments to the Debtors’ product portfolio, cost structure, including its salaried employee compensation program, and pension funding situation.
     Section VI of this Disclosure Statement describes Delphi’s business plan, including the development of the business plan for 2007-2011 and a summary of the Company’s outlook from the business plan. The full financial projections for the reorganized company for the fiscal years 2007 through 2011 are attached to this Disclosure Statement as Appendix C.
     Section VII of this Disclosure Statement contains information regarding the plan investors, the investment agreement, rights offerings, and exit financing arrangements. Section VIII provides an overview of major events that have occurred during the Chapter 11 Cases, including a description of various orders entered by the Bankruptcy Court, the appointment of statutory committees, the financing used, and sales of assets. This section also describes the claims process and the Debtors’ progress in reconciling claims.
     Section IX of this Disclosure Statement contains a summary of the Plan, including, among other things, an explanation of the potential substantive consolidation of certain Debtors, the treatment of claims and interests under the Plan, and the releases and exculpations provided by the Plan to the Debtors and certain third parties. Section X describes general considerations and risk factors to be evaluated in conjunction with the description of the Debtors’ businesses, business plan, and proposed plan of reorganization. Sections XI and XII provide information on securities law matters and federal income tax consequences of distributions to be made under the Plan.
     Section XIII of this Disclosure Statement discusses certain bankruptcy law principles that the Debtors must meet for the Plan to be confirmed by the Bankruptcy Court, including that the Plan is feasible and meets the “best interests” test set forth in the Bankruptcy Code. This section also addresses the valuation of the Reorganized Debtors and an analysis of the hypothetical liquidation of the Debtors performed in conjunction with the formation of the Plan. An analysis of the total enterprise value of Reorganized Delphi is attached to this Disclosure Statement as Appendix D. Liquidation analyses showing likely recoveries to creditors under a hypothetical case under chapter 7 of the Bankruptcy Code are attached as Appendix E.

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     Finally, Sections XIV-XVII of this Disclosure Statement explain, among other things, the process by which confirmation of the Plan may occur, conditions to confirmation and consummation of the Plan and the Effective Date, voting requirements, and details about the confirmation hearing.
     Creditors and shareholders may vote to accept or reject the Plan, which must also be approved by the Bankruptcy Court before Delphi can consummate the Plan. The Plan is the document that effectuates, among other things, distributions to creditors and shareholders, Delphi’s settlement with GM, and the releases of certain parties.
B. Business Overview
     Delphi is a leading global technology innovator with significant engineering resources and technical competencies in a variety of disciplines. Delphi is one of the largest global suppliers of vehicle electronics, transportation components, integrated systems and modules, and other electronic technology. Technology developed and products manufactured by Delphi are changing the way drivers interact with their vehicles. Delphi is a leader in the breadth and depth of technology to help make cars and trucks smarter, safer, and better. The Company supplies products to nearly every major global automotive original equipment manufacturer, and in 2006, sales to several of the major global original equipment manufacturers (“OEMs”), including General Motors Corporation (“GM”), Ford Motor Company, DaimlerChrysler Corporation, Volkswagen Group, Hyundai, and Renault/Nissan Motor Company each exceeded $750 million. The revenue share for 2006 and the first six months of 2007 for customers other than GM – Delphi’s former parent and largest customer – were 56% and 59%, respectively.
     Since its separation from GM in 1999, Delphi has sought to diversify its customer base by taking advantage of its technological and manufacturing core competencies. Delphi has entered and continues to pursue additional opportunities in adjacent markets such as communications (including telematics), computer components, automotive aftermarket, consumer electronics, energy, and the medical devices industry, though sales from such adjacent markets do not materially impact Delphi’s revenues or operating income.
     Delphi has extensive technical expertise in a broad range of product lines and strong systems integration skills. This expertise enables the Company to provide comprehensive, systems-based solutions to OEMs. Delphi has established an expansive global presence with a network of manufacturing sites, technical centers, sales offices, and joint ventures located in major regions of the world.
     Delphi currently operates its business along seven reporting segments that are grouped on the basis of similar product, market, and operating factors. Delphi has also identified the segments that will be the “core” of the transformed Company and “non-core” businesses that will be sold or wound-down. The following is a brief description of the seven reporting segments grouped by continuing core businesses and non-core businesses.

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Continuing Core Businesses
Electrical/Electronic Architecture, which includes complete electrical architecture and component products. Electrical/Electronic Architecture had total net sales of $5.4 billion in 2006.
Powertrain Systems, which includes extensive systems integration expertise in gasoline, diesel and fuel handling, and full end-to-end systems (including fuel injection, combustion, electronics controls, exhaust handling, and test and validation capabilities). Powertrain Systems had total net sales of $5.2 billion in 2006.
Electronics and Safety, which includes audio, entertainment and communications, safety systems, body controls and security systems, and power electronics, as well as advanced development of software and silicon. Electronics and Safety had total net sales of $4.9 billion in 2006.
Thermal Systems, which includes Heating, Ventilating, and Air Conditioning systems, components for multiple transportation and other adjacent markets, alternative cooling solutions, and powertrain cooling and related technologies. Thermal Systems had total net sales of $2.4 billion in 2006.
Delphi Product and Service Solutions, which includes independent aftermarket, diesel aftermarket, original equipment service, consumer electronics, and medical systems. Results from this business segment are included with Corporate results for reporting purposes. In addition to the results of DPSS, Corporate consists of the expenses of corporate administration, other expenses and income of a non-operating or strategic nature, and the elimination of inter-segment transactions. Corporate and DPSS total net sales were $296 million in 2006.
Non-Core Businesses
Steering, which includes steering, halfshaft, and column technology. Steering had total net sales of $2.6 billion in 2006 and has solid technology and a diverse customer base. Delphi’s Steering segment has been identified as a non-core product line, and Delphi is negotiating the disposition and sale of this business.
Automotive Holdings Group, which includes select plant sites and other non-core product lines that Delphi will seek to sell or wind-down. Automotive Holdings Group had total net sales of $5.6 billion in 2006.
Delphi intends to sell or wind down its non-core businesses.

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C. Commencement Of Chapter 11 Cases
     Delphi was incorporated in Delaware in 1998 as a wholly-owned subsidiary of GM. Prior to January 1, 1999, GM conducted the Company’s business through various divisions and subsidiaries. Effective January 1, 1999, the assets and liabilities of these divisions and subsidiaries were transferred to the Company. Delphi’s separation from GM was completed in May 1999. Precipitating Delphi’s entry into chapter 11 was a series of significant net losses for the Company. In the first two years following Delphi’s separation from GM, the Company generated approximately $2 billion in net income, but every year after that (with the exception of 2002), the Company suffered substantial losses. In calendar year 2004, the Company reported a net loss of approximately $4.8 billion on $28.6 billion in net sales. The reported net loss in calendar year 2004 reflects a $4.1 billion income tax charge, primarily related to the recording of a valuation allowance on the U.S. deferred tax assets as of December 31, 2004. The Company’s net operating loss in calendar year 2004 was $482 million. In 2005, the year Delphi commenced these Chapter 11 Cases, the Company incurred a net loss of approximately $2.4 billion on net sales of $26.9 billion.
     Delphi believes that the Company’s financial performance deteriorated because of (a) increasingly unsustainable U.S. legacy liabilities and operational restrictions preventing the Debtors from exiting non-profitable, non-core operations, all of which have the effect of creating largely fixed labor costs, (b) a competitive U.S. vehicle production environment for U.S. OEMs resulting in the reduced number of motor vehicles that such OEMs, including GM, produce annually in the United States and related pricing pressures, and (c) increasing commodity prices.
     In light of these factors, the Company determined that it would be imprudent and irresponsible to defer addressing and resolving its U.S. legacy liabilities, product portfolio, operational issues, and forward-looking revenue requirements. Because discussions with its major unions and GM had not progressed sufficiently by the end of the third quarter of 2005, the Company commenced these Chapter 11 Cases for its U.S. businesses to complete the Debtors’ transformation plan and preserve value for its stakeholders. On October 8 and 14, 2005, Delphi and certain of its U.S. subsidiaries and affiliates filed voluntary petitions in the Bankruptcy Court for reorganization relief under chapter 11 of the Bankruptcy Code.
D. Overview Of Delphi’s Transformation
     On March 31, 2006, the Company outlined the key tenets of a transformation plan that it believed would enable it to return to stable, profitable business operations (the “Transformation Plan”). The Company’s stated goals for transforming five key areas of their business and their progress in realizing those goals is summarized below.

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Labor

Modify the Company's labor agreements to create a competitive arena in which to conduct business

Agreements with all principal U.S. labor unions that:

- modify, extend, or terminate provisions of the Company's U.S. existing collective bargaining agreements with its unions;
- provide that GM will undertake certain financial obligations to Delphi's union-represented retirees; and
- modify retiree welfare benefits for union-represented retirees

Negotiated attrition programs with certain of Delphi's unions, implemented with the assistance of GM

GM

Conclude negotiations with GM to finalize GM's financial support for certain of the Debtors' legacy and labor costs and to ascertain GM's business commitment to the Company

A comprehensive settlement agreement with GM

- The Global Settlement Agreement provides a comprehensive resolution of the claims between Delphi and GM in consideration for GM's commitments in connection with Delphi's plan of reorganization
- The Master Restructuring Agreement addresses GM's forward business commitments to Delphi and the parties' continuing obligations to each other

Product Portfolio And Manufacturing Footprint

Streamline the Company's product portfolio to capitalize on world-class technology and market strengths and make the necessary manufacturing alignment with its new focus

- Effective July 1, 2006, the Company realigned its business operations to focus its product portfolio on core technologies for which the Company believes it has competitive and technological advantages
- The Company's revised operating structure consists of the following core business segments:
  - Electrical/Electronic Architecture
  - Powertrain Systems
  - Electronics and Safety
  - Thermal Systems
  - Delphi Product and Service Solutions
- The Company has also identified non-core product lines and plants
- During 2006 and 2007 the Company has worked to maximize the value of non-core assets for all stakeholders, has announced the sale of several facilities, and has commenced the sale of certain bearings, chassis, catalyst, interiors and closures, and steering businesses
- The Company has identified eight core global automotive facilities in the United States and streamlined its global manufacturing footprint

Cost Structure

Transform the Company's salaried workforce and reduce general and administrative expenses to ensure that the Company's organizational and cost structure is competitive and aligned with its product portfolio and manufacturing footprint

- The Company is making significant progress in ensuring that its organizational and cost structure is competitive by entering into IT and finance transactional process outsourcing agreements
- The Company is outsourcing certain of its accounts receivable, accounts payable, and contract administration processes. Additionally, the Company has plans to expand the outsourced scope to include fixed asset and general accounting. This outsourcing initiative will significantly reduce the Company's SG&A expenses
- The Company developed a competitive benchmark executive and non-executive compensation program consistent with the requirements of the Plan Investors

Pension

- The Company will freeze its defined benefit programs shortly following the Effective Date of the Plan, but will provide alternative defined contribution programs and will meet the funding requirements for the frozen programs
- The Company has received favorable funding waivers from the IRS, which combined with the transfer under Section 414(l) of the Internal Revenue Code and adequate debt financing and equity infusions, will allow the Company to meet its required pension plan funding upon emergence from chapter 11

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E. Business Plan
     The Debtors’ substantial progress on their Transformation Plan provides the foundation for the Company’s 2007-2011 business plan (the “Business Plan”). When developing the Business Plan, Delphi considered the impact that elements of the Transformation Plan would have on its operations, including the transformation of its hourly workforce, Delphi’s relationship with its largest customer, GM, the impact of changes in Delphi’s production portfolio and manufacturing footprint, cost reductions achieved as a result of the SG&A restructuring, and pension funding strategies with the Internal Revenue Service (the “IRS”) and the Pension Benefit Guaranty Corporation (the “PBGC”).
     Delphi’s financial projections for 2007-2011 are attached to this Disclosure Statement as Appendix C. The Business Plan projects that in 2008, revenue will decline as Delphi continues to exit certain of its product lines as part of the portfolio transformation. As a result of revised volume production forecasts for GM North America (“GMNA”) by Delphi and Global Insight (“GI/DRI”) (formerly known as Data Resources, Inc.), an industry expert that publishes reports on vehicle production forecasts, as well as the revised capital structure of the reorganized company necessitated by the recent dislocation in the capital markets, Delphi has revised its Business Plan. Although the revised Business Plan calls for a further decline in revenue in 2008, the revised Business Plan projects that revenue will increase in 2008-2011 by a compound annual growth rate of 6.3%. In the final years of the Business Plan, it is expected that margins will expand to industry-competitive levels as Delphi expands its current business lines and grows into new markets.
     The Business Plan demonstrates that a significant amount of cash will be spent in connection with restructuring activities. Each division has contemplated a significant number of restructuring activities, the scope, timing, and cost of which were included in the Business Plan and affect the forecast. As a result of the restructuring, the Business Plan financials also reflect expected cost savings in manufacturing, that are the product of the labor transformation and global restructuring initiatives. As manufacturing and engineering operations are migrated from high cost to low cost locations, savings are generated, resulting in Delphi’s belief that it will be well positioned to meet customer expectations and achieve competitive margins. Beyond the impact of these manufacturing cost initiatives, further savings in material costs are expected to be realized through engineering activities, supplier price reductions, and the continued shift in the supplier footprint to lower cost locations following Delphi’s own manufacturing footprint migration. The resulting transformation and growth results in a plan under which Delphi continues to expand its revenue expectations in Asia, Europe, and South America while expecting revenue declines in North America.
F. Plan Investor And Exit Financing
     To support the Company’s Transformation Plan and Business Plan, in December 2006 the Debtors entered into an Equity Purchase and Commitment Agreement (the “Investment Agreement”) with Plan Investors led by A-D Acquisition Holdings, LLC, an affiliate of Appaloosa Management L.P. (“Appaloosa”). On the terms and subject to the conditions of the Investment Agreement, as amended, the Plan Investors committed to purchase $800 million of convertible preferred stock and approximately $175 million of common stock in Reorganized

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Delphi. In addition, the Investment Agreement, as amended, will provide for a $1.575 billion Discount Rights Offering (as described below) that will be made available to Delphi’s unsecured creditors, and holders of Section 510(b) Note Claims, Section 510(b) Equity Claims, and Section 510(b) ERISA Claims. On August 2, 2007, the Bankruptcy Court approved the Investment Agreement. On December 7, 2007, the Bankruptcy Court approved an amendment to the Investment Agreement that is consistent with the terms of the Plan and is described in greater detail below in Section VII.B.3 – Amendment To The Investment Agreement.
     In addition to the proceeds from the Investment Agreement and the Discount Rights Offering, the Company will need to obtain funded debt to emerge from chapter 11 successfully. Initially, the Company sought financing of $7.1 billion in funded debt and a $1.6 billion asset-based revolving loan. Because of a constriction of the capital markets that began in the third quarter of 2007, however, the Debtors reduced proposed debt levels under the Plan by $1.9 billion to facilitate an emergence financing package that could be executed under existing market conditions. Based on recent improvements in the capital markets, including the leveraged loan market, the Debtors, after consultation with the official committee of unsecured creditors (the “Creditors’ Committee”), the Plan Investors, and GM, plan to move forward with an asset-based revolving loan in the amount of $1.6 billion, $3.7 billion of first-lien funded financing, and second-lien funded financing in the amount of $1.5 billion, of which up to $750 million will be placed with GM. The Debtors have entered into a “commercially reasonable best efforts” engagement with JPMorgan Securities Inc., JPMorgan Chase Bank, N.A., and Citigroup Global Markets Inc. to arrange a syndicate of lenders to provide the exit financing arrangements. On November 16, 2007, the Bankruptcy Court approved the terms of this engagement and authorized the Debtors to enter into the underlying exit financing transactions when completed.
G. Events Impacting Reorganization
     The Debtors believe the recoveries afforded to all stakeholders under the Plan are the best recoveries available at this time. The recoveries afforded to certain stakeholders under the Plan are derived from and related to Delphi’s settlement with GM, which settlement is a necessary and essential component of the Debtors’ reorganization. Although the currency received by certain stakeholders has changed since the Debtors initially filed the September 6 Plan, in light of the Debtors’ inability to borrow as much exit financing as they had originally intended, the Plan continues to provide for full recoveries for unsecured creditors at a negotiated Plan enterprise value and fair consideration for holders of Existing Common Stock, and is supported by GM, the Plan Investors, and both the Creditors’ Committee and the official committee of equity security holders (the “Equity Committee,” and together with the Creditors’ Committee, the “Statutory Committees”). Delphi believes any further delay in emerging from chapter 11 may lead to degradation of its total enterprise value and a corresponding reduction in Plan recoveries through, for example, the diminution of customer and supplier support, increased financing costs due to continued costs of operating under chapter 11 protection, and the inability of the Company to fully complete its Transformation Plan. The potential for future reductions in Plan recoveries is highlighted by a review of certain event risks, as set forth below, that may arise if Delphi’s emergence from chapter 11 is delayed beyond the first quarter of 2008.

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• November 1, 2007
☐	GM Warranty Settlement Agreement Term. Payments approximating $200 million in cash and replacement products due from Delphi to GM under the GM Warranty Settlement Agreement. Such payments may be deferred by Delphi until it receives payments from GM or GM sets off against amounts payable by GM under the GSA and MRA at or about the time of emergence, provided however, that such deferral will result in interest accruing on the payments at the rate of 6% per annum. GM Warranty Settlement Agreement § 8
• December 31, 2007
☐	Exclusivity. Deadline of Debtors’ exclusive right to file a plan of reorganization absent Court approval of an extension
• February 29, 2008
☐	First IRS Pension Funding Waiver Term. Deadline for Plan Effective Date under First IRS Pension Funding Waiver. Absent additional waivers, failure to meet this condition could result in a $1.4 billion tax assessment and the drawing down by the PBGC of letters of credit in the aggregate amount of $150 million. Whether the Debtors could negotiate further pension funding waivers with the IRS on the same or any terms is not known

☐	Second IRS Pension Funding Waiver Term. Deadline for Plan Effective Date under the terms of the proposed Second IRS Pension Funding Waiver. Absent additional waivers, failure to meet this condition could result in a $1.4 billion tax assessment and the drawing down by the PBGC of letters of credit in the aggregate amount of $150 million. Whether the Debtors could negotiate further pension funding waivers with the IRS on the same or any terms is not known

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• March 31, 2008
☐	UAW MOU Event. Conditional expiration of UAW MOU Extension of UAW-GM Benefit Guarantee — Extension of trigger date for certain obligations under the Benefit Guarantee Agreement between GM and the UAW dated September 30, 1999 to March 31, 2008, if Delphi has commenced solicitation of acceptances of its chapter 11 plan of reorganization prior to December 31, 2007 but the plan has not been confirmed and substantially consummated or such later date as Delphi and GM shall agree to extend the Indemnification Agreement expiration). UAW MOU § F.2.a

☐	UAW MOU Potential Right To Strike. If the Benefit Guarantee expires under section F.2.a. of the UAW MOU, and the Plan has not been confirmed and substantially consummated, and Delphi has unilaterally modified, terminated, or in any way reduced or diminished any of the benefits covered by the Benefit Guarantee, the UAW shall be allowed to call a strike against Delphi and/or GM on two days’ written notice. UAW MOU § F.3

☐	EPCA Termination Events. ADAH may terminate if the Closing Date has not occurred by March 31, 2008. EPCA § 12(d)(iii). Delphi may terminate on or after March 31, 2008 provided that the Closing Date has not occurred by such date. EPCA § 12(f)(iii)

☐	GSA Termination Events. GSA may be terminated by Delphi or GM if the EPCA has been terminated and the Plan Effective Date has not occurred. GSA § 7.03(d). GSA may be terminated by GM if GM has not received a cash payment of $2.7 billion as set forth in the Plan by such date. GSA § 7.03(e)
• April 30, 2008
☐	GSA Termination Event. If the EPCA has not been terminated by March 31, 2008, then the GSA may be terminated by Delphi or GM on the earlier of (i) termination of the EPCA and (ii) April 30, 2008. GSA § 7.03(d)
• June 30, 2008
☐	EPCA Termination Event. Limited Termination right under § 12(d) for Investors other than ADAH takes effect. EPCA § 12(d)(vii)

☐	DIP Termination Event. Termination Date of the DIP Replacement Financing Facility. On June 30, 2008, all Loans and other obligations as defined in the agreement must be repaid in full
• Other Issues
☐	Under the Union Memoranda of Understanding, certain provisions will not become effective until substantial consummation of the Debtors’ plan of reorganization, including, among others, the transitioning of certain OPEB obligations to GM, the transfer of certain pension assets and liabilities under IRC Section 414(l), the freezing of certain pension obligations, and releases of Delphi by the Unions and Union-represented employees. UAW MOU § K.2, IUE-CWA MOU § H.2, USW MOUs § G.2, IAM, IBEW and IUOE MOUs § F.2 (IUOE Local 101S MOU § E.2)

☐	Registration statements for the rights offering and resale shelf prospectus may not be able to go effective after February 14, 2008 until Delphi files its 2007 Form 10-K unless Delphi is able to file its 2007 Form 10-K on or prior to that date; if the rights offering is pending when the 2007 Form 10-K is filed, the rights offering may need to be extended

☐	A delay in filing the S-1 may result in SEC review of the registration statement which could further delay Delphi’s emergence from chapter 11
     Certain creditors and stakeholders have stated that they do not agree with the Debtors’ assessment of event risks affecting the Debtors’ reorganization. The Debtors, however, believe that each event described above could have a significant impact on the Debtors’ ability to successfully reorganize if the Plan is not accepted and confirmed, and that the absence of acceptance and confirmation would at a minimum create substantial uncertainty about the direction of Delphi’s reorganization efforts in addition to materially increasing the costs of the Debtors’ Chapter 11 Cases.

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H. Summary Of The First Amended Plan Of Reorganization
     1. Distributions Under The Plan
     Each of Delphi and its 41 Affiliate Debtors is a proponent of the Plan within the meaning of section 1129 of the Bankruptcy Code. The Plan provides for the substantive consolidation of certain of the Debtors’ Estates for voting and distribution purposes only. The Plan contains separate classes and proposes recoveries for holders of Claims against and Interests in the Debtors. After careful review of the Debtors’ current business operations, estimated recoveries in a liquidation scenario, and the prospects of ongoing business, the Debtors have concluded that the recovery to the Debtors’ creditors and equity holders will be maximized by the reorganization of the Debtors as contemplated by the Plan.
     The Plan is the culmination of Delphi’s Transformation Plan within the chapter 11 context. Delphi has determined that it has achieved those aspects of its Transformation Plan for which the chapter 11 reorganization process was necessary and that it is now time to emerge from chapter 11 to fully implement it. The Plan incorporates the settlements that Delphi reached with critical stakeholders in these reorganization cases. The Debtors, all of the Debtors’ principal U.S. labor unions, GM, and the lead plaintiffs in certain securities actions (on behalf of holders of various claims based on alleged violations of federal securities law and ERISA) are all parties to settlements with the Debtors which, together with the Investment Agreement, allow for various recoveries under the Plan. In particular, the Debtors’ settlement with GM, which is essential to the Plan, provides significant consideration to Delphi, which allows Delphi to provide distributions to other stakeholders that would be impossible to deliver without the settlement. Recoveries under the Plan, which are premised upon and in substantial part are derived from the GM settlement, consist of distributions of equity in Reorganized Delphi, rights to purchase equity in Reorganized Delphi, and warrants to purchase equity in Reorganized Delphi. The New Common Stock in Reorganized Delphi that will be distributed under the Plan will be valued at $59.61 per share. The value of the New Common Stock, for Plan distribution purposes, is within a range that Rothschild Inc. (“Rothschild”), the Debtors’ investment banker and financial advisor, believes is a reasonable valuation for a company such as Reorganized Delphi.
     The Plan, which is supported by GM, the Plan Investors, and the Statutory Committees, provides distributions to all of Delphi’s stakeholders. Specifically, holders of General Unsecured Claims (with the exception of the TOPrS, as discussed below), including holders of claims based on the Debtors’ debt securities and trade claims, will receive 100% of the amount of their claims (and applicable postpetition interest through the earlier of January 31, 2008 and the Confirmation Date) at Plan Equity Value (as explained below) through a distribution of New Common Stock of Reorganized Delphi and transferable subscription rights to participate in a discount rights offering to acquire shares of New Common Stock. The distributions to holders of General Unsecured Claims, with certain exceptions, will be based on the allowed amount of the holders’ claims plus accrued interest during the pendency of the Chapter 11 Cases. The recovery for holders of General Unsecured Claims (other than holders of TOPrS, as discussed below) will amount, in the aggregate, to the principal amount of such holders’ claims plus accrued postpetition interest at negotiated Plan value, a “par plus accrued recovery at Plan value.”

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     As discussed below, this Plan value was negotiated to enable the various settlements upon which the Plan is based. People may differ about the exact valuation of an enterprise like the Debtors’. The Debtors believe that the negotiated Plan value is a reasonable basis for the Plan and the settlements embodied in it. Although the Plan value was negotiated with the Statutory Committees, GM, the Plan Investors and other parties, your vote on the Plan is extremely important. Your vote will help to determine whether the Court confirms and approves the Plan and the settlements in it, including the following settlements discussed below involving certain subordinated bonds, GM, and multi-district securities litigation.
     In recognition of and to satisfy the subordination provisions of the subordinated notes issued in connection with trust preferred securities issued in 2003 by Delphi Trust I and Delphi Trust II (the “TOPrS”), holders of TOPrS claims will receive a distribution equal to $379 million at Plan Equity Value, which amounts to a 90% recovery of principal and accrued prepetition interest on such TOPrS claims. Under the Plan, holders of General Unsecured Claims would not be permitted to recover from the distributions to holders of TOPrS any portion of their claim that might remain unpaid even if the value of distributions to holders of General Unsecured Claims ultimately are determined to be less than Plan Equity Value (as explained below). The Debtors believe that the distributions under the Plan satisfy the subordination provisions of the subordinated notes and that accordingly those provisions need not continue in effect after the distributions provided for under the Plan.
     Under the terms of the Plan and the settlement agreement between the Debtors and GM, GM will receive approximately $2.6 billion in consideration, consisting of cash, a second lien note, and junior preferred convertible stock on account of certain of its claims against the Debtors. GM will also receive releases from various parties, including holders of claims against the Debtors and holders of existing Delphi common stock. In partial exchange for the consideration distributed to GM under the Plan, GM will provide Delphi with labor subsidies, certain ongoing, post-bankruptcy revenue commitments, and other consideration. GM’s contributions to Delphi’s Plan, and the settlement of GM’s claims against the Debtors, constitute a substantial source of funds that allow distributions to be made to certain of the Debtors’ stakeholders. Without the GM settlement, those distributions could not be made.
     Subject to the approval of settlements in the Bankruptcy Court and the District Court presiding over the matter, and under the terms of the Plan, certain lead plaintiffs in a multi-district securities class action litigation will receive, on behalf of themselves and the class they represent, shares of New Common Stock of Reorganized Delphi and transferable subscription rights to participate in the discount rights offering in the same proportion as Plan distributions to general unsecured creditors. The resolution of this litigation is critical to the Debtors’ reorganization to eliminate the significant risks and costs associated with litigating complex actions under federal securities laws and ERISA and related derivative actions in which plaintiffs have alleged damages in excess of $1 billion.
     In addition, holders of existing Delphi common stock will receive a direct distribution of New Common Stock, a distribution of non-transferable subscription rights to purchase shares of New Common Stock of Reorganized Delphi through a par value rights offering and freely transferable warrants exercisable for six months, seven years, and ten years following the Debtors’ emergence from chapter 11 to purchase shares of New Common Stock of Reorganized

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Delphi. If a holder of Existing Common Stock is to receive fractional shares of warrants, such holder will have the option of electing whether to receive the fractional shares of warrants or to receive a cash distribution generated by the sale of an aggregate amount of fractional warrants. The proceeds generated from the sale of the six-month Warrants will be allocated in the following order: first, to redeem any shares of “Series C” New Preferred Stock distributed to GM; second, to redeem the GM Note(s); and third, to be used by Reorganized Delphi for general corporate purposes, as provided in Article 7.18(b) of the Plan. The proceeds generated from the sale of the seven-year and ten-year warrants will be used by Reorganized Delphi for general corporate purposes.
     2. Valuation Of The Reorganized Debtors And Distributions Under The Plan
     The distributions discussed above are the product of extensive negotiations among the Debtors, GM, the Plan Investors, the Creditors’ Committee, and the Equity Committee. As described in more detail in this Disclosure Statement, achieving a “par plus accrued recovery at Plan value” for holders of unsecured claims was a fundamental building block of the discussions among the Debtors, GM, and the Creditors’ Committee. Holders of Delphi’s existing common stock are able to receive a distribution, in large part, on account of the Debtors’ settlement with GM.
     Because the proposed distributions under the Plan are in the form of equity in the reorganized company, an agreement on the enterprise value of Reorganized Delphi was essential to achieving the desired recoveries for the Creditors’ Committee and the desired investment opportunities for the Plan Investors. In connection with the formation of the Plan and the Debtors’ discussions with GM, the Plan Investors, the Creditors’ Committee, and the Equity Committee, the Debtors’ investment banker and financial advisor, Rothschild, performed a valuation of the Reorganized Debtors as a going concern and of the New Common Stock based on information and financial projections provided by the Debtors. Rothschild estimated the total enterprise value of Reorganized Delphi to range between $11.2 billion and $14.1 billion, with a midpoint of approximately $12.7 billion, as of December 31, 2007, as discussed more fully in the Valuation Analysis attached to this Disclosure Statement as Appendix D. The implied potential price per share (assuming full conversion of New Preferred Stock) based on the implied distributable reorganized equity value ranges from $44.50 to $65.50 per share, with a midpoint of $55.03. The Debtors, GM, the Plan Investors, and the Creditors’ Committee agreed that for Plan purposes the total enterprise value of the Reorganized Debtors would be assumed to be $13.3 billion, a value that falls within the range of Rothschild’s estimated total enterprise value. The actual trading value of the shares of the Reorganized Debtor may be higher or lower than the $59.61 Plan Equity Value (as defined below).
     The amount of equity available for equity distributions under the Plan is determined by taking the Debtors’ assumed total enterprise value ($13.3 billion) and subtracting (a) the estimated amount of pro forma net debt to be incurred by the Reorganized Debtors ($5.2 billion) and (b) the value attributable to the seven-year and ten-year warrants to be distributed to holders of existing common stock under the Plan ($0.3 billion). This calculation results in a distributable equity value of $7.8 billion, or $59.61 per share of New Common Stock based on 131,266,407 shares (assuming full conversion of the New Preferred Stock) issued and outstanding as of the Effective Date (the “Plan Equity Value”). The Plan Equity Value of $59.61 per share is within

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the per share range of Rothschild’s valuation, and is above the midpoint of Rothschild’s valuation. The range of values based on Rothschild’s valuation range is as follows:

	Low End		Midpoint		Plan Value		High End
Total Enterprise Value	$11.2 billion		$12.7 billion		$13.3 billion		$14.1 billion

Less Estimated Pro Forma Debt	$(5.2 billion	)	$(5.2 billion	)	$(5.2 billion	)	$(5.2 billion	)

Less Seven- And Ten-Year Warrants	(0.2 billion	)	(0.2 billion	)	(0.3 billion	)	(0.3 billion	)

Reorganized Equity Value	$5.8 billion		$7.2 billion		$7.8 billion		$8.6 billion

Shares Outstanding (Assuming Conversion Of New Preferred Stock)	131,266,407		131,266,407		131,266,407		131,266,407

Implied Price Per Share	$44.50		$55.03		$59.61		$65.50

Implied Percent Of Par Plus Accrued Recovery For Holders Of General Unsecured Claims	64.3%		89.2%		100%		113.9%
     As noted above, the distributions to be made under the Plan are based on the Plan Equity Value of $59.61 per share of New Common Stock, although there is no guaranty that the trading value of the New Common Stock will fully or immediately reflect the intrinsic value or agreed upon value of the Reorganized Debtors. The valuation of the Reorganized Debtors and the New Common Stock conducted by Rothschild was based on certain assumptions including, among other things, an assumption that the financial results projected for the Reorganized Debtors will be achieved in all material respects. No assurance can be given, however, that the projected results will be achieved. To the extent that the valuation assumptions are dependent upon the achievement of the results projected by the Debtors, the valuation assumptions must be considered speculative. The valuation assumptions also consider, among other matters, (i) market valuation information concerning certain publicly-traded securities of certain other companies that are considered relevant, (ii) certain general economic and industry information considered relevant to the business of the Reorganized Debtors, and (iii) such other investigations and analyses as Rothschild deemed necessary or appropriate. The Debtors and Rothschild believe that these valuation assumptions are reasonable.
     In addition, beginning in late July 2007, the financial capital markets began to experience significant volatility, resulting in changing credit and market conditions. Although the Debtors and Rothschild believe that this volatility may have an impact on the market value of the Debtors’ existing securities (such as the Senior Notes), the Debtors and Rothschild do not believe that the current market volatility should cause a fundamental shift in the Debtors’ longer term intrinsic value. Should general economic conditions deteriorate, or financial and capital market dislocation persist, however, the value of the New Common Stock may ultimately be less than the Plan Equity Value.

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     The Debtors, the Plan Investors, and the Creditors’ Committee have evaluated the long term intrinsic value of the Reorganized Debtors and the current market volatility in negotiating the discounts to Plan Equity Value applicable to the purchase of shares of New Common Stock in the Discount Rights Offering and New Preferred Stock by the Plan Investors. The Debtors believe that a balance has been achieved to allow stakeholders to achieve an equitable recovery while obtaining a necessary source of exit financing from the Plan Investors. To that end, shares of New Common Stock sold pursuant to the Discount Rights Offering (which is available to holders of unsecured claims and securities litigation claims) will be purchased at a 35.6% discount to the Plan Equity Value, shares of Series A Senior Convertible Preferred Stock (“Series A Preferred”) sold to the Plan Investors will be purchased at a 29.2% discount to the Plan Equity Value, and shares of Series B Senior Convertible Preferred Stock (“Series B Preferred”) sold to the Plan Investors will be purchased at a 28.6% discount to Plan Equity Value. The discounts to the Plan Equity Value applicable to the Discount Rights, the Series A Preferred, and the Series B Preferred are the results of extensive negotiations among the Debtors, the Plan Investors, the Creditors’ Committee, and GM.
     Holders of Claims and Interests voting on the Plan should carefully consider the potential range of value of the Reorganized Debtors when voting on the Plan. Certain creditors have stated that they believe that the Debtors’ Plan Equity Value may be greater than the actual value of the New Common Stock as may be determined by the Bankruptcy Court in connection with the Plan, which may impact the recoveries of holders of Claims and Interests.
     The foregoing valuation assumptions are not a prediction or reflection of post-confirmation trading prices of the New Common Stock or any other securities. Such securities may trade at substantially higher or lower prices because of a number of factors, including those discussed in Section X – General Considerations And Risk Factors To Be Considered. The trading prices of securities issued under a plan of reorganization are subject to many unforeseeable circumstances and therefore cannot be predicted.
     3. Rights Offerings
     As noted above, certain recoveries under the Plan are premised on the participation in Rights Offerings that will be conducted after confirmation of the Plan and after a registration statement is declared effective by the SEC. Holders of general unsecured claims and securities litigation claims will have the ability to purchase, through the exercise of transferable rights, 41,026,309 shares of the New Common Stock of Reorganized Delphi at a price per share of $38.39, which is at a 35.6% discount to Plan Equity Value of $59.61. This right constitutes a substantial percentage of the potential recovery by such creditors under the Plan, but it is realizable only if properly exercised or sold. The discount price at which the Discount Rights will be exercisable was negotiated among the Debtors, the Plan Investors, and certain stakeholders, and is within a discount range used for rights offerings in other chapter 11 bankruptcy cases. The Discount Rights Offering will include oversubscription rights, which will allow holders of Discount Rights that have exercised the rights the opportunity to purchase any New Common Stock that is not subscribed by other holders of Discount Rights. If holders of Discount Rights and Discount Oversubscription Rights do not fully subscribe for the New Common Stock available in the Discount Rights Offering, the Plan Investors will purchase any remaining shares of New Common Stock at a price of $38.39 per share.

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     Under the Plan, 22.7% of the recovery to holders of General Unsecured Claims is in the form of Discount Rights to purchase New Common Stock of Delphi at a discount. If these Discount Rights are not timely exercised or sold to a third party, they will expire. Recipients of Discount Rights should be prepared to either exercise or sell their Discount Rights in a timely manner. Recipients of Discount Rights who sell their Discount Rights may or may not receive consideration equivalent to Plan Equity Value for their Discount Rights based on numerous factors, including the availability of a market for the Discount Rights, any fluctuations in such a market, and conditions extraneous to Delphi as well as other risk factors disclosed herein.
     Please note that the Discount Rights to purchase New Common Stock of Reorganized Delphi will expire twenty days after the date on which the Discount Rights are distributed. The Debtors anticipate that the distribution will take place no more than four Business Days after the Bankruptcy Court confirms the Plan. Accordingly, holders of Discount Rights should act promptly in exercising or selling their Discount Rights. If holders of Discount Rights wish to exercise their rights, they should carefully read and follow all of the instructions that are in the rights exercise form that they will receive soon after the Plan is confirmed by the Bankruptcy Court. Even if you do not have the cash to exercise your Discount Rights, you may be able to sell them. The actual sale price may be higher or lower than the discount to Plan Equity Value. If holders of Discount Rights are considering selling their rights, they should contact a securities broker as soon as possible (even before the Plan is confirmed).
     Holders of Delphi’s existing common stock (as of the Confirmation Hearing Date) will receive their pro rata portion of non-transferable subscription rights to purchase 21,680,996 shares of New Common Stock of Reorganized Delphi at a price per share of $59.61 (at Plan Equity Value) (the “Par Value Rights Offering”). The Par Value Rights will be issued only to those individuals who are holders of Delphi’s common stock as of the close of business on the date when the Confirmation Hearing commences. The proceeds of the Par Value Rights Offering will be retained by the Debtors, if necessary, to satisfy certain liquidity requirements under their financing arrangements, or will be distributed to certain creditors in place of equity securities of Reorganized Delphi as set forth in the Plan. To facilitate the Debtors’ implementation of the Par Value Rights Offering, Appaloosa has agreed to make shares of New Common Stock that are otherwise distributable to it under the Plan available for purchase in the Par Value Rights Offering. Appaloosa has further agreed (together with the other Plan Investors, if any, that have agreed not to participate in the Par Value Rights Offering) that it will not participate in the Par Value Rights Offering and the Par Value Rights that would otherwise be distributed to such parties pursuant to the Par Value Rights Offering by virtue of their current common stock holdings will be distributed to the other holders of Existing Common Stock.
     Current stockholders of Delphi who may receive, but do not desire to exercise, their non-transferable Par Value Rights can sell their existing shares of Delphi common stock subject to applicable law and realize value by selling their shares. Sale of shares prior to the date the Confirmation Hearing commences will effectively also result in the sale of the Par Value Rights and the right to receive New Common Stock and New Warrants on account of such shares in accordance with the Plan. Neither Delphi nor its Board of Directors makes any recommendation with respect to any exercise or sale of shares of

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common stock. See Section VII.C. – Rights Offerings for additional information regarding the Rights Offerings.
     4. Confirmation And Consummation Of The Plan
     Although the Debtors need only establish under section 1129(a)(7) of the Bankruptcy Code that the stakeholders will receive at least as much under the proposed Plan as in a liquidation under chapter 7 of the Bankruptcy Code, the Debtors believe that the recoveries provided by the Plan will be significantly better than those realized through a liquidation. Specifically, the Debtors believe that their businesses and assets have significant value that would not be realized in a liquidation, either in whole or in substantial part. According to the valuation analysis prepared by the Debtors’ investment banker and financial advisor, Rothschild, and the liquidation analysis prepared by the Company with the assistance of the Debtors’ restructuring and financial advisor, FTI Consulting, Inc., the Debtors believe that the value of the Estates of the Debtors is significantly greater in the proposed reorganization than in a liquidation.
     The Debtors believe that the Plan meets the requirements for confirmation under the Bankruptcy Code and applicable law. Nonetheless, certain parties have alleged the following issues that may impact the confirmability of the Plan:
•	Certain creditors claim that the Plan’s treatment of TOPrS claims differently from other general unsecured claims may render the Plan unconfirmable.

•	Certain creditors claim that the inclusion of the TOPrS claims within Class C (General Unsecured Claims) may be impermissible.

•	Certain creditors claim that the Plan’s provision that no payment of postpetition interest may be made on disputed claims pending dispute resolution may render the Plan unconfirmable. Here, however, disputed unsecured claims will be receiving the new equity interests that they are entitled to under the Plan.

•	Certain stakeholders claim that the Plan impermissibly pays senior creditors more than 100% and that payment of postpetition interest to senior creditors is improper.

•	Certain stakeholders claim that the Plan does not satisfy the “fair and equitable” or absolute priority requirements of the Bankruptcy Code because certain junior creditors and interest holders are to receive distributions.

•	Certain stakeholders claim that the third-party releases provided by the Plan are overbroad and violate applicable law.

•	Certain stakeholders claim that substantive consolidation that may be effected by the Plan may be unsupportable by applicable law or the facts of these Chapter 11 Cases.

•	Certain creditors claim that the distributions to creditors are less than the Debtors have described because the valuation underlying these distributions is allegedly

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incorrect. The valuation is discussed more fully above, in Section X – General Considerations And Risk Factors To Be Considered below, and in Appendix D – Valuation.
•	Although there is absolutely no evidence of bad faith, certain creditors also question whether the Debtors can meet the good faith requirement at the Confirmation Hearing.
     The merit of such objections to the Plan’s confirmation may depend on the vote on the Plan. For example, as described in more detail below, a senior class may vote under the Bankruptcy Code to permit a distribution to a junior class or group of creditors even if the senior class is not necessarily paid in full. A senior class may do this, for example, believing that such a compromise is preferable to a litigation alternative or further delay, or to preserve a settlement, such as the GM settlement. Thus, your vote on the Plan and its proposed compromises is important. The Bankruptcy Court will be apprised of the vote of the unsecured creditors senior to the TOPrS, for example.
     The effectiveness of the Plan, and thus the consummation of the Plan, is subject to a number of conditions precedent. There can be no assurances that these conditions will be satisfied. In addition, the Debtors have reserved the right to amend or modify the Plan as it applies to any of the Debtors.
I. Summary Of Treatment Of Claims And Interests Under The Plan
     The Plan contains separate classes for holders of Claims against and Interests in the Debtors. As required by the Bankruptcy Code, Administrative Claims and Priority Tax Claims are not classified. The table below summarizes the treatment of certain administrative and priority claims and sets forth the Debtors’ estimates of the amount of Claims that will ultimately be Allowed in each category.
DIP Claims, Administrative Claims, And Priority Tax Claims

Description	Treatment Under Plan

DIP Claims	DIP Claims consist of the DIP Facility Revolver Claim in the approximate amount of $682 million, the DIP Facility First Priority Term Claim in the approximate amount of $250 million, and the DIP Facility Second Priority Term Claim in the approximate amount of $2.495 billion. Under the Plan the DIP Claim will be paid on the Effective Date in full in Cash.

	Estimated Amount Of Claims:	$3.427 billion
	Percentage Recovery:	100%

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Description	Treatment Under Plan

Administrative Claims	An administrative claim is a claim for payment of an expense of a kind specified in section 503(b) of the Bankruptcy Code and entitled to priority pursuant to section 507(a)(1) of the Bankruptcy Code, including, but not limited to, the actual, necessary costs and expenses, incurred on or after the Petition Date, of preserving the Estates and operating the business of the Debtors, including wages, salaries, or commissions for services rendered after the commencement of the Chapter 11 Cases, Professional Claims, and certain other Claims. For illustrative purposes, the estimated amounts of Administrative Claims include Cure Claims. Under the Plan and the procedures provided therein, Administrative Claims will be paid in full in Cash in the ordinary course or as otherwise agreed.

Estimated Amount Of Claims:
$335 million to $705 million plus other Administrative Claims in the ordinary course of business

	Percentage Recovery:	100%

Priority Tax Claims	A priority tax claim is a claim for payment of taxes by governmental units as specified in section 507(a)(8) of the Bankruptcy Code. Under the Plan, Priority Tax Claims will be paid (1) equal cash payments, including postpetition interest, over a period not to exceed six years after the assessment of the tax totaling the aggregate amount of the claim, (2) other treatment that is agreed upon between the Debtors and the holder of the priority tax claim, or (3) payment in full in Cash plus postpetition interest.

	Estimated Amount Of Claims:	$30 million to $70 million
	Percentage Recovery:	100%
     The table below summarizes the classification and treatment of the principal prepetition Claims and Interests under the Plan. The classification and treatment for all Classes are described in more detail in Section IX—Summary Of The Reorganization Plan. The table below also sets forth the Debtors’ estimates of the amount of Claims that will ultimately be Allowed in each Class based upon the Debtors’ review of all proofs of claim and schedules not superseded by proofs of claim, and consideration of the provisions of the Plan that affect the allowance of certain Claims.
     In addition, for certain Classes of Claims, the actual amounts of Allowed Claims could materially exceed or could be materially less than the estimated amounts shown in the table that follows. For example, a counterparty to an executory contract that is assumed by the Debtors has the option of electing one of two cure treatments, which may change the amount of

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administrative claims or general unsecured claims. For the illustrative estimated amounts, Cure Claims are included in both the Administrative Claim and General Unsecured Claim categories. Accordingly, for these reasons, no representation can be or is being made with respect to whether the estimated percentage recoveries shown in the table below will actually be realized by the holders of Allowed Claims in any particular Class. Finally, many of the distributions described below are based on Plan Equity Value. For a description of Plan Equity Value, please see DS-xv.
Classified Claims

Class Description	Treatment Under Plan

Secured Claims	Secured Claims are claims, other than DIP Lender Claims (which are treated as Administrative Claims), that are secured by liens on property in which the Debtors have an interest. Under the Plan, the legal, equitable, and contractual rights of each holder of a Secured Claim will be, at the option of the Debtor, paid in full or be unimpaired and reinstated (which means that the claim holder’s rights will be unaltered by the Plan and that Delphi will cure outstanding payment defaults, if any).

	Estimated Amount Of Claims:	$20 million to $30 million
	Estimated Percentage Recovery:	100%

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Class Description	Treatment Under Plan

Flow-Through Claims	A Flow-Through Claim is a claim arising from (1) an Ordinary Course Customer Obligation, (2) an Environmental Obligation (excluding those environmental obligations that were settled or capped during the Chapter 11 Cases (to the extent exceeding the capped amount)), (3) an Employee-Related Obligation (including workers compensation and unemployment compensation claims) asserted by an hourly employee that is not otherwise waived pursuant to the Union Settlement Agreements, (4) any Employee-Related Obligation asserted by a salaried, non-executive employee who was employed by Delphi as of the date of the commencement of the hearing on the Disclosure Statement, (5) any Employee-Related Obligation asserted by a salaried executive employee who was employed by Delphi as of the date of the commencement of the hearing on the Disclosure Statement and has entered into a new employment agreement as described in Article 7.8 of the Plan, and (6) litigation exposures and other liabilities arising from litigation that are covered by insurance, but only in the event that the party asserting the litigation ultimately agrees to limit its recovery to available insurance proceeds, except that all Estate Causes of Action and defenses to any Flow-Through Claim will be fully preserved. Flow-Through Claims will be unimpaired by the Plan and will be satisfied in the ordinary course of Delphi’s business (subject to the preservation and flow-through of all Estate rights, claims, and defenses with respect to the Flow-Through Claims).

	Estimated Percentage Recovery:	Unimpaired

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Class Description	Treatment Under Plan

General Unsecured Claims	General Unsecured Claims include claims arising as a result of trade claims (other than GM’s claims, which are treated below), claims arising from Delphi’s Senior Notes, TOPrS Claims, and other general unsecured claims that might result from, for example, the rejection of executory contracts or unexpired leases. Delphi cannot predict with certainty the total amount of General Unsecured Claims that ultimately may be allowed. Under the Plan, holders of Allowed General Unsecured Claims (except for holders of TOPrS claims, who in satisfaction of their contractual subordination will receive such consideration equal to 90% of such holders’ Allowed General Unsecured Claim, without accrued postpetition interest) shall receive New Common Stock and Discount Rights equal to 100% of such holders’ Allowed General Unsecured Claim plus applicable Postpetition Interest. The distribution of New Common Stock to holders of General Unsecured Claims will equal 77.3% of such holders’ Allowed General Unsecured Claim, and the remaining 22.7% of such claim will be satisfied through the pro rata distribution of Discount Rights. The distribution of New Common Stock and Discount Rights will be subject to certain rounding provisions.

Estimated Amount Of Allowed Claims:
$3.260 billion to $3.690 billion plus applicable accrued postpetition interest in the amount of $397 million[1]

Estimated Percentage Recovery:

100% of principal and applicable accrued postpetition interest through the earlier of the Confirmation Date or January 31, 2008, based on a distribution of New Common Stock at Plan Equity Value plus full participation in the Discount Rights Offering — See DS-xvii for the need to act promptly to take advantage of the Discount Rights.

The TOPrS subordination provisions will be deemed satisfied pursuant to the Plan, which will provide a recovery of 90% of the principal and accrued prepetition interest, but not accrued postpetition interest, to holders of TOPrS claims.

[1]	The Debtors believe that the maximum potential allowed Trade and Other Unsecured Claims will be reduced to no more than $1.45 billion by the Effective Date of the Plan (which is a condition to the Effective Date of the Plan), for a total of no more than $3.690 billion of Allowed General Unsecured Claims. If, however, the aggregate amount of allowed Trade and Other Unsecured Claims exceeds $1.45 billion, recoveries to General Unsecured Creditors may be reduced. See Section X – General Considerations And Risk Factors To Be Considered. This condition to the Effective Date of the Plan may be waived only after notice to the Creditors’ Committee which may dissent as to the waiver, in which, case the waiver would be reviewed by the Bankruptcy Court before being implemented. See Section XIV.B.3 – Waiver of Conditions to Confirmation or Consummation of the Plan.

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Class Description	Treatment Under Plan

GM Claims	Delphi and GM are party to two agreements that resolve issues arising from Delphi’s Separation from GM and address matters in Delphi and GM’s ongoing relationship. The Plan serves as a motion to approve those agreements. Under the Plan, for good and valuable consideration provided by GM under the Delphi-GM Definitive Documents, and in full settlement and satisfaction of the GM Claims, GM will receive all consideration set forth in the Delphi-GM Definitive Documents, including, without limitation, (1) $1.073 billion (in liquidation amount) in junior preferred securities, (2) $1.5 billion, of which at least $750 million will be in Cash and the remainder will be in a second lien note with market terms, (3) retention of the GM Surviving Claims as provided for in section 4.03 of the Settlement Agreement, (4) the effectuation of the IRC Section 414(l) assumption as provided for in section 2.03 of the Settlement Agreement, and (5) the releases as provided for in sections 3.01, 4.02, and 4.03 of the Settlement Agreement.

	Amount Of Allowed Claim:	Agreed Compromise
	Estimated Percentage Recovery:	Agreed Compromise

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Class Description	Treatment Under Plan

Section 510(b) Note Claims	Section 510(b) Note Claims arise from the securities actions consolidated in the multi-district litigation pending in the United States District Court for the Eastern District of Michigan and include claims asserted by current or former holders of the Senior Notes and TOPrS for damages or rescission in connection with the purchase or sale of those securities. Pursuant to the terms of the Securities Settlement (which resolves the claims and causes of action asserted by holders of Section 510(b) Note Claims and Section 510(b) Equity Claims), holders of Section 510(b) Note Claims and Section 510(b) Equity Claims will receive an Allowed Claim valued at $179 million. The Debtors will make a distribution of New Common Stock and Discount Rights, in the same proportion as the distribution of New Common Stock and Discount Rights made to holders of General Unsecured Claims, to fund that portion of the Securities Settlement reflecting the $179 million Allowed Claim, which will be divided between the Section 510(b) Note Claims and the Section 510(b) Equity Claims according to the Securities Settlement approved by the MDL Court. If any holder of a Section 510(b) Note Claim opts out of the Securities Settlement, and that holder has filed a claim that is ultimately allowed in the Chapter 11 Cases, then the holder of the Allowed Section 510(b) Opt Out Note Claim will receive a distribution, from the Securities Settlement, of New Common Stock and Discount Rights equal to the amount of the Allowed Section 510(b) Opt Out Note Claim in the same proportion as the distribution of New Common Stock and Discount Rights made to holders of General Unsecured Claims.

Estimated Recovery:
Allocated share of $179 million Allowed Claim

Estimated Percentage Recovery:
Agreed compromise which amounts to 100% recovery of principal amount of Allowed Claim based on a distribution of New Common Stock at Plan Equity Value plus full participation in the Discount Rights Offering — See DS-xvii for the need to act promptly to take advantage of the Discount Rights.

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Class Description	Treatment Under Plan

Intercompany Claims	An Intercompany Claim is a claim by Delphi or one or more of its affiliates against other Delphi affiliates on account of various matters incurred in the ordinary course of business. Under the Plan, at the option of Delphi with certain exceptions, Intercompany Claims will either be reinstated and treated in the ordinary course of business or eliminated, except that Intercompany Claims among Debtors that will be substantively consolidated as a Debtor group will be eliminated. The ultimate disposition of Intercompany Claims will be based upon business planning reasons of Reorganized Delphi and will not affect distributions to other creditors under the Plan.

	Estimated Amount Of Claims:	N/A
	Estimated Percentage Recovery:	N/A

Existing Common Stock	Delphi’s Existing Common Stock will be canceled on the Effective Date. Each Holder of an allowed interest with respect to Existing Common Stock will receive a pro rata distribution of (i) 461,552 shares of New Common Stock having an aggregate Plan Equity Value of $27.5 million, (ii) freely transferable six-month warrants to purchase an additional $1.0 billion of New Common Stock of Reorganized Delphi at an 9.0% premium to Plan Equity Value, (iii) freely transferable seven-year warrants to purchase 6,908,758 shares of New Common Stock of Reorganized Delphi (which comprises 5% of the fully diluted shares of Reorganized Delphi) at a 20.7% premium to Plan Equity Value, (iv) freely transferable ten-year warrants to purchase 2,819,901 shares of New Common Stock of Reorganized Delphi (which comprises 2% of the fully diluted shares of Reorganized Delphi) at Plan Equity Value, and (v) non-transferable par value rights to purchase up to 21,680,996 shares of the New Common Stock of Reorganized Delphi at Plan Equity Value.

	Estimated Recovery:	$348 Million

DS-xxvii

Class Description	Treatment Under Plan

Section 510(b) Equity Claims	Section 510(b) Equity Claims arise from the securities actions consolidated in the MDL and include claims by current or former holders of Delphi’s existing common stock for damages or rescission in connection with the purchase or sale of the common stock. Pursuant to the terms of the Securities Settlement (which resolves the claims and causes of action asserted by holders of Section 510(b) Note Claims and Section 510(b) Equity Claims), holders of Section 510(b) Note Claims and Section 510(b) Equity Claims will receive an Allowed Claim valued at $179 million. The Debtors will make a distribution of New Common Stock and Discount Rights, in the same proportion as the distribution of New Common Stock and Discount Rights made to holders of General Unsecured Claims, to fund that portion of the Securities Settlement reflecting the $179 million Allowed Claim, which will be divided between the Section 510(b) Note Claims and the Section 510(b) Equity Claims according to the Securities Settlement approved by the MDL Court. If any holder of a Section 510(b) Equity Claim opts out of the Securities Settlement, and that holder has filed a claim that is ultimately allowed in the Chapter 11 Cases, then the holder of the Allowed Section 510(b) Opt Out Equity Claim will receive a distribution, from the Securities Settlement, of New Common Stock and Discount Rights equal to the amount of the Allowed Section 510(b) Opt Out Equity Claim in the same proportion as the distribution of New Common Stock and Discount Rights made to holders of General Unsecured Claims.

Estimated Recovery:
Allocated share of $179 million Allowed Claim

Estimated Percentage Recovery:
Agreed compromise which amounts to 100% recovery of principal amount of Allowed Claim based on a distribution of New Common Stock at Plan Equity Value plus full participation in the Discount Rights Offering — See DS-xvii for the need to act promptly to take advantage of the Discount Rights.

DS-xxviii

Class Description	Treatment Under Plan

Section 510(b) ERISA Claims	Section 510(b) ERISA claims arise from the alleged failure of certain defendants to exercise their fiduciary duties in administering certain retirement plans’ investments in Delphi common stock. The ERISA based claims have been consolidated in the MDL. Pursuant to the terms of the ERISA Settlement, holders of Section 510(b) ERISA Claims will receive a claim valued at $24.5 million. The Debtors will make a distribution of New Common Stock and Discount Rights, in the same proportion as the distribution of New Common Stock and Discount Rights made to holders of General Unsecured Claims, to fund a portion of the ERISA Settlement, which will be distributed in accordance with the ERISA Settlement approved by the MDL Court.

Estimated Recovery:
$24.5 million Allowed Claim

Estimated Percentage Recovery:
Agreed compromise which amounts to 100% recovery of principal amount of Allowed Claim based on a distribution of New Common Stock at Plan Equity Value plus full participation in the Discount Rights Offering — See DS-xvii for the need to act promptly to take advantage of the Discount Rights.

Other Interests	Other Interests consist of all options, warrants, call rights, puts, awards, or other agreements to acquire existing Delphi common stock. Under the Plan, all Other Interests will be cancelled and holders of Other Interests will not receive a distribution under the Plan on account of such Other Interests.

	Percentage Recovery:	0%

Interests In Affiliate Debtors	Interests in affiliate debtors consist of any other stock, equity security, or ownership interest in any affiliate Debtor. Under the Plan, interests in affiliate Debtors will not be impaired or cancelled by the Plan.

	Estimated Amount Of Interests:	N/A
	Estimated Percentage Recovery:	N/A

DS-xxix

     THE DEBTORS , THE CREDITORS’ COMMITTEE, AND THE EQUITY COMMITTEE BELIEVE THAT THE PLAN PROVIDES THE BEST RECOVERIES POSSIBLE FOR THE HOLDERS OF CLAIMS AGAINST AND INTERESTS IN THE DEBTORS, AS APPLICABLE. EACH OF THE DEBTORS STRONGLY RECOMMENDS THAT YOU VOTE TO ACCEPT THE PLAN. THE CREDITORS’ COMMITTEE AND THE EQUITY COMMITTEE RECOMMEND THAT YOU VOTE TO ACCEPT THE PLAN.
     THE CREDITORS’ COMMITTEE HAS ENCLOSED A LETTER TO ALL HOLDERS OF GENERAL UNSECURED CLAIMS AGAINST THE DEBTORS TO PROVIDE INFORMATION REGARDING THE PLAN. THE CREDITORS’ COMMITTEE HAS ENCLOSED THAT LETTER TO HELP ALL GENERAL UNSECURED CREDITORS UNDERSTAND THE PLAN. THE CREDITORS’ COMMITTEE STRONGLY RECOMMENDS YOU READ ITS LETTER CAREFULLY BEFORE YOU VOTE.
     THE EQUITY COMMITTEE HAS ENCLOSED A LETTER TO ALL HOLDERS OF DELPHI COMMON STOCK TO PROVIDE INFORMATION REGARDING THE PLAN AND DISTRIBUTIONS TO HOLDERS OF DELPHI COMMON STOCK. THE EQUITY COMMITTEE STRONGLY RECOMMENDS YOU READ ITS LETTER CAREFULLY BEFORE YOU VOTE.

DS-xxix

TABLE OF CONTENTS

I.	INTRODUCTION			1
II.	BANKRUPTCY PLAN VOTING INSTRUCTIONS AND PROCEDURES			2
	A.	Definitions		2
	B.	Notice To Holders Of Claims And Interests		2
	C.	Solicitation Package		3
	D.	General Voting Procedures, Ballots, And Voting Deadline		3
	E.	Questions About Voting Procedures		4
	F.	Confirmation Hearing And Deadline For Objections To Confirmation		4
III.	DESCRIPTION OF DELPHI’S BUSINESSES			7
	A.	Overview Of Current Business Operations		7
	B.	Delphi Customer And Supplier Relationships		12
		1.	Delphi’s Relationship With Its Customers	12
		2.	Delphi’s Relationships With Its Suppliers	14
	C.	Current Corporate Structure Of The Debtors		16
		1.	Board Of Directors Of Delphi Corporation	16
		2.	Executive Management Of Delphi	19
IV.	HISTORICAL OVERVIEW OF DELPHI			23
	A.	Heritage		23
	B.	The Separation From GM		23
	C.	OEM Pattern Labor Agreements		24
	D.	Delphi’s Historical Business Operations		25
	E.	Events Leading To Commencement Of The Chapter 11 Cases And Historical Financial Results		28
		1.	U.S. Legacy Liabilities And Operational Restrictions	29
		2.	Competitive U.S. Vehicle Production Environment For U.S. OEMs	30
		3.	Increasing Commodity Prices	30
	F.	Decision To Seek Relief Under The Bankruptcy Code		30
	G.	Prepetition Capital Structure Of The Debtors		31
		1.	Prepetition Credit Facilities	31
		2.	Senior Unsecured Debt	32
		3.	Junior Subordinated Notes And Trust Preferred Securities	32
		4.	Other Material Debt Obligations	32
		5.	Equity	33
	H.	Prepetition Corporate Structure Of Delphi’s U.S. Entities		34
V.	DELPHI’S TRANSFORMATION PLAN			34
	A.	The Transformation Plan		34
	B.	The Paths To Delphi’s Transformation		36
	C.	The Framework Discussions		38
	D.	Negotiation Of The Framework Agreements		39
	E.	Labor Transformation		40
		1.	The 1113/1114 Motion	40
		2.	The Attrition Programs	40
		3.	Labor Settlement Agreements	42

DS-xxxi

	F.	GM Transformation		54
		1.	Investigation Into GM Claims And Causes Of Action	54
		2.	Global Settlement Agreement And Master Restructuring Agreement With GM	61
	G.	Product Portfolio Transformation		87
	H.	Cost Structure Transformation		90
		1.	SG&A Realignment	91
		2.	Salaried Employee Compensation Program	92
	I.	Pension Transformation		107
VI.	DELPHI’S BUSINESS PLAN			110
	A.	Developing The Business Plan		110
		1.	Creation Of The Business Plan	111
		2.	Development Of The Revenue Plan	111
	B.	Key Business Plan Assumptions		113
	C.	Outlook From The Business Plan		114
	D.	Amendments To Final Business Plan		114
		1.	GMNA Production Volume	115
		2.	Revised Capital Structure	116
VII.	PLAN INVESTOR AND EXIT FINANCING ARRANGEMENTS			117
	A.	The Original EPCA		117
		1.	Terms Of The Original EPCA	117
		2.	Terms Of The PSA	118
		3.	Termination Of The Original EPCA And PSA	118
	B.	The Investment Agreement		118
		1.	Events Leading To Formation And Approval Of The Investment Agreement	118
		2.	Terms Of The Investment Agreement	119
		3.	Amendment To The Investment Agreement	120
	C.	Rights Offerings		122
		1.	Eligibility For Participation In Rights Offerings	123
		2.	Issuance Of Rights	123
		3.	Rights Offering Period	123
		4.	Exercise Of Rights	123
		5.	Alternatives To Exercising The Rights	124
		6.	Use Of Par Value Rights Offering Proceeds	124
		7.	Distribution Of Rights Offering Shares	125
	D.	Exit Financing		125
VIII.	THE CHAPTER 11 CASES			127
	A.	Continuation Of Business; Stay Of Litigation		127
	B.	Chapter 11 Stakeholders		128
	C.	Summary Of Certain Relief Obtained At The Outset Of The Chapter 11 Cases		128
		1.	First Day Orders	128
		2.	Appointment Of Statutory Committees	130
		3.	Postpetition Financing	131
	D.	Other Significant Events During The Chapter 11 Cases		133

DS-xxxii

		1.	GM Matters	133
		2.	Labor Unions And Collective Bargaining Agreements	134
		3.	Investigations, MDL Proceedings, And Settlements	134
		4.	Maintaining Relationships With Suppliers	142
		5.	Disposition Of Assets	144
		6.	Real Property And Related Matters	147
		7.	Global Events	147
		8.	The Joint Interest Agreements	148
		9.	Exclusivity	148
		10.	Preserving Estate Causes Of Action	148
	E.	Summary Of Claims Process		153
		1.	Schedules Of Assets And Liabilities And Statements Of Financial Affairs	153
		2.	Claims Bar Date	153
		3.	Proofs Of Claim And Other Claims	155
		4.	Claims Reconciliation Progress	155
		5.	Claims Objection Procedures And Estimation Procedures Motion	156
		6.	Key Classes Of Claims	157
	F.	Professional Fees		160
IX.	SUMMARY OF THE REORGANIZATION PLAN			161
	A.	Introduction		161
	B.	Overall Structure Of The Plan		162
		1.	Settlements Embodied In The Plan	162
		2.	The Plan Investors’ Investment	164
	C.	Substantive Consolidation Of Certain Debtors		164
	D.	Classification Of Claims And Interests		169
		1.	The Debtors	169
		2.	Classification Of Claims Against And Equity Interests In The Debtors	170
	E.	Treatment Of Claims And Interests Under The Plan		171
		1.	Treatment Of Unclassified Claims	171
		2.	Treatment Of Classified Claims And Interests	173
	F.	Means For Implementation Of The Plan		180
		1.	Continued Corporate Existence	180
		2.	Restructuring Transactions	181
		3.	Certificate Of Incorporation And Bylaws	184
		4.	Directors And Executive Chair Of Reorganized Delphi	184
		5.	Officers Of Reorganized Delphi	187
		6.	Directors And Officers Of Affiliate Debtors	187
		7.	Employment, Retirement, Indemnification, And Other Agreements And Incentive Compensation Programs	188
		8.	Procedures For Asserting SERP Claims	188
		9.	Cancellation Of Existing Securities And Agreements	188
		10.	Plan Investors’ Contribution	189
		11.	Sources Of Cash For Plan Distributions	189
		12.	Establishment Of Cash Reserve	189

DS-xxxiii

	13.	Post-Effective Date Financing	189
	14.	Rights Offerings	190
	15.	Issuance Of Stock In Reorganized Delphi	193
	16.	Issuance Of New Preferred Stock	194
	17.	New Warrants	194
	18.	MDL Settlements	195
	19.	GM Settlement	196
	20.	Collective Bargaining Agreements	197
	21.	Pension	198
	22.	OPEB	199
	23.	Preservation Of Causes Of Action	200
	24.	Reservation Of Rights	201
	25.	Exclusivity Period	201
	26.	Corporate Action	201
	27.	Effectuating Documents; Further Transactions	201
	28.	Consummation Of Divestiture Transaction	201
	29.	Exemption From Certain Transfer Taxes And Recording Fees	201
	30.	Trade And Other Unsecured Claims Threshold	202
G.	Unexpired Leases And Executory Contracts		202
	1.	Assumed And Rejected Leases And Contracts	202
	2.	Payments Related To Assumption Of Executory Contracts And Unexpired Leases	203
	3.	Rejection Damages Bar Date	205
	4.	Assumption and Assignment of Divestiture-Related Executory Contracts and Unexpired Leases	205
H.	Provisions Governing Distributions		206
	1.	Time Of Distributions	206
	2.	No Interest On Disputed Claims	206
	3.	Disbursing Agent	206
	4.	Surrender Of Securities Or Instruments	206
	5.	Services Of Indenture Trustees, Agents, And Servicers	207
	6.	Claims Administration Responsibility	207
	7.	Delivery Of Distributions	208
	8.	Procedures For Treating And Resolving Disputed And Contingent Claims And Interests	209
	9.	Section 510(b) Opt Out Claims	212
	10.	Fractional Securities	212
I.	Allowance And Payment Of Certain Administrative Claims		212
	1.	DIP Facility Claims	212
	2.	Investment Agreement Claims	213
	3.	Professional Claims	213
	4.	Substantial Contribution Compensation And Expenses Bar Date	214
	5.	Other Administrative Claims	215
J.	Effect Of The Plan On Claims And Interests		215
	1.	Revesting Of Assets	215
	2.	Discharge Of Debtors	216

DS-xxxiv

		3.	Compromises And Settlements	216
		4.	Release By Debtors Of Certain Parties	216
		5.	Release By Holders Of Claims And Interests	218
		6.	Release By Unions	218
		7.	Release Of GM By Debtors And Third Parties	219
		8.	Release And Exculpation Of Plan Investors	219
		9.	Setoffs	219
		10.	Subordination Rights	220
		11.	Exculpation And Limitation Of Liability	220
		12.	Indemnification Obligations	221
		13.	Exclusions And Limitations On Exculpation, Indemnification, And Releases	222
		14.	Injunction	222
X.	GENERAL CONSIDERATIONS AND RISK FACTORS TO BE CONSIDERED			223
	A.	General Considerations		223
	B.	Certain Bankruptcy Considerations		223
	C.	Business Factors And Competitive Conditions		224
		1.	The Cyclical Nature Of Automotive Sales And Production Can Adversely Affect Delphi’s Business	224
		2.	The Recent Subprime Mortgage Crisis, Decline In Residential Real Estate Values, Any Changes In Consumer Credit Availability, Or Cost Of Borrowing Could Adversely Affect Delphi’s Business	225
		3.	Drop In The Market Share And Changes In Product Mix Offered By Delphi’s Customers Can Impact Delphi’s Revenues	225
		4.	Delphi Depends On General Motors Corporation As A Customer, And Delphi May Not Be Successful At Attracting New Customers	225
		5.	Continued Pricing Pressures, OEM Cost Reduction Initiatives, And Ability Of OEMs To Resource Or Cancel Vehicle Programs May Result In Lower Than Anticipated Margins, Or Losses, Which May Have A Significant Negative Impact On Delphi’s Business	226
		6.	Delphi Operates In The Highly Competitive Automotive Supply Industry	226
		7.	Certain Disruptions In Supply Of And Changes In The Competitive Environment For Raw Materials Integral To Delphi’s Products May Adversely Affect Delphi’s Profitability	227
		8.	Delphi May Not Be Able To Respond Quickly Enough To Changes In Technology And Technological Risks, And To Develop Its Intellectual Property Into Commercially Viable Products	228
		9.	Delphi May Not Succeed In Its Attempts To Improve Its Cost Structure	228
		10.	Delphi May Suffer Future Asset Impairment And Other Restructuring Charges, Including Write Downs Of Goodwill Or Intangible Assets	229
		11.	Employee Strikes And Labor Related Disruptions May Adversely Affect Delphi’s Operations	229

DS-xxxv

		12.	Delphi May Lose Or Fail To Attract And Retain Key Salaried Employees And Management Personnel	229
		13.	Delphi May Incur Material Losses And Costs As A Result Of Warranty Claims And Product Liability And Intellectual Property Infringement Actions That May Be Brought Against It	229
		14.	Delphi May Identify The Need For Additional Environmental Remediation Relating To Transformation Activities	230
		15.	Failure To Achieve And Maintain Effective Internal Controls In Accordance With Section 404 Of The Sarbanes-Oxley Act Of 2002 Could Have A Material Effect On Delphi’s Business	231
		16.	Delphi Faces Risks Associated With Doing Business In Non-U.S. Jurisdictions	232
		17.	Delphi’s Substantial Global Operations Means The Company Is Exposed To Foreign Currency Fluctuations Which May Affect The Company’s Financial Results	232
	D.	Inherent Uncertainty Of Financial Projections		232
	E.	Sources And Uses Of Cash For Plan Distributions		234
	F.	Access To Financing And Trade Terms		234
	G.	Claims Estimations		235
	H.	Value Of, And Market For, New Common Stock		235
	I.	Potential Dilution Caused By Options Or Warrants		236
	J.	Potential Dilution Caused By Distribution Of New Common Stock With Respect To Trade And Other Unsecured Claims In Excess Of $1.45 Billion		236
	K.	Potential Ownership Change		237
	L.	Tax Planning		237
	M.	Dividends		237
XI.	SECURITIES LAW MATTERS			237
	A.	Issuance Of New Securities		237
	B.	Subsequent Transfers Of New Common Stock		238
XII.	CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN			239
	A.	United States Federal Income Tax Consequences To The Debtors		240
		1.	Cancellation Of Indebtedness Income	240
		2.	Net Operating Losses-Section 382	241
	B.	United States Federal Income Tax Consequences To Holders Of Claims Against And Interests In The Debtors		242
		1.	Holders Of General Unsecured Claims Other Than Subordinated Note Claims	243
		2.	Holders Of Subordinated Note Claims	244
		3.	Existing Common Stockholders	245
		4.	Holders Of Other Interests	246
		5.	Holders Of Section 510(b) Note Claims And Section 510(b) Equity Claims	246
		6.	Holders Of Section 510(b) ERISA Claims	247

DS-xxxvi

		7.	Ownership And Disposition Of New Common Stock, Additional New Common Stock, Rights, And New Warrants	247
		8.	Information Reporting And Backup Withholding	249
	C.	Importance Of Obtaining Professional Tax Assistance		249
XIII.	FEASIBILITY OF THE PLAN AND THE BEST INTERESTS TEST			250
	A.	Feasibility Of The Plan		250
	B.	Acceptance Of The Plan		251
	C.	Best Interests Test		251
	D.	Estimated Valuation Of The Reorganized Debtors		252
	E.	Application Of The Best Interests Test To The Liquidation Analysis And The Valuation Of The Reorganized Debtors		252
		1.	Overview	252
		2.	Comparison Of Liquidation Analysis And Valuation Analysis	253
XIV.	CONFIRMATION			254
	A.	Confirmation Without Acceptance Of All Impaired Classes: The “Cramdown” Alternative		254
	B.	Conditions To Confirmation And Consummation Of The Plan		255
		1.	Conditions To Confirmation	255
		2.	Conditions To The Effective Date	256
	C.	Waiver Of Conditions To Confirmation And Consummation Of The Plan		257
	D.	Retention Of Jurisdiction		257
XV.	ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN			259
	A.	Continuation Of The Bankruptcy Case		260
	B.	Alternative Plans Of Reorganization		260
	C.	Liquidation Under Chapter 7 Or Chapter 11		260
XVI.	VOTING REQUIREMENTS			261
	A.	Parties-In-Interest Entitled To Vote		262
	B.	Classes Impaired Under The Plan		263
		1.	Voting Impaired Classes Of Claims	263
		2.	Unimpaired Classes Of Claims	263
		3.	Impaired Classes Of Claims And Interests Deemed To Reject The Plan	263
		4.	Presumed Acceptance By Certain Classes Of Interests	264
XVII.	CONCLUSION			264
	A.	Hearing On And Objections To Confirmation		264
		1.	Confirmation Hearing	264
		2.	Date Set For Filing Objections To Confirmation Of The Plan	264
	B.	Recommendation		264

DS-xxxvii

APPENDICES

Appendix A	—	Joint Plan Of Reorganization Of
Delphi Corporation And Certain Affiliates, Debtors And Debtors-In-Possession

Appendix B	—	Historical Financial Results

Appendix C	—	Financial Projections

Appendix D	—	Valuation Analysis

Appendix E	—	Liquidation Analysis

DS-xxxviii

I. INTRODUCTION
     Delphi and the Affiliate Debtors submit this disclosure statement (the “Disclosure Statement”) pursuant to section 1125 of title 11 of the United States Code, 11 U.S.C. §§ 101-1330, as amended and in effect on October 8, 2005 (the “Bankruptcy Code”), for use in the solicitation of votes on the Joint Plan Of Reorganization Of Delphi Corporation And Certain Affiliates, Debtors And Debtors-in-Possession, proposed by the Debtors and filed with the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”). A copy of the Plan is annexed hereto as Appendix A.
     This Disclosure Statement sets forth certain information regarding the Debtors’ prepetition operating and financial history, the need to seek chapter 11 protection, significant events that have occurred during the Chapter 11 Cases, and the anticipated organization and operations of the Reorganized Debtors. This Disclosure Statement also describes terms and provisions of the Plan, including certain alternatives to the Plan, certain effects of confirmation of the Plan, certain risk factors associated with securities to be issued under the Plan, and the manner in which distributions will be made under the Plan. In addition, this Disclosure Statement discusses the confirmation process and the voting procedures that holders of Claims and Interests in Impaired Classes must follow for their votes to be counted.
     FOR A DESCRIPTION OF THE PLAN AND VARIOUS RISK AND OTHER FACTORS PERTAINING TO THE PLAN AS IT RELATES TO HOLDERS OF CLAIMS AGAINST AND INTERESTS IN THE DEBTORS, SEE SECTION IX – SUMMARY OF THE REORGANIZATION PLAN AND SECTION X – GENERAL CONSIDERATIONS AND RISK FACTORS TO BE CONSIDERED.
     THIS DISCLOSURE STATEMENT CONTAINS SUMMARIES OF CERTAIN PROVISIONS OF THE PLAN, CERTAIN STATUTORY PROVISIONS, CERTAIN DOCUMENTS RELATED TO THE PLAN, CERTAIN EVENTS IN THE CHAPTER 11 CASES, AND CERTAIN FINANCIAL INFORMATION. ALTHOUGH THE DEBTORS BELIEVE THAT SUCH SUMMARIES ARE FAIR AND ACCURATE, SUCH SUMMARIES ARE QUALIFIED TO THE EXTENT THAT THEY DO NOT SET FORTH THE ENTIRE TEXT OF SUCH DOCUMENTS OR STATUTORY PROVISIONS. FACTUAL INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT HAS BEEN PROVIDED BY THE DEBTORS’ MANAGEMENT, EXCEPT WHERE OTHERWISE SPECIFICALLY NOTED. THE DEBTORS DO NOT WARRANT OR REPRESENT THAT THE INFORMATION CONTAINED HEREIN, INCLUDING THE FINANCIAL INFORMATION, IS WITHOUT ANY MATERIAL INACCURACY OR OMISSION.

II. BANKRUPTCY PLAN VOTING INSTRUCTIONS AND PROCEDURES
     A. Definitions
     Except as otherwise provided herein, capitalized terms used and not otherwise defined in this Disclosure Statement have the meanings ascribed to them in the Plan. In addition, all references in this Disclosure Statement to monetary figures refer to United States of America currency unless otherwise expressly provided.
     B. Notice To Holders Of Claims And Interests
     This Disclosure Statement is being transmitted to certain holders of Claims and Interests for the purpose of soliciting votes on the Plan and to others for informational purposes. The purpose of this Disclosure Statement is to provide adequate information to enable the holder of a Claim against, or Interest in, the Debtors to make a reasonably informed decision with respect to the Plan prior to exercising the right to vote to accept or reject the Plan.
     The Bankruptcy Court approved this Disclosure Statement as containing information of a kind and in sufficient and adequate detail to enable holders of Claims and Interests who are entitled to vote on the Plan to make an informed judgment with respect to acceptance or rejection of the Plan. THE BANKRUPTCY COURT’S APPROVAL OF THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE EITHER A GUARANTY OF THE ACCURACY OR COMPLETENESS OF THE INFORMATION CONTAINED HEREIN OR AN ENDORSEMENT OF THE PLAN BY THE BANKRUPTCY COURT.
     ALL HOLDERS OF CLAIMS AND INTERESTS WHO ARE ENTITLED TO VOTE ARE ENCOURAGED TO READ THIS DISCLOSURE STATEMENT AND ITS APPENDICES CAREFULLY AND IN THEIR ENTIRETY BEFORE DECIDING TO VOTE EITHER TO ACCEPT OR TO REJECT THE PLAN. This Disclosure Statement contains important information about the Plan, considerations pertinent to acceptance or rejection of the Plan, and developments concerning the Chapter 11 Cases.
     THIS DISCLOSURE STATEMENT AND THE OTHER MATERIALS INCLUDED IN THE SOLICITATION PACKAGE ARE THE ONLY DOCUMENTS AUTHORIZED BY THE COURT TO BE USED IN CONNECTION WITH THE SOLICITATION OF VOTES ON THE PLAN. No solicitation of votes may be made except after distribution of this Disclosure Statement, and no person has been authorized to distribute any information concerning the Debtors or the Plan other than the information contained herein.
     CERTAIN OF THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT IS BY ITS NATURE FORWARD-LOOKING AND CONTAINS ESTIMATES, ASSUMPTIONS, AND PROJECTIONS THAT MAY BE MATERIALLY DIFFERENT FROM ACTUAL, FUTURE RESULTS. Except with respect to the projections set forth in Appendix C attached hereto (the “Projections”), and except as otherwise specifically and expressly stated herein, this Disclosure Statement does not reflect any events that may occur subsequent to the date hereof whether or not such events have a material impact on the information contained in this Disclosure Statement. Neither the Debtors nor the Reorganized Debtors intend to update the Projections for the purposes of soliciting votes on the Plan; thus, the Projections will not reflect the impact of any subsequent events not already accounted for in the assumptions underlying the Projections. Further, the Debtors do not anticipate that any amendments or supplements to this Disclosure Statement will be distributed to reflect such occurrences. Accordingly, the delivery of this Disclosure Statement does not under any circumstance imply that the information herein is correct or complete as of any time subsequent to the date hereof.
     EXCEPT WHERE SPECIFICALLY NOTED, THE FINANCIAL INFORMATION CONTAINED HEREIN HAS NOT BEEN AUDITED BY A CERTIFIED PUBLIC ACCOUNTANT AND MAY NOT HAVE BEEN PREPARED IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES.
     C. Solicitation Package
     Accompanying this Disclosure Statement are, among other things, copies of (1) the Plan (Appendix A hereto); (2) the notice of, among other things, the time for submitting Ballots to accept or reject the Plan; the date, time and place of the hearing to consider the confirmation of the Plan and related matters; and the time for filing objections to the confirmation of the Plan (the “Confirmation Hearing Notice”); and (3) for those entitled to vote, one or more Ballots (and return envelopes) to be used in voting to accept or to reject the Plan.
     D. General Voting Procedures, Ballots, And Voting Deadline
     After carefully reviewing the Plan, this Disclosure Statement, and (if you are entitled to vote) the detailed instructions accompanying your Ballot, please indicate your acceptance or rejection of the Plan by checking the appropriate box on the enclosed Ballot. Please complete and sign your original Ballot (copies will not be accepted), and return it in the envelope provided. You must provide all of the information requested by the appropriate Ballot. Failure to do so may result in the disqualification of your vote on such Ballot. Each Ballot has been coded to reflect the Class of Claims or Interests it represents. Accordingly, in voting to accept or reject the Plan, you must use only the coded Ballot or Ballots sent to you with this Disclosure Statement.
     TO ENSURE THAT YOUR VOTE IS COUNTED, YOU MUST PROPERLY COMPLETE YOUR BALLOT AS SET FORTH ABOVE AND IN ACCORDANCE WITH THE VOTING INSTRUCTIONS ON THE BALLOT AND RETURN IT SO THAT IT IS ACTUALLY RECEIVED NO LATER THAN JANUARY 11, 2008 AT 7:00 P.M. (PREVAILING EASTERN TIME) (THE “VOTING DEADLINE”) BY THE VOTING AGENT RESPONSIBLE FOR COLLECTING BALLOTS PERTAINING TO YOUR CLAIM OR INTEREST. KURTZMAN CARSON CONSULTANTS LLC IS THE VOTING AGENT FOR ALL CREDITORS EXCEPT NOTEHOLDERS. FINANCIAL BALLOTING GROUP LLC IS THE VOTING AGENT FOR NOTEHOLDERS AND EQUITY INTEREST HOLDERS (HOLDERS OF DELPHI COMMON STOCK). YOUR BALLOT CONTAINS THE CONTACT INFORMATION FOR THE VOTING AGENT RESPONSIBLE FOR COLLECTING BALLOTS PERTAINING TO YOUR CLAIM. THE CONTACT INFORMATION FOR BOTH VOTING AGENTS IS ALSO LISTED BELOW.

     BALLOTS RECEIVED AFTER THE VOTING DEADLINE WILL NOT BE COUNTED. BALLOTS SHOULD NOT BE DELIVERED DIRECTLY TO THE DEBTORS, THE COURT, THE STATUTORY COMMITTEES, COUNSEL TO THE DEBTORS, OR COUNSEL TO THE STATUTORY COMMITTEES.
     E. Questions About Voting Procedures
     If (1) you have any questions about (a) the procedure for voting your Claim, (b) the packet of materials that you have received, or (c) the amount of your Claim holdings or (2) you wish to obtain an additional copy of the Plan, this Disclosure Statement, or any appendices or exhibits to such documents, please contact:

All Creditors except Noteholders:	Noteholders and Equity Interest Holders
(Holders of Delphi Common Stock):

Kurtzman Carson Consultants LLC	Financial Balloting Group LLC
2335 Alaska Avenue	757 Third Avenue, 3rd Floor
El Segundo, California 90245	New York, New York 10017
Att’n: Delphi Corporation	Att’n: Delphi Corporation Ballot
Telephone: (888) 249-2691	Tabulation
Fax: (310) 751-1856	Telephone: (866) 486-1727.
www.delphidocket.com	www.fbgllc.com
     FOR FURTHER INFORMATION AND INSTRUCTION ON VOTING TO ACCEPT OR REJECT THE PLAN, SEE SECTION XVI– VOTING REQUIREMENTS.
     F. Confirmation Hearing And Deadline For Objections To Confirmation
     Pursuant to section 1128 of the Bankruptcy Code and Federal Rule of Bankruptcy Procedure 3017(c), the Bankruptcy Court has scheduled the Confirmation Hearing to begin on January 17, 2008, at 10:00 a.m. (prevailing Eastern time) before the Honorable Robert D. Drain, United States Bankruptcy Judge, at the United States Bankruptcy Court for the Southern District of New York, One Bowling Green, New York, New York 10004. The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for the announcement of the adjournment date made at the Confirmation Hearing or at any subsequent adjourned Confirmation Hearing. The Bankruptcy Court has directed that objections, if any, to confirmation of the Plan be filed with the Clerk of the Bankruptcy Court and served so that they are ACTUALLY RECEIVED on or before January 11, 2008, at 4:00 p.m. (prevailing Eastern time) by:

Counsel for the Debtors

Skadden, Arps, Slate, Meagher & Flom LLP
333 West Wacker Drive
Suite 2100
Chicago, Illinois 60606-1285
Att’n: John Wm. Butler, Jr.
George N. Panagakis
Ron E. Meisler
Nathan L. Stuart

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Att’n: Kayalyn A. Marafioti
Thomas J. Matz

United States Trustee

The Office of the United States Trustee
33 Whitehall Street
21st Floor
New York, New York 10004
Att’n: Alicia M. Leonhard

Counsel for the Creditors’ Committee

Latham & Watkins LLP
885 Third Avenue
New York, New York 10022
Att’n: Robert J. Rosenberg
Mitchell A. Seider
Mark A. Broude

Counsel for the Equity Committee

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, New York 10004
Att’n: Brad E. Scheler
Bonnie K. Steingart
Vivek Melwani

Counsel for the Postpetition Lenders

Davis Polk & Wardwell
450 Lexington Avenue
New York, New York 10022
Att’n: Donald S. Bernstein
Brian M. Resnick

Counsel for the Exit Lenders

Simpson Thacher & Bartlet LLP
425 Lexington Avenue
New York, New York 10017-3954
Att’n: Kenneth S. Ziman

Plan Investors

A-D Acquisition Holdings, LLC
c/o Appaloosa Management L.P.
26 Main Street
Chatham, New Jersey 07928
Att’n: James E. Bolin

with a copy to counsel:

White & Case LLP
Wachovia Financial Center
200 South Biscayne Boulevard, Suite 4900
Miami, Florida 33131-2352
Att’n: Thomas E. Lauria
Michael C. Shepherd

White & Case LLP

1155 Avenue of the Americas
New York, New York 10036-2787
Att’n: Gerard H. Uzzi
Glenn M. Kurtz
Douglas P. Baumstein

Counsel for General Motors Corporation

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Att’n: Jeffrey L. Tanenbaum
Michael P. Kessler
Robert J. Lemons

III. DESCRIPTION OF DELPHI’S BUSINESSES
     A. Overview Of Current Business Operations
     Delphi is a leading global technology innovator with significant engineering resources and technical competencies in a variety of disciplines. The Company is one of the largest global suppliers of vehicle electronics, transportation components, integrated systems and modules, and other electronic technology. Technology developed and products manufactured by Delphi are changing the way drivers interact with their vehicles. Delphi is a leader in the breadth and depth of technology to help make cars and trucks smarter, safer, and better. The Company supplies products to nearly every major global automotive original equipment manufacturer.
     Delphi’s current product offerings are organized in the following six business segments: Electrical/Electronic Architecture, Powertrain Systems, Electronics and Safety, Thermal Systems, Steering, and Automotive Holdings Group. Delphi’s product segment offerings and principal competitors as of December 31, 2006 are described below. In addition to the six segment product reporting, Delphi has product sales in the automotive aftermarket, commercial vehicles, computer/peripherals, consumer electronics, medical device, and military/aerospace industries.

Electrical/Electronic Architecture. The Electrical/Electronic Architecture segment accounted for $5,365 million, $5,310 million, and $5,520 million of Delphi’s 2006, 2005, and 2004 sales, respectively. This segment offers complete electrical/electronic architectures for Delphi’s customer-specific needs that help reduce production cost, weight, and mass, and improve reliability and ease of assembly. Delphi’s high quality connectors are engineered primarily for use in the automotive and related markets, but also have applications in the aerospace, military, and telematics sectors. Delphi’s electrical centers provide centralized electrical power and signal distribution and all of the associated circuit protection and switching devices, thereby optimizing the overall vehicle electrical system. Delphi’s distribution systems are integrated into one optimized vehicle electrical system utilizing smaller cable and gauge sizes and ultra-thin wall insulation. Delphi’s principal competitors in the Electrical/Electronic Architecture segment include Lear Corporation, Molex Inc., Sumitomo, Tyco International, Valeo Inc., and Yazaki Corporation.
Powertrain Systems. The Powertrain Systems segment accounted for $5,218 million, $5,310 million, and $6,139 million of Delphi’s 2006, 2005, and 2004 sales, respectively. This segment offers high quality products for complete engine management systems (“EMS”) to help optimize performance, emissions, and fuel economy. The products include gasoline and diesel EMS, fuel handling systems, and evaporative emissions systems. Delphi’s gasoline EMS portfolio features fuel injection and air/fuel control, valve train, ignition, sensors and actuators, transmission control products, exhaust systems, and powertrain electronic control modules with software, algorithms, and calibration. Delphi’s diesel EMS product line offers high quality common rail system technologies which are selected by many of the world’s top automakers. Delphi supplies integrated fuel handling systems for gasoline, diesel, flexfuel, and biofuel configurations. Delphi has innovative evaporative emissions systems that are recognized as industry-leading technologies by Delphi’s customers in North America and Europe. Delphi’s principal competitors in the Powertrain Systems segment include Bosch Group, Continental VDO, Denso Corporation, and Magneti Marelli Powertrain USA, Inc.
Electronics and Safety. The Electronics and Safety segment accounted for $4,899 million, $5,120 million, and $5,322 million of Delphi’s 2006, 2005, and 2004 sales, respectively. This business segment offers a wide range of electronic and safety equipment in the areas of controls, security, entertainment, communications, and safety systems. Delphi’s controls and security products primarily consist of body computers, security systems, and mechatronics (interior switches, integrated center panels, and gear shift sensors). Delphi’s entertainment and communications business primarily consists of advanced reception systems, digital receivers, satellite audio receivers, navigation systems, rear-seat entertainment, and wireless connectivity. Delphi’s safety systems primarily consist of airbags, occupant detection systems, collision warning systems, advanced cruise control technologies, safety electronics, seat belts, and steering wheels. Delphi’s principal competitors in the Electronics and Safety segment include Autoliv Inc., Bosch Group, Continental AG, Denso Corporation, TRW Automotive, and Valeo Inc.

Thermal Systems. The Thermal Systems segment accounted for $2,387 million, $2,341 million, and $2,352 million of Delphi’s 2006, 2005, and 2004 sales, respectively. This segment offers energy efficient thermal system and component solutions for the automotive market and continues to develop applications for the non-automotive market. Delphi’s Automotive Thermal Products are designed to meet customers’ needs for powertrain thermal management and cabin thermal comfort (climate control). Main powertrain cooling products include condenser, radiator, and fan module assemblies and components, which include radiators, condensers, and charge air cooling heat exchangers. The climate control portfolio includes HVAC modules with evaporator and heater core components, compressors, and controls. Delphi’s principal competitors in the thermal automotive segment include Behr GmbH & Co. KG, Denso Corporation, Valeo Inc., and Visteon Corporation.
Steering. The Steering segment accounted for $2,592 million, $2,612 million, and $2,896 million of Delphi’s 2006, 2005, and 2004 sales, respectively. This business segment offers halfshaft and steering system products. Delphi’s global halfshaft manufacturing and design capabilities meet stringent durability and packaging requirements for a diverse customer base. Delphi’s halfshaft products provide high quality performance for a wide range of torque capacities offering an improved steering feel and enhanced handling characteristics. Delphi’s major competitors in halfshafts include GKN Driveline and NTN Corporation. Delphi’s steering system products include steering columns, intermediate shafts, rack and pinion gears, integral gears, power steering pumps, power steering hoses, and electric power steering. Delphi is a world leader in the development of “wheel-to-wheel” solutions for OEMs that enhance safety, driver comfort and convenience, and fuel efficiency. Delphi’s principal competitors in steering systems include JTEKT Corporation, Mando Corporation, NSK Corporation, ThyssenKrupp Presta, TRW Automotive, and ZF Friedrichshafen AG.
Automotive Holdings Group. The Automotive Holdings Group (“AHG”) accounted for $5,635 million, $5,692 million, and $6,134 million of Delphi’s 2006, 2005, and 2004 sales, respectively. AHG is comprised of select plant sites and non-core product lines that Delphi will seek to sell or wind down. Examples of AHG manufactured products include: suspensions, brakes, bearings, spark plugs, instrument panels, cockpits, and closure systems. AHG’s sales are predominantly to GM or Tier 1 suppliers that ultimately sell Delphi’s products to GM.
     Delphi’s world headquarters is in Troy, Michigan. Delphi also maintains regional headquarters in Sao Paulo, Brazil; Shanghai, China; and Bascharage, Luxembourg. Excluding Delphi’s joint ventures and other investments, as of December 31, 2006, Delphi maintained approximately 300 sites in 36 countries throughout the world, including manufacturing facilities, technical centers, customer centers, and sales offices. Delphi’s business segments share many of the manufacturing facilities throughout the world. Delphi owns its world headquarters. As of December 31, 2006, of the remaining approximately 299 sites, 33 were owned and 53 were leased in the U.S. and Canada, 31 were owned and 17 were leased in Mexico, 36 were owned and 78 were leased in Europe/Middle East/Africa, ten were owned and seven were leased in South America, and nine were owned and 25 were leased in Asia/Pacific.

     As of December 31, 2006, Delphi employed approximately 171,400 people, of whom approximately 36,700 were salaried employees and approximately 134,700 were hourly employees. On a comparable basis, as of December 31, 2005, Delphi employed approximately 184,200 people, of whom approximately 37,200 were salaried employees and approximately 147,000 were hourly employees.
     When the Chapter 11 Cases commenced, nearly all of the Debtors’ approximately 34,750 hourly employees in the United States were represented by three principal unions. The United Automobile, Aerospace and Agricultural Implement Workers of America (“UAW”) represented approximately 70% of the Debtors’ hourly workforce, the International Union of Electronic, Electrical, Salaried, Machine and Furniture Workers-Communications Workers of America (“IUE-CWA”) represented approximately 25% of the hourly workforce, and the United Steelworkers of America, Local 87 (the “USW”) represented nearly 3% of the hourly workforce. The Debtors had master collective bargaining agreements with each of these three unions, as well as “local agreements” with affiliated local unions covering primarily local issues that are worksite or business-specific. The Debtors also had collective bargaining agreements with four other unions representing a smaller segment of the U.S. hourly workforce – the International Association of Machinists and Aerospace Workers (the “IAM”), the International Brotherhood of Electrical Workers (the “IBEW”), the International Union of Operating Engineers (the “IUOE”), and the Electronic and Space Technicians (the “EAST”) (six of the foregoing seven unions (the UAW, IUE-CWA, USW, IAM, IBEW, and IUOE) being referred to herein collectively as the “Unions”).
     Within the United States, as of June 30, 2007, Delphi had approximately 31,000 employees at approximately 38 manufacturing sites (including idled and non-Union facilities) in 13 states, ten technical centers, and its world headquarters in Troy, Michigan. Approximately

18,700 of these are production and skilled employees represented primarily by the UAW, IUE-CWA, and USW at Delphi’s manufacturing sites. The remainder are primarily salaried and management employees, including engineers, management employees, and employees who perform Delphi’s sales, general, and administration (“SG&A”) functions.
     Since the commencement of these Chapter 11 Cases, the Debtors have continued to operate their businesses. Despite a challenging environment, Delphi’s financial performance during the pendency of these Chapter 11 Cases has met or exceeded its short-term financial projections. In addition, the Company has not only maintained its important and vital relationships with its customers, which have been a component of its positive financial performance during these Chapter 11 Cases, but also has continued to book new business critical to its future. Delphi’s 2007 new business bookings have consistently increased during the year and are above Delphi’s 2007 business plan target.
     The Company attributes its ability to meet and exceed its financial projections, in part, to its adherence to a disciplined budgeting/forecasting process whereby the corporation’s product business unit leaders, divisional heads, and corporate staff heads are asked to “own” the commitments they make in the budget business plan, coupled with the dependence of executive incentive compensation on meeting those commitments. In addition, the Company’s revenue plans incorporated within its financial plans are developed with input from third party econometric forecasts to help ensure the validity of certain assumptions, particularly vehicle sales volumes inherent in Delphi’s business plans. These bottom-up budget and forecast plans are also used to establish the targets against which the Debtors measure performance under the short-term at risk performance incentive programs that were approved by the Bankruptcy Court. The compensation plans provide performance rewards only if the short-term financial performance targets are met or exceeded. The Debtors’ recent historical financial results are attached to this Disclosure Statement as Appendix B, although there can be no assurance that Delphi’s performance to date during these Chapter 11 Cases is indicative of future performance.
     The financial projections attached to this Disclosure Statement as Appendix C were prepared using the same process by which the Company prepared its short-term budget/forecast plans during the Chapter 11 Cases. Delphi believes that the revenue targets included within these projections, which reflect a compound annual growth rate of 6.3% for 2008-2011, are achievable due to its ability during the pendency of its Chapter 11 Cases to not only maintain but to grow and expand its customer relationships even in a challenging economic environment. During the pendency of the Chapter 11 Cases, Delphi has and will continue to marshal all of its resources to deliver high-quality products to its customers globally. Additionally, the Company has preserved and continues the strategic growth of its non-U.S. operations.
     Upon the conclusion of the reorganization process, the Company expects to emerge as a stronger, more financially sound business and maintain its prominence as one of the world’s premier auto suppliers. In addition, Delphi anticipates that through its unwavering commitment to its customers, it will continue to win new business and achieve or exceed the financial projections and targets it has established. However, there can be no assurances that this will be the case given the risks and uncertainties inherent in Delphi’s business, see Section X—General Considerations And Risk Factors To Be Considered.

     B. Delphi Customer And Supplier Relationships
          1. Delphi’s Relationship With Its Customers
     Delphi has a strong commitment to its customers and seeks to provide its customers with leading-edge technology and product development, superior engineering, outstanding quality, and world-class customer support. Although GM remains Delphi’s largest single customer, 56% of Delphi’s sales in 2006 were to customers other than GM. That percentage has consistently risen since Delphi’s separation from GM in 1999 (the “Separation”), and Delphi’s revenue from non-GM business grew from $6.9 billion in 1999 to $14.8 billion in 2006. In the later years of Delphi’s 2007-2011 business plan, it is projected that GM sales will be 24% of Delphi’s sales and non-GM sales will comprise 76% of sales.
     Delphi expects its non-GM business to continue to increase, but GM will likely remain its largest customer for a period of time due to Delphi’s long-standing relationship with GM and because of commitments to supply parts to GM in the future. Delphi currently supplies parts to each regional sector of GM’s automotive operations, including its automotive operations in Asia Pacific, Europe, South America, and North America, including the U.S., Canada, and Mexico. In addition, Delphi sells its products to the worldwide aftermarket, both through GM and through independent distributors and retailers.
               (a) Automotive Customers
     Delphi supplies products to nearly every major global automotive original equipment manufacturer. Delphi is continually working to win new business from its customers. Automotive OEMs typically award business to suppliers several years before a model is scheduled to go into production so that the supplier has sufficient time to prepare for production of the component parts. This preparation may include, among other things, final design and development of the product, cooperation with the customer for final integration of the product into the vehicle, design and development of machinery and tooling with which the part can be manufactured (under certain contracts, tooling is provided by the customer), and quality control testing.
     Delphi’s customer contracts typically range from one year to the life of the vehicle model into which the part will be incorporated and usually do not require the customer to purchase a minimum quantity, although customer contracts are typically 100% requirements contracts. Once a customer chooses Delphi as a supplier for one of its components, that customer typically issues a requirements purchase order for the specific product supplied for a particular vehicle, but does not contract to purchase a specific quantity of the product. Due to the nature of the automobile industry, it is difficult to forecast the volume of a particular component or product that will be needed. Even when forecasts are provided, they often change due to changes in consumer demands. The automotive market is cyclical and dependent on general economic conditions, consumer spending, and buying preferences. The rate at which Delphi’s customers build vehicles – and therefore, the volume of the customers’ requirements for Delphi products – depends on their market performance as well as company-specific inventory and incentive strategies. Nonetheless, under the GM Master Restructuring Agreement described in Section V.F. – GM Transformation, GM has made commitments to Delphi that GM will provide Delphi with certain business awards and opportunities.
     Delphi’s customers often include termination provisions in their contracts. For example, Delphi’s largest customer, GM, pursuant to its standard terms and conditions, reserves a right to terminate for convenience certain of its supply contracts, including certain long-term supply contracts, generally after an agreed upon period. Termination for convenience means that GM can terminate the contract at any time for any reason and “re-source” the business to another supplier with limited compensation to Delphi. GM’s current standard lifetime contract provides that GM will not exercise its right to terminate for convenience except in the case of cancellation or modification of the related vehicle program, provided that GM may “re-source” for non-competitive pricing, technology, design, or quality at any time during the contract period, subject to the requirement of notice and an opportunity for Delphi to meet the terms of a competitive offer.
     Customers historically have had significant leverage over their outside suppliers, like Delphi, because suppliers are dependent on only a limited number of customers to purchase their products. Examples of this leverage include customers’ power over pricing and ability to direct suppliers to purchase certain materials from lower-tier suppliers. The cost-cutting initiatives adopted by Delphi’s customers to remain competitive in the consumer marketplace generally result in increased downward pressure on pricing. Typically, customers require that Delphi reduce its price on its product each successive year of a production cycle. If Delphi is not able to meet this demand, the risk of Delphi’s losing the business awarded under those purchase orders to other suppliers increases. In addition, customers may create directed-buy situations in which Delphi is required to purchase certain of its component parts from a particular supplier.
     Delphi’s vision is to be recognized by its customers as their best supplier. Accordingly, Delphi has sought to ensure that the reorganization process does not interrupt the flow and quality of supply to or otherwise inconvenience or negatively influence Delphi’s customers.

Particularly because a failure of Delphi to timely supply parts to its customers could cause the shut down of customers’ manufacturing facilities in fewer than three days (due to the “just-in-time” delivery system that is used in the automotive industry), resulting in significant economic harm which could damage Delphi’s relationship with customers, and because supplier selection and awards of new business in the automotive industry are generally finalized several years prior to vehicle production, it has been critical for Delphi to maintain the strength of its relationship with its customers throughout the Chapter 11 Cases. Without strong customer relationships and the preservation of business awards for future periods, a successful restructuring would not be possible. To maintain these customer relationships and to alleviate any concerns of the customer base from Delphi’s chapter 11 filing, as part of Delphi’s “first day” relief, Delphi sought and received Court authority to perform certain of its prepetition obligations related to customer programs such as warranty programs, customer adjustments, and customer rebates and allowances, and to continue, renew, replace, implement new, and/or terminate those customer programs as they saw fit, in the ordinary course of business. In addition, the Plan will allow many ordinary course obligations to flow through, and the Debtors’ restructuring will not impact these obligations.
               (b) Non-Automotive Customers
     Since the Separation from GM, Delphi has diversified its customer base by taking advantage of its technological and manufacturing core competencies. Delphi has entered into adjacent markets and continues to pursue additional opportunities, such as in automotive aftermarket, commercial vehicles, communications (including telematics), consumer electronics, electronics cooling, energy, and the medical devices industry. In the medical device market, Delphi manufactures products focused on the Infusion, Respiratory Care, Vital Signs Monitoring, and Power Mobility submarkets, utilizing its vast technology base, product development expertise, and manufacturing excellence. Delphi also supplies the commercial vehicle original equipment market, using its automotive-based technologies to compete in this adjacent market. Additionally, Delphi’s consumer electronics products, specifically the Delphi SKYFi and ROADY family of portable satellite radio receivers, and Delphi’s portable navigation products are sold through a variety of electronics retailers.
          2. Delphi’s Relationships With Its Suppliers
     Delphi and its suppliers have a complex relationship based on the highly integrated nature of the automotive industry supply chain, Delphi’s central role in the supply chain, and Delphi’s customers’ stringent quality requirements that limit the availability of alternate sources of supplies. Most of Delphi’s products are not sold to end-users, but rather to OEMs who use Delphi’s products in their consumer goods. For example, Delphi produces heating ventilation and air-conditioning systems (HVAC) purchased by automobile manufacturers for use in the production of their vehicles. Delphi produces thousands of separate products, the production of which requires the timely receipt of components and raw materials from thousands of dedicated suppliers. Delphi obtains the components and raw materials that it needs to produce its products pursuant to tens of thousands of separate agreements with its suppliers, many of which have a yearly term. Adding to the complexity of Delphi’s relationship with its suppliers is the industry’s use of “just-in-time” inventory management systems and “sole-source” supply methods.

               (a) Just-In-Time Supply Method
     The just-in-time supply method is customary in the automotive industry. Use of the just-in-time supply method means that Delphi does not maintain a significant inventory of the components supplied by many of its suppliers (in many cases, keeping less than a 24-hour supply on hand). Accordingly, Delphi relies upon frequent and, in many cases, daily, shipments of components from its suppliers to keep its manufacturing facilities operating. Under the just-in-time system, if a suppliers fails to ship goods, Delphi manufacturing facilities utilizing those parts could in many instances be forced to shut down fewer than 24 hours after the missed shipment. Within days after a shutdown of one of Delphi’s facilities, Delphi’s customers could be forced to halt production of their products on one or more of their assembly lines.
               (b) Sole-Source Supply Method
     Pursuant to the sole-source supply method, Delphi frequently purchases all of its requirements for a particular part from one supplier. In Delphi’s business, it typically does not buy commodities that are easily interchangeable. Many of the materials and parts that Delphi buys from its suppliers are sophisticated customized components, each of which requires extensive and time-consuming testing, including approvals required from Delphi’s customers. Delphi uses the sole source supply method to reduce production start-up, capital investment, and validation costs necessary to make each part, to maintain a consistent quality of parts, and to achieve a better price by purchasing a larger quantity from a sole supplier. Because of the stringent customer requirements for parts, with very few exceptions, locating an alternate supplier for the goods quickly or for a short period of time is very difficult and typically impractical. Consequently, under the sole source supply method, the failure to receive even a very inexpensive part on time can quickly interrupt Delphi’s assembly lines.
               (c) Supplier Contracts And Terms
     The majority of Delphi’s contracts with its suppliers are one-year annual contracts, and a smaller portion of Delphi’s supplier contracts are long-term contracts lasting one to three years or even the life of a particular vehicle model.
     Many of Delphi’s suppliers provide favorable trade terms to Delphi. The Debtors’ standard terms and conditions require that they pay their suppliers on MNS-2 payment terms, a common method of payment in the automobile industry. Under these terms, Delphi must pay for goods by the second business day of the second month following the receipt of the goods. For example, under these terms, payment for goods received by Delphi during the month of August 2007 is due October 2, 2007. Thus, at any time, depending on when the supplier shipped the goods, payment could be outstanding for more than 60 days and still be timely received. Prior to the commencement of these Chapter 11 Cases, Delphi’s average outstanding payables for North America third party direct material suppliers was approximately 45 days. While in chapter 11, the average outstanding payables for Delphi has ranged from 27 days to 32 days. Delphi believes that its emergence from chapter 11 should allow it to return to more favorable terms with its supply base. These expected favorable credit terms are an important component of the Company’s business plan following emergence from chapter 11.

               (d) Financially-Troubled Suppliers
     Certain of Delphi’s suppliers are, or from time to time become, financially troubled. Because of the just-in-time and sole-source supply methods that Delphi utilizes, Delphi must pay close attention to the financial health of its suppliers. As described above, the closure of one of Delphi’s suppliers could have a near immediate impact on Delphi’s ability to do business with its customers. With that in mind, dating back prior to Delphi’s chapter 11 filing, Delphi has maintained a vendor rescue program under which it provides assistance to its financially troubled suppliers. This assistance takes many forms, but includes helping the supplier to (a) obtain sufficient financing to ensure the steady flow of raw materials necessary to manufacture the components ordered by Delphi, (b) honor its payroll obligations and other business expenses, and/or (c) restructure its operations so as to allow its businesses to continue to operate. By assisting these financially troubled suppliers, Delphi ensures that the flow of goods continues.
               (e) Cure Claims
     To assume many of their supplier contracts, the Debtors will be required to cure arrearages under those contracts. In most reorganization cases, the usual process for curing contract defaults is to pay such default claims in cash upon assumption. In these cases, to allow holders of cure claims to participate in the treatment afforded to General Unsecured Creditors under the Plan, the Debtors intend to allow these holders to elect to receive either Cash or plan currency on account of their cure claims. Plan currency will include postpetition interest on terms consistent with the treatment to be provided to Allowed General Unsecured Claims. To effect this election, and as more fully outlined in the Solicitation Procedures Order, the Debtors will send the counterparties to their supply contracts a separate notice whereby, if they agree with the Debtors’ stated Cure Amount Claim (the “Cure Amount Claim”), they may choose the treatment for their cure claim. In the event that these counterparties make no election, they will be given Plan Currency with Postpetition Interest on account of their cure claims.
     C. Current Corporate Structure Of The Debtors
     Delphi is incorporated in Delaware. It is the parent corporation of the 41 Affiliate Debtors in these jointly administered Chapter 11 Cases, as well as additional non-debtor affiliates. With the exception of one of Delphi’s wholly-owned, indirect Spanish subsidiaries, none of Delphi’s affiliates located outside the United States sought reorganization relief either in the United States or in its domicile.
          1. Board Of Directors Of Delphi Corporation
     Delphi’s Board of Directors (the “Board of Directors” or the “Board”) is comprised of 11 individuals, two of whom are also part of Delphi’s management and the remaining nine of whom are independent directors. Five of the nine independent directors have joined Delphi’s Board during the last two years. The Board of Directors of Delphi Corporation is comprised of the following persons.

Name	Position	Term
Robert S. Miller	Executive Chairman	Since 2005
Rodney O’Neal	President & CEO	Since 2005
John D. Opie	Lead Independent Director	Since 1999
Oscar de Paula Bernardes Neto	Director	Since 1999
Robert H. Brust	Director	Since 2001
John D. Englar	Director	Since 2006
David N. Farr	Director	Since 2002
Raymond J. Milchovich	Director	Since 2005
Craig G. Naylor	Director	Since 2005
John H. Walker	Director	Since 2005
Martin E. Welch	Director	Since 2006
     Mr. Miller was named executive chairman of Delphi Corporation effective January 2007 after serving as chairman and chief executive officer of Delphi Corporation since July 2005. Prior to joining Delphi, Mr. Miller had been non-executive chairman of Federal-Mogul Corporation, a global automotive component supplier, from January 2004 until June 2005. Mr. Miller served in various positions with Federal-Mogul since 1993, including a previous term as non-executive chairman from January to October 2001, and three times in a transitional role as chief executive officer in 1996, again in 2000, and again from July 2004 until February 2005. From September 2001 until December 2003, Mr. Miller was the chairman and chief executive officer of Bethlehem Steel Corporation, a steel manufacturing company. Mr. Miller is also a director of United Airlines Corporation and Symantec Corporation.
     Mr. O’Neal was named president and chief executive officer of Delphi Corporation effective January 2007. He was president and chief operating officer of Delphi Corporation from January 2005. Prior to that position, Mr. O’Neal served as president of Delphi’s former Dynamics, Propulsion, and Thermal sector from January 2003 and as executive vice president and president of Delphi’s former Safety, Thermal, and Electrical Architecture sector from January 2000. Mr. O’Neal is also a director of Goodyear Tire & Rubber Company and Sprint Nextel.
     Mr. Opie is the former vice chairman of the board and executive officer of General Electric Company. He retired from General Electric and General Electric’s board of directors in May 2000. He had been associated with General Electric Company since 1961 in numerous management positions, including vice president of the Lexan and Specialty Plastics Divisions, president of the Distribution Equipment Business Division, and president of General Electric Company’s Lighting Business from 1986 to 1995. He also is a Life Trustee of Michigan Technological University. Mr. Opie is Lead Independent Director of Delphi’s Board of Directors and throughout 2006 served on the Audit Committee, the Compensation and Executive Development Committee, and the Corporate Governance and Public Issues Committee of Delphi’s Board of Directors. He currently serves on the Corporate Governance and Public Issues Committee of Delphi’s Board of Directors.
     Mr. Bernardes is the senior partner of LID Group and of Integra Associados Assessoria e Consultoria. He was chief executive officer of Bunge International from 1996 to 1999. Before joining Bunge, Mr. Bernardes was a senior partner with Booz Allen & Hamilton (“Booz Allen”), an international consulting firm. He also has more than 15 years of consulting experience, including several projects related to the automotive industry in South America. Mr. Bernardes is currently a member of the Corporate Governance and Public Issues Committee of Delphi’s Board of Directors, and throughout 2005 served as a member of the Audit Committee of Delphi’s Board of Directors. He is also a member of the Advisory Board of Bunge Brasil, Booz Allen & Hamilton do Brasil, Alcoa Brasil, and Veirano Associados. Mr. Bernardes is also a director of Metalurgica Gerdau S.A., Gerdau S.A., Johnson Electric Holdings Ltd., Satipel S.A., RBS, Suzano Bahia Sul S.A., and Localiza Rent a Car, S.A.
     Mr. Brust retired from his position as chief financial officer and executive vice president of Eastman Kodak Company effective February 2007, having served in that position since January 2000. Prior to joining Eastman Kodak Company, Mr. Brust was senior vice president and chief financial officer of Unisys Corporation. He joined Unisys Corporation in 1997, where he directed the company’s financial organization, including treasury, control, tax, information systems, mergers and acquisitions, strategy, procurement, and investor relations. He is a member of the Conference Board Council of Financial Executives. Before joining Unisys Corporation, he spent 31 years at General Electric Company in various capacities, including as chief financial officer and controller of its plastics division. Mr. Brust is Chairman of the Audit Committee of Delphi’s Board of Directors. Mr. Brust is also a director of Applied Materials, Inc. and Covidien, Ltd.
     Mr. Englar has been an executive in residence for Duke University, Fuqua School of Business, in Durham, North Carolina since January 2004 and The Bryan School of Business of the University of North Carolina, Greensboro, North Carolina since January 2006. Until November 2003, Mr. Englar was senior vice president, corporate development and law with Burlington Industries, Inc. and also served as a Director of Burlington and chaired its Investment Committee. In his 25-year career with Burlington, he held several executive leadership positions including chief financial officer, strategic development officer, and general counsel. From 1972 to 1978, he was an attorney with Davis Polk & Wardwell in Paris and New York. He is a member of the Compensation and Executive Development Committee of Delphi’s Board of Directors. He is also a member of the Duke CIBER Advisory Council.
     Mr. Farr is the chairman, chief executive officer, and president of Emerson Electric Co., a diversified global technology company that provides products and services for a wide range of industries, commercial markets, and end-users, including consumers, having been named chief executive officer and president in October 2000 and elected to the additional position of chairman of the board in September 2004. He joined Emerson in 1981. Mr. Farr is a member of the Business Council and the Civic Progress Group of St. Louis, Missouri. He is also a member of the Municipal Theatre Association of St. Louis and a trustee of the Board of Trustees for the Boy Scouts Greater St. Louis Council. Mr. Farr is Chairman of the Corporate Governance and Public Issues Committee of Delphi’s Board of Directors. Mr. Farr is also a director of Emerson Electric Co.
     Mr. Milchovich is the chairman of the board and chief executive officer of Foster Wheeler Ltd., a publicly-traded global engineering and construction company serving energy-related markets and served as president, chairman, and chief executive officer until January 2007. Mr. Milchovich joined Foster Wheeler Ltd. in 2001. Previously he had been the president and chief executive officer of Kaiser Aluminum Corp. from 1997 and became chairman of the board in 2000. Mr. Milchovich held various management positions with Kaiser Aluminum Corp. after joining the company in 1980. Mr. Milchovich is a member of the Compensation and Executive Development Committee of Delphi’s Board of Directors. Mr. Milchovich is also a director of Foster Wheeler Ltd. and Nucor Corporation.
     Mr. Naylor recently retired in December 2006 from E.I. du Pont de Nemours and Company, a science company offering a wide range of innovative products and services for markets including agriculture, nutrition, electronics, communications, safety and protection, home and construction, transportation, and apparel, where he served in various capacities since joining that company in 1970. He most recently served as group vice president, DuPont Electronic & Communication Technologies, having served in such capacity since March 2004. Prior to that position, Mr. Naylor served as group vice president, Asia Pacific from January 2004, as group vice president DuPont Performance Materials from 2002 to 2004, and as group vice president and general manager, Engineering Polymers, Fluoroproducts and Packaging & Industrial Polymers from 2000 to 2002. Mr. Naylor is Chairman of the Compensation and Executive Development Committee of Delphi’s Board of Directors.
     Mr. Walker served as president and chief executive officer of The Boler Company, which operates under the name Hendrickson International, from August 2003 until September 2006. Hendrickson International is a global independent provider of truck and trailer suspensions. From March 2000 to August 2003, he was chief operating officer, president, and chief executive officer for Weirton Steel Corp. Mr. Walker was also associated with the consulting firm McKinsey & Company in the mid 1980s. Mr. Walker is currently a member of the Audit Committee of Delphi’s Board of Directors. Mr. Walker is also a director of United Airlines Corporation.
     Mr. Welch is the executive vice president and chief financial officer of United Rentals, Inc., the largest equipment rental company in the world, having previously served as its interim chief financial officer from September 2005 until March 2006. Previously, Mr. Welch served as senior vice president and chief financial officer of Oxford Automotive, Inc., an automotive supply company, from May 2003 to January 2004. Mr. Welch served as director and business advisor to the private equity firm York Management Services from 2002 to 2005. Mr. Welch joined Kmart Corporation as chief financial officer in 1995 and served in that capacity until 2001. Mr. Welch is currently a member of the Audit Committee of Delphi’s Board of Directors. Mr. Welch serves on the board of Northern Reflections Ltd., and he is a member of the Board of Trustees of the University of Detroit Mercy.
          2. Executive Management Of Delphi
     The following persons comprise the executive management of Delphi.
               (a) Corporate Officers
     Robert S. Miller, 65, Executive Chairman. Mr. Miller was named executive chairman of Delphi Corporation effective January 2007. Mr. Miller served as chairman and chief executive officer of Delphi Corporation effective July 2005. Additional information about Mr. Miller’s background may be found in the Board of Directors section above.
     Rodney O’Neal, 54, President and Chief Executive Officer. Mr. O’Neal was named president and chief executive officer of Delphi Corporation effective January 2007. He was president and chief operating officer of Delphi Corporation from January 2005. Additional information about Mr. O’Neal’s background may be found in the Board of Directors section above.
     Robert J. Dellinger, 47, Executive Vice President and Chief Financial Officer. Mr. Dellinger was named executive vice president and chief financial officer of Delphi Corporation effective October 2005. From June 2002 to September 2005, Mr. Dellinger served as executive vice president and chief financial officer of Sprint Corporation, a global communications company, where he also was executive vice president of finance from April 2002 to June 2002. Before joining Sprint, Mr. Dellinger served as president and chief executive officer of GE Frankona Re based in Munich, Germany with responsibility for the European operations of General Electric’s Employers Reinsurance Corporation, a global reinsurer, from 2000 to 2002. From 2001 to 2002, he also served as president and chief executive officer of General Electric’s Employers Reinsurance Corporation’s Property and Casualty Reinsurance business in Europe and Asia. Mr. Dellinger serves on the board of directors of SIRVA, INC.
     Mark R. Weber, 59, Executive Vice President, Global Business Services. Mr. Weber was named executive vice president of Global Business Services effective July 2006. Previously, Mr. Weber served as executive vice president, Operations, Human Resource Management and Corporate Affairs for Delphi since January 2000. He is the executive champion for Delphi’s Harley-Davidson Customer Team.
     John D. Sheehan, 47, Vice President and Chief Restructuring Officer. Mr. Sheehan was named vice president and chief restructuring officer for Delphi Corporation effective October 2005. Prior to holding that position he served as acting chief financial officer from March 2005. Mr. Sheehan also served as chief accounting officer and controller from July 2002 through July 2006. Previously, he was a partner at KPMG LLP from 1995. His experience at KPMG LLP included 20 years in a number of assignments in the United States, England, and Germany.
     David M. Sherbin, 48, Vice President, General Counsel and Chief Compliance Officer. Mr. Sherbin was named vice president and general counsel for Delphi Corporation effective October 2005. He was appointed chief compliance officer in January 2006. Prior to his position at Delphi, Mr. Sherbin was vice president, general counsel, and secretary for Pulte Homes, Inc, a national homebuilder, from January 2005 through September 2005. Prior to joining Pulte Homes, Inc., he was senior vice president, general counsel, and secretary for Federal-Mogul Corporation, a global automotive component supplier, from April 2003 through December 2004 and vice president, deputy general counsel, and secretary from March 2001 through March 2003. Mr. Sherbin serves on the Board of Directors of the Michigan Center for Civic Education.

               (b) Division Presidents
     James A. Bertrand, 50, Vice President and President, Delphi Automotive Holdings Group. Mr. Bertrand was named president of Delphi Automotive Holdings Group division, effective January 2004. Prior to this position, Mr. Bertrand served a dual role as president of Delphi’s Automotive Holdings Group division from January 2003 and president of Delphi’s former Safety & Interior Systems division from January 2000. He has been a vice president of Delphi since 1998.
     Guy C. Hachey, 52, Vice President and President, Delphi Powertrain Systems & President, Delphi Europe, Middle East & Africa. Mr. Hachey was named president of Delphi Powertrain Systems division and president for Delphi Europe, Middle East and Africa effective July 2006. Previously he served as president of the former Delphi Energy & Chassis division effective January 2000. He has been a vice president of Delphi since 1998.
     Francisco A. Ordonez, 57, Vice President and President, Delphi Product & Service Solutions. Mr. Ordonez was named vice president of Delphi Corporation and president of Delphi Product and Service Solutions division effective March 2002. Prior to holding that position, he had been general manager of Product & Service Solutions division since October 1999. Mr. Ordonez serves on the Board of Directors of the Motor Equipment Manufacturers Association (MEMA).
     Jeffrey J. Owens, 52, Vice President and President, Delphi Electronics & Safety and President, Delphi Asia Pacific. Mr. Owens was named vice president of Delphi Corporation and president of Delphi Electronics and Safety division effective September 2001. He also serves as president for Delphi Asia Pacific, effective July 2006. Previously, Mr. Owens served as general director of Business Line Management effective October 2000. Mr. Owens serves on the Engineering Advisory Board of Directors of Purdue University and the Central Indiana Corporate Partnership Board.
     Ronald M. Pirtle, 53, Vice President and President, Delphi Thermal Systems. Mr. Pirtle was named president of Delphi Thermal Systems division effective July 2006. Previously, he served as president of the former Delphi Thermal & Interior division effective January 2004. Prior to that, he had been president of the former Delphi Harrison Thermal Systems division from November 1998. He has been a vice president of Delphi since 1998. Mr. Pirtle serves on the Advisory Board of Focus Hope of Detroit.
     Robert J. Remenar, 52, Vice President and President, Delphi Steering. Mr. Remenar was named vice president of Delphi Corporation and president of Delphi Steering division effective April 2002. Prior to holding that position, he had been the executive director of business lines for Delphi’s former Energy & Chassis division since January 2000.
     James A. Spencer, 54, Vice President and President, Delphi Packard Electrical/Electronic Architecture and President, Delphi South America and Mexico. Mr. Spencer was named vice president of Delphi Corporation and president of Delphi Packard Electric/Electronic Architecture division, formerly Packard Electric Systems division, effective

November 2000. He also serves as president for Delphi South America and Mexico effective July 2006.
               (c) Other Delphi Strategy Board Members
     John P. Arle, 59, Vice President and Treasurer. Mr. Arle was named vice president of Delphi Corporation and treasurer in 2005. Previously he served as vice president in charge of corporate audit services from March 2002, and as vice president in charge of mergers, acquisitions, and planning since November 1998.
     Kevin M. Butler, 52, Vice President, Human Resource Management. Mr. Butler was named vice president of Delphi Corporation, Human Resource Management in January 2000. Previously, he was the general director of human resources for Delphi Delco Electronics Systems. Additionally, Mr. Butler serves as the executive champion for Delphi’s Personnel Task Team.
     Choon T. Chon, 60, Vice President and President, Delphi Asia Pacific. Mr. Chon was named vice president of Delphi Corporation and president of Delphi Asia Pacific effective November 1, 2000. He previously served as the general director of Delphi Interior Systems, with responsibility for operations in Asia-Pacific, and in 1999 became president of Delphi Korea. In addition, Mr. Chon serves as the strategic customer champion for Delphi’s Toyota, Honda, Isuzu, and Nissan customer teams.
     Karen L. Healy, 53, Vice President, Corporate Affairs, Marketing and Operations Support Group. Ms. Healy was named vice president of Delphi Corporation, corporate affairs, marketing and operations support group effective January 1, 2000. She previously served as executive director of communications for Delphi from June 1997, and vice president in charge of corporate affairs from November 1998. Additionally, Ms. Healy serves as the executive champion for Delphi’s Corporate Affairs Task Team and is the chairman of the Delphi Foundation.
     Sidney Johnson, 45, Vice President, Global Supply Management. Mr. Johnson was named vice president of Global Supply Management for Delphi Corporation effective February 17, 2006. He previously served as Director, North America Purchasing for Delphi Packard Electric Systems from March 2002, and Director, Global Supply Management for Delphi Packard Electric Systems from September 2003. Additionally, Mr. Johnson serves as the executive champion for DGSM Task Team.
     Mark C. Lorenz, 56, Vice President, Global Transformation Program. Mr. Lorenz is vice president, Global Transformation Program of Delphi Corporation. In November 1998, Mr. Lorenz was elected as a vice president in charge of PC&L for Delphi. Effective January 1, 2000, Mr. Lorenz was named vice president of Operations and Logistics for Delphi.
     F. Timothy Richards, 53, Vice President, Electronics Group. Mr. Richards is vice president, Electronics Group. He previously served as Delphi Harrison Thermal Systems’ European managing director. He was named executive director of business lines for Delphi Energy & Chassis Systems in May 2002 and vice president, sales and marketing effective January 1, 2004.

     Brian D. Thelen, 43, Vice President, Corporate Audit Services. Mr. Thelen is the vice president, Corporate Audit Services for Delphi Corporation. Mr. Thelen joined Delphi in February 2006, having previously worked for Waste Management, Inc. as its vice president of internal audit services.
     Bette M. Walker, 64, Vice President and Chief Information Officer. Ms. Walker is vice president and chief information officer for Delphi Corporation. Ms. Walker has been with Delphi since 1997, when she joined the organization as the global chief information officer for the company’s largest division, Delphi Energy & Chassis Systems.
IV. HISTORICAL OVERVIEW OF DELPHI
     A. Heritage
     B. The Separation From GM
     For most of its history, GM itself manufactured a large proportion of the parts used in its vehicles. In 1991, GM combined its parts manufacturing facilities into a single parts division, which was originally known as the Automotive Components Group and eventually renamed Delphi Automotive Systems. This division produced parts primarily for GM and, to a lesser extent, other automakers. Delphi was incorporated in Delaware in 1998 as a wholly-owned subsidiary of GM. On January 1, 1999, GM transferred the assets, liabilities, manufacturing sites, and most of the employees assigned to Delphi Automotive Systems to the newly-created Delphi Automotive Systems Corporation, a wholly-owned subsidiary of GM, pursuant to a Master Separation Agreement dated December 22, 1998 (and certain ancillary agreements), making Delphi an independent business. As contemplated by GM and Delphi and as part of the Separation, in February 1999, shortly after Delphi’s incorporation, while GM held a majority of seats on Delphi’s Board of Directors, an initial public offering was conducted pursuant to which 17.7% of Delphi’s stock was offered for sale to a combination of new investors and GM shareholders, and Delphi became a publicly-traded corporation. On May 28, 1999, GM distributed Delphi’s remaining stock to GM’s shareholders.
     The Form S-1 Registration Statement filed with the SEC on February 2, 1999 in connection with the separation from GM and Delphi’s initial public offering identified several reasons supporting the Separation decision. First, GM believed that the internal competition by its OEM and component businesses for GM’s capital resources was not sustainable. Accordingly, GM determined that its capital was best devoted to investing in the automobile manufacturing business rather than the component business in which Delphi was engaged. Second, the S-1 stated that Delphi would increase its competitiveness over time by improving Delphi’s labor contracts and relations and by establishing more favorable and flexible local work rules and practices. This was very important to the continuation of Delphi’s business because Delphi’s workforce was heavily unionized. Finally, GM believed that the Separation would maximize the value of Delphi to GM’s shareholders because Delphi would be in a better position to win business from other OEMs if it were independent from GM. Although Delphi began pursuing such independent business in the mid-1990s as a division of GM, it was essentially a captive supplier to GM’s assembly plants world-wide. GM and Delphi believed that many potential customers were reluctant to do business with another OEM, which limited Delphi’s growth. One of the assumptions upon which the Separation was based was that Delphi could eventually more than double its non-GM business if it were independent from GM.
     As a result of the Separation, Delphi began operating as a company separate from GM’s corporate structure, though GM continued to be Delphi’s single largest customer. At the time of the Separation, Delphi’s non-GM customer revenue share was approximately 22%. Subsequently, Delphi accelerated its evolution from a North American-based, captive automotive supplier to a global supplier of components, integrated systems, and modules for a wide range of customers and applications. Accordingly, the revenue share for 2006 and the first six months of 2007 for customers other than GM was 56% and 59%, respectively.
     C. OEM Pattern Labor Agreements
     At the time of the Separation, Delphi was required to assume the labor agreements in effect between GM and each of its unions, including the UAW, IUE-CWA, and USW. It was apparent at the time of the Separation that the GM labor agreements might be too costly for an independent parts supplier and limited the flexibility that Delphi needed to improve its operational performance. The UAW agreements were subject to expiration beginning in September 1999, and the IUE-CWA agreements were subject to expiration in November 1999. The USW agreements in effect at the time of the Separation did not expire until September 2002. GM and Delphi anticipated that following the Separation, Delphi would be able to negotiate independently of GM, and that over time, Delphi would be able to negotiate local work rules and practices and other terms more typical of those generally prevailing in the automotive parts industry.
     Prior to the Separation, there was no distinction between UAW-represented GM and Delphi employees – Delphi employees were GM employees. The UAW publicly opposed the Separation, and after the Separation was announced, pledged to work aggressively to protect the rights and interest of its members. According to its public statements, the reasons for the opposition included the UAW’s concern that the Separation would put the retirement of Delphi employees at risk, result in lower wages or benefits for the new Delphi employees than for those received by their counterparts at GM, or result in the closure of unprofitable Delphi facilities.
     Prior to the distribution of Delphi’s stock to GM shareholders in May 1999, while Delphi was still majority-owned and controlled by GM, Delphi and GM representatives informed the UAW that, in an effort to help resolve the UAW’s concerns over the Separation, Delphi would honor the “pattern” agreements negotiated between GM and the UAW in September 1999. In the course of finalizing the 1999-2003 agreement, however, the UAW sought Delphi’s further commitment that Delphi would also “mirror,” or duplicate, the next agreement between GM and the UAW, scheduled to be negotiated in 2003, asserting that without such commitment there was a risk that the 1999-2003 agreement would not be ratified. The UAW committed to consider mutually agreeable exceptions to the 2003 Delphi-UAW agreement to assure the continued success of Delphi as an on-going business. Based on these mutual commitments, Delphi agreed to “mirror” the terms of the 2003 GM-UAW labor agreement (the “Mirror Agreement”). Due to unfavorable macroeconomic conditions which occurred, Delphi did not foresee the full impact of the Mirror Agreements on Delphi’s future profitability and viability.
     To further resolve the UAW’s opposition to the Separation, GM executed with the UAW (and subsequently with the IUE-CWA and USW) a benefit guarantee agreement designed to provide protection of certain benefits for a period of time for certain former GM employees who became employees of Delphi (collectively, the “GM Benefit Guarantee”).
     D. Delphi’s Historical Business Operations
     As of October 8, 2005, the Debtors had approximately 50,600 employees. Those employees worked at approximately 44 manufacturing sites across 15 states, 13 technical centers, and at its world headquarters in Troy, Michigan. Approximately 34,750 of these employees were hourly employees, including production and skilled workers represented by the UAW, IUE-CWA, and USW at Delphi’s manufacturing sites. The remaining approximately 15,850 employees were primarily salaried and management employees, including engineers engaged in designing and manufacturing Delphi’s products, management employees at Delphi’s U.S. manufacturing sites, and employees who perform Delphi’s SG&A functions.
     As of the Petition Date, Delphi was organized into three sectors:
•	Electrical, Electronics, and Safety,

•	Dynamics Propulsion, Thermal, and Interior, and

•	Automotive Holdings Group.
     Each sector had one or more operating divisions, and within each operating division Delphi had one or more “business lines” which in turn had different product lines.
     Electrical, Electronics, And Safety (“EE&S”). The EE&S sector consisted of Delphi’s most profitable and fastest growing businesses and products and was the only sector that had been consistently profitable. EE&S’s success was primarily due to the fact that electrical, electronic, audio, and communications components were becoming an increasingly large proportion of overall vehicle content. EE&S also expanded more than any other sector into consumer products, such as satellite radios and mobile video technology. Products developed, produced, and sold in the EE&S sector included wiring systems and electrical architectures, automotive audio and communication systems, automotive powertrain electronics, automotive safety systems, and consumer electronics. EE&S had three divisions—Delphi Electronics and Safety, Delphi Packard Electric Systems, and Delphi Product and Service Solutions.
     Dynamics, Propulsion, Thermal, And Interior (“DPT&I”). The DPT&I sector of Delphi’s operations designed, manufactured, and sold engine management systems, chassis products, driveline products, steering products, thermal management systems, and interior systems. DPT&I had three divisions – Delphi Energy and Chassis, Delphi Steering, and Delphi Thermal & Interior.
     Automotive Holdings Group. The AHG sector was formed to hold a collection of U.S. manufacturing sites that produced a variety of products, including spark plugs, air filters, fuel modules, air meters, instrument clusters, generators, ignition, brakes, and shock absorbers. AHG also produced steering gears, halfshafts, and power steering hoses. AHG historically underperformed financially. The products within AHG were grouped to allow for targeted management focus on Delphi’s long-standing goals of “fixing, selling, or exiting” unprofitable operations.
     As of June 30, 2006, 29 of Delphi’s U.S. manufacturing sites were staffed by employees covered by Delphi’s collective bargaining agreements. The manufacturing sites, their respective sectors, and the primary products manufactured at each site are listed below.

Manufacturing Site	Sector	Primary Products
Adrian, Michigan	DPT&I	Instrument panels, HVAC assemblies
Anderson, Indiana	AHG	Remanufactured service generators, Ignition products
Athens, Alabama	AHG	Steering products
Brookhaven, Mississippi	EE&S	Wiring systems, Connection systems
Clinton, Mississippi	EE&S	Wiring systems, Connection systems
Columbus, Ohio	DPT&I	Power products, Latches
Coopersville, Michigan	DPT&I	Fuel injectors
Cottondale, Alabama	DPT&I	Cockpit assemblies
Fitzgerald, Georgia	AHG	Batteries
Flint, Michigan	AHG	Air filters, Fuel modules, Air meters, Air induction systems, Instrument clusters
Gadsden, Alabama	DPT&I	Instrument panels, Consoles
Grand Rapids, Michigan	DPT&I	Valve train products
Home Avenue—Dayton, Ohio	AHG	Engine mounts, Brake products

Manufacturing Site	Sector	Primary Products
Kettering, Ohio	AHG	Suspension products, Fan clutches
Kokomo, Indiana	EE&S	Powertrain controllers, Airmeter electronics, Ignition electronics, Audio circuit boards, Audio peripherals, HVAC controllers, Sensors, Power modules, Integrated circuits, Crash sensing controllers
Laurel, Mississippi	AHG	Subassemblies for batteries, Actuators, Ignition Products
Lockport, New York	DPT&I	HVAC climate control systems, Powertrain cooling systems
Milwaukee, Wisconsin	DPT&I	Catalytic converters
Milwaukee, Wisconsin	EE&S	Powertrain controllers, Body and security products, Throttle control mechanisms
Moraine, Ohio	AHG	Air conditioning compressors
New Brunswick, New Jersey	AHG	Batteries
Needmore—Dayton, Ohio	AHG	Brake products
Rochester, New York	DPT&I	Engine management systems
Saginaw, Michigan	DPT&I	Brake and chassis corner modules
Saginaw, Michigan	DPT&I	Steering products
Sandusky, Ohio	DPT&I	Wheel bearings, Roller clutch bearings
Vandalia, Ohio	DPT&I	Power products, Door modules, Instrument panels, Airbags, Steering Wheels, HVAC climate control assemblies
Warren, Ohio	EE&S	Wiring systems, Connection systems, Mechatronics
Wichita Falls, Texas	DPT&I	Conical oxygen sensors
     In connection with the Transformation Plan announced on March 31, 2006, as discussed in Section V – Delphi’s Transformation Plan, effective July 1, 2006, Delphi realigned its business operations to focus its product portfolio on core technologies for which Delphi believed it had significant competitive and technological advantages. As part of this realignment, seven sites were transferred to AHG, two sites were transferred from AHG to Steering, and two other sites were targeted for consolidation.

     E. Events Leading To Commencement Of The Chapter 11 Cases And Historical Financial Results
     In 1999 and 2000, Delphi generated more than $2 billion in net income. Every year thereafter, however, with the exception of 2002, Delphi suffered losses.
     Delphi’s customer base has changed substantially since the Separation. At the time of the Separation, approximately 78% of Delphi’s sales were to GM, primarily to GM’s North American operations. By the end of 2005, Delphi’s total revenue from GM had declined from $22.3 billion in 1999 to approximately $12.8 billion, while Delphi’s non-GM revenue had increased from $6.9 billion in 1999 to approximately $14.1 billion.
     Diversification of Delphi’s customer base, however, did not curb Delphi’s financial losses. In the first two years following the Separation, Delphi earned net income of approximately $1.0 billion in 1999 and $817 million in 2000. In 2001, however, as the entire industry suffered the after-effects of the terrorist attacks of September 11, Delphi’s financial performance began to deteriorate steadily. Although Delphi’s global operations remain profitable to this day, as a result of steadily increasing losses in the U.S., Delphi has not had a net profit on a consolidated basis since 2002. In calendar year 2004, the Company reported a net loss of approximately $4.8 billion on $28.6 billion in net sales (with a net operating loss of $482 million). The net losses reflect a $4.1 billion income tax charge, primarily related to the recording of a valuation allowance on the U.S. deferred tax assets as of December 31, 2004 and a $456 million charge primarily related to employee and product line charges. Reflective of a continued downturn in the marketplace, in 2005, Delphi incurred net losses of approximately $2.4 billion on net sales of $26.9 billion. Delphi’s losses arose primarily from its U.S. operations. Delphi’s U.S. manufacturing sites, collectively, had operating losses of $700 million in 2003, $1.6 billion in 2004, and $2.2 billion in 2005.
     Delphi identified three significant issues that largely contributed to the deterioration of the Company’s financial performance: (a) increasingly unsustainable U.S. legacy liabilities and operational restrictions driven by collectively-bargained agreements, including restrictions preventing the Debtors from exiting non-strategic, non-profitable operations, all of which had the effect of creating largely fixed labor costs, (b) a competitive U.S. vehicle production environment for U.S. OEMs resulting in the reduced number of motor vehicles that GM produces annually in the United States and related pricing pressures, and (c) increasing commodity prices. The effects of each of these issues is discussed in more detail below.
          1. U.S. Legacy Liabilities And Operational Restrictions
     At the time of Delphi’s chapter 11 reorganization filing, the majority of the Debtors’ U.S. collective bargaining agreements provided for wages and benefits, including pension plans, retiree health care, and other benefits, that were well above market, and also contained certain operating restrictions that limited Delphi’s ability to compete effectively with its U.S. peers. As discussed above, in connection with the Separation, Delphi was required to assume the terms and conditions of the collective bargaining agreements negotiated by its unions and GM. Delphi was the only U.S. auto supplier with an OEM assembly pattern labor agreement, which resulted in unsustainable, inflexible, and uncompetitive costs and liabilities. Consequently, during the time of Delphi’s chapter 11 reorganization filing in 2005, the Debtors compensated their hourly workers an average of approximately $75 per hour, including benefits and legacy liabilities – over three times the hourly labor rates of its U.S. peer companies.
     The Debtors estimate that the unfunded liabilities at the end of calendar year 2004 for Delphi’s U.S. hourly pension and other post-employment benefits, including without limitation retiree health care and life insurance (collectively, “OPEB”), were approximately $10.4 billion, of which approximately $2.6 billion was on account of the Debtors’ unfunded hourly pension obligations and $7.8 billion was on account of the Debtors’ OPEB obligations to their hourly workers. Prior to the chapter 11 filings, the Company projected that cash outflows for hourly pension contributions and OPEB payments through 2007 would be approximately $1.7 billion and would increase geometrically thereafter as a result of the projected retirement of Delphi’s U.S. workforce in the years to come.
     In addition, under the terms of Delphi’s collective bargaining agreements with its U.S. Unions, Delphi was generally not permitted to permanently lay off idled workers. Coupled with restrictions on Delphi’s ability to exit non-strategic, non-profitable operations, the magnitude of the cost of carrying idled, non-productive workers in the event of plant closings or winddowns effectively prevented Delphi from addressing poor product portfolio businesses and non-profitable manufacturing operations. Historically, under the terms of the Separation from GM, this problem was somewhat mitigated because Delphi’s UAW employees were permitted to return to GM’s employ (known as “flowback”) under certain conditions. As a result of GM’s lower production volumes, however, the opportunities for Delphi’s employees to flow back to GM were limited.
          2. Competitive U.S. Vehicle Production Environment For U.S. OEMs
     In light of the economic climate in the U.S. automotive industry, Delphi faced considerable challenges due to revenue decreases and related pricing pressures stemming from a substantial slowdown in GM’s North American vehicle production. Although Delphi showed steady growth of its non-GM business for the first six months of 2005 and non-GM sales exceeded sales to GM for the first time, these gains were outpaced by the decrease of Delphi’s GM sales. As of October 8, 2005, GM still comprised approximately 49% of Delphi’s sales, and GM sales for the first six months of 2005 were down by approximately $1.6 billion, an 18.9% year-over-year decline, thereby adversely affecting the Company’s financial performance.
          3. Increasing Commodity Prices
     During the first six months of 2005, Delphi faced substantial commodity cost increases, most notably for steel and petroleum-based resin products. Delphi continued to work proactively with suppliers and customers to manage these cost pressures, including seeking alternative product designs and material specifications, combining the Company’s purchase requirements with customers and suppliers, and changing suppliers. Despite these efforts, however, raw material supply continued to be constrained and commodity cost pressures continued to intensify as Delphi’s supply contracts were set to expire during 2005. To the extent Delphi experienced cost increases, the Company attempted to pass those cost increases on to customers. In the months leading up to the Petition Date, due to previously established contractual terms, Delphi had limited success in passing commodity cost increases on to customers. In the future, if Delphi is unable to continue to pass some of these cost increases on to customers, Delphi’s income will be adversely affected.
     F. Decision To Seek Relief Under The Bankruptcy Code
     In light of the factors described above, Delphi determined that it would be imprudent and irresponsible to defer addressing and resolving its U.S. legacy liabilities, product portfolio, operational issues, and forward looking revenue requirements. Delphi was aware that to settle these issues, it would be imperative to reach agreements with its Unions and GM. Accordingly, in the six-month period prior to the Petition Date, Delphi intensified its efforts to engage its Unions and GM in discussions seeking consensual modifications to the collective bargaining agreements that would permit Delphi to align its U.S. operations to its strategic portfolio and be competitive with its U.S. peers. In addition, Delphi sought to obtain financial support from GM to implement Delphi’s restructuring plan. Despite significant efforts during 2005 to reach a resolution with these parties, Delphi determined that the discussions with the Unions and GM were not leading to the implementation of a plan sufficient to address these critical issues on a reasonable timetable. Thus, to preserve value for all stakeholders, Delphi decided to commence these Chapter 11 Cases for its U.S. businesses.
     None of Delphi’s foreign subsidiaries is a debtor in these Chapter 11 Cases, and, with the exception of one of Delphi’s wholly-owned indirect Spanish subsidiaries, none of Delphi’s foreign subsidiaries commenced any reorganization, bankruptcy, or insolvency cases. Delphi’s foreign entities are separate legal entities under the direction of local management and are distinct from the U.S. operations. Delphi’s non-U.S. businesses are generally competitive with those of their peers, have positive cash flow, and are experiencing high growth opportunities. Moreover, the foreign subsidiaries do not materially rely on funding from the U.S. entities.
     G. Prepetition Capital Structure Of The Debtors
     The Debtors’ chapter 11 petitions listed consolidated global assets and liabilities, as of August 31, 2005, of approximately $17.1 billion and $22.2 billion, respectively. Delphi had $3.9 billion in outstanding debt as of June 30, 2005, of which $3.4 billion was long-term debt. The Debtors’ prepetition obligations consisted primarily of the following:
          1. Prepetition Credit Facilities
               (a) Revolving Credit Facility
     Throughout 2004, Delphi had two financing arrangements with a syndicate of lenders providing for an aggregate of $3.0 billion in available revolving credit facilities. These revolving credit facilities were comprised of a five-year revolving credit line in the amount of $1.5 billion, expiring in June 2009, and a 364-day revolving credit line in the amount of $1.5 billion. On June 14, 2005, Delphi reached an agreement with its lending syndicate to refinance its $3.0 billion in available revolving credit facilities with an amended and restated $1.825 billion secured revolving credit facility and a new $1.0 billion secured six-year term loan. To accomplish this refinancing, Delphi terminated its 364-day revolving credit line and amended the terms of its existing $1.5 billion five-year revolving credit facility (the “Revolving Credit Facility”) to increase, among other things, the available credit under that credit facility to $1.825 billion. The Revolving Credit Facility carried a variable interest rate of 500 basis points above the London Interbank Borrowing Rate (“LIBOR”) on outstanding borrowings, subject to adjustment based upon Delphi’s credit ratings. On August 3, 2005, Delphi drew down $1.5 billion under the Revolving Credit Facility. Additionally, as of September 30, 2005, Delphi also had approximately $91 million in letters of credit outstanding against the Revolving Credit Facility, which remained outstanding as of the Petition Date.
               (b) Term Loan
     In connection with its amendment of the Revolving Credit Facility, Delphi also added a $1.0 billion secured six-year term loan (the “Term Loan”) that required interest payments during the term at a variable interest rate of 650 basis points above LIBOR and had a 1% per annum amortization for the first five years and nine months with the then-outstanding principal and any accrued and unpaid interest due in full at the end of the term, on June 14, 2011. The Term Loan was fully drawn as of June 30, 2005 and the proceeds of the Term Loan were used for funding pension contributions, paying down short-term debt, and other general corporate purposes. Delphi prepaid approximately $9.2 million of its Term Loan in early September 2005, and on October 7, 2005, Delphi paid down about an additional $1.8 million. All such repayments represented proceeds from the sale of certain assets of the Company. In addition, Delphi made a regularly scheduled quarterly amortization payment of approximately $2.5 million on September 30, 2005.
          2. Senior Unsecured Debt
     Delphi also had $2.0 billion in senior unsecured securities (the “Senior Notes”), plus unpaid interest, outstanding as of the Petition Date. The Senior Notes were issued under the indenture, dated as of April 28, 1999, between Delphi Automotive Systems Corporation (Delphi’s predecessor in interest) and The First National Bank of Chicago. As of the Petition Date, four series of the Senior Notes were issued and outstanding: (i) $500 million of the 6.55% notes due June 15, 2006, (ii) $500 million of the 6.50% notes due May 1, 2009, (iii) $500 million of the 6.50% notes due August 15, 2013, and (iv) $500 million of the 7.125% notes due May 1, 2029.
          3. Junior Subordinated Notes And Trust Preferred Securities
     Delphi’s wholly-owned non-debtor subsidiaries, Delphi Trust I (“Trust I”) and Delphi Trust II (“Trust II”), issued trust preferred securities in 2003. Trust I issued ten million shares of 8.25% Cumulative Trust Preferred Securities (the “Cumulative Trust Preferred Securities”) with a liquidation amount of $25 per trust preferred security and an aggregate liquidation preference amount of $250 million. The sole assets of Trust I were $257 million of aggregate principal amount of Delphi junior subordinated notes due 2033. Trust II issued 150,000 shares of Adjustable Rate Trust Preferred Securities (the “Adjustable Rate Trust Preferred Securities” and, collectively with the Cumulative Trust Preferred Securities, the “Trust Preferred Securities” or “TOPrS”) with a five-year initial rate of 6.197%, a liquidation amount of $1,000 per trust preferred security, and an aggregate liquidation preference amount of $150 million. The sole assets of Trust II were $155 million of aggregate principal amount of Delphi junior subordinated notes due 2033. Neither Trust I nor Trust II has sought chapter 11 protection. Pursuant to the Amended and Restated Declarations of Trust for Trust I and Trust II, Delphi’s filing of a chapter 11 petition was an “Early Termination Event.” On November 14, 2006 the property trustee of each Trust liquidated each Trust’s assets and distributed to each holder of the Trust Preferred Securities a pro rata share of each Trust’s respective junior subordinated notes issued by Delphi.
          4. Other Material Debt Obligations
     Prior to the Petition Date, Delphi also maintained a revolving accounts receivable securitization program in the U.S. (the “U.S. Facility Program”). Under the U.S. Facility Program, certain receivables, related securities, and collections (collectively, the “Receivables”) generated by Delphi, Delphi Automotive Systems LLC (“DAS LLC”), and Delco Electronics LLC (which was subsequently merged into DAS LLC) were sold and assigned to Delphi Receivables LLC, which in turn sold and assigned the Receivables to the parties to a Receivables Purchase Agreement. In March 2005, the U.S. Facility Program, which would have expired on March 22, 2006, was amended to allow Delphi to maintain effective control over the Receivables. In June 2005, the U.S. Facility Program was further amended to add a new co-purchaser to the program, to adjust the borrowing limit to $730 million, and to conform the leverage ratio financial covenant to be consistent with the amended facilities covenant. On October 6, 2005, the Debtors gave notice of their election to terminate the U.S. Facility Program pursuant to the terms of the relevant agreements upon the earlier of October 11, 2005 and the occurrence of an amortization event. The commencement of these Chapter 11 Cases constituted such an amortization event, and the U.S. Facility Program was thereby terminated. As of the Petition Date, there were no outstanding amounts under the U.S. Facility Program.
          5. Equity
     As of January 31, 2007, there were 561,781,590 shares of common stock of Delphi outstanding. Prior to October 11, 2005, Delphi’s common stock was listed on the New York Stock Exchange (the “NYSE”). On October 11, 2005, the NYSE announced the suspension of trading of Delphi’s common stock trading under the symbol “DPH”. This action followed the NYSE’s announcement on October 10, 2005 that it was reviewing Delphi’s continued listing status in light of Delphi’s announcements involving the filing of voluntary petitions for reorganization relief under chapter 11 of the Bankruptcy Code. The NYSE subsequently determined to suspend trading based on the trading price for the common stock, which closed at $0.33 on October 10, 2005, and completed delisting proceedings on November 11, 2005. Delphi’s common stock is being traded on the Pink Sheets under the symbol “DPHIQ” and is no longer subject to the regulations and controls imposed by the NYSE. Pink Sheets is a centralized quotation service that collects and publishes market maker quotes for over the counter (“OTC”) securities in real time. Delphi’s listing status on the Pink Sheets is dependent on market makers’ willingness to provide the service of accepting trades to buyers and sellers of the stock. Unlike securities traded on a stock exchange, such as the NYSE, issuers of securities traded on the Pink Sheets do not have to meet any specific quantitative and qualitative listing and maintenance standards.

     H. Prepetition Corporate Structure Of Delphi’s U.S. Entities
     At the time of the Debtors’ filing for chapter 11 reorganization, Delphi’s U.S. entities had the following corporate structure.
V. DELPHI’S TRANSFORMATION PLAN
     A. The Transformation Plan
     Since the commencement of these Chapter 11 Cases, the Debtors have been focused on identifying and resolving certain key issues so that they can successfully emerge from chapter 11 and return to profitability. On March 31, 2006, Delphi outlined the key tenets of its Transformation Plan that the Company believed would enable it to return to stable, profitable business operations. Much of the effort throughout these Chapter 11 Cases has been focused on meeting the goals outlined in the Transformation Plan.

     To complete its Transformation Plan, Delphi identified five key areas for change as illustrated below.
     Delphi has made significant progress in achieving the objectives of its Transformation Plan and is now poised to emerge from chapter 11. First, Delphi has negotiated amended collective bargaining agreements with its Unions that should make Delphi more competitive in its U.S. operations. Second, Delphi has entered into comprehensive settlement and restructuring agreements with GM, a key objective in these Chapter 11 Cases. Third, with respect to its product portfolio and manufacturing facility realignment, Delphi has made substantial progress in identifying and beginning to divest or wind down those facilities and business lines that are not within Delphi’s future plans. Fourth, Delphi is implementing important cost savings in its organizational cost structure and rationalization of its salaried workforce to competitive levels that will allow it to emerge from chapter 11 much leaner and in a better competitive position. Fifth, Delphi has received favorable pension funding waivers from the IRS and received additional waivers related to freezing its pension plans which, combined with the transaction under the Internal Revenue Code of 1986 (the “IRC”), Section 414(l) and Section 208 of the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. §§ 1001-1461 (“ERISA”), and adequate debt financing and equity infusions, will allow Delphi to fund its pension plans upon emergence from chapter 11. As a result of its progress in achieving the goals of its Transformation Plan, Delphi has been able to formulate a business plan going forward that will allow it to return to profitability.

     B. The Paths To Delphi’s Transformation
     On March 31, 2006, the same day that Delphi announced the Transformation Plan, the Debtors also announced that they were pursuing a dual track process for achieving key aspects of the Transformation Plan by commencing proceedings under sections 1113 and 1114 of the Bankruptcy Code for authority to reject their U.S. labor agreements and to modify retiree benefits, and simultaneously filing a motion to reject unprofitable supply contracts with GM. See Motion For Order Under 11 U.S.C. § 1113(c) Authorizing Rejection Of Collective Bargaining Agreements And Under 11 U.S.C. § 1114(g) Authorizing Modification Of Retiree Welfare Benefits (Docket No. 3035) (the “1113/1114 Motion”) and Motion For Order Under 11 U.S.C. § 365 And Fed. R. Bankr. P. 6006 Authorizing Rejection Of Certain Executory Contracts With General Motors Corporation (Docket No. 3033) (the “GM Contract Rejection Motion”). Although the Debtors determined that it was necessary to file these two motions, Delphi continued to work diligently to obtain consensual agreements with its Unions and GM. In fact, the hearings on the 1113/1114 Motion and the GM Contract Rejection Motion were scheduled to commence five weeks after the filing of the motions so that the parties could continue to work on consensual agreements before the hearings.
     On May 9, 2006, the hearing on the Debtors’ 1113/1114 Motion commenced. The initial phase of the hearing on the 1113/1114 Motion spanned nearly a month, with eight trial days during which the Debtors presented the testimony of 12 witnesses. On June 5, 2006, following the close of the Debtors’ direct case, the contested hearing on the 1113/1114 Motion was adjourned, along with the scheduled hearing on the GM Contract Rejection Motion, initially for a 60-day period. The adjournment period permitted the Debtors and their professionals to focus their attention on negotiations with key stakeholders.
     On August 1-3, 2006, the Debtors convened a series of meetings with the statutory and certain ad hoc committees to update them on Delphi’s Transformation Plan, the Company’s discussions with GM, and potential strategies for further litigation of the 1113/1114 Motion and the GM Contract Rejection Motion. At the meetings, the Debtors presented the committees with six approaches to execute the Transformation Plan. Paths one, two, and three contemplated reaching near-term resolutions with the Unions and GM. Paths four, five, and six were based on the assumption that a resolution with the Unions and GM could not be achieved quickly.

     The Debtors, the Creditors’ Committee, and the Equity Committee agreed that reaching a near-term resolution with the Unions and GM would be the preferred path, but had different views on which of the first three paths to take in reaching the near-term resolution. The Debtors recommended pursuing “Path 1.” Path 1 would require an agreement with the Unions and a “bifurcated” GM agreement, which would outline GM’s contribution to the Debtors’ restructuring and grant GM a release while saving for a later date the issue of GM’s claims against the Debtors’ Estates. The next steps on Path 1 would be the suspension of the 1113/1114 Motion and the GM Contract Rejection Motion and the negotiation of the GM claims and Delphi’s plan of reorganization.
     Neither the Statutory Committees nor GM favored the Path 1 approach and instead preferred the course of action outlined in “Path 3.” Delphi received clear and unequivocal input from GM that it would not explore a consensual path that did not include the determination of GM’s net exposure to the Debtors (including any recovery by GM on its claims against the Debtors’ Estates). Similarly, the Statutory Committees indicated clearly that they would not consider a settlement with GM (and compromise of the Debtors’ claims against GM) prior to a determination of anticipated recoveries for creditors and equity interests. Path 3 involved comprehensive agreements with both GM and the Unions, which would allow for the dismissal of the 1113/1114 Motion and the GM Contract Rejection Motion, followed by the completion of a reorganization plan that would be consensual or contested depending on overall stakeholder support.
     Following the meetings of August 2006, in communications from the principals of the Creditors’ Committee, Delphi was encouraged to take a leadership role in fostering discussions to explore the comprehensive Path 3 resolution. Accordingly, the Company set a course to resolve the GM and labor issues through the commencement of “framework” discussions. Because of the need to determine GM’s net exposure as well as the Statutory Committees’ expected recovery in any comprehensive resolution, the framework discussions on those issues ran in parallel with (and ultimately ahead of) discussions on a labor resolution.

     C. The Framework Discussions
     Very early in the framework discussions, GM and the Creditors’ Committee were able to agree on creditor recoveries of “par plus accrued at Plan value,” that is, payment of claims in full (with interest) with cash and common stock in the reorganized entity (“Reorganized Delphi”) valued at a negotiated total enterprise value. Although GM and the Creditors’ Committee were able to reach agreement in a relatively short period of time regarding the level of potential recoveries for creditors, GM and the Creditors’ Committee spent a significant amount of time discussing what a “par plus accrued at Plan value” recovery would mean in practice and how such a recovery could be accomplished. The parties negotiated an agreed deemed value of the reorganized debtors’ equity at $45.00 per share and an assumption of a trade and other unsecured claims base (with certain exclusions) of $1.7 billion, which would allow the reorganized Debtors’ total enterprise value to fall within a range acceptable to the Debtors and the Creditors’ Committee. The discussions between GM and the Creditors’ Committee did not contemplate a recovery for existing equity security holders. The lack of distributions to the Debtors’ existing equity security holders was consistent with the Debtors’ belief, as announced in a Form 8-K filed on December 19, 2005, that it was highly unlikely that existing equity holders would receive any value in the Chapter 11 Cases on account of the equity securities of Delphi because the Debtors believed the parent holding company was hopelessly insolvent. Nevertheless, by August 17, 2006, the Debtors viewed the progress made in the Framework Discussions as significant and informed the Bankruptcy Court that the parties to the 1113/1114 Motion had agreed to adjourn the motion to September 20, 2006.
     In September 2006, the Equity Committee and Appaloosa were able to generate support among the various stakeholders for recoveries on behalf of equity security holders which would be realized, at least partially, through a Rights Offering. To realize these potential recoveries, however, the framework discussions still needed to address the labor issues, the GM issues, and the business plan for the Company that would support these desired recoveries. The Debtors and other stakeholders realized that the settlement of the Transformation Plan issues, and the GM claims in particular, would be necessary for any value to be distributed to junior stakeholders. The Debtors, as well as the other participants in the framework discussions, also agreed that an outside plan investor in some form would be necessary to achieve the expected results.
     An all-day negotiating session on November 16, 2006 was followed by an evening meeting of Delphi’s Board of Directors, at which the Debtors selected A-D Acquisition Holdings, LLC, an affiliate of Appaloosa, Harbinger Capital Partners Master Fund I, Ltd. (“Harbinger”), Cerberus Capital Management, L.P. (“Cerberus”), Merrill Lynch, Pierce, Fenner & Smith, Incorporated (“Merrill Lynch”), and UBS Securities LLC (“UBS”) as potential plan investors (collectively, the “Original Investors”) and decided that they would pursue earnest negotiation of definitive documents with the Original Investors to determine if there was a viable transaction that could be accomplished. The Debtors’ selection of Appaloosa and Cerberus was based, in part, on the potential financing in support of the Transformation Plan and reorganization plan that the investors were willing to undertake. Cerberus was willing to purchase convertible preferred stock of Reorganized Delphi (which would contain certain corporate governance provisions) and Appaloosa was willing to undertake a rights offering (the “Rights Offering”) (which would provide value to existing equity holders).

     In addition, Appaloosa and Cerberus each brought certain strengths to a potential transaction. Appaloosa, by virtue of its sizable investment in Delphi’s equity and bonds, was in a strong position to support or oppose any transaction. Cerberus has an operations staff in the automotive sector and was thought more likely to be viewed by the Unions as a constructive partner. GM was also favorably inclined towards Cerberus because of Union support and because of positive experience with Cerberus’s involvement with General Motors Acceptance Corporation. This feedback from GM encouraged the Company that it could complete the transaction, and therefore realize the Transformation Plan and emerge from chapter 11 protection in the near term.
     D. Negotiation Of The Framework Agreements
     By late November 2006, the Debtors and the Original Investors began working on documenting their agreements. Prior to that time period, various groups had circulated and commented on draft “term sheets” outlining potential agreements for the framework for a plan of reorganization (the “Framework Agreements”) and discussion points related to the Framework Agreements. Both the Equity Committee and the Creditors’ Committee actively reviewed and commented on the “term sheets” and many of their discussion points were incorporated in the Framework Agreements. After late November and early December 2006, the Creditors’ Committee declined to comment further on the Framework Agreements, despite several invitations from the Debtors to do so. The Equity Committee did continue to comment on the Framework Agreements, and the Debtors continued to carefully evaluate each of its comments.
     On December 11, 2006, Delphi’s management presented to the Board for approval an investment agreement and plan support agreement. These agreements were fully negotiated and were the most favorable agreements that management at that time believed it could reasonably achieve under the circumstances through arms-length bargaining. After a full discussion with the management team and its advisors, the Board approved and authorized the Company to enter into these agreements. Taking into account the transaction as a whole, including the fact that it could facilitate an emergence from chapter 11 in an orderly fashion and in an acceptable timeframe (of critical importance in preserving the value of the estate), as well as the importance of having GM publicly committed to certain plan framework support agreements, the Debtors concluded that the benefits to the Debtors’ Estates of entering into the agreements outweighed the burdens imposed under the agreements.
     On December 18, 2006, Delphi announced that it had entered into a Plan Framework Support Agreement (the “PSA”) with the Original Investors and GM, which outlined a framework plan of reorganization, including an outline of the proposed financial recovery of the Company’s stakeholders and the treatment of certain claims asserted by GM, the resolution of certain pension funding issues, and the corporate governance of Reorganized Delphi. The PSA, as well as the economics and structure of the plan framework itself, was expressly conditioned on reaching consensual agreements with the Unions and GM.
     On the same date, the Debtors filed a motion (the “Framework Motion”) with the Bankruptcy Court seeking approval of the PSA and an Equity Purchase and Commitment Agreement (the “Original EPCA”) among the Company and the Original Investors under the terms and subject to the conditions of which the Original Investors would invest up to $3.4 billion in reorganized Delphi.
     The Framework Motion drew immediate objections from, among others, the Creditors’ Committee and the Equity Committee, as well as the ad hoc trade committee. In addition, on December 21, 2006, the Debtors received an unsolicited investment proposal from Highland Capital Management L.P. (“Highland”). Due to the objections and the unsolicited proposal, the Debtors agreed to postpone the hearing on the Framework Motion from January 5 to January 11, 2007. Through a series of negotiations spanning the Christmas and New Year holidays, the Debtors were able to clarify certain ambiguities in and make certain changes to the PSA and the Original EPCA. As a result, the Creditors’ Committee and the ad hoc trade committee withdrew their objections. Ultimately, however, the hearing on the Framework Motion was contested by the Equity Committee and Highland and featured testimony from, among others, Delphi’s Chairman and Chief Restructuring Officer. On January 12, 2007, the Bankruptcy Court authorized the Debtors to enter into the Original EPCA and approved the PSA. The Debtors entered into the Original EPCA on January 18, 2007.
     The Debtors’ entry into the Original EPCA and PSA, as described in more detail in Section VII – Plan Investor And Exit Financing below, marked a significant milestone in these Chapter 11 Cases. In addition to providing a key equity component of the Debtors’ exit financing, the entry into the Original EPCA and PSA allowed the Debtors to suspend the 1113/1114 Motion and the GM Contract Rejection Motion, which allowed the Debtors, the Unions, GM, and the Original Investors to focus on more productive discussions with the Unions and GM. These discussions ultimately led to the consensual resolutions with the Unions and GM that laid the groundwork for the Debtors’ emergence from chapter 11.
     E. Labor Transformation
          1. The 1113/1114 Motion
     When it filed the 1113/1114 Motion, Delphi had approximately 47,400 employees in the United States, of whom approximately 33,100 were production and skilled employees, a majority of which were represented by the UAW, IUE-CWA, USW, IAM, IBEW, and IUOE at Delphi’s manufacturing sites. Of these employees, approximately 23,317 were represented by the UAW, approximately 8,514 were represented by the IUE-CWA, approximately 889 were represented by the USW, and approximately 124 were represented by the IAM, IBEW, and IUOE.
     As outlined in more detail above in Section IV– Historical Overview Of Delphi, the costs associated with Delphi’s collective bargaining agreements led Delphi to conclude that it must deal with the legacy labor costs as part of its restructuring. After attempts to reach consensual agreements with its Unions were unsuccessful, the Debtors filed the 1113/1114 Motion.
          2. The Attrition Programs
     Notwithstanding the 1113/1114 Motion, throughout these cases, Delphi consistently communicated a clear message to its hourly workforce that it was committed to finding a consensual labor resolution. An example of that commitment was Delphi’s consensual reduction of the size of its hourly workforce through negotiated attrition programs, implemented with the assistance of GM. On March 22, 2006, Delphi, GM, and the UAW entered into a three-party agreement establishing a special attrition program (the “UAW Special Attrition Program”), under which certain eligible Delphi U.S. hourly employees represented by the UAW were offered normal and early voluntary retirements with a $35,000 lump sum incentive payment paid by Delphi and reimbursed by GM. The program also provided a pre-retirement program for employees with at least 27 and fewer than 30 years of credited service. In addition, employees who elected to participate were eligible to retire as employees of Delphi or to flow back to GM and retire. On May 8 and 12, 2006, the Bankruptcy Court entered an order and an amended order, respectively, approving the UAW Special Attrition Program. During late spring and early summer, Delphi and the UAW negotiated a supplemental agreement to the foregoing attrition program. The UAW supplemental agreement expanded the UAW Special Attrition Program to include a pre-retirement program for employees with 26 years of credited service and provided buyouts for UAW-represented hourly employees. The buyout payments, depending on the amount of seniority or credited service, ranged from $40,000 to $140,000. GM agreed to reimburse Delphi for one-half of these buyout payments and in exchange received an allowed prepetition general unsecured claim.
     On June 16, 2006, Delphi, GM, and the IUE-CWA reached agreement on the terms of a special attrition program (the “IUE-CWA Special Attrition Program”) that substantially mirrored the UAW Special Attrition Program, as later supplemented. The cash cost of the lump sum incentive payments of $35,000 per eligible IUE-CWA-represented employee and one-half of the $40,000 to $140,000 buyout payments would be paid by Delphi and reimbursed by GM. GM received an allowed prepetition general unsecured claim equal to the amount it reimbursed Delphi for the buyout payments. On July 7, 2006, the Bankruptcy Court entered an order approving the IUE-CWA Special Attrition Program and the supplement to the UAW Special Attrition Program (Docket No. 4461).
     Approximately 21,800 U.S. hourly employees represented by the UAW were eligible for buyout payments, with approximately 14,700 of those employees eligible to participate in the retirement and pre-retirement programs. As of September 26, 2006, approximately 12,400 of Delphi’s UAW-represented employees, representing approximately 84% of the retirement-eligible UAW workforce, opted to retire by January 1, 2007. Approximately 1,400 additional UAW-represented Delphi employees elected a buyout.
     Approximately 7,500 U.S. hourly employees represented by the IUE-CWA were eligible for buyout payments, with approximately 3,200 of those employees eligible to participate in the retirement and pre-retirement programs. As of August 18, 2006, approximately 6,200 IUE-CWA-represented Delphi employees, representing approximately 82% of the eligible IUE-CWA-represented workforce, opted to participate in the attrition program. Although these special hourly attrition programs provided nearly two-thirds of Delphi’s existing UAW and IUE-CWA-represented long-term hourly employees (as of September 26, 2006 and August 18, 2006, respectively) with “soft landings” through a combination of retirement programs, attrition programs, and GM flowbacks, the attrition programs did not resolve the issues related to Delphi’s uncompetitive labor agreements.
     As a result, following the adjournment of the 1113/1114 Motion and throughout the subsequent months, Delphi, the Unions, and GM continued to negotiate in an attempt to modify the Unions’ collective bargaining agreements. In June, July, and August 2007, Delphi reached major milestones with the UAW, IUE-CWA, USW, IAM, IBEW, and IUOE by entering into memoranda of understanding with these unions and GM as described more fully below. As a result of these settlement agreements, on September 4, 2007, the Bankruptcy Court entered an order withdrawing the 1113/1114 Motion without prejudice, subject to the Bankruptcy Court’s prior settlement agreement approval orders.
                    3. Labor Settlement Agreements
     The labor settlements with Delphi’s Unions provided certainty with respect to future labor costs and allowed Delphi to formulate this important aspect of its post-emergence business plan. The benefits of the various labor settlements are summarized briefly in the chart below, and more detailed terms of each settlement follow. In all cases, the summary of the settlement agreements set forth below is qualified entirely by and is subject to the actual terms and conditions of the respective settlement agreement. Capitalized terms used and not otherwise defined in those summaries set forth below have the meanings ascribed to them in the respective settlement agreements.

Union	Non-Competitive Terms		Transformed Terms
	▪	Delphi prohibited from disposing of many operations necessary for portfolio transformation	▪	Delphi will retain ownership and operations in four UAW facilities, seven facilities will be sold or transferred to a third party, and ten facilities will be closed—portfolio transformation achieved
	▪	Job security provisions that required retention of redundant employees	▪	Job security provisions requiring retention of redundant employees eliminated
UAW	▪	Yearly percentage wage and COLA increases	▪	Workforce transformation programs to eliminate high cost legacy wage, job and income security, and benefit levels and to balance manpower with ongoing manufacturing requirement
	▪	Unsustainable pension and OPEB obligations	▪	Mandatory buy down to Tier II wage & benefit levels for any remaining legacy employees
	▪	Numerous non-competitive programs and joint activities	▪	Yearly wage increases based on industry index; COLA eliminated
			▪	Agreement to freeze pension plan and transfer OPEB obligations to GM
			▪	Participation in UAW GM CHR and mandatory funding of joint programs discontinued

Union	Non-Competitive Terms		Transformed Terms
	▪	Delphi prohibited from disposing of many operations necessary for portfolio transformation	▪	Delphi will retain three plants. Two others will be sold and two will be closed—portfolio transformation achieved
	▪	Job security provisions required retention of redundant employees	▪	Job security provisions requiring retention of redundant employees eliminated
	▪	Employees hired before 2003 grew into higher wages	▪	Workforce transformation program to eliminate high cost legacy wage, job and income security, and benefit levels and to balance manpower with ongoing manufacturing requirement
IUE-CWA	▪	Unsustainable pension and OPEB obligations	▪	Modified wages and benefits; mandatory buy down to Tier II wage & benefit levels for any remaining legacy employees—new regular employees at more competitive wage and benefits
	▪	Numerous non-competitive programs and joint activities	▪ ▪	Agreement to freeze pension plan and transfer OPEB obligations to GM Participation in Joint Activities Center and mandatory funding of joint programs discontinued

	▪	No sale/no closure provisions prevented closure of Home Avenue plant	▪	Agreement to sell businesses and close Home Avenue plant
USW	▪	Job security provisions required retention of redundant employees	▪	Job security provisions requiring retention of redundant employees eliminated
	▪	Unsustainable pension and OPEB obligations	▪	Workforce transformation program to eliminate high cost legacy wage, job and income security, and benefit levels and to balance manpower with ongoing manufacturing requirements
	▪	Numerous non-competitive programs and joint activities	▪ ▪	Competitive wage, benefit, and work practice agreements for Vandalia plant Agreement to freeze pension plan and transfer OPEB obligations to GM
			▪	Mandatory funding of joint programs discontinued

	▪	Yearly percentage wage and COLA increases	▪	COLA eliminated
IAM	▪	No sale/no closure provisions	▪	Plant closure restrictions eliminated
	▪	Unsustainable pension and OPEB obligations	▪	Workforce transformation program to eliminate redundant employees as operations conclude
			▪	Agreement to freeze pension plan and transfer OPEB obligations to GM

	▪	Yearly percentage wage and COLA increases	▪	COLA eliminated
IBEW	▪	Job security provisions required retention of redundant employees	▪	Agreements related to job security and guaranteed levels of employment eliminated
	▪	No sale/no closure provisions	▪	Plant closure restrictions eliminated
	▪	Unsustainable pension and OPEB obligations	▪	Workforce transformation program to eliminate redundant employees as operations conclude
			▪	Agreement to freeze pension plan and transfer OPEB obligations to GM

	▪	Yearly percentage wage and COLA increases	▪	COLA eliminated
IUOE	▪	Job security provisions required retention of redundant employees	▪	Agreements related to job security and guaranteed levels of employment eliminated
	▪	No sale/no closure provisions	▪	Plant closure restrictions eliminated
	▪	Unsustainable pension and OPEB obligations	▪	Workforce transformation program to balance workforce with ongoing requirements
			▪	Agreement to freeze pension plan and transfer OPEB obligations to GM

                    (a) UAW
     On June 22, 2007, the UAW, Delphi, and GM entered into a memorandum of understanding (the “UAW Settlement Agreement” or the “UAW Memorandum of Understanding”) to enable continued transformation to more competitive wage and benefit levels, to address capacity, divestiture, work rules, and staffing level issues, and to better position Delphi to retain existing business and attract new business. The UAW, Delphi, and GM also agreed to the “Term Sheet—Delphi Pension Freeze and Cessation of OPEB, and GM Consensual Triggering of Benefit Guarantee,” which facilitated the freeze of Delphi’s pension plan and the assumption of billions of dollars of OPEB liabilities by GM, thereby dramatically reducing Delphi’s ongoing benefit costs. The UAW Memorandum of Understanding was ratified by the UAW membership on June 28, 2007 and approved by the Bankruptcy Court on July 19, 2007.
     The UAW Settlement Agreement, among other subject matters, provides that:
•	The terms of the UAW CBAs are extended until September 14, 2011;

•	A site plan is implemented with respect to each of 21 UAW-Delphi plants which includes specific revenue, production, and job commitments from Delphi and/or GM and pursuant to which Delphi, with support from GM through subsidies, will retain ownership and operations in four facilities, seven facilities will be sold or transferred to a third party so that Delphi will have no further operational or employment responsibilities after certain specified sunset dates, and ten facilities will be closed;

•	A workforce transition program is implemented for traditional UAW-represented employees that provides eligible employees with transformation plan options including (i) attrition options similar to the previously-approved UAW attrition programs, (ii) flowback rights to eligible Delphi employees as of the Petition Date who do not elect the attrition options, including relocation allowances of up to $67,000 in certain circumstances when plants cease production, (iii) provision of lump sum “buy-down” payments totaling $105,000 for traditional production employees who do not elect the attrition option or flowback and continue to work for Delphi under the terms of the 2004 UAW-Delphi Supplemental Agreement applicable to employees hired after 2004, transferring those employees to Supplemental Employee Status as of October 1, 2007, (iv) conversion of temporary employees in UAW-Delphi plants to permanent employee status, and (v) severance payments up to $40,000 to eligible employees who are permanently laid off prior to September 14, 2011;

•	Certain terms of the 2004 UAW-Delphi Supplemental Agreement with respect to wages, individual retirement and savings plans, and post-retirement health care accounts are modified;

•	Certain terms of the UAW CBAs are modified with respect to provisions covering hiring requirements, existing CHR/Legal Services, holiday schedule, workers’

compensation letter, temporary employees, Appendix L, GIS, AOL, and other matters described in Attachment E to the UAW Memorandum of Understanding;

•	Local negotiations subject to mutual agreement regarding work rules and other local agreement issues will be conducted on an expedited basis;

•	Delphi’s commitment in the 2004 UAW-Delphi Supplemental Agreement to the principle of “equivalence of sacrifice” when establishing compensation and benefit levels for salaried employees and management is reaffirmed;

•	All employee, retiree, and union asserted and unasserted claims are settled (except for waiver of rights to vested pension benefits, workers compensation benefits, unemployment compensation benefits, and pending ordinary course grievances of employees remaining in the workforce); and

•	The UAW will receive an allowed prepetition claim in the amount of $140 million on account of the CHR and Legal Services claims as of April 1, 2007 (to be adjusted by the difference between accruals through October 1, 2007 and expenditures until the effective date of a plan of reorganization (the “Effective Date”)) of which $30 million will be paid to the UAW-GM Center for Human Resources and the balance will be paid directly to the DC VEBA (“Defined Contribution Voluntary Employee Beneficiary Association”) established pursuant to a settlement agreement approved by the court in the case of International Union, UAW, et al. v. General Motors Corp., Civil Action No. 05-73991.
     In connection with the UAW Memorandum of Understanding, Delphi and the UAW have also agreed that Delphi will pay as soon as reasonably practicable after the effective date of the UAW Settlement Agreement approximately (but in no event more than) $993,000 in cash severance and vacation payments to former UAW-represented hourly employees of Manufacturers Products Co. (“MPC”), a former distressed supplier to the Debtors. The payments relate to an unfunded budget line for severance and vacation payments in connection with an Accommodation Agreement dated January 24, 2006 among Delphi, MPC, and certain third parties pursuant to which parts (including an inventory bank) were produced in February and March 2006. Delphi had previously disputed any contractual or other basis for these claims. Based on Delphi’s participation in the Accommodation Agreement, its pro-rata apportionment of the claims would have been approximately $233,355. When MPC wound down and distributed the proceeds of its liquidation, Delphi received approximately $209,000 in reimbursement of payments made under the Accommodation Agreement; however, none of the severance or vacation payments to UAW-represented employees contemplated under the Accommodation Agreement were previously paid. These MPC-related payments are to be in full satisfaction of all claims against the Debtors arising or related to MPC and the Accommodation Agreement and the Debtors will receive full releases therefor, including from each payment recipient. In addition, all related claims filed in Delphi’s Chapter 11 Cases will be expunged and released, including claim number 13270.
     Effective upon the execution by Delphi and GM of a comprehensive settlement agreement resolving certain financial, commercial, and other matters between Delphi and GM and substantial consummation of a plan of reorganization proposed by Delphi in its Chapter 11 Cases and confirmed by the Bankruptcy Court which incorporates, approves, and is consistent with all of the terms of the UAW Settlement Agreement and the Delphi-GM settlement, the UAW Settlement Agreement, among other subject matters, provides that:
•	Delphi’s obligation to provide certain retiree welfare benefits is eliminated and GM is obligated to provide certain retiree welfare benefits for certain UAW-represented employees covered as provided in the Benefit Guarantee Term Sheet;

•	A transfer of certain pension assets and liabilities from Delphi’s hourly pension plan to GM’s hourly pension plan is effectuated pursuant to IRC Section 414(l). Delphi will issue a note to GM upon the transfer with a value equal to the amount of the transfer to be paid within ten days;

•	Delphi’s existing pension plan is frozen in certain respects effective upon emergence from chapter 11 and GM is obligated to pay certain benefits for certain UAW-represented employees covered as provided in the Benefit Guarantee Term Sheet;

•	The amount of $450 million is funded by GM, which the UAW has directed to be paid directly to the DC VEBA established pursuant to a settlement agreement approved by the court in the case of International Union, UAW, et al. v. General Motors Corp., Civil Action No. 05-73991;

•	The UAW Memorandum of Understanding (including the UAW CBAs) is assumed pursuant to 11 U.S.C. § 365;

•	The UAW released parties are exculpated and released in connection with the UAW Memorandum of Understanding and Delphi’s Chapter 11 Cases; and

•	Delphi and GM receive releases from the UAW, all employees and former employees of Delphi represented or formerly represented by the UAW, and all persons or entities with claims derived from or related to any relationship with such employees of Delphi arising directly or indirectly from or in any way related to any obligations under the collective bargaining agreements or the UAW Memorandum of Understanding (except for claims for benefits provided for or explicitly not waived under the UAW Memorandum of Understanding).
                    (b) IUE-CWA
     On August 5, 2007, the IUE-CWA, Delphi, and GM entered into a memorandum of understanding (the “IUE-CWA Memorandum of Understanding” or the “IUE-CWA Settlement Agreement”) covering site plans, workforce transition, and other comprehensive transformational issues. The IUE-CWA Memorandum of Understanding modifies, extends, or terminates provisions of the existing collective bargaining agreements among Delphi, the IUE-CWA, and its various locals, and provides that GM and Delphi will undertake certain financial obligations to Delphi’s IUE-CWA-represented employees and retirees to facilitate these modifications. The IUE-CWA, Delphi, and GM have also agreed to the “Term Sheet - Delphi Pension Freeze and

Cessation of OPEB, and GM Consensual Triggering of Benefit Guarantee,” which facilitates the freeze of Delphi’s pension plan and the assumption of significant OPEB liabilities by GM, thereby reducing Delphi’s ongoing benefit costs and liabilities. The IUE-CWA Memorandum of Understanding was approved by the Bankruptcy Court on August 16, 2007 and was ratified by the IUE-CWA membership as of August 20, 2007.
     The IUE-CWA Settlement Agreement, among other subject matters, provides that:
•	The terms of the IUE-CWA CBAs are extended until October 12, 2011;

•	A site plan is implemented with respect to each of seven IUE-CWA-Delphi plants which includes, at certain sites, certain revenue program and production commitments from Delphi and/or GM and pursuant to which Delphi, with support from GM through subsidies, will retain ownership and operations in three facilities; two facilities will be sold or transferred to a third party; and two facilities will be closed;

•	A workforce transition program is implemented for traditional IUE-CWA-represented employees that provides eligible employees with transformation plan options, including (i) attrition options similar to the previously-approved IUE-CWA attrition program, (ii) special employee placement opportunities for eligible Delphi employees who do not elect the attrition options, including relocation allowances of up to $67,000 in certain circumstances when specific plants cease production, (iii) provision of lump sum “buy-down” payments totaling up to $105,000 for eligible employees who do not elect the attrition option or become employed by GM and continue to work for Delphi under the terms of the IUE-CWA Settlement Agreement, and (iv) severance payments of up to $40,000 to eligible employees who are permanently laid off prior to October 12, 2011;

•	Certain terms of the IUE-CWA CBAs are modified with respect to wages and benefits for certain employees, including vacation entitlement, life insurance, extended disability benefits, supplemental unemployment benefits, paid holidays, and healthcare;

•	Certain terms of the IUE-CWA CBAs are modified with respect to provisions covering hiring requirements, existing Delphi Joint Activities Center (the “JAC”)/Legal Services, temporary employees, Appendix F, GIS, AOL, LJISA, and other matters described in Attachment E to the IUE-CWA Memorandum of Understanding;

•	Local negotiations for all Keep and Footprint sites conducted concurrently with the negotiations resulting in the IUE-CWA Settlement Agreement are final and binding upon ratification of the IUE-CWA Settlement Agreement;

•	All employee, retiree, and union asserted and unasserted claims are settled (except for waiver of rights to vested pension benefits, workers compensation benefits, unemployment compensation benefits, and pending ordinary course grievances of employees remaining in the workforce); and

•	The IUE-GM National Joint Skill Development and Training Committee will quitclaim any rights to the JAC Building to the IUE-CWA International or to an agreed upon not-for-profit entity.
     Effective upon the execution by Delphi and GM of a comprehensive settlement agreement resolving certain financial, commercial, and other matters between Delphi and GM and substantial consummation of a plan of reorganization proposed by Delphi in its Chapter 11 Cases and confirmed by the Bankruptcy Court which incorporates, approves, and is consistent with all of the terms of the IUE-CWA Settlement Agreement and Delphi-GM settlement, the IUE-CWA Settlement Agreement, among other subject matters, provides that:
•	Delphi’s obligation to provide certain retiree welfare benefits is eliminated and GM is obligated to provide certain retiree welfare benefits for certain IUE-CWA-represented employees covered as provided in the Benefit Guarantee Term Sheet;

•	A transfer of certain pension assets and liabilities from Delphi’s hourly pension plan to GM’s hourly pension plan is effectuated pursuant to IRC Section 414(l);

•	Delphi’s existing pension plan is frozen in certain respects effective upon emergence from chapter 11 and GM is obligated to pay certain benefits for certain IUE-CWA-represented employees covered as provided in the Benefit Guarantee Term Sheet;

•	The IUE-CWA will receive an allowed general unsecured prepetition claim against Delphi in the amount of $126 million in complete settlement of all asserted and unasserted IUE-CWA claims, including, but not limited, to IUE-CWA/JAC asserted and unasserted claims (the “IUE-CWA Allowed Claim”). The proceeds realized by the IUE-CWA from a $26 million dollar portion of the IUE-CWA Allowed Claim, will be paid directly to the voluntary employee beneficiary association (“VEBA”) trust to be established and sponsored by the IUE-CWA to provide supplemental retiree health insurance to certain eligible Delphi employees and their dependents; the proceeds realized by the IUE-CWA and/or the VEBA trust, from a $90 million dollar portion of the IUE-CWA Allowed Claim, will be paid directly to a VEBA trust to be established and sponsored by the IUE-CWA for the purpose of funding employee benefits for active and retired employees and their dependents; and the proceeds realized by the IUE-CWA and/or a VEBA trust, from a $10 million dollar portion of the IUE-CWA Allowed Claim, will be paid directly to the successor to the JAC entity which will be established and administered by the IUE-CWA;

•	The IUE-CWA Memorandum of Understanding (including the IUE-CWA CBAs) is assumed pursuant to 11 U.S.C. § 365;

•	The IUE-CWA released parties are exculpated and released in connection with the IUE-CWA Memorandum of Understanding and Delphi’s Chapter 11 Cases; and

•	Delphi and GM receive releases from the IUE-CWA, all employees and former employees of Delphi represented or formerly represented by the IUE-CWA, and all persons or entities with claims derived from or related to any relationship with such employees of Delphi arising directly or indirectly from or in any way related to any obligations under the collective bargaining agreements or the IUE-CWA Memorandum of Understanding (except for claims for benefits provided for or explicitly not waived under the IUE-CWA Memorandum of Understanding, including, but not limited to, workers’ compensation benefits against Delphi, its subsidiaries, or affiliates that are otherwise assertable under applicable law).
                    (c) USW
     On August 16, 2007, the USW, Delphi, and GM entered into two memoranda of understanding, the first with the USW relating to the Debtors’ operations at Home Avenue (the “USW Home Avenue Settlement Agreement” or the “USW Home Avenue Memorandum of Understanding”) and the second with the USW relating to the Debtors’ operations at Vandalia (the “USW Vandalia Settlement Agreement” or the “USW Vandalia Memorandum of Understanding”) covering comprehensive transformational issues. The USW Home Avenue Settlement Agreement and the USW Vandalia Settlement Agreement modify, extend, or terminate provisions of the existing collective bargaining agreements among Delphi and the USW (the “USW CBAs”) and provide that GM and Delphi will undertake certain financial obligations to Delphi’s USW-represented employees and retirees to facilitate these modifications. These settlement agreements were approved by the Bankruptcy Court on August 29, 2007 and were ratified by the USW membership as of August 30, 2007 for the USW Home Avenue Settlement Agreement and August 31, 2007 for the USW Vandalia Settlement Agreement.
     The USW Home Avenue Settlement Agreement, among other subject matters, provides that:
•	The terms of the USW CBAs applicable at Home Avenue are extended until September 14, 2011;

•	Delphi and the USW agree that the businesses at the Home Avenue Operations will be sold or closed;

•	A workforce transition program is implemented for eligible USW-represented employees that provides eligible employees with transformation plan options, including attrition options similar to the previously-approved UAW and IUE-CWA attrition programs (see USW Home Avenue Settlement Agreement Attachment C, USW-Delphi-GM Special Attrition Program-Transformation);

•	Certain terms of the USW CBAs are modified with respect to provisions covering Plant Closing and Sale Moratorium, Sourcing, Job Security (Job Opportunity Bank (JOBS) Program), AOL, COLA, Independence Week Pay, Vacation Entitlement, Joint Activities funding, tuition assistance, Guaranteed Income Stream, benefits, temporary employees, and holidays; and

•	All employee, retiree, and union asserted and unasserted claims are settled (except for rights, if any, to vested pension benefits, workers’ compensation benefits, unemployment compensation benefits, future claims arising out of the modified USW

CBAs and pending ordinary course grievances of employees remaining in the workforce).
     Effective upon the execution by Delphi and GM of a comprehensive settlement agreement resolving certain financial, commercial, and other matters between Delphi and GM and substantial consummation of a plan of reorganization proposed by Delphi in its Chapter 11 Cases and confirmed by the Bankruptcy Court which incorporates, approves, and is consistent with all of the terms of the USW Home Avenue Settlement Agreement and Delphi-GM settlement, the USW Home Avenue Settlement Agreement, among other subject matters, provides that:
•	Delphi’s obligation to provide certain retiree welfare benefits is eliminated and GM is obligated to provide certain retiree welfare benefits for certain USW-represented employees covered as provided in the Term Sheet — Delphi Pension Freeze and Cessation of OPEB, and GM Consensual Triggering of Benefit Guarantee;

•	A transfer of certain pension assets and liabilities from Delphi’s hourly pension plan to GM’s hourly pension plan is effectuated pursuant to IRC Section 414(l);

•	Delphi’s existing pension plan is frozen in certain respects effective upon emergence from chapter 11 and GM is obligated to pay certain benefits for certain USW-represented employees covered as provided in Term Sheet — Delphi Pension Freeze and Cessation of OPEB, and GM Consensual Triggering of Benefit Guarantee;

•	The USW will receive an allowed general unsecured prepetition claim in the amount of $3 million against Delphi in complete settlement of all asserted and unasserted USW claims, including without limitation asserted and unasserted claims of current and former Vandalia Operations bargaining unit members. The proceeds realized by the USW will be contributed directly to a VEBA trust to provide certain retiree welfare benefits to certain eligible employees and retirees, including certain current or future participants in the Delphi Hourly-Rate Employee Pension Plan (“Delphi HRP” or “Delphi Hourly Plan”) or the GM Hourly-Rate Employee Pension Plan (“GM HRP” or “GM Hourly Plan”), and their dependents;

•	The amount of $9 million will be paid by GM to a VEBA in resolution of certain claims asserted by the USW, including in connection with the modification of retiree benefit programs, and without any acknowledgment by either GM or Delphi of those claims;

•	The USW Home Avenue Memorandum of Understanding (including the USW CBAs) is assumed pursuant to 11 U.S.C. § 365;

•	The USW released parties are exculpated and released in connection with the USW Home Avenue Memorandum of Understanding and Delphi’s Chapter 11 Cases; and

•	Delphi and GM receive releases from the USW, all employees and former employees of Delphi represented or formerly represented by the USW, and all persons or entities with claims derived from or related to any relationship with such employees of Delphi arising directly or indirectly from or in any way related to any obligations under the collective bargaining agreements between Delphi and the USW and between GM and the USW (except for claims for benefits provided for or explicitly not waived under the USW Home Avenue Memorandum of Understanding, including, but not limited to, workers’ compensation benefits against Delphi, its subsidiaries, or affiliates that are otherwise assertable under applicable law).
     The USW Vandalia Settlement Agreement, among other subject matters, provides that:
•	The terms of the USW CBAs applicable at Vandalia are extended until September 14, 2011;

•	A site plan is implemented with respect to the Vandalia Thermal Operation for which it is necessary to achieve an all-in blended labor wage and benefit rate of $19.57 per hour as soon as possible and maintain that rate for the life of the Vandalia local agreement; otherwise failure to accomplish and maintain this all-in blended wage and benefit rate will result in the Vandalia Thermal Operations being closed during the term of the Vandalia local agreements;

•	A workforce transition program is implemented for eligible USW-represented employees that provides eligible employees with transformation plan options, including attrition options similar to the previously-approved UAW and IUE-CWA attrition programs (see USW Vandalia Settlement Agreement, Section C, Special Attrition Program);

•	Certain terms of the USW CBAs are modified with respect to provisions covering Guaranteed Income Stream, benefits, vacation accrual, holidays, Income Security Plan, Joint Activities funding, Independence Week Pay, COLA, Shift Premium, AOL, and overtime; and

•	All employee, retiree, and union asserted and unasserted claims are settled (except for rights, if any, to vested pension benefits, workers’ compensation benefits, unemployment compensation benefits, future claims arising out of the modified USW CBAs, and pending ordinary course grievances of employees remaining in the workforce).
     Effective upon the execution by Delphi and GM of a comprehensive settlement agreement resolving certain financial, commercial, and other matters between Delphi and GM and substantial consummation of a plan of reorganization proposed by Delphi in its Chapter 11 Cases and confirmed by the Bankruptcy Court which incorporates, approves, and is consistent with all of the terms of the USW Vandalia Settlement Agreement and Delphi-GM settlement, the USW Vandalia Settlement Agreement, among other subject matters, provides that:
•	Delphi’s obligation to provide certain retiree welfare benefits is eliminated and GM is obligated to provide certain retiree welfare benefits for certain USW-represented employees covered as provided in the Term Sheet — Delphi Pension Freeze and Cessation of OPEB, and GM Consensual Triggering of Benefit Guarantee;

•	A transfer of certain pension assets and liabilities from Delphi’s hourly pension plan to GM’s hourly pension plan is effectuated pursuant to IRC Section 414(l);

•	Delphi’s existing pension plan is frozen in certain respects effective upon emergence from chapter 11 and GM is obligated to pay certain benefits for certain USW-represented employees covered as provided in Term Sheet — Delphi Pension Freeze and Cessation of OPEB, and GM Consensual Triggering of Benefit Guarantee;

•	The USW asserted and unasserted claims are resolved pursuant to Section F.2 and F.3 of the USW Home Avenue Settlement Agreement;

•	The USW Vandalia Memorandum of Understanding (including the USW CBAs) is assumed pursuant to 11 U.S.C. § 365;

•	The USW released parties are exculpated and released in connection with the USW Vandalia Memorandum of Understanding and Delphi’s Chapter 11 Cases; and

•	Delphi and GM receive releases from the USW, all employees and former employees of Delphi represented or formerly represented by the USW, and all persons or entities with claims derived from or related to any relationship with such employees of Delphi arising directly or indirectly from or in any way related to any obligations under the collective bargaining agreements between Delphi and the USW and between GM and the USW (except for claims for benefits provided for or explicitly not waived under the USW Vandalia Memorandum of Understanding).
                    (d) IAM, IBEW, and IUOE
     On July 31, 2007 and August 1, 2007, Delphi signed six memoranda of understanding with GM and the IAM, IBEW, and IUOE covering site plans, workforce, and transition as well as other comprehensive transformational issues (the “IAM, IBEW, and IUOE Settlement Agreements”). The IAM, IBEW, and IUOE Settlement Agreements are comprehensive agreements that modify, extend, or terminate provisions of the existing collective bargaining agreements among Delphi, the IAM, IBEW, IUOE, and their various locals and provide that GM and Delphi will undertake certain financial obligations to Delphi’s IAM, IBEW, and IUOE-represented employees and retirees to facilitate these modifications. The IAM, IBEW, and IUOE Settlement Agreements are comprised of one IAM agreement, ratified as of August 4, 2007, two IBEW agreements (relating to Electronics & Safety and Powertrain operations), ratified as of August 4, 2007, two IUOE agreements (relating to each of Local 832S and Local 18S), ratified as of August 9, 2007 and August 10, 2007, and one IUOE agreement (relating to Local 101S) that did not require ratification because there were no active bargaining unit members at the Olathe IUOE Local 101S site. The IAM, IBEW, and IUOE Settlement Agreements were approved by the Bankruptcy Court on August 16, 2007.

     The IAM, IBEW, and IUOE Settlement Agreements, among other subject matters, provide that:
•	Certain collective bargaining agreements are extended until September 14, 2011, subject to their termination provisions, certain operations are scheduled to be closed, and certain operations are acknowledged as closed;

•	A workforce transition program is implemented (except for IUOE Local 101S) for eligible employees that provides eligible employees with transformation plan options, including (i) attrition options similar to the previously-approved UAW and IUE-CWA attrition program for eligible employees who are participants in the Delphi Hourly-Rate Employees Pension Plan, (ii) provision of a lump sum “buy-down” payment totaling $10,000 for eligible employees, and (iii) severance payments up to $40,000 to eligible employees who are permanently laid off prior to September 14, 2011;

•	Certain terms of certain collective bargaining agreements are modified (the settlement agreement relating to IUOE Local 101S terminates and supersedes the 2003 IUOE Local 101S – Delphi Agreements and all related agreements and understandings); and

•	All employee, retiree, and union asserted and unasserted claims are settled (except for waiver of rights to vested pension benefits, workers compensation benefits, unemployment compensation benefits, and the right to pursue pending ordinary course grievance except for employees who have signed individual releases of claims).
     Effective upon the execution by Delphi and GM of a comprehensive settlement agreement resolving certain financial, commercial, and other matters between Delphi and GM and substantial consummation of a plan of reorganization proposed by Delphi in its Chapter 11 Cases and confirmed by the Bankruptcy Court which incorporates, approves, and is consistent with all of the terms of the IAM, IBEW, and IUOE Settlement Agreements and Delphi-GM settlement, the IAM, IBEW, and IUOE Settlement Agreements, among other subject matters, provide that:
•	Delphi’s obligation to provide certain retiree welfare benefits is eliminated and GM is obligated to provide certain retiree welfare benefits for certain IAM, IBEW, and IUOE-represented retirees and eligible employees covered as provided in the Term Sheet – Delphi Cessation and GM Provision of OPEB;

•	Delphi’s existing pension plan is frozen in certain respects effective upon emergence from chapter 11 for certain IAM, IBEW, and IUOE-represented employees as provided in Section C of the settlement agreement relating to IUOE Local 101S and Section D.2 of the other IAM, IBEW, and IUOE settlement agreements;

•	The IAM, IBEW, and IUOE Memoranda of Understanding (including certain collective bargaining agreements) are assumed pursuant to 11 U.S.C. § 365;

•	Certain released parties are exculpated and released in connection with the IAM, IBEW, and IUOE Memoranda of Understanding and Delphi’s Chapter 11 Cases; and

•	Delphi and GM receive releases from the IAM, IBEW, and IUOE, all employees and former employees of Delphi represented or formerly represented by the IAM, IBEW, and IUOE, and all persons or entities with claims derived from or related to any relationship with such employees of Delphi arising directly or indirectly from or in any way related to any obligations under the collective bargaining agreements or the IAM, IBEW, and IUOE Memoranda of Understanding (except for claims for benefits provided for or explicitly not waived under the IAM, IBEW, and IUOE Memoranda of Understanding, including, but not limited to, workers’ compensation benefits and unemployment compensation benefits against Delphi, its subsidiaries, or affiliates that are otherwise assertable under applicable law).
     F. GM Transformation
     As set forth above, on March 31, 2006 the Debtors filed the GM Contract Rejection Motion with the Bankruptcy Court seeking authority to reject certain customer contracts with GM under section 365 of the Bankruptcy Code. GM filed an objection to the GM Contract Rejection Motion and vowed to vigorously contest it. The GM Contract Rejection Motion covered approximately half of the North American annual purchase volume revenue from GM. The hearing on the motion was scheduled to commence on September 28, 2006, but was adjourned on several occasions with periodic chambers conferences being conducted in the interim to provide the Bankruptcy Court with updates regarding the status of negotiations to consensually resolve the motion. Further proceedings on the motion are currently suspended until further order of the Bankruptcy Court.
     Also on March 31, 2006, Delphi delivered a letter to GM initiating a process to reset the terms and conditions of more than 400 commercial agreements that expired between October 1, 2005 and March 31, 2006. The Company did not unilaterally revise the terms and conditions on which it has been supplying parts to GM under expired contracts or file additional contract rejection motions. As with the Unions, throughout these Chapter 11 Cases the Debtors remained committed to reaching consensual resolution with GM on this and several issues pertaining to the Transformation Plan.
          1. Investigation Into GM Claims And Causes Of Action
     In January 2006, the Debtors scheduled unliquidated claims against GM and reserved their rights to assert claims against GM in their Schedules of Assets and Liabilities and Statements of Financial Affairs. Similarly, from the outset of the Chapter 11 Cases, the Debtors have been aware of certain defenses to claims that might be asserted by GM against the Debtors’ Estates (collectively with the claims against GM, the “GM Claims and Defenses”). In addition, on July 31, 2006, GM and its affiliates filed a proof of claim (with additional attachments) against the Debtors’ Estates, which stated a liquidated claim in the aggregate amount of $6 billion and also identified further purported significant unliquidated claims. In its third quarter 2007 Form 10-Q filed on November 8, 2007, GM stated that its exact amount of claims could not be established (due in part to the contingent nature of many of its claims), but estimated the amount of its claims could be as much as $13 billion.
     As part of the Debtors’ Plan, the Debtors and GM have reached a consensual resolution of the GM Claims and Defenses, and, as more fully described below, as an integral part of the Plan and GM’s participation and support of the Debtors’ reorganization efforts, upon consummation of the Plan the Debtors will release and resolve the GM Claims and Defenses. Without such a release and resolution, GM has advised the Debtors that it would not provide its substantial support for the Debtors’ reorganization efforts. The Debtors believe that without GM’s support (and on a consensual basis), the recoveries of “par plus accrued at Plan value” for the Debtors’ unsecured creditors and the distributions to Delphi’s existing equity holders would not be possible. Without the resolution of GM Claims and Defenses and the substantial contributions made by GM under the GM settlement agreement, the Debtors continue to believe they would be “hopelessly insolvent” (as the Debtors disclosed in December 2005) and unable to provide meaningful distributions to junior stakeholders or a “par plus accrued at Plan value” recovery for holders of unsecured claims. Much of the value that is provided to junior stakeholders on account of their claims and interests is directly related to and derived from Delphi’s settlement with GM. Providing a meaningful distribution to all of Delphi’s stakeholders was an important element of the settlement between Delphi and GM.
     In addition, GM’s continued support as a customer is critical to Delphi’s business plan, and to initiate heavily contested litigation with GM could put future revenue at risk. In determining to pursue the consensual resolution outlined in the Plan, the Debtors have analyzed the GM Claims and Defenses with substantial input from their Statutory Committees, and have weighed the relative strengths and weaknesses of the GM Claims and Defenses along with the risks of proceeding in a fashion adversarial to GM, against the substantial benefits contemplated by GM’s participation in the Debtors’ reorganization and transformation and the preservation of the Debtors’ relationship with their largest customer. In the Debtors’ judgment the consensual resolution of the GM Claims and Defenses as contemplated in the Plan is in the best interests of the Debtors’ Estates and is clearly superior to any alternative under which the Debtors would seek to assert the GM Claims and Defenses through proceedings adversarial to GM, and which would result in a withdrawal of GM’s support of the Plan and the Debtors’ transformation and damage the customer relationship. The process by which the Debtors analyzed the GM Claims and Defenses is as described below.
     As more fully described in Section IV.B. – Separation From GM, GM is the Debtors’ former parent company. In 1998 GM created Delphi Corporation, and in 1999 caused Delphi to separate and spin off from GM as a new publicly-traded corporation. As part of the Separation, GM caused Delphi to assume all of its initial liabilities and assets and also caused Delphi to enter into various agreements that governed the Separation as well as certain material aspects of Delphi’s relationship with GM following the Separation. After the Separation, GM continued to be Delphi’s single largest customer, accounting for approximately 70% of Delphi’s gross revenue in the first year following the Separation and currently accounting for more than 40% of Delphi’s gross revenue. Moreover, Delphi and GM continued to have relationships with the same major labor unions in the United States, and thus, GM continued to have an interest in Delphi’s dealings with those unions. The GM Claims and Defenses arise, in general terms, based on certain alleged actions taken by GM in connection with the Separation, and also following the

Separation in connection with Delphi’s ongoing operations and its relationships with its major labor unions. The Debtors have analyzed these alleged actions and, with input from the Statutory Committees, have considered how the alleged actions by GM might be cognizable as legal claims or defenses.
     Moreover, the Debtors have provided extensive information to the Statutory Committees so that they could form a view as to potential claims and defenses against GM. On March 24, 2006, the Creditors’ Committee filed a motion under Rule 2004 of the Bankruptcy Code seeking to compel GM to produce documents so that the Creditors’ Committee could analyze the viability of certain claims against GM as well as potential claims that GM might assert against the Debtors. The Debtors agreed not to oppose the motion, subject only to the Debtors’ right to receive copies of the documents produced in connection with the Rule 2004 examination. The Bankruptcy Court entered a stipulation between the Creditors’ Committee and GM allowing the Rule 2004 examination on April 11, 2006. Further, on April 18, 2006, the Bankruptcy Court approved a joint interest agreement sought by the Debtors that enabled the Debtors to share certain confidential investigatory information with the Creditors’ Committee without losing any privilege or protection concerning those materials. Under the joint interest agreement, the Debtors produced voluminous investigatory documents to the Creditors’ Committee that the Debtors had previously developed in connection with the Debtors’ own investigation of certain alleged actions by GM concerning Delphi, among other topics.
     On May 11, 2006, the Creditors’ Committee delivered a letter (the “May 11 Letter”) to Delphi’s Board of Directors informing the Board of the Creditors’ Committee’s view that the Debtors did have potentially significant affirmative causes of action against GM, and requesting that the Debtors refrain from negotiating with GM with respect to the allowance of any claims by GM, or the release by the Debtors of any claims against GM, without the active, direct, and significant involvement of the Creditors’ Committee. On May 17, 2006, the Creditors’ Committee delivered a 19-count draft complaint to the Board (the “Creditors’ Committee Complaint”). The Creditors’ Committee acknowledged that substantially all of the non-public information contained in the Creditors’ Committee Complaint came from the Debtors, largely pursuant to the joint interest agreement. Through this process, the Creditors’ Committee raised with the Debtors certain allegations and resulting potential Claims and Defenses.
     The Creditors’ Committee believed that there may exist facts demonstrating that in effecting the Separation, GM allegedly overstated Delphi’s assets, understated Delphi’s liabilities, and based Delphi’s financial statements on overly aggressive projections. Additionally, it was alleged that during the period when GM controlled Delphi as a wholly owned subsidiary, GM caused Delphi to execute contracts ensuring that GM would continue to control Delphi’s important business decisions even after the Separation. Further, the Creditors’ Committee alleged that during and immediately after the Separation, GM forced Delphi to enter into unprofitable agreements with its major U.S. labor unions so that GM could maintain its own relationship with those same unions. The Creditors’ Committee also alleged that after the Separation, GM forced Delphi to accept unreasonable price reductions on goods sold by Delphi to GM, and to supply parts to GM at unprofitable pricing levels. The Creditors’ Committee also alleged that after the Separation, GM asserted excessive warranty claims against Delphi for pre-Separation products, and in amounts far in excess of the warranty claim estimate that GM itself had established for Delphi as part of the Separation. As set forth in more detail below, allegedly,

GM eventually used the excessive warranty claim to force Delphi into a scheme, whereby Delphi made improper warranty payments and both GM and Delphi accounted for those payments in violation of GAAP. Subsequently, GM and Delphi both restated their financial statements for the periods involved.
     The Creditors’ Committee identified a number of potential causes of action against GM based on the alleged conduct. First, the Creditors’ Committee asserted that the Separation of Delphi from GM might constitute a constructively fraudulent transfer because the liabilities GM transferred to Delphi exceeded the value of the assets transferred. Under such a cause of action, the Creditors’ Committee maintained that Delphi could seek to avoid its obligations under various Separation agreements. The Creditors’ Committee also raised the possibility that Delphi’s collectively bargained agreements with its major U.S. labor unions for 1999 through 2003, and for 2003 to 2007, were avoidable as constructively fraudulent obligations because GM coerced Delphi into “mirroring” GM’s own collective bargaining agreements for GM’s benefit. Similarly, the Creditors’ Committee asserted that Delphi’s agreement to indemnify GM for losses resulting from GM’s agreement to guarantee Delphi’s obligations under certain labor agreements could be avoidable because GM coerced Delphi to enter into the indemnity agreement for no consideration and solely for GM’s benefit. Under these potential claims, the Creditors’ Committee believed that Delphi might be able to recover from GM, among other things, Delphi’s wage and benefit payments in excess of “market” rates; the value of price-downs and other commercial concessions to GM that exceeded industry norms; all costs and expenses incurred by Delphi as a result of restrictions imposed by GM on Delphi’s ability to close unprofitable plants and product lines without GM’s permission; and the value of Delphi’s warranty payments to GM that exceeded the warranty liability scheduled by Delphi at the time of the Separation.
     The Creditors’ Committee also raised the possibility that facts could show that GM so dominated and controlled Delphi that Delphi was precluded from having any legal or independent significance of its own, and was a mere instrumentality for GM’s own affairs. As such, the Creditors’ Committee identified that GM could be considered the “alter ego” of Delphi and held responsible for all of Delphi’s liabilities. The Creditors’ Committee also raised the possibility that GM’s retention of benefits from the Separation and subsequent events could be voided under the theory of unjust enrichment as violating fundamental principles of equity. The Creditors’ Committee also raised the possibility that all of GM’s claims against the Debtors’ Estates could be equitably subordinated below general unsecured claims and/or disallowed based on GM’s alleged conduct.
     Finally, the Creditors’ Committee identified a number of potential claims against GM relating exclusively to warranty issues, including aiding and abetting breach of fiduciary duty, conspiracy, and fraud. Based on the information provided by the Debtors, the Creditors’ Committee noted that facts existed indicating that GM demanded that Delphi pay $237 million to GM, ostensibly in respect of pre-Separation warranty claims, to improve GM’s reported financial performance at Delphi’s expense, and that GM and certain former officers and directors of Delphi improperly accounted for the payment.
     In addition to having previously identified a number of the same facts and potential claims, the Debtors carefully evaluated the information and matters raised by the Creditors’ Committee, and sought further information from the Creditors’ Committee in support of their views. The Debtors and the Creditors’ Committee, through their professionals, studied the factual basis for the Claims and Defenses and discussed the various Claims and Defenses. At the same time, however, the Company continued to work with all parties to reach a consensual resolution of its major transformation issues.
     On June 27, 2006, in connection with its objection to the second of the major attrition programs, the Creditors’ Committee first sought limited authority to control the GM Claims and Defenses. Subsequently, the Creditors’ Committee proposed to the Debtors a stipulation whereby the Debtors would transfer prosecution of the GM Claims and Defenses from the Debtors to the Creditors’ Committee. Around the same time, on July 19, 2006, the Equity Committee delivered a letter to the Debtors stating its position that the Debtors had potentially significant claims and defenses against GM, and advising its view that the ongoing negotiations with GM concerning the Debtors’ transformation matters should not be conducted without the involvement of the Equity Committee.
     On July 25, 2006, the Board met to consider the May 11 Letter, the Creditors’ Committee Complaint, the proposed transfer of authority concerning the GM Claims and Defenses to the Creditors’ Committee, and the July 19, 2006 Equity Committee letter. After due deliberation, the Board decided, without dissent, that in its business judgment it would not be in the best interests of the Debtors’ Estates to enter into the joint stipulation, to authorize the Creditors’ Committee to pursue the GM Claims and Defenses on the Debtors’ behalf, or to independently pursue any of the GM Claims and Defenses at that time.
     On July 28, 2006, the Creditors’ Committee filed a motion seeking authority to pursue the GM Claims and Defenses on behalf of the Debtors, based on the line of cases led by Unsecured Creditors Committee of Debtor STN Enterprises v. Noyes (In re STN Enterprises), 779 F.2d 901 (2d Cir. 1985) (the “STN Motion”). Importantly, in the STN Motion the Creditors’ Committee acknowledged that it did not intend to pursue the Claims and Defenses at that time, but rather that it wished to participate in the negotiations with GM concerning a consensual resolution of the Debtors’ transformation issues, including the Claims and Defenses. On August 4, 2006, the Debtors filed their preliminary objection to the STN Motion, pointing out that the Debtors and the Creditors’ Committee were in substantial agreement that pursuing the GM Claims and Defenses, at that time, was not in the Debtors’ best interests. On August 8, 2006, the Debtors and the Creditors’ Committee agreed to adjourn the STN Motion and, instead, to pursue the ongoing negotiations with GM, reserving their respective rights to seek to control and assert the GM Claims and Defenses if and when such a path would be in the Debtors’ best interests.
     During the same time period, in response to the Equity Committee’s letter of July 19, 2006, the Debtors entered into a joint interest agreement with the Equity Committee similar to the agreement with the Creditors’ Committee to allow sharing of confidential information regarding potential GM Claims and Defenses. Pursuant to the agreement, the Debtors shared voluminous amounts of documents with the Equity Committee and solicited the Equity Committee’s views on Delphi’s potential GM Claims and Defenses. Subsequently, in response to the Debtors’ request for the Equity Committee’s views, on August 24, 2006, the Equity Committee delivered a 26-page, single-spaced letter to the Debtors’ professionals outlining the Equity Committee’s views as to the potential GM Claims and Defenses (the “August 24 Letter”).

     The August 24 Letter recited essentially the same factual allegations as those previously raised by the Creditors’ Committee, but included additional potential theories of recovery from GM. Significantly, the Equity Committee built on the Creditors’ Committee’s allegations regarding GM’s control and domination of Delphi and raised the theory that facts could show that GM operated Delphi as a racketeering enterprise in violation of the Racketeer Influenced and Corrupt Organizations Act (“RICO”). In connection with its allegations concerning civil RICO violations, the Equity Committee alleged that GM’s post-spin-off commercial conduct toward Delphi could constitute civil extortion. The Equity Committee also raised theories of fraud, conspiracy, and aiding and abetting breach of fiduciary duty in connection with GM’s conduct toward Delphi, both before and after the Separation.
     The Equity Committee also raised the possibility that GM could be liable to Delphi for obligations incurred by Delphi in various post-Separation agreements under the theory of tortious interference with economic advantage, because GM allegedly caused Delphi to enter into labor agreements on unfavorable terms, to provide GM with well-below-market pricing, and to take other actions that were economically unfeasible and would not have been taken by an independent company. The Equity Committee also believed that these agreements could be deemed unconscionable, contracts of adhesion, and/or made under duress as a result of economic coercion applied by GM.
     Finally, the Equity Committee theorized that the Debtors could seek to recharacterize GM’s indemnity claims against Delphi as equity interests based on allegations that GM intentionally undercapitalized Delphi at the time of spin-off, and that GM’s benefit guarantees and Delphi’s related indemnity agreement were mechanisms for GM to provide future capital infusions to Delphi. The Equity Committee surmised that under such a theory, the Debtors could potentially equitably subordinate these recharacterized interests to all other equity interests pursuant to section 510(c) of the Bankruptcy Code.
     The Equity Committee asserted that its analysis indicated that the claims against GM could have a value as high as approximately $26 billion – not including prejudgment interest, trebling of damages provided for in certain claims, or potential punitive damages. On September 5, 2006, the Equity Committee filed its own objection to the Creditors’ Committees’ STN Motion, incorporating the August 24 Letter. The Equity Committee’s objection asserted that the Creditors’ Committee Complaint was not sufficiently extensive, and served to artificially cap the value of the claims against GM to the detriment of Delphi’s shareholders. Instead, the Equity Committee argued, authority to pursue the GM Claims and Defenses should remain with the Debtors, or to the extent the Debtors failed to satisfy their duty to all stakeholders, the authority should be transferred to the Equity Committee.
     On September 14, 2006, the Creditors’ Committee delivered a letter to the Debtors’ professionals expressing doubt as to the strength of the additional Equity Committee claims. The Creditors’ Committee asserted that it had considered and then rejected each of the additional claims raised by the Equity Committee and stated their belief that many of the additional claims and defenses in the August 24 Letter had weak legal and/or factual support. Ultimately, the Equity Committee also agreed to adjourn its objection to the STN Motion and, instead, chose to support the Debtors’ decision to pursue negotiations with GM concerning a consensual resolution of the GM Claims and Defenses in the context of the Debtors’ overall restructuring and transformation objectives.
     Nonetheless, in furtherance of the Debtors’ own investigation, and considering the views expressed by the Statutory Committees, the Debtors continued to analyze the legal and factual basis for the GM Claims and Defenses as well as the relative strengths and weaknesses of these potential claims. On September 19, 2006, the Debtors, with assistance from their professionals, began additional witness interviews and document reviews in a supplemental factual inquiry concerning the GM Claims and Defenses. The Debtors and their professionals considered a wide range of information concerning the Debtors’ relationship with GM. In total, the Debtors’ professionals interviewed 23 current or former employees and nine current and former Board members concerning various aspects of the Debtors’ prior relationship with GM. The Debtors’ professionals also worked closely with Delphi’s in-house counsel to target and identify relevant documents and information, including but not limited to: documents from 1998 regarding the planning, negotiation, and approval of the Separation and spin-off, presentations to investors, underwriters, and rating agencies from 1998-1999, documents regarding Delphi’s post-Separation commercial relationship with GM, SEC filings and analysts’ reports, and certain documents produced by GM to the Creditors’ Committee pursuant to the Creditors’ Committee’s prior Rule 2004 motion in the Bankruptcy Court. The Debtors did not otherwise have access to documents solely within GM’s custody and control.
     Based on the factual information discovered through their ongoing investigations, the Debtors’ professionals analyzed the legal strengths and weaknesses of the GM Claims and Defenses. Although the Debtors concluded that some of the GM Claims and Defenses are colorable, inasmuch as the known facts may support certain legal causes of action, the Debtors also concluded that other purported claims and causes of action may not be supported by the facts. Moreover, the Debtors further concluded that for the potential causes of action that may be supported by the facts, GM may have available to it certain substantial complete or partial legal defenses to those claims or causes of action, including, among others, defenses based on applicable statutes of limitations. Furthermore, as part of the Debtors’ overall assessment of the GM Claims and Defenses, the Debtors, through their professionals, also estimated the economic damages that might be recoverable through the GM Claims and Defenses. Here again, the Debtors determined that, although certain causes of action may give rise to economic damages, GM may also have substantial factual defenses to the recovery of such economic damages. The Statutory Committees disagree with the Debtors’ assertions in this paragraph, although the Creditors’ Committee supported the settlement on September 6, 2007.
     In sum, although the potential economic recovery to the Debtors from the GM Claims and Defenses may be significant in absolute terms, the Debtors have concluded that any such recovery carries with it a risk of significant uncertainty in light of the potential factual and legal defenses available to GM, as well as the inherent risk of uncertainty that would accompany such a substantial litigation matter. Moreover, the pursuit of the GM Claims and Defenses in a manner adversarial to GM is, without question, mutually exclusive of GM’s substantial consensual support of the Debtors’ reorganization and transformation efforts as currently contemplated in the Plan, including GM’s support for the resolution of Delphi’s legacy union labor obligations, as well as GM’s support of the Debtors’ business through ongoing commercial relationships. Similarly, the pursuit of the GM Claims and Defenses in a manner adversarial to

GM would likely result in litigation that would take years to resolve, during which time the Debtors’ ability to exit successfully from their chapter 11 reorganization and operate as a competitive enterprise would be much more uncertain. Based on all of the Debtors’ own investigation and analysis, as well as the input provided by the Debtors’ Statutory Committees, it is the Debtors’ judgment that the consensual resolution of the GM Claims and Defenses as contemplated in the Plan is in the best interests of the Debtors’ Estates and is clearly superior to any alternative under which the Debtors would seek to pursue the GM Claims and Defenses through proceedings adversarial to GM.
          2. Global Settlement Agreement And Master Restructuring Agreement With GM
     As discussed above, the Debtors and GM have an extensive commercial relationship and an intertwined corporate and organizational history which has given rise to certain alleged claims and causes of action by each of Delphi and GM against the other. Pursuant to the Debtors’ Plan, and subject to the requirements of Bankruptcy Rule 9019, the Debtors and GM have determined to settle various disputes and compromise certain claims as provided by two principal agreements: (i) a Global Settlement Agreement, as amended (the “Settlement Agreement”) and (ii) a Master Restructuring Agreement, as amended (the “Restructuring Agreement”). Given the scope of their continuing commercial relationship, performance of the obligations set forth in the Settlement Agreement and the Restructuring Agreement is critical to the successful implementation of the Debtors’ Transformation Plan and is also vitally important to GM.
     The discussions between the Debtors and GM that ultimately led to the terms set forth in the Settlement Agreement and the Restructuring Agreement began shortly after the Debtors filed the GM Contract Rejection Motion. As part of a joint effort to avoid litigation related to the GM Contract Rejection Motion, during the spring and summer of 2006, the Debtors and GM developed the framework for GM’s contributions to the Debtors in support of the Transformation Plan and the guiding tenets for strengthening the parties’ business relationship to achieve mutually beneficial commercial and strategic objectives, which are reflected in the Settlement Agreement and the Restructuring Agreement.
     The Debtors’ discussions with GM continued intermittently through April 2007. By May 2007, the parties had agreed on the broad outlines of the Settlement Agreement and the Restructuring Agreement. Throughout the summer of 2007, working groups of specialists in various subject matter areas together with senior management from the Debtors and GM developed comprehensive approaches for addressing a wide range of matters, including the resolution of issues related to the Debtors’ pension and retiree benefit plans, the disposition of various legacy agreements between the Debtors and GM, the restructuring of the Debtors’ U.S. manufacturing base, and the adoption of guidelines for certain ongoing commercial agreements. The parties exchanged initial drafts of various sections of the Settlement Agreement and the Restructuring Agreement in July 2007 and negotiated specific terms and conditions over the succeeding six weeks. Both the Settlement Agreement and the Restructuring Agreement were substantially complete by the end of August 2007.
     The Settlement Agreement addresses primarily those matters for which the Debtors and GM have agreed upon resolutions that can be implemented in the short term. Accordingly, most obligations set forth in the Settlement Agreement are to be performed upon, or as soon as reasonably practicable after, the occurrence of the Effective Date of the Debtors’ Plan. By contrast, resolution of most of the matters addressed in the Restructuring Agreement shall require a significantly longer period that shall extend for a number of years after confirmation of the Plan. The principal material terms of the Settlement Agreement and the Restructuring Agreement are described below. In this section, terms not otherwise defined have the meanings set forth in the Settlement Agreement and Restructuring Agreement, as appropriate.
     The Debtors believe the Settlement Agreement and the Restructuring Agreement serve the best interests of their Estates and creditors. Together, these agreements shall permit the Debtors to implement the Transformation Plan with material support and broad cooperation from their largest customer. Likewise, the agreements shall allow GM to manage the effects of its largest supplier’s transformation on GM’s supply chain and operations. The Settlement Agreement and Restructuring Agreement were amended by restated amendments entered into on December 7, 2007.
               (a) Global Settlement Agreement
     The Settlement Agreement is intended to resolve outstanding issues among the Debtors and GM that have arisen or may arise before the Effective Date. It addresses, among other things, commitments by the Debtors and GM regarding OPEB and pension obligations and other GM contributions with respect to labor matters, releases, and claims treatment.
               (i) Commitments Regarding OPEB And Pension Obligations
               (1) The Labor MOUs
     The Settlement Agreement acknowledges that, to help facilitate the Debtors’ business, financial, and operational restructuring, the Debtors and GM have resolved certain matters concerning Delphi’s OPEB and pension obligations by entering into the Labor MOUs and the Non-Represented Employees Term Sheet, which provide for, among other things:
•	the freezing in certain respects of the Delphi HRP;

•	Delphi’s cessation of hourly OPEB;

•	the extension of the period of time on or before which GM’s obligations under the GM-UAW Benefit Guarantee and GM-USW Benefit Guarantee may be triggered;

•	the extension of the period of time on or before which certain of Delphi’s obligations under the GM-Delphi Indemnification Agreement as to the UAW may be triggered;

•	the consensual triggering of the Benefit Guarantees and GM provision of OPEB to certain Delphi employees and retirees in a manner which relieves Delphi’s provision of OPEB;

•	the transfer of assets and liabilities from the Delphi HRP to the GM HRP pursuant to IRC Section 414(l) and section 208 of ERISA; and

•	GM provision of OPEB as referenced in the UAW SAP, the IUE-CWA SAP, the Non-Represented Term Sheet, and special attrition programs negotiated with each union as part of the Labor MOUs.
               (2) Certain Payments Between GM And Delphi Relating To Hourly Employee Benefits
               (A) GM Reimbursement For Delphi OPEB Costs
     GM shall reimburse Delphi, pursuant to a reimbursement calculation method set forth therein, for Delphi’s aggregate cash spending for all actual, documented amounts paid by Delphi to provide OPEB to hourly retirees under the Delphi Health Care Program for Hourly Employees and the Delphi Life and Disability Benefits Program for Hourly Employees for the period commencing on January 1, 2007, and continuing through the Cessation Date. The Settlement Agreement also provides that Delphi shall reimburse GM for certain recoverable amounts arising from open credits, uncollected receivables, potential litigation settlements, or other recoverable amounts directly associated with or allocable to Delphi hourly retirees for Medical Claims incurred in the Reimbursement Period.
               (B) Health Care Information Sharing
     Delphi and GM shall execute the PHI Protection Agreement, a copy of which is attached as Exhibit D to the Settlement Agreement, to provide for the exchange of certain employee health care information.
               (C) Post-Retirement Basic Life Insurance Reimbursement
     GM shall reimburse Delphi for employer paid life insurance premiums and administration costs for employer paid life insurance paid by Delphi relating to providing hourly employer-paid post-retirement life insurance benefits for the Reimbursement Period. Delphi shall immediately direct and use commercially reasonable efforts to cause its life insurance carrier to transfer to GM current reserves as of January 1, 2007, associated with Delphi hourly employer-paid post-retirement life insurance. The amount that shall be transferred for each Plan shall be calculated by MetLife using the methodology agreed upon for flowbacks and check the box retirees. Upon the transfer, GM shall assume any and all obligations from Delphi to provide the benefits relating to the Delphi Rate Reduction Reserves for the Optional Life, Dependent Life and Personal Accident Insurance Plans transferred.
               (D) Delphi Payments For Benefit Avoidance
     Consistent with the Benefit Guarantee Term Sheets, neither Delphi, a successor company, nor any Delphi operation divested after October 8, 2005 shall provide to Covered Employees any payments, contributions (matching or otherwise), or accruals to any defined benefit plan, defined contribution plan, or retiree welfare benefit plan (including, but not limited to payment, contributions, or accruals in a retiree medical account):

•	relating to pension, for the period of time the Covered Employee is eligible to accrue credited service in the GM HRP in accordance with the Benefit Guarantee Term Sheets; and

•	relating to OPEB, to any Covered Employee or other employee who generally attains or can attain eligibility for GM provided or GM funded OPEB through any means.
     The Settlement Agreement sets forth various Delphi reimbursement obligations pursuant to which Delphi shall make specified payments to GM with respect to Covered Employees represented by the UAW, the IUE-CWA, and the USW consistent with the applicable Benefit Guarantee Term Sheet.
(E)	Delphi Payment For GM Assumption Of OPEB For Active And Retired Splinter Union Employees And Active And Retired Non-Represented Hourly Employees
     Consistent with Attachment B to the IAM MOU, IBEW MOUs, and IUOE MOUs and the Non-Represented Employees Term Sheet, GM shall assume OPEB responsibility for certain active and retired Splinter Union Employees and non-represented hourly active and retired employees. In exchange for this, Delphi shall pay GM the amounts of the Expected Post Retirement Benefit Obligation (“EPBO”) assumed by GM for active and retired Splinter Union Employees and non-represented hourly active and retired employees.
                (F)  Cessation Of Delphi OPEB True-up Obligations
     Delphi shall have no obligation to make any OPEB true-up payments for or in relation to hourly employees at business units divested from Delphi before May 28, 1999, or Delphi-to-GM flowback employees regardless of when such flowback occurred or occurs.
               (3) Treatment Of Delphi’s Pension Plans
     To help facilitate the Debtors’ business and financial restructuring, the Debtors and GM resolved certain matters concerning Delphi’s pension obligations by entering into the Labor MOUs. In the Settlement Agreement, the Debtors and GM agreed to the following actions with respect to Delphi’s pension plans:
               (A) Pension Freeze
     In accordance with the Plan and the Labor MOUs, Delphi shall amend the Delphi HRP as set forth in the Labor MOUs so as to freeze benefit accruals for future service as soon as practicable following the Effective Date, except that the Individual Retirement Plan provisions of the Delphi HRP shall not be frozen.

               (B) GM Reimbursement For Delphi Normal Cost Credited Service
     GM shall reimburse Delphi for the Normal Cost of credited service accrued in the Delphi HRP by hourly employees (other than employees participating in the 2006 UAW or IUE-CWA Special Attrition Programs and, for employees participating in the pre-retirement program option in the 2007 UAW, IUE-CWA, or USW Special Attrition Program – Transformation, other than normal cost of credited service accrued following the commencement of the pre-retirement program period) between the Trigger Date and the Freeze Date. The term Normal Cost is defined as the current liability normal cost at the Trigger Date (as defined under ERISA calculated at the highest allowable interest rate) incurred by Delphi to the Delphi HRP for credited service earned by such individuals in the specified time period less the normal cost that would have been incurred with respect to such individuals during this time period had the Delphi HRP been frozen as of the Trigger Date.
               (C) Transfer Of Certain Pension-Related Assets And Liabilities
     Delphi and GM shall cause a transfer of pension assets and liabilities from the Delphi HRP to the GM HRP as set forth in the Labor MOUs. The transfer is part of the overall Delphi restructuring and is designed to improve the funding level of the Delphi HRP. The transfer shall have no effect on accrued pension benefits for employees who either remain in the Delphi HRP or are transferred to the GM HRP.
     The transfer shall be subject to the ruling issued by the IRS to Delphi and GM on May 29, 2007, related to the transfer (“IRS Ruling”) and the continued application of the funding waiver with respect to the Delphi HRP issued to Delphi by the IRS on May 1, 2007, as modified by the IRS on July 13, 2007, including any modifications to either or such rulings approved by the IRS.
     Notwithstanding the valuation of assets and liabilities under the IRS Ruling, the Net Liability Transfer from the Delphi HRP to the GM HRP shall approximate $1.5 billion, within $0.5 million, calculated as of the Transfer Date. The term Net Liability Transfer means the FAS 87 Projected Benefit Obligation transferred from the Delphi HRP as of the Transfer Date, based on GM’s assumptions and methods as of the latest measurement date for annual pension expense purposes of the GM HRP and the discount rate as of the last day of the month when the transfer takes place, less the market value of corresponding assets calculated pursuant to Internal Revenue Code (“IRC”) Section 414(l) and the IRS Ruling using assumptions and methods agreed to with the IRS and agreed upon by GM and Delphi actuaries, that are transferred to the GM HRP as of the Transfer Date. The term Transfer Date is defined as the effective date of the IRC Section 414(l) transfer which shall occur as soon as practicable in calendar year 2008 provided that the Effective Date has occurred and in no event later than five days after the occurrence of the Effective Date.
     On the Transfer Date, Delphi shall issue an interest bearing note (the “Note”) to GM in the principal amount of $1.5 billion, with an interest rate to be agreed upon such that the market value of the Note will be equal to $1.5 billion, to be paid within ten days of the Transfer Date. GM or Delphi shall pay, within ten days after determination of the Net Liability Transfer, to the other party the difference between the Net Liability Transfer and $1.5 billion, plus applicable interest. GM shall pay Delphi if the Net Liability Transfer is less than $1.5 billion. Delphi shall pay GM if the Net Liability Transfer is greater than $1.5 billion.
     To the extent that active Delphi PRP participants are included in the transfer, GM shall provide future service for this population under the GM HRP subject to Delphi providing GM with compensation equal to the value of this additional obligation through an increase in the value of the Note or direct cash payment on the Transfer Date.
               (D) Pension Funding
     As soon as practicable following the Effective Date, Delphi shall fund an amount that satisfies the minimum funding standard for the Delphi HRP under IRC Section 412 but in no event before the transfer of Delphi HRP liabilities under IRC Section 414(l), described above.
          (ii) Other GM Contributions To Labor Matters
     To assist Delphi in its continued transformation to more competitive wage and benefit levels, to address capacity, divestiture, work rules, and staffing level issues, and to better position Delphi to retain existing business and attract new business, GM has agreed to make certain additional contributions, including those summarized below.
          (1) Assumption Of Labor-Related Obligations
     The Settlement Agreement acknowledges that GM has agreed to assume certain labor-related obligations pursuant to the Restructuring Agreement.
          (2) UAW Labor Matters
     With respect to UAW-represented employees:
•	GM agreed in the UAW SAP to provide certain financial support for an attrition program to certain UAW-represented employees;

•	GM agreed pursuant to the UAW MOU to provide certain financial support for an additional attrition program to certain UAW-represented employees;

•	Under the Settlement Agreement, GM shall reimburse Delphi for the $35,000 UAW Retirement Incentives actually paid by Delphi under certain provisions of the UAW MOU and Attachment C thereto;

•	GM shall reimburse Delphi for one-half of the UAW Buy Out Payments actually paid by Delphi pursuant to certain provisions of the UAW MOU and Attachment C thereto;

•	GM shall reimburse Delphi for all of the UAW Buy Down Payments actually paid by Delphi pursuant to certain provisions of the UAW MOU and Attachment C thereto;

•	GM agreed in the UAW MOU to provide UAW-represented employees, who were on roll before October 8, 2005, without a valid flowback application on file, a final opportunity to apply for flowback by October 1, 2007;

•	GM agreed in the UAW MOU to offer job opportunities at GM to certain UAW-represented employees who were hired after October 18, 1999 but before October 8, 2005; and

•	GM agreed in the UAW MOU to settle the UAW’s claim against Delphi, which claim Delphi has not acknowledged, by making a payment in the amount of $450 million, which the UAW has directed to be paid directly to the DC VEBA established pursuant to the settlement agreement approved by the court in the case of Int’l Union, UAW, et al. v. General Motors Corp., Civil Action No. 05-73991, in the United States District Court for the Eastern District of Michigan.
     The Settlement Agreement also provides that Delphi shall continue to provide monthly wage payments and active employment benefits to PRP participants pursuant to the UAW MOU.
          (3) IUE-CWA Labor Matters
     With respect to employees represented by the IUE-CWA:
•	GM agreed in the IUE-CWA SAP to provide certain financial support for an attrition program to certain IUE-CWA-represented employees;

•	GM agreed in the IUE-CWA MOU to provide certain financial support for an attrition program for certain IUE-CWA-represented employees;

•	GM agreed in the IUE-CWA MOU to offer SEPO Opportunities to all current active IUE-CWA Employees hired before October 18, 1999 (other than IUE-CWA Employees employed at the Gadsden Site);

•	To fund the IUE-CWA buy downs, GM shall pay to Delphi an amount equal to the sum of $105,000 times the number of production employees who do not accept an attrition option in any amount at any site (excluding Gadsden and temporary employees) plus $10,000 times the number of skilled trades employees who do not accept an attrition option in any amount at any site (excluding Gadsden and temporary employees) as set forth in Section C.3.c and Attachments A and F of the IUE-CWA MOU;

•	GM shall reimburse Delphi for one-half of the IUE-CWA Buy Out Payments actually paid by Delphi pursuant to certain provisions in the IUE-CWA MOU and Attachment C thereto;

•	GM shall reimburse Delphi for the $35,000 IUE-CWA Retirement Incentives actually paid by Delphi pursuant to certain provisions of the IUE-CWA MOU and Attachment C thereto;

•	GM shall pay Delphi a sum total amount of $25 million on the Effective Date to provide for costs and expenses incurred by Delphi in connection with the execution and performance of the IUE-CWA MOU, including Delphi’s continued transformation to more competitive wage and benefit levels; and

•	GM shall pay an amount equal to $26 million on the Effective Date as reimbursement to Delphi for a portion of the allowed claim under the IUE-CWA MOU.
     The Settlement Agreement also provides that Delphi shall continue to provide monthly wage payments and active employment benefits to PRP participants pursuant to the IUE-CWA MOU.
          (4) USW Labor Matters
     With respect to USW-represented employees:
•	GM agreed in the USW MOUs to provide certain financial support for the USW SAP;

•	GM shall reimburse Delphi for one-half of the USW Buy Out Payments actually paid by Delphi pursuant to certain provisions in USW MOUs and Attachment C thereto;

•	GM shall reimburse Delphi for the USW Retirement Incentives actually paid by Delphi pursuant to certain provisions in the USW MOU-Home Avenue and Attachment C thereto; and

•	In resolution of certain claims asserted by the USW, and without any acknowledgement by either GM or Delphi of those claims, GM agreed in the USW MOU – Home Avenue to pay the amount of $9 million to the VEBA described in the USW MOU – Home Avenue.
     The Settlement Agreement also provides that Delphi shall continue to provide monthly wage payments, active employment benefits, and active health care to PRP participants pursuant to the USW MOU – Home Avenue. GM shall have no obligation to reimburse Delphi for providing this level of active health care to the USW PRP participants.
          (iii) Releases And Claims Treatment
     In partial consideration for the promises and agreements made by the Debtors and GM pursuant to the Settlement Agreement, the Restructuring Agreement, the Plan, the Labor MOUs, the Non-Represented Employees Term Sheet, the UAW SAP, the IUE-CWA SAP, the IP License, and the Warranty Settlement Agreement, and subject to the provisions described below, the Settlement Agreement sets forth certain terms to resolve claims in existence as of the Effective Date that each of the Delphi-Related Parties or Delphi Affiliate Parties, on the one hand, and the GM-Related Parties, on the other hand, have or may have against each other, and that each of the Additional Releasing Parties, the UAW Releasing Parties, the IUE-CWA Releasing Parties, the USW Releasing Parties, the IAM Releasing Parties, the IBEW Releasing Parties, the IUOE Releasing Parties, and the Non-Represented Employees Releasing Parties have or may have against the GM-Related Parties.

          (1) Releases
Pursuant to Article IV of the Settlement Agreement:
•	Pursuant to confirmation of a chapter 11 plan, the GM Related Parties shall receive broad, global releases from the Delphi Related Parties, the Delphi Affiliate Parties, and the Additional Releasing Parties; and

•	The Delphi Related Parties and the Delphi Affiliate Parties shall receive broad, global releases from the GM Related Parties.

•	Pursuant to the Settlement Agreement, “Additional Releasing Parties” means (i) creditors of any of the Debtors and current and former holders of equity interests in Delphi, (ii) the Creditors’ Committee and all current and former members of the Creditors’ Committee in their respective capacities as such, (iv) the Equity Committee and all current and former members of the Equity Committee in their respective capacities as such, (v) the DIP Agent in its capacity as such, (vi) the DIP Lenders solely in their capacities as such, (vii) all Professionals, (viii) the Plan Investors, and (ix) with respect to each of the above-named persons or entities, and only in their aforementioned capacities, such person’s or entity’s Affiliates, current and former principals, officers, directors, agents, employees, advisors, and representatives (including any attorneys, financial advisors, investment bankers, and other professionals retained by such persons or entities), in their capacities as such, but shall not include the Delphi-Related Parties, the Delphi Affiliate Parties, the UAW Releasing Parties, the IUE-CWA Releasing Parties, the USW Releasing Parties, the IAM Releasing Parties, the IBEW Releasing Parties, the IUOE Releasing Parties, and the Non-Represented Employees Releasing Parties.
          (2) Surviving Claims
     The releases provided for in the Settlement Agreement shall not apply to certain Surviving Claims as expressly set forth in the Settlement Agreement and identified as the Delphi Surviving Claims and the GM Surviving Claims.
          (3) Consideration To Be Received By GM
     GM essentially bargained for three principal components of consideration, which are embodied in the Settlement Agreement and the Plan. In addition to the direct distribution to GM under the Plan, GM will receive the benefits of Delphi’s future performance obligations under the Restructuring Agreement and other agreements as GM’s largest supplier. GM will also receive the benefits of confirmation and consummation of the Plan, which GM has expressly approved and pursuant to which distributions are being made to stakeholders derivative of and on account of the Settlement Agreement, and GM is receiving the releases embodied in the Settlement Agreement including releases from the Debtors and third parties under the Plan.

     The Settlement Agreement provides that, on the Effective Date, and pursuant to the Plan, Delphi shall provide the following consideration to GM (collectively, and together with the releases to be provided to the GM Related Parties pursuant to the Settlement Agreement, the “Consideration”): (i) $1.5 billion in a combination of at least $750 million in cash and the remainder in a second lien note (the “GM Note”) with the amount of such cash and the terms of the GM Note established as set forth in Exhibit F of the Settlement Agreement; provided, however, that terms other than those set forth in Exhibit F of the Settlement Agreement and the form of the GM Note must be satisfactory to GM to the extent that such terms (it being understood that none of the terms on Exhibit F of the Settlement Agreement may be changed without GM’s written consent) or form would have a material impact on GM, on the benefits GM reasonably is expected to receive under the Plan (including, without limitation, GM’s distributions thereunder), the Restructuring Agreement, or on the ability of the Debtors to fulfill any obligations to any GM-Related Parties under the Plan, the Restructuring Agreement, or any agreements assumed, reinstated, or ratified under the Restructuring Agreement, and (ii) $1.073 billion (as such amount may be reduced in accordance with the term of section 7.15(b) of the Plan) in junior preferred convertible stock with the terms set forth in Exhibit G of the Settlement Agreement; provided, however, that terms other than those set forth in Exhibit G of the Settlement Agreement and the form of the certificate of designations of the junior preferred convertible stock must be satisfactory to GM to the extent that such terms (it being understood that none of the terms on Exhibit G of the Settlement Agreement may be changed without GM’s written consent) or form would have a material impact on GM, on the benefits GM reasonably is expected to receive under the Plan (including, without limitation, GM’s distributions thereunder), the Restructuring Agreement, or on the ability of the Debtors to fulfill any obligations to any GM-Related Parties under the Plan, the Restructuring Agreement, or any agreements assumed, reinstated, or ratified under the Restructuring Agreement.
     The Consideration to be received by GM under the Settlement Agreement and the survival of the GM Surviving Claims shall be in (i) satisfaction of all claims asserted or assertable under sections 501, 502, 503, 506, and 507 of the Bankruptcy Code or otherwise by the GM-Related Parties against the Debtors in the Chapter 11 Cases, including those asserted in the GM Proof of Claim, and (ii) settlement of the GM Proof of Claim.
     (iv) Implementation
     The Settlement Agreement provides that:
•	the Debtors shall file the Settlement Agreement with the Bankruptcy Court as an exhibit to the Plan;

•	within ten days after the Disclosure Statement Approval Date, the Debtors shall withdraw the Section 365 Motion without prejudice; and

•	upon approval by the Bankruptcy Court of a Labor MOU with respect to a particular Union, the Debtors shall withdraw, without prejudice, the 1113/1114 Motion solely with respect to such Union. (By order entered September 4, 2007, the 1113/1114 Motion has been withdrawn without prejudice with respect to all of the Unions.)

     (v) Conditions To Effectiveness
     The provisions of the Settlement Agreement, except for the implementation provisions described above (which became effective upon execution of the Settlement Agreement), shall become effective upon the occurrence of certain events unless waived by consent of the Debtors and GM, including the following:
•	all Unions shall have ratified their respective Labor MOUs, and the Bankruptcy Court enters orders in form and substance satisfactory to Delphi, GM, and the applicable Union approving such MOUs, which orders become Final Orders;

•	the Bankruptcy Court shall have approved the Settlement Agreement in the Confirmation Order, which approval shall be in form and substance satisfactory to the Parties, in connection with confirmation of the Plan and such order shall have become a Final Order;

•	to the extent that the terms of any of the following would have a material impact on GM, on the benefits GM reasonably is expected to receive under the Plan (including, without limitation, GM’s distributions thereunder), the Restructuring Agreement, or the Settlement Agreement, or on the ability of any Debtors to fulfill any obligations to any GM-Related Parties under the Plan, the Restructuring Agreement, the Settlement Agreement, or any agreements assumed, reinstated, or ratified under the Restructuring Agreement, GM shall have consented in writing to any and all of the following: (1) amendments, supplements, or other modifications to the Plan; (2) (i) any exhibits or other attachments to the Plan, (ii) any documents or instruments incorporated by reference or otherwise into the Plan or into any exhibits or other attachments thereto, and (iii) any and all amendments, supplements, or other modifications to any of the exhibits, attachments, documents, or instruments described in clauses (i) or (ii) of this sentence; and (3) the proposed Confirmation Order and any and all amendments, supplements, or other modifications thereto; provided, however, that GM shall provide written notice to Delphi of which item described in clauses (1) through (3) of this sentence required GM’s consent pursuant to this sentence but was withheld, and Delphi may seek resolution by the Bankruptcy Court of whether GM’s consent was so required; provided further, however, that the Parties agree that, among other things, any increase in the amount of distributions (or change in the form of distributions) to holders of claims or equity interests under the Plan, any change in any of the provisions of section 4.01, 4.02, or 4.03 of the Settlement Agreement, or any change in the identity of the Plan Investors other than as permitted by the EPCA shall be deemed for purposes of Articles VI and VII of the Settlement Agreement to have a material impact on GM, on the benefits that GM is expected to receive under the Plan, the Restructuring Agreement, and the Settlement Agreement, and on the ability of the Debtors to fulfill obligations to GM-Related Parties under the Plan, the Restructuring Agreement, the Settlement Agreement, and agreements assumed, reinstated, or ratified under the Restructuring Agreement; and

•	the Effective Date shall have occurred and GM shall have received the Consideration;

provided, however, that no statute, rule, or regulation or order, judgment, or decree of any court or administrative agency or other governmental entity is in effect which prohibits the consummation of one or more of the transactions to be consummated under the Settlement Agreement, unless such transaction is severed pursuant to the Settlement Agreement; provided further, however, that the substantial majority of all assets, whether real or personal, used to produce any products pursuant to GM Purchase Orders shall be owned or leased by DAS (other than tooling owned by GM) and all obligations pursuant to the GM Purchase Orders shall be the responsibility of DAS. GM irrevocably consents to the performance of the GM Purchase Orders by DAS and any Delphi-Related Party that is directly or indirectly wholly-owned by Delphi, as directed by DAS; provided, however, that any change of the location of production shall require GM’s prior written consent. Regardless of whether the transaction is severed, the Debtors and GM shall use reasonable efforts to prevent the entry of, and to appeal promptly, any injunction or other order prohibiting one or more of the transactions to be consummated under the Settlement Agreement.
     (vi) Selected Miscellaneous Provisions
(1)	Termination
     The Settlement Agreement may be terminated and the transactions contemplated thereby may be abandoned as follows:
•	by mutual written consent of both Delphi and GM;

•	by GM if Delphi files with, or presents to, the Bankruptcy Court without GM’s prior written consent any of the following, but only to the extent that any of the following would have a material impact on GM, on the benefits GM reasonably is expected to receive under the Plan (including, without limitation, GM’s distributions thereunder), the Restructuring Agreement, or the Settlement Agreement, or on the ability of any Debtors to fulfill any obligations to any GM-Related Parties under the Plan, the Restructuring Agreement, the Settlement Agreement, or any agreements assumed, reinstated, or ratified under the Restructuring Agreement: (i) amendments, supplements, or other modifications to the Plan; (ii) exhibits or other attachments to the Plan, or any amendments, supplements, or other modifications thereto; or (iii) the proposed Confirmation Order or any amendments, supplements, or other modifications thereto; provided, however, that GM shall provide Delphi with written notice of its intent to terminate the Settlement Agreement pursuant to section 7.03(b) of the Settlement Agreement, which notice shall indicate which item described in clauses (i) through (iii) of this sentence is the basis for GM’s intent to terminate the Settlement Agreement pursuant to section 7.03(b) of the Settlement Agreement; provided further, however, that Delphi shall have 30 days from the provision of such notice to (x) withdraw or amend such item in a manner that no longer gives rise to GM’s termination right in respect of such item before GM may actually terminate the Settlement Agreement and/or (y) obtain a determination by the Bankruptcy Court that GM does not have a right to terminate the Settlement Agreement pursuant to section 7.03(b) of the Settlement Agreement;

•	by GM if (i) any of the Chapter 11 Cases is converted into a case under chapter 7 of the Bankruptcy Code or (ii) a trustee is appointed pursuant to section 1104 of the Bankruptcy Code in any of the Chapter 11 Cases;

•	by either Delphi or GM if the Effective Date has not occurred by March 31, 2008 or, if the EPCA has not been terminated by such date, the first to occur of the termination of the EPCA or April 30, 2008; or

•	by GM if it shall not have received the Consideration by March 31, 2008 or, if the EPCA has not been terminated by such date, the first to occur of the termination of the EPCA or April 30, 2008.
(2)	Governing Law; Jurisdiction; Venue
     The Settlement Agreement shall be governed and construed in accordance with the internal laws of the State of New York, the forum state in which the Bankruptcy Court sits, without regard to any conflict of law provision that could require the application of the law of any other jurisdiction. Pursuant to the Plan and the Confirmation Order, the Settlement Agreement is incorporated by reference in its entirety into the Plan and forms an integral part thereof. Accordingly, by its execution and delivery of the Settlement Agreement, each Party has irrevocably and unconditionally agreed that the Bankruptcy Court shall retain exclusive jurisdiction over all matters related to the construction, interpretation or enforcement of the Settlement Agreement and the Restructuring Agreement; provided, however, that the Bankruptcy Court shall not have jurisdiction over (i) disputes arising out of the provisions set forth in Article III of the Restructuring Agreement or the agreements referenced in sections 5.01(c) and (d) of the Restructuring Agreement, or (ii) disputes arising out of agreements between any Delphi-Affiliate Party on the one hand and GM or any of its Affiliates on the other in which disputes no Delphi-Related Party has an interest; and provided further that after the second anniversary of the Effective Date, the Bankruptcy Court shall retain non-exclusive jurisdiction over all matters related to the construction, interpretation, or enforcement of the Settlement Agreement and the Restructuring Agreement; and provided further that the jurisdiction of the Bankruptcy Court over all matters related to the Settlement Agreement and the Restructuring Agreement shall terminate upon the fourth anniversary of the Effective Date. Furthermore, each Party agrees to waive any objection based on forum non conveniens.
(3)	Dispute Resolution
     In the event a Settlement Dispute arises among the Parties, upon the written request of either Party, such Settlement Dispute shall be referred to the Director of Business Development at GM and the Finance Director of Automotive Holdings Group or the Director, Strategic Planning at Delphi (at Delphi’s discretion) for resolution in good faith. In the event that GM’s Director of Business Development and Delphi’s Finance Director of Automotive Holdings Group or the Director, Strategic Planning are unable to resolve such dispute, such Settlement Dispute shall be referred, at either Party’s written request, to the Assistant Treasurer of GM and the Assistant Treasurer or Treasurer of Delphi (at Delphi’s discretion). If within ten days after such referral, GM’s Assistant Treasurer and Delphi’s Assistant Treasurer or Treasurer are unable to resolve the Settlement Dispute, the Settlement Dispute may be elevated by either Party to GM’s

Treasurer or Chief Financial Officer (at GM’s discretion) and Delphi’s Chief Executive Officer or Chief Financial Officer (at Delphi’s discretion) for resolution. To the extent that the job title of any of the foregoing positions is changed, this provision shall be deemed to apply to such successor title or, if the position is eliminated or vacated, to the job title of the party taking over the responsibility of the eliminated or vacated position.
(4)	Effects Of Plan, Investment Agreement Amendments, And Settlement Agreement Amendment Termination
     Notwithstanding anything contained in the Settlement Agreement, the Parties agree that amendments to be made to the Plan or the Investment Agreement in the form (other than immaterial and non-substantive changes) of the drafts of the amendment to the Plan filed with the Bankruptcy Court on or about November 14, 2007 and the Investment Agreement amendment filed with the Bankruptcy Court on or about November 14, 2007, shall not result in the non-satisfaction of the condition set forth in Section 6.01(c) of the Settlement Agreement or in the triggering of the termination right set forth in Section 7.03(b) of the Settlement Agreement.
     In the event that the Investment Agreement Amendment (as defined below) has not been signed by all parties to the Investment Agreement by December 21, 2007 (or the Bankruptcy Court order approving such amendment has not been entered and become final by January 11, 2008), the amendment to the Settlement Agreement shall, upon notice by either party, be null and void.
     (b) Master Restructuring Agreement
     The Restructuring Agreement is intended to govern certain aspects of Delphi and GM’s commercial relationship following the Effective Date. The Restructuring Agreement addresses, among other things, the scope of GM’s existing and future business awards to Delphi and related pricing agreements and sourcing arrangements, GM commitments with respect to reimbursement of specified ongoing labor costs, the disposition of certain Delphi facilities, and the treatment of existing agreements between Delphi and GM.
     (i) Revenue Plan
     The Debtors and GM have agreed to certain terms and conditions governing, among other things: the scope of existing business awards, related pricing agreements, and extensions of certain existing supply agreements; GM’s ability to move production to alternative suppliers; and the Reorganized Debtors’ rights to bid and qualify for new GM business awards.
(1)	Existing Agreements
     Unless expressly provided in the Restructuring Agreement or Settlement Agreement, GM and DAS shall continue to honor the terms and conditions of all existing GM Purchase Orders and other contractual agreements (including long term and lifetime contracts and other formal and verifiable agreements) with any of the Debtors in effect as of the Effective Date regarding the purchase and supply of motor vehicle related components and component systems.

(2)	Price Reductions
     GM and Delphi shall implement the price reductions specified on Exhibit 3.01(a) to the Restructuring Agreement upon the occurrence of the Effective Date; provided, however, that on the Effective Date, Delphi shall make a payment to GM of $75 million, which amount is estimated to be equal to the total of all Price Down Arrangements that GM would have received prior to the Effective Date had such Price Down Arrangements been implemented on the later of (x) January 1, 2007 or (y) such other date set forth on Exhibit 3.01(a).
(3)	New Business Awards
     GM has agreed to award to Delphi certain new business under the terms identified in Exhibits A and A-1 of the UAW MOU, Exhibits A and A-1 of the IUE-CWA MOU, and other new business set forth on Exhibit 3.07 of the Restructuring Agreement.
(4)	First Opportunity Process
     GM shall provide Delphi with preferential bidding opportunities with respect to certain business set forth on Exhibit 3.08 of the Restructuring Agreement pursuant to the first opportunity process.
(5)	Pricing And Other Business Terms For New Business Awards
     Pricing and other business terms for the new business to be awarded under the Restructuring Agreement, to the extent not already established, shall be established through good faith negotiations between the GM commercial team and the Delphi sales team with the intent to award the applicable business to Delphi on terms mutually acceptable to Delphi and GM. Negotiation of and agreement on terms of such new business awards shall take into consideration, among other items, (i) the labor and other applicable cost differentials between the Delphi U.S. manufacturing location where the applicable Component Parts shall be manufactured, and (ii) the Delphi non-U.S. manufacturing locations where the applicable Component Parts could be manufactured, and (iii) the U.S. and non-U.S. manufacturing locations of Delphi’s competitors where the applicable parts could be manufactured and the relevant pricing available from such competitors, and (iv) the Parties’ respective obligations under the Labor MOUs. In the event that GM and Delphi are unable to reach agreement on pricing for any specific program or business award, negotiations regarding such pricing shall be resolved in accordance with section 3.10 of the Restructuring Agreement. Except as expressly set forth therein, GM has not agreed to negotiate or waive Standard GM Terms with respect to new business awarded pursuant to sections 3.04 through 3.07 of the Restructuring Agreement.
(6)	Dispute Resolution
     In the event that a dispute arises among the Parties relating to any term or provision of Article III of the Restructuring Agreement (an “Article III Dispute”), upon the written request of either Party, such Article III Dispute shall be referred to the applicable Purchasing Executive Director at GM and applicable Product Business Unit or Divisional Sales Director at Delphi for resolution in good faith. In the event that such directors are unable to resolve such Article III

Dispute, such Article III Dispute shall be referred, at either Party’s written request, to the Group Vice-President, Global Purchasing and Supply Chain for GM and the appropriate Delphi Divisional President. If within ten days after such referral, GM’s Group Vice-President, Global Purchasing and Supply Chain and the Delphi Divisional President are unable to resolve the Article III Dispute, the Article III Dispute shall be elevated, at either Party’s request, to either GM’s Chief Financial Officer or GM’s President of GM North America (at GM’s election) and either Delphi’s Chief Executive Officer or Delphi’s Chief Financial Officer (at Delphi’s election) for resolution. To the extent that the job title of any of the foregoing positions is changed, these provisions shall be deemed to apply to such successor title or, if the position is eliminated or vacated, to the job title of the party taking over the responsibilities of the eliminated or vacated position.
(7)	Limitations On Global Sourcing
     GM shall not engage in Global Sourcing with respect to certain business and parts, and GM’s ability to Global Source shall be consistent with the Labor MOUs, subject to certain specified exceptions. Nothing in the Restructuring Agreement, the UAW MOU, the IUE-CWA MOU, the USW MOU, or any Exhibits to the Restructuring Agreement prohibits or otherwise limits in any way GM’s ability to conduct benchmarking and/or market testing activities or enter into discussions, negotiations, and agreements (including, but not limited to, contingent supply agreements) regarding the production of Component Parts by any potential alternative supplier(s). GM shall notify Delphi of its intent to Globally Source any UAW Keep Business or any IUE-CWA Business at least 30 days prior to the scheduled implementation of such Global Sourcing.
     In the event that Delphi reasonably believes that such Global Sourcing is a breach of GM’s obligations under the Restructuring Agreement, then at Delphi’s election the matter shall be resolved in accordance with section 3.10 of the Restructuring Agreement and GM shall refrain from Global Sourcing until the 30 day notice period has expired.
(8)	Bidding Opportunities
     In addition to awards and bidding opportunities described in the revenue plan, Delphi shall be granted the opportunity to quote on certain new business, subject to certain conditions contained in the Restructuring Agreement. Delphi shall be considered “Green” to the business plan through December 31, 2009 or such longer or shorter period set forth in Exhibit 3.01(a) to the Restructuring Agreement. Such “Green” rating requires that GM provide Delphi with the full opportunity to quote on the applicable new business, provided that the Delphi facility producing the applicable Component Part is not placed on “New Business Hold” in accordance with GM’s normal business practices utilized with other suppliers. GM agrees that as of the date of the Restructuring Agreement and other than as specified on Exhibit 3.12 to the Restructuring Agreement, no Delphi facilities producing the Components Parts identified in Exhibit 3.01(a) to the Restructuring Agreement are on “New Business Hold.” GM shall consider Delphi’s bids for such business in accordance with GM’s normal business practices utilized with other suppliers. Delphi acknowledges and agrees that any sourcing of business pursuant to section 3.12 of the Restructuring Agreement shall be in GM’s sole discretion.

     (ii) Facilities Portfolio
     GM shall make significant, ongoing contributions to the Debtors and Reorganized Debtors to reimburse the Debtors and Reorganized Debtors for labor costs in excess of $26 per hour at specified manufacturing facilities. In addition, GM and the Debtors have agreed to certain terms and conditions concerning the Sale of the Sale Businesses, including the extent of GM’s consent rights with respect to the identity of the buyer of certain Sale Businesses, the provision of ongoing supply agreements between GM and the buyer of certain Sale Businesses with respect to production at certain Sale Facilities, and the continuation of GM’s reimbursement of Excess Labor Costs at certain Sale Facilities following the sale of such Facilities. GM and the Debtors have also agreed to certain additional terms and conditions that apply in the event any of the Sale facilities or Wind-down Facilities are not sold or wound down (as applicable) by certain sunset dates.
(1)	Labor Reimbursement
•	GM shall reimburse Delphi for 50% of Excess Labor Costs incurred from October 1, 2006 through September 14, 2007 at the Keep Facilities, Sale Facilities, Footprint Facilities, and Wind-down Facilities;

•	GM shall reimburse Delphi for 100% of excess Labor Costs for the period from September 15, 2007 through December 31, 2007 at the UAW Keep Facilities, the Sale Facilities, the UAW Footprint Facilities, and the UAW Wind-down Facilities; and

•	GM shall reimburse Delphi for the Applicable Labor Reimbursement Percentage of Excess Labor Costs for the period from January 1, 2008 through September 14, 2015 at the UAW Keep Facilities.
(2)	Production Cash Burn Breakeven
     GM has agreed to reimburse Delphi for the Applicable Production Cash Burn Percentage of Production Cash Burn at any of the Sale Facilities or UAW Footprint Facilities for which GM requires production at any time on or after January 1, 2008 through the Support End Date for such facility.
(3)	Sunset Requirements
     GM has agreed, pursuant to section B and Attachment A to the UAW MOU, to, among other things, provide certain support so that Delphi shall no longer have responsibility for production operations or for employment of UAW-represented employees by dates specified in the UAW MOU in respect of the Saginaw Steering Facility, the Sandusky Facility, the Adrian Facility, the Flint East Facility, the Needmore Road Facility, and the Saginaw E&C Facility. GM shall have no obligations (and shall not be responsible for any liabilities) in respect of such facilities, other than obligations expressly set forth in the UAW MOU, the Restructuring Agreement, or the Settlement Agreement. The Restructuring Agreement sets forth certain terms and conditions with respect to the implementation of these support provisions of the UAW MOU.

In addition, the Restructuring Agreement sets forth the parties’ rights and obligations with respect to the expected cessation of current activities at several other Delphi facilities, including the Athens Facility, the Columbus Facility, and the Milwaukee E&C Facility.
(4)	GM Working Capital Backstop For Sale Facilities
     GM has agreed to provide Delphi with a specified minimum recovery of the working capital that Delphi has invested in the Sale Businesses. Section 4.04 of the Restructuring Agreement sets forth the terms and conditions pursuant to which GM shall provide for such recovery with respect to the Global Interiors & Closures Business, the Sandusky Business, and the Global Steering Business. The calculation of amounts subject to such recovery varies depending upon the applicable Sale Business and the timing of any sale of such Sale Business.
(5)	Additional Terms Regarding Sale Facilities
     GM shall have the right to consent to the identity of any buyer or buyers of all or any part of the Global Steering Business, Global Interiors & Closures Business, and/or the Sandusky Business which is sold as a going concern and to the amount of proceeds to be paid upon the sale or sales of any such businesses if less than the Net Working Capital associated with the applicable business. GM’s right to consent to the identity of any buyer or buyers shall not apply to any sale of assets that are no longer used for GM production.
(6)	Unsold Business Option
     In accordance with the terms of section 4.06 of the Restructuring Agreement, Delphi on behalf of itself and its applicable Affiliates (each, a “Business Optionor” and collectively, the “Business Optionors”) hereby grants to one or more parties designated by GM in its discretion (each a “Business Optionee” and collectively, the “Business Optionees”), the options (each, an “Unsold Business Option” and collectively, “Unsold Business Options”) to purchase the Global Steering Business, the Sandusky Business, the Global Interiors & Closures Business and the Saginaw E&C Assets (each an “Unsold Business” and collectively, the “Unsold Businesses”) each for $1.00, to be effectuated through one or more asset sales, stock or other equity interest sales, real estate leases, machinery and equipment leases (with respect to machinery and equipment located in facilities which are to be leased to the applicable Business Optionee) and assignments and assumptions (each a “Business Transaction” and collectively, the “Business Transactions”), or a combination thereof, as reasonably determined by the applicable Business Optionee (except to the extent Delphi is expressly entitled to determine the structure under section 4.06 of the Restructuring Agreement). Section 4.06(a) sets forth terms and conditions governing the exercise of Unsold Business Options and the effectuation of Business Transactions.
     Also subject to the terms of section 4.06 of the Restructuring Agreement and in accordance with section B.3 of the UAW MOU, GM shall cause all the active and inactive bargaining unit employees (other than those who are participating in the PRP) at each of the Flint East, Needmore Road, and Saginaw E&C Facilities (each an “Employment Transfer Facility” and collectively, the “Employment Transfer Facilities”) to transfer (each an “Employment Transfer” and collectively, the “Employment Transfers” ) to employment with a third party (each an “Employment Party” and collectively, the “Employment Parties”) no later than the time set forth in clauses (A), (B) and (C) below, respectively (each, an “Employment Outside Date” and collectively, the “Employment Outside Dates”). Section 4.06(b) sets forth terms and conditions governing various aspects Employment Transfers.
     If for any reason a Business Transaction with respect to any Unsold Business other than the Saginaw E&C Assets has not been consummated by the applicable Outside Date, GM, or an Affiliate of GM designated by GM in its discretion, shall be deemed to be a Business Optionee with respect to such Unsold Business and to have exercised and consummated the related Unsold Business Option, and the associated Business Transaction (including the assumption of the Assumed Liabilities) shall be deemed to have been consummated on the applicable Business Outside Date. Subject to the terms and conditions set forth in section 4.06(c) of the Restructuring Agreement, such transaction shall be deemed to occur in a manner reasonably determined by Delphi and Delphi shall have the right to make, in its reasonable discretion, any elections with respect to the terms of the applicable Business Transaction which a Business Optionee would otherwise be entitled to make under section 4.06(a) of the Restructuring Agreement and which have not previously been made by GM, a Business Optionee or a designated GM Affiliate at least 45 days before the Business Outside Date.
(7)	Additional Terms Regarding Wind-Down Facilities
     GM and Delphi shall work together to facilitate the wind-down of production at Delphi’s facilities that are scheduled to be wound down.
(8)	Additional Terms Regarding Footprint Facilities
     Delphi shall commit the required engineering resources and capital improvements necessary to support all GM programs at the Flint East Facility as required to meet Delphi’s obligations under the Existing Agreements or agreements which Delphi and GM enter into in the future. To the extent required under the Existing Agreements or agreements which Delphi and GM enter into in the future, Delphi shall ensure that GM receives required production from the Flint East Facility through the date on which Delphi has no further obligations under the UAW MOU relating to production at the Flint East Facility.
(9)	Additional Terms Regarding UAW Keep Facilities
     At each of the UAW Keep Facilities, Delphi shall commit the required engineering resources and capital improvements necessary to support all GM programs produced at such UAW Keep Facility as required to meet Delphi’s obligations under Existing Agreements or agreements which Delphi and GM enter into in the future.
(iii)	Treatment Of Legacy Agreements And Ordinary Course Matters
(1)	Assumption, Reinstatement, Or Ratification Of Certain Agreements With GM
     On the Effective Date, the Debtors shall assume, reinstate, or ratify certain agreements with GM specified in the Restructuring Agreement executed in connection with the Separation, all

Existing Agreements with GM (as defined in the Restructuring Agreement), and certain other specified agreements with GM executed since the Separation.
(2)	Disposition Of Other Agreements Between The Debtors And GM
     As of the Effective Date, all GM Purchase Orders and other contractual commitments between the Debtors and GM or any of its Affiliates relating to the manufacture and sale of fixtures, gauges, jigs, patterns, casting patterns, dies, molds, and other Tooling utilized in the production of GM Component Parts and Component Systems (collectively, the “Tooling Agreements”) shall be assumed or reinstated, as applicable.
     All postpetition agreements between any Delphi Party and GM and/or any of its Affiliates are ratified under the Restructuring Agreement, are enforceable in accordance with their terms, and shall remain in full force and effect unaffected by the Restructuring Agreement.
     Except as otherwise provided in the Restructuring Agreement, as of the Effective Date all prepetition agreements between the Debtors and GM and/or any of its Affiliates shall be deemed rejected or terminated, as applicable, as provided for in section 5.01(g) of the Restructuring Agreement; provided, however, that section 5.01(g) of the Restructuring Agreement does not apply to (i) agreements to which third parties other than the Delphi Parties, GM and/or GM’s Affiliates are also parties or (ii) agreements that relate solely to the Ordinary Course Relationship (as defined in the Settlement Agreement), which agreements identified in clauses (i) and (ii) of this sentence shall be assumed or reinstated, as applicable, on the Effective Date.
(3)	Disposition Of Agreements Between Delphi’s Non-Debtor Affiliates And GM
     Except as otherwise provided in the Restructuring Agreement, with respect to the prepetition agreements between Affiliates of Delphi which are not Debtors, on the one hand, and GM and/or any of its Affiliates, on the other hand: (i) such agreements as were entered into prior to or in connection with the Separation shall be terminated as of the Effective Date and (ii) such agreements (other than those identified in section 5.01(h)(i) of the Restructuring Agreement) shall be ratified and continue in effect after the Effective Date; provided, however, that any such agreement to which a Debtor is also a party shall terminate as of the Effective Date, unless (a) such agreement relates solely to the Ordinary Course Relationship (as defined in the Settlement Agreement), or (b) such agreement is an agreement to which third parties other than the Delphi Parties, GM and/or GM’s Affiliates are also parties, in both of which cases such agreement shall be ratified and continue in effect after the Effective Date; provided, however, that any obligation of any of the Affiliates of Delphi to indemnify against any obligations of the Debtors shall be deemed to be extinguished.
(4)	Limitations On Cure Costs, Rejection Damages, Or Assurances
     Except as otherwise provided in the Plan, or in any contract, instrument, release, or other agreement or document entered into in connection with the Plan, with respect to any and all agreements between any Delphi Party, on the one hand, and GM and/or any of its Affiliates, on the other hand, except as expressly provided for in section 4.03(b) of the Settlement Agreement, (a) GM irrevocably waives, on behalf of itself and all of its Affiliates, with respect to agreements being assumed or rejected pursuant to the Restructuring Agreement, any cure amount claim or any claim for rejection, (b) each of Delphi and GM irrevocably waives, on behalf of itself and all of its Affiliates, with respect to agreements being terminated pursuant to the Restructuring Agreement, termination damages, and (c) GM irrevocably waives, on behalf of itself and all of its Affiliates, with respect to any agreements being assumed pursuant to the Restructuring Agreement, any requirement under the Bankruptcy Code that the Delphi-Related Parties provide adequate assurance of future performance.
(5)	Limitation Of Existing Indemnification Obligations
     Any provision in any agreement between Delphi and/or its Affiliates on the one hand and GM and/or its Affiliates on the other that is not being assumed, reinstated, or ratified pursuant to the Restructuring Agreement and purports to require any party thereto or its Affiliates to indemnify, defend, or hold harmless any other party thereto or its Affiliates is null and void.
(6)	Product Liability Claims
•	GM and Delphi agree to the allocation of liability for all claims and causes of action, however presented, alleging that parts, components, or systems that have been (i) manufactured by the Delphi Automotive Systems Business or Delphi or its Affiliates or (ii) manufactured by a third party, whether sold or otherwise supplied separately, or incorporated into components or systems of Delphi or its Affiliates, in each case, which have been sold or otherwise supplied by the Delphi Automotive Systems Business, Delphi, or its Affiliates to GM, its Affiliates, or customers of Delphi other than GM or its Affiliates (the foregoing collectively constituting “Delphi Products”), have caused or been alleged to cause personal injuries, injuries to property, or other damages as set forth in section 5.09 of the Restructuring Agreement.

•	As between GM and Delphi, Delphi shall assume the defense of all such claims involving Delphi Products sold or otherwise supplied prior to January 1, 1999 to customers other than GM or an Affiliate or Subsidiary of GM. Delphi shall indemnify, defend, and hold harmless GM and its Affiliates against any and all such claims. Delphi shall reimburse GM and its Affiliates for any reasonable attorneys’ fees or other expenses reasonably incurred by GM subsequent to December 31, 1998 in connection with investigating and/or defending against any such claim.

•	GM shall retain and/or assume the defense of all such claims involving parts, components, or systems manufactured by the Delphi Automotive Systems Business prior to January 1, 1999 and sold or otherwise supplied to GM or its Affiliates before, on, or after January 1, 1999. GM shall indemnify, defend, and hold harmless Delphi and its Affiliates against any and all such claims. GM shall reimburse Delphi and its Affiliates for any reasonable attorneys’ fees or other expenses reasonably incurred by Delphi or its Affiliates subsequent to December 31, 1998 in connection with investigating and/or defending any such claim or securing the indemnification and/or defense that GM is required to provide pursuant to this paragraph.

•	Delphi shall defend GM and its Affiliates against all claims involving (A) parts, components, or systems manufactured by Delphi or its Affiliates, which on or subsequent to January 1, 1999 are sold or otherwise supplied to customers other than GM or its Affiliates and (B) parts, components or systems acquired by the Delphi Automotive Systems Business or Delphi or its Affiliates from suppliers thereto other than GM or its Affiliates and sold or otherwise supplied by Delphi or its Affiliates on or subsequent to January 1, 1999 to customers other than GM or its Affiliates. Delphi or its Affiliates shall indemnify, defend, and hold harmless GM and its Affiliates against any and all such claims. Delphi or its Affiliates shall reimburse GM and its Affiliates for any reasonable attorneys’ fees or other expenses reasonably incurred by GM and its Affiliates in connection with investigating and/or defending any such claim or securing the indemnification and/or defense that Delphi and its Affiliates are required to provide pursuant to this paragraph.

•	The rights, obligations, and liabilities of GM and Delphi with respect to claims involving parts, components, or systems manufactured by Delphi or its affiliates subsequent to December 31, 1998 which are sold by Delphi or its Affiliates to GM or its Affiliates shall be determined according to the terms of the agreements relating to such sale.
(7)	Recall And Warranty Claims
     Except as otherwise released pursuant to agreements between the Parties executed prior to the Effective Date, including the Warranty Settlement Agreement, claims of GM or its Affiliates against the Delphi Automotive Systems Business in the nature of warranty and recall campaigns relating to parts, components, or systems sold by the Delphi Automotive Systems Business to GM or its Affiliates (regardless of when or by whom manufactured (but excluding parts or systems manufactured by GM or its Affiliates)) which arise prior to or after the Contribution Date shall be determined according to the terms of the agreements relating to the sale of such parts, components or systems, all of which agreements were assumed by Delphi and its Affiliates effective as of the Contribution Date.
(8)	Cooperation
     GM and Delphi and their respective Affiliates shall cooperate with each other in the defense of any and all claims covered under Article V of the Restructuring Agreement and afford to each other reasonable access upon reasonable advance notice to witnesses and information (other than information protected from disclosure by applicable privileges) that is reasonably required to defend these claims as set forth in Article V of the Restructuring Agreement. The foregoing agreement to cooperate includes, but is not limited to, an obligation to provide access to qualified assistance to provide information, witnesses, and documents to respond to discovery requests in specific lawsuits. In such cases, cooperation shall be timely so that the Party responding to discovery may meet all court-imposed deadlines. The Party requesting information shall reimburse the party providing information consistent with the terms of section 5.08 of the Restructuring Agreement. The obligations set forth in this paragraph are more clearly defined in section 5.01 through and including 5.10 of the Restructuring Agreement.

(9)	Continuation Of Limited Employee Related Matters
•	Workers’ compensation liability assumed by Delphi as a result of the Separation shall be retained by Delphi; provided, however, that the sending party in a flowback or Special Employment Placement Opportunities (“SEPO”) situation shall bear any and all workers compensation liability for injuries or illnesses that arose prior to the flowback or a placement through SEPO, including claims asserted on or after the flowback or placement through SEPO. In addition, any cumulative trauma claim filed within twelve months of flowback or placement through SEPO, which originated at, or was the responsibility of, the sending party, shall be the responsibility of the sending party.

•	The relocation costs associated with the flowback or SEPO of employees, as applicable, shall be shared equally by GM and Delphi. These costs shall include relocation allowances, relocation services, and other related expenses provided for in the applicable Labor MOUs or any other applicable collective bargaining agreements. Relocation costs associated with employees of closed or divested operations of Delphi or any of its Affiliates shall be allocated as follows: (i) shared equally where an employee transfers to a GM facility, (ii) paid 100% by Delphi where an employee transfers to a Delphi facility, and (iii) paid consistent with historical relocation cost share levels or as agreed by the Parties at the time of the relocation where an employee of a divested operation transfers to either Delphi or GM.

•	All employment related responsibility, obligation, or liability of GM relating to Delphi Employees or Delphi Terminated Employees both as they were defined in the U.S. Employee Matters Agreement, and assumed by Delphi and/or the applicable Delphi benefit plans as a result of the Delphi spin-off from GM for claims described in Exhibit 5.11(c) of the Restructuring Agreement, shall be retained by Delphi and/or the applicable Delphi benefit plans, except as otherwise specifically provided in the Restructuring Agreement, the Settlement Agreement, the respective attachments thereto, or the agreements or the respective attachments referenced therein.

•	The National Employment Placement Center shall provide Delphi the following services through the term of the current UAW MOU and the current IUE-CWA MOU pursuant to current negotiated purchase terms and conditions: (i) processing of placement applications as submitted by eligible hourly employees; (ii) processing of requisitions for additional personnel; and (iii) processing of placement offers and filling open requisitions.
     (iv) Effectiveness
     The Restructuring Agreement shall not become effective until the date on which all conditions to effectiveness of the Settlement Agreement that are set forth in Article VI thereof are satisfied or waived by the parties thereto.

(v)	Selected Miscellaneous Provisions
(1)	Termination
     The Restructuring Agreement may be terminated or shall terminate immediately and automatically, as applicable, and the transactions contemplated hereby abandoned, upon the occurrence of any of the following:
•	by mutual written consent of both Delphi and GM;

•	by GM or Delphi if, prior to the effectiveness of the Settlement Agreement pursuant to Article VI thereof, the Settlement Agreement is terminated pursuant to section 7.03 thereof; or

•	automatically on December 31, 2015.
(2)	Guaranty By Delphi
•	From and after the Effective Date, Delphi hereby irrevocably and unconditionally guarantees the due and punctual payment or performance, as the case may be, by DAS and its successors and assigns (collectively, the “Delphi Guaranty Parties”) of all of their obligations under any and all Existing Agreements or future GM Purchase Orders incurred with respect to work performed or required to be performed on or before September 14, 2015 between any of DAS (or another Delphi Guaranty Party) and any of the GM Parties (collectively, the “Guaranteed Agreements”), whether issued and accepted before or after the Effective Date. In connection with the Restructuring Agreement and for all purposes, all outstanding GM Purchase Orders shall be deemed to be assigned to DAS. GM further agrees that all GM Purchase Orders to be issued and accepted on or after the date hereof and before September 14, 2015, between any of the GM Parties and any of the Delphi-Related Parties shall be issued to and accepted by DAS rather than another Delphi-Related Party, subject, however, to the next to last sentence of section 6.01 of the Settlement Agreement.

•	Delphi agrees under the Restructuring Agreement that its obligations under section 7.03(a) thereof (i) are a guaranty of payment and performance when due and not of collectability, (ii) are a primary obligation of Delphi and not merely a contract of surety, (iii) shall be absolute, independent, unconditional, and irrespective of (1) the validity, regularity or enforceability of the Guaranteed Agreements, (2) any change therein or amendments thereto, (3) the absence of any action to enforce the same, (4) any waiver or consent by GM with respect to any provision thereof, (5) the recovery of any judgment against any of the other Delphi Parties or any action to enforce the same, or (6) any other circumstances which may otherwise constitute a legal or equitable discharge or defense of a guarantor or surety.

•	Under the Restructuring Agreement, Delphi waives presentment, demand of payment, protest or notice with respect to the Guaranteed Agreements and the obligations set forth therein.

•	Delphi’s obligations under section 7.03(a) of the Restructuring Agreement shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any amount owed to any of the GM Parties of the Restructuring Agreement or under any of the Guaranteed Agreements is rescinded or must otherwise be returned by any of the GM Parties upon the insolvency, bankruptcy, or reorganization of any of the Delphi Parties or otherwise, all as though such payment had not been made.

•	If (I) GM breaches one or more of its payment obligations under the Restructuring Agreement or the Settlement Agreement or any of its obligations under Article IV of the Restructuring Agreement (excluding obligations under any of the Continuing Agreements, as defined in the Settlement Agreement or any commercial disputes that arises in the Ordinary Course Relationship (as defined in the Settlement Agreement)) and such breach or breaches would have a material impact (1) on Delphi and its Affiliates or (2) on the benefits Delphi and its Affiliates are reasonably expected to receive under the Settlement Agreement or the Restructuring Agreement (the effects set forth in (1) or (2) above shall hereinafter be referred to as, a “Delphi Material Impact”) and (II) Delphi provides written notice (the “Delphi Notice”) of such breach or breaches, executed by either Delphi’s chief executive officer or chief financial officer, which notice describes in reasonable detail the nature of the breach or breaches and relevant background information, then the guaranty provided for in section 7.03 to the Restructuring Agreement shall, subject to the terms of section 7.03(e) of the Restructuring Agreement, automatically terminate without any further action; provided, however, that prior to such termination becoming effective (A) if the breach or breaches relate to a payment obligation hereunder or under the Settlement Agreement, GM shall have a ten-day period following receipt of the Delphi Notice to cure such breach or breaches and (B) if the breach or breaches relate to an obligation other than a payment obligation hereunder or under the Settlement Agreement, GM shall have a 30-day period following receipt of the Delphi Notice to cure such breach or breaches; provided, further, however that if there is a disagreement between the Parties as to whether GM has breached one or more of its obligations or whether such breach or breaches has a Delphi Material Impact, at the election of either Party, the Parties shall engage in the dispute resolution process specified in section 7.11 of the Restructuring Agreement with respect to such disagreement, and such termination shall not become effective if such dispute resolution process is commenced prior to the end of such cure period. Upon the conclusion of such process or, if earlier, 30 days after its commencement (the “Dispute Resolution Termination Date”), if Delphi still believes that a breach with a Delphi Material Impact has occurred, GM shall have the right to cure such default within ten days after the Dispute Resolution Termination Date and, if so cured, the guaranty shall not terminate. Either GM or Delphi may seek judicial determination at any time as to whether Delphi has the right to terminate the guaranty pursuant to section 7.03(e) of the Restructuring Agreement. If it is judicially determined by Final Order that Delphi did not have the right to terminate the guaranty, it shall remain in full force and effect.

(3)	Continued Ownership Of DAS
     Until the earlier of September 14, 2015 and such time as the guaranty provided for pursuant to section 7.03 of the Restructuring Agreement is no longer in full force and effect, without the prior written consent of GM, which consent shall not be unreasonably withheld, Delphi shall not permit DAS to transfer (i) a material portion of its assets necessary to satisfy production obligations to GM or (ii) more than 40% of its total assets (other than to a Delphi Party; provided that all provisions of section 7.04 of the Restructuring Agreement shall apply to such Delphi Party to the same extent they apply to DAS) and Delphi shall not cease to own, directly or indirectly, at least a majority of the outstanding equity and voting equity of DAS; provided, however, that neither of the restrictions in this sentence shall apply if such transfer or cessation, as applicable, occurs as a result of a transfer by Delphi of all or substantially all of its assets.
(4)	Governing Law; Jurisdiction; Venue
     The Restructuring Agreement shall be governed and construed in accordance with the internal laws of the State of New York, the forum state in which the Bankruptcy Court sits, without regard to any conflict of law provision that could require the application of the law of any other jurisdiction. Pursuant to the Plan and the Confirmation Order, the Restructuring Agreement is incorporated by reference in its entirety into the Plan and forms an integral part thereof. Accordingly, by its execution and delivery of the Restructuring Agreement, each Party irrevocably and unconditionally agrees that the Bankruptcy Court shall retain exclusive jurisdiction over all matters related to the construction, interpretation or enforcement of the Restructuring Agreement and the Settlement Agreement; provided, however, that the Bankruptcy Court shall not have jurisdiction over (i) disputes arising out of the provisions set forth in Article III of the Restructuring Agreement or the agreements referenced in sections 5.01(c) and 5.01(d) of the Restructuring Agreement, or (ii) disputes arising out of agreements between any Delphi-Affiliate Party on the one hand and GM or any of its Affiliates on the other in which disputes no Delphi-Related Party has an interest; and provided further that after the second anniversary of the Effective Date, the Bankruptcy Court shall retain non-exclusive jurisdiction over all matters related to the construction, interpretation or enforcement of the Restructuring Agreement and the Settlement Agreement; and provided further that the jurisdiction of the Bankruptcy Court over all matters related to the Restructuring Agreement and the Settlement Agreement shall terminate upon the fourth anniversary of the Effective Date. Each Party further agrees to waive any objection based on forum non conveniens.
(5)	Dispute Resolution
     In the event a Restructuring Dispute arises among the Parties (other than an Article III Dispute, which shall be governed and settled in accordance with section 3.10 of the Restructuring Agreement), upon the written request of either Party, such Restructuring Dispute shall be referred to the Director of Business Development at GM and the Finance Director of Automotive Holdings Group or the Director, Strategic Planning at Delphi (at Delphi’s discretion) for resolution in good faith. In the event that GM’s Director of Business Development and Delphi’s Finance Director of Automotive Holdings Group or the Director, Strategic Planning are unable to resolve such dispute, such Restructuring Dispute shall be referred, at either Party’s written request, to the Assistant Treasurer of GM and the Assistant Treasurer or Treasurer of Delphi (at Delphi’s discretion). If within ten days after such referral, GM’s Assistant Treasurer and Delphi’s Assistant Treasurer or Treasurer are unable to resolve the Restructuring Dispute, the Restructuring Dispute may be elevated by either Party to GM’s Treasurer or Chief Financial Officer (at GM’s discretion) and Delphi’s Chief Executive Officer or Chief Financial Officer (at Delphi’s discretion) for resolution. To the extent that the job title of any of the foregoing positions is changed, section 7.11 of the Restructuring Agreement shall be deemed to apply to such successor title or, if the position is eliminated or vacated, to the job title of the party taking over the responsibilities of the eliminated or vacated position.
     G. Product Portfolio Transformation
     To implement the third element of Delphi’s Transformation Plan, the Company announced plans to focus its product portfolio on those core technologies for which the Company has significant competitive and technological advantages and expects the greatest opportunities for increased growth. To that end, the Company is focusing the organization around the following core strategic product lines:
•	Controls & Security (Body Security, Mechatronics, and Displays);

•	Electrical/Electronic Architecture (Electrical/Electronic Distribution Systems, Connection Systems, and Electrical Centers);

•	Entertainment & Communications (Audio, Navigation, and Telematics);

•	Powertrain (Diesel, Gas Engine Management Systems, and Fuel Handling and Evaporative);

•	Safety (Occupant Protection and Safety Electronics); and

•	Thermal (Climate Control & Powertrain Cooling).
     These core businesses are where Delphi’s technical strength can provide the greatest support and differentiation to its customers in automotive, aftermarket, consumer electronics, and adjacent markets such as commercial vehicles, medical systems, computers and peripherals, military/aerospace, telecommunications, commercial, residential, and transportation products. Effective July 1, 2006, Delphi implemented changes to its organizational structure and management reporting to support the management of the core product lines. As a result of the new structure, the Company changed its reporting segments in the third quarter of 2006 from three reportable segments to the six reportable segments outlined above. Delphi’s businesses are arranged into natural product-focused groupings, supported by an electronics competency center that preserves Delphi’s electronics expertise, scale, and scope.
     The Company also identified certain non-core product lines that do not fit into its future strategic framework, including Brake & Chassis Systems, Catalysts, Cockpits and Instrument Panels, Door Modules and Latches, Power Products, Ride Dynamics, Steering, and Wheel Bearings. The Company will seek to sell or wind down these non-core product lines (which will include approximately one-third of its global manufacturing sites) and will consult with its customers, Unions, and other stakeholders to carefully manage the transition of such affected product lines. The Company is in the process of selling and will continue to sell or wind-down the non-core product lines and manufacturing sites through 2008 and beyond.
     In creating its current portfolio plan, Delphi examined the overall market attractiveness of each of its then existing divisions and product lines, including whether a manufacturing site or its technology was contemporary or outdated. Delphi then considered each line of business with respect to its overall revenue and profitability, market share, and percentage of revenue attributable to GM business.
     In considering market share, Delphi looked at the absolute share of the market possessed by the Delphi product as well as the share position of the Delphi product relative to all participants in the market. This examination allowed Delphi to determine the extent to which Delphi possessed a leadership position within the product segment. Delphi next examined the extent to which revenues were attributable to GM business. Businesses that had demonstrated growth with non-GM customers provided concrete evidence of competitiveness and market success. Alternatively, those businesses that had not diversified beyond GM since the Separation provided evidence of some weakness in Delphi’s competitive position.
     Also on March 31, 2006, and as part of the Transformation Plan, Delphi identified eight manufacturing sites as its core automotive manufacturing facilities in the U.S. The core facilities are: (i) Brookhaven, Mississippi; (ii) Clinton, Mississippi; (iii) Grand Rapids, Michigan; (iv) Kokomo, Indiana; (v) Lockport, New York; (vi) Rochester, New York; (vii) Vandalia, Ohio; and (viii) Warren, Ohio.

     During the course of these Chapter 11 Cases, the Debtors sold or received Bankruptcy Court authority to sell several facilities or business lines that do not fit into their future strategic framework including:
•	The sale of substantially all of the assets of MobileAria, Inc. (“MobileAria”) to Wireless Matrix USA, Inc., which was approved by the Bankruptcy Court on July 21, 2006;

•	The sale of a New Brunswick, New Jersey, battery manufacturing facility to Johnson Controls, Inc., which was effective August 1, 2006;

•	The wind-down of a Delphi Medical Texas facility in Houston, Texas, which was approved by the Bankruptcy Court on December 18, 2006;

•	The consolidation of fuel injector production in Rochester, New York during 2006-2007, which allowed the Debtors to wind down a manufacturing facility in Coopersville, Michigan, reducing losses and yielding improvements in terms of infrastructure utilization, value stream maximization, inventory reduction, and quality;

•	The settlement of a social plan in the “Concurso,” or Spanish insolvency proceeding, of Delphi Automotive Systems Espana S.L., the funding of which was approved by the Bankruptcy Court on July 19, 2007 and approved by the Spanish Concurso court on July 31, 2007;

•	The sale of the brake components business, including a manufacturing plant in Saltillo, Mexico, to Robert Bosch LLC and its affiliate Frenados Mexicanos, S.A. de C.V., which was approved by the Bankruptcy Court on July 19, 2007;

•	The sale of the brake hose manufacturing business in Dayton, Ohio to Harco Manufacturing Group, LLC, which was effective September 28, 2007; and

•	The sale of the Company’s original equipment and aftermarket catalyst business (the “Catalyst Business”) to Umicore (“Umicore”), which was effective September 30, 2007.
     In addition, on April 30, 2007, the Debtors closed a transaction whereby an investor purchased and leased to the Debtors a facility comprised of 347,800 square feet of office space and 90,000 square feet of lab space situated on approximately 35 acres located in Auburn Hills, Michigan. Through this transaction, the Debtors expect to obtain significant economic advantages from the consolidation of six leased and owned facilities in Michigan and Illinois, and possibly other facilities over the next few years. The Debtors expect that this transaction will create a single, state-of-the-art technical center located in close proximity to the Debtors’ major customers, accelerate the development of new products and innovations, foster better communications among employees, and properly project Delphi’s image of technical and technological excellence. The Debtors further believe that the consolidated facility will facilitate creative dialogue among diverse groups and teams at Delphi, and that this dialogue will spark new innovation that will enable the Debtors to gain an edge on competitors in the industry.
     In furtherance of the product portfolio and manufacturing footprint transformation, as an important aspect of the settlements reached with Delphi’s Unions, certain provisions in the labor agreements that precluded Delphi from selling or closing facilities that did not figure into Delphi’s planned core business operations were removed or modified. In anticipation of reaching these settlements with its Unions, Delphi has been preparing for the sale of Delphi’s Steering, Interiors and Closures, and Wheel Bearing businesses, and the Company’s business plan reflects the short-term reduction in revenue from divested businesses as well as the increased efficiency that will ultimately result from Delphi’s focus on its core businesses. In completing the realignment of its product portfolio, Delphi will continue to work diligently to assure that the transformation is seamless and transparent and that quality, delivery, and customer satisfaction are not negatively impacted.
     H. Cost Structure Transformation
     As part of its organizational restructuring, the fourth element of Delphi’s Transformation Plan, the Company expects to reduce its global salaried workforce by as many as 8,500 employees. The Company committed to these reductions following an analysis of the Company’s SG&A cost saving opportunities and they are, in part, a result of the portfolio and product rationalizations and initiatives discussed above. The Company believes that once its SG&A plan is fully implemented, the Company should realize savings of approximately $450 million per year including savings realized from competitive measures planned for its core businesses and the disposition of non-core assets. In addition, as part of this transformation, the Company has developed a competitive benchmark executive and non-executive compensation program consistent with the requirements of the Plan Investors.

w   Based on starting point of 2005 Budget baseline of $1,634M realized SG&A savings are $168M in 2007. $310M in 2008 and $453M in 2009.

1.	SG&A Realignment
     In furtherance of its SG&A realignment, the Company in May 2006 retained Booz Allen to assist the Company with designing and implementing the SG&A program.
     Since that time, Booz Allen has worked closely with the Company to further Delphi’s goal of achieving the approximately $450 million of savings: the creation of a finance transactional process, select human resources, and sales process shared service organization; the streamlining of divisional/product business units’ SG&A in finance, human resources, and customer interaction processes; the streamlining of the corporate structure of the organization; the transformation of information technologies (“IT”), including the creation of IT shared services and exploration of other opportunities to reduce costs; and the implementation of new product organization. To further this goal, the Company has taken several steps to begin the transformation of IT and streamlining finance services.
     The transformation of IT is expected to reduce the IT operating budget by $256 million, much of which will be realized by the end of 2009. This reduction in cost is to be achieved through three transformation actions: outsourcing IT services, reducing the number and type of unique, non-common systems, moving to common operating platforms, and running a streamlined IT shared service organization. Outsourcing of IT services, which is expected to achieve a portion of the $256 million in savings, will be completed in three phases. Delphi’s shared service model calls for the outsourcing of the following IT services: (a) global infrastructure services, including desktops, service desk, and mainframe and server systems hosting, (b) system development, maintenance, and support, and (c) network services such as data networks and voice services.
     The Debtors have received Court authority to proceed with each of these three phases. On October 19, 2006, the Debtors received Court authority to complete the first phase of IT outsourcing, the outsourcing of global IT infrastructure services. This relief permitted the Debtors to enter into and fully perform under (a) an agreement with Electronics Data Systems Corporation and EDS Information Services, LLC (together, “EDS”) which provides for the outsourcing of global desktops, service desk, and hosting mainframe systems (the “EDS Agreement”), and (b) an agreement with Hewlett Packard Company, which provides for the outsourcing of hosting server systems. On April 23, 2007, the Bankruptcy Court granted the Debtors authority to enter into and fully perform under (a) an agreement between Computer Sciences Corporation (“CSC”) and Delphi which provides for the system support for SAP, commercial, supply chain, and manufacturing services (the “CSC Agreement”), and (b) an amendment to the EDS Agreement which provides for engineering systems support. Finally, on May 31, 2007, the Bankruptcy Court entered an order permitting the Debtors to enter into an amendment to the agreement with CSC to provide for global network support services.
     In addition, on April 23, 2007, the Debtors received Court authority to enter into a finance transactional processes outsourcing agreement with Genpact International, LLC, which provides for the outsourcing of certain of the Company’s accounts receivable, accounts payable, fixed assets, travel and expense reporting, general ledger, and contract administration processes. Through this agreement, the Company expects to reduce the number of internal employees performing these processes and improve productivity over time by reducing the number and type of unique, non-common systems, moving to common operating platforms, and running a streamlined shared service organization. This will help to ensure that the Debtors’ organizational and cost structure is competitive following their emergence from chapter 11.
     The outsourcing of certain IT and financial services has been conducted concurrently with the general realignment and reduction of the Debtors’ salaried workforce. Part of this realignment was effected through Delphi’s 2006 realignment of its business operations to focus its product portfolio on core technologies for which Delphi believes it has significant competitive and technological advantages. This realignment allowed the Debtors to improve processes and decrease administrative activities. As a result of these activities, the Debtors were able to reduce the number of salaried employees in 2006 by 7.4% from December 2005 levels. The current number of salaried employees is at a historic low for the Company.
2.	Salaried Employee Compensation Program
(a)	Competitively Benchmarked Salaried Employee Compensation Program – Introduction – Compensation Committee Philosophy And Strategy Statement
     One of the fundamental tenets of the Company’s transformation plan has been to become competitive in every aspect of its business including both hourly and salaried compensation programs. To meet that objective with respect to the Company’s salaried employee compensation program, the Company has developed competitively benchmarked executive and non-executive compensation programs. For purposes of this section, “senior management” means those global employees in Bands A through F, which is comprised of about 560 such employees as well as the Delphi Strategy Board (“DSB”), which is comprised of Delphi’s 21 top policy-making decision makers (each, a “DSB Member”).
     A competitively benchmarked salaried executive compensation program is also required under Section 9(a)(xxi) of the Investment Agreement, which provides that the Company “shall have entered into employment agreements and other compensation arrangements with senior management relating to compensation, benefits, supplemental retirement benefits, stock options and restricted stock awards, severance and change in control provisions, and other benefits on market terms (as determined by Delphi’s Compensation Committee) based on the advice of Watson Wyatt Worldwide, Inc. (“Watson Wyatt”) (an independent outside advisor to the Compensation Committee) and reasonably acceptable to ADAH.” In September 2007, ADAH informed Delphi that the Company’s salaried executive compensation program complied with the requirements of the Investment Agreement and was acceptable to ADAH. Delphi has also consulted with the Creditors’ Committee regarding the competitively benchmarked compensation programs. The cash and emergence equity awards made on the Effective Date of the Plan must be on market terms (as determined by Watson Wyatt) and reasonably acceptable to the Creditors’ Committee and ADAH. The Plan constitutes a request to authorize and approve the competitively benchmarked compensation programs.
     These programs have been developed under the supervision of Delphi’s Compensation Committee which consists of three independent directors who joined the Board of Directors within the last three years:

Name	Position	Term On Board
Craig G. Naylor	Chairman of the Compensation Committee	Since 2005
John D. Englar	Member of the Compensation Committee	Since 2006
Raymond J. Milchovich	Member of the Compensation Committee	Since 2005
     Since September, 2006, the Compensation Committee has met more than 20 times to thoroughly discuss, review, and refine the executive compensation and executive benefit programs. These programs require written employment and change in control agreements to be signed by each DSB Member and short-form agreements to be signed by the remainder of the Company’s executives. These agreements are required to be signed and delivered to the Company by any executive who wishes to participate in the post-emergence salaried executive compensation program.
     Among other matters, both the longer-form DSB agreements and the short-form agreements for other executives include voluntary waivers of claims against the Company as of the Effective Date by each executive with respect to all compensation and benefit related claims against the Company existing under prior programs. In the case of DSB members, these waivers will include waivers of the prepetition “Change in Control Agreements.” As discussed below, the aggregate change in control liabilities arising under the prepetition Change in Control Agreements are potentially substantial. If all participants were to successfully assert claims under the Change in Control Agreements, the resulting liability could total as much as $257.5 million. All Change in Control Agreements are listed on Plan Exhibit 8.1(a), and all such agreements will be rejected pursuant to the Plan. Accordingly, the Company’s implementation of the new competitively benchmarked salaried executive compensation programs will not only fulfill the Company’s transformation objective of achieving competitive salaried compensation programs but will also benefit the Company and its stakeholders by eliminating up to $257.5 million of potential prepetition claims from the Company’s unsecured claims pool.
     In designing the executive compensation components for Reorganized Delphi, the Compensation Committee is committed to delivering a total compensation program for salaried executive employees that supports Delphi’s business and personnel strategies and aligns with the interests of Delphi’s key stakeholders. In particular, the Compensation Committee believes that Delphi must provide a target total reward opportunity sufficient to attract and retain high-caliber executives who can effectively manage Delphi’s complex global businesses, taking into account the competitive marketplace, as well as each executive’s experience and performance. In general, this involves developing and adjusting, in conjunction with the Compensation Committee’s independent compensation consultant, a target pay structure that provides median total direct compensation opportunity at planned levels of performance and total direct compensation opportunity which can be above the median when Delphi achieves performance that exceeds the plan. In this regard, the Compensation Committee assesses both total direct compensation, which is the sum of salary plus annual incentive opportunity plus long-term incentive opportunity, and total compensation, which includes other aspects of pay, including retirement benefits. Market total direct compensation comparisons for the members of the DSB were developed from proxy data from a comparable group of large, diversified companies, as well as from manufacturing and auto industry survey data. Market total direct compensation comparisons for non-DSB executives were developed from survey data only.
     Other material elements of the Compensation Committee’s philosophy and strategy can be summarized as follows:
•	Link the majority of the total compensation opportunities to performance-based incentives and the creation of shareholder value consistent with Delphi’s long-term strategic goals

•	Make stock-based incentives a core element of executives’ compensation including stock holding requirements for senior executives

•	Provide flexibility to recognize, differentiate, and reward individual performance
     Exhibit 7.8 of the Plan includes the full compensation philosophy statement adopted by the Compensation Committee, summaries of the major elements of the post-emergence compensation program (described in summary below), and the form employment and change in control agreements to be executed by DSB members (although the Company anticipates that the employment agreements for the new post-Effective Date Executive Chairman, the President and Chief Executive Officer, and the Executive Vice President and Chief Financial Officer will also include terms and conditions customary for such agreements.) The documents included in Exhibit 7.8 of the Plan have been approved by ADAH under the Investment Agreement.
(b)	Competitively Benchmarked Salaried Employee Compensation Program – Summary Of Emergence Date Payments And The Post-Emergence Salaried Executive Compensation Program
     The following describes each component of the new compensation and benefit arrangements for senior management. The compensation and benefit arrangements have been structured based on market median: market for the DSB Members is determined by reference to 18 peer companies. The peer companies which represent a cross-section of companies similar to Delphi and/or with which Delphi competes for executive talent are TRW Automotive Holdings Corp., Visteon Corp., Parker-Hannifin Corp., Federal Mogul, BorgWarner Inc., Pepsico Inc., Kraft Foods Inc., Johnson Controls Inc., Honeywell International Inc., Best Buy Co Inc., Du Pont (E I) De Nemours, Coca-Cola Co., 3M Co., International Paper Co., Ratheon Co., Goodyear Tire & Rubber Co., Lear Corp. and Kimberly-Clark Corp. Market for Delphi employees in Bands A through F market is determined through the use of relevant survey data.
(i)	Claims Release Process
     For an executive who enters into a new employment, retirement, indemnification, and other agreement with the Debtors or Reorganized Debtors to obtain the benefits of such agreements, the executive must contractually waive and release any claims arising from pre-existing employment, retirement, indemnification, or other agreements. As a condition to entering into new employment, change-in-control, indemnification, or other employment-related agreements and/or becoming eligible to participate in certain new compensation and benefit arrangements, including the new supplemental executive retirement program, certain employees must contractually waive and release any claims arising from prepetition commitments, including pre-existing employment, change-in-control, indemnification, or any other employment-related agreements and/or benefits under certain compensation and benefit arrangements. For non-DSB members, Delphi will enter into short-form agreements that will describe the Emergence Date and post- Emergence Date payments and compensation program benefits available to an executive and will also implement the claims waiver discussed herein.
(ii)	Executive Employment Agreements
     For DSB Members, Delphi will enter into new employment agreements with each DSB Member that generally provide that the executive will serve in an executive position reasonably consistent with his or her current position and at the executive’s current work location (although the executive can be relocated in connection with the relocation of his or her principal business unit). The employment agreements will become effective on the consummation of the Plan and will continue through December 31, 2010. The agreements will automatically renew each January 1st commencing on January 1, 2011 for additional one-year terms unless either party gives 60 days’ advance written notice of non-renewal. The executive will receive a base salary at an annual rate equal to his or her current salary, which will be subject to annual review and increase and which may not be reduced except pursuant to across-the-board salary reductions. In addition, the executive will be eligible to participate in short-term incentive plans and long-term incentive plans at levels comparable to similarly situated executives and to participate in all employee benefit plans and arrangements made available by Delphi to similarly situated executives, including supplemental executive retirement programs.
     An executive will be entitled to severance if Delphi terminates the executive’s employment without “Cause” or the executive resigns for “Good Reason.” Under the employment agreement “Cause” includes any of the following actions (if not cured by the executive within ten business days of the receipt of written notice thereof ): (i) continued failure by the executive to satisfactorily perform his/her duties, (ii) willful misconduct or gross negligence, (iii) the commission of a felony or of a misdemeanor involving moral turpitude, (iv) the commission of an act involving dishonesty that results in harm to the Company, or (v) a material breach of the employment agreement. “Good Reason” under the terms of the employment agreement means an event constituting a material breach of the employment agreement and includes: (i) the assignment to the executive either of duties materially inconsistent with his status or substantially adversely different in nature or status (but ceasing to be a publicly-held corporation will not constitute Good Reason), (ii) a reduction in the executive’s base salary or a material reduction in the executive’s incentive compensation (except for an across-the-board reduction affecting all executives), (iii) the relocation of the executive’s principal place of employment more than 25 miles from its current location (unless the relocation is of the executive’s business unit or is due to the executive’s transfer to a position that the Company believes in good faith will enhance the executive’s career opportunities), or (iv) the Company’s failure to pay the executive any current or deferred compensation within seven days of its due date. For DSB members, the severance package that the executive will receive is:
•	18 months’ base salary and 18 months’ short term incentive target paid over an 18-month period;

•	a lump sum cash payment of any unvested amounts credited to the executive’s accounts under the Company’s tax-qualified and/or nonqualified supplemental or excess defined contribution plans; and

•	vesting acceleration on service-based equity awards.
     Receipt of the foregoing severance is conditioned on the executive’s execution of a release of claims in favor of Delphi and on the executive’s compliance with a perpetual non-disclosure provision, an invention assignment provision, an 18-month non-competition provision and an 18-month non-solicitation provision (covering customers and employees). The aggregate amount of severance, if, in the unlikely event, all 441 U.S.-based DSB Members and executives in Bands A through F were terminated by the Company without Cause, is estimated to be approximately $125 million (the aggregate severance for the Company’s non-U.S.-based employees has not been estimated).
(iii)	Short-Term Incentive Plan
     The purpose of the Short-Term Incentive Plan is to motivate and reward performance and provide incentives based upon business metrics to those employees who contribute to the success of Delphi. Target award and required performance levels are established by the Compensation Committee before the commencement or within the first 25% of the performance period, including minimum and maximum award and performance levels. Assuming that the Effective Date occurs prior to March 1, 2008, the Compensation Committee of Reorganized Delphi will be establishing award and performance levels for the 2008 fiscal year and beyond. Awards are based on specified measures, including but not limited to return on assets, return on equity, working capital, total stockholder return, cash flow, net income, and earnings per share.
     Final awards will be based on the performance achieved versus the goals established at the beginning of the period. The Compensation Committee may adjust the awards upward or downward. Although adjustments to the final performance award may be made based on individual performance, adjustments to awards issued to a “covered officer” (an individual whose compensation falls under section 162(m) of the Internal Revenue Code) may only be made to reduce, not increase, an award. No award to a “covered officer” will be paid unless the performance is certified by the Compensation Committee.
     Receipt of an award is conditioned on continued employment with the Company. If before the end of any performance period an executive quits or is dismissed for cause, the executive will not be eligible to receive a final award. If employment terminates because of death, retirement, permanent disability, or other terminations approved by the Compensation Committee, the Compensation Committee may waive the requirement of continued employment and pay a reduced award based on a partial year’s employment. On the effective date of any change in control, all awards will be paid on a pro-rata basis based on the greater of the target award or actual performance.
     The Compensation Committee has the right to amend, modify, suspend, or terminate the Short-Term Incentive Plan although such actions may give rise to certain payment and other rights under executive employment agreements. Any such actions that would result in the Short-Term Incentive Plan becoming reduced in value or unavailable to its participants could result in the departure of plan participants from the Company and could impair Delphi’s ability to attract and retain high-caliber executives who can effectively manage Delphi’s complex global businesses, taking into account the competitive marketplace, as well as each executive’s experience and performance. Stockholder approval, however, is required for certain amendments to preserve the exemption of awards granted under the Short-Term Incentive Plan from the limitations on deductibility of section 162(m) of the IRC. The aggregate annual short-term incentive opportunity for all DSB Members and executives in Bands A through F (approximately 560 executives worldwide) at target is estimated to be approximately $46 million.
(iv)	Long-Term Incentive Plan
     The purpose of the Long-Term Incentive Plan is to provide incentive award programs to attract and retain exceptional employees, to align such employees with the long-term strategies of the Company, and to best align the employee interests with those of the Delphi’s stockholders.
     The Long-Term Incentive Plan allows for the grant of various awards, including stock options, stock appreciation rights (“SARs”), restricted stock, and restricted stock units. Options granted may be either non-qualified stock options or incentive stock options (“ISOs”). ISOs are intended to qualify as “incentive stock options” within the meaning of section 422 of the IRC. The exercise price of a SAR or an option must be equal to or greater than the fair market value of the Company’s common stock on the date of grant and the term of any SAR or option may not exceed ten years.
     The Compensation Committee has the authority to determine the terms and conditions of exercise, including vesting and any additional Company or individual performance-based conditions, of all equity awards granted under the Long-Term Incentive Plan. Awards of stock options and SARs are limited to an annual individual maximum of 1,000,000 shares and awards of restricted stock and restricted stock units are limited to an annual individual maximum of 500,000 shares. The Long-Term Incentive Plan also provides for the grant of performance-based cash awards.
     Performance levels are established by the Compensation Committee during the first 25% of the performance period. It is anticipated that the Compensation Committee of Reorganized Delphi will be establishing performance levels for the long-term incentive program. The Compensation Committee may adjust the awards upward or downward. (Adjustments to awards issued to a “covered officer” (as defined under section 162(m) of the IRC) may only be made to reduce, not increase, an award. No award to a “covered officer” will be paid unless the performance is certified by the Compensation Committee.) Generally, awards are cancelled when an employee quits or is dismissed for any reason before the first anniversary of the grant date. In the case of retirement more than one year after the grant date, an employee may retain his or her stock options and SARs until the earlier of their expiration date or five years from the employee’s retirement date. Upon an employee’s death or permanent disability more than one year after the grant date, the employee’s options and SARs will remain outstanding until the earlier of their expiration date or three years from the date of the employee’s death or permanent disability.

     Awards of restricted stock and restricted stock units will vest immediately upon an employee’s retirement, permanent disability, or death more than one year after the grant date, although cash performance awards may be pro-rated based on the number of eligible months the employee was employed over the total award period. Any employee or former employee who engages in misconduct before the second anniversary of his or her termination of employment will be required to forfeit outstanding awards, forfeit the right to receive any future awards, and repay any amounts received in connection with previous awards, including any profits realized on the sale of company stock received pursuant to an award.
     The Compensation Committee has the right to amend, modify, suspend or terminate the Long-Term Incentive Plan although such actions may give rise to certain payment and other rights under executive employment agreements. Any such actions that would result in the Long-Term Incentive Plan becoming reduced in value or unavailable to its participants could result in the departure of plan participants from the Company and could impair Delphi’s ability to attract and retain high-caliber executives who can effectively manage Delphi’s complex global businesses, taking into account the competitive marketplace, as well as each executive’s experience and performance. Stockholder approval, however, is required to (i) increase the maximum number of shares of common stock for which awards may be granted, (ii) grant options or SARs at a discount, (iii) permit exercise of an option or SAR without full payment at the time of exercise, (iv) extend the exercise period of an option or a SAR, (v) make an award to non-employees, (vi) re-price any outstanding option or SAR or cancel and re-grant an option or SAR with a lower exercise price, (vii) increase the annual individual limit on cash awards, or (viii) grant any award after the Long-Term Incentive Plan’s expiration date. In the event of any merger, reorganization, consolidation, recapitalization, stock dividend, or other change in corporate structure affecting the Delphi’s common stock, the Compensation Committee may adjust the share reserve, the individual award limits, or the number and exercise price of shares of common stock subject to outstanding awards granted under the Long-Term Incentive Plan.
     Upon a change in control, all outstanding time-based equity awards will vest. In addition, it is contemplated that any performance-based equity awards will vest upon a sale of more than 50% of the Company’s then-outstanding shares or upon a sale of all or substantially all of the assets of the Company if certain targets relating to internal rate of return are achieved in connection with such sale. Any performance-based cash awards will be paid on a pro-rata basis based on the greater of the target award and actual performance. If upon a change in control the consideration paid to holders of shares of the Delphi’s common stock is solely cash, the Compensation Committee may provide that each award will be cancelled in exchange for a cash payment.
     The initial target grant of equity under the Long-Term Incentive Plan will be awarded for executives in Bands A through C in stock options, restricted stock units, cash, or a combination thereof and for Bands D and above, including DSB Members, one-half in restricted stock units and the other half in stock options. Further, one-half of the restricted stock units and options awarded will be time-vested and one-half will be performance-vested. The initial target grant will cover an 18-month period during which no further awards will be made (other than for an executive’s promotion). For certain executives, the initial target grant of equity will be supplemented with an additional one-time grant of equity awards to maintain the executives’ overall compensation levels at the median of competitive market practice considering the modifications being made to the supplemental retirement plans (as discussed under the New SERP and Salaried Retirement Equalization Savings Program sections below). The estimated lifetime total value of the supplemental grants is expected to be approximately $11.5 million. The aggregate long-term incentive opportunity, on an annualized basis, for all DSB Members and executives in Bands A through F is estimated to be approximately $80 million. This amount represents the total estimated value of the service-vested equity awards and performance-based equity awards, assuming target performance levels are achieved. As agreed to between Delphi and ADAH, the long-term incentive plan assumes that 8% of the available shares of Delphi’s fully diluted common stock will be reserved for future annual grants to executives, including but not limited to the initial target grant of equity. The initial target grant of equity that will be made as of the Effective Date is expected to constitute approximately 3% of the available shares of Delphi’s fully diluted common stock.
(v)	Chapter 11 Effective Date Executive Payments
     As part of the overall total compensation program approved in 2005 by the Compensation Committee for DSB Members and in Bands A through F, the Company determined that long-term incentive performance opportunities should be paid on the Effective Date of the Plan in an amount equivalent to approximately 80% of an individual employee’s 2004 long-term incentive performance target (as subsequently adjusted in some cases by the Compensation Committee) for a period equivalent to 18 months even if the chapter 11 reorganization took longer than 18 months to complete. (The Debtors currently estimate the period from the Filing Date to the Effective Date to be approximately 28 months.)
     During the Chapter 11 Cases, certain outstanding long-term incentive awards that were granted prepetition with postpetition vesting cycles were thereafter cancelled and executives were not awarded any new grants during the postpetition period. In addition, the Debtors determined during the Chapter 11 Cases not to seek separate approval by the Bankruptcy Court for this element of the salaried executive compensation program but to instead incorporate the program into the Plan as part of the Plan confirmation process. The Company also expects to make an Effective Date payment to the Company’s Executive Chairman (who does not participate in this or any other incentive compensation program) as determined by the Compensation Committee prior to the Effective Date.
     Pursuant to Emergence Date performance payment program, cash payments made on the Effective Date would generally be equivalent to one-third of the annualized value of an executive’s prepetition awards that were cancelled and the awards not granted during the postpetition period (subject to adjustment by the Compensation Committee based on individual performance). The aggregate payments under this program are estimated to be approximately $34 million on an annualized basis for the duration of the Chapter 11 Cases (or approximately $78 million in the aggregate). Even with these cash payments, total executive compensation at Delphi for the duration of the Chapter 11 Cases will have fallen materially below competitive practice as demonstrated in the following charts:

(vi)	Retirement Program For Executives
     A new Retirement Program for executives will be implemented, consisting of two parts: (1) a “New SERP,” which consists of the traditional Supplemental Executive Retirement Program that will be frozen in early 2008 in connection with Delphi’s emergence from chapter 11 and which applies to past service, and (2) the Salaried Retirement Equalization Savings Program, which is a new nonqualified defined contribution plan that will apply to future service.
(1)	Supplemental Executive Retirement Program
     The Supplemental Executive Retirement Program (the “New SERP”) will be an unfunded, nonqualified benefit plan. The New SERP is closed to new participants. To be eligible to receive a benefit under the New SERP, an executive employee must be a regular executive employee at retirement, and have at least ten years of service and be 55 years old at retirement. In addition, an executive employee otherwise eligible to participate in the New SERP will be entitled to a benefit under the New SERP if he or she is involuntarily separated from service without cause (or, if he or she has entered into an employment agreement with the Company, leaves for Good Reason) and has at least five years of service with the Company. In such cases, payment of the benefit will then be deferred until he or she is at least 55 years old. For a period of two years following separation from employment, any retired executive employee entitled to receive a benefit under the New SERP may not compete with the Company without the Company’s consent.
     Benefits under the New SERP are paid under either the Regular Formula or the Alternative Formula. The Regular Formula provides a benefit equal to 2% of the executive employee’s average monthly base salary multiplied by the executive employee’s total years of Delphi Retirement Program for Salaried Employees (“SRP”) Part B and Part C service less the sum of (i) the unreduced monthly SRP pension benefits to which the executive employee is entitled and (ii) 2% multiplied by the maximum allowable social security benefit multiplied by the total of the executive’s SRP Part A and Part C service as of the Effective Date. The Alternative Formula provides a benefit equal to 1.5% of the executive employee’s average monthly base salary plus average monthly annual incentive compensation multiplied by the executive employee’s total years of SRP Part B and Part C service (capped at 35 years) less the sum of (i) the unreduced monthly SRP benefits to which the executive employee is entitled and (ii) the maximum allowable social security benefit. However calculated, benefit amounts will be reduced for early retirement before age 62. Following the date of the freeze, no additional years of credited service, base salary increases, or incentive compensation awards will be used in the calculation of the benefit under the New SERP.
     Benefits under the New SERP will be paid as a five-year annuity beginning on the later of (i) the first day of the month at least 15 days after the employee’s separation from service and (ii) the first day of the first month following the employee’s 55th birthday, except that any payment to a “specified employee” (as defined under section 409A of the Internal Revenue Code) will be delayed to the extent required thereunder. Death benefits will be paid in a lump sum to the spouse and/or beneficiary of an executive employee who was eligible for benefits under the plan at the time of his or her death. Benefits under the New SERP may be reduced by any amounts owed by the employee to the Company.
(2)	Salaried Retirement Equalization Savings Program
     The Salaried Retirement Equalization Savings Program is a funded plan, prospectively replacing the pre-existing supplemental retirement programs and maintained primarily for the purpose of providing deferred compensation to certain executives, managers, and other highly compensated employees of the Company. The purpose of the Salaried Retirement Equalization Savings Program is to supplement the Company’s qualified defined contribution savings plan (currently known as the S-SPP) and allow Company nonelective contributions and matching contributions to be made into a nonqualified defined contribution savings plan in situations where legal limitations under the S-SPP have been reached. A participant will vest in his or her employer and matching contributions as set forth in the adoption agreement. A participant is always 100% vested in the amounts credited to his or her account that are attributable to participant deferrals.
     Distributions from a participant’s account will be made according to elections made or deemed made by the participant, except that distributions to “specified employees” (as defined under section 409A of the IRC) will not be made before a date that is six months after the specified employee’s separation from service. A participant may elect at least 12 months before a scheduled distribution event to delay the payment date for a minimum of five years from the original payment date, as well as to change the form of payment of any amounts subject to a deferral election. A participant who experiences a separation from service before retirement will receive the vested amount credited to his or her account in a single lump sum. Delphi also has the ability to delay payments due to a participant under the plan if Delphi reasonably anticipates that its deduction with respect to such payment would be limited or restricted under section 162(m) of the IRC or the employer reasonably anticipates that the payment will violate the terms of a loan agreement or other similar contract.

     In the event of a change in control, the Company may terminate the plan and distribute all amounts credited to participant accounts within 30 days before or 12 months after the change of control (provided that all substantially similar arrangements are also terminated). In the event of a change of control, the participant will receive the vested amount credited to his or her account in a lump sum. The Company also may terminate the plan if all substantially similar arrangements are terminated, no payments (except required payments) are made within 12 months after termination, all payments are made within 24 months after termination, and Delphi does not adopt a new substantially similar arrangement within five years following termination.
(vii)	Change In Control Agreements
     Effective on the Effective Date of the Plan, the Company will enter into new change in control agreements with each DSB Member. Generally, “Change in Control” means (i) any person (or entity) is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities, (ii) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who constitute the Board on the Effective Date with any new director whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds of the directors then still in office who either were directors on the Effective Date or whose appointment, election, or nomination for election was previously so approved or recommended, (iii) a merger of the Company or any direct or indirect subsidiary of the Company with any other entity, other than a merger which results in the voting securities of the Company outstanding immediately prior to such merger continuing to represent more than 50% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (iv) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, more than 50% of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately before the sale. “Change in Control” does not include consummation of the Plan of reorganization or transactions contemplated thereunder.
     The change in control agreements generally provide:
•	a lump sum cash payment equal to two to three times (based on the executive’s position) the executive’s base salary and target bonus;

•	24 to 36 months (based on the executive’s position) of benefit continuation coverage for the executive and his or her dependents;

•	a lump sum cash payment equal to the sum of (1) any unpaid cash incentive compensation allocated to the executive for completed fiscal years and (2) a pro-rata portion of any unpaid cash incentive compensation for uncompleted periods (assuming performance at target levels);

•	a lump sum cash payment equal to the contributions that would have been made to any of the Company’s tax-qualified and/or nonqualified supplemental or excess defined contribution plans on behalf of the executive in the two to three years (based on the executive’s position) following the date of termination (assuming maximum contribution levels);

•	outplacement services until the earlier of one year or the executive’s acceptance of employment; and

•	vesting acceleration of service-based equity awards and vesting acceleration of performance-based equity awards upon a sale of more than 50% of the Company’s then-outstanding shares or upon a sale of all or substantially all of the assets of the Company if certain targets relating to internal rate of return are achieved in connection with such sale.
     If any of these payments or benefits become subject to excise tax on “golden parachute” payments, the executive will be entitled to a gross-up payment (but only if the executive’s total payments and benefits exceed 110% of the greatest pre-tax amount the executive could be paid without causing the executive to be liable for any excise taxes in connection with the gross-up payment).
     Receipt of severance is conditioned on the executive’s execution of a release of claims in favor of Delphi and on the executive’s compliance with a perpetual non-disclosure provision, an invention assignment provision, a 12- to 18-month non-competition provision, and a 12- to 18-month non-solicitation provision (covering customers and employees). In addition, the Company is obligated to pay all of an executive’s legal fees with respect to any good-faith dispute of any issue under the change in control agreement. Under the change in control agreement under discussion with the Company’s chief executive officer, the chief executive officer will have the right to voluntarily terminate employment during the 30-day period beginning 12 months after the change in control and still receive all change-in-control related benefits under the agreement.
     The change in control agreements will be effective on the consummation of the Plan and will continue through December 31, 2009. The agreements will automatically renew each January 1st commencing on January 1, 2009 for additional one-year terms unless notice of non-renewal is given by either party before September 30th of the preceding year. In addition, the change in control agreements will automatically renew for a two-year term upon the occurrence of a change in control.
(c)	Chapter 11 Salaried Employee Compensation Program – Summary Of Key Employee Compensation Program
     The Debtors have implemented certain aspects of a key employee compensation program pursuant to which executive-level U.S. employees have the capability of receiving incentive-based compensation based on the Company’s and individual performance. Upon commencement of the Debtors’ Chapter 11 Cases, certain of the Debtors’ salaried employees’ compensation programs were terminated, including the annual incentive program and long-term incentive program. The Debtors also cancelled a retention awards program enacted before the Petition Date. As a result, upon the Debtors’ entry into chapter 11, the Debtors’ U.S. executives total compensation opportunities decreased by approximately 50%, going from a total prepetition compensation plan composed of base salary, an annual incentive program, a long-term incentive program, and retention grants to a postpetition compensation package consisting solely of base salary.
     The Debtors’ chapter 11 key executive compensation program consisted of three primary parts: (i) a short-term at-risk performance payment compensation program, (ii) an emergence award plan that provided limited cash compensation in lieu of chapter 11 long-term incentives and an equity based award covering post-emergence long-term incentives for the 18-month period following the Effective Date, and (iii) a prepetition severance plan that was modified in the third quarter of 2005. The overall program was designed, in part, to replace some of the prepetition compensation programs for the Debtors’ U.S. executives. The overall program was premised on the principle that the Company should provide market-competitive compensation opportunities designed to motivate its executive workforce to perform for the Debtors. Notably, Delphi’s chapter 11 compensation program was different from traditional employee compensation and retention programs in at least two important ways. First, the current Executive Chairman (and former CEO) of Delphi opted not to participate in the program but is instead eligible for a discretionary performance payment, which will be determined separately by the Compensation Committee prior to the Effective Date. Second, Delphi’s program had no “retention” payments (“pay to stay” vs. “pay for performance”) within its design.
     Indeed, the short-term at-risk incentive compensation programs ultimately proposed by the Debtors during the Chapter 11 Cases have incorporated six-month performance cycles, as opposed to the more traditional year-long periods, to closely monitor the Debtors’ ongoing financial progress and to ensure that executive performance remains linked to the evolving demands of the Chapter 11 Cases. Additionally, even if the Debtors achieve their corporate and division-level performance targets, eligible employees also must maintain an acceptable level of personal achievement to qualify for the at-risk incentive compensation payments. Finally, the Debtors implemented an EBITDAR-based metric to evaluate the corporate-wide performance of the Debtors and agreed to extensive discretion of the Creditors’ Committee in adjusting this metric in two of the chapter 11 performance periods. The Debtors also eliminated from their analysis various variances in performance (i.e., gains from the steady state business plan early in the Chapter 11 Cases and variances from the transformation business plan later in the Chapter 11 Cases) obtained during the applicable performance period as a result of agreements reached with GM and the Unions. By designing a short-term at-risk incentive compensation program in this manner, the Debtors sought to maximize the performance of their executives, which in turn, would increase the value of the Debtors’ Estates.
     During the Chapter 11 Cases, the Bankruptcy Court authorized the Debtors to implement the short-term elements of the compensation program. The longer term elements of the original chapter 11 compensation program (i.e., cash performance payments on the Effective Date and long-term equity incentive grants for post-emergence periods) were deferred to the plan confirmation process and are incorporated into the overall salaried executive compensation program developed by the Compensation Committee and approved by ADAH under the Investment Agreement.
(d)	Summary Of Certain Material Prepetition Executive Compensation Programs
(i)	Supplemental Executive Retirement Program
     Since the separation from GM, Delphi has had a Supplemental Executive Retirement Program (the “SERP”) for certain employees. The SERP is a non-qualified plan under the IRC that is separate from, but is integrated with, the Delphi Retirement Program for Salaried Employees, a qualified pension plan under the IRC. Pursuant to the authority granted by that certain Order Under 11 U.S.C. §§ 105(a), 363, 507, 1107, And 1108 (i) Authorizing Debtors To Pay Prepetition Wages And Salaries To Employees And Independent Contractors; (ii) Authorizing Debtors To Pay Prepetition Benefits And Continue Maintenance Of Human Capital Benefit Programs In the Ordinary Course; And (iii) Directing Banks To Honor Prepetition Checks For Payment Of Prepetition Human Capital Obligations (Docket No. 198), the Debtors have, throughout the course of the Chapter 11 Cases, continued to make monthly SERP payments to eligible retirees, limited to $5,000 per month per retiree. Pursuant to the Plan, however, the Debtors will (i) no longer honor their obligations under the SERP because the Debtors will reject, as of the Effective Date, or otherwise terminate the current SERP and (ii) implement a new Supplemental Executive Retirement Program with respect to current eligible employees (subject to the execution of a waiver of claims) which, in effect, (a) freezes the benefits under the SERP and modifies eligibility to the age of 55 years with ten years of service and (b) supplements the frozen SERP benefit with a new benefit under a separate plan. Accordingly, as of the effective date of the Plan, the Debtors will no longer make monthly SERP payments to retirees, and retirees will have 30 days after the effective date of the Plan to file a proof of claim for any claims arising under the SERP. Current eligible employees that were entitled to the SERP should not be penalized by the rejection, termination, and/or halting of benefits with respect to the SERP because these active employees should generally become eligible to participate in the New SERP.
     Under the Plan, all persons holding or wishing to assert Claims arising out of the SERP, and whose SERP Claims vested prior to the Effective Date, must file with the Bankruptcy Court and serve upon the Debtors a separate, completed, and executed proof of claim (substantially conforming to Form Number 10 of the Official Bankruptcy Forms) no later than 30 days after the Effective Date. All such Claims not filed within such time will be forever barred from assertion against the Debtors and their Estates or the Reorganized Debtors and their property. Any Claims arising out of SERP after the Effective Date will be disallowed in their entirety. Allowed SERP Claims will receive the treatment afforded to Allowed General Unsecured Claims under the Plan. Each such Allowed SERP Claim will receive a distribution on the earliest Distribution Date after such SERP Claim is allowed, if ever. For further details, including details regarding postpetition interest on General Unsecured Claims, see Section IX.E – Treatment Of Claims And Interests Under The Plan and Section IX.H – Provisions Governing Distributions.

(ii)	Change In Control Agreements
     In early 2000, Delphi modified certain terms of its change in control agreements (collectively, the “Change in Control Agreements”) with its officers that had been in existence since the Separation. The Change in Control Agreements provide certain benefits to each participant (each, a “Participant”) upon the occurrence of a change in control of Delphi and additional benefits if the employment of a Participant is terminated for certain reasons after a change in control. A change in control is defined under the Change in Control Agreements to include (i) the acquisition by any person, other than Delphi or any subsidiary of Delphi, of beneficial ownership of 25% or more of the outstanding common stock of Delphi; (ii) certain changes in the composition of Delphi’s board of directors; (iii) certain mergers, consolidations, and other reorganizations of Delphi in which Delphi is not the surviving corporation; (iv) any sale, lease, exchange, or other transfer of 50% or more of the assets of Delphi; or (v) a liquidation or dissolution of Delphi.
     Pursuant to the Change in Control Agreements, Participants are entitled to certain payments and benefits upon the occurrence of a change in control, including the immediate vesting of all unvested options and restricted stock units, and the full funding of all of the Participant’s “target awards” and any compensation previously deferred at the election of the Participant, together with accrued interest or earnings thereon. Additional payments and benefits are payable to Participants who cease to be employed by Delphi during the three years following a change in control if (i) Delphi terminates the Participant’s employment other than for “cause” (as defined therein); (ii) the Participant terminates his or her employment if, without his or her consent, (a) his or her salary and other compensation or benefits are reduced for reasons unrelated to Delphi’s or the Participant’s performance, (b) his or her responsibilities are negatively and materially changed, (c) he or she must relocate his or her work location or residence more than 25 miles from its location as of the date of the change in control, or (d) Delphi fails to offer him or her a comparable position after the change in control; or (iii) during the one-month period following the first anniversary of the change in control, the Participant ceases to be employed by Delphi for any reason other than for cause.
     The aggregate change in control liabilities arising from these and other rights granted to Participants under the Change in Control Agreements are potentially substantial. Executives continuing their employment with Delphi after the Effective Date of the Plan will be asked to waive benefits under the Change in Control Agreements and certain other programs in order to be eligible for Delphi’s emergence compensation program and other related benefits. To the extent a Participant does not waive such benefits, the Company intends to challenge any asserted claims under the Change in Control Agreements. If all Participants were to successfully assert claims under the Change in Control Agreements, the resulting liability could total as much as $257.5 million. All Change in Control agreements are listed on Plan Exhibit 8.1(a) to the Plan, and will be rejected pursuant to the Plan.
(iii)	Benefit Equalization Plan For Salaried Employees
     The Benefit Equalization Plan for Salaried Employees (“BEP”) is available to executives whose contribution and benefit levels in the Delphi Savings-Stock Purchase Program (“S-SPP”) exceed certain limits under IRC Section 415. The BEP is not funded, and since October 2004, contributions have been de minimis. Amounts contributed to the BEP are separately accounted for. Distributions under the BEP are expected to aggregate approximately $160,000 and will be distributed to approximately 141 participants with an average distribution of $1,120 and a maximum individual distribution of approximately $10,000. The BEP amounts will be distributed upon emergence, and the plan will be terminated.
I.	Pension Transformation
     As noted above, the final key tenet of the Transformation Plan is to devise a workable solution to the Debtors’ current pension situation. Delphi maintains two separate defined benefit pension plans for employees, one for salaried workers (the “Salaried Plan”) and one for hourly workers (the “Hourly Plan”). The Debtors’ funding obligations under the U.S. pension plans are governed by the IRC and ERISA.
     The Debtors’ goal throughout these Chapter 11 Cases was to retain the benefits accrued under the existing defined benefit U.S. pension plans for both the Debtors’ hourly and salaried workforce. To do so, however, it will be necessary to freeze the current Hourly Plan and Salaried Plan as of the first of the month following the Effective Date. Despite the freeze, because of the size of the funding deficit, the Debtors needed to obtain relief from the IRS and the PBGC, to avoid a potential excise tax assessment and to effectuate the IRC Section 414(l) transfer of underfunded pension liabilities to the GM Hourly Plan.
     The Debtors required relief from the IRS and the PBGC because the pension plans had an accumulated funding deficiency of approximately $117 million from the plan year ended September 30, 2005. Additionally, since the Petition Dates, the Debtors have been making only “normal cost” contributions to the pension plans, or contributions that reflect the amounts related to service provided by plan participants post-filing. These “normal cost” contributions are less than the minimum funding requirements established by the IRC and ERISA. The IRC imposes a 10% excise tax penalty on the amount of any resulting funding deficiency. Under the IRC, an additional excise tax penalty of 100% may be assessed by the IRS if the funding deficiency is not timely corrected.
     Although the Debtors believe that they have defenses against such penalties, the Debtors sought a consensual resolution. Thus, as part of the solution to their pension issues, the Debtors negotiated with the IRS and the PBGC for conditional waivers of their minimum funding requirements under the Hourly Plan and Salaried Plan for the pension plan year ended September 30, 2006. By obtaining the waivers, the Debtors were able to delay their minimum funding requirements from June 15, 2007 to the expected effective date of their Plan of reorganization. The conditional waiver terms also included full settlement of the excise tax assessment for the pension plan year ended September 30, 2005. The Debtors reached an agreement on the terms of the waivers on May 1, 2007, and filed a motion for authority to perform under the terms of the waivers on May 11, 2007. The Court approved the motion on May 31, 2007.
     The waivers were essential to the Debtors’ resolution of their pension issues because they addressed an IRS excise tax assessment of approximately $17 million related to the funding deficiency for the plan year ended September 30, 2005, and prevented the IRS from asserting additional excise taxes related to funding deficiencies for that year and future pension plan years that could have exceeded $1.4 billion in the aggregate. The waiver with respect to the Hourly Plan also will facilitate the transfer of $1.5 billion of the Debtors’ unfunded pension obligations of the Hourly Plan to the GM Hourly Plan under IRC Section 414(l), which was a key component of the Plan Framework Support Agreement discussed in more detail in Section VII.D – Plan Investors And Exit Financing below. Under IRC Section 414(l), obligations in a pension plan can be transferred to another pension plan without negative tax implications if certain conditions are met. The IRC Section 414(l) transfer facilitates Delphi’s resolution of its pension issues, significantly improves the security and funding of the Delphi pension plans, and is in the best interests of plan participants. The IRS issued a favorable ruling with respect to the IRC Section 414(l) transaction on May 29, 2007.
     In exchange for the waivers, the Debtors agreed to bring their pension funding obligations up to date upon emergence from chapter 11, including an accelerated contribution to the Hourly Plan in the amount of $10 million for the plan year ending September 30, 2007 and a $10 million accelerated contribution to the Hourly Plan in settlement of any excise taxes that had already accrued. As security for their obligations under the waivers, the Debtors provided the PBGC with letters of credit in the amount of $100 million on account of the Hourly Plan and $50 million on account of the Salaried Plan. The Debtors intend to comply with the remaining terms of the waivers shortly following the effective date of the Plan of reorganization, at which time the letters of credit will be terminated.
     On July 13, 2007, the IRS modified the conditional funding waivers granted to Delphi related to its pension plans, extending the dates by which Delphi is required to file a plan of reorganization and emerge from chapter 11 to December 31, 2007 and February 29, 2008, respectively.
     On August 3, 2007, Delphi applied to the IRS and PBGC for a temporary waiver of its minimum funding obligations with respect to the Hourly Plan for the plan year ending September 30, 2007. The Debtors reached an agreement with the IRS and PBGC on the terms of such a conditional waiver on September 28, 2007. This second waiver is necessary to enable the IRC Section 414(l) transfer to be implemented in an economically efficient manner after September 30, 2007. Consistent with the waivers already granted with respect to the Hourly Plan and the Salaried Plan for the plan year ended September 30, 2006, the Debtors would stand by their commitment to bring their pension funding obligations up to date upon emergence from chapter 11. The Debtors filed a motion on October 5, 2007 for authority to perform under the second waiver. The Bankruptcy Court entered an order approving the motion on October 25, 2007.
     On October 4, 2007, the IRS further modified the first set of conditional funding waivers, conforming the conditions to the first waivers so that they are generally consistent with the conditions to the second waiver.
     As a result of the successful negotiation of the waivers and the IRC Section 414(l) transfer, Delphi’s business plan provides that Delphi will be able to timely meet its pension obligations following emergence from chapter 11.

U.S. Pension Summary

$ millions	2007	2008	2009	2010	2011	Total
	Expense (Income) - Excludes One-Time Items
Hourly	171	(44)	(137)	(173)	(198)	(381)
Salaried	136	(86)	(100)	(114)	(127)	(291)
SERP	21	6	7	7	7	48

Total	328	(124)	(230)	(280)	(318)	(624)

Memo: Impact of 2006 PRP	35	23	6	1	—	65
Pension expense excl PRP	293	(147)	(236)	(281)	(318)	(689)

	Net Contributions/Benefit Payments
Hourly	69	936	154	133	90	1,382
Salaried	130	284	—	—	—	414
SERP [1]	6	2	4	7	9	28

Total [2]	205	1,222	158	140	99	1,824

	Year-End Funded Status - Favorable (Unfavorable)
Hourly	(1,467)	(419)	(109)	207	497
Salaried	(496)	(115)	(5)	116	250
SERP	(111)	(115)	(118)	(117)	(115)

Total [2]	(2,074)	(649)	(232)	206	632

	Qualified EOY Plan Funded Status - %
Hourly- GAAP basis	81.0%	94.4%	98.5%	103.0%	107.6%
Hourly- ERISA basis	68.3%	89.3%	93.3%	97.3%	101.3%

Salaried — GAAP basis	88.3%	97.3%	99.9%	102.7%	105.7%
Salaried — ERISA basis	91.5%	95.3%	98.1%	100.8%	103.8%

	2007 Emergence One-Time Items - Expense (Income)
		Fresh
	FAS 88	Start	Total
Hourly	(1,366)	1,055	(311)
Salaried	56	685	741
SERP	(14)	—	(14)

	(1,324)	1,740	416

1)	Excludes $120M paid through claims

2)	2007 EOY funded status illustrates impact of 414(l) transfer, fresh start and FAS-88 charges. Impact of Emergence funding cash contributions modeled to occur on 1/1/2008 (therefore not included in the 2007 YE funded figures)

Note:	Summary excludes subsidiary and international plans.
     Pursuant to the Plan, the following Debtors will assume and continue the following plans on a frozen basis: (i) Delphi Corporation: Delphi Hourly-Rate Employees Pension Plan and Delphi Retirement Program for Salaried Employees; (ii) Delphi Mechatronic Systems, Inc.: Delphi Mechatronic Systems Retirement Program; (iii) ASEC Manufacturing: ASEC Manufacturing Retirement Program; (iv) Packard-Hughes Interconnect Company: Packard-Hughes Interconnect Bargaining Retirement Plan and Packard-Hughes Interconnect Non-Bargaining Retirement Plan (collectively, the “Pension Plans”). Nothing in the Plan will be construed as discharging, releasing, or relieving the Debtors or the Debtors’ successors, including the Reorganized Debtors, or any party, in any capacity, from any liability for minimum funding under 26 U.S.C. § 412 and 29 U.S.C. § 1082 or liability under 29 U.S.C. § 1362 with respect to the Pension Plans or the PBGC. The PBGC and the Pension Plans will not be enjoined or precluded from seeking to enforce such liability as a result of any provision of the Plan or the Confirmation Order.

VI. DELPHI’S BUSINESS PLAN
A.	Developing The Business Plan
     The Transformation Plan described above is the framework under which the Company developed its Business Plan. The business planning process is an annual process undertaken by the Company to provide revenue and cost projections which assist the Company in managing its portfolio, planning its working capital needs, developing its capital structure, and planning for the supporting capital expenditures. When developing the Business Plan, Delphi considered the impact that elements of the Transformation Plan would have on its operations, including the transformation of its hourly workforce, Delphi’s relationship with its largest customer, GM, the impact of changes in Delphi’s product portfolio and manufacturing footprint, cost reductions achieved as a result of SG&A restructuring, and pension funding strategies with the IRS and PBGC.
     The Company underwent a particularly robust “bottoms-up” development process in formulating the current Business Plan. Annually, Delphi undergoes a lengthy and detailed process to develop its Business Plan. Because Delphi was in the process of restructuring during the current planning process, elements of the plan were changing as Delphi was developing the Business Plan. Delphi began the 2007-2011 business planning process in the second half of 2006. Because the Debtors were still in negotiations with the Unions and GM, Delphi’s draft preliminary Business Plan reflected certain assumptions regarding the outcome of those negotiations. As the Debtors have achieved milestones in these Chapter 11 Cases, Delphi updated the assumptions underlying the Business Plan with actual outcomes and thereby refined its projections and outlooks as illustrated below.

*	Includes a confirmation/update of macroeconomic factors such as exchange rates, commodities, GMNA volumes as well as divisional input related to revenue plans and other cost items

**	Relates to the outcomes of negotiations with GM and Unions which varied from the assumptions in the preliminary business plan

     Over this time period, the Business Plan and certain of the financial data, projections, and assumptions imbedded in the Business Plan were analyzed and evaluated by numerous parties, including an external accounting firm that was engaged by Delphi and other external parties who closely reviewed the data and provided recommendations to Delphi. These findings were considered and taken into account when finalizing the Business Plan. In addition, Delphi provided drafts of the preliminary Business Plan to certain key stakeholders, including the Statutory Committees and their advisors, at various times during the plan development. Finally, as discussed below, the Business Plan was amended in October 2007 to account for certain changes in the capital structure of Reorganized Delphi as well as an updated forecast for GMNA volumes in 2008.
1.	Creation Of The Business Plan
     Delphi’s annual business plan development process is comprehensive, requiring the analysis of a significant amount of data regarding various aspects of the business, as well as a vetting and review process at various levels of the organization for key aspects of the Business Plan. As previously discussed, the Company has seven divisions. Each division is comprised of several global product business units (“PBUs”). The business plan development process requires each of the Company’s PBUs and, subsequently, divisions, to create a five-year business plan which becomes a component of the overall corporate business plan. At the start of the planning period, Delphi develops macroeconomic assumptions that are used by each of its PBUs when developing their detailed business plans. The use of common assumptions ensures that the Business Plan is based on consistent metrics. Such assumptions include the following:
•	expected customer production volumes;

•	forecasted cost of significant commodities used in the business (e.g., the costs of copper and steel);

•	estimated foreign exchange rates over the business plan period; and

•	expected U.S. labor rates.
     Delphi uses GI/DRI, a third-party forecasting service, as the basis of certain assumptions regarding anticipated customer production and vehicle line volumes. When incorporating the forecasts produced by GI/DRI, Delphi uses its historical knowledge of the industry to further refine the forecasts related to GMNA production, in light of the fact that GMNA has historically been a significant component of Delphi’s revenue plan. Consistent with prior practice, Delphi has evaluated the GI/DRI forecasts in creating the customer product volume assumptions underlying the Business Plan.
2.	Development Of The Revenue Plan
(a)	Identifying Business Opportunities
     Utilizing the macroeconomic assumptions developed by corporate management, each PBU develops its own five-year business plan. A key component of each PBU’s plan is its revenue plan. In developing its revenue plan, each PBU undertakes a detailed assessment of future revenue opportunities with its customers. Although the process of tracking sales opportunities is an ongoing activity that is continuously evaluated by Delphi sales account managers, once a year a complete evaluation of the revenue opportunities is completed during which a majority of the PBUs attribute confidence levels to each opportunity.
     Certain of the identified revenue opportunities are known because they are derived from booked business – that is, business for which the Company already has a formal customer award or purchase order. Other revenue opportunities are prospective, based on business for which the Company believes it may receive a contract (unbooked business). To evaluate whether the revenue projections from prospective opportunities should be included in its revenue plan, PBUs engaged in the original equipment automotive business will review each individual opportunity in the Company’s sales opportunity tracking system and make a determination as to how likely it is that Delphi will win the business. The PBU will make its determination based on historical trends and industry knowledge, and will add the projected revenue from that business to its estimated revenue line if it is reasonably confident that it can achieve the resulting projected revenue stream. For PBUs with a focus other than original equipment automotive sales, the revenue determinations are based primarily on historical trends and industry knowledge.
     In addition to identifying which customer business it believes it will win, in the process of creating its revenue plan a PBU will also assess the percentage of the customer’s business it believes it will acquire, such as whether it will supply all of the customer’s needs for a particular part or whether the customer is likely to use multiple sources for the part.
     For Delphi’s original equipment automotive business, because of the nature of the original equipment automotive industry, in which there are long periods between the time when customers award business to their suppliers and the time when production begins, in any five-year business plan, it is common for revenue projections for the earlier years of the business plan to be more certain than for those farther in the future. This certainty level arises from the nature of Delphi’s business with its customers; in 2007, Delphi’s business is essentially fully booked, although without volume guarantees, while in 2011, approximately 52% of the projected revenue stream comes from booked business. Because the revenue plan forms the basis for the business plan, prior to undertaking the next steps to complete its business plan, the PBU’s revenue plan will undergo multiple levels of review, including approval by divisional management.
(b)	The Effect Of Price-downs
     Also incorporated in a PBU’s revenue plan is the effect of contractually committed price-downs. In the automotive industry, contracts with suppliers often include predetermined annual reductions in the price a supplier will receive for a particular part. These reductions exist because it is assumed that the supplier will become more efficient in producing the product over time and that cost savings will be shared with the OEM purchaser. When estimating the price it will receive for a particular product, the PBUs will incorporate contractual price-downs for booked business and an estimate of year-by-year pricing for prospective opportunities.
(c)	Assessing Costs Required To Produce Products
     After creating a revenue plan, a PBU must estimate the costs associated with producing the products (both booked business and unbooked business) that it included in its revenue plan. The cost structure embedded in each of the PBU’s business plans is influenced by labor, material, and manufacturing costs plus the costs of engineering and support. Much of the detail for determining the direct manufacturing costs and indirect costs to support the revenue in the early years of the plan is assessed in part by personnel at the manufacturing facilities where the products will be produced. Each PBU’s plan comprehends the costs of designing, selling, engineering, and manufacturing the parts. The business plan process captures the financial impact of this activity.
     When it has received the information it needs from its plants and engineering centers, each PBU will incorporate into its business plan the capital requirements for machinery and product development to support the revenue plan and then will submit its plan to the business unit’s divisions. The divisions then incorporate the individual PBU plans, as well as other items that impact their cash flow, including anticipated income, capital spending, restructuring costs, and working capital needs, into the divisional business plans. Once complete, the divisional plans are reviewed and approved by senior corporate management prior to finalizing the overall Delphi plan and providing it to the Board of Directors for review and approval.
B.	Key Business Plan Assumptions
     In addition to the macroeconomic assumptions described above, during the development of the Business Plan, Delphi took into consideration certain other key assumptions based specifically on expected and actual Transformation Plan accomplishments and Delphi’s global restructuring plan. Specifically, Delphi accounted for the following:
•	the changing global manufacturing footprint of Delphi and the financial impact of moving certain operations and engineering from high cost locations to low cost locations;

•	the financial effect of exiting non-core business operations and refocusing efforts on core product lines;

•	decreasing volumes of business from GM as the transformation of Delphi’s portfolio causes certain business lines to be divested or wound-down, resulting in less GM business and a correlating smaller share of overall Delphi revenues;

•	the reduction of SG&A expenditures;

•	the reduction of material costs as a result of continuing materials cost management initiatives; and

•	funding of U.S. pension plans upon emergence from chapter 11.
     During the Business Plan development process, as Delphi made progress on each of the Transformation Plan goals, the impact of these accomplishments on the Business Plan was reevaluated and, where appropriate, new assumptions were reflected in the Business Plan. Two of the largest adjustments to the Business Plan came from the renegotiation of Delphi’s labor agreements and the Settlement Agreement and Restructuring Agreement.
     Recently, as a result of increased costs for such products as copper, oil, and resin-based products, the Business Plan contemplates lower prices than those currently available in the market. If these prices remain at their current levels, they could result in a negative impact to the Company’s operating results.

C.	Outlook From The Business Plan
     Delphi’s financial projections for 2007-2011 are attached hereto as Appendix C. The Business Plan projects that in 2008, revenue will decline as Delphi continues to exit certain of its product lines as part of the portfolio transformation. This is expected to be substantially completed by the end of 2008, and thereafter revenue increases in the remaining years of the plan by a compound annual growth rate of 6.3%. In the later years of the Business Plan, it is expected that margins will increase to industry-competitive levels as Delphi expands its current business lines and grows into new markets. The chart below outlines key metrics projected for the mid-year of the Business Plan as compared to the 2004-2006 average for such items.
2009 Key Metrics Comparison

	2009	2004-2006 Average
Revenue
GM	26.9%	48.7%
Non-GM	73.1%	51.3%
Material % to Sales	52.6%	54.8%
Manufacturing % to Sales	17.6%	30.7%
Engineering % to Sales	8.7%	7.9%
Gross Margin %	17.2%	2.3%
SG&A* % to Sales	5.8%	5.8%
Operating Income	5.3%	-9.0%

*	excludes restructuring
     The Business Plan demonstrates that a significant amount of cash will be spent on restructuring activities. Each division has contemplated a significant number of restructuring activities, the scope, timing, and cost of which were included in the Business Plan and affect the forecasts. As a result of the restructuring, the Business Plan financials also reflect expected cost savings in manufacturing, which result from the labor transformation and global restructuring initiatives. As manufacturing and engineering operations are migrated from high-cost to low-cost locations, savings are generated, resulting in Delphi’s belief that it will be well positioned to meet customer expectations and achieve competitive margins. Beyond the impact of these manufacturing cost initiatives, further savings in material costs are expected to be realized through engineering initiatives, supplier price reductions, and the continued shift in the supplier footprint to lower cost locations following Delphi’s own manufacturing footprint migration. The resulting transformation and growth results in a plan where Delphi continues to expand its revenue expectations from Europe, Asia, and South America while expecting revenue declines in North America.
D.	Amendments To Final Business Plan
     Following the completion of the Business Plan appended to the Disclosure Statement filed on September 6, 2007, two events occurred which had an impact on the Business Plan.

First, GI/DRI revised its projections for GMNA production volume for the period covered by the Business Plan. Second, because of the dislocation in the capital markets in the second half of 2007 and the resulting change in the distributions under the Plan, the anticipated capital structure of Reorganized Delphi changed, which affected certain assumptions underlying the Business Plan.
1.	GMNA Production Volume
     In September 2007, GI/DRI revised its outlook for GMNA production volumes. Delphi reviewed the forecasts released by GI/DRI and discussed the basis of the predictions with GI/DRI and GM. GI/DRI adjusted its forecasts on the basis of a number of macroeconomic factors, some of which Delphi believes are overstated or will be mitigated in ways not contemplated by GI/DRI. Although GI/DRI predicted a significant decrease in GMNA production throughout the Business Plan period, after discussions with GM and based on its own historical experience with GI/DRI and GM, Delphi believes that GMNA will have a short-term inventory adjustment period rather than the long-term downward sales reduction of the magnitude forecasted by GI/DRI. Thus, Delphi has adjusted its projections for 2008 based on the new GMNA forecast but has left the projections unchanged for 2009-2011.
     Because GMNA has historically been (and continues to be) a significant component of Delphi’s revenue plan, a change in GMNA production can have a material impact on Delphi’s forecasted revenue, particularly when the predicted volume reductions relate to vehicle programs in which Delphi provides a high percentage of content. In this case, it is predicted that as a result of the GMNA volume reductions, Delphi’s projected revenue will be reduced in 2008 by $346 million. To mitigate these losses, Delphi will reduce certain of its fixed costs, including engineering costs, SG&A costs, and structural manufacturing costs, which will result in a required $15 million increase in restructuring expenses in 2008. The net reduction to Delphi’s earnings before interest, taxes, depreciation, amortization, and restructuring costs (“EBITDAR”) is expected to be approximately $87 million. In addition, due to the reduction in forecasted sales in 2008, Delphi’s working capital levels are expected to be reduced by $43 million in 2008, and thereafter are expected to return to previously planned levels for the remainder of the Business Plan. As such, there is no net impact to working capital over the combined 2008/2009 timeframe.

2.	Revised Capital Structure
     Delphi has also adjusted its Business Plan to reflect the revised capital structure of Reorganized Delphi and revisions to the currency used for the payment of claims under the Plan, which affect certain of the assumptions underlying the Business Plan.
     First, in developing the Business Plan, it was anticipated that Reorganized Delphi would have new long-term debt including a $1.6 billion asset-based revolving facility, a $5.6 billion exit term loan, and $1.5 billion in unsecured notes. When the capital structure of Reorganized Delphi was revised based on market conditions in the third and fourth quarters of 2007 and Effective Date cash distributions under the Plan were reduced, the amount, structure, and interest rates on that debt also changed. Thus, the Company amended its assumptions to reflect a $3.7 billion exit term loan, a $1.9 billion reduction. In addition, the assumptions were modified to replace $1.5 billion in unsecured notes with $1.5 billion in second lien notes, of which up to $750 million will be placed with GM. Assumptions regarding the $1.6 billion asset-based revolving facility remained unchanged. Accordingly, the Business Plan reflects a decrease in net debt.
     Second, the change in the currency of distributions provided to various stakeholders under the Plan resulted in reduced cash distributions at the Effective Date, which affected the Company’s assumptions regarding cash flow. Because the Plan now calls for a reduction in cash distributions, the Business Plan reflects an increase in cumulative cash flow during 2008-2011.

VII. PLAN INVESTOR AND EXIT FINANCING ARRANGEMENTS
     The Debtors are in the process of arranging for exit financing, comprised of several components, which they believe will enable them to honor their obligations under the Plan and transition out of bankruptcy and into successful operation post-emergence. The elements of the exit financing include up to $2.55 billion in equity investments through the Discount Rights Offering and the transactions contemplated by the Investment Agreement, defined below, and debt financing consisting of a $1.6 billion asset-based revolving loan facility, $3.7 billion of first-lien funded financing, and second-lien funded financing in the amount of $1.5 billion, of which up to $750 million will be placed with GM.
     The equity investments memorialized in the Investment Agreement are the product of efforts that began with the negotiation of the Original EPCA discussed in Section V.C — The Framework Discussions above. As discussed more fully below, the Bankruptcy Court recently approved the Debtors’ motion for authorization to enter into a “commercially reasonable best efforts” agreement with JPMorgan Securities Inc., JPMorgan Chase Bank, N.A., and Citigroup Global Markets Inc. to arrange for a syndicate of lenders to provide the financing and to consummate the underlying existing financing transactions when syndicated.
     A. The Original EPCA
          1. Terms Of The Original EPCA
     Under the terms of the Original EPCA, the Original Investors committed to purchase $1.2 billion of convertible preferred stock and approximately $220 million of common stock in the reorganized Company. The Original Investors also agreed to back-stop a Rights Offering of new common stock to the existing shareholders of Delphi. Under the terms of the Original EPCA, the Original Investors committed to purchase the shares offered to but not purchased by other existing shareholders through a proposed rights offering. In the event that no other shareholders exercised their rights to purchase shares in the proposed rights offering, the Original Investors would have been required, on the terms and subject to the conditions of the Original EPCA, to purchase all of the unsubscribed shares for an amount no greater than approximately $2.0 billion. Altogether, the Original Investors would have invested up to approximately $3.4 billion in the reorganized company.
     The Original Investors’ commitments under the Original EPCA were subject to the completion of due diligence to the satisfaction of the Original Investors in their sole discretion, satisfaction or waiver of numerous other conditions, including Delphi’s achievement of consensual agreements with its Unions and GM that were acceptable to the Original Investors in their sole discretion, and the non-exercise by either Delphi or the Original Investors of certain termination rights, all of which were more fully described in the Original EPCA. The Original EPCA could also be terminated by the Company or the Original Investors prior to the consummation of the transactions contemplated by the Original EPCA upon the occurrence of certain events as set forth in the Original EPCA.

          2. Terms Of The PSA
     The plan framework described in the PSA, which was predicated in part upon Delphi’s preliminary business plan and resolution of the GM issues, outlined potential recoveries to Delphi’s stakeholders. The parties to the PSA acknowledged that Delphi and GM intended to pursue agreements to be documented in Delphi’s reorganization plan.
          3. Termination Of The Original EPCA And PSA
     On April 19, 2007, Delphi announced that the Debtors anticipated negotiating changes to the Original EPCA and amendments to the PSA. The primary reason for the negotiations was the differing views of Delphi, the Original Investors, GM, and the Statutory Committees as to the enterprise value of a reorganized Delphi. Delphi’s expectation at that time was that all of the Original Investors except Cerberus would continue to participate as plan investors (possibly together with additional new plan investors), and that Cerberus might participate in Delphi’s exit financing.
     On July 7, 2007, Delphi sent a termination notice of the Original EPCA to the other parties to the Original EPCA pursuant to section 12(g) of the Original EPCA. As a result of the termination of the Original EPCA, a Termination Event (as defined in the PSA) occurred, and all obligations of the parties to the PSA under the PSA were immediately terminated and were of no further force and effect. On July 9, 2007, Delphi publicly disclosed that it had terminated the Original EPCA and the PSA, and that it expected to enter into new framework agreements at some point in July 2007.
     B. The Investment Agreement
          1. Events Leading To Formation And Approval Of The Investment Agreement
     In late June and early July, while the Debtors were negotiating the potential amendments to the Original EPCA and PSA, the Debtors received an amended draft of the Original EPCA from Appaloosa and a draft of a potential investment agreement from Highland. Through a series of meetings and negotiating sessions during the first two weeks of July, the Debtors developed a set of competing investment proposals from the Plan Investors, led by Appaloosa and Highland, both of which were reviewed by Delphi’s Board of Directors on July 16-17, 2007. In its review, the Board evaluated presentations by Delphi’s management and legal and financial advisors comparing and contrasting the proposals, and weighed the costs and benefits of proceeding with several courses of action. In addition, the Board delegated authority to a special committee which met further to decide which proposal to accept.
     On July 18, 2007, Delphi announced that it had accepted a new proposal for an equity purchase and commitment agreement (the Investment Agreement) with A-D Acquisition Holdings, LLC (“ADAH”), Harbinger Del-Auto Investment Company, Ltd., Merrill Lynch, UBS, Goldman, Sachs & Co., and Pardus DPH Holding LLC (the “Plan Investors”). ADAH is an affiliate of Appaloosa Management L.P. Appaloosa was founded in 1993 and is a privately owned fund sponsor that manages hedge funds for clients including individuals, foundations, universities, and others. It invests in public equity, fixed income, and hedging markets, with a focus on equities of distressed companies, bonds, exchange warrants, options, and futures. Appaloosa is based in Chatham, New Jersey and is a general partner of Appaloosa Investment Limited Partnership I. Based on information filed in SEC Schedules 13D, reviewed by the Debtors as of November 8, 2007, the Plan Investors’ holdings of existing Delphi common stock are as follows: Appaloosa Management L.P. and its related entities beneficially own 52,000,000 shares, Harbinger Capital Partners Master Fund I, Ltd. and its related entities beneficially own 26,450,000 shares, Merrill Lynch, Pierce, Fenner & Smith Incorporated beneficially owns 1,482,206 shares, Pardus Special Opportunities Master Fund L.P. and its related entities beneficially own 26,400,000 shares, UBS Securities LLC beneficially owns 4,419,294 shares, and Goldman, Sachs & Co. beneficially owns 14,892,921 shares. In addition, based on a pleading filed pursuant to Bankruptcy Rule 2019 by White & Case LLP on June 6, 2006, Appaloosa, Harbinger, and certain other non-Plan Investor entities held individual claims which, in the aggregate, exceeded $285.43 million on account of their respective ownership of debt securities issued by the Debtors. Based on the public record of these Chapter 11 Cases, the Debtors are informed that these investments are in both senior and subordinated debt issued by various Debtors.
     On the same date, with the support of GM and the Statutory Committees, the Debtors filed a motion (the “Delphi-Appaloosa Investment and Plan Framework Motion”) for an order authorizing and approving the Investment Agreement. On July 19, 2007, the Bankruptcy Court entered an Order To Show Cause Why Motion For Order Authorizing And Approving Delphi-Appaloosa Equity Purchase And Commitment Agreement Pursuant To 11 U.S.C. §§ 105(a), 363(b), And 507(a) Should Not Be Granted and set August 2, 2007 as the hearing date for the Delphi-Appaloosa Investment and Plan Framework Motion. On July 27, 2007, Highland filed a statement expressing disappointment that the Debtors had not chosen its bid as the basis for the Plan and reserving the right to participate in the hearing as a party-in-interest. No other parties filed a response. On August 2, 2007, after an uncontested hearing, the Bankruptcy Court approved the Investment Agreement. On December 7, 2007, the Bankruptcy Court approved an amendment to the Investment Agreement that is consistent with the terms of the Plan and is described in greater detail below.
          2. Terms Of The Investment Agreement
     Under the terms of the Investment Agreement, the Plan Investors have committed to purchase $800 million of Series A Preferred Stock and Series B Preferred Stock and approximately $175 million of New Common Stock in the Reorganized Company. Additionally, on the terms and subject to the conditions of the Investment Agreement, the Plan Investors have committed to purchase any unsubscribed shares of New Common Stock in connection with the approximately $1.575 billion Rights Offering that will be made available to holders of Delphi’s existing common stock. The Rights Offering will commence following confirmation of Delphi’s Plan and conclude at least 30 days thereafter, and prior to Delphi’s emergence from chapter 11. Altogether, the Plan Investors will invest up to $2.55 billion in the reorganized Company pursuant to the Investment Agreement.
     The Investment Agreement is subject to the satisfaction or waiver of numerous conditions and the non-exercise by either Delphi or the Plan Investors of certain termination rights. The Investment Agreement also allows Appaloosa initially to designate three members, and the other

Plan Investors initially (other than UBS, Goldman, Sachs & Co. and Merrill Lynch) to designate one member (with the approval of either Delphi or the Creditors’ Committee), of Reorganized Delphi’s Board of Directors. See Section IX.F — Means For Implementation Of The Plan. Finally, through ADAH’s ownership of the Series A-1 Preferred Stock, ADAH has certain rights with respect to certain significant corporate transactions. Reorganized Delphi will not be able to take any of the following actions unless (1) it has provided 20 business days’ advance notice to the holders of the Series A-1 Preferred Stock and (2) Reorganized Delphi has not received an objection to the proposed action prior to the tenth business day after the holders received the notice:
•	any action to liquidate Reorganized Delphi;

•	any amendment of the Certificate of Incorporation or Bylaws that adversely affects the Series A Preferred Stock (including any expansion of the Board of Directors);

•	at all times the Series A Preferred Stock is subject to the two-year transfer restriction described in the Investment Agreement;
•	a sale, transfer, or other disposition of all or substantially all of the assets of Reorganized Delphi and its subsidiaries, on a consolidated basis;

•	any merger or consolidation involving a change of control of Reorganized Delphi; or

•	any acquisition of or investment in any other Person having a value in excess of $250 million in any twelve-month period.
     Rather than advancing a separate plan framework support agreement following the structure of the terminated PSA, the Investment Agreement itself outlines Delphi’s proposed framework for a plan of reorganization, which includes distributions to be made to creditors (including allowed accrued interest) and shareholders, the treatment of GM’s claims, and the corporate governance of the reorganized Company.
          3. Amendment To The Investment Agreement
     On October 30, 2007, Delphi announced it filed with the Bankruptcy Court a motion seeking approval of a proposed amendment to the Investment Agreement. Conditions to the effectiveness of the Investment Agreement amendment contained in the proposal letter were not satisfied, however, and the proposed amendment was not executed. On November 14, 2007, Delphi announced it had reached a restated amendment to the Investment Agreement with the Plan Investors (the “November 14 Proposed Amendment”). The November 14 Proposed Amendment was not executed. Following further negotiations involving the Debtors, the Statutory Committees, GM, and the Plan Investors, the Bankruptcy Court approved the second restated amendment to the Investment Agreement with the Plan Investors (the “Investment Agreement Amendment”) which became effective on or about December 10, 2007.

     There were several important reasons for the Debtors entering into the Investment Agreement Amendment as described in the Debtors’ omnibus reply brief filed in support of the Investment Agreement Amendment (Docket No. 11289), including the following:
     • The September 6 Plan was premised on the Debtors’ obtaining $7.1 billion in exit financing, but shortly thereafter it became apparent that volatility in the credit markets would make it unlikely that the Debtors could secure such financing. As a result, the Debtors revised their proposed exit financing facility to seek $5.2 billion in exit financing, comprised of a $3.7 billion first lien exit financing facility and a $1.5 billion second lien exit financing facility (up to $750 million of which will be issued to GM). This reduction in the aggregate size of the exit financing facility raised a serious question whether the Debtors could have satisfied the financing condition contained in Section 9(a)(xix) of the Investment Agreement.
     • While the credit market dislocation increased the Debtors’ need for a plan investor to emerge from chapter 11 and protect the value of the Estates that had been achieved through the Debtors’ Transformation Plan, the Debtors recognized that the same turbulence in the credit markets was causing debt and equity investors to abandon, terminate and/or withdraw from a significant number of other proposed transactions. Absent the Investment Agreement Amendment, pursuant to which the Plan Investors approved the Disclosure Statement and the Plan (and the principal underlying building blocks thereof), the Debtors would have been left to either attempt to satisfy the closing conditions of the Investment Agreement or to litigate with the Plan Investors under a legal theory such as anticipatory breach. However, even if the Debtors were successful in such litigation against the Plan Investors, the Investment Agreement expressly caps the Plan Investors’ liability for breach thereof at $100 million prior to approval of the Disclosure Statement, and there is no specific performance provision. Thus, an attempt to “enforce” the Investment Agreement against the wishes of the Plan Investors, even if successful, would yield a maximum recovery of $100 million to the Estates and would materially delay the Debtors’ emergence from chapter 11 requiring the Debtors to manage the inherent uncertainties associated with the loss of the Plan Investors, pursuit of material litigation, and delay in emergence from chapter 11.
     On December 7, 2007, the Bankruptcy Court approved the Investment Agreement Amendment.
     The Investment Agreement Amendment revises a number of provisions in the Investment Agreement to reflect events and developments since August 3, 2007, including delivery of a revised and supplemented disclosure letter by Delphi, delivery of a revised business plan by Delphi, delivery of a best efforts financing letter, updates and revisions to representations and warranties, the Union Settlement Agreements, and the execution and amendment of the Settlement Agreement and Restructuring Agreement. The Investment Agreement Amendment also amends provisions of the Investment Agreement relating to the Discount Rights Offering (including the replacement of existing common stockholders with unsecured creditors and the provision of oversubscription rights) and reflects the Series C Preferred Stock to be issued to GM. In addition, the Investment Agreement Amendment no longer outlines Delphi’s proposed framework for a plan of reorganization but instead, except for corporate governance matters, relies upon the Plan for that function.

     The Investment Agreement Amendment removes or narrows the scope of certain conditions to closing to provide greater certainty to the consummation of the transaction, including the no-strike condition and the capitalization condition to reduce the net debt required for the Company on the closing date. In addition, the Investment Agreement Amendment excludes from the condition relating to the approval of material investment documents, numerous documents which have already been delivered by Delphi to the Investors. Certain conditions to closing, however, were added by the Investment Agreement Amendment, such as those requiring (a) an interest expense condition that limits the Reorganized Debtors’ pro forma (cash or noncash) interest expense on its indebtedness during 2008 to $585 million, (b) that the Company have undrawn availability of $1.4 billion under the asset backed revolving loan facility (subject to certain exclusions) and (c) that scheduled PBGC liens be withdrawn.
     C. Rights Offerings
     The Company will conduct two Rights Offerings: the Discount Rights Offering and the Par Value Rights Offering. Pursuant to the Discount Rights Offering, holders of General Unsecured Claims, Section 510(b) Note Claims, Section 510(b) Equity Claims, and Section 510(b) ERISA Claims as of the date the Confirmation Hearing commences (the “Rights Offering Record Date”), or transferees receiving such holders’ Discount Rights, will receive transferable Rights to purchase up to approximately 41,026,309 shares of the New Common Stock of Reorganized Delphi at an exercise price of $38.39 per share, a 35.6% discount to Plan Equity Value. The discount available in the Discount Rights Offering was negotiated among the Debtors, the Plan Investors, and various stakeholders, and is within the range of discounts for rights offerings in recent bankruptcy cases, which ranged from 5.2% to 69%. The holders of General Unsecured Claims will also receive the right to purchase any unsubscribed Rights not otherwise exercised in the Discount Rights Offering at an exercise price of $38.64 per share, with the $.25 premium for exercise of oversubscription rights going to holders who did not elect to exercise or transfer their Discount Rights.
     Pursuant to the Par Value Rights Offering, Delphi’s common stockholders at the Rights Offering Record Date will receive non-transferable Rights to purchase up to 21,680,996 shares (valued at Plan Equity Value of approximately $1.3 billion) of New Common Stock of Reorganized Delphi at an exercise price of $59.61, the negotiated Plan value of New Common Stock. Of the Rights distributed in the Par Value Rights Offering, 648,745 represent shares that would otherwise be distributable to Appaloosa and 6,772,899 represent shares that would otherwise be distributable to the UAW, the IUE-CWA, the USW, and the holders of General Unsecured Claims.
     The Plan Investors have committed, on the terms and subject to the conditions of the Investment Agreement, to purchase any shares of New Common Stock that were offered through the Discount Rights Offering to eligible holders, but whose rights were not properly exercised in the initial offering or through the exercise of oversubscription rights. In the event that no Discount Rights are exercised, the Plan Investors, through this backstop commitment, would purchase all of the unsubscribed shares for approximately $1.575 billion.

          1. Eligibility For Participation In Rights Offerings
     Each holder of a General Unsecured Claim, Section 510(b) Note Claim, Section 510(b) Equity Claim, and Section 510(b) ERISA Claim, as of the Rights Offering Record Date, or transferees receiving such holder’s Discount Rights, will be entitled to participate in the Discount Rights Offering. The Discount Rights will be freely transferable.
     Each holder of Existing Common Stock as of the Rights Offering Record Date will be entitled to participate in the Par Value Rights Offering. The Rights Offering Record Date will be the date on which the Confirmation Hearing commences.
          2. Issuance Of Rights
     The Rights will be issued after (i) the Bankruptcy Court has confirmed the Debtors’ Plan and (ii) the SEC declares a registration statement for the Rights Offerings effective. Existing Common Stock holders that hold their shares through a brokerage account, bank, or other nominee will not receive an actual rights certificate. If a holder wishes to obtain a separate rights certificate, the holder should promptly contact its broker, bank, or other nominee and request a separate rights certificate. It will not be necessary to have a physical rights certificate to elect to exercise Rights.
     In the Discount Rights Offering, holders of General Unsecured Claims, Section 510(b) Note Claims, Section 510(b) Equity Claims, and Section 510(b) ERISA Claims on the Rights Offering Record Date will receive Rights to purchase 41,026,309 shares of New Common Stock. Discount Rights will be transferable. The Rights will entitle holders to purchase New Common Stock for $38.39 per share.
     In the Par Value Rights Offering, holders of Existing Common Stock on the Rights Offering Record Date will receive Rights to purchase up to 21,680,996 shares in the aggregate of New Common Stock (valued at Plan Equity Value of approximately $1.3 billion), at an exercise price of $59.61 per share. Par Value Rights will not be transferable.
          3. Rights Offering Period
     The Rights Offerings will commence when the Rights are distributed following confirmation of the Plan and effectiveness of a registration statement, and conclude approximately 20 days later. After the Rights expire, any and all unexercised Rights will automatically terminate without further notice or order of the Bankruptcy Court, and any purported exercise of any such unexercised Rights by any Person will be null and void.
          4. Exercise Of Rights
     The Rights Offering documents will set forth in detail how to exercise the Rights and such procedures should be carefully followed.

          5. Alternatives To Exercising The Rights
     To realize value from the Rights Offerings, as alternatives to exercising the Rights, holders of the Rights may (i) in the case of the Par Value Rights Offering, sell their shares of Existing Common Stock prior to the commencement of the Confirmation Hearing or (ii) in the case of the Discount Rights Offering, sell their Rights to participate in the Discount Rights Offering.
               (a) Sale Of Shares
     In advance of the commencement of the Confirmation Hearing, a holder of Existing Common Stock may sell its shares. If a holder sold its shares prior to the Rights Offering Record Date, the buyer would be entitled to receive the Rights to participate in the Par Value Rights Offering. In addition, by selling its shares prior to the Rights Offering Record Date, a shareholder would also be selling its entitlement to participate in the distribution to shareholders of New Common Stock and New Warrants contemplated by Article 5.7 of the Plan.
               (b) Sale Of Rights
     Discount Rights will be transferable upon issuance. Therefore, as an alternative to exercising the Rights, holders may sell the Discount Rights to third parties, or may sell their claim in advance of the distribution of the Discount Rights. Any such transfer of Discount Rights must be made sufficiently in advance of the expiration date of the Discount Rights Offering to comply with settlement procedures applicable to sales of securities. Holders of Discount Rights should consult with their securities broker regarding their sale of the Discount Rights. If trading in the Discount Rights is initiated, such trading can be expected to be on a customary basis in accordance with normal settlement procedures. Trades effected in Discount Rights will be required to be settled within three trading days after the trade date. A purchase and sale of Discount Rights that is effected on the date that is two days prior to the expiration date of the Discount Rights Offering would be required to be settled not later than the time the Discount Rights will have expired (or, if the holder uses guaranteed delivery procedures, not later than 5:00 p.m., New York City time, on the third business day after the expiration date). Therefore, if Discount Rights are purchased on or after the date that is two days prior to the expiration date and the holder does not properly comply with guaranteed delivery procedures, such Discount Rights may be received after they have already expired and will be of no value.
     The Par Value Rights are not independently transferable, but the Common Stock is transferable as discussed in subsection (a) above.
          6. Use Of Par Value Rights Offering Proceeds
     Any proceeds generated by the Par Value Rights Offering will be allocated in the following order:
               First, to satisfy the amount, if any, by which the Liquidity Amount (as defined in Exhibit F to the Delphi-GM Global Settlement Agreement) is less than $3.189 billion (after giving effect to any Excess Amount (as defined in Exhibit F to the Delphi-GM Global Settlement Agreement));

               Second, to satisfy the shortfall, if any, required to satisfy the condition set forth in the third sentence of section 9(a)(xxvii) of the Investment Agreement;
               Third, to satisfy the Allowed Claims of the Contributing Unions, on a Pro Rata basis among the Contributing Unions, based upon the number of shares of New Common Stock contributed by each Contributing Union to the Par Value Rights Offering as described in Article 7.15(b)(i) of the Plan, provided, however, that the distribution of proceeds from the Par Value Rights Offering pursuant to this paragraph will decrease the number of shares of New Common Stock otherwise distributable to the Contributing Unions pursuant to Article 5.3 of the Plan on a Pro Rata basis based upon the number of shares of New Common Stock contributed to the Par Value Rights Offering by the Contributing Unions as described in Article 7.15(b)(i) of the Plan;
               Fourth, up to $850 million less the amounts, if any, allocated pursuant to the first and second allocations described above, to GM as a Cash distribution, so as to reduce the number of shares of New Preferred Stock, at the price of $59.61 per share, that would be distributed to GM pursuant to Article 5.4 of the Plan; and
               Fifth, to Appaloosa and the Contributing Creditors, on a Pro Rata basis among Appaloosa and the Contributing Creditors, based upon the number of shares of New Common Stock contributed by Appaloosa and the Contributing Creditors to the Par Value Rights Offering as described in Article 7.15(b)(i) of the Plan; provided, however, that the distribution of proceeds from the Par Value Rights Offering as just described will decrease the number of shares of New Common Stock otherwise distributable to Appaloosa and the Contributing Creditors pursuant to Article 5.3 of the Plan on a Pro Rata basis based upon the number of shares of New Common Stock contributed to the Par Value Rights Offering by Appaloosa and the Contributing Creditors as described in Article 7.15(b)(i) of the Plan.
          7. Distribution Of Rights Offering Shares
     On or as soon as reasonably practicable after the Effective Date, but no later than the Distribution Date, Reorganized Delphi will issue the New Common Stock to those holders of Rights that properly exercised their Rights pursuant to the Rights certificates.
     D. Exit Financing
     In addition to the equity funds raised from the Plan Investors and the Discount Rights Offering, the Plan contemplates that the Reorganized Debtors will have exit financing in place in an amount sufficient to repay the Debtor In Possession (“DIP”) Facility Revolver Claims, the DIP Facility First Priority Term Claims, and the DIP Facility Second Priority Term Claims, make other payments required to be made on the Effective Date, and conduct their post-reorganization operations (the “Exit Financing Arrangements”). The Debtors have entered into a “commercially reasonable best efforts” financing arrangement with JPMorgan Securities Inc., JPMorgan Chase Bank, N.A., and Citigroup Global Markets Inc. (the “Engagement Parties”) to obtain debt financing consisting of a $1.6 billion asset-based revolving loan facility, $3.7 billion of first-lien funded financing, and second-lien funded financing in the amount of $1.5 billion, of which up to $750 million will be placed with GM. This arrangement and the engagement letter underlying the arrangement (the “Engagement Letter”) were approved by the Bankruptcy Court on November 16, 2007.
     Beginning shortly after the approval of the Original EPCA, the Debtors contacted prospective lenders to solicit proposals regarding a potential exit facility and to conduct negotiations with respect to the terms of the proposals. The Debtors distributed information packages to the institutions that were possible sources of exit financing. By the beginning of June 2007, these institutions had conducted significant due diligence with the assistance of the Debtors. To ensure comparable proposals, Delphi also sent a common request for proposal (“RFP”) to select lenders after receiving their preliminary proposals. The Debtors received RFP responses during the week of June 25, 2007, prior to recent changes in the capital market conditions. As a result, the selected lenders subsequently reaffirmed their interest in providing exit financing but indicated that terms and pricing were likely to change dependent on market conditions.
     Initially, the Company sought financing of $7.1 billion in funded debt and a $1.6 billion asset-based revolving loan through the RFP process. Because of the dynamics of the capital markets in the third quarter of 2007, however, the Debtors reduced proposed debt levels under the Plan by $1.9 billion to facilitate an emergence financing package that could be executed under existing market conditions. Based on improvements in the capital markets between late summer of 2007 and early November 2007, including the leveraged loan market, the Debtors, after consultation with the Creditors’ Committee, the Plan Investors, and GM, plan to move forward with an asset-based revolving loan in the amount of $1.6 billion, $3.7 billion of first-lien funded financing (possibly in conjunction with the extension of their debtor-in-possession financing facility), and second lien funded financing in the amount of $1.5 billion, of which up to $750 million will be placed with GM.
     The second lien financing will have a maturity of 8 years, and at least $750 million of this facility will be raised from a third-party lender. The remaining portion, up to $750 million, will be obtained by providing a note to GM which will have the same terms as the third-party financing. The third-party lender will also have the right, through the Effective Date, to purchase up to $500 million of the financing evidenced by the note to GM at par value. The amount of the second lien facility will be reduced by any financing obtained under the first lien facility in excess of $3.7 billion (the “Excess Amount”), with the portions of the loans provided by GM reduced, provided that the sum of (i) undrawn availability plus any open letters of credit up to $100 million pursuant to an asset-based revolving credit facility and (ii) Delphi’s pro forma consolidated cash as of the Effective Date (excluding the Excess Amount and after giving pro forma effect to the $1.5 billion cash payment to GM in connection with the 414(l) transaction) (the “Liquidity Amount”) is at least $3.189 billion. In the event that the Liquidity Amount is less than $3.189 billion, then any Excess Amount shall be retained by Delphi up to the point that the amount of such Excess Amount retained plus the Liquidity Amount equals $3.189 billion and the remaining amount shall be paid to GM and the second lien financing will be reduced by such amount paid to GM as provided above. GM will not have registration rights with respect to the GM Note.
     Once the Debtors had determined the nature of the exit financing facility needed, they began discussions with potential lenders. Potential lenders informed the Debtors that obtaining a firm commitment in the current market would require the Debtors to agree to accept a significantly greater degree of interest rate risk, or “flex,” than would otherwise be necessary in a stable market. In an effort to avoid the burden of increased interest rate flex, the Debtors began discussing potential arrangements that would require something less than an immediate firm commitment to lend from prospective financial institutions.
     These discussions culminated in the Debtors’ entry into the Engagement Agreement with the Engagement Parties, and on November 6, 2007 the Debtors filed their Expedited Motion Under 11 U.S.C. § 363 And Fed. R. Bankr. P. 2002, 6004, 9006, And 9007 For Order Authorizing Debtors’ Entry Into Exit Facility Engagement And Fee Letters And Performance Thereunder (the “Exit Financing Motion”). The Debtors sought a hearing on the Exit Financing Motion on an expedited basis so that the Engagement Parties could take advantage of slightly improved conditions for borrowing and initiate syndication of the Exit Financing Arrangements at the earliest appropriate time. The Bankruptcy Court approved the Exit Financing Motion on November 16, 2007. The Debtors are working with the Engagement Parties to complete the syndication contemplated under the Engagement Agreement prior to the Confirmation Date.
     Under the Engagement Letter, the Engagement Parties agreed to use “commercially reasonable best efforts” to assemble a lending syndicate to provide the Exit Financing Arrangements, after which the Debtors will negotiate and enter into definitive credit documents with respect to the Exit Financing Arrangements. Given the continued uncertainty in the capital markets when the Debtors entered into the Engagement Letter, proceeding on a “best efforts” basis instead of under a “commitment letter” was the more prudent course of action. Under the Engagement Letter, until the Engagement Parties complete syndication and the Debtors agree to the terms of the definitive documents, the Debtors are only required to reimburse the Engagement Parties for expenses in an amount not greater than $500,000.
VIII. THE CHAPTER 11 CASES
     A. Continuation Of Business; Stay Of Litigation
     On October 8, 2005, Delphi and 38 of its U.S. subsidiaries and affiliates filed voluntary petitions in the Bankruptcy Court for reorganization relief under Chapter 11 of the Bankruptcy Code. On October 14, 2005, three additional U.S. Delphi affiliates filed voluntary petitions. Since the Petition Date, the Debtors have continued to operate as debtors-in-possession subject to the supervision of the Bankruptcy Court and in accordance with the Bankruptcy Code. The Debtors are authorized to operate their businesses in the ordinary course, with transactions out of the ordinary course of business requiring Bankruptcy Court approval.
     An immediate effect of the filing of the Debtors’ bankruptcy petitions was the imposition of the automatic stay under the Bankruptcy Code which, with limited exceptions, enjoined the commencement or continuation of all collection efforts by creditors, the enforcement of liens against property of the Debtors, and the continuation of litigation against the Debtors. This relief provided the Debtors with the “breathing room” necessary to assess and reorganize their business. The automatic stay remains in effect, unless modified by the Bankruptcy Court, until consummation of a plan of reorganization.

     B. Chapter 11 Stakeholders
     The following parties are current stakeholders in the Debtors’ Chapter 11 Cases and/or have appeared or participated as parties-in-interest in one or more of these consolidated cases.
     C. Summary Of Certain Relief Obtained At The Outset Of The Chapter 11 Cases
               1. First Day Orders
     On October 8, 2005, the Debtors filed several motions seeking the relief provided by certain so-called “first day orders.” First day orders are intended to facilitate the transition between a debtor’s prepetition and postpetition business operations by approving certain regular business conduct that may not be authorized specifically under the Bankruptcy Code or as to which the Bankruptcy Code requires prior approval by the Bankruptcy Court.
     The first day orders in the Chapter 11 Cases, which were entered over the course of several days after the October 8, 2005 petition date, authorized, among other things:
                    (a) Administrative
•	the joint administration of each of the Debtors’ Chapter 11 Cases;

•	the establishment of case management procedures and omnibus hearing dates;

                    (b) Business Operations
•	the maintenance of the Debtors’ bank accounts and operation of their cash management systems substantially as such systems existed prior to the Petition Date (the “Cash Management Order”);

•	the payment of prepetition obligations to customers and continuation of customer programs;

•	the payment of prepetition sales, use, trust fund, and other taxes and related obligations;

•	the establishment of notification and hearing procedures for trading in claims and equity securities;

•	the prohibition of utility companies from altering, refusing, or discontinuing service and establishing of procedures for adequate assurance;
                    (c) Continuing Supplier Relations
•	the continuation of the vendor rescue program and payment of prepetition claims of financially-distressed sole source suppliers and vendors without contracts;

•	the payment of prepetition obligations to foreign creditors;

•	the establishment of procedures for reclamation claims;

•	the payment of shipping and delivery charges for goods in transit and customs duties;

•	the payment of contractors and service providers in satisfaction of liens;
                    (d) Human Capital
•	the payment of prepetition wages, salaries, and certain benefits and continuation and maintenance of human capital benefit programs in the ordinary course, and the direction to banks to honor checks for prepetition human capital obligations;

•	the notice procedures, briefing schedule, and hearing date for conditional applications to reject the collective bargaining agreements under 11 U.S.C. §§ 1113 and 1114;

•	the appointment of unions as the authorized representatives for union-represented retirees under 11 U.S.C. § 1114(c) and 1114(d);

•	the implementation of a protective order covering the dissemination of confidential information in connection with the section 1113 and 1114 processes;

                    (e) Financing
•	the interim approval of DIP financing and the providing of adequate protection to prepetition secured lenders;

•	the continued performance under derivative contracts;
                    (f) Retention Of Professionals
•	the retention of the following professionals to serve on behalf of the Debtors:
-	FTI Consulting, Inc. (restructuring and financial advisors to the Debtors);

-	Groom Law Group Chartered (special employee benefits counsel to the Debtors);

-	Kurtzman Carson Consultants LLC (claims, noticing, and balloting agent for the Clerk of the Bankruptcy Court);

-	O’Melveny & Myers LLP (special labor counsel to the Debtors);

-	Rothschild Inc. (financial advisor and investment banker to the Debtors);

-	Shearman & Sterling LLP (special counsel to the Debtors);

-	Skadden, Arps, Slate, Meagher & Flom LLP (counsel to the Debtors); and

-	Togut, Segal & Segal LLP (conflicts counsel to the Debtors)
•	the continued retention of professionals regularly employed by the Debtors in the ordinary course of their business.
                    2. Appointment Of Statutory Committees.
     On October 17, 2005, the Office of the United States Trustee for the Southern District of New York (the “United States Trustee”) appointed, pursuant to section 1102 of the Bankruptcy Code, a Creditors’ Committee.
     The following creditors were selected by the United States Trustee as members of the Creditors’ Committee: (i) Capital Research and Management Company; (ii) Electronic Data Systems Corp., (iii) Flextronics International Asia-Pacific, Ltd. (“Flextronics”), (iv) Freescale Semiconductor, Inc., (v) General Electric Company, (vi) IUE-CWA, and (vii) Wilmington Trust Company, as Indenture Trustee. Flextronics and Electronic Data Systems Corp. subsequently resigned from the Creditors’ Committee, and on or about March 6, 2006, the United States Trustee appointed Tyco Electronics Corporation to the Creditors’ Committee. On October 1, 2007, the United States Trustee filed an amended appointment of the Creditors’ Committee incorporating the foregoing changes and also appointing SABIC Innovative Plastics (formerly GE Plastics, a part of General Electric Company). In addition to these members, the UAW participates as an ex-officio member of the Creditors’ Committee (see Notice Of Withdrawal Of Motion And Memorandum Of International Union, UAW For An Order Directing Its Appointment To The Official Committee Of Unsecured Creditors, dated January 20, 2006 (Docket No. 1864)). Prior to the February 3, 2006 meeting of creditors, the PBGC was also granted ex-officio status.
     The Creditors’ Committee is represented by Latham & Watkins LLP. The Creditors’ Committee’s financial advisor is Mesirow Financial Consulting, LLC, and the Creditors’ Committee financial advisor and investment banker is Jefferies & Company.
     On April 28, 2006, the United States Trustee appointed an official Committee of Equity Holders pursuant to section 1102 of the Bankruptcy Code to represent the interests of all equity holders in these cases. The following seven equity holders were selected to serve as members of the Equity Committee: (i) James E. Bishop, Sr., (ii) Brandes Investment Partners, L.P. (“Brandes”), (iii) D.C. Capital Partners, L.P., (iv) Dr. Betty Anne Jacoby, (v) James H. Kelly, (vi) James N. Koury, trustee of the Koury Family Trust, and (vii) Luqman Yacub. On May 11, 2006, the United States Trustee amended the Equity Committee to include Pardus European Special Opportunities Master Fund, L.P. (“Pardus”) in place of Dr. Betty Anne Jacoby. On October 3, 2006, D.C. Capital Partners, L.P. resigned from the Equity Committee. Subsequently, on June 4, 2007, Pardus resigned from the Equity Committee. Brandes has taken a leave of absence from the Equity Committee and is not currently active in Equity Committee matters.
     The Equity Committee is represented by Fried, Frank, Harris, Shriver & Jacobson LLP. The Equity Committee’s financial advisor is Houlihan Lokey Howard & Zukin Capital, Inc.
          3. Postpetition Financing
     On October 12, 2005, the Debtors were granted interim approval, pursuant to an interim Bankruptcy Court order, to use up to $950 million of the $2 billion DIP credit facility. The original DIP credit facility was subsequently amended by the First Amendment to the DIP Credit Facility, dated October 27, 2005 (the “First Amended DIP Credit Facility”). The First Amended DIP Credit Facility enabled the Debtors to borrow up to $2.0 billion from a syndicate of lenders arranged by J.P. Morgan Securities Inc. and Citigroup Global Markets, Inc., for which JPMorgan Chase Bank, N.A. was the administrative agent (the “Administrative Agent”) and Citicorp USA, Inc. was syndication agent (together with the Administrative Agent, the “Agents”). Specifically, the First Amended DIP Credit Facility consisted of a $1.75 billion revolving facility and a $250 million term loan facility (collectively, the “Amended DIP Loans”). The Debtors sought approval of the First Amended DIP Credit Facility to ensure necessary liquidity during the Chapter 11 Cases. On October 28, 2005, the Bankruptcy Court granted final approval of the DIP financing order, which approved the First Amended DIP Credit Facility, providing the Debtors access to $2 billion in DIP financing subject to certain terms and conditions set forth in the DIP financing documents, as amended, and an adequate protection package for the lenders to the prepetition credit facilities as well as to those parties asserting rights of setoff against the Debtors.

     In light of the favorable environment in the debt markets at the time, in December 2006, the Debtors determined to refinance their secured facilities. Thus, on January 5, 2007, the Bankruptcy Court granted Delphi’s motion to obtain replacement postpetition financing of approximately $4.5 billion to refinance both the $2.0 billion First Amended DIP Credit Facility and the approximate $2.5 billion outstanding on its $2.825 billion prepetition credit facility. On January 9, 2007, Delphi entered into a Revolving Credit, Term Loan, and Guaranty Agreement (the “Refinanced DIP Credit Facility”) to borrow up to approximately $4.5 billion from a syndicate of lenders. The Refinanced DIP Credit Facility consists of a $1.75 billion first priority revolving credit facility (“Tranche A” or the “Revolving Facility”), a $250 million first priority term loan (“Tranche B” or the “Tranche B Term Loan” and, together with the Revolving Facility, the “First Priority Facilities”), and an approximate $2.5 billion second priority term loan (“Tranche C” or the “Tranche C Term Loan”). Borrowings under the Refinanced DIP Credit Facility are prepayable at Delphi’s option without premium or penalty. As a result of the refinancing, the Debtors have saved approximately $8.9 million per month in financing costs.
     The Refinanced DIP Credit Facility provides the lenders with a perfected first lien (with the relative priority of each tranche as set forth above) on substantially all material tangible and intangible assets of Delphi and its wholly-owned U.S. subsidiaries (however, Delphi is pledging only 65% of the stock of its first-tier foreign subsidiaries to the extent that, in its reasonable business judgment, adverse tax consequences would result if more of such stock were pledged). The Refinanced DIP Credit Facility further provides that amounts borrowed under the Refinanced DIP Credit Facility will be guaranteed by substantially all of Delphi’s Affiliate Debtors, each as debtor and debtor-in-possession. The amount outstanding at any one time under the First Priority Facilities is limited by a borrowing base computation as described in the Refinanced DIP Credit Facility. Borrowing base standards may be fixed and revised from time to time by the Administrative Agent in its reasonable discretion, with any changes in such standards to be effective ten days after delivery of a written notice thereof to Delphi (or immediately, without prior written notice, during the continuance of an event of default). The Refinanced DIP Credit Facility includes affirmative, negative, and financial covenants that impose restrictions on Delphi’s financial and business operations, including Delphi’s ability to, among other things, incur or secure other debt, make investments, sell assets, and pay dividends or repurchase stock. So long as the Facility Availability Amount (as defined in the Refinanced DIP Credit Facility) is equal to or greater than $500 million, compliance with the restrictions on investments, mergers, and disposition of assets does not apply (except in respect of investments in, and dispositions to, direct or indirect U.S. subsidiaries of Delphi that are not guarantors).
     The covenants require Delphi to, among other things, maintain a rolling 12-month cumulative Global EBITDAR (earnings before the deduction of interest expenses, taxes, depreciation, amortization, and restructuring charges) for Delphi and its direct and indirect subsidiaries on a consolidated basis, beginning on December 31, 2006 and ending on November 30, 2007 at the levels set forth in the Refinanced DIP Credit Facility. The Refinanced DIP Credit Facility contains certain defaults and events of default customary for debtor-in-possession financings of this type. Upon the occurrence and during the continuance of any default in payment of principal, interest, or other amounts due under the Refinanced DIP Credit Facility, interest on all outstanding amounts is payable on demand at 2% above the then applicable rate.

     On March 29, 2007, Delphi entered into the First Amendment to the Refinanced DIP Credit Facility (the “First Amendment”). The First Amendment provides for an amended definition of “Global EBITDAR,” the addition of a two-week LIBOR interest election option, and amended monthly Global EBITDAR covenant levels. The amended definition of Global EBITDAR provides for the removal of cash payment limits in respect of restructuring costs for 2007 from the definition. On November 16, 2007, the Bankruptcy Court granted the Debtors’ motion to extend the Refinanced DIP Credit Facility through June 30, 2008.
     On October 5, 2007, the Debtors filed a motion, and the Bankruptcy Court entered an order dated as of October 25, 2007, confirming DASHI’s authority under the Final Cash Management Order (Docket No. 882) to consummate an intercompany transfer to DAS LLC. Specifically, DASHI is accumulating cash balances from certain of its global affiliates in an amount expected to be up to $650 million and, subject to the requisite consent of the DIP Lenders, will transfer these funds to DAS LLC in accordance with Final Cash Management Order. As required by the Final Cash Management Order, in exchange for DASHI’s transfer of funds to DAS LLC, DAS LLC will grant DASHI (a) a lien (in the priority permitted under the Refinanced DIP Credit Facility) on all assets and (b) an administrative claim (the “Intercompany Transaction”). The Intercompany Transaction, among other things, will provide a definitive source of liquidity on favorable terms to the Debtors. This additional liquidity will allow the Debtors to reduce their borrowings and thus reduce their funded interest expense, saving the Debtors millions of dollars of interest under their Refinanced DIP Credit Facility. In addition, the Intercompany Transaction may create certain tax efficiencies that will inure to the benefit of all of the Debtors’ stakeholders. In connection with this transaction, the PBGC expressed certain concerns because they contend that the funds to be transferred by DASHI would be subject to pre-existing PBGC liens totaling $255 million. Although the Debtors dispute PBGC’s position, the Debtors understand that the issue presented is an important policy matter for the PBGC that would likely compel the agency to appeal an adverse judicial determination of this issue. To resolve this issue, the Debtors incorporated an adequate protection mechanism granting replacement liens to the PBGC, but only to the extent that the PBGC does in fact have valid, perfected, enforceable, and non-avoidable liens in the funds to be transferred. In addition, the entered order makes clear that all parties-in-interest in these cases retain and reserve the right to challenge the PBGC’s purported liens on any grounds and that all of PBGC’s claims, defenses, and arguments with respect to any such challenges are expressly reserved and preserved.
     D. Other Significant Events During The Chapter 11 Cases
          1. GM Matters
     As discussed above, as a result of the Separation, the Debtors had numerous issues to resolve with GM. At the time of the commencement of these Chapter 11 Cases, GM was Delphi’s largest customer, accounting for nearly half of the Debtors’ annual revenue. The Debtors and GM were parties to numerous supply contracts and GM and the Debtors had agreed to indemnify each other for certain liabilities in connection with the Separation. Therefore, addressing and resolving these and other issues with GM was a primary focus of the Debtors throughout these Chapter 11 Cases.

     In addition to the issues encompassed by the Delphi-GM Definitive Documents, the Debtors and their advisors negotiated extensively with GM with respect to the application of various first-day orders in the period both before and after the Petition Dates. This included addressing GM’s concerns with respect to setoff rights under the order granting the Debtors’ motion for approval of the DIP Financing Order, and customer and vendor matters.
     On February 17, 2006, GM filed a motion seeking appointment to the Creditors’ Committee. Ultimately, in the face of objections from the U.S. Trustee, the Creditors’ Committee, and others, on March 8, 2006, GM withdrew its motion.
          2. Labor Unions And Collective Bargaining Agreements
     At the commencement of the Chapter 11 Cases, nearly all of the Debtors’ approximately 34,750 hourly employees in the United States were represented by three principal unions. The UAW represented approximately 70% of the Debtors’ hourly workforce, the IUE-CWA represented approximately 25% of the hourly workforce, and the United Steelworkers of America, Local 87, represented nearly 3% of the hourly workforce. The Debtors had master collective bargaining agreements with each of these three unions as well as “local agreements” with affiliated local unions covering primarily local issues that are worksite or business specific. The Debtors also had collective bargaining agreements with other unions representing a smaller segment of the U.S. hourly workforce, including the IAM, the IBEW, and the IUOE.
     The Debtors, the Unions, and GM continued to discuss Delphi’s labor transformation through the end of 2006 and the early months of 2007. Those discussions led to the settlements described above in Section V — Delphi’s Transformation Plan.
          3. Investigations, MDL Proceedings, And Settlements
     Prior to the Petition Date, Delphi restated earnings for fiscal years 2001-2003 which prompted, among other things, (a) formal investigations by several governmental agencies, (b) the commencement of certain class actions, including actions brought under ERISA and various securities laws, and (c) the review by a special committee of the Company’s Board of Directors of certain shareholder derivative demands and related actions. The resolution and settlement of these matters is discussed below.
               (a) SEC Investigation
     The Company was the subject of an investigation by the SEC and other federal authorities involving its accounting for and the adequacy of its disclosures regarding a number of transactions dating from the Separation. The government’s investigations were not suspended as a result of the Debtors’ commencement of the Chapter 11 Cases. Delphi fully cooperated with the SEC’s investigation and requests for information as well as the related investigation conducted by the Department of Justice. The Company entered into an agreement with the SEC to suspend the running of the applicable statute of limitations until April 6, 2006 and subsequently agreed to extend the suspension until August 31, 2006.
     On October 30, 2006, the SEC commenced and simultaneously settled with Delphi a lawsuit alleging violations of federal securities laws. Delphi, without admitting or denying the

SEC’s allegations, agreed to a settlement with the SEC that provided for a permanent injunction in respect of Delphi’s alleged violation of certain securities laws. Due in part to Delphi’s cooperation with the SEC throughout its investigation, the SEC did not impose a monetary fine or penalty on Delphi. On November 10, 2006, the Debtors filed a motion seeking Bankruptcy Court authority to enter into the settlement with the SEC resolving investigations by the SEC into various prepetition acts of the Debtors. On December 12, 2006, the Bankruptcy Court entered an order approving the Debtors’ settlement with the SEC. Even though Delphi settled with the SEC, the investigation being conducted by the SEC and the Department of Justice continues as to certain individuals previously employed by Delphi. Delphi continues to fully cooperate with the government.
               (b) Securities, ERISA, And Shareholder Derivative Litigation
     Delphi, along with Delphi Trust I and Delphi Trust II (subsidiaries of Delphi that issued the TOPrS), current and former directors of the Company, certain current and former officers of the Company or its subsidiaries, and others were named as defendants in several categories of lawsuits that were filed beginning in March 2005 following the Company’s announced intention to restate certain of its financial statements. The categories of lawsuits include: (i) class action lawsuits, purportedly brought by persons or entities who purchased or acquired publicly-traded Delphi securities during the period of March 7, 2000 through March 3, 2005 (the “Securities Actions”); (ii) class action lawsuits, purportedly brought by certain plaintiffs under ERISA on behalf of participants in certain of the Company’s and its subsidiaries’ defined contribution employee benefit pension plans that invested in Delphi common stock (the “ERISA Action”); and (iii) lawsuits comprised of shareholder derivative actions against certain current and former directors and officers of the Company (the “Shareholder Derivative Actions”). On December 12, 2005, the Judicial Panel on Multidistrict Litigation entered an order transferring each of the Securities Actions, ERISA Action, and Shareholder Derivative Actions to consolidated proceedings (the “Multidistrict Litigation” or “MDL”) before the United States District Court for the Eastern District of Michigan (the “MDL Court”). The Company also received a demand (the “Demand”) from a shareholder that the Company consider bringing a derivative action against certain current and former directors and officers premised on allegations that certain current and former directors and officers of the Company made materially false and misleading statements in violation of federal securities laws and/or of their fiduciary duties.
                    (i) Securities Actions
     Beginning on March 7, 2005, several putative class actions were filed against Delphi and various other defendants in the United States District Court for the Eastern District of Michigan and the United States District Court for the Southern District of New York. The plaintiffs in the Securities Actions alleged, among other things, that the Company and certain of its current and former directors and officers and others made materially false and misleading statements in violation of federal securities laws. On June 27, 2005, Judge Naomi Reice Buchwald of the United States District Court for the Southern District of New York appointed Teachers’ Retirement System of Oklahoma, Public Employees’ Retirement System of Mississippi, Raiffeisen Kapitalanlage-Geselleschaft m.b.H, and Sichting Pensioenfonds ABP as lead plaintiffs (the “Lead Plaintiffs”) to prosecute the securities actions on behalf of all purchasers of Delphi securities during the putative class period of March 7, 2000 and March 3, 2005.

     Moreover, on April 11, 2005, a putative class action was filed in the United States District Court for the Southern District of Florida against Delphi Trust I, certain current and former officers and directors, and certain underwriters, under the caption Bernstein v. Delphi Trust I, et al., No. 9:05-CV-80307 (KLR) (the “Bernstein Action”). The complaint alleged violations of Sections 11 and 15 of the Securities Act in connection with the sale of securities of Delphi Trust I. On July 20, 2005, upon unopposed motion, the Southern District of Florida appointed plaintiff Sidney Bernstein as lead plaintiff in the Bernstein Action and appointed his selection of counsel as co-lead counsel in the Bernstein Action. On August 29, 2005, the Southern District of Florida stayed the Bernstein Action pending transfer of all related actions by the MDL. On October 16, 2006, the MDL Court vacated the order appointing Bernstein a lead plaintiff, and affirmed the appointment of the Lead Plaintiffs in the Securities Action. The MDL Settlements described herein are also in full and final disposition of the Bernstein Action in addition to that of the Securities Action.
     On September 30, 2005, the Lead Plaintiffs filed a consolidated class action complaint (the “Complaint”). The Complaint asserted claims against Delphi; certain current and former officers; Delphi’s board of directors; Deloitte & Touche, LLP (“Deloitte”), Delphi’s auditor during the period at issue; third parties Bank One, SETECH, Inc. (“Setech”), and BBK, Ltd. (“BBK”); and the investment banks that underwrote Delphi’s four bond offerings during the class period. The Complaint alleged, among other things, that Delphi and/or other defendants concealed the true extent of GM’s warranty claims, fraudulently accounted for funds relating to a settlement of certain of GM’s warranty claims, improperly accelerated recognition of GM warranty credits; failed to recognize a warranty obligation to GM; engaged in sham inventory sales with BBK, Setech and Bank One; recorded fictional inventory sales to BBK and Bank One; recorded a paper sale of indirect materials to Setech; and improperly accounted for certain rebates and credits from certain suppliers.
     Delphi and the other defendants have denied each of the allegations in the Complaint.
     On December 12, 2005, the Securities Actions were transferred to the Multidistrict Litigation for coordinated pretrial proceedings. On March 10, 2006, certain of the defendants in the Securities Actions moved to dismiss the complaint filed by the Lead Plaintiffs. On May 12, 2006, the Lead Plaintiffs filed papers in opposition to the motions to dismiss. On June 12, 2006, the defendants filed their reply papers in further support of the motions to dismiss. The motions to dismiss have not been ruled on by the MDL Court.
     On February 15, 2007, the MDL Court partially granted the Lead Plaintiffs’ motion to lift the stay of discovery provided by the Private Securities Litigation Reform Act of 1995, thereby allowing the Lead Plaintiffs to obtain certain discovery from the defendants. On April 16, 2007, by agreement of the parties, the Bankruptcy Court entered a limited modification of the automatic stay, pursuant to which Delphi provided certain discovery to the Lead Plaintiffs and other parties in the case.
                    (ii) ERISA Action
     Plaintiffs in the ERISA Action alleged, among other things, that the Company’s and its subsidiaries’ defined contribution employee benefit plans that invested in Delphi common stock suffered losses as a result of alleged breaches of fiduciary duties under ERISA during a class period of May 28, 1999 to November 1, 2005. The Company was not named as a defendant in certain of the amended complaints filed by the ERISA Action plaintiffs due to the automatic stay imposed by the Bankruptcy Code. The ERISA Action plaintiffs, however, indicated that they would seek to name the Company as a defendant in the ERISA Action if the bankruptcy stay is modified or lifted to permit such action. On May 31, 2007, by agreement between the Debtors and the ERISA Action plaintiffs, the Bankruptcy Court entered a limited modification of the automatic stay, pursuant to which Delphi provided certain discovery to the ERISA Action plaintiffs (just as Delphi provided to the Lead Plaintiffs in April).
                    (iii) Shareholder Derivative Actions
     A total of four shareholder derivative actions were filed against certain current and former directors and officers of the Company: two in federal courts (one in the Eastern District of Michigan and another in the Southern District of New York) and two in Michigan state court (Oakland County Circuit Court in Pontiac, Michigan). These suits alleged that certain current and former directors and officers of the Company breached a variety of duties owed by them to Delphi in connection with matters related to the Company’s restatement of its financial results. Following the commencement of the Chapter 11 Cases on October 8, 2005, all of the Shareholder Derivative Actions were administratively closed.
               (c) MDL And Related Settlements
                    (i) MDL Settlements
     On July 11, 2007, the MDL Court appointed the Honorable Layn R. Phillips, former United States District Judge, as a special master for settlement discussions.
     Through mediated settlement discussions, representatives of Delphi, Delphi’s insurance carriers, the Creditors’ Committee, the Equity Committee, and certain other named defendants involved in the MDL proceedings, with the assistance of Judge Phillips, were able to reach a settlement agreement with the Lead Plaintiffs and the ERISA Action plaintiffs resulting in a complete resolution as to Delphi, its subsidiaries, current and former directors and officers, and certain other defendants and related parties and settlement of the Multidistrict Litigation (the “MDL Settlements”). The MDL Settlements do not resolve claims against certain other defendants and potential defendants, including but not limited to Deloitte, BBK, Setech, and JPMorgan Chase & Co. The MDL Settlements are comprised of a settlement with the Lead Plaintiffs (the “Securities Settlement”), the ERISA Plaintiffs (the “ERISA Settlement”), and related agreement between Delphi, various insurance companies, and certain former directors and officers (the “Insurance Settlement”). The MDL Settlements were submitted on August 31, 2007 to the MDL Court for preliminary approval and for scheduling a final fairness hearing. On September 5, 2007, the MDL Court granted preliminary approval of the MDL Settlements, and scheduled a final fairness hearing for November 13, 2007. On November 13, 2007, the MDL Court conducted the fairness hearing and took the matter under advisement.
     On September 7, 2007, the Debtors filed a motion seeking Bankruptcy Court approval of the MDL Settlements. The motion was originally scheduled to be heard on September 27, 2007, but after consultation with a number of stakeholders, including counsel for the MDL plaintiffs and Creditors’ Committee, the Debtors determined to use a two-step bifurcated approval process for the MDL Settlements in the Bankruptcy Court. As the first step in the process, the Debtors sought and received preliminary approval of the MDL Settlements, including without limitation, class certification, and solicitation mechanics, at the October 25, 2007 omnibus hearing. The MDL Settlements are subject to final consideration by the Bankruptcy Court at the Confirmation Hearing on the Debtors’ Plan, following the Bankruptcy Court’s consideration of certain objections that may be filed by any of the “Potential Objectors” (that is, (i) the Official Committee of Unsecured Creditors, (ii) the United States Department of Labor, (iii) Wilmington Trust Company, as indenture trustee, (iv) the Ad Hoc Committee of Trade Creditors, (v) Davidson Kempner Capital Management LLC, SPCP Group, LLC, Castlerigg Master Investments Ltd., Elliott Associates, L.P., and CR Intrinsic Investors, LLC, and (vi) the Equity Committee) by the deadline for filing objections to the confirmation of the Plan.
     On December 4, 2007, the MDL Court conducted a hearing to evaluate certain proposed modifications to the settlement as to the securities class. All counsel for the Lead Plaintiffs in the securities class, as well as several of the Lead Plaintiffs themselves, took part in the hearing and expressed their agreement with the proposed modifications. At the conclusion of the hearing, the MDL Court preliminarily approved the modifications, subject to entertaining any objections that might be raised after a reasonable notice to the securities class, such notice to be accomplished as prescribed by the MDL Court.
     Under the terms of the MDL Settlements, which require the approval of both the MDL Court and the Bankruptcy Court, the Lead Plaintiffs and the ERISA Action plaintiffs will receive claims/interests that will be satisfied through the Debtors’ Plan. The Lead Plaintiffs will be granted a single Allowed Claim/Interest in the face amount of $179 million (which was reduced from an earlier agreed amount of $204 million in consideration of the Debtors’ agreement to cooperate with monetization of these claims by the Lead Plaintiffs as discussed below). The Lead Plaintiffs’ $179 million Allowed Claim will be classified in both the Section 510(b) Note Claim and Section 510(b) Equity Claim classes pursuant to the terms of the Securities Settlement. The Lead Plaintiffs’ claim/interest will be satisfied through consideration in the same form, ratio, and treatment as what will be used to satisfy holders of General Unsecured Claims under the Debtors’ Plan. If any class member opts out of the Securities Settlement, and ultimately receives an allowed claim in the Debtors’ Chapter 11 Cases, the amount received by the holder of an allowed opt-out claim will be deducted from the amount used to satisfy the Lead Plaintiffs in the Securities Settlement. A distribution made to a holder of an allowed opt-out claim will be in the same Plan currency as that distributed on account of the Securities Settlement. The Debtors will object to any claims filed by members of the class in the Securities Action or individuals who opt out of the Securities Settlements in the Bankruptcy Court, and will seek to have such claims disallowed and/or expunged. The ERISA Settlement is structured similarly to the Securities Settlement. The ERISA Plaintiffs’ claim/interest will be allowed in the amount of $24.5 million and will be satisfied with consideration in the same form, ratio, and treatment as that which will be used to satisfy holders of General Unsecured Claims under the Debtors’ Plan. Unlike the Securities Settlement, the ERISA Plaintiffs are not entitled, and thus will not be able, to opt out of their settlement.

     In addition to the proceeds from the claims in the Chapter 11 Cases, the Lead Plaintiffs will also receive a distribution of insurance proceeds up to $88.6 million, including the remainder of any insurance proceeds (which proceeds could otherwise be used by directors and officers in connection with non-indemnifiable claims) that are not used by the eight former directors and officers as permitted in the MDL Settlements (as discussed further below), the amount of $15 million constituting a third party payment to the Debtors in connection with the Securities Settlement which the Debtors have agreed to redirect to the disbursing agent appointed by the MDL Court in partial monetization of the original agreed claim against the Debtors agreed to pursuant to the Securities Settlement, and a distribution of $1.5 million from certain underwriters named as defendants in the MDL proceedings. The ERISA Action Plaintiffs will also receive a distribution of insurance proceeds in the amount of $22.5 million. The additional proceeds from the MDL Settlements will be divided and distributed according to the terms of the MDL Settlements. The insurance proceeds are being held in escrow accounts pursuant to the MDL Settlements and subject to the direction of the MDL Court.
     In addition to the redirection of third party payment discussed above to facilitate monetization of the Allowed Claim agreed to by the Debtors pursuant to the Securities Settlement, the Debtors and the Lead Plaintiffs have agreed to support the entry of orders of the Bankruptcy Court and/or the MDL Court, as necessary and applicable, to authorize the Lead Plaintiffs on behalf of the class in the Securities Settlement, in lieu of paying the cash exercise price for the Discount Rights at the time they are exercised, to have the right to exercise the Discount Rights by delivering to Delphi a notice during the pendency of the rights offering for the Discount Rights stating that (i) the Lead Plaintiffs elect to participate in the rights offering for the Discount Rights, (ii) the number of shares of New Common Stock that the Lead Plaintiffs are purchasing through the Discount Rights Offering, and (iii) the Lead Plaintiffs elect to reimburse Delphi, subsequent to the Effective Date of the Securities Settlement (as defined in the Securities Settlement), the amount of the rights offering exercise price in connection with the number of shares of New Common Stock purchased through the Discount Rights Offering by the Lead Plaintiffs on behalf of the securities class (collectively, the “MDL Group”). In the event such notice is timely delivered, the Lead Plaintiffs shall cause to be released and/or transferred to Delphi, subsequent to the Effective Date of the Securities Settlement, both (i) the cash proceeds obtained from parties (other than Delphi) to the Securities Settlement (which proceeds have already been received and escrowed pursuant to the terms of the Securities Settlement) up to an amount equal to the amount needed to reimburse Delphi for the rights offering exercise price for the MDL Group in connection with the New Common Stock purchased pursuant to the Discount Rights Offering and (ii) if the amount delivered pursuant to clause (i) above does not fully cover the rights offering exercise price for the MDL Group, the cash proceeds from the sale of New Common Stock that the Lead Plaintiffs on behalf of the class are to receive on account of the Section 510(b) Note Claims and Section 510(b) Equity Claims pursuant to the terms of the Securities Settlement to cover such shortfall (collectively, the “Relevant Consideration”). Notwithstanding anything to the contrary contained herein, no distribution of the New Common Stock underlying the Discount Rights or certificates therefor shall be made to the disbursing agent appointed by the MDL Court until Delphi has received the amount needed to reimburse Delphi for the rights offering exercise price of New Common Stock purchased by the MDL Group in connection with the Discount Rights Offering.

     Pursuant to the MDL Settlements, none of the settling defendants in the MDL Actions admit any wrongdoing whatsoever and the MDL Settlements will in no event be construed or deemed to be evidence of or an admission or concession on the part of any of the settling defendants with respect to any claim of any fault or liability or wrongdoing or damage whatsoever, or an infirmity in the defenses that the settling defendants have asserted or would assert in the MDL Actions.
                    (ii) Indemnification Of Directors And Officers
     In connection with the acts giving rise to the Multidistrict Litigation, certain current and former directors and officers of Delphi were named as defendants in various actions. To the extent that current or former directors and officers of Delphi were to incur expenses in connection with defending, or were to be found liable for, the asserted causes of action, Delphi would be required under its certificate of incorporation and bylaws to indemnify those directors and officers for their liabilities to the fullest extent permissible under the Delaware General Corporation Law. Delphi maintains insurance for its obligation to indemnify directors and officers.
     With respect to the Demand regarding derivative actions against certain current and former directors and officers, a special committee (the “Special Committee”) of the Board of Directors was established to determine whether the Company should pursue certain causes of action alleged in the Demand or any future demand for derivative action against certain current and former directors and officers. The Special Committee, with the assistance of independent legal counsel, conducted an independent investigation of the allegations, including a thorough review of the prior investigative material gathered by the Audit Committee regarding related accounting matters and subsequent interviews of various individuals, including certain of the named defendants. On August 7, 2007, the Special Committee of the Board of Directors determined that the Company would not pursue the actions alleged in the Demand against the current and former directors and officers.
     Through the Company’s waiver of any claims that it may have against certain current and former directors and officers, the Company’s insurance providers have no contingent liability on account of these actions. In connection with the Bankruptcy Court’s approval of the MDL Settlements, all directors and officers who are insureds under the policies at issue will be barred from asserting any further claims against the policies. In addition, in connection with the MDL Settlements, underwriters, Delphi’s insurers, and certain directors and officers agreed to release claims against Delphi based on the MDL and certain government investigations. In return, Delphi agreed to release claims against the directors and officers based on the same potential causes of action. Thus, the waiver of the causes of action against certain current and former directors and officers freed insurance proceeds that otherwise would have been reserved for potential director and officer liability to be used for other purposes and was an instrumental element of the MDL settlement. The Debtors will maintain, however, the ability to use certain causes of action as defenses to any affirmative claims which may be brought against them by the directors and officers. If a director or officer asserts a claim against Delphi, Delphi will be able to use the claims it released against the director or officer as a defense or setoff to any of the directors’ or officers’ claims. If the defenses asserted by Delphi are overcome by the director or officer (and if the director or officer submitted a timely proof of claim), the director or officer will be able to assert an indemnification claim for the legal fees and expenses the director or officer incurred in defending against Delphi’s defenses.
     In addition, the Special Committee of the Board of Directors determined that eight former officers or employees committed actions that were not in the best interests of the Company and therefore, under Delaware General Corporation Law, the Company is not required to provide indemnification to them. Because the Company will not indemnify these individuals, the insurance providers could have contingent liability on account of their actions. The MDL Settlements, however, on their terms will resolve this contingent liability arising from the actions of those eight individuals.
     The Section 510(b) Note Claims, the Section 510(b) Equity Claims, and the Section 510(b) ERISA Claims are more likely than not junior in priority to unsubordinated general unsecured claims pursuant to section 510(b) of the Bankruptcy Code. Certain creditors have claimed that the Section 510(b) Note Claims, Section 510(b) Equity Claims, and the Section 510(b) ERISA Claims are subordinated in all respects to the claims of the holders of Senior Debt, may be on par with the Debtors’ existing common stock, and should not be afforded the treatment proposed under the Plan. Nevertheless, the Debtors believe that the MDL Settlements described in this Disclosure Statement and the distributions to be made pursuant to the Plan are appropriate and necessary components of the Debtors’ Plan for several reasons including but not limited to the following:
     • First, the Plan is a settlement plan that provides distributions in varying amounts and of varying value to all of the Debtors’ stakeholders. These distributions are being primarily funded by the GM settlement without which the Debtors believe that their Estates would be hopelessly insolvent and in which case the Debtors’ ability to make substantially all of the proposed distributions under the Plan would be subject to substantial doubt and, in any case, material uncertainty and delay. Pursuant to the settlement structure of the Plan, the Debtors have sought to resolve most material contingencies that were required to be resolved in the Debtors’ judgment to obtain the funding of the Plan contemplated under the GM settlement and the Investment Agreement, including the MDL Proceedings.
     • Second, unlike substantially all other claims and interests to be allowed under the Plan at either their “par” or “par plus accrued” face value, the Section 510(b) Note Claims, Section 510(b) Equity Claims, and the Section 510(b) ERISA Claims to be allowed under the settlement of the MDL Proceedings are settlement amounts which are substantially less than the actual damages associated with such claims as estimated either by the Debtors or the plaintiffs in the MDL Proceedings. Accordingly, even though such claims may be ultimately determined to be subordinated to unsubordinated general unsecured claims, the actual amount of such claims if litigated to their conclusion or if estimated by the Bankruptcy Court may be substantially higher than the claims proposed to be allowed under the Plan. The Debtors believe that the reduced amounts of these claims proposed to be allowed under the Plan has facilitated the overall settlements embodied in the Plan which make possible the distributions to creditors and equity holders proposed pursuant to the Plan.
     • Third, the settlements provide the Debtors with a resolution of the MDL Proceedings as well as related insurance claims arising from the MDL and certain government investigations and proceedings, which will allow the Debtors to avoid the costs of further litigation with respect to those matters. Although it is possible that the Debtors could avoid liability altogether with respect to those matters if the litigation continued, or that the claims related to the MDL would be estimated at zero for purposes of the Plan, that is not a likely outcome, and in any event would most likely require the expenditure of significant time and money by the Debtors to achieve that result. The Debtors accordingly concluded that the settlements offered the best opportunity to obtain a resolution of the MDL Proceedings and related matters while moving toward a successful emergence from chapter 11 protection.
     • Fourth, the MDL Settlements also resolve claims against certain current and former directors and officers of the Debtors, as well as certain underwriters of the Debtors’ debt offerings. Some of these other defendants have asserted or may assert indemnification claims against the Debtors based on the claims asserted against them in the MDL Proceedings, which may by subject to disallowance pursuant to section 502(e) of the Bankruptcy Code. The MDL Settlements resolve these indemnification claims against the Debtors at no additional cost to the Estates. In the absence of the MDL Settlements, the Debtors could be exposed to such indemnification claims by some of these other defendants.
     • Fifth, there is no doubt that the claims at issue in the MDL Proceedings are complex, and that resolving those claims other than through a settlement would involve protracted litigation involving, among other things, dispositive motions, extensive discovery, and, if necessary, trial. Even an estimation process in this Court would unduly delay the resolution of the Chapter 11 Cases and deplete the assets of these estates.
     • Sixth, taking action with respect to the MDL Proceedings facilitated the payment of insurance proceeds and thereby made it easier to reach a settlement of the MDL Proceedings.
     By voting to accept the Plan, creditors will be resolving the issue of whether the Section 510(b) Note Claims, Section 510(b) Equity Claims, and Section 510(b) ERISA Claims should receive the treatment proposed in the Plan. Thus, your vote on the Plan, and the compromises embodied in it in respect of the subordination of the Section 510(b) Note Claims, Section 510(b) Equity Claims, and Section 510(b) ERISA Claims, is important.
          4. Maintaining Relationships With Suppliers
     Throughout these Chapter 11 Cases, the Debtors have worked to maintain and improve their relationships with their suppliers to ensure an uninterrupted supply of goods to their customers, primarily OEMs.
               (a) Supplier Related Issues
     To address the supplier-related issues discussed in Section III.B.2 — Delphi’s Relationships With Its Suppliers, the Debtors at the commencement of these Chapter 11 Cases sought “first day” relief that provided for payments to those categories of suppliers that posed the greatest risk of interruption in the Debtors’ supply chain had they failed to perform under contract with the Debtors. These included suppliers that were financially distressed or providing goods or services without an enforceable contract as well as foreign suppliers and creditors which might otherwise have taken action against the Debtors in a foreign jurisdiction or refused to do business with the Debtors, resulting in disruption of the supply chain.
     During the first months of these Chapter 11 Cases, the Debtors also addressed certain issues surrounding the expiration of more than 11,000 supplier contracts on or about December 31, 2005, unless they were extended. This was particularly important to the Debtors’ businesses because many of their suppliers are sole source suppliers and due to the prevalence of just-in-time inventory, the continuation of supply to customers was, and is, critical. The Debtors and their advisors worked diligently to develop and implement procedures to effectively and rapidly address issues relating to expiring supply agreements, including implementing the relief granted by the Bankruptcy Court in the Order Under 11 U.S.C. §§ 363(b) And 365(a) And Fed. R. Bankr. P. 9019 Approving Procedures To Assume Certain Amended And Restated Sole Source Supplier Agreements, dated December 12, 2005 (Docket No. 1494), which provided procedures for the Debtors to assume certain contracts on specific terms and renew or otherwise enter into new supply contracts with other suppliers.
               (b) Reclamation Claims Program
     On November 4, 2005, the Bankruptcy Court approved global procedures for receiving, reviewing, responding to, and resolving reclamation demands. The Debtors received thousands of reclamation demands, including duplicate demands. Due to the high volume of reclamation demands received by the Debtors, the Bankruptcy Court granted the Debtors a 45-day extension of the deadline to reconcile all reclamation claims. After reviewing these demands, the Debtors identified 855 non-duplicate reclamation demands with a total face amount of more than $285 million.
     To facilitate the review process of these 855 reclamation demands and the requirement to respond to all reclamation demands within 135 days, the Debtors developed a comprehensive process for responding to all such reclamation demands, evaluating any disagreements, and reaching agreed reclamation claim amounts subject to certain reserved defenses. Reclamation response statements were sent to all 855 claimants on February 21, 2006. These statements, representing the results of many hours of review of invoices and billing records, identified total reclamation claims of approximately $18.4 million. Since that time as a result of additional negotiations and reconciliations, the current amount of reclamation claims has increased to approximately $22 million. As a result of almost continual negotiations with reclamation claimants since the Petition Date, more than 785 of the original 855 non-duplicate claims have now been resolved, subject to reservation of further defenses.
     With respect to reclamation claims, the Debtors propose to allow each claimant to elect to take a general unsecured claim for the amount of its reclamation claim rather than have the Debtors seek a judicial determination that the reclamation claims are subject to the Debtors’ reserved defense that reclamation claims are not entitled to administrative priority status on the grounds that the goods and/or the proceeds from the sale of the goods for which claimants are seeking a reclamation claim are or were subject to a valid security interest (the “Prior Lien Defense”). If a claimant elects to decline a general unsecured claim, then that claimant’s reclamation claim will be automatically adjourned to a contested hearing to be held after the Debtors’ emergence from chapter 11, which would determine whether the Prior Lien Defense applies to those claimants’ reclamation claims. The Debtors would retain all other reserved defenses with respect to the reclamation claims.
     To effect this election, the Debtors are sending the claimants a separate notice which will allow each claimant to choose the treatment for its reclamation claim (the “Reclamation Election Notice”).
     The Reclamation Election Notice provides that the claimant may either elect payment of the reclamation claim in the plan currency afforded to holders of general unsecured claims under the Plan or assert administrative priority treatment for its reclamation claim and litigate such treatment at a contested hearing on the Prior Lien Defense to be held after the Company’s emergence from chapter 11. To contest treatment of its reclamation claim as a general unsecured claim, the Seller must so mark and return the Reclamation Election Notice by the deadline to be established by the Bankruptcy Court for the submission of votes on the Plan. If the claimant makes no election on the Reclamation Election Notice, or affirmatively elects the treatment afforded general unsecured claims, it will receive a distribution on account of its Reclamation Claim in the currency afforded to holders of general unsecured claims under the Plan, to the extent that such Reclamation Claim is allowed, and will be deemed to have waived any right to seek administrative priority status for its Reclamation Claim. Notwithstanding the treatment afforded Reclamation Claims under these procedures, Reclamation Claims will not receive any voting rights on the Plan on account of their Reclamation Claims.
     To the extent that the Debtors resolicit acceptances or rejections of the Plan (or any alternative plan of reorganization), such resolicitation will include a provision allowing any holder of a Reclamation Claim who made any election pursuant to the Reclamation Election Notice to amend such election by filing a duly executed copy of a rescission notice (which must be in a form reasonably acceptable to the Creditors’ Committee) on or before the deadline for voting on such amended plan.
          5. Disposition Of Assets
               (a) Sale Of De Minimis Assets
     On October 28, 2005, the Bankruptcy Court entered an order permitting the Debtors to sell certain assets of de minimis value. The order approved procedures for selling assets, outside the ordinary course of business, without further court approval provided that the purchase price is less than $10 million for each transaction or in the aggregate for a related series of transactions. In connection with this order, the Debtors formulated internal approval procedures to both comply with closing conditions and satisfy the notice procedures set forth in the order. During these Chapter 11 Cases, the Debtors have disposed of assets under the de minimis assets order.
               (b) JCI Transaction
     Prior to the commencement of these Chapter 11 Cases, the Debtors sold their global battery business to Johnson Controls, Inc. (“JCI”), with the limited exception of two U.S. facilities located in New Brunswick, New Jersey and the other in Fitzgerald, Georgia. Accordingly, although the transaction occurred prepetition, the Debtors needed to address several post-closing matters relating to the Debtors’ disposition of the Company’s money-losing battery manufacturing facility in New Brunswick, New Jersey and the planned transition to JCI of battery production in the Fitzgerald, Georgia facility. Because JCI could not fill existing customer needs with its own manufacturing facilities, DAS LLC agreed to keep the Fitzgerald and New Brunswick facilities operating exclusively to sell batteries to JCI, even though the New Brunswick facility was losing approximately $3 million per month and the Fitzgerald facility was losing approximately $2 million per month.
     To limit these losses, the Debtors negotiated a transfer agreement with JCI, which was approved by the Bankruptcy Court on June 26, 2006. The approved transfer agreement provided for (a) the sale of the New Brunswick facility to JCI, (b) the continued supply of batteries as well as the orderly transition of production to JCI from the Fitzgerald facility, (c) the implementation of an attrition plan with the IUE-CWA with provisions included to encourage the consensual separation of approximately 200 of the New Brunswick facility’s 300 hourly employees, (d) the payment of $12.5 million from JCI to mitigate a majority of the costs of that attrition plan, and (e) the IUE-CWA’s waiver of the no-sale clause and certain neutrality obligations with respect to the New Brunswick facility. The Debtors completed this sale on August 1, 2006.
               (c) MobileAria, Inc.
     On July 21, 2006, the Bankruptcy Court entered an order approving the sale of all of the assets of MobileAria, an Affiliate Debtor, through an auction process. The auction for the assets of MobileAria was held on July 6, 2006 and the sale hearing was held on July 19, 2006. On July 31, 2006, MobileAria and Wireless Matrix USA, Inc. closed the sale of substantially all of MobileAria’s assets in accordance with the Bankruptcy Court’s order dated July 21, 2006. MobileAria received cash proceeds of approximately $11 million in connection with the sale.
               (d) Interiors And Closures
     On February 20, 2007, Delphi announced that it had signed a non-binding term sheet with the Renco Group, Inc. for the sale of its Interiors and Closures business. On October 15, 2007, Delphi and certain of its affiliates entered into a Master Sale And Purchase Agreement with Inteva Products, LLC and certain of its affiliates (the “Interiors and Closures Agreement”) for the sale of substantially all of the assets primarily used in the Company’s cockpits and interior systems business and integrated closures systems business. Concurrently, the Debtors filed a motion requesting a hearing on October 25, 2007 to approve bidding procedures in connection with the sale. On October 26, 2007, the Bankruptcy Court entered an order approving those bidding procedures (the “Interiors and Closures Bidding Procedures Order”). It is anticipated that a hearing to approve the sale will be held on January 8, 2008. The effectiveness of the Interiors and Closures Agreement is subject to the competitive bidding process approved in the Interiors and Closures Bidding Procedures Order, including a potential auction, and Bankruptcy Court approval.
               (e) Brake Hose
     On March 27, 2007, the Bankruptcy Court entered an order approving the sale of certain of the Debtors’ assets comprising substantially all of the assets exclusively used in the brake hose product and certain intellectual property related to the brake hose business to Harco

Manufacturing Group, LLC (“Harco”). On September 28, 2007, the Debtors and Harco closed the sale in accordance with the Bankruptcy Court’s March 27, 2007 order. The Debtors received cash proceeds of approximately $9.8 million in connection with the sale.
               (f) Catalyst
     On June 6, 2007, the Debtors announced that they had entered into a sale and purchase agreement with Belgium-based Umicore for the sale of assets of their global original equipment and aftermarket Catalyst Business. Concurrently, the Debtors filed a motion requesting a hearing on June 26, 2007 to approve bidding procedures in connection with the sale and a hearing on August 16, 2007 to approve the sale. On August 8, 2007, the Debtors, pursuant to bidding procedures approved by the Bankruptcy Court, held an auction for the Catalyst Business. At the conclusion of the auction, the Debtors determined that Umicore had submitted the highest and best bid, and on August 16, 2007, the Bankruptcy Court approved the sale of the Catalyst Business to Umicore for $75 million, subject to adjustments, and other consideration. On September 30, 2007, the Debtors and Umicore closed the sale in accordance with the Bankruptcy Court’s order dated August 16, 2007. The Debtors received cash proceeds of approximately $66.0 million in connection with the sale.
               (g) Mexico Brake Plant Asset Sale
     On June 14, 2007, Robert Bosch, DAS LLC, and two non-Debtor Mexican affiliates (including Delphi Sistemas de Energia, S.A. de C.V. (“DSE”)), signed an asset sale and purchase agreement for the transfer by DAS LLC and DSE of most, but not all, of the material, equipment, and productive materials used for the production of brake products in a Saltillo, Mexico manufacturing plant for approximately $15 million. On June 15, 2007, the Debtors filed a motion requesting a hearing on June 26, 2007 to approve bidding procedures in connection with the sale and a hearing on July 19, 2007 to approve the sale. On July 19, 2007, the Bankruptcy Court entered an order approving the sale of assets. The parties intend to close the sale during the fourth quarter of 2007.
               (h) Saginaw Chassis Asset Sale
     On September 17, 2007, DAS LLC and Delphi Technologies, Inc. entered into an Asset Purchase Agreement with TRW Integrated Chassis Systems LLC (as amended, the “Saginaw Chassis Agreement”) for the sale of certain of the assets, including, without limitation, manufacturing equipment and test and development equipment primarily used and located at the Company’s chassis facility in Saginaw, Michigan, for approximately $42.6 million, comprised of approximately $27.6 million for the assets primarily used at the Saginaw chassis facility, approximately $15 million for useable and merchantable inventory existing as of the closing date, and up to $0.9 million for out-of-pocket costs and expenses incurred in relocating manufacturing equipment and related tooling from Saltillo, Mexico and Oshawa, Ontario, Canada. Also on September 17, 2007, Delphi filed a motion with the Bankruptcy Court requesting approval of bidding procedures for the sale and requesting that a sale hearing be set. The Bankruptcy Court approved bidding procedures in connection with the sale on November 16, 2007. Delphi did not receive any other qualified bids under the bidding procedures, and the sale was approved by the Bankruptcy Court on November 29, 2007.

          6. Real Property And Related Matters
     Pursuant to a Bankruptcy Court order dated November 30, 2005, the Bankruptcy Code section 365(d)(4) deadline for assuming or rejecting the Debtors’ unexpired leases of nonresidential real property was extended to June 7, 2007. On April 13 and August 16, 2007, the Bankruptcy Court entered orders further extending the 365(d)(4) deadline. The current deadline is the earlier of the date when a plan of reorganization in the Chapter 11 Cases is confirmed and February 29, 2008.
     Separately, on March 27, 2007, the Bankruptcy Court entered an order authorizing the Debtors to effectuate a transaction that enabled the Debtors to consolidate, into one facility located in Auburn Hills, Michigan, six of their leased office and technical centers located in Michigan and Illinois and a portion of one owned site in Flint, Michigan. The same order authorized the Debtors to reject certain leases for facilities that would be consolidated. The consolidation of these facilities will enable to the Debtors to create a consolidated footprint in Southeast Michigan that is closer to key customers and will generate net savings of over $100 million dollars over a ten-year period.
          7. Global Events
     In February 2007 Delphi’s indirect wholly owned Spanish subsidiary, Delphi Automotive Systems España, S.L. (“DASE”), announced the planned closure of its sole operation at the Puerto Real site in Cadiz, Spain. The closure of this facility is consistent with Delphi’s Transformation Plan to optimize its manufacturing footprint and to lower its overall cost structure. The facility, which has approximately 1,600 employees, is the primary holding of DASE.
     On March 20, 2007, DASE filed a Concurso application for a Spanish insolvency proceeding and informed the Spanish court and the affected employees that Delphi Automotive Systems (Holding), Inc. (“DASHI”), Delphi’s subsidiary and DASE’s parent, would voluntarily provide funds sufficient to satisfy the minimum separation allowance to which the affected employees are entitled under applicable Spanish law. In an order dated April 13, 2007, the Spanish court declared DASE to be in voluntary Concurso and appointed receivers for DASE.
     In the course of the Concurso process, DASE commenced negotiations on a social plan and a collective layoff procedure related to a separation allowance with the unions representing the affected employees. On July 4, 2007, DASE, its Concurso receivers, and the Cadiz workers councils and unions reached a settlement on a social plan to provide employees with €120 million for a separation allowance of approximately 45 days of salary per year of service to each employee. On July 9, 2007, Delphi filed a motion seeking authority for DASHI to fund the €120 million DASE consensual social plan and authority to pay suppliers and other non-labor creditors of DASE up to €10 million, for a total cost not to exceed €130 million. The funding provided by the Debtors to DASE was derived from dividends from overseas non-Debtor entities. The Bankruptcy Court approved this funding motion on July 19, 2007. On July 31, 2007, the Spanish Court presiding over the Concurso approved the consensual social plan.

     In consideration for providing such funds and transferring certain fixed assets, upon satisfaction of certain requirements under Spanish law, Delphi, all of the Delphi affiliates, and each of their directors and officers will be released by operation of Spanish law from any liability related to DASE or arising out of its Concurso application. Additionally, each employee who accepts payment under the separation plan is required to confirm that such payment is in full satisfaction of any claims the worker may have against DASE, Delphi, or any Delphi affiliate. Notwithstanding the foregoing, Delphi and its affiliates deny any liability and reserve the right to challenge any and all such claims should this matter not be resolved consensually as anticipated.
          8. The Joint Interest Agreements
     As discussed in more detail below, the Debtors are the subject of certain investigations including (a) the internal review conducted by the Audit Committee of Delphi’s Board of Directors, (b) the formal ongoing investigations by several governmental agencies of certain previously employed individuals, (c) the Company’s restatement of earnings for fiscal years 2001 through 2003, (d) the subject matter related to the commencement of certain class actions, including, without limitation, actions brought under ERISA and various securities actions, and (e) the review by a special committee of Delphi’s Board of Directors of certain shareholder derivative demands and related actions. The Bankruptcy Court approved separate joint interest agreements between the Debtors and the Creditors’ Committee and between the Debtors and the Equity Committee, which allows the Debtors to share certain confidential, and sometimes privileged, information with the Creditors’ Committee and Equity Committee, respectively. The Bankruptcy Court also approved fee procedures to protect the confidential time detail that discloses work conducted by the professionals working on matters related to these investigations.
          9. Exclusivity
     Pursuant to an order of the Bankruptcy Court dated January 6, 2006, the Bankruptcy Court extended the Debtors’ exclusive period to propose a plan of reorganization (the “Filing Period”) through August 5, 2006, and to solicit acceptances of such plan (the “Solicitation Period”) to October 4, 2006. Pursuant to further orders of the Bankruptcy Court entered on June 19, 2006, January 23, 2007, and July 29, 2007, the current Filing Period extends through December 31, 2007 and the Solicitation Period through February 29, 2008.
          10. Preserving Estate Causes Of Action
               (a) Avoidance Procedures Order
     On August 16, 2007, the Bankruptcy Court entered an order (the “Avoidance Procedures Order”) authorizing the Debtors to enter into tolling agreements with respect to avoidance and other causes of action, approving procedures to identify those causes of action that should be preserved or abandoned, authorizing the Debtors to abandon certain actions, and establishing adversary proceeding procedures for preserving causes of action. The Debtors sought this relief so that they could take steps to fulfill their fiduciary duties to preserve valuable estate assets in a manner that will not unnecessarily disrupt their prosecution of the Plan or their existing business relationships with potential defendants that are necessary to the Debtors’ ongoing operations.

     Section 546(a)(1)(A) of the Bankruptcy Code provides that a debtor-in-possession may not commence a cause of action under section 544, 545, 547, 548, or 553 of the Bankruptcy Code more than two years after the Petition Date. Similarly, section 108(a)(2) of the Bankruptcy Code provides that a debtor-in-possession may not commence a cause of action under non-bankruptcy law—for which the applicable statute of limitations, but for the chapter 11 filing, would have otherwise expired during the initial two years of a case—more than two years after the Petition Date. Thus, to bring timely lawsuits on any of these causes of action, the Debtors needed to commence them no later than October 9, 2007 or October 15, 2007, as applicable.
     Because of the Plan’s treatment of unsecured creditors, the Debtors have determined that the affirmative pursuit of many if not all of these causes of action would not benefit their estates and creditors. As described in this Disclosure Statement, the Plan will pay or satisfy all allowed claims in full through distributions of common stock. As a result, avoiding preferential transfers through causes of action under section 547 of the Bankruptcy Code or similar state laws (“Preference Claims”) would provide little or no benefit to the Debtors’ Estates because any party returning such a transfer would be entitled to an unsecured claim for the same amount, to be paid or satisfied in full under the Plan. For the same reasons, avoiding statutory liens under section 545 of the Bankruptcy Code or prepetition setoffs under section 553 of the Bankruptcy Code would provide little or no benefit to the Estates. In addition, under the Plan the Reorganized Debtors will not retain the Preference Claims except those specifically listed on Exhibit 7.24 to the Plan.
     The Debtors estimate that there may be more than 11,000 potential Preference Claims arising from transfers during the 90-day period before the Petition Date, which transfers total approximately $5.8 billion (without taking into account potential defenses such as transfers made in the ordinary course of business). With respect to transfers subject to potential claims that the Debtors did not receive reasonably equivalent value in exchange (commonly known as constructive fraud claims), the reach-back period made applicable by section 544(b) of the Bankruptcy Code and state law (most likely Michigan and New York law with respect to most transactions in these cases) is generally the six years prior to the Petition Date. Thus, with a company of Delphi’s size, there are literally hundreds of thousands of transactions that occurred during that six-year period.
     Although the Debtors do not intend to pursue these causes of action in light of the distributions to be made under the Plan, as a precautionary measure they must identify and preserve the causes of action in some manner. The Debtors explored various alternatives to commencing actions before the two-year deadline, such as executing tolling agreements with potential defendants. The logistical challenges of circulating and executing tolling agreements with such a large number of potential defendants, however, made that solution impractical. The Debtors, therefore, determined that to the extent they did not execute tolling agreements they needed to timely commence actions on most of these claims or risk losing them.
(b)	Procedures To Identify And Preserve Causes Of Action
     To identify and preserve these claims, without disrupting the successful prosecution of the Plan and the Debtors’ existing business relationships, the Avoidance Procedures Order established the following procedures:

(i)	Tolling Agreement
•	Approval Of Form. The Avoidance Procedures Order approved a form of stipulation which, without further order of the Bankruptcy Court, tolls the applicable statute of limitations on claims against any party with whom the Debtors seek to enter into such a stipulation.

•	Intercompany Tolling. The Avoidance Procedures Order deemed all Debtors to have entered into a tolling stipulation with each of the other Debtors and affiliated non-Debtor entities controlled by the Debtors or that had actual notice of the Motion.
(ii)	Approval Of Avoidance Evaluation Procedures And Authority To Abandon Claims
•	Preference Claims Below $250,000 In Value. The Debtors are authorized (but not directed) to abandon these preference actions. To the extent that any of these actions are against insiders or involve persons or transactions associated with the SEC investigation of the Debtors, the Debtors are authorized (but not directed) to abandon those actions after notice to the Statutory Committees. If a Statutory Committee objects within ten days after service of any such notice, the Debtors may bring the matter before the Bankruptcy Court for a ruling on whether the proposed abandonment satisfies section 554(a) of the Bankruptcy Code.

•	Select Categories Of Preference Claims. The Debtors are authorized (but not directed) to abandon the following categories of preference actions: (i) payments to parties with a secured or priority interest in such payment, (ii) union dues, (iii) pension plan contributions, (iv) payments required under the terms of collective bargaining agreements, (v) payments to reimburse employee business expenses, (vi) ordinary course wages, salaries, and benefits to employees, (vii) payments required by a garnishment to satisfy third-party judgments and obligations, (viii) contributions to charitable organizations, (ix) payments to foreign suppliers, (x) payments to the Debtors’ shippers, (xi) payments to the Debtors’ insurance providers, and (xii) payments to the Debtors’ utilities.

•	Scope Of Fraudulent Transfer Review. The Avoidance Procedures Order provides that, for purposes of identifying and preserving potential fraudulent transfer claims, the Debtors need only review the following categories of transactions: merger and acquisition deals at or exceeding $20 million, transfers to Delphi’s board of directors or strategy board members other than for compensation or ordinary-course expense reimbursement (if any), unusual securities transactions, dividend distributions to 5% shareholders, and Delphi’s financially troubled supplier program.

•	Additional Authority For Abandonment After Notice To Statutory Committees. The Debtors are authorized (but not directed) to abandon, after notice to the Statutory Committees, and without further order of the Bankruptcy Court or further notice, claims (i) with insignificant value, (ii) where litigation costs would likely exceed expected recovery, (ii) where the potential harm to businesses outweighs expected recovery, or (iv) where valid defenses exist. If a Statutory Committee objects within ten days after service of the notice, the Debtors may bring the matter before the Bankruptcy Court for a ruling on whether the proposed abandonment satisfies section 554(a) of the Bankruptcy Code.
(iii)	Commencement Of The Adversary Proceedings And Service Of Process
•	Adversary Proceedings Subject To Procedures. The procedures apply to each adversary proceeding that the Debtors identify to the Clerk of Court as being subject to these procedures.

•	Deferral Of Issuance Of Summons. The Clerk of Court is directed to defer issuing a summons after the filing of a complaint, unless and until the Debtors intend to pursue the claims in the complaint.

•	Extension Of Fed. R. Civ. P. 4(m) Time Period. The Debtors have until March 31, 2008 to serve each defendant with the summons and the complaint, without prejudice to the Debtors’ right to seek further extensions of the deadline.

•	Service Of Order With Summons And Complaint. The Debtors must serve a copy of the Avoidance Procedures Order upon each defendant in any adversary proceeding either if and when the Debtors serve process on the defendant or as soon thereafter as practicable.
(iv)	Stay Of Adversary Proceedings Until Service Of Process And Interim Sealing
•	Stay of Adversary Proceedings. Each adversary proceeding is stayed until the Debtors have served the summons and complaint.

•	Activity During The Stay. During the stay, the Debtors may (i) amend their complaint, and (ii) after notice to the Statutory Committees, dismiss it.

•	Expiration Of The Stay. The stay will continue until the earlier of (i) service of process and (ii) further order of the Bankruptcy Court after application therefor.

•	Filing Of The Complaints Under Interim Seal. The Debtors filed under seal paper copies of the complaints in the adversary proceedings and the case docket for such adversary proceedings will not disclose the identity of any defendant in the adversary proceedings.
(v)	General Motors Corporation
•	As described above, Delphi has entered into a comprehensive settlement agreement with GM that is incorporated into the Plan. Nevertheless, because of GM’s unique role in these Chapter 11 Cases, in addition to filing a sealed complaint governed by the procedures above, the Debtors and GM have filed, under seal, a stipulation that contains tolling provisions, consistent with the Avoidance Procedures Order, and other agreements of the parties with respect to the sealed complaint involving GM, which stipulation will be deemed “so ordered” and will be sealed in accordance with the terms of the Avoidance Procedures Order.
(vi)	Additional Procedures
•	The Avoidance Procedures Order is without prejudice to the Debtors’ seeking additional procedures to govern the adversary proceedings.
(vii)	Reservation Of Rights
•	With respect to any avoidance causes of action under section 544, 545, 547, 548, or 553 of the Bankruptcy Code that the Debtors abandon in accordance with the procedures described immediately above, the Debtors reserve all rights, including the right under section 502(d) of the Bankruptcy Code, to use defensively the abandoned avoidance cause of action as a ground to object to all or any part of a claim against any estate asserted by a creditor that remains in possession of, or otherwise obtains the benefit of, the avoidable transfer.
     Although hundreds of actions subject to these procedures have been commenced, the Debtors will proceed no further and not use them for any purpose while they focus on confirming the Plan. The procedures are designed to permit the Debtors to preserve these claims while otherwise maintaining the status quo with all parties-in-interest. The actions will remain dormant and become relevant again only in the unlikely event that the Debtors do not timely emerge from chapter 11. If the Plan is confirmed, these actions will be dismissed.
(c)	FICA Claimants’ Estate Causes of Action
     In 1999 and 2003, Delphi, a predecessor of DAS LLC, and Delphi Automotive Systems Services LLC (the “FICA Claimants”) agreed to pay “ratification bonuses” shortly after the effective date of duly ratified collective bargaining agreements to certain union members who were classified in a specified status (i.e., active status, protected status, temporary layoff status, or various forms of short-term leave of absence). The FICA Claimants contend that the payments were not “wages” subject to taxation under the Federal Insurance Contributions Act (“FICA”) because the payments were not in exchange for any services by the union members, but instead constituted payments in exchange for a promise by the union membership to be bound by the collective bargaining agreements. The FICA Claimants nevertheless withheld and paid FICA taxes to the IRS to avoid the possibility of becoming secondarily liable for the FICA taxes owed to the IRS by those union members. The FICA Claimants subsequently filed claims for refunds with the IRS. The IRS denied the refund claim for 1999 FICA taxes while these Chapter 11 Cases were pending, but the IRS has yet to act on the refund claim for 2003 FICA taxes. The FICA Claimants may file actions for the benefit of the estates to recover an amount that is currently estimated to be $26,058,128 in 1999 and 2003 FICA overpayments, as well as related interest, and will expressly preserve these estate causes of action in Exhibit 7.24 of the Plan.

E.	Summary Of Claims Process
     The Debtors’ claims administration process in these Chapter 11 Cases is at an advanced stage compared to other large, complex Chapter 11 Cases. The Debtors have made significant progress in reconciling and allowing claims, primarily because one of the conditions in both the Original EPCA and the Investment Agreement is that the allowed or estimated amount for certain “trade and other unsecured claims” will not exceed $1.7 billion, the dollar threshold negotiated among the Debtors and the Plan Investors. Pursuant to amendments to the Delphi-Appaloosa EPCA, the threshold for “trade and other unsecured claims” was adjusted to $1.45 billion.
1.	Schedules Of Assets And Liabilities And Statements Of Financial Affairs
     On January 20, 2006, the Debtors filed with the Bankruptcy Court Schedules of Assets and Liabilities and Statements of Financial Affairs (collectively, the “Schedules and Statements”). In compliance with the requirements under the Bankruptcy Code, separate Schedules and Statements were filed for the 42 debtors in the jointly-administered Chapter 11 Cases. The Debtors filed amendments to the Schedules and Statements on February 1, 2006, April 18, 2006, and amendments for ten Debtors on October 12, 2007. The global notes and limitations with respect to the Schedules and Statements are incorporated by reference in, and comprise an integral component of, the Schedules and Statements, and should be referred to and reviewed in connection with the Schedules and Statements.
     For financial reporting purposes, the Debtors, along with their subsidiaries which are not the subject of cases under the Bankruptcy Code, prepare consolidated financial statements that are filed with the SEC and that are audited annually. Unlike the consolidated financial statements, the Schedules and Statements reflect the assets and liabilities of each individual Debtor, except as otherwise noted. The Schedules and Statements do not purport to represent financial statements prepared in accordance with Generally Accepted Accounting Principles in the United States, nor are they intended to fully reconcile to the consolidated financial statements filed by Delphi.
2.	Claims Bar Date
     On April 12, 2006, the Bankruptcy Court entered an order (the “Bar Date Order”) establishing July 31, 2006 as the general deadline for filing proofs of claim against the Debtors (the “Bar Date”). Proofs of claim were not required to be filed by any person or entity who
•	agreed with the nature, classification, and amount of its Claim as described in the Schedules and Statements and whose Claim against a Debtor was not listed as “disputed,” “contingent,” or “unliquidated” in the Schedules,

•	already filed a proof of claim against the correct Debtor,

•	asserted only an administrative expense claim and not a claim otherwise subject to the Bar Date Order,

•	asserted a claim solely on the basis of future pension or other post-employment benefits,

•	had a claim that had been allowed by or paid pursuant to a Bankruptcy Court order,

•	was the holder of certain notes, or

•	held Delphi common stock.
The Bar Date Order also provides for a new Bar Date for claimants who may be affected by two specific events which might have occurred before or may occur after the Bar Date. First, if the Debtors amend the Schedules and Statements to reduce the undisputed, non-contingent, and liquidated amounts or to change the nature or classification of a particular Claim against a Debtor reflected therein, then the affected claimant has until 30 calendar days after such claimant is served with notice that the Debtors have amended their Schedules to file a proof of claim or to amend any previously filed proof of claim in respect of such amended scheduled claim. Second, holders of claims based on the rejection of executory contracts and unexpired leases have until the later of (i) the Bar Date or (ii) 30 calendar days after the effective date of such rejection to file a claim.
     Under the Bar Date Order, any person or entity which was required to file a proof of claim, but failed to do so in a timely manner on or before the applicable Bar Date, is forever barred, estopped, and enjoined from (a) asserting any claim that such person or entity has against the Debtors that (i) is in an amount that exceeds the amount set forth in the Schedules and Statements as undisputed, non-contingent, and unliquidated or (ii) is of a different nature or in a different classification than as set forth in the Schedules and Statements and (b) voting upon, or receiving distributions under, any plan or plans of reorganization in these Chapter 11 Cases in respect of such a claim, and the Debtors and their property will be forever discharged from any and all indebtedness or liability with respect to such a claim.
     The Debtors’ claims and noticing agent, Kurtzman Carson Consultants LLC, provided notice of the Bar Date by mailing to each person listed in the Schedules and Statements: (i) a notice of the Bar Date, (ii) a proof of claim form, and (iii) statements which indicated whether the claim of each recipient was listed in the Schedules and Statements as either unliquidated, contingent, and/or disputed.
     The Debtors also published notice of the Bar Date on or before April 24, 2006 in New York Times (national edition), the Wall Street Journal (national, European, and Asian editions, USA Today (worldwide), the Automotive News (national edition), and in local editions of the following: the Adrian Daily Telegram, the Arizona Daily Star, the Buffalo News, the Chicago Sun Times, the Clinton News, the Columbus Dispatch, the Daily Leader, the Dayton Daily News, the Detroit Free Press, the El Paso Times, the Fitzgerald Herald Leader, The Flint Journal, the Gadsden Times, the Grand Rapids Press, the Greensville News, the Indianapolis Star, the Kansas City Star, the Kokomo Tribune, the Lansing State Journal, the Laurel Leader, the Los Angeles Daily News, the Milwaukee Journal Sentinel, the Mobile Beacon, The Mobile Register, the Oakland Press, the Olathe Daily News, the Rochester Democrat and Chronicle, the Saginaw

News, the Sandusky Register, the Tribune Chronicle, the Tulsa World, The Tuscaloosa News, and The Vindicator.
     In total, the Debtors provided notice of the Bar Date to more than 500,000 persons and entities.
3.	Proofs Of Claim And Other Claims
     As of November 19, 2007, the Debtors had received approximately 16,700 proofs of claim, of which approximately 900 were filed after the Bar Date. A portion of these approximately 16,700 proofs of claim assert, in part or in whole, unliquidated amounts. In addition, the Debtors have compared proofs of claim received to scheduled liabilities and determined that there are certain scheduled liabilities for which no proof of claim was filed. In the aggregate, total proofs of claim and scheduled liabilities assert approximately $37 billion in liquidated amounts, including approximately $900 million in intercompany claims, and additional unliquidated amounts. Although the Debtors have not completed the process of reconciling these proofs of claim and thus, the ultimate amount of such liabilities is not determinable at this time, the Debtors believe that the aggregate amount of claims filed is likely to exceed the amount that will ultimately be allowed by the Bankruptcy Court.
4.	Claims Reconciliation Progress
     The Debtors have sought to resolve their claims pool on an expedited basis. With $37 billion in liquidated amounts plus certain unliquidated amounts asserted against the Debtors as of January 31, 2007 in more than 16,500 proofs of claim, and certain scheduled liabilities for which no proof of claim was filed, the Debtors faced a challenging task. Between September 19, 2006 and November 19, 2007, the Debtors filed 23 Omnibus Claims Objections seeking disallowance of approximately 9,800 proofs of claim with approximately $9.6 billion in asserted liquidated amounts plus unliquidated amounts, and modification of approximately 3,700 proofs of claim with approximately $758 million in asserted liquidated amounts. As of November 19, 2007, the Bankruptcy Court has entered orders expunging approximately 9,300 proofs of claim, which reduced the amount of asserted claims by approximately $9.3 billion. In addition, the asserted claim amount of approximately 3,100 claims has been reduced by approximately $90.5 million either through orders on omnibus claims objections ($35.1 million) or stipulated orders ($55.4 million). Additionally, 88 proofs of claim asserting approximately $249 million have been withdrawn.
     The Debtors and their advisors devoted a significant amount of time to the claims resolution process. For example, the Debtors gained court approval of certain claims objection procedures, which are discussed in more detail below, applicable to claims that become contested when claimants respond to an omnibus objection. Pursuant to these procedures, the Debtors scheduled multiple claims for adjudication in a hearing before the Bankruptcy Court, held multiple “meet-and-confer” discussions and mediations, and ultimately resolved several contested claims during the period from October 2006 through November 2007 before they were scheduled for hearing. Finally, with respect to contested claims that did proceed to hearing, the Debtors obtained orders disallowing and expunging 94% of such claims, thus reducing the prepetition unsecured claims pool by approximately $230 million.

     As of November 19, 2007, there are approximately 180 proofs of claim of the approximately 16,700 proofs of claim which still require further reconciliation by the Debtors. The Debtors anticipate that some of these remaining proofs of claim will be withdrawn as they are reconciled and the Debtors intend to place all remaining proofs of claim that are not withdrawn on future omnibus claims objections.
5.	Claims Objection Procedures And Estimation Procedures Motion
     On May 22, 2006, the Debtors established a team of analysts whose primary duty was to reconcile all proofs of claim filed against the Debtors. The claim reconciliation process entails comparing the assertions in each proof of claim to the Debtors’ books and records. The reconciliation includes a validation of three basic claim components: Debtor, classification, and amount. Once a discrepancy between an asserted claim and the Debtors’ books and records is identified, the Debtors place the claim on an objection to be filed with the Bankruptcy Court and seek either to disallow and expunge or to modify the claim in accordance with their books and records (an “Omnibus Claims Objection”). The Debtors filed their first Omnibus Claims Objection on September 19, 2006 and to date have filed 23 Omnibus Claims Objections.
     On December 7, 2006, the Bankruptcy Court entered an order (the “Claims Procedures Order”) establishing (1) special hearings to consider contested claims matters, (2) certain procedures governing the filing and contents of claimants’ responses to Omnibus Claims Objections, (3) certain procedures governing the adjudication of contested claims matters, and (4) certain procedures for the service of Omnibus Claims Objections. The Claims Procedures Order provides that if a claimant files a response to an Omnibus Claims Objection and that response complies with the procedures set forth in that order, then the hearing on the Debtors’ objection to the claim will be adjourned to a special claims hearing. During the claims administration process, claimants have filed responses with respect to approximately 1,750 claims. As of November 19, 2007, the Bankruptcy Court had conducted 15 claims hearings to adjudicate approximately 750 of those claims, resulting in those claims being disallowed and expunged. A total of 140 signed settlement agreements have resulted in settlements satisfactory to the Debtors. The remaining claims have either been scheduled to be resolved at future claims hearings, are subject to further reconciliation, or are being negotiated in the hopes of reaching consensual agreements which would be presented at future claims hearings by the parties.
     On September 28, 2007, the Bankruptcy Court entered an order (“Estimation Procedures Order”) with respect to certain contingent or unliquidated claims establishing (1) a maximum cap amount for certain claims, solely for the purposes of tabulating votes on and setting appropriate reserves under any plan of reorganization of the Debtors, (2) that the Debtors may further object to, or seek to estimate, any and all of the unliquidated claims at lesser amounts for purposes of allowance and distribution, (3) that hearing dates scheduled pursuant to the Claims Procedures Order will also be used to consider the estimation of certain claims, and (4) certain expedited claims estimation procedures governing the filings and evidence that would be presented in conjunction with an estimation hearing.

6.	Key Classes Of Claims
(a)	GM Claims
(i)	GM’s Proof Of Claim
     On July 31, 2006, GM filed an unliquidated amended proof of claim. The claims asserted by GM included warranty/recall claims, overpricing and overpayment claims, short shipments claims, damaged goods claims, missed price reduction claims, lease and service contract claims, flowback employee post employment benefits and relocation cost claims, claims arising under the special attrition programs, UAW benefit guarantee claims, personal injury indemnification claims, environmental claims, federal, state, and other tax claims, and intellectual property claims. For certain portions of its claim, GM provided documentation aggregating approximately $6 billion. Under the Plan, GM will receive approximately $2.6 billion and other consideration in satisfaction of its claims. In addition, certain GM claims will flow through the Chapter 11 Cases and be satisfied by the Reorganized Debtors in the ordinary course of business while certain of GM’s warranty claims were settled by agreement of the parties as set forth more fully below.
(ii)	Settlement Of GM Warranty Claims
     GM asserted that it incurred costs and suffered damages arising from certain customer warranty claims and/or recall campaigns related to allegedly non-conforming parts and systems supplied by Delphi to GM. These claims were not subject to the general settlement with GM as documented in the Global Settlement Agreement and Master Restructuring Agreement. During separate negotiations to resolve the warranty claims, GM advised Delphi that the amount of certain warranty claims had substantially increased from those asserted in GM’s proof of claim.
     On September 27, 2007, the Bankruptcy Court granted Delphi’s motion to enter into and perform under a settlement agreement resolving the warranty claims (the “Warranty Settlement Agreement”) with GM for a total estimated amount of approximately $200 million. With certain limited exceptions, the agreement (i) settles all outstanding warranty claims and issues related to a component or assembly supplied by Delphi to GM that are (a) known by GM as of August 10, 2007, (b) determined by GM to be Delphi’s responsibility in whole or in part, and (c) managed in GM’s investigation process, and (ii) limits the liability related to certain other warranty claims that have become known by GM on or after June 5, 2007. Under the Warranty Settlement Agreement, GM is foreclosed from bringing any type of claim set forth on the exhibits attached thereto, if it is shown that on or before August 10, 2007 (i) GM knew about the claim, (ii) the amount of the claim exceeded $1 million as of the date of the Warranty Settlement Agreement or GM believed the claim would exceed $1 million, (iii) the claim, as of the date of the Warranty Settlement Agreement, was in GM’s investigation process or GM determined that it should have been in GM’s investigation process but excluded it from that process for the purpose of pursuing a claim against Delphi, and (iv) GM believed as of the date of the Warranty Settlement Agreement, or reasonably should have believed at that time, that Delphi had some responsibility for the claim. The Debtors estimate that the settlement saves their Estates hundreds of millions of dollars in potential liability which, absent this settlement, would likely receive Flow-Through Claim status.

(b)	Labor Union Claims
     In total, the Unions filed 663 proofs of claim against the Debtors, asserting approximately $11.8 billion plus additional unliquidated amounts. Of the total union claims, the UAW asserted a claim for $11 billion plus additional unliquidated amounts, the UAW GM Center for Human Resources asserted a claim for $145 million, the USW asserted a claim for $570 million, the IUE-CWA and affiliated unions asserted 441 claims asserting unliquidated amounts, the IUOE and affiliated unions asserted 127 claims asserting approximately $98,000 plus unliquidated amounts, the IBEW and affiliated unions asserted 45 claims asserting approximately $3.3 million plus unliquidated amounts, and the IAM and affiliated unions asserted 45 claims asserting approximately $225,000 plus unliquidated amounts.
     A joint stipulation and agreed order entered by the Bankruptcy Court on February 26, 2007 between the Debtors and the IUE-CWA, IAM, IBEW, and IUOE resolved 481 claims, with those unions agreeing to withdraw those claims. The remaining 182 claims, asserting approximately $11.72 billion plus additional unliquidated amounts, have been resolved pursuant to additional Bankruptcy Court orders or are expected to be resolved through stipulations reached with the Unions.
(c)	Environmental And Other Regulatory Claims And Investigations
     Delphi is subject to the requirements of U.S. federal, state, local, and non-U.S. environmental and occupational safety and health laws and regulations. These include laws regulating air emissions, water discharge, and waste management. Delphi has an environmental management structure designed to facilitate and support its compliance with these requirements globally. Although Delphi intends to comply with all such requirements and regulations, the Debtors cannot provide assurance that they are at all times in compliance. The Debtors have made and will continue to make capital and other expenditures to comply with environmental requirements. Although such expenditures were not material during the past three years, Delphi is preparing to spend $10.9 million to install pollution control equipment on coal-fired boilers at its Saginaw, Michigan Steering Division facility to meet U.S. and Michigan air emission regulations. Environmental requirements are complex, change frequently, and have tended to become more stringent over time. Accordingly, the Debtors cannot assure that environmental requirements will not change or become more stringent over time or that the Debtors’ eventual environmental cleanup costs and liabilities will not be material.
     Delphi is also subject to complex laws governing the protection of the environment and requiring investigation and cleanup of environmental contamination. Delphi is in various stages of investigation and cleanup at its manufacturing sites where contamination has been discovered. Additionally, Delphi has received notices that it is a potentially responsible party (“PRP”) in proceedings at various sites, including the Tremont Barrel Fill Site located in Tremont City, Ohio. In September 2002, Delphi and other PRPs entered into a Consent Order with the Environmental Protection Agency (“EPA”) to perform a Remedial Investigation and Feasibility Study concerning a portion of the site. The Remedial Investigation has been completed, and an Alternatives Array Document should be finalized in 2007. A Feasibility Study and Record of Decision are expected to be completed in 2008. Although Delphi believes that capping and future monitoring is a reasonably possible outcome, it appears that the State of Ohio will oppose that remedy. Because the manner of remediation is yet to be determined, it is possible that the final resolution of this matter may require the Debtors to make material future expenditures for remediation, possibly over an extended period of time and possibly substantially in excess of the existing reserves. Delphi believes that its liability for the site will be between 25% and 60% of the final overall site investigation and remediation costs. Delphi will continue to re-assess any potential remediation costs and, as appropriate, Delphi’s overall environmental reserves as the investigation proceeds.
     When it has been possible to provide reasonable estimates of Delphi’s liability with respect to environmental sites, provisions have been made in accordance with U.S. GAAP. As of June 30, 2007, Delphi’s reserve for such environmental investigation and cleanup was approximately $120 million, which reflects in part the retention by GM of the environmental liability for certain inactive sites as part of the Separation. Delphi cannot ensure that environmental requirements will not change or become more stringent over time or that Delphi’s eventual environmental cleanup costs and liabilities will not exceed the amount of its current reserves. Moreover, facility sales and/or closures relating to the restructuring process could trigger additional and perhaps material environmental remediation costs, as previously unknown conditions may be identified.
     As was agreed to in connection with the Investment Agreement, and as is further outlined in the Plan, Environmental Obligations have been classified as Flow-Through Claims and thus will be unimpaired by the Plan and will be satisfied in the ordinary course of Delphi’s business (subject to the preservation and flow-through of all Estate rights, claims, and defenses with respect to those obligations).
(d)	State Of New York Workers’ Compensation Board Claims
     Under the laws of the various jurisdictions in which they operate, the Debtors are required to maintain workers’ compensation policies and to provide Employees with workers’ compensation coverage for claims arising from or related to workplace illnesses or injuries arising during their employment with the Debtors. Therefore, and in accordance with applicable requirements of local law, the Debtors maintain workers’ compensation policies in all states in which they operate.
     In the State of New York, the Debtors currently provide their Employees with self-insured workers’ compensation. Pursuant to workers’ compensation policies, Employees seeking reimbursement for work-related injuries file their claims directly against the Debtors. In connection with their self-insured workers’ compensation, the Debtors are required by some of the states in which they operate as a self-insured, including New York, to post security such as cash, securities, irrevocable letters of credit, security deposits, or surety bonds for the benefit of the respective state. Failure of the Debtors to pay their workers’ compensation obligations can result in a draw down in the affected state of such letters of credit, security deposits, and/or surety bonds. Further, failure to maintain the requisite security could give a state the right to revoke the Debtors’ self-insured employer status. By virtue of the provisions of a first day order entered in the Chapter 11 Cases, the Debtors were authorized to pay all amounts related to workers’ compensation claims and incurred but not reported claims.

     To date, the Debtors have paid all workers’ compensation obligations to their Employees arising in the State of New York. Under the Plan, all workers’ compensation obligations, regardless of whether they arise from prepetition or postpetition events, and regardless of whether a proof of claim has been filed, will flow through the Plan and continue to be paid by the Debtors in the ordinary course.
     The Debtors have been advised by the State of New York Workers’ Compensation Board (“NYSWCB”) that because of recalculations by the NYSWCB based upon reports submitted by the Debtors, the amount of security currently posted by the Debtors with New York is substantially inadequate and would require a significant increase to be in compliance with the updated requirements. The Debtors do not agree with the revised calculation and take issue with the conclusions of the NYSWCB. As a result, representatives of the Debtors and the NYSWCB have been in continuing discussions to try to resolve this issue. If this issue is not resolved to the satisfaction of the NYSWCB, it is likely that the State of New York will seek to terminate Delphi’s ability to maintain self-insured status pursuant to provisions of the New York State’s Workers’ Compensation Law. Delphi reserves its right to challenge any such effort. In the event the Debtors’ ability to maintain self-insured status is revoked, alternative arrangements for workers’ compensation coverage would most certainly be more costly.
F.	Professional Fees
     At the commencement of these Chapter 11 Cases, the Bankruptcy Court entered an order establishing procedures for interim compensation and reimbursement of expenses of professionals (the “Compensation Order”). The Compensation Order requires professionals retained in these cases to submit monthly fee statements to the Debtors and requires the Debtors to pay 80% of the requested fees and 100% of the requested expenses pending interim approval by the Bankruptcy Court. The remaining 20% of fees requested in such fee statements are paid only upon further order of the Bankruptcy Court (the “Holdback”). The Compensation Order requires the professionals retained in these Chapter 11 Cases to file applications for approval of their fees and expenses for the preceding four-month period approximately every four months.
     To monitor costs to the Debtors’ estates and avoid duplicative efforts in the review of fee applications filed in these Chapter 11 Cases, the Debtors, the Creditors’ Committee, and the U.S. Trustee negotiated the formation of a joint fee review committee (the “Fee Review Committee”) to review, comment on, and, if necessary, object to the various fee applications filed in these Chapter 11 Cases. On May 5, 2006, the Bankruptcy Court authorized the establishment of the Fee Review Committee and approved a protocol regarding the committee, its composition, mandate, and procedures. The Fee Review Committee is comprised of representatives of each of: (a) the U.S. Trustee for this District, (b) the Debtors, and (c) the Creditors’ Committee. On August 17, 2006, the Bankruptcy Court entered an order authorizing the Fee Review Committee to retain Legal Cost Control, Inc. as a fee analyst to assist the Fee Review Committee.
     The fees approved by the Bankruptcy Court for the Debtors’, Creditors’ Committee’s, and Equity Committee’s professionals are as follows (including fees and expenses incurred through September 30, 2007, invoiced or estimated as of November 12, 2007):

	First	Second	Third	Fourth	Fifth	Sixth
	Interim Fee	Interim Fee	Interim Fee	Interim Fee	Interim Fee	Interim Fee
	Application	Application	Application	Application	Application	Application
Period	Period	Period	Period	Period	Period	Period
Dates	10/8/2005 –	2/1/ 2006 –	6/1/2006 –	10/1/2006 –	2/1/2007 –	6/1/2007 –
	1/31/2006	5/31/2006	9/30/2006	1/31/2007	5/31/2007	8/31/2007
Fees	$40,116,406	$56,680,150	$49,362,582	$49,295,947	$60,934,511	$43,931,447
Expenses	$2,295,873	$4,081,250	$4,307,390	$3,358,907	$4,120,478	$3,298,897
     All fee applications filed in these cases are subject to final approval by the Bankruptcy Court.
IX.	SUMMARY OF THE REORGANIZATION PLAN
A.	Introduction
     Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. Under chapter 11, a debtor is authorized to reorganize its business for the benefit of itself, its creditors, and its shareholders. In addition to permitting rehabilitation of the debtor, chapter 11 promotes equality of treatment of creditors and equity security holders who hold substantially similar claims against or interests in the debtors and its assets. In furtherance of these goals, upon the filing of a petition for relief under chapter 11, section 362 of the Bankruptcy Code provides for an automatic stay of substantially all acts and proceedings against the debtor and its property, including all attempts to collect claims or enforce liens that arose prior to the commencement of the chapter 11 case.
     The consummation of a plan of reorganization is the principal objective of a chapter 11 case. A plan of reorganization sets forth the means for satisfying claims against and interests in a debtor. Confirmation of a plan of reorganization by the Bankruptcy Court makes the plan binding upon the debtor, any issuer of securities under the plan, any person or entity acquiring property under the plan, and any creditor of or equity security holder in the debtor, whether or not such creditor or equity security holder (i) is impaired under or has accepted the plan or (ii) receives or retains any property under the plan. Subject to certain limited exceptions and other than as provided in the plan itself or the confirmation order, the confirmation order discharges the debtor from any debt that arose prior to the date of confirmation of the plan and substitutes therefore the obligations specified under the confirmed plan, and may terminate all rights and interests of equity security holders.
     THIS SECTION PROVIDES A SUMMARY OF THE STRUCTURE, CLASSIFICATION, TREATMENT, AND IMPLEMENTATION OF THE PLAN AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PLAN, WHICH ACCOMPANIES THIS DISCLOSURE STATEMENT, AND TO THE EXHIBITS ATTACHED THERETO.
     ALTHOUGH THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT INCLUDE SUMMARIES OF THE PROVISIONS CONTAINED IN THE PLAN AND IN DOCUMENTS REFERRED TO THEREIN, THIS DISCLOSURE

STATEMENT DOES NOT PURPORT TO BE A PRECISE OR COMPLETE STATEMENT OF ALL THE TERMS AND PROVISIONS OF THE PLAN OR DOCUMENTS REFERRED TO THEREIN, AND REFERENCE IS MADE TO THE PLAN AND TO SUCH DOCUMENTS FOR THE FULL AND COMPLETE STATEMENTS OF SUCH TERMS AND PROVISIONS.
     THE PLAN ITSELF AND THE DOCUMENTS REFERRED TO THEREIN WILL CONTROL THE TREATMENT OF CREDITORS AND EQUITY SECURITY HOLDERS UNDER THE PLAN AND WILL, UPON THE EFFECTIVE DATE, BE BINDING UPON HOLDERS OF CLAIMS AGAINST, AND INTERESTS IN, THE DEBTORS, THE REORGANIZED DEBTORS, AND OTHER PARTIES-IN-INTEREST.
     NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY OR AN AFFIRMATIVE VOTE TO ACCEPT THE PLAN SUBMITTED BY ANY PLAN INVESTOR, NOTHING CONTAINED IN THE PLAN WILL ALTER, AMEND, OR MODIFY THE RIGHTS OF THE PLAN INVESTORS UNDER THE INVESTMENT AGREEMENT UNLESS SUCH ALTERATION, AMENDMENT, OR MODIFICATION HAS BEEN AGREED TO IN WRITING BY THE PLAN INVESTORS.
     NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, IN THE EVENT THERE ARE ANY CONFLICTS BETWEEN THE TERMS AND PROVISIONS OF THE PLAN OR THE CONFIRMATION ORDER (AND AS EACH MAY BE AMENDED) AND THE TERMS AND PROVISIONS OF THE SETTLEMENT AGREEMENT AND THE RESTRUCTURING AGREEMENT, THE TERMS OF THE SETTLEMENT AGREEMENT AND RESTRUCTURING AGREEMENT SHALL GOVERN, WHICH TERMS ARE DEEMED INCORPORATED BY REFERENCE INTO THE PLAN.
B.	Overall Structure Of The Plan
     If the Plan is confirmed by the Bankruptcy Court and consummated, (1) the Claims in certain Classes will be reinstated or modified and will receive distributions equal to the full amount of such Claims and (2) the Claims and Interests in other Classes will be modified or extinguished and will receive distributions in exchange for such Claims and Interests. At certain times after the Effective Date, the Reorganized Debtors will distribute Cash, securities, and other property in respect of certain Classes of Claims and Interests as provided in the Plan. The Classes of Claims against and Interests in the Debtors created under the Plan, the treatment of those Classes under the Plan, and the securities and other property to be distributed under the Plan are described below.
1.	Settlements Embodied In The Plan
     The foundation of Delphi’s restructuring and the Plan is a series of interdependent settlements (each, a “Settlement” and, collectively, the “Settlements”) and compromises of various claims and disputes. The Settlements, which are the product of protracted negotiations between and among various constituencies, including the Debtors, GM, the UAW, the IUE-CWA, the USW, the IAM, the IBEW, the IUOE, the Creditors’ Committee, and the MDL Plaintiffs (collectively, the “Settlement Negotiation Parties”), and their respective financial and legal professionals, are reflected in the recoveries of the various holders of claims and interests under the Plan and are designed to achieve a global, consensual resolution of these Chapter 11 Cases. Although litigation could produce somewhat different absolute and relative recoveries than those embodied in the Plan for some of the Settlement Negotiation Parties, those parties believe that any such litigation would be extraordinarily expensive and would not be finally resolved for a long period of time, which would consequently delay and materially reduce distributions to all holders of Claims and Interests. The Debtors also believe that the recoveries provided to holders of Claims and Interests under the Plan are substantially higher than the lowest point in the range of reasonable litigation outcomes in the absence of the Settlements. The Settlements among the Settlement Negotiation Parties have paved the way for the Plan, which will enable maximum distributions to all of the holders of Claims and Interests, without the cost and delay of litigation. The Debtors believe that without GM’s support embodied in the Settlement Agreement between Delphi and GM, the recoveries of “par plus accrued” at Plan value for the Debtors’ unsecured creditors and the distributions to Delphi’s existing equity holders would not be possible. Without the resolution of the GM Claims and Defenses and the substantial contributions made by GM under the Settlement Agreement between Delphi and GM, the Debtors continue to believe they would be “hopelessly insolvent” (as the Debtors disclosed in December 2005), and unable to provide meaningful distributions to junior stakeholders or a par plus accrued at Plan value recovery for holders of unsecured claims. It is the Debtors’ belief that much of the value that is provided to junior stakeholders on account of their claims and interests is related to and derived from Delphi’s settlement with GM.
     The claims and disputes being resolved by the Settlements include, among others:
•	Delphi’s potential claims and causes of action against GM, the Statutory Committees’ request to prosecute such claims, and the resolution of GM’s proof of claim.

•	The claims asserted by the UAW, IUE-CWA, USW, IAM, IBEW, and IUOE against the Debtors and the ratification of labor agreements with each of the Debtors’ principal labor unions.

•	The claims and causes of action asserted by various plaintiffs against certain defendants including the Debtors in the Multidistrict Litigation in the United States District Court for the Eastern District of Michigan.
     The substance of each of the Settlements is discussed at length previously in this Disclosure Statement. Although the Settlement Negotiation Parties disagree over the relative strengths and weaknesses of the claims and potential defenses involved asserted by certain parties to the Settlements and, accordingly, disagree as to how those claims and defenses would fare if litigated to final judgment, they do agree that resolution of the claims and disputes is crucial to confirmation of any plan. Clearly, any litigation concerning the settled matters would be exceptionally complicated and protracted, and given the magnitude of the values involved and the amount of claims at stake, would be hotly contested and expensive. Such litigation would in turn substantially prolong these Chapter 11 Cases, which all constituencies believe is not in the best interests of the Estates or Delphi’s long term business objectives. For these reasons, the Debtors believe that the Settlements reached among the Settlement Negotiation Parties are in the best interests of the Estates and all stakeholders.

     Your vote on the Plan will help to determine whether the settlements contained in the Plan, such as the satisfaction of the subordination provisions of the Subordinated Notes, the MDL Settlements, and the GM settlement, are approved by the Court. The Bankruptcy Court will be apprised of the votes of Class C both on an aggregate and disaggregated basis, including how non-subordinated creditors voted with respect to the Plan.
2.	The Plan Investors’ Investment
     As briefly summarized above, the Plan Investors have agreed to make a substantial investment in the Reorganized Debtors in furtherance of the Debtors’ Transformation Plan and Plan of Reorganization. The Plan Investors’ investment will be made pursuant to the Investment Agreement, as amended. A conformed copy of the Investment Agreement, which incorporates an amendment to the Investment Agreement approved by the Bankruptcy Court on December 7, 2007, is attached as Exhibit 7.11 to the Plan. Under the Investment Agreement, as amended, the Plan Investors have agreed to purchase New Preferred Stock in Reorganized Delphi for $800 million, New Common Stock in Reorganized Delphi for $175 million, and any shares of New Common Stock in Reorganized Delphi that are not subscribed for in the Discount Rights Offering.
     On or about November 30, 2007, the Debtors were notified by an investment banker who had acted on prior occasions for Highland Capital Management L.P. that Highland and certain other investors were considering a potential alternative investment to the Investment Agreement. Although the Debtors had been informed that they would receive an executed proposal letter on or about December 4, 2007, no such proposal was delivered on December 4, 2007 or had been delivered to the Debtors as of the date of this Disclosure Statement. The Debtors are informed that the Creditors’ Committee had received some form of an alternative investment proposal from Highland and its potential co-investors but that the Creditors’ Committee had determined to support the Investment Agreement, as amended, and the Plan as of the date hereof. The Debtors, the Creditors’ Committee, and the Equity Committee all have fiduciary duties to their stakeholders and will continue, in the exercise of their fiduciary duties, to analyze and consider alternative proposals, if any, in appropriate circumstances.
C.	Substantive Consolidation Of Certain Debtors
     The Plan contemplates and is predicated upon entry of an order substantively consolidating certain of the Debtors’ Estates for purposes of all actions associated with confirmation and consummation of the Plan. The Court may order substantive consolidation in the exercise of its general equitable discretionary powers under section 105(a) of the Bankruptcy Code to ensure the equitable treatment of creditors. The effect of substantive consolidation will be the pooling of the assets and liabilities of the consolidated Debtors and the satisfaction of creditor claims from the resulting common fund. The Debtors in a particular consolidated Debtor group will be substantively consolidated with each other but not with any other Debtor.

     Specifically, under the Plan, the groups of Debtors and individual non-consolidated Debtors are

Consolidated Debtor
Number	Group Or Debtor Name	Debtors In Group
1	Delphi-DAS Debtors	Delphi Corporation, Delphi Automotive Systems LLC, ASEC Manufacturing General Partnership, ASEC Sales General Partnership, Delphi Automotive Systems Global (Holding), Inc., Delphi Automotive Systems Human Resources LLC, Delphi Automotive Systems Risk Management Corp., Delphi Automotive Systems Services LLC, Delphi Automotive Systems Tennessee, Inc., Delphi Electronics (Holding) LLC, Delphi Foreign Sales Corporation, Delphi Integrated Services Solutions, Inc., Delphi Liquidation Holding Company, Delphi LLC, Aspire, Inc., Delphi NY Holding Corporation, Delphi Receivables LLC, Delphi Services Holding Corporation, Delphi Technologies, Inc., DREAL, Inc., Exhaust Systems Corporation, and Environmental Catalysts, LLC

2	DASHI Debtors	Delphi Automotive Systems (Holding), Inc., Delphi Automotive Systems International, Inc., Delphi Automotive Systems Korea, Inc., Delphi Automotive Systems Overseas Corporation, Delphi Automotive Systems Thailand, Inc., Delphi China LLC, Delphi International Holdings Corp., and Delphi International Services, Inc.

3	Connection System Debtors	Packard Hughes Interconnect Company and Delphi Connection Systems

4	Specialty Electronics Debtors	Specialty Electronics, Inc. and Specialty Electronics International Ltd.

5	Delco Electronics Overseas Corporation	Non-Consolidated Entity

6	Delphi Diesel Systems Corp.	Non-Consolidated Entity

7	Delphi Furukawa Wiring Systems LLC	Non-Consolidated Entity

8	Delphi Mechatronic Systems, Inc.	Non-Consolidated Entity

9	Delphi Medical Systems Corporation	Non-Consolidated Entity

10	Delphi Medical Systems Colorado Corporation	Non-Consolidated Entity

11	Delphi Medical Systems Texas Corporation	Non-Consolidated Entity

12	MobileAria, Inc.	Non-Consolidated Entity
     Set forth below is a diagram showing which groups of Debtors will be substantively consolidated with each other. Each Debtor entity is labeled in the appropriate Debtor group color according to the key on the diagram, and is identified by the number of the group to which it belongs as set forth in the chart above.

     In considering whether substantive consolidation of any of the Estates was appropriate, Delphi evaluated whether creditors relied on the separate existence of a particular Debtor when extending credit to that Debtor and whether the financial affairs of any of the Debtors were hopelessly entangled.
     Among other things, the Company assessed:
(i) the extent to which its creditors relied on consolidated financial statements when extending credit because financial information disseminated to the public was generally prepared and presented on a consolidated basis,
(ii) the extent to which certain prepetition inter-company transfers or “cross-charges” have historically been irreconcilable,
(iii) the extent to which the Debtors maintained separate trial balances,

(iv) the Debtors’ ownership structure and substantial historical identity of interest, interrelationships, and interdependence,
(v) the extent to which corporate policy for the Debtors was formulated and implemented by the board of directors of Delphi Corporation,
(vi) the effect of the divisional structure of the Company’s operations, the impact of such structure on operational and financial management, budgeting and financial reporting, and allocation of resources with respect to each Debtor,
(vii) the extent to which any Debtor was able to borrow money in its own right or obtain its own credit facilities without procuring guaranties of affiliate Debtors,
(viii) whether the Debtors correctly identified the proper legal entity name on contracts and business documents,
(ix) the Debtors’ common cash management system and shared lockbox accounts, and the extent to which supervision of financial operations of the Company was traditionally conducted by Delphi Corporation officers and employees at Delphi’s corporate headquarters,
(x) implications related to the extent to which the corporate governance of the various Debtors overlapped due to the substantial similarity of the respective boards of directors,
(xi) the fact that the Debtors filed consolidated federal income tax returns,
(xii) the existence of common sales teams among the Debtors and shared engineering and other services among the Debtors, and
(xiii) whether the Company’s creditors filed proofs of claim against the correct Debtor entity in the Chapter 11 Cases.
     Taking these and other factors into account, the Debtors determined that on balance, substantive consolidation of the Estates of the Delphi-DAS Debtors (Group 1), the DASHI Debtors (Group 2), the Connection Systems Debtors (Group 3), and the Specialty Electronics Debtors (Group 4) under the Plan is appropriate and in the best interests of the Company’s creditors. Moreover, the Debtors concluded that any harm their creditors may suffer from such substantive consolidation is negligible in light of the distributions that such creditors will receive under the Plan.
     Creditors of certain of the proposed substantively consolidated Debtors might contend that the Debtor against which their claims are asserted may have the financial ability to pay them a higher or more certain recovery than the recovery under the Plan. For example, creditors of deconsolidated Delphi Corporation might claim that they would receive a recovery superior to creditors of deconsolidated DAS LLC because of Delphi’s indirect ownership of the global non-Debtor businesses through Delphi’s direct ownership of DASHI. In order to prevail under such a theory, the Debtors believe that these Delphi creditors would not only have to successfully oppose the Plan’s proposed substantive consolidation in litigation but would also have to prevail in the reallocation to DAS LLC or another Debtor of certain claims that appear to be properly asserted against Delphi (such as the claims of GM and the Debtors’ six US labor unions) and to prevail against DAS LLC in litigation where DAS LLC would likely assert that Delphi and its non-Debtor affiliates could no longer have access to Delphi’s global technology which is substantially owned by a subsidiary of DAS LLC to which Delphi and its non-Debtor affiliates are structurally isolated and subordinated. Similarly, creditors of deconsolidated DAS LLC might claim that they would receive a recovery superior to creditors of deconsolidated Delphi because of DAS LLC’s technology subsidiary and other factors. In order to prevail under such a theory, the Debtors believe that these DAS LLC creditors would not only have to defeat the Plan’s proposed substantive consolidation in litigation but also prevail on the issues that would be asserted by the Delphi Corporation creditors described above. See Appendix E to this Disclosure Statement for liquidation analyses based on the consolidation scenarios described above.
     In either of these alternate scenarios (or any other alternate substantive consolidation litigation scenarios), the Plan and the means by which it is to be funded would have to be materially changed. The Plan is a settlement plan that is based on the substantive consolidation of the Debtors’ Estates in the limited manner described above and provides distributions in varying amounts and of varying value to all of the Debtors’ stakeholders. These distributions are being primarily funded by the GM settlement without which the Debtors believe that their Estates would be hopelessly insolvent and in which case Debtors’ ability to make substantially all of the proposed distributions under the Plan would be subject to substantial doubt and, in any case, material uncertainty and delay. Pursuant to the settlement structure of the Plan, the Debtors have sought to resolve most material contingencies that were required to be resolved in the Debtors’ judgment to obtain the funding of the Plan contemplated under the GM settlement and the Investment Agreement, including issues related to substantive consolidation of the Debtors’ Estates. In addition to facilitating the settlement structure of the Plan and the various distributions proposed pursuant to the Plan, the Debtors believe that substantive consolidation of their Estates in the limited manner described above will result in administrative cost savings in the Chapter 11 Cases.
     As a result of the substantive consolidation described above,
•	all assets and liabilities of the Delphi-DAS Debtors, the DASHI Debtors, the Connection Systems Debtors, and the Specialty Electronics Debtors, respectively, will, for voting and distribution purposes only, be treated as if they were merged,

•	each Claim against the Delphi-DAS Debtors, the DASHI Debtors, the Connection Systems Debtors, and the Specialty Electronics Debtors, respectively, will be deemed a single Claim against and a single obligation of the Delphi-DAS Debtors, the DASHI Debtors, the Connection Systems Debtors, and the Specialty Electronics Debtors, respectively,

•	all Intercompany Claims between and among the Delphi-DAS Debtors, the DASHI Debtors, the Connection Systems Debtors, and the Specialty Electronics Debtors, respectively, will be eliminated for voting and distribution purposes only, and

•	any obligation of the Delphi-DAS Debtors, the DASHI Debtors, the Connection Systems Debtors, and the Specialty Electronics Debtors, respectively, and all guaranties thereof by one or more of the other Delphi-DAS Debtors, DASHI Debtors, Connection Systems Debtors, and Specialty Electronics Debtors, respectively, will be deemed to be one obligation of all of the Delphi-DAS Debtors, the DASHI Debtors, the Connection Systems Debtors, and the Specialty Electronics Debtors, respectively.
     On the Confirmation Date, and in accordance with the terms of the Plan and the consolidation of the assets and liabilities for voting and distribution purposes of the Delphi-DAS Debtors, the DASHI Debtors, the Connection Systems Debtors, and the Specialty Electronics Debtors, respectively, all Claims based upon guaranties of collection, payment, or performance made by the Delphi-DAS Debtors, the DASHI Debtors, the Connection Systems Debtors, and the Specialty Electronics Debtors, respectively, as to the obligations of another of the Delphi-DAS Debtors, the DASHI Debtors, the Connection Systems Debtors, and the Specialty Electronics Debtors, respectively, will be released and of no further force and effect.
     Notwithstanding the foregoing, the Debtors reserve all rights with respect to their position on substantive consolidation as to any or all of the Debtors.
     Unless the Bankruptcy Court has approved by a prior order the substantive consolidation of certain of the Debtors’ Estates, the Plan will serve as, and will be deemed to be, a request for entry of an order substantively consolidating certain of the Debtors’ Estates, but only for purposes of voting on the Plan and making distributions to holders of Claims and Interests under the Plan. If no proper objection to substantive consolidation of certain of the Debtors’ Estates is timely filed and served as provided in the Plan on or before the Voting Deadline or such other date as may be established by the Bankruptcy Court, the Confirmation Order will serve as the order approving the substantive consolidation of certain of the Debtors’ Estates, but only for purposes of voting on the Plan and making distributions to holders of Claims and Interests under the Plan. If any such objections are timely filed and served, a hearing with respect to the substantive consolidation of certain of the Debtors’ Estates, but only for purposes of voting on the Plan and making distributions to holders of Claims and Interests under the Plan, and any objections thereto will be part of the Confirmation Hearing. The Bankruptcy Court will be apprised of and may consider the voting results, on a Debtor by Debtor basis, as part of such a hearing. Thus, again, your vote on this Plan is important.
D.	Classification Of Claims And Interests
1.	The Debtors
     There are a total of 42 Debtors. For the purposes of classifying and treating Claims against and Interests in each Debtor or consolidated group of Debtors, and for balloting purposes, each Debtor or consolidated group of Debtors has been assigned its own number, as set forth in the chart below. The Claims against and Interests in each Debtor, in turn, have been assigned to separate lettered Classes with respect to each Debtor, based on the type of Claim involved. Accordingly, the classification of any particular Claim or Interest in any of the Debtors depends on the particular Debtor against which such Claim is asserted (or in whom such Interest is held)

and the type of Claim or Interest in question. The numbers applicable to the various Debtors or consolidated groups of Debtors are as follows:

Consolidated Debtor Group Or Debtor
Number	Name
1	Delphi-DAS Debtors
2	DASHI Debtors
3	Connection System Debtors
4	Specialty Electronics Debtors
5	Delco Electronics Overseas Corporation
6	Delphi Diesel Systems Corp.
7	Delphi Furukawa Wiring Systems LLC
8	Delphi Mechatronic Systems, Inc.
9	Delphi Medical Systems Corporation
10	Delphi Medical Systems Colorado Corporation
11	Delphi Medical Systems Texas Corporation
12	MobileAria, Inc.
2.	Classification Of Claims Against And Equity Interests In The Debtors
     Section 1122 of the Bankruptcy Code requires that a plan of reorganization classify the claims of a debtor’s creditors and the interests of its equity holders. The Bankruptcy Code also provides that, except for certain claims classified for administrative convenience, a plan of reorganization may place a claim of a creditor or an interest of an equity holder in a particular class only if such claim or interest is substantially similar to the other claims of such class. The Bankruptcy Code also requires that a plan of reorganization provide the same treatment for each claim or interest of a particular class unless the holder of a particular claim or interest agrees to a less favorable treatment of its claim or interest.
     Claims against and Interests in each of the Debtors are divided into lettered Classes. Not all of the Classes apply to every Debtor, and consequently not all of the lettered Classes appears in the case of each Debtor. For purposes of voting, claims within the Class will be counted for each applicable Debtor or group of consolidated Debtors. Whenever such a Class of Claims or Equity Interests is relevant to a particular Debtor, that class of Claims or Interests will be grouped under the appropriate lettered Class from the following list:

Class A	Class A consists of all Secured Claims against the applicable Debtor or consolidated group of Debtors.
Class B	Class B consists of all Flow-Through Claims against the applicable Debtor or consolidated group of Debtors.
Class C	Class C consists of all General Unsecured Claims against the applicable Debtor or consolidated group of Debtors.
Class D	Class D consists of all GM Claims against the applicable Debtor or consolidated group of Debtors.
Class E	Class E consists of all Section 510(b) Note Claims against Delphi Corporation.

Class F	Class F consists of all Intercompany Claims against the applicable Debtor or consolidated group of Debtors.
Class G-1	Class G-1 consists of all Existing Common Stock of Delphi Corporation.
Class G-2	Class G-2 consists of all Section 510(b) Equity Claims against Delphi Corporation.
Class H	Class H consists of all Section 510(b) ERISA Claims against the applicable Debtors.
Class I	Class I consists of all Other Interests in Delphi Corporation.
Class J	Class J consists of all Interests in the Affiliate Debtors.
     The Debtors believe that they have classified all Claims and Interests in compliance with the requirements of the Bankruptcy Code. If a Creditor or Interest holder challenges such classification of Claims or Interests and the Bankruptcy Court finds that a different classification is required for the Plan to be confirmed, the Debtors, to the extent permitted by the Bankruptcy Court, intend to make reasonable modifications of the classifications of Claims or Interests under the Plan to provide for whatever classification might be required by the Bankruptcy Court for confirmation.
     EXCEPT TO THE EXTENT THAT SUCH MODIFICATION OF CLASSIFICATION ADVERSELY AFFECTS THE TREATMENT OF A HOLDER OF A CLAIM OR INTEREST AND REQUIRES RESOLICITATION, ACCEPTANCE OF THE PLAN BY ANY HOLDER OF A CLAIM PURSUANT TO THIS SOLICITATION WILL BE DEEMED TO BE A CONSENT TO THE PLAN’S TREATMENT OF SUCH HOLDER OF A CLAIM REGARDLESS OF THE CLASS IN WHICH SUCH HOLDER ULTIMATELY IS DEEMED TO BE A MEMBER.
E.	Treatment Of Claims And Interests Under The Plan
     The classification and treatment of Claims against and Interests in the various Debtors are set forth in detail in the Plan. A summary is provided below.
1.	Treatment Of Unclassified Claims
(a)	Administrative Claims
     An Administrative Claim is a Claim for payment of an administrative expense of a kind specified in section 503(b) of the Bankruptcy Code and entitled to priority pursuant to section 507(a)(1) of the Bankruptcy Code, including, but not limited to, the DIP Facility Revolver Claim, the DIP Facility First Priority Term Claim, the DIP Facility Second Priority Term Claim, an Investment Agreement Claim, the actual, necessary costs and expenses, incurred on or after the Petition Date, of preserving the Estates and operating the business of the Debtors, including wages, salaries, or commissions for services rendered after the Petition Date, Professional Claims, all fees and charges assessed against the Estates under chapter 123 of title 28, United States Code, and all Allowed Claims that are entitled to be treated as Administrative Claims pursuant to a Final Order of the Bankruptcy Court under section 546(c)(2)(A) of the Bankruptcy Code.

     Subject to the provisions of the Plan, on the first Periodic Distribution Date occurring after the later of (a) the date when an Administrative Claim becomes an Allowed Administrative Claim or (b) the date when an Administrative Claim becomes payable pursuant to any agreement between a Debtor (or a Reorganized Debtor) and the holder of such Administrative Claim, a holder of an Allowed Administrative Claim will receive, in full satisfaction, settlement, release, and discharge of, and in exchange for, such Administrative Claim, (i) Cash equal to the unpaid portion of such Allowed Administrative Claim or (ii) such other less favorable treatment as to which the Debtors (or the Reorganized Debtors) and the holder of such Allowed Administrative Claim have agreed upon in writing; provided, however, that that (x) holders of the DIP Facility Revolver Claim, DIP Facility First Priority Term Claim, DIP Facility Second Priority Term Claim, and Investment Agreement Claims will be deemed to have Allowed Administrative Claims as of the Effective Date in such amount as the Debtors and such holders of such DIP Facility Revolver Claim, DIP Facility First Priority Term Claim, DIP Facility Second Priority Term Claim, and Investment Agreement Claims have agreed upon in writing or as determined by the Bankruptcy Court, which Claims will be paid in accordance with Article X of the Plan, and (y) Allowed Administrative Claims with respect to liabilities incurred by the Debtors in the ordinary course of business during the Chapter 11 Cases and Allowed Administrative Claims arising under contracts assumed during the Chapter 11 Cases prior to the Effective Date will be paid by the Debtors or the Reorganized Debtors in the ordinary course of business in accordance with the terms and conditions of any agreements relating thereto, except that (i) any cure payments associated with the assumed contracts will be paid in accordance with Sections 2.1(a) or 2.1(b) of the Plan, except as otherwise provided in Article VIII of the Plan, and (ii) the contracts have not been rejected pursuant to Section 8.1(a) of the Plan. Holders of Administrative Claims will not be entitled to Postpetition Interest unless the documents governing such Administrative Claims explicitly so provide.
               (b) Priority Tax Claims
     Commencing on the first Periodic Distribution Date occurring after the later of (a) the date when a Priority Tax Claim becomes an Allowed Priority Tax Claim or (b) the date when a Priority Tax Claim first becomes payable pursuant to any agreement between a Debtor (or a Reorganized Debtor) and the holder of such Priority Tax Claim, at the sole option of the Debtors (or the Reorganized Debtors), such holder of an Allowed Priority Tax Claim will be entitled to receive, on account of such Priority Tax Claim, in full satisfaction, settlement, release, and discharge of, and in exchange for, such Priority Tax Claim, (i) equal Cash payments during a period not to exceed six years after the assessment of the tax on which such Claim is based, totaling the aggregate amount of such Claim, plus Postpetition Interest, plus simple interest at the rate required by applicable law on any outstanding balance from the Effective Date, or such lesser rate as is agreed to by a particular taxing authority, (ii) such other treatment as is agreed to by the holder of an Allowed Priority Tax Claim and the Debtors (or the Reorganized Debtors), provided that such treatment is on more favorable terms to the Debtors (or the Reorganized Debtors) than the treatment set forth in clause (i) of this paragraph, or (iii) payment in full in Cash plus Postpetition Interest.

2.	Treatment Of Classified Claims And Interests
     Pursuant to section 1122 of the Bankruptcy Code, set forth below is a designation of classes of Claims against and Interests in the Debtors. A Claim or Interest is placed in a particular Class for the purposes of voting on the Plan and of receiving distributions pursuant to the Plan only to the extent that such Claim or Interest is an Allowed Claim or an Allowed Interest in that Class and such Claim or Interest has not been paid, released, or otherwise settled prior to the Effective Date. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims of the kinds specified in sections 507(a)(1) and 507(a)(8) of the Bankruptcy Code have not been classified and their treatment is set forth above. The Plan, though proposed jointly, constitutes a separate plan proposed by each of the consolidated groups of Debtors and each of the Debtors individually within each group. Therefore, except as expressly specified herein, the classifications set forth below will be deemed to apply separately with respect to each plan proposed by each such consolidated Debtor group.
               (a) Classes Of Claims That Are Unimpaired
                    (i) Class A (Secured Claims).
     Class A consists of All Secured Claims that may exist against the applicable Debtor. A “Secured Claim” means a Claim, other than the DIP Facility Revolver Claim, DIP Facility First Priority Term Claim, or DIP Facility Second Priority Term Claim, secured by a security interest in or a lien on property in which a Debtor’s Estate has an interest or that is subject to setoff under section 553 of the Bankruptcy Code, to the extent of the value, as of the Effective Date or such other date as is established by the Bankruptcy Court, of such Claim holder’s interest in the applicable Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined by a Final Order of the Bankruptcy Court pursuant to section 506(a) of the Bankruptcy Code or, in the case of setoff, pursuant to section 553 of the Bankruptcy Code, or as otherwise agreed upon in writing by the Debtors and the holder of such Claim.
     Except as otherwise provided in and subject to Article 9.8 of the Plan, at the sole option of the Debtors or Reorganized Debtors, each Allowed Secured Claim will be satisfied in full in Cash or Reinstated. Notwithstanding section 1141(c) or any other provision of the Bankruptcy Code, all valid, enforceable, and perfected prepetition liens on property of the Debtors held by or on behalf of holders of Secured Claims with respect to such Claims will survive the Effective Date and continue in accordance with the contractual terms of the underlying agreements with such holders of such Secured Claims and/or applicable law until, as to each such holder of an Allowed Secured Claim, such Secured Claim is satisfied. Notwithstanding the foregoing, any Claim arising as a result of a tax lien that would otherwise be a Secured Claim will be paid in accordance with Article 2.2 of the Plan.
                    (ii) Class B (Flow-Through Claims).
     Class B consists of all Flow-Through Claims that may exist against a particular Debtor. A “Flow Through Claim” means a claim arising from (a) an Ordinary Course Customer Obligation from a customer of Delphi as of the date of the commencement of the hearing on the

Disclosure Statement, (b) Environmental Obligation (excluding those environmental obligations that were settled or capped during the Chapter 11 Cases (to the extent in excess of the capped amount)), (c) an Employee-Related Obligation (including worker compensation and unemployment compensation claims) asserted by an hourly employee that is not otherwise waived pursuant to the Union Settlement Agreements, (d) any Employee-Related Obligation asserted by a salaried, non-executive employee who was employed by Delphi as of the date of the commencement of the hearing on the Disclosure Statement, (e) any Employee-Related Obligation asserted by a salaried executive employee who was employed by Delphi as of the date of the commencement of the hearing on the Disclosure Statement and has accepted the Management Compensation Program as described in Section 7.8 of the Plan, and (f) litigation exposures and other liabilities arising from litigation that are covered by insurance but only in the event that the party asserting the litigation ultimately agrees to limit its recovery to available insurance proceeds; provided, however, that all Estate Causes of Action and defenses to any Flow-Through Claim will be fully preserved.
     The legal, equitable, and contractual rights of each holder of a Flow-Through Claim, if any, will be unaltered by the Plan and will be satisfied in the ordinary course of business at such time and in such manner as the applicable Reorganized Debtor is obligated to satisfy each Flow-Through Claim (subject to the preservation and flow-though of all Estate Causes of Action and defenses with respect thereto, which will be fully preserved). The Debtors’ failure to object to a Flow-Through Claim in their Chapter 11 Cases will be without prejudice to the Reorganized Debtors’ right to contest or otherwise object to the classification of such Claim in the Bankruptcy Court.
                    (iii) Class J (Interests In Affiliate Debtors).
     Class J consists of all Interests in Affiliate Debtors. “Interests in Affiliate Debtors” means the legal, equitable, contractual, and other rights of any Person with respect to any equity securities of, or ownership interests in the Affiliate Debtors.
     On the Effective Date, except as otherwise contemplated by the Restructuring Transactions, the holders of Interests in the Affiliate Debtors will retain such Interests in the Affiliate Debtors under the Plan.
               (b) Classes Of Claims That Are Impaired
                    (i) Class C (General Unsecured Claims).
     Class C consists of all General Unsecured Claims that may exist against a particular Debtor. The term “General Unsecured Claims” means any Claim, including a Senior Note Claim, a TOPrS Claim, or a SERP Claim that is not otherwise an Administrative Claim, Priority Tax Claim, Secured Claim, Flow-Through Claim, GM Claim, Section 510(b) Note Claim, Intercompany Claim, Section 510(b) Equity Claim, Section 510(b) ERISA Claim, Section 510(b) Opt Out Claim, or Intercompany Claim.
     Holders of Allowed General Unsecured Claims will receive, in full satisfaction, settlement, release, and discharge of, and in exchange for, such Allowed General Unsecured Claim, New Common Stock and Discount Rights equal to 100% of the Face Amount of such holders’ Allowed General Unsecured Claims, in the ratio described below. Except as otherwise provided in and subject to Articles 7.15(b), 9.8, and 11.10 of the Plan, on the first Periodic Distribution Date occurring after the later of (a) the date when a General Unsecured Claim becomes an Allowed General Unsecured Claim or (b) the date when a General Unsecured Claim becomes payable pursuant to any agreement between the Debtors (or the Reorganized Debtors) and the holder of such General Unsecured Claim and after giving effect to Article 11.10 of the Plan, each holder of an Allowed General Unsecured Claim will receive the number of shares of New Common Stock (at Plan Equity Value, as defined below) equal to 77.3% of the Face Amount of such Claim, except that in each case fractional shares of New Common Stock will not be distributed to holders of Allowed General Unsecured Claims, and all such fractional shares will be rounded, and distributions will be made, in accordance with Article 9.10 of the Plan. The Plan Equity Value is equal to the Debtors’ total enterprise value of $13.3 billion, less net debt and warrant value of approximately $5.5 billion, which results in a distributable equity value of $7.8 billion, or $59.61 per share of New Common Stock based on 131,266,407 shares issued and outstanding (assuming full conversion of the New Preferred Stock) as of the Effective Date.
     In satisfaction of the remaining portion of each holders’ General Unsecured Claim (after accounting for the distribution to take place pursuant to the description above), on the commencement date of the Discount Rights Offering and pursuant to the Registration Statement and Article 7.15(a) of the Plan, each Discount Rights Offering Eligible Holder will receive such holder’s Pro Rata share (based upon the total Face Amount of General Unsecured Claims, Section 510(b) Note Claims, Section 510(b) Equity Claims, and Section 510(b) ERISA Claims eligible to participate in the Discount Rights offering pursuant to Article 7.15(a) of the Plan) of transferable Discount Rights. In addition, (i) pursuant to the Discount Rights Offering, each Exercising Creditor will receive the opportunity to exercise its Pro Rata portion (with respect to all Exercising Creditors) of Discount Oversubscription Rights and (ii) each Non-exercising Creditor will receive, on the first Periodic Distribution Date occurring after the later of (a) the date when the Non-exercising Creditor’s General Unsecured Claim becomes an Allowed General Unsecured Claim or (b) the date when a the Non-exercising Creditor’s General Unsecured Claim becomes payable pursuant to any agreement between the Debtors (or the Reorganized Debtors) and the holder of such General Unsecured Claim, such holder’s Pro Rata portion (with respect to all Non-exercising Creditors) of the Oversubscription Cash.
                         (1) Satisfaction Of TOPrS’ Subordination Provisions
     The Indenture with respect to the Trust Preferred Securities, or TOPrS, dated as of October 28, 2003 (the “TOPrS Indenture”), provides that the TOPrS are subordinated to “Senior Debt.” “Senior Debt” is defined as any obligation of Delphi Corporation to its creditors other than (i) any obligation as to which, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligation ranks equal or subordinate to the TOPrS, (ii) obligations evidenced by the TOPrS, and (iii) obligations that are expressly stated in the terms of the TOPrS (or in the TOPrS Indenture, any indenture supplement, or any Officers’ Certificate delivered under Section 2.01 of the TOPrS Indenture with respect to such TOPrS) not to be Senior Debt. In this regard, Delphi covenanted in the TOPrS Indenture that the TOPrS are subordinate and junior in right of payment to all Senior Debt to the extent provided therein, and each holder of the TOPrS covenanted and agreed to the subordination therein provided.

     Article 17.01 of the TOPrS Indenture also provides that, in the event that Delphi shall default on any Senior Debt, no payments shall be made on account of the TOPrS until such default is cured, waived, or shall cease to exist and, in the event of a bankruptcy proceeding all Senior Debt (including any interest thereon accruing after the commencement of any such proceedings) shall first be paid in full before any payment or distribution, whether in cash, securities or other property (other than securities of Delphi or any other corporation provided for by a plan of reorganization or readjustment the payment of which is subordinate, at least to the extent provided in these subordination provisions with respect to the indebtedness evidenced by the TOPrS, to the payment of all Senior Debt at the time outstanding and to any securities issued in respect thereof under any such plan of reorganization or readjustment) which would otherwise (but for subordination) be payable or deliverable in respect of the TOPrS shall be paid or delivered directly to the Holders of Senior Debt until all Senior Debt shall have been paid in full. This subordination provision essentially provides that, should any payment be made to the TOPrS holders prior to payment in full of Senior Debt (except for certain securities as set forth above), those assets paid shall be held in trust for and turned over to the Senior Debt holders.
     The TOPrS Indenture provides that Senior Debt shall not be deemed to have been paid in full unless the holders thereof receive cash, securities, or other property equal to the amount of such Senior Debt then outstanding. Once Senior Debt is paid in full, the holders of the TOPrS are subrogated to Senior Debt’s rights to receive further distributions.
     Under the Plan, Senior Debt is to be paid in full based on the negotiated Plan value and the subordination provisions of the TOPrS Indenture are accordingly deemed satisfied. Please see page DS-xv for a discussion of the negotiated Plan Equity Value and the fact that the actual, trading value of the distribution to holders of Senior Debt may be less than (or greater than) Plan value. Moreover, the distributions afforded to the holders of TOPrS under the Plan comply with the subordination provisions because the TOPrS essentially receive the distributions remaining after other holders of claims in Class C (General Unsecured Claims) are paid in full with postpetition interest (as required by the TOPrS Indenture). The Plan is a settlement plan that is based on various provisions, including the agreement that Senior Debt is to be paid in full based on the negotiated Plan value and the subordination provisions of the TOPrS Indenture are accordingly deemed satisfied, and provides distributions in varying amounts and of varying value to all of the Debtors’ stakeholders. These distributions are being primarily funded by the GM settlement without which the Debtors believe that their Estates would be hopelessly insolvent and in which case the Debtors’ ability to make substantially all of the proposed distributions under the Plan would be subject to substantial doubt and, in any case, material uncertainty and delay. Pursuant to the settlement structure of the Plan, the Debtors have sought to resolve most material contingencies that were required to be resolved in the Debtors’ judgment to obtain the funding of the Plan contemplated under the GM settlement and the Investment Agreement, including issues related to the basis under which Senior Debt is to be paid in full based on the negotiated Plan value and the subordination provisions of the TOPrS Indenture are deemed satisfied.
     An affirmative vote on the Plan by Class C could constitute acceptance of the Plan’s proposed resolution of the TOPrS subordination provisions. In connection with the actual votes cast in Class C, the Bankruptcy Court will be apprised of the vote of the holders of the Senior Debt. Again, therefore, your vote, including, in isolation, the votes of those creditors with claims contractually senior to TOPrS claims, is important in determining the acceptance of the proposed satisfaction of the TOPrS subordination provisions.
                         (2) Postpetition Interest
     The Plan provides for the payment of postpetition interest on General Unsecured Claims at the applicable contractual non-default rate from the Petition Date through the earlier of the Confirmation Date or January 31, 2008 (and if there is no contract rate, at the Michigan Statutory Rate—that rate of interest provided for in Michigan Compiled Laws § 600.613 (4.845%), calculated as if the Petition Date were the date when the complaint had been filed under Michigan Law). The end date for the accrual of postpetition interest was originally negotiated among the Debtors, the Creditors’ Committee, and the Plan Investors, and was incorporated into the Debtors’ business plan and financial projections. In consultation with the Creditors’ Committee, and as authorized by the Bankruptcy Court in the Solicitation Procedures Order, the Debtors have agreed to send a notice to the affected claimants as part of their Solicitation Package that sets forth this proposed treatment of interest and establishes a procedure by which affected claimants can submit their applicable contractual interest rate to the Debtors (the “Postpetition Interest Rate Determination Notice”).
     If a party receiving the Postpetition Interest Rate Determination Notice wishes to submit a contractual rate of interest to be paid on account of its claim, the party receiving the notice is required to return the Postpetition Interest Rate Determination Notice to the Voting Agent for General Unsecured Creditors (Kurtzman Carson Consultants) on or before January 11, 2008, the same date as the Voting Deadline. The Debtors will then review the Postpetition Interest Rate Determination Notice and, if they disagree with the interest rate requested, file an objection to the notice no later than 30 days after the Effective Date of the Plan. The dispute will then be resolved following the Effective Date of the Plan in accordance with the Debtors’ general claim resolution procedures and as more fully described in the Plan.
                    (ii) Class D (GM Claim).
     Class D consists of the GM Claim that may exist against a particular Debtor. The phrase “GM Claim” means any Claim of GM, excluding any Claim arising as a result of the IRC Section 414(l) Transfer, all Flow-Through Claims of GM, and all other Claims and amounts to be treated in the normal course or arising, paid, or treated pursuant to the Delphi-GM Definitive Documents (including the “GM Surviving Claims” as defined in the Delphi-GM Global Settlement Agreement), but will otherwise include all claims asserted in GM’s proof of claim.
     As provided in Article 7.20, the Plan constitutes a request to authorize and approve the Restructuring Agreement and the Settlement Agreement. For good and valuable consideration provided by GM under the Delphi-GM Definitive Documents, and in full settlement and satisfaction of the GM Claims, GM will receive all consideration set forth in the Delphi-GM Definitive Documents (subject to the terms and conditions set forth in such documents), including, without limitation, (a) $1.073 billion in liquidation preference (as such amount may be reduced in accordance with the terms of Article 7.15(b) of the Plan) in junior preferred convertible stock with the terms set forth in the Settlement Agreement; (b) $1.5 billion in a combination of at least $750 million in Cash and the GM Note(s); (c) retention of the GM

Surviving Claims (as defined in the Settlement Agreement) as provided for in section 4.03 of the Settlement Agreement; (d) the effectuation of the IRC Section 414(l) Transfer as provided for in section 2.03 of the Settlement Agreement; and (e) the releases as provided for in sections 4.01, 4.02 and 4.03 of the Settlement Agreement.
                    (iii) Class E (Section 510(b) Note Claims).
     Class E consists of all Section 510(b) Note Claims that may exist against a particular Debtor. A “Section 510(b) Note Claim” means any Cause of Action consolidated in the MDL Actions related to any claim against the Debtors (a) arising from the rescission of a purchase or sale of any Senior Notes, Subordinated Notes, or TOPrS, (b) for damages arising from the purchase of Senior Notes, Subordinated Notes, or TOPrS, and (c) for alleged violations of the securities laws, misrepresentations, or any similar Claims related to the Senior Notes, Subordinated Notes, or TOPrS.
     In accordance with the terms of the Securities Settlement, the Securities Settlement disbursing agent will receive, on behalf of all holders of Section 510(b) Note Claims, and in full satisfaction, settlement, and discharge of, and in exchange for, all Section 510(b) Note Claims, New Common Stock, Discount Rights, and/or Oversubscription Cash, in the same proportion of the distribution of New Common Stock and Discount Rights made to the holders of General Unsecured Claims, as described in the Securities Settlement and as may be modified on a non-material basis by the order of the MDL Court in furtherance of the monetization of the distribution hereunder for distribution by the disbursing agent appointed by the MDL Court. If any Section 510(b) Opt Out Note Claim ultimately becomes an Allowed Section 510(b) Opt Out Note Claim, however, then the holder of such Allowed Section 510(b) Opt Out Note Claim will receive a distribution of New Common Stock and Discount Rights solely from the Securities Settlement in the same proportion of New Common Stock and Discount Rights distributed to holders of General Unsecured Claims; it being understood that with respect to any distribution made to a holder of an Allowed Section 510(b) Opt Out Note Claim, the Securities Settlement will be reduced by the same amount of New Common Stock and Discount Rights that the holder of such Allowed Claim will be entitled to receive.
                    (iv) Class F (Intercompany Claims).
     Class F consists of all Intercompany Claims that may exist against a particular Debtor. An “Intercompany Claim” means a Claim by a Debtor, an Affiliate of a Debtor, or a non-Debtor Affiliate against another Debtor, Affiliate of a Debtor, or non-Debtor Affiliate.
     Except as otherwise provided in Article 7.2 of the Plan, on the Effective Date, at the option of the Debtors or the Reorganized Debtors, the Intercompany Claims against any Debtor, including, but not limited to, any Intercompany Claims arising as a result of rejection of an Intercompany Executory Contract or Intercompany Unexpired Lease, will not receive a distribution on the Effective Date and instead will either be (a) Reinstated, in full or in part, and treated in the ordinary course of business, or (b) cancelled and discharged, in full or in part, in which case such discharged and satisfied portion will be eliminated and the holders thereof will not be entitled to, and will not receive or retain, any property or interest in property on account of such portion under the Plan; provided, however, that any Intercompany Claims against any Debtor held by a non-Debtor affiliate will be Reinstated.
                    (v) Class G-1 (Existing Common Stock).
     Class G-1 consists of all Existing Common Stock. “Existing Common Stock” means shares of common stock of Delphi that are authorized, issued, and outstanding prior to the Effective Date.
     As described below, holders of Allowed Interests pertaining to Existing Common Stock will receive a distribution of (i) 461,552 shares of New Common Stock having a Plan Equity Value of $27.5 million, (ii) Par Value Rights exercisable at Plan Equity Value, (iii) Seven-Year Warrants exercisable at a 20.7% premium to the Plan Equity Value, (iv) Six-Month Warrants exercisable at a 9.0% premium to the Plan Equity Value, and (v) Ten-Year Warrants exercisable at Plan Equity Value.
     On the Effective Date, the Existing Common Stock will be cancelled. On the Distribution Date, or as soon thereafter as is reasonably practicable, each holder of an Allowed Interest pertaining to the Existing Common Stock will receive in exchange for such Interest its Pro Rata distribution of (i) 461,552 shares of New Common Stock, (ii) Seven-Year Warrants, (iii) Six-Month Warrants, and (iv) Ten-Year Warrants. On the commencement date of the Par Value Rights Offering and pursuant to the Registration Statement and Article 7.15(b) of the Plan, each holder of an Allowed Interest pertaining to the Existing Common Stock as of the Rights Offerings Record Date will receive its Pro Rata portion of non-transferable Par Value Rights to purchase 21,680,996 shares of New Common Stock pursuant to the Par Value Rights Offering; except that Appaloosa and the other Plan Investors, if any, which have agreed to not participate in the Par Value Rights Offering may not participate in the Par Value Rights Offering and Par Value Rights that would otherwise be distributed to Appaloosa and such other Plan Investors will be instead distributed to the other holders of Existing Common Stock.
     As more fully set forth on the record of the hearing held on December 6, 2007, a reservation of rights was placed on the record regarding the Equity Committee’s reservation of rights to assert claims, interests, defenses, and offsets against any and all holders of equity in these Chapter 11 Cases solely within Class 1G-1 with respect to the allocation of Plan consideration among holders of Existing Common Stock based on the facts and circumstances in these Chapter 11 Cases and a reciprocal reservation of legal, equitable, contractual, and other rights, including rights under the Investment Agreement, was placed on the record regarding the rights reserved by the Plan Investors with respect to the reservation of rights by Equity Committee.
                    (vi) Class G-2 (Section 510(b) Equity Claims).
     Class G-2 consists of all Section 510(b) Equity Claims. “Section 510(b) Equity Claim” means any Cause of Action consolidated in the MDL Actions related to any claim against the Debtors (a) arising from the rescission of a purchase or sale of any Existing Common Stock, (b) for damages arising from the purchase or sale of Existing Common Stock, and (c) for alleged violations of the securities laws, misrepresentations, or any similar Claims related to the Existing Common Stock.
     In accordance with the terms of the Securities Settlement, the Securities Settlement disbursing agent will receive, on behalf of all holders of Section 510(b) Equity Claims, and in full satisfaction, settlement, and discharge of, and in exchange for, all Section 510(b) Equity Claims, New Common Stock, Discount Rights, and/or Oversubscription Cash, in the same proportion of the distribution of New Common Stock and Discount Rights made to the holders of General Unsecured Claims, as described in the Securities Settlement and as may be modified on a non-material basis by the order of the MDL Court in furtherance of the monetization of the distribution hereunder for distribution by the disbursing agent appointed by the MDL Court. If any Section 510(b) Opt Out Equity Claim ultimately becomes an Allowed Section 510(b) Opt Out Equity Claim, however, then the holder of such Allowed Section 510(b) Opt Out Equity Claim will receive a distribution of New Common Stock and Discount Rights solely from the Securities Settlement in the same proportion of New Common Stock and Discount Rights distributed to holders of General Unsecured Claims; it being understood that with respect to any distribution made to a holder of an Allowed Section 510(b) Opt Out Equity Claim, the Securities Settlement will be reduced by the same amount of New Common Stock and Discount Rights that the holder of such Allowed Claim will be entitled to receive.
                    (vii) Class H (Section 510(b) ERISA Claims).
     Class H consists of all Section 510(b) ERISA Claims. “Section 510(b) ERISA Claim” means any Cause of Action consolidated in the MDL Actions arising from the alleged violation of ERISA.
     In accordance with the terms of the ERISA Settlement, the ERISA Settlement disbursing agent will receive, on behalf of all holders of Section 510(b) ERISA Claims, and in full satisfaction, settlement, and discharge of, and in exchange for, all Section 510(b) ERISA Claims, New Common Stock, Discount Rights, and/or Oversubscription Cash as described in the ERISA Settlement.
                    (viii) Class I (Other Interests).
     Class I consists of all Other Interests. “Other Interests” means all options, warrants, call rights, puts, awards, or other agreements to acquire Existing Common Stock.
     On the Effective Date, all Other Interests will be deemed cancelled and the holders of Other Interests will not receive or retain any property on account of such Other Interests under the Plan.
     F. Means For Implementation Of The Plan
1.	Continued Corporate Existence
     Subject to the Restructuring Transactions contemplated by the Plan, each of the Debtors will continue to exist after the Effective Date as a separate entity, with all the powers of a corporation, limited liability company, or partnership, as the case may be, under applicable law in the jurisdiction in which each applicable Debtor is incorporated or otherwise formed and pursuant to its certificate of incorporation and bylaws or other organizational documents in effect prior to the Effective Date, except to the extent such certificate of incorporation and bylaws or other organizational documents are amended and restated by the Plan and the Certificate of Incorporation and Bylaws, without prejudice to any right to terminate such existence (whether by merger or otherwise) under applicable law after the Effective Date. There are certain Affiliates of the Debtors that are not Debtors in these Chapter 11 Cases. The continued existence, operation, and ownership of such non-Debtor Affiliates is a material component of the Debtors’ businesses, and, as set forth in Article 11.1 of the Plan, all of the Debtors’ equity interests and other property interests in such non-Debtor Affiliates will revest in the applicable Reorganized Debtor or its successor on the Effective Date.
2.	Restructuring Transactions
     On or following the Confirmation Date, the Debtors or Reorganized Debtors, as the case may be, will take such actions as may be necessary or appropriate to effect the relevant non-ordinary course Restructuring Transactions. The term “Restructuring Transactions” means a dissolution or winding up of the corporate existence of a Debtor or the consolidation, merger, contribution of assets, or other transaction in which a Reorganized Debtor or non-Debtor Affiliate directly owned by a Debtor merges with or transfers some or substantially all of its assets and liabilities to a Reorganized Debtor or their Affiliates, on or following the Confirmation Date, as set forth in the Restructuring Transaction Notice. The non-ordinary course Restructuring Transactions contemplated by the Plan include, but are not limited to, all of the transactions described in the Plan. Such actions may also include, without limitation: (a) the execution and delivery of appropriate agreements or other documents of merger, consolidation, or reorganization containing terms that are consistent with the terms of the Plan and that satisfy the requirements of applicable law; (b) the execution and delivery of appropriate instruments of transfer, assignment, assumption, guaranty, or delegation of any property, right, liability, duty, or obligation on terms consistent with the terms of the Plan; (c) the filing of appropriate certificates of incorporation, merger, or consolidation with the appropriate governmental authorities under applicable law; and (d) all other actions that such Debtors and Reorganized Debtors determine are necessary or appropriate, including the making of filings or recordings in connection with the relevant Restructuring Transaction. The form of each Restructuring Transaction will be determined by the boards of directors of a Debtor or Reorganized Debtor party to any Restructuring Transaction. In the event a Restructuring Transaction is a merger transaction, upon the consummation of such Restructuring Transaction, each party to such merger will cease to exist as a separate corporate entity and thereafter the surviving Reorganized Debtor will assume and perform the obligations of each merged Debtor under the Plan. In the event a Reorganized Debtor is liquidated, the Reorganized Debtors (or the Reorganized Debtor which owned the stock of such liquidating Debtor prior to such liquidation) will assume and perform the obligations of such liquidating Debtor. Implementation of the Restructuring Transactions will not affect the distributions under the Plan.
     The Debtors will file a Restructuring Transactions Notice listing the contemplated Restructuring Transactions on or before the Plan Exhibit Filing Date. As of the date of this Disclosure Statement, the Debtors believe that the following entities will be either dissolved, liquidated, or merged into their parent entities.

•	Delphi NY Holding Corporation

•	Delphi Automotive Systems Services, LLC

•	Delphi Services Holding Corporation

•	Delphi Foreign Sales Corporation

•	Exhaust Systems Corporation

•	Environmental Catalysts, LLC

•	ASEC Manufacturing General Partnership

•	ASEC Sales General Partnership

•	Delphi Automotive Systems Tennessee, Inc.

•	Delphi Receivables, LLC

•	Mobile Aria, Inc.

•	Delphi Medical Systems Texas Corporation

•	Specialty Electronics International Ltd.

•	Delphi Integrated Service Solutions, Inc.

•	Aspire Inc.
     The Debtors may add or subtract from this list prior to filing the Restructuring Transactions Notice, and the list is provided here solely for the purpose of relating the Debtors’ current intention with respect to Restructuring Transactions. The Restructuring Transactions Notice will provide greater detail with respect to the structure of the Restructuring Transactions.
     In connection with the Debtors’ exit financing and other foreign subsidiary matters, the Restructuring Transactions may include, but not be limited to, the consolidation and/or restructuring of the ownership, capital structure, and change of U.S. federal income tax classification of certain foreign subsidiaries (primarily European). To the extent that a Restructuring Transaction affects a foreign entity held directly by a chapter 11 Debtor, then, unless authorized by a separate order of the Bankruptcy Court, such transaction will be consummated only following entry of the Confirmation Order pursuant to the authority anticipated to be granted by the Confirmation Order. Specifically, the Company anticipates that DASHI and certain of its non-debtor subsidiaries will be involved in various consolidation and/or restructuring transactions designed, among other things, to facilitate increased access to liquidity and to maximize structural efficiency. In connection with these transactions, certain non-U.S. entities will be pushed two tiers further down from DASHI – where most non-U.S.

entities are held. These transactions will be structured as capital contributions and/or in exchange for various forms of consideration, including without limitation, debt and/or equity.
     For illustrative purposes, the following diagram represents a current, yet limited, organizational diagram of DASHI and certain of its subsidiaries. The diagram includes, among other entities, certain of the entities that are anticipated to be impacted by the Restructuring Transactions, as indicated in yellow.
     The foreign subsidiaries that are anticipated to be part of the contemplated Restructuring Transactions include, without limitation, the “Foreign Subs Group B” entities listed on the diagram above as well as Delphi Tychy Sp.Z.o.o., Delphi Poland S.A., and Delphi Automotive Systems Luxembourg S.A. As a result of the restructuring, it is contemplated that the “Foreign Subs Group B” entities as well as Delphi Tychy Sp.Z.o.o. will be transferred such that they are held at the same tier as the “Foreign Subs Group A” entities reflected on the diagram. The following is a chart listing the entities included in “Foreign Subs Group A” and those entities anticipated to be included “Foreign Subs Group B”:

Foreign Subs Group A	Foreign Subs Group B
• Delphi Automotive Systems Portugal S.A. (Portugal)	• Delphi Packard Electric Ceska Republic (Czech Republic)
• Delphi Automotive Systems Deutschland Verwaltungs GmbH (Germany)	• Delphi Packard Romania Srl (Romania)
• Delphi Delco Electronics Europe Gmbh (Germany)	• Delphi Holding Hungary Asset Management LLC (Hungary)
• Delphi Deutschland GmbH (Germany)	• Delphi Otomotiv Sistemleri Sanayi Ticaret AS (Turkey)
• Delphi Diesel Systems SRl (Romania)	• Delphi Automotive Systems Limited Sirketi (Turkey)
• Delphi Holding GmbH (Austria)	• Delphi Slovensko sro (Slovakia)
• Delphi South Africa Pty Ltd (South Africa)	• DAS UK Limited (UK)
• Delphi Samara (Russia)	• Delphi Diesel Systems Limited (UK)
• Ondas Media S.A. (Spain)	• DAS Luxembourg SA (Luxembourg) (37.5%)*
• DAS Sweden AB (Sweden)
• Delphi Belgium NV (Belgium)
• DAS Morocco (Morocco)

* Entities currently owned by other Debtor entities would be transferred to DASHI prior to or as part of a Restructuring Transaction.
     The Debtors will include with their Restructuring Transactions Notice a supplemental updated illustrative diagram to reflect the consummation of anticipated Restructuring Transactions related to those entities held directly by DASHI.
3.	Certificate Of Incorporation And Bylaws
     The Certificate of Incorporation and Bylaws of the Reorganized Debtors will be adopted and amended as may be required so that they are consistent with the provisions of the Plan and the Bankruptcy Code. The Certificate of Incorporation of Reorganized Delphi will, among other things, authorize a sufficient number of shares of New Common Stock and New Preferred Stock to satisfy the transactions contemplated by the Plan and otherwise comply with section 1123(a)(6) of the Bankruptcy Code. Each Affiliate Debtor will amend its certificate of incorporation, charter, bylaws, or applicable organizational document to otherwise comply with section 1123(a)(6).
4.	Directors And Executive Chair Of Reorganized Delphi
               (a) The Search Committee And The New Board of Directors
     The method for choosing the Board of Directors of the reorganized Delphi (the “Reorganized Board of Directors”) is a result of a negotiated agreement among various key constituencies. As a result of this negotiated agreement, the interests of numerous parties should be adequately represented by the Reorganized Board of Directors.
     A five-member search committee (the “Search Committee”) will select the members of the Reorganized Board of Directors. The members of this committee will consist of (a) one representative of Delphi (the lead director of Delphi), (b) one representative of Appaloosa, (c) one representative of the Creditors’ Committee, (d) one representative of the Plan Investors, other than UBS, Goldman Sachs, or Merrill (who will be selected by Appaloosa), and (e) one representative of the Equity Committee, reasonably acceptable to the other members of the Search Committee. Heidrick & Struggles International, Inc. will assist the Search Committee in selecting initial directors and the executive chairman for the Reorganized Board of Directors.
     The Reorganized Board of Directors will consist of nine directors and will initially consist of the following:
•	Three directors nominated by Appaloosa and elected by the Series A Preferred Shareholders (Class III Directors) (the “Series A Directors”);

•	An Executive Chairman (Class I Director);

•	A Chief Executive Officer (Class I Director). The initial Chief Executive Officer will be Rodney O’Neal and he will become Chief Executive Officer and President no later than the Effective Date of the Plan;

•	One director selected by the representative of the Plan Investors on the Search Committee, with such director being approved by either the Company or the Creditors’ Committee (Class II Director) (the “Joint Investor Director”);

•	One director selected by the Creditors’ Committee (Class I Director);

•	Two additional directors selected by the Creditors’ Committee (Class II Directors) (the two directors selected by the Creditors’ Committee and the Joint Investor Director, collectively, the “Common Directors”).
     The Search Committee will interview and/or discuss each of the nine board members of the Reorganized Board of Directors selected as set forth above. If at least three of the following four members of the Search Committee object to the appointment of a particular director, however, such director will not be appointed. The four members of the Search Committee, the votes of any three of which may prevent a particular appointment, are: (1) the representative of the Company, (2) the representative of Appaloosa, (3) the representative of the Creditors’ Committee, and (4) the representative of the Equity Committee.
     Each member of the Search Committee will be entitled to require the Search Committee to interview any person to serve as a director unless such proposed candidate is rejected by each of the Appaloosa representative, the Company representative, and the representative of the Creditors’ Committee.
     The initial term of the three classes of directors will expire for the Class I Directors at the annual shareholder meeting in 2009, for the Class II Directors at the annual shareholder meeting in 2010, and for Class III Directors at the annual shareholder meeting in 2011. After the expiration of the respective initial terms, each director may be reelected for a one-year term.

     After the initial election of the Executive Chairman and the Chief Executive Officer, the Executive Chairman and the Chief Executive Officer will be nominated for election to the Reorganized Board of Directors by the Nominating and Corporate Governance Committee of the Board of Directors and elected by the holders of the New Common Stock and New Preferred Stock, voting as a class.
     After the initial selection of the Series A Directors, until the earlier of the expiration of the term of the Class III Directors and the conversion of all Series A-1 Preferred Stock to Series A-2 Preferred Stock or New Common Stock, (i) the Series A Preferred Stock will continue to directly elect, remove, and replace the Series A Directors subject to the ability of the Nominating and Corporate Governance Committee to, by majority vote, veto the selection of up to two Series A Directors for each Series A Director position on the Reorganized Board of Directors and (ii) the number of directors on the Reorganized Board of Directors may not be increased. These rights are referred to as the “Series A-1 Board Rights.” On the earlier of such date, the Series A Directors will serve out their remaining terms and thereafter be treated as Common Directors.
     After the initial selection of the Common Directors, Common Directors will be nominated by the Nominating and Corporate Governance Committee of the Reorganized Board of Directors and recommended to the Reorganized Board of Directors for nomination to the board. So long as the Series A Directors are on the Nominating and Corporate Governance Committee, however, the Series A Directors are not entitled to vote on such determinations at any time the Series A-1 Preferred Stock retains the Series A-1 Board Rights. The only parties entitled to vote on Common Directors are: (i) holders of New Common Stock, (ii) holders of Series B Preferred Stock; and (iii) holders of Series A Preferred Stock that is not entitled to Series A-1 Board Rights.
     The Reorganized Board of Directors will include various committees. The Search Committee will determine by majority vote the committee assignments of the initial directors. For the initial Reorganized Board of Directors, however, and as long as the Series A-1 Preferred Stock retains the Series A-1 Board Rights, at least one Series A Director will be on all committees and a Series A Director will act as the Chairman of the Compensation and Executive Development Committee (the “Compensation Committee”) of the Reorganized Board of Directors. In addition, as long as the Series A-1 Preferred Stock retains the Series A-1 Board Rights, the Series A Directors may not constitute a majority of the Nominating, Corporate Governance, and Public Issues Committee.
               (b) Independence Of Directors
     To maintain an independent Reorganized Board of Directors, the key constituents have agreed to adhere to certain requirements. These requirements include:
•	Initially, six of the nine directors must be directors who satisfy all applicable independence requirements of the stock exchange on which the common stock of Delphi is traded;

•	Initially, six of the nine directors must be independent from the Plan Investors;

•	The Joint Investor Director must be independent from the Plan Investors; and

•	Assignments to the various committees are subject to all applicable independence and qualification requirements for directors, including the requirements of the exchange on which the common stock is expected to be traded.
     With respect to the initial Reorganized Board of Directors, the first of these two requirements, however, may be waived with the unanimous consent of Delphi, Appaloosa, and the Creditors’ Committee.
               (c) Executive Chairman
     The Search Committee will select the initial Executive Chairman by majority vote, which must include the approval of the representative of Appaloosa and the Creditors’ Committee. Any subsequent Executive Chairman will be selected by the Nominating and Corporate Governance Committee of the Reorganized Board of Directors. Such nomination will be subject to the approval of the Series A-1 Preferred Stock Holders so long as Series A-1 Preferred Stock remains outstanding. The holders of New Preferred Stock will vote on a candidate’s election to the Reorganized Board of Directors on an as-converted basis together with the holders of the New Common Stock. If a vacancy occurs in the office of the Executive Chairman during the initial one-year term, the successor Executive Chairman will be nominated by the holders of Series A-1 Preferred Stock so long as Series A-1 Preferred Stock remains outstanding and subject to the approval of the Nominating and Corporate Governance Committee of the Reorganized Board of Directors. The employment agreement entered into by the Company with the Executive Chairman will provide that (i) upon any termination of employment, the Executive Chairman will resign as a director (and the employment agreement will require the delivery, at the time such agreement is entered into, of an executed irrevocable resignation that becomes effective upon termination) and (ii) the right to receive any payments or other benefits upon termination of employment will be conditioned upon such resignation. If for any reason the Executive Chairman does not resign or the irrevocable resignation is determined to be ineffective, then the holders of the Series A-1 Preferred Stock may remove the Executive Chairman as a director, subject to applicable law.
5.	Officers Of Reorganized Delphi
     The existing senior officers of the Debtors in office on the Effective Date (except for the Executive Chairman) will serve in their current capacities after the Effective Date, subject to their employment contracts and subject to the authority of the boards of directors or similar governing bodies of the Reorganized Debtors.
6.	Directors And Officers Of Affiliate Debtors
     The existing directors and officers of the Affiliate Debtors will continue to serve in their current capacities after the Effective Date, provided, however that Reorganized Delphi reserves the right to identify new officers and members of the boards of directors or similar governing bodies of each such Affiliate Debtor at any time thereafter.

7.	Employment, Retirement, Indemnification, And Other Agreements And Incentive Compensation Programs
     The Debtors must enter into employment, retirement, indemnification, and other agreements with the Debtors’ respective active directors, officers, and employees who will continue in such capacities (or similar capacities) after the Effective Date, all as more fully stated on Exhibit 7.8 attached to the Plan; provided, however, that to enter into or obtain the benefits of any employment, retirement, indemnification, or other agreement with the Debtors or Reorganized Debtors, an employee must contractually waive and release any claims arising from pre-existing employment, retirement, indemnification, or other agreements with any of the Debtors. The Management Compensation Plan, as more fully described on Exhibit 7.8 to the Plan, may include equity, bonus, and other incentive plans as components of compensation to be paid to executives after the Effective Date (including a long-term incentive plan that assumes 8% of the available shares of Reorganized Delphi’s fully diluted New Common Stock will be reserved for future annual grants to executives, including but not limited to the initial target grant of equity awards). The Cash and equity emergence awards issued on the Effective Date will be on market terms as determined by the Debtors’ board of directors based on the advice of the independent outside advisor to the Compensation Committee, which determination must be reasonably acceptable, on an aggregate basis, to the Creditors’ Committee and ADAH.
8.	Procedures For Asserting SERP Claims
     All persons holding or wishing to assert Claims solely on the basis of further pension or other post-employment benefits arising out of the SERP, and whose SERP Claims vest or vested prior to the Effective Date, must file with the Bankruptcy Court and serve upon the Debtors a separate, completed, and executed proof of claim (substantially conforming to Form. No. 10 of the Official Bankruptcy Forms) no later than 30 days after the Effective Date. All such Claims not filed within such time will be forever barred from assertion against the Debtors and their Estates or the Reorganized Debtors and their property. Any Claims arising out of the SERP after the Effective Date will be disallowed in their entirety. On the Effective Date, the Debtors will reject or otherwise terminate the SERP and will implement a new supplemental executive retirement program with respect to current eligible employees (subject to the execution of a waiver of claims), all as more fully described on Exhibit 7.8.
9.	Cancellation Of Existing Securities And Agreements
     On the Effective Date, except as otherwise specifically provided for in the Plan or as otherwise required in connection with any Cure, (a) the Existing Securities and any other note, bond, indenture, or other instrument or document evidencing or creating any indebtedness or obligation of or ownership interest in the Debtors, except such notes or other instruments evidencing indebtedness or obligations of the Debtors as are Reinstated under the Plan, will be cancelled; provided, however, that Interests in the Affiliate Debtors will not be cancelled, and (b) the obligations of, Claims against, and/or Interests in the Debtors under, relating, or pertaining to any agreements, indentures, certificates of designation, bylaws, or certificate or articles of incorporation or similar documents governing the Existing Securities, and any other note, bond, indenture, or other instrument or document evidencing or creating any indebtedness or obligation of the Debtors, except such notes or other instruments evidencing indebtedness or obligations of the Debtors as are Reinstated under the Plan, as the case may be, will be released and discharged; provided, however, that any agreement that governs the rights of a holder (including the Indentures) of a Claim and that is administered by an indenture trustee, agent, or servicer (each hereinafter referred to as a “Servicer”) will continue in effect solely for purposes of (x) allowing such Servicer to make the distributions on account of such Claims under the Plan as provided in Article IX of the Plan and (y) permitting such Servicer to maintain any rights or liens it may have for fees, costs, and expenses under such indenture or other agreement; provided further, however, that the preceding proviso will not affect the discharge of Claims against or Interests in the Debtors under the Bankruptcy Code, the Confirmation Order, or the Plan, or result in any expense or liability to the Reorganized Debtors. The Reorganized Debtors will not have any obligations to any Servicer (or to any Disbursing Agent replacing such Servicer) for any fees, costs, or expenses incurred on and after the Effective Date of the Plan except as expressly provided in Article 9.5 of the Plan; provided further, however, that nothing in Section 7.10 of the Plan will preclude any Servicer (or any Disbursing Agent replacing such Servicer) from being paid or reimbursed for prepetition or postpetition fees, costs, and expenses from the distributions being made by such Servicer (or any Disbursing Agent replacing such Servicer) pursuant to such agreement in accordance with the provisions set forth therein, all without application to or approval by the Bankruptcy Court.
10.	Plan Investors’ Contribution
     Pursuant to the terms and conditions of the Investment Agreement, the Plan Investors will pay to the Debtors Cash in the amount specified in the Investment Agreement, attached to the Plan as Exhibit 7.11, to be utilized by the Reorganized Debtors to make Cash distributions as required under the Plan and for general working capital purposes.
11.	Sources Of Cash For Plan Distributions
     Except as otherwise provided in the Plan or the Confirmation Order, all Cash necessary for the Reorganized Debtors to make payments pursuant to the Plan will be obtained from the Exit Financing Arrangements, the Investment Agreement, the Rights Offerings, existing Cash balances, and the operations of the Debtors and the Reorganized Debtors.
12.	Establishment Of Cash Reserve
     On the Effective Date, the Debtors will fund the Cash Reserve in such amounts as the Debtors determine are necessary to make the required future payments to Administrative Claims, Priority Tax Claims, and as otherwise provided by the Plan.
13.	Post-Effective Date Financing
     An important aspect of the Debtors’ emergence plan are new exit financing arrangements designed to fund certain payments under the Debtors’ restructuring plan and to provide working capital to the reorganized enterprise. The Plan provides that on the Effective Date, the Reorganized Debtors will receive the proceeds of the Exit Financing Arrangements, which include an asset-backed revolving credit facility in an aggregate principal amount of $1.6 billion, a funded senior secured first-lien term facility in an aggregate principal amount of $3.7 billion, and a funded senior secured second-lien term facility in amount of $1.5 billion, of which up to

$750 million will be in the form of the GM Note(s), the terms of which are described in the exit financing engagement letter and term sheet attached to the Plan as Exhibit 7.14, as such term sheet may be amended, modified, or supplemented, to repay the DIP Facility Revolver Claims, the DIP Facility First Priority Term Claims, and the DIP Facility Second Priority Term Claims, make other payments required to be made on the Effective Date, and conduct their post-reorganization operations. The Reorganized Debtors may execute all documents and enter into all agreements as may be necessary and appropriate in connection with the Exit Financing Arrangements. A more detailed discussion of the Exit Financing Facility is contained in Section VII.D – Exit Financing above.
14.	Rights Offerings
               (a) Discount Rights Offering
                    (i) Eligibility For Participation In Discount Rights Offering
     Pursuant to the Registration Statement, and under the terms of Article 5.3 of the Plan and the Investment Agreement, Delphi will commence a Discount Rights Offering to generate gross proceeds of up to $1.575 billion. Discount Rights Offering Eligible Holders will be offered Discount Rights to purchase up to 41,026,309 shares of New Common Stock, in exchange for a Cash payment equal to $38.39 per share of New Common Stock (a 35.6% discount to the Plan Equity Value). Rights will be distributed to the Discount Rights Offering Eligible Holders based on each Discount Rights Offering Eligible Holders’ Pro Rata allocation of the Discount Rights. If a Claim of the Discount Rights Offering Eligible Holder is not Allowed or otherwise reconciled by the Debtors by the date of commencement of the Confirmation Hearing, such Claim will be temporarily allowed, solely for purposes of participation in the Discount Rights Offering, in the amount so estimated by the Bankruptcy Court or agreed to by the holder of the claim and the Debtors. Discount Rights distributed pursuant to the Discount Rights Offering will be transferable.
                    (ii) Discount Oversubscription Rights
     Under the terms of Article 5.3 of the Plan and consistent with the Investment Agreement, to the extent the Discount Rights Offering is not fully subscribed, Exercising Creditors will be eligible to exercise, at their discretion, Discount Oversubscription Rights to purchase shares of New Common Stock not otherwise purchased through the Discount Rights Offering in exchange for a Cash payment equal to $38.64 per share of New Common Stock for each Discount Oversubscription Right exercised. To the extent the number of the Discount Oversubscription Rights subscribed for by Exercising Creditors is greater than the number of Discount Oversubscription Rights available, the Discount Oversubscription Rights will be available to Exercising Creditors (based upon such creditors’ underlying claims) on a Pro Rata basis (with respect to all Exercising Creditors) up to the amount of Discount Oversubscription Rights each Exercising Creditor has elected to exercise, until all Oversubscription Rights have been allocated.
                    (iii) Distribution Of New Common Stock
     All New Common Stock issued in connection with the exercise of Discount Rights and Discount Oversubscription Rights pursuant to the Discount Rights Offering will be issued on the

Effective Date and will be distributed to holders of Rights who have exercised the Rights on, or as soon as reasonably practicable after, the Distribution Date.
                    (iv) Exercise Of Discount Rights By Lead Plaintiffs
     Pursuant to the approval orders of the Bankruptcy Court and/or the MDL Court, as necessary and applicable, the Lead Plaintiffs in the Securities Settlement, in lieu of paying the cash exercise price for the Discount Rights at the time they are exercised, will have the right to exercise the Discount Rights by delivering to Delphi a notice during the pendency of the rights offering for the Discount Rights stating that (i) the Lead Plaintiffs elect to participate in the rights offering for the Discount Rights, (ii) the number of shares of New Common Stock that the Lead Plaintiffs are purchasing through the Discount Rights Offering, and (iii) the Lead Plaintiffs elect to reimburse Delphi, subsequent to the Effective Date of the Securities Settlement (as defined in the Securities Settlement), the amount of the rights offering exercise price in connection with the number of shares of New Common Stock purchased through the Discount Rights Offering by the Lead Plaintiffs on behalf of the class (collectively, the “MDL Group”). In the event such notice is timely delivered, the Lead Plaintiffs shall cause to be released and/or transferred to Delphi, subsequent to the Effective Date of the Securities Settlement, both (i) the cash proceeds obtained from parties (other than Delphi) to the Securities Settlement (which proceeds have already been received and escrowed pursuant to the terms of the Securities Settlement) up to an amount equal to the amount needed to reimburse Delphi for the rights offering exercise price for the MDL Group in connection with the New Common Stock purchased pursuant to the Discount Rights Offering and (ii) if the amount delivered pursuant to clause (i) above does not fully cover the rights offering exercise price for the MDL Group, the cash proceeds from the sale of New Common Stock that the Lead Plaintiffs on behalf of the class are to receive on account of the Section 510(b) Note Claims and Section 510(b) Equity Claims pursuant to the terms of the Securities Settlement to cover such shortfall. Notwithstanding anything to the contrary contained herein, no distribution of the New Common Stock underlying the Discount Rights or certificates therefor shall be made to the disbursing agent appointed by the MDL Court until Delphi has received the amount needed to reimburse Delphi of the New Common Stock purchased by the MDL Group in connection with the Discount Rights Offering.
               (b) Par Value Rights Offering
                    (i) New Common Stock Offered In Par Value Rights Offering
     Through the Par Value Rights Offering, 21,680,996 shares of New Common Stock will be made available for subscription to holders of Existing Common Stock. Of the 21,680,996 shares of New Common Stock made available through the Par Value Rights Offering, 7,421,644 shares of the New Common Stock will consist of New Common Stock otherwise distributable to the following groups of holders of Claims in the following amounts (in each case at $59.61 per share): (a) 648,745 shares of New Common Stock otherwise distributable to Appaloosa, (b) all of the New Common Stock distributable to the UAW, IUE-CWA, and USW (the “Contributing Unions”) based on such unions’ Allowed Claims, and (c) an amount of New Common Stock otherwise distributable to holders of Claims in Classes 1C through 12C as a whole (excluding the otherwise distributable New Common Stock referred to in clauses (a) and (b)) which is equal to the difference between 7,421,644 shares of New Common Stock and the sum of the number of shares of New Common Stock referred to in clause (a) and (b) (the “Contributing Creditors”).
                    (ii) Eligibility For Participation In Par Value Rights Offering
     Pursuant to the Registration Statement, and under the terms of Article 5.7 of the Plan, Delphi will commence a Par Value Rights Offering pursuant to which each holder of Existing Common Stock on the Rights Offering Record Date will be offered the opportunity to purchase its Pro Rata portion of 21,680,996 shares of New Common Stock, in exchange for a Cash payment equal to $59.61 per share of New Common Stock; except that Appaloosa and the other Plan Investors, if any, which have agreed to not participate in the Par Value Rights Offering will not participate in the Par Value Rights Offering and Par Value Rights that would otherwise be distributed to Appaloosa and such other Plan Investors will be instead distributed to the other holders of Existing Common Stock.
                    (iii) Use Of Par Value Rights Offering Proceeds
     Proceeds, if any, generated by the Par Value Rights Offering will be allocated in the following order:
•	First, up to $850 million, to satisfy the amount, if any, by which the Liquidity Amount (as defined in Exhibit F to the Delphi-GM Global Settlement Agreement) is less than $3.189 billion (after giving effect to any Excess Amount (as defined in Exhibit F to the Delphi-GM Global Settlement Agreement));

•	Second, up to $850 million less the amount, if any allocated pursuant to the first allocation described above, to satisfy the shortfall, if any, required to satisfy the condition set forth in the third sentence of section 9(a)(xxvii) of the Investment Agreement;

•	Third, to satisfy the Allowed Claims of the Contributing Unions, on a Pro Rata basis among the Contributing Unions, based upon the number of shares of New Common Stock contributed by each Contributing Union to the Par Value Rights Offering as described in Article 7.15(b)(i) of the Plan; provided, however, that the distribution of proceeds from the Par Value Rights Offering pursuant to this clause will decrease the number of shares of New Common Stock otherwise distributable to the Contributing Unions pursuant to Article 5.3 of the Plan on a Pro Rata basis based upon the number of shares of New Common Stock contributed to the Par Value Rights Offering by the Contributing Unions as described in Article 7.15(b)(i) of the Plan;

•	Fourth, up to $850 million less the amounts, if any, allocated pursuant to the first and second allocations described above, to GM as a Cash distribution, so as to reduce the number of shares of New Preferred Stock, at the price of $59.61 per share, that would be distributed to GM pursuant to Article 5.4 of the Plan; and

•	Fifth, to Appaloosa and the Contributing Creditors, on a Pro Rata basis among Appaloosa and the Contributing Creditors, based upon the number of shares of New

Common Stock contributed by Appaloosa and the Contributing Creditors to the Par Value Rights Offering as described in Article 7.15(b)(i) of the Plan; provided, however, that the distribution of proceeds from the Par Value Rights Offering pursuant to this clause will decrease the number of shares of New Common Stock otherwise distributable to Appaloosa and the Contributing Creditors pursuant to Article 5.3 of the Plan on a Pro Rata basis based upon the number of shares of New Common Stock contributed to the Par Value Rights Offering by Appaloosa and the Contributing Creditors as described in Article 7.15(b)(i) of the Plan.
                    (iv) Distribution Of New Common Stock
     All New Common Stock issued in connection with the exercise of Par Value Rights pursuant to the Par Value Rights Offerings will be issued on the Effective Date and will be distributed to holders of Rights who have exercised the Rights on, or as soon as reasonably practicable after, the Distribution Date.
15.	Issuance Of Stock In Reorganized Delphi
               (a) New Common Stock
     On the Effective Date, Reorganized Delphi will authorize shares of New Common Stock in an amount to be determined on or before the date of the Confirmation Hearing. A summary of selected terms of the New Common Stock is attached to the Plan as Exhibit 7.16(a). On the Distribution Date, or as soon as reasonably practicable thereafter, Reorganized Delphi will be deemed to have issued a total number of shares of New Common Stock necessary to satisfy obligations on account of Claims and Interests under the Plan and obligations under the Rights Offering and Investment Agreement. The issuance of the New Common Stock will be in compliance with the applicable registration requirements or exempt from registration under applicable securities laws pursuant to section 1145(a) of the Bankruptcy Code. The issuance and delivery of New Common Stock representing Direct Subscription Shares and Unsubscribed Shares will be in accordance with the terms of the Investment Agreement.
               (b) Registration Rights
     Without limiting the effect of section 1145 of the Bankruptcy Code, as of the Effective Date, the Reorganized Debtors will enter into a Registration Rights Agreement, substantially in the form of Exhibit 7.16(b) to the Plan, with GM, the Plan Investors and any Related Purchaser, Ultimate Purchaser (each as defined in the Investment Agreement), affiliate of a Plan Investor who owns registrable securities, assignee, or transferee who executes a joinder agreement as contemplated by such Registration Rights Agreement. All Holders of General Unsecured Claims that receive a distribution of 10% or more of the New Common Stock of Reorganized Delphi (each, a “10% Holder”) will be granted, in the aggregate, one demand registration right; provided, that (i) in no event will Reorganized Delphi be required to grant more than one demand registration right to any and all 10% Holders, (ii) such demand registration right must not, in any way, conflict with the registration rights of GM or the Plan Investors, and (iii) 10% Holders will not receive piggyback registration rights, except with respect to a demand by another 10% Holder pursuant to this sentence.

               (c) Listing On Securities Exchange Or Quotation System
     On the Effective Date, Delphi or Reorganized Delphi will use its commercially reasonable efforts to list and maintain the listing of the New Common Stock on a major New York based exchange. Persons receiving distributions of more than 5% of New Common Stock, by accepting such distributions, must have agreed to cooperate with Reorganized Delphi’s reasonable requests to assist Reorganized Delphi in its efforts to list the New Common Stock on a national securities exchange quotation system.
16.	Issuance Of New Preferred Stock
     Pursuant to the Investment Agreement, on the Effective Date, Reorganized Delphi will authorize, issue, and deliver the “Series A” and “Series B” New Preferred Stock in exchange for the contribution of the Plan Investors described in Article 7.11 of the Plan. A summary of selected terms of the “Series A” and “Series B” New Preferred Stock is attached to the Plan as Exhibit 7.17(a). The issuance and delivery of “Series A” and “Series B” New Preferred Stock will be in accordance with the terms of the Investment Agreement and Section 4(2) of the Securities Act.
     Pursuant to the terms of the Delphi-GM Global Settlement Agreement, on the Effective Date, Reorganized Delphi will authorize, issue, and deliver the “Series C” New Preferred Stock to GM. A summary of the terms of the “Series C” New Preferred Stock is attached as Exhibit G to the Delphi-GM Global Settlement Agreement. The issuance and delivery of the “Series C” New Preferred Stock will be in accordance with the terms of the Delphi-GM Global Settlement Agreement and section 1145(a) of the Bankruptcy Code.
17.	New Warrants
               (a) Seven-Year Warrants
     On the Effective Date, Reorganized Delphi will authorize, and no later than the Distribution Date Reorganized Delphi shall issue, and deliver the Seven-Year Warrants, pursuant to the terms of the Seven-Year Warrant Agreement attached to the Plan as Exhibit 7.18(a), for 6,908,758 shares of New Common Stock of Reorganized Delphi (which comprises 5% of the fully diluted New Common Stock) at a strike price of $71.93 per share (a 20.7% premium to the Plan Equity Value). The issuance of the Seven-Year Warrants and the New Common Stock underlying the Seven-Year Warrants will be in compliance with the applicable registration requirements or exempt from registration under applicable securities laws pursuant to section 1145(a) of the Bankruptcy Code. The proceeds generated from the exercise of the Seven-Year Warrants will be used by Reorganized Delphi for general corporate purposes.
               (b) Six-Month Warrants
     On the Effective Date, Reorganized Delphi will authorize, and no later than the Distribution Date Reorganized Delphi shall issue, and deliver the Six-Month Warrants, pursuant to the terms of the Six-Month Warrant Agreement attached to the Plan as Exhibit 7.18(b), to purchase up to $1 billion of shares New Common Stock of Reorganized Delphi at a strike price of $65.00 per share (a 9.0% premium to the Plan Equity Value). The issuance of the Six-Month

Warrants and the New Common Stock underlying the Six-Month Warrants will be in compliance with the applicable registration requirements or exempt from registration under applicable securities laws pursuant to section 1145(a) of the Bankruptcy Code. The proceeds generated from the exercise of the Six-Month Warrants will be allocated in the following order: first, to redeem any shares of “Series C” New Preferred Stock distributed to GM, if any shares remain outstanding, at the preferred liquidation preference value as defined in Exhibit G to the Delphi-GM Global Settlement Agreement; second, to redeem the GM Note(s), at par including accrued and unpaid interest; third, to be used by Reorganized Delphi for general corporate purposes.
               (c) Ten-Year Warrants
     On the Effective Date, Reorganized Delphi will authorize, and no later than the Distribution Date Reorganized Delphi is required to issue and deliver the Ten-Year Warrants, pursuant to the terms of the Ten-Year Warrant Agreement attached to the Plan as Exhibit 7.18(c), for 2,819,901 shares of New Common Stock of Reorganized Delphi (which comprises 2% of the fully diluted New Common Stock) at a strike price of $59.61 per share. The issuance of the Ten-Year Warrants and the New Common Stock underlying the Ten-Year Warrants must be in compliance with the applicable registration requirements or exempt from registration under applicable securities laws pursuant to section 1145(a) of the Bankruptcy Code. The proceeds generated from the exercise of the Ten-Year Warrants will be used by Reorganized Delphi for general corporate purposes.
18.	MDL Settlements
     The MDL Settlements are subject to final consideration by the Bankruptcy Court at the Confirmation Hearing on the Debtors’ Plan, following the Bankruptcy Court’s consideration of certain objections that may be filed by any of the “Potential Objectors” (that is, (i) the Official Committee of Unsecured Creditors, (ii) the United States Department of Labor, (iii) Wilmington Trust Company, as indenture trustee, (iv) the Ad Hoc Committee of Trade Creditors, (v) Davidson Kempner Capital Management LLC, SPCP Group, LLC, Castlerigg Master Investments Ltd., Elliott Associates, L.P., and CR Intrinsic Investors, LLC, and (vi) the Equity Committee) by the deadline for filing objections to the confirmation of the Plan.
               (a) Securities Settlement
     Upon the later of the Effective Date or the date the last order, as between the Bankruptcy Court and the MDL Court, approving the Securities Settlement, a copy of which is attached to the Plan as Exhibit 7.19(a), becomes a Final Order, Reorganized Delphi will, in accordance with the Securities Settlement, distribute the New Common Stock and Discount Rights described in Articles 5.5 and 5.8 of the Plan to the disbursing agent appointed by the MDL Court. Such distribution shall be made in accordance with such order entered by the MDL Court which modifies distributions under the Securities Settlement on a non-material basis, as described in Section VIII D.3.(c)(i) – MDL Settlements above in furtherance of the monetization of the distribution hereunder for distribution by the disbursing agent appointed by the MDL Court. Pursuant to the approval orders of the Bankruptcy Court and/or the MDL Court, as necessary and applicable, the Lead Plaintiffs in the Securities Settlement, in lieu of paying the cash exercise price for the Discount Rights at the time they are exercised, will have the right to exercise the

Discount Rights by delivering to Delphi a notice during the pendency of the rights offering for the Discount Rights stating that (i) the Lead Plaintiffs elect to participate in the rights offering for the Discount Rights, (ii) the number of shares of New Common Stock that the Lead Plaintiffs are purchasing through the Discount Rights Offering, and (iii) the Lead Plaintiffs elect to reimburse Delphi, subsequent to the Effective Date of the Securities Settlement (as defined in Securities Settlement), the amount of the rights offering exercise price in connection with the number of shares of New Common Stock purchased through the Discount Rights Offering for the Lead Plaintiffs on behalf of the class as described more particularly in Article 7.15(a)(iv) of the Plan. Notwithstanding the foregoing, no distribution of the New Common Stock underlying the Discount Rights or certificates therefor shall be made to the disbursing agent appointed by the MDL Court until Delphi has received the amount needed to reimburse Delphi for the rights offering exercise price for the MDL Group in connection with the Discount Rights Offering.
          (b) ERISA Settlement
     Upon the later of the Effective Date or the date the last order, as between the Bankruptcy Court and the MDL Court, approving the ERISA Settlement, a copy of which is attached to the Plan as Exhibit 7.19(b), becomes a Final Order, Reorganized Delphi will, in accordance with the ERISA Settlement, distribute the New Common Stock and Discount Rights described in Articles 5.9 of the Plan to the disbursing agent appointed by the MDL Court.
          (c) Insurance Settlement
     In connection with the Securities Settlement and the ERISA Settlement, Delphi, certain defendants in the MDL Actions, and Delphi’s insurers entered into the Insurance Settlement, a copy of which is attached to the Plan as Exhibit 7.19(c).
          19. GM Settlement
     The Plan constitutes a request to authorize and approve the (a) Settlement Agreement, attached to the Plan as Exhibit 7.20(a), that will resolve the GM Claims, and (b) the Restructuring Agreement, attached to the Plan as Exhibit 7.20(b), that will set forth the continuing obligations of GM and Delphi, which will become effective on the Effective Date, subject to the terms contained therein. Each of the Settlement Agreement and Restructuring Agreement are incorporated by reference into this Plan in their entirety. In that regard, the Settlement Agreement and Restructuring Agreement address issues specifically relating to the present and future relationship of Delphi, GM, and their Affiliates that are otherwise addressed in this Plan and as they are intended to relate to holders of other Claims and Interests. For example, sections 4.01, 4.02, and 4.03 of the Settlement Agreement require that the Plan contain the releases provided for therein; section 7.05 of the Settlement Agreement and section 7.10 of the Restructuring Agreement contain terms and provisions relating to the retention by the Bankruptcy Court of jurisdiction to hear and determine certain disputes arising under such agreements after the Effective Date; and Article 5 of the Restructuring Agreement contains terms and provisions relating to the assumption and rejection of contracts by and among the parties thereto. In the event there are any conflicts between the terms and provisions of the Plan or Confirmation Order (and as each may be amended) and the terms and provisions of the Settlement Agreement and Restructuring Agreement, the terms of the Settlement Agreement and

Restructuring Agreement will govern, which terms are deemed incorporated by reference into the Plan.
          20. Collective Bargaining Agreements
               (a) UAW
     Pursuant to the Plan and in accordance with the UAW 1113/1114 Settlement Approval Order, a copy of which is attached to the Plan as Exhibit 7.21(a), on the Effective Date, the UAW-Delphi-GM Memorandum of Understanding, a copy of which is attached to the Plan as Exhibit 1 to the UAW 1113/1114 Settlement Approval Order, and all documents described in Attachment E to the UAW-Delphi-GM Memorandum of Understanding shall be automatically assumed by the applicable Reorganized Debtor under sections 365 and 1123 of the Bankruptcy Code.
               (b) IUE-CWA
     Pursuant to the Plan and in accordance with the IUE-CWA 1113/1114 Settlement Approval Order, a copy of which is attached to the Plan as Exhibit 7.21(b), on the Effective Date, the IUE-CWA-Delphi-GM Memorandum of Understanding, a copy of which is attached to the Plan as Exhibit 1 to the IUE-CWA 1113/1114 Settlement Approval Order, and all documents described in Attachment E to the IUE-CWA-Delphi-GM Memorandum of Understanding shall be automatically assumed by the applicable Reorganized Debtor under sections 365 and 1123 of the Bankruptcy Code.
               (c) USW
     Pursuant to the Plan and in accordance with the USW 1113/1114 Settlement Approval Order, a copy of which is attached to the Plan as Exhibit 7.21(c), on the Effective Date, (i) the USW-Home Avenue Memorandum of Understanding, a copy of which is attached to the Plan as Exhibit 1 to the USW 1113/1114 Settlement Approval Order, and all documents described in Attachment E to the USW-Home Avenue Memorandum of Understanding and (ii) the USW-Vandalia Memorandum of Understanding, a copy of which is attached to the Plan as Exhibit 2 to the USW 1113/1114 Settlement Approval Order, and all documents described in Attachment E to the USW-Vandalia Memorandum of Understanding shall be automatically assumed by the applicable Reorganized Debtor under sections 365 and 1123 of the Bankruptcy Code.
               (d) IAM
     Pursuant to the Plan and in accordance with the IUOE, IBEW, and IAM 1113/1114 Settlement Approval Order, a copy of which is attached to the Plan as Exhibit 7.21(d), on the Effective Date, the IAM-Delphi Memorandum of Understanding, a copy of which is attached to the Plan as Exhibit 6 to the IUOE, IBEW, and IAM 1113/1114 Settlement Approval Order, and all documents described in Attachment A to the IAM-Delphi Memorandum of Understanding shall be automatically assumed by the applicable Reorganized Debtor under sections 365 and 1123 of the Bankruptcy Code.

               (e) IBEW
     Pursuant to the Plan and in accordance with the IUOE, IBEW, and IAM 1113/1114 Settlement Approval Order , a copy of which is attached to the Plan as Exhibit 7.21(d), on the Effective Date, (i) the IBEW E&S Memorandum of Understanding, a copy of which is attached to the Plan as Exhibit 4 to the IUOE, IBEW, and IAM 1113/1114 Settlement Approval Order, and all documents described in Attachment A to the IBEW E&S Memorandum of Understanding and (ii) the IBEW Powertrain Memorandum of Understanding, a copy of which is attached to the Plan as Exhibit 5 to the IUOE, IBEW, and IAM 1113/1114 Settlement Approval Order, and all documents described in Attachment A to the IBEW Powertrain Memorandum of Understanding shall be automatically assumed by the applicable Reorganized Debtor under sections 365 and 1123 of the Bankruptcy Code.
               (f) IUOE
     Pursuant to the Plan and in accordance with the IUOE, IBEW, and IAM 1113/1114 Settlement Approval Order, a copy of which is attached to the Plan as Exhibit 7.21(d), on the Effective Date, (i) the IUOE Local 832S Memorandum of Understanding, a copy of which is attached to the Plan as Exhibit 1 to the IUOE, IBEW, and IAM 1113/1114 Settlement Approval Order, and all documents described in Attachment A to the IUOE Local 832S Memorandum of Understanding, (ii) the IUOE Local 18S Memorandum of Understanding, a copy of which is attached to the Plan as Exhibit 2 to the IUOE, IBEW, and IAM 1113/1114 Settlement Approval Order, and all documents described in Attachment A to the IUOE Local 18S Memorandum of Understanding, and (iii) the IUOE Local 101S Memorandum of Understanding, a copy of which is attached to the Plan as Exhibit 3 to the IUOE, IBEW, and IAM 1113/1114 Settlement Approval Order, and all documents described in Attachment A to the IUOE Local 101S Memorandum of Understanding shall be automatically assumed by the applicable Reorganized Debtor under sections 365 and 1123 of the Bankruptcy Code.
          21. Pension
               (a) Hourly Pension Freeze
     In accordance with applicable law and the Union Settlement Agreements, and except as otherwise set forth in the Union Settlement Agreements, the Reorganized Debtors will amend, as of the first of the month following the Effective Date or as soon thereafter as practicable, the Delphi HRP so as to freeze benefit accruals for future credited service in the Delphi HRP.
               (b) Salaried Pension Freeze
     In accordance with applicable law, the Reorganized Debtors will amend, as of the first of the month following the Effective Date or as soon thereafter as practicable, the Delphi Retirement Program for Salaried Employees so as to freeze benefit accruals for future credited service in the Delphi Retirement Program for Salaried Employees.
     After emergence and the Salaried Retirement Program pension freeze, the company will adopt updated defined contribution plans which include the following provisions:

•	All eligible employees would receive a contribution equal to 4% of their base salary and any eligible earned incentive payments under the executive short term incentive program or the salaried incentive program for non-executives;

•	Any eligible employees who make voluntary contributions under the plan will receive a match of 50 cents for each dollar contributed, up to 7% of eligible pay; and

•	Employees with 25 years or more of service are eligible for an additional match of 1% if they contribute 9% of their eligible pay. This provision will exist in the plan only for five years and then will cease to be applicable.
               (c) IRC Section 414(l) Transfer
     The Debtors will transfer certain net underfunded pension obligations to the GM HRP pursuant to the IRC Section 414(l) Transfer promptly after the Effective Date. In conjunction with the IRC Section 414(l) Transfer, Reorganized Delphi will deliver a note to GM as set forth in the Delphi-GM Definitive Documents. The note will be paid within ten days of the transfer date (as defined in the Settlement Agreement).
               (d) Pension Contribution Payment
     No earlier than January 2, 2008, and no later than five days after the Effective Date, Reorganized Delphi will contribute cash to the pension plans sufficient to meet ERISA minimum contributions not covered by the IRC Section 414(l) Transfer, and upon such contribution, replacement liens, if any, granted to the PBGC on assets owned by any Debtor will be discharged.
               (e) PBGC
     Pursuant to the Plan, and under the terms of the Union Settlement Agreements as applicable, the following Debtors will assume and continue the following plans on a frozen basis: (i) Delphi Corporation: the Delphi Hourly-Rate Employees Pension Plan and the Delphi Retirement Program for Salaried Employees; (ii) Delphi Mechatronic Systems, Inc.: the Delphi Mechatronic Systems Retirement Program; (iii) ASEC Manufacturing General Partnership: the ASEC Manufacturing Retirement Program; (iv) Packard-Hughes Interconnect Company: the Packard-Hughes Interconnect Bargaining Retirement Plan and the Packard-Hughes Interconnect Non-Bargaining Retirement Plan. Nothing in the Plan will be construed as discharging, releasing, or relieving the Debtors or the Debtors’ successors, including the Reorganized Debtors, or any party, in any capacity, from any liability for minimum funding under 26 U.S.C. § 412 and 29 U.S.C. § 1082 or liability under 29 U.S.C. § 1362 with respect to the Pension Plans or the PBGC. The PBGC and the Pension Plans will not be enjoined or precluded from seeking to enforce such liability as a result of any provision of the Plan or the Confirmation Order.
          22. OPEB
     Pursuant to the Plan, as of the Effective Date or as soon as practicable thereafter, and in accordance with the Union Settlement Agreements and applicable law and administrative requirements (the “Cessation Date”), Delphi will cease to provide, offer, or have any liability for OPEB to its Union-represented hourly employees and retirees and their spouses, surviving spouses, dependents, or other beneficiaries. The cessation will be administered on a “claims incurred” basis, and Delphi will retain responsibility for all claims incurred but either unfiled or unpaid as of the Cessation Date. The cessation will include elimination of the Special Benefit relating to Medicare Part B. With respect to UAW-represented employees or retirees, the cessation will not include the cessation of OPEB provided to Delphi employees or retirees subject to the UAW-Delphi Supplemental Agreement dated April 29, 2004, as amended, except as provided in paragraph 18 of the UAW Benefit Guarantee Term Sheet.
          23. Preservation Of Causes Of Action
     On August 16, 2007, the Bankruptcy Court entered the Avoidance Procedures Order, authorizing the Debtors to enter into tolling agreements with respect to avoidance and other causes of action, approving procedures to identify those causes of action that should be preserved or abandoned, authorizing the Debtors to abandon certain actions, and establishing adversary proceeding procedures for preserving causes of action. The Debtors sought this relief so that they could take steps to fulfill their fiduciary duties to preserve valuable estate assets in a manner that will not unnecessarily disrupt their prosecution of the Plan or their existing business relationships with potential defendants that are necessary to the Debtors’ ongoing operations.
     With respect to preservation of causes of action, the Plan provides that, in accordance with section 1123(b)(3) of the Bankruptcy Code and except as otherwise provided in the Plan, the Reorganized Debtors will retain and may (but are not required to) enforce all Retained Actions and all other similar claims arising under applicable state laws, including, without limitation, fraudulent transfer claims, if any, and all other Causes of Action of a trustee and debtor-in-possession under the Bankruptcy Code. The Debtors or the Reorganized Debtors, in their sole and absolute discretion, will determine whether to bring, settle, release, compromise, or enforce such Retained Actions (or decline to do any of the foregoing), and will not be required to seek further approval of the Bankruptcy Court for such action. The Reorganized Debtors or any successors may pursue such litigation claims in accordance with the best interests of the Reorganized Debtors or any successors holding such rights of action. Notwithstanding the foregoing, Causes of Action against Persons arising under section 544, 545, 547, 548, or 553 of the Bankruptcy Code or similar state laws will not be retained by the Reorganized Debtors unless specifically listed on Exhibit 7.24 to the Plan.
     Because of the Plan’s treatment of unsecured creditors, the Debtors have determined that the affirmative pursuit of many if not all of these causes of action would not benefit their estates and creditors. As described in Section IX — Summary Of The Reorganization Plan above, the Plan will pay or satisfy all Allowed Claims in full through distributions of common stock. As a result, avoiding preferential transfers through causes of action under section 547 of the Bankruptcy Code or similar state laws would provide little or no benefit to the Debtors’ Estates because any party returning such a transfer would be entitled to an unsecured claim for the same amount, to be paid or satisfied in full under the Plan. For the same reasons, avoiding statutory liens under section 545 of the Bankruptcy Code or prepetition setoffs under section 553 of the Bankruptcy Code would provide little or no benefit to the Estates. As a result, under the Plan the Reorganized Debtors will not retain the Preference Claims except those specifically listed on Exhibit 7.24 to the Plan. In all other respects, the Reorganized Debtors will retain all rights, claims, and defenses, including as described immediately below.

          24. Reservation Of Rights
     With respect to any avoidance causes of action under section 544, 545, 547, 548, or 553 of the Bankruptcy Code that the Debtors abandon in accordance with Article 7.24 of the Plan (Preservation Of Causes Of Action), the Debtors reserve all rights, including the right under section 502(d) of the Bankruptcy Code to use defensively the abandoned avoidance cause of action as a ground to object to all or any part of a claim against any Estate asserted by a creditor that remains in possession of, or otherwise obtains the benefit of, the avoidable transfer.
          25. Exclusivity Period
     The Debtors will retain the exclusive right to amend or modify the Plan, and to solicit acceptances of any amendments to or modifications of the Plan, through and until the Effective Date.
          26. Corporate Action
     Each of the matters provided for under the Plan involving the corporate structure of any Debtor or Reorganized Debtor or corporate action to be taken by or required of any Debtor or Reorganized Debtor will, as of the Effective Date, be deemed to have occurred and be effective as provided herein, and will be authorized, approved, and to the extent taken prior to the Effective Date, ratified in all respects without any requirement of further action by stockholders, creditors, or directors of any of the Debtors or the Reorganized Debtors.
          27. Effectuating Documents; Further Transactions
     Each of the Chief Executive Officer, Chief Financial Officer, Chief Restructuring Officer, and General Counsel of the Debtors, or their respective designees, will be authorized to execute, deliver, file, or record such contracts, instruments, releases, indentures, and other agreements or documents, and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan or to otherwise comply with applicable law. The secretary or assistant secretary of the Debtors will be authorized to certify or attest to any of the foregoing actions.
          28. Consummation Of Divestiture Transaction
     In the event that the Bankruptcy Court enters an order on or prior to the Effective Date authorizing Debtor(s) to sell assets free and clear of liens, claims, and encumbrances, such Debtor(s) will be permitted to close on the sale of such assets subsequent to the Effective Date free and clear of liens, claims, and encumbrances pursuant to sections 363 and 1123 of the Bankruptcy Code.
          29. Exemption From Certain Transfer Taxes And Recording Fees
     Pursuant to section 1146(c) of the Bankruptcy Code, any transfers from a Debtor to a Reorganized Debtor or to any other Person or entity pursuant to the Plan, or any agreement regarding the transfer of title to or ownership of any of the Debtors’ real or personal property will not be subject to any stamp taxes and any other similar tax or governmental assessment to the fullest extent contemplated by section 1146(c) of the Bankruptcy Code, and the Confirmation Order will direct the appropriate state or local governmental officials or agents to forego the collection of any such tax or governmental assessment and to accept for filing and recordation of any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.
          30. Trade And Other Unsecured Claims Threshold
     Subject to the waiver described in Article 12.3 of the Plan with respect to Article 12.2(i) of the Plan, in the event that the Debtors fail to satisfy the condition set forth in Section 9(a)(xxii) of the Investment Agreement and ADAH waives such condition, to the extent the Debtors issue any shares of New Common Stock pursuant to the Plan (after giving effect to any Cash or other consideration provided to holders of Trade and Other Unsecured Claims under the Plan) as a result of Trade and Other Unsecured Claims aggregating in excess of $1.475 billion, then the Debtors must (i) issue to the Plan Investors additional Direct Subscription Shares and (ii) adjust the conversion price of the New Series A Preferred Shares and the New Series B Preferred Shares each in accordance with the terms of Section 9(a)(xxii) of the Investment Agreement.
     G. Unexpired Leases And Executory Contracts
          1. Assumed And Rejected Leases And Contracts
               (a) Executory Contracts And Unexpired Leases
     All executory contracts and unexpired leases as to which any of the Debtors is a party will be deemed automatically assumed in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code as of the Effective Date, unless such executory contracts or unexpired leases (i) will have been previously rejected by the Debtors by Final Order of the Bankruptcy Court, (ii) will be the subject of a motion to reject pending on or before the Effective Date, (iii) will have expired or terminated on or prior to December 31, 2007 (and not otherwise extended) pursuant to their own terms, (iv) are listed on the schedule of rejected executory contracts or unexpired leases attached to the Plan as Exhibit 8.1, or (v) are otherwise rejected pursuant to the terms of the Plan. Entry of the Confirmation Order by the Bankruptcy Court will constitute approval of the rejections and assumptions contemplated hereby pursuant to sections 365 and 1123 of the Bankruptcy Code as of the Effective Date. Each executory contract or unexpired lease assumed pursuant to Article 8.l(a) of the Plan will vest in and be fully enforceable by the applicable Reorganized Debtor in accordance with its terms, except as modified by the provisions of the Plan, or any order of the Bankruptcy Court authorizing or providing for its assumption or applicable federal law. The Debtors reserve the right to file a motion on or before the Confirmation Date to assume or reject any executory contract or unexpired lease. Notwithstanding the foregoing or anything else in Article VIII to the Plan, (i) all executory contracts or unexpired leases between GM and any of the Debtors will receive the treatment described in the Delphi-GM Definitive Documents, (ii) all agreements and exhibits or attachments thereto, between the Unions and Delphi will receive the treatment as described in Article 7.21 of the Plan and the Union Settlement Agreements, and (iii) all executory contracts memorializing Ordinary Course Customer Obligations will receive the treatment described in Article 5.2 of the Plan.

               (b) Real Property Agreements
     Each executory contract and unexpired lease that is assumed and relates to the use, ability to acquire, or occupancy of real property will include (i) all modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affect such executory contract or unexpired lease and (ii) all executory contracts or unexpired leases appurtenant to the premises, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, reciprocal easement agreements, and any other interests in real estate or rights in rem related to such premises, unless any of the foregoing agreements has been rejected pursuant to a Final Order of the Bankruptcy Court or is otherwise rejected as a part of the Plan. In the event that the Effective Date does not occur, the Bankruptcy Court will retain jurisdiction with respect to any request to extend the deadline for assuming any unexpired leases pursuant to section 365(d)(4) of the Bankruptcy Code.
               (c) Exhibits Not Admissions
     Neither the exclusion nor the inclusion by the Debtors of a contract or lease on Exhibit 8.1 nor anything contained in the Plan will constitute an admission by the Debtors that such lease or contract is an unexpired lease or executory contract or that any Debtor, or its respective Affiliates, has any liability thereunder. The Debtors reserve the right, subject to notice, to amend, modify, supplement, or otherwise change Exhibit 8.1 on or before the Confirmation Date.
2.	Payments Related To Assumption Of Executory Contracts And Unexpired Leases
               (a) Material Supply Agreements
     Any monetary amounts by which each Material Supply Agreement to be assumed pursuant to the Plan is in default will be satisfied, under section 365(b)(1) of the Bankruptcy Code by Cure, and will be paid to the non-Debtor counterparty to the Material Supply Agreement. To the extent that Cure has not already been agreed to between the Debtor party to the agreement and the non-Debtor party, the Debtors or Reorganized Debtors will provide each party whose Material Supply Agreement is being assumed or assumed and assigned pursuant to the Plan, in accordance with the Cure procedures established under the Solicitation Procedures Order, with a notice that will provide: (i) the contract or lease being assumed or assumed and assigned; (ii) the name of the proposed assignee, if any; (iii) the proposed cure amount (the “Cure Amount Claim”), if any, that the applicable Debtor or Reorganized Debtor believes it (or its assignee) would be obligated to pay in connection with such assumptions; (iv) an election for the payment terms of the Cure Amount Claim, and (v) the procedures for such party to object to the assumption or assumption and assignment of the applicable contract or lease or the amount of the proposed Cure Claim Amount (the “Cure Amount Notice”). The Cure Amount Notice will be in substantially the form approved by the Bankruptcy Court under the Solicitation Procedures Order and will be served on each non-Debtor party or parties to a Material Supply Agreement. If the non-Debtor party does not timely respond to the Cure Amount Notice, the Cure Amount Claim will be paid in New Common Stock and Discount Rights in the same proportion as that received by holders of Allowed General Unsecured Claims on or as soon as reasonably practicable after the Effective Date. If the non-Debtor party responds to the Cure Amount Notice in accordance with the procedures set forth in the Solicitation Procedures Order and the non-Debtor party asserts a dispute regarding (x) the nature or amount of any Cure, (y) the ability of the Reorganized Debtor or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed, or (z) any other matter pertaining to assumptions, Cure will occur following the entry of a Final Order resolving the dispute and approving the assumption or assumption and assignment, as the case may be. If there is a dispute as to the amount of Cure that cannot be resolved consensually among the parties, the Debtors will have the right to reject the contract or lease for a period of five days after entry of a final order establishing a Cure amount in excess of that provided by the Debtors. The Creditors’ Committee shall be provided access to information regarding the Debtors’ proposed Cure Claim payments above a threshold amount to be reasonably agreed upon by the Creditors’ Committee and the Debtors, after which the Creditors’ Committee may object to a proposed Cure Claim payment; provided, however, that any unresolved objection shall be determined by the Bankruptcy Court after notice and hearing.
               (b) Other Executory Contracts And Other Unexpired Leases
     The provisions (if any) of each Other Executory Contract or Other Unexpired Lease to be assumed under the Plan which are or may be in default will be satisfied solely by Cure. Any party to an Other Executory Contract or Other Unexpired Lease who wishes to assert that Cure shall be required as a condition to assumption must file and serve a proposed Cure Claim so as to be received by the Debtors or Reorganized Debtors, as applicable, and their counsel at the address set forth in Article 14.8 of the Plan within 45 days after entry of the Confirmation Order (the “Cure Claim Submission Deadline”), after which the Debtors or Reorganized Debtors, as the case may be, will have 45 days to file any objections thereto. Should a party to an Other Executory Contract or Other Unexpired Lease not file a proposed Cure Claim by the Cure Claim Submission Deadline in accordance with the procedures set forth in the Plan, then any default then existing will be deemed cured as of the day following the Cure Claim Submission Deadline and such party will forever be barred from asserting against the Debtors or the Reorganized Debtors, as applicable, a claim that arose on or prior to the Confirmation Date. If there is a dispute regarding (i) the nature or amount of any Cure, (ii) the ability of any Reorganized Debtor or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed, or (iii) any other matter pertaining to assumption, the matter shall be set for hearing in the Bankruptcy Court on the next available hearing date, or such other date as may be agreed upon, and Cure, if any, will occur following the entry of a Final Order of the Bankruptcy Court resolving the dispute and approving the assumption or assumption and assignment, as the case may be. If there is a dispute as to the amount of Cure that cannot be resolved consensually among the parties, the Debtors will have the right to reject the contract or lease for a period of five days after entry of a Final Order establishing a Cure amount in excess of that provided by the Debtors. If the cure amount was filed and served in accordance with the procedures set forth in the Plan and is not disputed, the Debtors or Reorganized Debtors, as the case may be, will pay the Cure Claim, if any, to the claimant within 20 days after service of the Cure Claim. Disputed Cure amounts that are resolved by agreement or Final Order will be paid by the Debtors within 20 days of such agreement or Final Order.

               (c) Intercompany Executory Contracts And Intercompany Unexpired Leases
     Any Cure Claim arising from the assumption of an Intercompany Executory Contract or an Intercompany Unexpired Lease will be Reinstated and will be satisfied in a manner to be agreed to by the relevant Debtors and/or non-Debtor Affiliates.
               (d) Assignment Pursuant To Restructuring Transactions
     To the extent the Debtor which is party to an executory contract or unexpired lease is to be merged or liquidated as part of a Restructuring Transaction, the non-Debtor parties to such executory contract or unexpired lease will, upon assumption as contemplated in the Plan, be deemed to have consented to the assignment of such executory contract or unexpired lease to the Reorganized Debtor that is the surviving entity after such Restructuring Transaction.
          3. Rejection Damages Bar Date
     If the rejection by the Debtors (pursuant to the Plan or otherwise) of an executory contract or unexpired lease results in a Claim, then such Claim will be forever barred and will not be enforceable against the Debtors, the Reorganized Debtors, or such entities’ properties unless a proof of claim is filed with the Claims Agent and served upon counsel to the Debtors and the Creditors’ Committee within 30 days after the later of (a) entry notice of the Confirmation Order or (b) notice that the executory contract or unexpired lease has been rejected, unless otherwise ordered by the Bankruptcy Court.
          4. Assumption and Assignment of Divestiture-Related Executory Contracts and Unexpired Leases
     In connection with their efforts related to divestiture transactions, the Debtors may seek entry of an order that, among other things, approves the assumption and assignment of certain executory contracts or unexpired leases to the buyer of a certain business or product line. The Debtors, however, would not consummate the assumption of such contracts and leases until the earlier of the closing of the related divestiture transaction or the Effective Date. Thus, the Plan provides that in the event that the Bankruptcy Court enters an order on or prior to the Effective Date authorizing a Debtor(s) to assume and assign certain executory contracts or unexpired leases in connection with a divestiture transaction, but a Debtor(s) does not assume and assign such contracts and leases prior to the Effective Date: (a) notwithstanding anything to the contrary in the applicable sale order, such assumption shall be consummated pursuant to Article VIII of the Plan and service of notice and any cure payments owed to a non-Debtor counterparty under such contracts and leases shall be made pursuant to Article 8.2 of the Plan and (b) a Debtor(s) shall be permitted to assign such assumed executory contracts and unexpired leases subsequent to the Effective Date pursuant to sections 365 and 1123 of the Bankruptcy Code and the applicable sale order. Because the assumption may be consummated in connection with either the closing of the divestiture transaction or the Plan, the Debtors would provide each non-Debtor counterparty under the applicable contracts and leases with both a cure notice in connection with the divestiture transaction and the Cure Amount Notice. If the closing of the divestiture transaction occurs before the Effective Date, then the Cure Amount Claim would be paid in cash.

If the closing of the divestiture transaction occurs after the Effective Date, then the Cure Amount Claim would be paid with the currency provided under the Plan.
     H. Provisions Governing Distributions
          1. Time Of Distributions
     Except as otherwise provided for herein or ordered by the Bankruptcy Court, distributions under the Plan will be made on a Periodic Distribution Date.
          2. No Interest On Disputed Claims
     Unless otherwise specifically provided for in the Plan or as otherwise required by section 506(b) of the Bankruptcy Code, interest will not accrue or be paid on any Disputed Claim in respect of the period from the Effective Date to the date a final distribution is made when and if such Disputed Claim becomes an Allowed Claim.
          3. Disbursing Agent
     The Disbursing Agent will make all distributions required under the Plan except with respect to any holder of a Claim or Interest whose Claim or Interest is governed by an agreement and is administered by a Servicer, which distributions will be deposited with the appropriate Servicer, as applicable, who will deliver such distributions to the holders of Claims or Interests in accordance with the provisions of the Plan and the terms of any governing agreement. If any such Servicer is unable to make such distributions, the Disbursing Agent, with the cooperation of such Servicer, will make such distributions.
          4. Surrender Of Securities Or Instruments
     On or before the Distribution Date, or as soon as practicable thereafter, each holder of an instrument evidencing a Claim (a “Certificate”) will be required to surrender such Certificate to the Disbursing Agent, or, with respect to indebtedness that is governed by an agreement and administered by a Servicer, the respective Servicer, and such Certificate will be cancelled solely with respect to the Debtors and such cancellation will not alter the obligations or rights of any non-Debtor third parties vis-a-vis one another to such instruments. This requirement does not apply to any Claims Reinstated pursuant to the terms of the Plan. No distribution of property under the Plan will be made to or on behalf of any such holder unless and until such Certificate is received by the Disbursing Agent or the respective Servicer or the unavailability of such Certificate is reasonably established to the satisfaction of the Disbursing Agent or the respective Servicer. Any holder who fails to surrender or cause to be surrendered such Certificate, or fails to execute and deliver an affidavit of loss and indemnity reasonably satisfactory to the Disbursing Agent or the respective Servicer prior to the second anniversary of the Effective Date, will be deemed to have forfeited all rights and Claims in respect of such Certificate and will not participate in any distribution hereunder, and all property in respect of such forfeited distribution, including any dividends or interest attributable thereto, will revert to the Reorganized Debtors notwithstanding any federal or state escheat laws to the contrary.

          5. Services Of Indenture Trustees, Agents, And Servicers
     The Reorganized Debtors will reimburse any Servicer (including the Indenture Trustees) for reasonable and necessary services performed by it (including reasonable attorneys’ fees and documented out-of-pocket expenses) in connection with the making of distributions under the Plan to holders of Allowed Claims or Interests, without the need for the filing of an application with, or approval by, the Bankruptcy Court. To the extent that there are any disputes that the reviewing parties are unable to resolve with the Servicers, the reviewing parties must report to the Bankruptcy Court as to whether there are any unresolved disputes regarding the reasonableness of the Servicers’ (and their attorneys’) fees and expenses. Any such unresolved disputes may be submitted to the Bankruptcy Court for resolution.
          6. Claims Administration Responsibility
               (a) Reorganized Debtors
     The Reorganized Debtors will retain responsibility for administering, disputing, objecting to, compromising, or otherwise resolving all Claims against, and Interests in, the Debtors and making distributions (if any) with respect to all Claims and Interests, except as otherwise described in Article IX of the Plan.
               (b) Joint Claims Oversight Committee
     On the Effective Date, a Joint Claims Oversight Committee will be formed. The Joint Claims Oversight Committee will monitor the general unsecured claims reconciliation and settlement process conducted by the Reorganized Debtors, provide guidance to the Reorganized Debtors, and address the Bankruptcy Court if the Joint Claims Oversight Committee disagrees with the Reorganized Debtors’ determinations requiring claims resolution. The composition of the Joint Claims Oversight Committee must be reasonably satisfactory to Appaloosa, but in any case, will include at least one representative appointed by Appaloosa and one representative appointed by the Creditors’ Committee. For so long as the claims reconciliation process continues, the Reorganized Debtors will make regular reports to the Joint Claims Oversight Committee. The Joint Claims Oversight Committee may employ, without further order of the Bankruptcy Court, professionals to assist it in carrying out its duties as limited above, including any professionals retained in these Chapter 11 Cases, and the Reorganized Debtors will be required to pay the reasonable costs and expenses of the Joint Claims Oversight Committee and its members, including reasonable professional fees, in the ordinary course without further order of the Bankruptcy Court.
               (c) Filing Of Objections
     Unless otherwise extended by the Bankruptcy Court, any objections to Claims and/or Interests must be served and filed on or before the Claims/Interests Objection Deadline. Notwithstanding any authority to the contrary, an objection to a Claim or Interest will be deemed properly served on the holder of the Claim or Interest if the Debtors or Reorganized Debtors effect service by the following means: (i) in accordance with Federal Rule of Civil Procedure 4, as modified and made applicable by Bankruptcy Rule 7004, (ii) to the extent counsel for a holder of a Claim or Interest is unknown, by first class mail, postage prepaid, on the signatory on the proof of claim or other representative identified on the proof of claim or any attachment thereto (or at the last known addresses of such holders of Claims if no proof of claim is filed or if the Debtors have been notified in writing of a change of address), or (iii) by first class mail, postage prepaid, on any counsel that has appeared on behalf of the holder of the Claim or Interest in the Chapter 11 Cases and has not withdrawn such appearance.
               (d) Determination Of Claims Or Interests
     Any Claim or Interest determined and liquidated pursuant to (i) the ADR Procedures, (ii) an order of the Bankruptcy Court, or (iii) applicable non-bankruptcy law (which determination has not been stayed, reversed, or amended and as to which determination (or any revision, modification, or amendment thereof) the time to appeal or seek review or rehearing has expired and as to which no appeal or petition for review or rehearing was filed or, if filed, remains pending) will be deemed an Allowed Claim or an Allowed Interest in such liquidated amount and satisfied in accordance with the Plan. The Plan will not constitute or be deemed a waiver of any claim, right, or Cause of Action that the Debtors or the Reorganized Debtors may have against any Person in connection with or arising out of any Claim or Claims, including, without limitation, any rights under section 157(b) of title 28 of the United States Code.
               (e) Claims Bar Date
     Any Claim (whether a newly filed Claim or an amendment to a previously filed Claim) filed after the later of (i) the Effective Date, (ii) with respect to Claims for rejection damages, the bar date established pursuant to Article 8.3 of this Plan for the filing of such claims, or (iii) with respect to Claims that are Administrative Claims, the bar date established pursuant to Article 10.5 of this Plan, shall not be recognized, or recorded on the claims register, by the Claims Agent and shall be disallowed automatically without the need for any objection from the Debtors or the Reorganized Debtors unless such untimely filing is expressly authorized by an order of the Bankruptcy Court. Nothing herein shall in any way alter, impair, or abridge the legal effect of the Bar Date Order, and the Debtors’, Reorganized Debtors’, and other parties in interest’s rights to object to such Claims on the grounds that they are time barred or otherwise subject to disallowance or modification.
          7. Delivery Of Distributions
               (a) Allowed Claims
     Distributions to holders of Allowed Claims will be made by the Disbursing Agent or the appropriate Servicer (a) at the addresses set forth on the proofs of claim filed by such holders of Claims (or at the last known addresses of such holders of Claims if no proof of claim is filed or if the Debtors have been notified in writing of a change of address), (b) at the addresses set forth in any written notices of address changes delivered to the Disbursing Agent after the date of any related proof of claim, (c) at the addresses reflected in the Schedules if no proof of claim has been filed and the Disbursing Agent has not received a written notice of a change of address, or (d) in the case of a holder of a Claim whose Claim is governed by an agreement and administered by a Servicer, at the addresses contained in the official records of such Servicer.

               (b) Allowed Interests
     For the purpose of making distributions (other than the Rights) to holders of Allowed Interests pertaining to Existing Common Stock, the transfer ledger in respect of the Existing Common Stock in Delphi will be closed as of the close of business on the Effective Date, and the Disbursing Agent and its respective agents will be entitled to recognize and deal for all purposes with only those holders of record stated on the transfer ledger maintained by the stock transfer agent for the Existing Common Stock in Delphi as of the close of business on the Effective Date.
               (c) Undeliverable Distributions
     If any distribution to a holder of a Claim or Interest is returned as undeliverable, no further distributions to such holder of such Claim or Interest will be made unless and until the Disbursing Agent or the appropriate Servicer is notified of the then-current address of such holder of the Claim or Interest, at which time all missed distributions will be made to such holder of the Claim or Interest without interest. Amounts in respect of undeliverable distributions will be returned to the Reorganized Debtors until such distributions are claimed. The Debtors will make reasonable efforts to locate holders of undeliverable distributions. All claims for undeliverable distributions must be made on or before the later to occur of (i) the first anniversary of the Effective Date or (ii) six months after such holder’s Claim or Interest becomes an Allowed Claim or an Allowed Interest, after which date all unclaimed property will revert to the Reorganized Debtors free of any restrictions thereon and the claim of any holder or successor to such holder with respect to such property will be discharged and forever barred, notwithstanding federal or state escheat laws to the contrary.
          8. Procedures For Treating And Resolving Disputed And Contingent Claims And Interests
               (a) No Distributions Pending Allowance
     No payments or distributions will be made with respect to all or any portion of a Disputed Claim or Disputed Interest unless and until all objections to such Disputed Claim or Disputed Interest have been settled or withdrawn or have been determined by a Final Order of the Bankruptcy Court, and the Disputed Claim or Disputed Interest has become an Allowed Claim or Allowed Interest. All objections to Claims or Interests must be filed on or before the Claims Objection Deadline.
               (b) Distribution Reserve
     The Debtors will establish one or more Distribution Reserves of New Common Stock, New Warrants, Oversubscription Cash, and Cash raised by the Par Value Rights Offering for the purpose of effectuating distributions to holders of Disputed Claims or Disputed Interests pending the allowance or disallowance of such claims or interests in accordance with the Plan.

(i)	Distribution Reserve Related To New Common Stock And New Warrants Distributed Pursuant To The Plan
     The Debtors or the Disbursing Agent will establish a reserve to hold the New Common Stock and New Warrants that would otherwise be distributed to holders of Disputed Claims or Disputed Interests based on the amounts of such Claims or Interests estimated by the Bankruptcy Court or agreed to by the holder of such Claim or Interest and the Debtors.
(ii)	Distribution Reserve For Oversubscription Cash
     The Debtors or Disbursing Agent will establish a Distribution Reserve for the Oversubscription Cash. The Distribution Reserve will be equal to the Pro Rata portion of the Oversubscription Cash to which Non-exercising Creditors would be entitled under the Plan as of the Effective Date, as if the Disputed Claims of such Non-exercising Creditors were Allowed Claims in their (a) Face Amount or (b) estimated amounts as approved by the Bankruptcy Court or agreed to by the holder of such Claim and Debtors. Payments and distributions from the Distribution Reserve for Oversubscription Cash will be made as appropriate to (i) any Non-exercising Creditor holding a Disputed Claim that has become an Allowed Claim, as soon as reasonably practicable after the date such Disputed Claim becomes an Allowed Claim and (ii) any Non-exercising Creditors holding Allowed Claims if any Disputed Claim is disallowed in whole or in part.
(iii)	Estimation Of Claims For Distribution Reserves
     To the extent that any Claims remain Disputed Claims as of the Effective Date, the Debtors or Reorganized Debtors will seek an order from the Bankruptcy Court establishing the amounts to be withheld as part of the Distribution Reserves. Without limiting the foregoing, the Debtors or the Reorganized Debtors may at any time request that the Bankruptcy Court estimate any Disputed Claim, including any such Claim arising from the Debtors’ or Reorganized Debtors’ rejection of an executory contract, pursuant to section 502(c) of the Bankruptcy Code regardless of whether the Debtors have previously objected to such Claim, and the Bankruptcy Court will retain jurisdiction to estimate any Disputed Claim at any time during litigation concerning any objection to any Disputed Claim, including during the pendency of any appeal relating to any such objection. In the event that the Bankruptcy Court estimates any Disputed Claim, that estimated amount may, as determined by the Bankruptcy Court, constitute either (a) the Allowed amount of such Disputed Claim, (b) a maximum limitation on such Disputed Claim, or (c) in the event such Disputed Claim is estimated in connection with the estimation of other Claims within the same Class, a maximum limitation on the aggregate amount of Allowed Claims on account of such Disputed Claims so estimated. If the estimate constitutes the maximum limitation on a Disputed Claim, or on more than one such Claim within a Class of Claims, as applicable, the Debtors may elect to pursue supplemental proceedings to object to any ultimate allowance of any such Disputed Claim. All of the objection, estimation, settlement, and resolution procedures set forth in the Plan are cumulative and not necessarily exclusive of one another. Disputed Claims may be estimated and subsequently compromised, settled, withdrawn, or resolved by any mechanism approved by the Bankruptcy Court.

               (c) No Recourse To Debtors Or Reorganized Debtors
     Any Disputed Claim or Disputed Interest that ultimately becomes an Allowed Claim or Allowed Interest, as the case may be, will be entitled to receive its applicable distribution under the Plan solely from the Distribution Reserve established on account of such Disputed Claim or Disputed Interest. In no event will any holder of a Disputed Claim or Disputed Interest have any recourse with respect to distributions made, or to be made, under the Plan to any Debtor or Reorganized Debtor on account of such Disputed Claim or Disputed Interest, regardless of whether such Disputed Claim or Disputed Interest will ultimately become an Allowed Claim or Allowed Interest, as the case may be, or regardless of whether sufficient Cash, New Common Stock, New Warrants, or other property remains available for distribution in the Distribution Reserve established on account of such Disputed Claim or Disputed Interest at the time such Claim or Interest becomes entitled to receive a distribution under the Plan.
               (d) Distributions After Allowance
     Payments and distributions from the Distribution Reserve to each respective holder of a Claim or Interest on account of a Disputed Claim or Disputed Interest, to the extent that it ultimately becomes an Allowed Claim or an Allowed Interest, will be made in accordance with provisions of the Plan that govern distributions to such holder of a Claim or Interest. On the first Periodic Distribution Date following the date when a Disputed Claim or Disputed Interest becomes undisputed, noncontingent, and liquidated, the Disbursing Agent will distribute to the holder of an Allowed Claim or Allowed Interest any Cash, New Common Stock, New Warrants, or other property from the Distribution Reserve that would have been distributed on the dates when distributions were previously made had such Allowed Claim or Allowed Interest been an Allowed Claim or Allowed Interest on such dates. After a Final Order of the Bankruptcy Court has been entered, or other final resolution has been reached with respect to all Disputed Claims and Disputed Interests, (i) any remaining New Common Stock in the Distribution Reserve will revert to the Reorganized Debtors and be held as treasury stock, (ii) any Oversubscription Cash remaining in the Distribution Reserve will be distributed to Non-exercising Creditors on a Pro Rata basis based on the Allowed Claims of Non-exercising Creditors, and (iii) any property held in a distribution reserve established solely on account of Class 1G-1 will not revert to the Debtors and will be distributed to holders of Allowed Class 1G-1 Interests in accordance with Article 5.6 of the Plan. Subject to the limitations in Article 9.2 of the Plan, all distributions made under Article IX of the Plan on account of an Allowed Claim will be made together with any dividends, payments, or other distributions made on account of, as well as any obligations arising from, the distributed property as if such Allowed Claim had been an Allowed Claim on the dates when distributions were previously made to holders of Allowed Claims included in the applicable class. The Disbursing Agent will be deemed to have voted any New Common Stock held in the Distribution Reserve in the same proportion as shares previously disbursed by the Disbursing Agent. The Servicers will be deemed to have voted any New Common Stock held by such Servicers in the same proportion as shares previously disbursed by such Servicers.
               (e) De Minimis Distributions
     Neither the Disbursing Agent nor any Servicer will have any obligation to make a distribution on account of an Allowed Claim or Allowed Interest from any Distribution Reserve or otherwise if (i) the aggregate amount of all distributions authorized to be made from such Distribution Reserve or otherwise on the Periodic Distribution Date in question is or has a value less than $250,000; provided that the Debtors will make a distribution on a Periodic Distribution Date of less than $250,000 if the Debtors expect that such Periodic Distribution Date will be the final Periodic Distribution Date or (ii) the amount to be distributed to the specific holder of the Allowed Claim or Allowed Interest on the particular Periodic Distribution Date does not both (x) constitute a final distribution to such holder and (y) have a value less than $50.00.
          9. Section 510(b) Opt Out Claims
     No Section 510(b) Opt Out Claim will be an Allowed Claim unless and until such Claim has been allowed by Final Order of the Bankruptcy Court. Any Section 510(b) Opt Out Claim that ultimately becomes an Allowed Claim will be entitled to receive its applicable distribution that would have been otherwise distributed under the Plan solely from the applicable portion of the Securities Settlement. In no event will any holder of a Section 510(b) Opt Out Claim have any recourse with respect to distributions made, or to be made, under the Securities Settlement to holders of such Claims or Interests to any Debtor or Reorganized Debtor on account of such Section 510(b) Opt Out Claim, regardless of whether such Claim will ultimately become an Allowed Claim or regardless of whether sufficient New Common Stock or Discount Rights remain available for distribution at the time such Claim is Allowed.
          10. Fractional Securities
     Payments of fractions of shares of New Common Stock to holders of General Unsecured Claims will not be made. Fractional shares of New Common Stock that would otherwise be distributed under the Plan will be rounded to the nearest whole number of shares in accordance with the following method: (a) fractions of one-half (1/2) or greater will be rounded to the next higher whole number of shares and (b) fractions of less than one-half (1/2) will be rounded to the next lower whole number of shares.
     In lieu of a distribution of fractional shares of New Common Stock and New Warrants to holders of Existing Common Stock, such fractional shares of New Common Stock and New Warrants will be aggregated and sold, and the Cash generated by such sale will be distributed pro rata to holders of Existing Common Stock. Notwithstanding the foregoing, a holder of Existing Common Stock may elect to receive a distribution of a fractional warrant in lieu of cash, provided, however, that a fractional warrant will not be exercisable unless it is aggregated with other fractional warrants so as to permit the exercise for one whole share as more fully described in the agreements governing the New Warrants.
     I. Allowance And Payment Of Certain Administrative Claims
          1. DIP Facility Claims
               (a) DIP Facility Revolver Claims
     On the Effective Date, the DIP Facility Revolver Claim will be allowed in an amount to be agreed upon by the Debtors and, as applicable, the DIP Lenders, or as ordered by the Bankruptcy Court, at least five Business Days prior to the Effective Date, and all obligations of the Debtors thereunder will be paid in full in Cash in accordance with the DIP Credit Agreement on the Effective Date.
               (b) DIP Facility First Priority Term Claim
     On the Effective Date, the principal amount of the DIP Facility First Priority Term Claim will be allowed in an amount agreed upon by the Debtors and, as applicable, the DIP Lenders, or as ordered by the Bankruptcy Court, at least five Business Days prior to the Effective Date, and all obligations of the Debtors thereunder will be paid in full in Cash in accordance with the DIP Credit Agreement on the Effective Date, except that with respect to letters of credit issued under the DIP Facility, such claims may be satisfied in full by the cash collateralization of such letters of credit, or by procuring back-up letters of credit, in each case in accordance with the DIP Credit Agreement or as otherwise agreed to by the DIP Agent.
               (c) DIP Facility Second Priority Term Claim
     On the Effective Date, the principal amount of the DIP Facility Second Priority Term Claim will be allowed in an amount agreed upon by the Debtors and, as applicable, the DIP Lenders, or as ordered by the Bankruptcy Court, at least five Business Days prior to the Effective Date, and all obligations of the Debtors thereunder will be paid in full in Cash in accordance with the DIP Credit Agreement on the Effective Date.
               (d) Cancellation Of Liens
     Once the events described in the foregoing sections (a), (b), and (c) have occurred, all liens and security interests granted to secure the DIP Facility Revolver Claim, the DIP Facility First Priority Term Claim, and the DIP Facility Second Priority Term Claim will be deemed cancelled and will be of no further force and effect. To the extent that the DIP Lenders or the DIP Agent have filed or recorded publicly any liens and/or security interests to secure the Debtors’ obligations under the DIP Facility, the DIP Lenders or the DIP Agent, as the case may be, will take any commercially reasonable steps requested by the Debtors that are necessary to cancel and/or extinguish such publicly-filed liens and/or security interests.
          2. Investment Agreement Claims
     The Investment Agreement Claims will be allowed and paid pursuant to the terms of the Investment Agreement and the Investment Agreement Order and nothing contained in the Plan will in any way modify the parties’ rights and obligations under the Investment Agreement.
          3. Professional Claims
               (a) Final Fee Applications
     All final requests for payment of Professional Claims and requests for reimbursement of expenses of members of the Statutory Committees must be filed no later than the last day of the second full month after the Effective Date or May 31, 2008, whichever is later. After notice and a hearing in accordance with the procedures established by the Bankruptcy Code and prior orders of the Bankruptcy Court, the allowed amounts of such Professional Claims and expenses will be determined by the Bankruptcy Court.
               (b) Payment Of Interim Amounts
     Subject to the Holdback Amount, on the Effective Date, the Debtors or Reorganized Debtors will pay all amounts owing to Professionals and members of the Statutory Committees for all outstanding amounts payable relating to prior periods through the Confirmation Date. To receive payment on the Effective Date for unbilled fees and expenses incurred through the Confirmation Date, the Professionals must estimate fees and expenses due for periods that have not been billed as of the Confirmation Date and deliver such estimate to the Debtors, counsel for the Statutory Committees, and the United States Trustee for the Southern District of New York. Within 45 days after the Effective Date, a Professional receiving payment for the estimated period must submit a detailed invoice covering such period in the manner and providing the detail as set forth in the Professional Fee Order or the Ordinary Course Professional Order, as applicable. Should the estimated payment received by any Professional exceed the actual fees and expenses for such period, this excess amount will be credited against the Holdback Amount for such Professional or, if the award of the Holdback Amount for such matter is insufficient, disgorged by such Professional.
               (c) Holdback Amount
     On the Effective Date, the Debtors or the Reorganized Debtors will fund the Holdback Escrow Account with Cash equal to the aggregate Holdback Amount for all Professionals. The Disbursing Agent will maintain the Holdback Escrow Account in trust for the Professionals with respect to whom fees have been held back pursuant to the Professional Fee Order. Such funds will not be considered property of the Debtors, the Reorganized Debtors, or the Estates. The remaining amount of Professional Claims owing to the Professionals will be paid to such Professionals by the Disbursing Agent from the Holdback Escrow Account when such claims are finally allowed by the Bankruptcy Court. When all Professional Claims have been paid in full, amounts remaining in the Holdback Escrow Account, if any, will be paid to the Reorganized Debtors.
               (d) Post-Confirmation Date Retention
     Upon the Confirmation Date, any requirement that Professionals comply with sections 327 through 331 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date will terminate, and the Reorganized Debtors will employ and pay Professionals in the ordinary course of business.
          4. Substantial Contribution Compensation And Expenses Bar Date
     Any Person (including the Indenture Trustees) who requests compensation or expense reimbursement for making a substantial contribution in the Chapter 11 Cases pursuant to sections 503(b)(3), (4), and (5) of the Bankruptcy Code must file an application with the clerk of the Bankruptcy Court on or before the 45th day after the Effective Date (the “503 Deadline”), and serve such application on counsel for the Debtors, the Statutory Committees, the Plan Investors, the United States Trustee for the Southern District of New York, and such other parties as may be decided by the Bankruptcy Court and the Bankruptcy Code on or before the 503 Deadline, or be forever barred from seeking such compensation or expense reimbursement. Notwithstanding the foregoing, on or within 15 days after the Confirmation Date, the Indenture Trustees must deliver to the Debtors either (a) a statement indicating that such Indenture Trustee’s prepetition fees and expenses are less than the amounts set forth on Exhibit 10.4 to the Plan or (b) their invoices for their respective fees and expenses, and the Debtor will have the right to file an objection with the Bankruptcy Court, which objection must be filed with 15 days of receipt. If an Indenture Trustee has delivered notice that its prepetition fees and expenses are less than the amounts set forth on Exhibit 10.4 of the Plan or absent any such objection, the Indenture Trustees’ invoice for its fees and expenses will be paid by the Debtors or Reorganized Debtors, as applicable, on the Effective Date, or as soon thereafter as practicable, without need to file an application for the payment of its fees and without need for further order of the Bankruptcy Court.
     Law Debenture Trust Company of New York as indenture trustee (“Law Debenture”) contends that the Plan does not provide for payment of Law Debenture’s postpetition fees and expenses (which at present total approximately $1.2 million and which continue to accrue), and that it will be required to assert its “charging lien” against distributions reserved for TOPrS and, in turn, compelled to hold for a period of time and ultimately liquidate a portion of the TOPrS’ distribution of Reorganized Delphi stock to satisfy those outstanding fees and expenses.
          5. Other Administrative Claims
     All other requests for payment of an Administrative Claim (other than as set forth in the Plan) must be filed, in substantially the form of the Administrative Claim Request Form attached to the Plan as Exhibit 10.5, with the Claims Agent and served on counsel for the Debtors and the Statutory Committees no later than 45 days after the Effective Date. Any request for payment of an Administrative Claim pursuant to the Plan that is not timely filed and served will be disallowed automatically without the need for any objection from the Debtors or the Reorganized Debtors. The Debtors or the Reorganized Debtors may settle an Administrative Claim without further Bankruptcy Court approval. Unless the Debtors or the Reorganized Debtors object to an Administrative Claim within 60 days after the Administrative Claims Bar Date unless such objection period is extended by the Bankruptcy Court, such Administrative Claim will be deemed allowed in the amount requested. In the event that the Debtors or the Reorganized Debtors object to an Administrative Claim, the Bankruptcy Court will determine the allowed amount of such Administrative Claim. Notwithstanding the foregoing, no request for payment of an Administrative Claim need be filed with respect to an Administrative Claim which is paid or payable in the ordinary course of business.
          J. Effect Of The Plan On Claims And Interests
               1. Revesting Of Assets
     Except as otherwise explicitly provided in the Plan, on the Effective Date, all property comprising the Estates (including Retained Actions, but excluding property that has been abandoned pursuant to an order of the Bankruptcy Court) will revest in each of the Debtors which owned such property or interest in property as of the Effective Date, free and clear of all

Claims, liens, charges, encumbrances, rights, and Interests of creditors and equity security holders. As of and following the Effective Date, the Reorganized Debtors may operate their businesses and use, acquire, and dispose of property and settle and compromise Claims or Interests without supervision of the Bankruptcy Court, free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Plan and the Confirmation Order.
          2. Discharge Of Debtors
     Pursuant to section 1141(d) of the Bankruptcy Code, except as otherwise specifically provided in the Plan or in the Confirmation Order, the distributions and rights that are provided in the Plan will be in complete satisfaction, discharge, and release, effective as of the Effective Date, of Claims and Causes of Action, whether known or unknown, against, liabilities of, liens on, obligations of, rights against, and Interests in the Debtors or any of their assets or properties, regardless of whether any property will have been distributed or retained pursuant to the Plan on account of such Claims, rights, and Interests, including, but not limited to, Claims and Interests that arose before the Effective Date, any liability (including withdrawal liability) to the extent such Claims relate to services performed by employees of the Debtors prior to the Petition Date and that arise from a termination of employment or a termination of any employee or retiree benefit program, regardless of whether such termination occurred prior to or after the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not (a) a proof of claim or interest based upon such Claim, debt, right, or Interest is filed or deemed filed under section 501 of the Bankruptcy Code, (b) a Claim or Interest based upon such Claim, debt, right, or Interest is allowed under section 502 of the Bankruptcy Code, or (c) the holder of such a Claim, right, or Interest accepted the Plan. The Confirmation Order will be a judicial determination of the discharge of all Claims against and Interests in the Debtors, subject to the occurrence of the Effective Date.
          3. Compromises And Settlements
     In accordance with Article 9.6 of the Plan, pursuant to Bankruptcy Rule 9019(a), the Debtors may compromise and settle various (a) Claims against, or Interests in, the Debtors and (b) Causes of Action that the Debtors have against other Persons up to and including the Effective Date. After the Effective Date, any such right will pass to the Reorganized Debtors as contemplated in Article 11.1 of the Plan, without the need for further approval of the Bankruptcy Court. Notwithstanding the foregoing, Bankruptcy Court approval will be required after the Effective Date if the Joint Claims Oversight Committee objects to a proposed settlement based on criteria established by the board of directors of Reorganized Delphi.
          4. Release By Debtors Of Certain Parties
     The releases provided in the Plan and described below discharge and release certain parties from claims arising from prepetition actions and claims (including claims held by third parties, such as creditors and shareholders) and limit the liability against certain parties for acts or omissions arising out of or in connection with these Chapter 11 Cases unless such actions are the result of willful misconduct or gross negligence. The releases of each of the major constituencies in these cases, including the Debtors’ officers, directors, and employees, the

Creditors’ Committee, the Equity Committee, the Plan Investors, the DIP Agent, the DIP Lenders, the Unions, and GM, allow the parties to participate in the Debtors’ restructuring cases and protect individuals who have contributed to the restructuring process. The parties for whom releases are provided have participated in complex negotiations with an unprecedented scope. Moreover, the amounts contributed by each of these parties as part of settlements or other agreements are substantial. The contributions made by some parties amount to billions of dollars invested in Delphi’s reorganization. Further, these parties conditioned their settlements and agreements on receiving the releases contemplated by the Plan. Thus, because of the value provided to the Debtors’ estates as a result of these critical and necessary settlements and agreements, the Debtors believe it is appropriate to provide the releases described below.
     Pursuant to section 1123(b)(3) of the Bankruptcy Code, but subject to Article 11.13 of the Plan, effective as of the Effective Date, each Debtor, in its individual capacity and as a debtor-in-possession for and on behalf of its respective Estate, will release and discharge and be deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever released and discharged all Released Parties for and from any and all claims or Causes of Action existing as of the Effective Date in any manner arising from, based on, or relating to, in whole or in part, the Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the restructuring of Claims and Interests prior to or in the Chapter 11 Cases, or any act, omission, occurrence, or event in any manner related to any such Claims, Interests, restructuring, or the Chapter 11 Cases. The Reorganized Debtors and any newly-formed entities that will be continuing the Debtors’ businesses after the Effective Date will be bound, to the same extent the Debtors are bound, by the releases and discharges set forth above. Notwithstanding the foregoing, nothing in the Plan will be deemed to release (i) any of the Debtors or GM from their obligations under the Delphi-GM Definitive Documents or the transactions contemplated thereby, (ii) any of the Debtors, the Unions, or GM from their obligations under the Union Settlement Agreements or the transactions contemplated thereby, or (iii) any of the Debtors or the Plan Investors or their affiliates from their obligations under the Investment Agreement or the transactions contemplated thereby.
     The term “Released Parties” means, collectively, (a) all officers of each of the Debtors, all members of the boards of directors of each of the Debtors, and all employees of each of the Debtors, in each case in their respective capacities as of the date of the commencement of the hearing on the Disclosure Statement, (b) the Creditors’ Committee and all current and former members of the Creditors’ Committee in their respective capacities as such, (c) the Equity Committee and all current and former members of the Equity Committee in their respective capacities as such, (d) the DIP Agent in its capacity as such, (e) the DIP Lenders solely in their capacities as such, (f) all Professionals, (g) the Unions and current or former members, officers, and committee members of the Unions, (h) the Indenture Trustees, in their capacities as such, and (i) with respect to each of the above-named Persons, such Person’s affiliates, advisors, principals, employees, officers, directors, representatives, financial advisors, attorneys, accountants, investment bankers, consultants, agents, and other representatives and professionals.

          5. Release By Holders Of Claims And Interests
     On the Effective Date, (a) each Person who votes to accept the Plan and (b) to the fullest extent permissible under applicable law, as such law may be extended or interpreted subsequent to the Effective Date, each entity (other than a Debtor), which has held, holds, or may hold a Claim against or Interest in the Debtors, in consideration for the obligations of the Debtors and the Reorganized Debtors under the Plan and the Cash, New Common Stock, New Warrants, and other contracts, instruments, releases, agreements, or documents to be delivered in connection with the Plan (each, a “Release Obligor”), will have conclusively, absolutely, unconditionally, irrevocably, and forever released and discharged all Released Parties for and from any claim or Cause of Action existing as of the Effective Date in any manner arising from, based on, or relating to, in whole or in part, the Debtors, the subject matter of, or the transaction or event giving rise to, the claim of such Release Obligor, the business or contractual arrangements between any Debtor and Release Obligor or any Released Party, the restructuring of the claim prior to the Chapter 11 Cases, or any act, omission, occurrence, or event in any manner related to such subject matter, transaction, obligation, restructuring, or the Chapter 11 Cases, including, but not limited to, any claim relating to, or arising out of the Debtors’ Chapter 11 Cases, the negotiation and filing of the Plan, the filing of the Chapter 11 Cases, the formulation, preparation, negotiation, dissemination, filing, implementation, administration, confirmation, or consummation of the Plan, the Disclosure Statement, the Plan Exhibits, the Union Settlement Agreements, any employee benefit plan, instrument, release, or other agreement or document created, modified, amended, or entered into in connection with either the Plan or any other agreement with the Unions, including but not limited to the Union Settlement Agreements, or any other act taken or not taken consistent with the Union Settlement Agreements in connection with the Chapter 11 cases; provided, however, that (A) Article 11.5 is subject to and limited by Article 11.13 of the Plan and (B) Article 11.5 will not release any Released Party from any Cause of Action held by a governmental entity existing as of the Effective Date based on (i) the Internal Revenue Code or other U.S. state, city, or municipal tax code, (ii) the environmental laws of the United States or any U.S. state, city, or municipality, (iii) any criminal laws of the United States or any U.S. state, city, or municipality, (iv) the Exchange Act, the Securities Act, or other securities laws of the United States or any U.S. state, city, or municipality, (v) the Employee Retirement Income Security Act of 1974, as amended, or (vi) the laws and regulations of the Bureau of Customs and Border Protection of the United States Department of Homeland Security. Notwithstanding the foregoing, all releases given by GM to (i) the Debtors and the Debtors’ Affiliates shall be as set forth in the Delphi-GM Global Settlement Agreement and (ii) the Unions shall be as set forth in the Union Settlement Agreements.
          6. Release By Unions
     The releases provided for in (i) Section K.3 of the UAW-Delphi-GM Memorandum of Understanding, (ii) Section H.3 of the IUE-CWA-Delphi-GM Memorandum of Understanding, (iii) Section G.3 of the USW Memoranda of Understanding, (iv) Section F.3 of the IUOE Local 18S Memorandum of Understanding and IUOE Local 832S Memorandum of Understanding and Section E.3 of the IUOE Local 101S Memorandum of Understanding, (v) Section F.3 of the IBEW E&S Memorandum of Understanding and the

IBEW Powertrain Memorandum of Understanding, and (vi) Section F.3 of the IAM Memorandum of Understanding are incorporated by reference in the Plan in their entirety.
          7. Release Of GM By Debtors And Third Parties
     On the Effective Date, GM will receive all releases provided for in Article IV of the Settlement Agreement. Those provisions are incorporated by reference in the Plan in their entirety.
          8. Release And Exculpation Of Plan Investors
     In consideration of the contributions to the Debtors’ reorganization made by the Plan Investors, and pursuant to 9(a)(iv) of the Investment Agreement, on the Effective Date (a) each Plan Investor (in its capacity as such or otherwise), its Affiliates, shareholders, partners, directors, officers, employees, and advisors will be released by the Debtors and each entity (other than a Debtor) which has held, holds, or may hold a Claim against or Interest in the Debtors from liability for participation in the transactions contemplated by the that certain Equity Purchase and Commitment Agreement, dated as of January 18, 2007 (the “Original Agreement”), the Investment Agreement, the preferred term sheet exhibit to the Investment Agreement, the Plan Framework Support Agreement, dated as of January 18, 2007 (the “Original PSA”), and the Plan, and any other investment in the Debtors discussed with the Debtors, whether prior to or after the execution of the foregoing, to the fullest extent permitted under applicable law, (b) each Plan Investor (in its capacity as such or otherwise), its Affiliates, shareholders, partners, directors, officers, employees, and advisors will not have or incur any liability to any party with respect to all of the foregoing actions set forth in subclause (a) and will be additionally exculpated to the same extent as the Debtors’ directors, officers, employees, attorneys, advisors, and agents are otherwise exculpated under the Plan pursuant to Article 11.11 of the Plan, and (c) each Plan Investor (in its capacity as an investor), its Affiliates, shareholders, partners, Debtors’ directors, officers, employees, and advisors will be released to the same extent the Company’s directors, officers, employees, attorneys, advisors, and agents are otherwise released under the Plan pursuant to Article 11.4 and Article 11.5 of the Plan; provided, that such releases and exculpations will not prohibit or impede the Debtors’ ability to assert defenses or counterclaims in connection with or relating to the Original Agreement or the Original PSA.
          9. Setoffs
     Subject to Article 11.13 of the Plan, the Debtors may, but will not be required to, set off against any Claim, and the payments or other distributions to be made pursuant to the Plan in respect of such Claim, claims of any nature whatsoever that the Debtors may have against such holder of such Claim, but neither the failure to do so nor the allowance of any Claim will constitute a waiver or release by the Debtors or the Reorganized Debtors of any such claim that the Debtors or the Reorganized Debtors may have against such holder of such Claim.

          10. Subordination Rights
     All Claims against the Debtors and all rights and claims between or among holders of Claims relating in any manner whatsoever to distributions on account of Claims against or Interests in the Debtors, based upon any claimed subordination rights, whether asserted or unasserted, legal or equitable, will be deemed satisfied by the distributions under the Plan to holders of Claims having such subordination rights, and such subordination rights will be deemed waived, released, discharged, and terminated as of the Effective Date; provided, that the subordination rights of the holders of Senior Debt (as such term is defined in the Subordinated Notes Indenture) will be deemed satisfied through the distributions described in Article 5.3 of the Plan, and that as a result of the satisfaction of the subordination provisions of the Subordinated Notes Indenture, the holders of TOPrS Claims will receive a distribution equal to 90% of the principal and accrued prepetition interest of the TOPrS. Except as otherwise specifically provided for in the Plan, distributions to the various Classes of Claims under the Plan will not be subject to levy, garnishment, attachment, or like legal process by any holder of a Claim by reason of any subordination rights or otherwise, so that each holder of a Claim will have and receive the benefit of the distributions in the manner set forth in the Plan.
     Except as otherwise provided in the Plan (including any Plan Exhibits) or the Confirmation Order, the right of any of the Debtors or Reorganized Debtors to seek subordination of any Claim or Interest pursuant to section 510 of the Bankruptcy Code is fully reserved, and the treatment afforded any Claim or Interest that becomes a subordinated Claim or Interest at any time will be modified to reflect such subordination. Unless the Plan (including Plan Exhibits) or the Confirmation Order otherwise provide, no distributions will be made on account of a Claim, subordinated pursuant to Article 11.10(b) unless the Claims senior to such subordinated Claims are satisfied in full.
          11. Exculpation And Limitation Of Liability
     Subject to Article 11.13 of the Plan, the Debtors, the Reorganized Debtors, the Statutory Committees, the members of the Statutory Committees in their capacities as such, the UAW, the IUE-CWA, the USW, the IAM, the IBEW, the IUOE, the DIP Agent, the DIP Lenders in their capacities as such and as holders of Claims and Interests, GM, the Indenture Trustees in their capacities as such, and any of such parties’ respective current or former members, officers, directors, committee members, affiliates, employees, advisors, attorneys, representatives, accountants, financial advisors, consultants, investment bankers, or agents and any of such parties’ successors and assigns, will not have or incur, and are hereby released from, any claim, obligation, Cause of Action, or liability to any party, or any of its agents, employees, representatives, current or former members, financial advisors, attorneys or affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to, or arising out of the Debtors’ Chapter 11 Cases, the negotiation and filing of the Plan, the filing of the Chapter 11 Cases, the formulation, preparation, negotiation, dissemination, filing, implementation, administration, confirmation, or consummation of the Plan, the Disclosure Statement, the Plan Exhibits, the Union Settlement Agreements, any employee benefit plan, instrument, release or other agreement or document created, modified, amended, or entered into in connection with either the Plan or any agreement with the Unions, including but not limited to the Union

Settlement Agreements, or any other act taken or not taken consistent with the Union Settlement Agreements in connection with the Chapter 11 Cases, except for their willful misconduct and gross negligence and except with respect to obligations arising under confidentiality agreements, joint interest agreements, and protective orders entered during the Chapter 11 Cases, and in all respects will be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities under the Plan. Other than as provided for in Article 11.11 of the Plan and in Article 11.13 of the Plan, no party or its agents, employees, representatives, current or former members, financial advisors, attorneys, or affiliates, and no successors or assigns of the foregoing, will have any right of action against the parties listed in Article 11.11 of the Plan for any act or omission in connection with, relating to, or arising out of the Chapter 11 Cases, the formulation, preparation, negotiation, dissemination, filing, implementation, administration, confirmation or consummation of the Plan, the Disclosure Statement, the Union Settlement Agreements, any employee benefit plan, instrument, release or other agreement or document created, modified, amended or entered into in connection with either the Plan or any agreement with the Unions, including but not limited to the Union Settlement Agreements, or any other act taken or not taken consistent with the Union Settlement Agreements in connection with the Chapter 11 Cases. For the avoidance of doubt, the exculpatory provisions of Article 11.11 of the Plan, which apply to postpetition conduct, are not intended, nor will they be construed, to bar any governmental unit from pursuing any police or regulatory action. Moreover, nothing in the Plan will be deemed to release (i) any of the Debtors or GM from their obligations under the Delphi-GM Definitive Documents or the transactions contemplated thereby, (ii) any of the Debtors, the Unions, or GM from their obligations under the Union Settlement Agreements or the transactions contemplated thereby, (iii) any of the Debtors or the Plan Investors or their affiliates from their obligations under the Investment Agreement or the transactions contemplated thereby, or (iv) any of the Debtors from their obligations under the Plan or the transactions contemplated thereby.
          12. Indemnification Obligations
     The Plan contains provisions concerning the Indemnification Rights of Indemnitees. The term “Indemnitee” means all current and former directors, officers, employees, agents, or representatives of the Debtors who are entitled to assert Indemnification Rights. The term “Indemnification Rights” means obligations of the Debtors, if any, to indemnify, reimburse, advance, or contribute to the losses, liabilities, or expenses of an Indemnitee pursuant to the Debtor’s certificate of incorporation, bylaws, policy of providing employee indemnification, applicable law, or specific agreement in respect of any claims, demands, suits, causes of action, or proceedings against an Indemnitee based upon any act or omission related to an Indemnitee’s service with, for, or on behalf of the Debtors. The term “Continuing Indemnification Rights” means those Indemnification Rights held by any Indemnitee who is a Released Party, together with any Indemnification Rights held by any Indemnitee on account of events occurring on or after the Petition Date.
     Subject to Article 11.13 of the Plan, in satisfaction and compromise of the Indemnitees’ Indemnification Rights: (a) all Indemnification Rights will be released and discharged on and as of the Effective Date except for Continuing Indemnification Rights (which will remain in full force and effect to the fullest extent allowed by law or contract on and after the Effective Date and will not be modified, reduced, discharged, or otherwise affected in any way by the Chapter 11 Cases); (b) the Debtors or the Reorganized Debtors, as the case may be, will maintain directors’ and officers’ insurance providing coverage for those Indemnitees currently covered by such policies for the remaining term of such policy and will maintain tail coverage under policies in existence as of the Effective Date for a period of six years after the Effective Date, to the fullest extent permitted by such provisions, in each case insuring such parties in respect of any claims, demands, suits, Causes of Action, or proceedings against such Persons based upon any act or omission related to such Person’s service with, for, or on behalf of the Debtors in at least the scope and amount as currently maintained by the Debtors (the “Insurance Coverage”) and hereby further indemnify such Indemnitees without Continuing Indemnification Rights solely to pay for any deductible or retention amount that may be payable in connection with any claim covered under either the foregoing Insurance Coverage or any prior similar policy in an aggregate amount not to exceed $10 million; (c) the insurers who issue the Insurance Coverage will be authorized to pay any professional fees and expenses incurred in connection with any action relating to any Indemnification Rights and Continuing Indemnification Rights; and (d) the Debtors or the Reorganized Debtors, as the case may be, will indemnify Indemnitees with Continuing Indemnification Rights and agree to pay for any deductible or retention amount that may be payable in connection with any claim covered under either the foregoing Insurance Coverage or any prior similar policy. Notwithstanding subclause (a) above, pursuant to the Stipulation and Agreement of Insurance Settlement (the “Insurance Stipulation,” a copy of which is attached as Exhibit 7.19(c) to the Plan) the Delphi Officers’ and Directors’ (as defined in the Insurance Stipulation) indemnification claims related to the MDL Actions and related government investigations and proceedings have been estimated at $0 for all purposes in these Chapter 11 Cases, and the Delphi Officers and Directors have released all such indemnification claims against Delphi, subject to the Delphi Officers’ and Directors’ right to assert an indemnification claim against Delphi for legal fees and expenses incurred in the defense of unsuccessful claims asserted as a defense or setoff by Delphi against the Delphi Officers and Directors related to the MDL Actions or related government investigations and proceedings, all as more particularly set forth in the Insurance Stipulation.
          13. Exclusions And Limitations On Exculpation, Indemnification, And Releases
     Notwithstanding anything in the Plan to the contrary, no provision of the Plan or the Confirmation Order, including, without limitation, any exculpation, indemnification, or release provision, will modify, release, or otherwise limit the liability of any Person not specifically released under the Plan, including, without limitation, any Person who is a co-obligor or joint tortfeasor of a Released Party or who is otherwise liable under theories of vicarious or other derivative liability.
          14. Injunction
     Subject to Article 11.13 of the Plan, the satisfaction, release, and discharge pursuant to Article XI of the Plan will act as an injunction against any Person commencing or continuing any action, employment of process, or act to collect, offset, or recover any Claim, Interest, or Cause of Action satisfied, released, or discharged under the Plan to the fullest extent authorized or provided by the Bankruptcy Code, including, without limitation, to the extent provided for or authorized by sections 524 and 1141 thereof.
X.	GENERAL CONSIDERATIONS AND RISK FACTORS TO BE CONSIDERED
     Every holder of a Claim against or Interest in a Debtor should read and carefully consider the following factors, as well as the other information set forth in this Disclosure Statement (and the documents delivered together herewith and/or incorporated by reference herein) before deciding whether to vote to accept or to reject the Plan.
     A. General Considerations
     The formulation of a reorganization plan is the principal purpose of a chapter 11 case. The Plan sets forth the means for satisfying the holders of Claims against and Interests in the Debtors. Certain Claims and Interests may receive partial distributions pursuant to the Plan, and in some instances, no distributions at all. The recapitalization of the Debtors realizes the going concern value of the Debtors for the holders of Claims and Interests. Moreover, reorganization of the Debtors’ business and operations under the proposed Plan also avoids the potentially adverse impact of a liquidation on the Debtors’ employees and many of its customers and suppliers.
     B. Certain Bankruptcy Considerations
     If the Plan is not confirmed and consummated, there can be no assurance that the Chapter 11 Cases will continue rather than be converted to a liquidation or that any alternative plan of reorganization would be on terms as favorable to the holders of Claims and Interests as the terms of the Plan. If a liquidation or protracted and litigated reorganization were to occur, there is a substantial risk that the value of the Debtors’ enterprise would be substantially eroded to the detriment of all stakeholders. See Appendix E attached to this Disclosure Statement for liquidation analyses of the Debtors, showing hypothetical chapter 7 liquidation scenarios.
     Prior to and during the hearing on this Disclosure Statement, several parties interposed objections related to the confirmability of the Debtors’ Plan. The objections were filed with the Bankruptcy Court and can be reviewed by accessing the Bankruptcy Court’s docket or the Debtors’ Legal Information Website, www.delphidocket.com. The parties that filed these objections include the Creditors’ Committee, the Equity Committee, the Ad Hoc Committee of Trade Creditors, Wilmington Trust Company as indenture trustee, Law Debenture Trust Company of New York as indenture trustee, and an ad hoc group of bondholders (the “Objectors”).
     The Debtors believe these objections are without merit and, to the extent that the Objectors press these objections at the Confirmation Hearing and agreement is not reached with the Objectors prior to the Confirmation Hearing, the Debtors believe that they will prevail on these issues at confirmation. The summary below is meant only to provide a general overview of the objections raised by certain of the Objectors. Certain of the Objectors have alleged the issues summarized below and may continue to prosecute the following objections:

•	The Plan allegedly treats claims in the same class differently and is unfairly discriminatory. In particular, certain Objectors claim that the Plan’s treatment of TOPrS claims differently from other general unsecured claims — holders of TOPrS claims will receive a recovery of 90% of the principal plus accrued prepetition interest, and no accrued postpetition interest, although general unsecured claims receive 100% of the principal, accrued prepetition interest, and accrued postpetition interest — may render the Plan unconfirmable.

•	The fact that the Plan does not provide for payment of postpetition interest on disputed claims pending dispute resolution allegedly may render the Plan unconfirmable.

•	Classification of certain claims under the Plan is allegedly improper. In particular, certain Objectors believe the inclusion of the TOPrS claims within Class C (General Unsecured Claims) may be impermissible.

•	The Plan allegedly does not satisfy the “fair and equitable” or absolute priority requirements of the Bankruptcy Code because holders of TOPrS claims will not receive payment in full, while certain junior creditors and interest holders receive distributions.

•	The third-party releases provided by the Plan are alleged to be overbroad and violate applicable law.

•	The substantive consolidation that may be effected by the Plan is alleged to be unsupportable by applicable law or the facts of these Chapter 11 Cases.
     C. Business Factors And Competitive Conditions
1.	The Cyclical Nature Of Automotive Sales And Production Can Adversely Affect Delphi’s Business
     Delphi’s business is directly related to automotive sales and automotive vehicle production by its customers. Automotive sales and production are highly cyclical and depend on general economic conditions and other factors, including consumer spending and preferences as well as changes in interest rate levels, consumer confidence, and fuel costs. In addition, automotive sales and production can be affected by labor relations issues, regulatory requirements, trade agreements, and other factors. Any significant economic decline that results in a reduction in automotive sales and production by Delphi’s customers will have a material adverse effect on the Company’s business, results of operations, and financial condition.
     Delphi’s sales are also affected by inventory levels and OEM’s production levels. Delphi cannot predict when OEMs will decide either to build or reduce inventory levels or whether new inventory levels will approximate historical inventory levels. This may result in variability in the Company’s sales and financial condition. Uncertainty regarding inventory levels may be exacerbated by favorable consumer financing programs initiated by OEMs which may accelerate sales that otherwise would occur in future periods. Delphi also has historically experienced sales declines during the OEMs scheduled shut-downs or shut-downs resulting from unforeseen events. Continued uncertainty and other unexpected fluctuations could have a material adverse effect on the Company’s business and financial condition.
2.	The Recent Subprime Mortgage Crisis, Decline In Residential Real Estate Values, Any Changes In Consumer Credit Availability, Or Cost Of Borrowing Could Adversely Affect Delphi’s Business
     Difficulties in the subprime mortgage market, declining home values, consumer credit availability, and consumer borrowing costs, individually or collectively, could negatively impact automotive sales and production. Any significant decline in automotive sales and production by Delphi’s customers will have a material adverse affect on the Company’s business, results of operations, and financial condition.
3.	Drop In The Market Share And Changes In Product Mix Offered By Delphi’s Customers Can Impact Delphi’s Revenues
     The mix of vehicle offerings by Delphi’s OEM customers also impacts the Company’s sales. A decrease in consumer demand for specific types of vehicles for which Delphi has traditionally provided significant content could have a significant effect on the Company’s business and financial condition. Delphi’s sales of products in adjacent markets to its customers also depend on the success of these customers retaining their market share. In addition, Delphi may not be able to adapt its product offerings to meet changing consumer preferences and its customers’ supply requirements on a timely, cost effective basis. The ability to respond to competitive pressures and react quickly to other major changes in the marketplace including in the case of automotive sales, increased gasoline prices or consumer desire for and availability of vehicles using alternative fuels is also a risk to Delphi’s future financial performance.
4.	Delphi Depends On General Motors Corporation As A Customer, And Delphi May Not Be Successful At Attracting New Customers
     GM is Delphi’s largest customer and accounted for 44% of its total net sales in 2006, and a portion of Delphi’s non-GM sales are to Tier 1 suppliers who ultimately sell Delphi’s products to GM. In addition, GM accounts for an even greater percentage of Delphi’s net sales in North America where the Company historically has limited ability to adjust its cost structure to changing economic and industry conditions and where the Company is faced with high wage and benefit costs. Additionally, Delphi’s revenues may be affected by decreases in GM’s business or market share. GM has reported a variety of challenges it is facing, including with respect to its debt ratings, its relationships with its unions, and its cost and pricing structures. If GM is unable or unwilling to engage in a business relationship with Delphi on a basis that involves improved commercial terms for Delphi (as compared to those currently in place), Delphi believes that the Company’s sales, cost structure, and profitability will be adversely affected. For these reasons, Delphi cannot provide any assurance as to the amount of Delphi’s future business with GM. To the extent that the Company does not maintain its existing level of business with GM, the Company will need to attract new customers or its results of operations and financial condition will be adversely affected. There can be no assurance that Delphi will be successful in expanding its existing customer base.
5.	Continued Pricing Pressures, OEM Cost Reduction Initiatives, And Ability Of OEMs To Resource Or Cancel Vehicle Programs May Result In Lower Than Anticipated Margins, Or Losses, Which May Have A Significant Negative Impact On Delphi’s Business
     Cost-cutting initiatives adopted by Delphi’s customers generally result in increased downward pressure on pricing. Delphi’s customer supply agreements generally require step downs in component pricing over the period of production. OEMs historically have had significant leverage over their outside suppliers because the automotive component supply industry is fragmented and serves a limited number of automotive OEMs. As such, Tier 1 suppliers are subject to substantial continuing pressure from OEMs to reduce the price of their products. Delphi believes these pricing pressures may further intensify as OEMs pursue restructuring and cost cutting initiatives. If the Company is unable to generate sufficient production cost savings in the future to offset price reductions, the Company’s gross margin and profitability would be adversely affected.
     Furthermore, in most instances, Delphi’s OEM customers are not required to purchase any minimum amount of products from Delphi. The contracts Delphi has entered into with most of its customers provide for supplying the customers for a particular vehicle model, rather than for manufacturing a specific quantity of products. Such contracts range from one year to the life of the model (usually three to seven years), typically are non-exclusive or permit the OEM to re-source if Delphi does not remain competitive and achieve and pass through cost savings in the form of lower prices over the life of the contract, and do not require the purchase by the customer of any minimum number of parts from Delphi. Pricing and capital investment decisions are made by Delphi at the time the contract is entered into based on projected volumes. Therefore, a significant decrease in demand for certain key models or group of related models sold by any of Delphi’s major customers or the ability of a manufacturer to resource and discontinue purchasing from Delphi, for a particular model or group of models, could have a material adverse effect on the Company.
6.	Delphi Operates In The Highly Competitive Automotive Supply Industry
     The automotive component supply industry is highly competitive, both domestically and internationally. Competition is based primarily on price, technology, quality, delivery, and overall customer service. Many of Delphi’s competitors operate with lower overall and/or more flexible cost structures than Delphi does. In particular, Delphi faces restrictions in its ability to adjust its cost structure to reduce OEM production volumes or demand for Delphi’s products. This in turn may limit Delphi’s ability to redeploy resources toward research and development of new technology or to quickly respond to changing market demand or consumer preferences. There can be no assurance that Delphi’s products will be able to compete successfully with the products of its competitors. Furthermore, the rapidly evolving nature of the markets in which Delphi competes may attract new entrants, particularly in low cost countries. As a result, Delphi’s sales levels and margins could be adversely affected by pricing pressures caused by such new entrants. These factors led to selective resourcing of future business to non-U.S.

competitors in the past and may continue to do so in the future. In addition, any of Delphi’s competitors may foresee the course of market development more accurately than Delphi, develop products that are superior to Delphi’s products, have the ability to produce similar products at a lower cost than Delphi, or adapt more quickly than Delphi to new technologies or evolving customer requirements. As a result, Delphi’s products may not be able to compete successfully with the products of Delphi’s competitors.
7.	Certain Disruptions In Supply Of And Changes In The Competitive Environment For Raw Materials Integral To Delphi’s Products May Adversely Affect Delphi’s Profitability
     Delphi uses a broad range of materials and supplies, including metals, castings, chemicals, and electronic components in its products. A significant disruption in the supply of these materials could decrease production and shipping levels, materially increase Delphi’s operating costs, and materially adversely affect Delphi’s profit margins. Shortages of materials or interruptions in transportation systems, labor strikes, work stoppages, or other interruptions to or difficulties in the employment of labor or transportation in the markets where Delphi purchases material, components, and supplies for the production of its products or where its products are produced, distributed, or sold, whether as a result of labor strife, war, further acts of terrorism, or otherwise, in each case may adversely affect Delphi’s profitability. Significant changes in the competitive environment in the markets where Delphi purchases material, components, and supplies for the production of Delphi’s products or where Delphi’s products are produced, distributed, or sold also may adversely affect Delphi’s profitability. In addition, Delphi’s profitability may be adversely affected by changes in economic conditions or political stability in the markets where Delphi procures material, components, and supplies for the production of Delphi’s principal products or where Delphi’s products are produced, distributed, or sold (e.g., North America, Europe, South America, and Asia Pacific).
     In recent periods, there have been significant increases in the global prices of aluminum, copper, lead, oil based products, platinum group metals, resins, and steel, which have had and may continue to have an unfavorable impact on Delphi’s business. The Company anticipates that these increases will continue to adversely affect Delphi’s business throughout fiscal 2007. Any continued fluctuations in the price or availability of steel, resins, oil based products, or copper may have a material adverse effect on Delphi’s business, results of operations, or financial condition. To address increased costs associated with these market forces, a number of Delphi’s suppliers have implemented surcharges on existing fixed-price contracts. Without the surcharge, some suppliers claim they will be unable to provide adequate supply. The Company has implemented a steel raw material resale program with several suppliers whereby the Company leverages Delphi’s purchase volume. The Company has re-sourced 10-15% of Delphi’s direct steel purchases to reduce the impact of these surcharges, but still at prices higher than the original contract. As the resin raw material market-related cost pressure continues, the Company expects to see increasing costs in Delphi’s resin as well as Delphi’s plastic component supplier value streams. The Company will continue efforts to pass some of the supply and raw material cost increases onto Delphi’s customers, although competitive and marketing pressures have limited Delphi’s ability to do that, particularly with U.S. OEMs, and may prevent the Company from doing so in the future. In some cases there is a lapse of time before the Company is able to pass price increases through to the customer. In addition, Delphi’s customers are generally not obligated to accept price increases that the Company may desire to pass along to them. This inability to pass on price increases to Delphi’s customers when raw material prices increase rapidly or to significantly higher than historic levels could adversely affect Delphi’s operating margins and cash flow, possibly resulting in lower operating income and profitability.
     The Company also faces an inherent business risk of exposure to commodity price risks, and has historically offset a portion of Delphi’s exposure, particularly to changes in the price of various non-ferrous metals used in Delphi’s manufacturing operations, through commodity swaps and option contracts. The Company cannot provide assurance that fluctuations in commodity prices will not otherwise have a material adverse effect on Delphi’s financial condition or results of operations, or cause significant fluctuations in quarterly and annual results of operations.
8.	Delphi May Not Be Able To Respond Quickly Enough To Changes In Technology And Technological Risks, And To Develop Its Intellectual Property Into Commercially Viable Products
     Changes in legislative, regulatory, or industry requirements, or in competitive technologies, may render certain of Delphi’s products obsolete or less attractive. Delphi’s ability to anticipate changes in technology and regulatory standards and to successfully develop and introduce new and enhanced products on a timely basis will be a significant factor in the Company’s ability to remain competitive. The Company cannot provide assurance that it will be able to achieve the technological advances that may be necessary for Delphi to remain competitive or that certain of Delphi’s products will not become obsolete. The Company is also subject to the risks generally associated with new product introductions and applications, including lack of market acceptance, delays in product development, and failure of products to operate properly.
     To compete effectively in the automotive supply industry, Delphi must be able to launch new products to meet its customers’ demands in a timely manner. Delphi cannot provide assurance, however, that it will be able to install and certify the equipment needed to produce products for new product programs in time for the start of production, or that the transitioning of Delphi’s manufacturing facilities and resources to full production under new product programs will not impact production rates or other operational efficiency measures at its facilities. In addition, Delphi cannot provide assurance that its customers will execute on schedule the launch of their new product programs, for which Delphi might supply products. Delphi’s failure to successfully launch new products, or a failure by Delphi’s customers to successfully launch new programs, could adversely affect the Company’s results.
9.	Delphi May Not Succeed In Its Attempts To Improve Its Cost Structure
     The Company may have difficulty in generating cost savings and operational improvements in the future and in adapting its cost structure, particularly at Delphi’s legacy sites, adequately to adjust for significant changes in vehicle production rates, and to offset price reductions and increases in raw material or labor costs. Delphi’s labor costs may include increased funding requirements for pensions or healthcare costs (some of which have been deferred during the Chapter 11 Cases). Certain commodity prices, particularly aluminum, copper, resins, and steel, have markedly increased. Moreover, the Business Plan currently contemplates lower prices for certain commodities, such as oil, than those currently available in the markets. If these prices remain at their current levels, they could result in a negative impact to the Company’s operating results. Price reductions are often required pursuant to contracts or to remain competitive with Delphi’s peers and are sometimes necessary to win additional business. In addition, Delphi’s cost structure may be adversely affected by changes in the laws, regulations, policies, or other activities of governments, agencies, and similar organizations where such actions may affect the production, licensing, distribution, or sale of the Company’s products, the cost thereof, or applicable tax rates, or affect the cost of legal and regulatory compliance or the cost of financing.
10.	Delphi May Suffer Future Asset Impairment And Other Restructuring Charges, Including Write Downs Of Goodwill Or Intangible Assets
     From time to time in the past, Delphi has recorded asset impairment losses and closure, severance, and restructuring losses relating to specific plants and operations. Generally, Delphi records asset impairment losses when it determines that its estimates of the future undiscounted cash flows from an operation will not be sufficient to recover the carrying value of that facility’s building, fixed assets, and production tooling. During 2006 and 2005, Delphi recorded substantial long-lived asset impairment losses. In light of the shifting nature of the competitive environment in which Delphi operates, it is possible that Delphi will incur similar losses and charges in the future, and those losses and charges may be significant.
11.	Employee Strikes And Labor Related Disruptions May Adversely Affect Delphi’s Operations
     Approximately 95% of Delphi’s U.S. hourly workforce is represented by its two largest principal unions, the UAW and the IUE-CWA. A strike or other form of significant work disruption by the Unions would likely have an adverse effect on Delphi’s ability to operate its business.
12.	Delphi May Lose Or Fail To Attract And Retain Key Salaried Employees And Management Personnel
     An important aspect of Delphi’s competitiveness is the Company’s ability to attract and retain key salaried employees and management personnel. The Company’s ability to do so is influenced by a variety of factors, including the compensation Delphi awards, and could be adversely affected by Delphi’s financial performance.
13.	Delphi May Incur Material Losses And Costs As A Result Of Warranty Claims And Product Liability And Intellectual Property Infringement Actions That May Be Brought Against It
     The Company faces an inherent business risk of exposure to warranty and product liability claims in the event that its products fail to perform as expected and, in the case of product liability, such failure of its products results, or is alleged to result, in bodily injury and/or property damage. If any of the Company’s products are or are alleged to be defective, the Company may be required to participate in a recall involving such products. Each OEM has its own practices regarding product recalls and other product liability actions relating to its suppliers.

However, as suppliers become more integrally involved in the vehicle design process and assume more of the vehicle assembly functions, OEMs are increasingly looking to their suppliers for contribution when faced with recalls and product liability claims. A recall claim brought against Delphi, or a product liability claim brought against Delphi in excess of the Company’s available insurance, may have a material adverse effect on the Company’s business. OEMs are also increasingly requiring their suppliers to guarantee or warrant their products and bear the costs of repair and replacement of such products under new vehicle warranties. Depending on the terms under which Delphi supplies products to an OEM, an OEM may attempt to hold Delphi responsible for some or all of the repair or replacement costs of defective products under new vehicle warranties, when the OEM asserts that the product supplied did not perform as warranted. Although the Company cannot assure that the future costs of warranty claims by its customers will not be material, Delphi believes its established reserves are adequate to cover potential warranty settlements. The Company’s warranty reserves are based on its best estimates of amounts necessary to settle future and existing claims. The Company regularly evaluates the level of these reserves and adjusts them when appropriate. However, the final amounts determined to be due related to these matters could differ materially from the Company’s recorded estimates.
     Further, as the Company actively pursues additional technological innovation in both automotive and non-automotive industries and enhances the value of the Company’s intellectual property portfolio, the Company incurs ongoing costs to secure, enforce, and defend its intellectual property, and the Company faces an inherent risk of exposure to the claims of other suppliers and parties that the Company has allegedly violated their intellectual property rights. The Company cannot assure that it will not experience any material warranty, product liability, or intellectual property claim losses in the future or that it will not incur significant costs to defend such claims.
14.	Delphi May Identify The Need For Additional Environmental Remediation Relating To Transformation Activities
     Delphi completed a number of environmental investigations during 2006 as it continued to pursue its Transformation Plan, which contemplates significant restructuring activity, including the sale or closure of numerous facilities. These assessments identified previously unknown conditions and led to new information that allowed Delphi to update its estimate of required remediation for previously identified conditions and resulted in Delphi recording an adjustment to its environmental reserves. As Delphi continues the ongoing investigation work with respect to such facilities, additional and perhaps material environmental remediation costs may require recognition as previously unknown conditions may be identified and as known conditions are further delineated and analyzed. Delphi cannot ensure that environmental requirements will not change or become more stringent over time or that its eventual environmental remediation costs and liabilities will not exceed the amount of current reserves. In the event that such liabilities were to significantly exceed the amounts recorded, Delphi’s results of operations could be materially affected.

15.	Failure To Achieve And Maintain Effective Internal Controls In Accordance With Section 404 Of The Sarbanes-Oxley Act Of 2002 Could Have A Material Effect On Delphi’s Business
     As a publicly traded company, Delphi is subject to rules adopted by the SEC pursuant to Section 404 of the Sarbanes-Oxley Act of 2002. Section 404 requires Delphi to include an internal control report from management in Delphi’s Annual Report on Form 10-K. The internal control report must include the following: (1) a statement of management’s responsibility for establishing and maintaining adequate internal control over financial reporting, (2) a statement identifying the framework used by management to conduct the required evaluation of the effectiveness of Delphi’s internal control over financial reporting, (3) management’s assessment of the effectiveness of Delphi’s internal control over financial reporting as of December 31 of each fiscal year, including a statement as to whether or not internal control over financial reporting is effective, and (4) a statement that Delphi’s independent registered public accounting firm has issued an attestation report on management’s assessment of internal control over financial reporting. A material weakness is defined as a significant deficiency or combination of significant deficiencies that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. Delphi’s assessment as of December 31, 2006 identified material weaknesses in Delphi’s internal controls over financial reporting, which also adversely impacted Delphi’s disclosure controls and procedures. Each of Delphi’s material weaknesses results in more than a remote likelihood that a material misstatement will not be prevented or detected. As a result, Delphi must perform extensive additional work to obtain reasonable assurance regarding the reliability of Delphi’s financial statements. Given the nature of the material weaknesses identified, even with this additional work there is a risk of errors not being prevented or detected, which could result in further restatements.
     Because of the material weaknesses referenced in the preceding paragraph, Delphi’s management has concluded that, as of December 31, 2006, Delphi’s internal controls over financial reporting were not effective based on those criteria. This failure and any failure in the future to achieve and maintain effective internal controls over financial reporting and otherwise comply with the requirements of Section 404 could have a material adverse effect on Delphi’s business. Such noncompliance could result in perceptions of Delphi’s business among customers, suppliers, rating agencies, lenders, investors, securities analysts, and others being adversely affected. Delphi may not be able to complete Delphi’s remediation plans designed to address the identified material weaknesses in Delphi’s internal controls over financial reporting and continue to attract additional qualified accountants and auditing and compliance professionals to assist in completing such plans and maintaining compliance programs. There will also continue to be a serious risk that Delphi will be unable to file future periodic reports with the SEC in a timely manner, that a default could result under the covenants governing our Refinanced DIP Credit Facility, and that Delphi’s future financial statements could contain errors that will be undetected.

16.	Delphi Faces Risks Associated With Doing Business In Non-U.S. Jurisdictions
     Delphi has manufacturing and distribution facilities in many foreign countries, including countries in Asia, Eastern and Western Europe, and South America. Global operations are subject to certain risks inherent in doing business abroad, including:
•	Exposure to local economic conditions;

•	Expropriation and nationalization;

•	Withholding and other taxes on remittances and other payments by subsidiaries;

•	Investment restrictions or requirements; and

•	Export and import restrictions.
     Increasing the Company’s manufacturing footprint in Asian markets and Delphi’s business relationships with Asian automotive manufacturers are important elements of the Company’s strategy. In addition, the Company’s strategy includes expanding Delphi’s European market share and expanding the Company’s manufacturing footprint in lower-cost regions. As a result, Delphi’s exposure to the risks described above may be greater in the future. The likelihood of such occurrences and their potential impact on the Company vary from country to country and are unpredictable.
17.	Delphi’s Substantial Global Operations Means The Company Is Exposed To Foreign Currency Fluctuations Which May Affect The Company’s Financial Results
     Delphi has currency exposures related to buying, selling, and financing in currencies other than the local currencies in which the Company operates. Historically, the Company has reduced its exposure through financial instruments that provide offsets or limits to its exposures, which are opposite to the underlying transactions. Delphi cannot provide assurance that fluctuations in currency exposures will not otherwise have a material adverse effect on the Company’s financial condition or results of operations, or cause significant fluctuations in quarterly and annual results of operations.
     D. Inherent Uncertainty Of Financial Projections
     The Projections set forth in Appendix C annexed hereto cover the operations of the Reorganized Debtors on a consolidated basis through fiscal year 2011. These Projections are based on numerous assumptions including the timing, confirmation, and consummation of the Plan in accordance with its terms, the anticipated future performance of the Reorganized Debtors, general business and economic conditions, and other matters, many of which are beyond the control of the Reorganized Debtors and some or all of which may not materialize. In addition, unanticipated events and circumstances occurring subsequent to the date that this Disclosure Statement is approved by the Bankruptcy Court may affect the actual financial results of the Debtors’ operations.

     Critical assumptions underlie the Debtors’ Business Plan. Events that may have a significant impact on the Reorganized Debtors’ ability to achieve projections, and that correspondingly have a material impact on value, include:
•	Capital Markets risk — availability and cost of funds (debt/equity);

•	Pension Asset Returns below assumed rates of return resulting in additional future cash contributions to the Company’s pension plans;

•	Industry OEM volumes significantly below GI/DRI projections and GMNA volumes below projections in the Business Plan;

•	Significant reductions in revenue if not able to “book” the “unbooked” revenue assumed in the plan;

•	Customer/Supplier disruptions (e.g., labor strife, financial difficulties);

•	Unknown significant product (warranty), environmental, or legal liability risk;

•	Material commodity costs above projections, including the increasing prices of oil based products and copper (as discussed above);

•	Inability to achieve material cost reduction initiatives, including supplier price reductions and engineering initiatives;

•	Significant failure to execute restructuring initiatives on a timely basis or at estimated costs — e.g., Europe restructuring programs;

•	Significant customer pricing reductions through marketplace pressures beyond those anticipated in the plan;

•	Change in tax environment from that anticipated in the plan (legislative or execution of tax strategies to minimize cash taxes);

•	Health care inflation significantly beyond estimated employee benefit costs and salaried retirement health care;

•	Cash flow constraints from working capital if unsuccessful in supplier initiative to return to pre-bankruptcy payment terms; and

•	Working capital liquidity pressures if customers are not timely in payments for accounts receivable.
     In addition, Delphi has projected GMNA production volumes higher than GI/DRI in years 2009-2011 of the Business Plan based on Delphi’s expectations of overall market growth and GM’s ability to maintain market share so as to benefit from such overall market growth. If industry forecasts regarding the overall market or Delphi’s expectations regarding GM’s ability to retain market share and benefit from overall market growth is incorrect and Delphi is not able to reduce costs despite a more flexible cost structure resulting from Delphi’s transformation, then there could be a material adverse impact to the Business Plan. Moreover, if volume assumptions are correct but the actual mix of anticipated products differs from Business Plan assumptions, there could be a material impact on the projections.
     The foregoing variations and assumptions may be material and may adversely affect the ability of the Reorganized Debtors to make payments with respect to post-Effective Date indebtedness and to achieve the Projections. Because the actual results achieved throughout the periods covered by the Projections can be expected to vary from the projected results, the Projections should not be relied upon as a guaranty, representation, or other assurance that the actual results will occur.
     Except with respect to the Projections and except as otherwise specifically and expressly stated herein, this Disclosure Statement does not reflect any events that may occur subsequent to the date hereof and that may have a material impact on the information contained in this Disclosure Statement. Neither the Debtors nor the Reorganized Debtors intend to update the Projections for the purposes hereof; thus, the Projections will not reflect the impact of any subsequent events not already accounted for in the assumptions underlying the Projections.
     E. Sources And Uses Of Cash For Plan Distributions
     The Debtors’ ability to fund Cash distributions under the Plan, and therefore consummate the Plan in its present form, is dependent, in part, upon the Debtors’ ability to obtain the Exit Financing Arrangements. Recent conditions in the credit markets beyond the Debtors’ control have substantially decreased the amount of credit available to potential borrowers and have increased the cost of such credit. If such conditions continue, the Debtors’ ability to obtain a commitment for the Exit Financing Arrangements on acceptable terms may be limited. Accordingly, there can be no assurances that the Debtors will obtain Exit Financing Arrangements as contemplated by the Plan. If the Debtors are unable to obtain such Exit Financing Arrangements, the Debtors may be unable to consummate the Plan without substantial modifications.
     F. Access To Financing And Trade Terms
     The Debtors’ operations are dependent on the availability and cost of working capital financing and trade terms provided by suppliers and may be adversely affected by any shortage or increased cost of such financing and supplier support. The Debtors’ postpetition operations have been financed from operating cash flow and borrowings pursuant to the DIP Facility. The Debtors believe that substantially all of their needs for funds necessary to consummate the Plan and for post-Effective Date working capital financing will be met by projected operating cash flow, financings contemplated by the Exit Financing Arrangements, the EPCA, the Rights Offerings, and trade terms supplied by suppliers. If the Debtors or Reorganized Debtors have greater working capital needs, they may be required to either (a) obtain other sources of financing or (b) curtail their operations.
     In addition, GM is one of the largest creditors and a significant stakeholder in these Chapter 11 Cases, and Delphi’s ability to consummate the transactions contemplated by the

Union Settlement Agreements, the Investment Agreement, and the Plan depends not only on GM’s ability to meet its obligations under the Delphi-GM Definitive Documents, but also on GM’s ability to fulfill certain financial obligations to Delphi’s Union-represented employees and retirees comprehended in the Union Settlement Agreements. GM has reported a variety of challenges it is facing, including with respect to its debt ratings, its relationships with its unions and large shareholders, and its cost and pricing structures. If GM is unable or unwilling to fulfill these commitments, Delphi believes that the Company’s cost structure and ability to operate will be adversely affected.
     G. Claims Estimations
     The Plan requires as a condition to consummation that all conditions to the effectiveness of the Investment Agreement must have been satisfied or waived in accordance with the Investment Agreement. The Investment Agreement and Plan contain as a condition to consummation that the aggregate amount of all Trade and Other Unsecured Claims that have been asserted or scheduled but not yet disallowed shall be allowed or estimated for distribution purposes by the Bankruptcy Court to be no more than $1.45 billion, excluding all allowed accrued postpetition interest. As of November 25, 2007, the Debtors estimated that the aggregate asserted amount of all Trade and Other Unsecured Claims was $1.55 billion. The Debtors estimate that the maximum potential allowed Trade and Other Unsecured Claims will be reduced to no more than $1.45 billion by the Effective Date.
     In addition, the Debtors intend to estimate for distribution purposes Disputed Claims with an unliquidated component. The actual amount at which such Claims are ultimately allowed may differ in some respect from the estimates. Holders of Disputed Claims are entitled to receive distributions under the Plan upon allowance of such Claims solely from the Distribution Reserve established on account of such Claim. If a Disputed Claim is ultimately allowed and at the time of such allowance, insufficient New Common Stock or New Warrants are available for distribution from the Distribution Reserve, the distributions on account of such Allowed Claim will be limited to such available amounts and the holder of such Allowed Claim will have no recourse against any Debtor or Reorganized Debtor for any deficiency that may arise.
     H. Value Of, And Market For, New Common Stock
     If Rights holders do not exercise all of their rights in the Discount Rights Offering and a small number of Rights holders exercise their oversubscription rights and/or the Plan Investors purchase all or a portion of their backstop commitments, the public float of the New Common Stock will be significantly reduced. In addition, the assumed Plan value of the New Common Stock distributed under the Plan may change based on the ultimate amount of Allowed Claims. Finally, the market value of the New Common Stock may increase or decrease from the Plan value of the New Common Stock after the Effective Date based on numerous factors, including fluctuations in the market and conditions extraneous to Delphi as well as other risk factors disclosed herein.
     Following Delphi’s delisting from the NYSE, price quotations for its common stock have been available on the Pink Sheets. Delisting from the NYSE resulted in a reduction in the liquidity of Delphi’s existing common stock. The Company intends to apply to list the New

Common Stock with a major New York-based exchange after the Effective Date of the Plan if and when the Company meets the listing requirements. It is unlikely, however, that the shares of the New Common Stock will qualify for listing at the time they are issued on the Effective Date of the Plan, and Delphi cannot guarantee that the New Common Stock will ever be listed or quoted on any securities exchange or quotation system. If Delphi is not able to list or quote the New Common Stock on any securities exchange or quotation system, the Company intends to cooperate with any registered broker-dealer who may seek to initiate price quotations for the New Common Stock on the OTC Bulletin Board.
     Trading on the OTC Bulletin Board is dependent on a broker-dealer being willing to make a market in the New Common Stock, which Delphi cannot predict will be initiated or, if initiated, will continue. No assurance can be given that the New Common Stock will be quoted on the OTC Bulletin Board or that an active trading market will exist. The nature of OTC Bulletin Board trading may limit a holder’s ability to resell its shares of the New Common Stock if an active trading market for the New Common Stock does not emerge. Even if an active market does develop for the New Common Stock, Delphi can give no assurance as to how long it will continue, the liquidity of the market, or at what price the New Common Stock will trade. Lack of liquidity of the New Common Stock also may make it more difficult for Delphi to raise additional capital, if necessary, through equity financings.
     I. Potential Dilution Caused By Options Or Warrants
     The Management Compensation Plan may reserve for certain members of management, directors, and other employees of Reorganized Delphi shares of New Common Stock of Reorganized Delphi, including options or warrants to acquire such Stock upon terms outlined in the Management Compensation Plan. In addition, the New Warrants will be issued to holders of Existing Common Stock to purchase additional shares of New Common Stock of Reorganized Delphi. If the New Warrants are exercised or other equity interests are distributed to management as discussed above, the ownership percentage represented by the New Common Stock of Reorganized Delphi distributed on the Effective Date under the Plan will be diluted.

J.	Potential Dilution Caused By Distribution Of New Common Stock With Respect To Trade And Other Unsecured Claims In Excess Of $1.45 Billion
     The Investment Agreement contains as a condition to consummation that the aggregate amount of all Trade and Other Unsecured Claims that have been asserted or scheduled but not yet disallowed shall be allowed or estimated for distribution purposes by the Bankruptcy Court to be no more than $1.45 billion, excluding all allowed accrued postpetition interest thereon. In the event that ADAH waives such a condition, and Reorganized Delphi issues any shares of New Common Stock pursuant to the Plan with respect to any Trade and Other Unsecured Claim in excess of $1.45 billion (the “Excess Shares”), the Investment Agreement provides that Reorganized Delphi shall issue to the Plan Investors additional New Common Stock, without payment of any additional consideration therefor, in such amount in the aggregate that is sufficient to ensure that the percentage of shares of outstanding New Common Stock that such Plan Investors would have owned on the closing date of the transactions contemplated by the Investment Agreement had such Excess Shares not been issued (assuming for this purpose that all Excess Shares are issued on that closing date) is maintained. In that event, the ownership percentage represented by the New Common Stock of Reorganized Delphi distributed pursuant to the Plan will be diluted. In addition, the Investment Agreement provides that the issuance of such additional New common Stock shall result in an adjustment to the conversion price of the Series A Preferred Stock and the Series B Preferred Stock. In addition, the Investment Agreement provides that if ADAH waives the condition requiring the aggregate amount of all Trade and Other Unsecured Claims to be no more than $1.45 billion, the Debtors will not be required to issue additional New Common Stock to the Plan Investors if the amount of Trade and Other Unsecured Claims is no more than $1.475 billion.
     K. Potential Ownership Change
     Because the Plan Investors will hold a significant equity position in the Reorganized Debtors following the consummation of the plan, if the Plan Investors dispose of all or a significant amount of this position after the Effective Date, it could cause the Reorganized Debtors to undergo an ownership change (within the meaning of Internal Revenue Code section 382). This would generally limit (or possibly eliminate) the Reorganized Debtors’ ability to use net operating losses and other tax attributes.
     L. Tax Planning
     Due to time and resource constraints resulting from the commencement of the Chapter 11 Cases, the Debtors have used and may continue to use certain estimating techniques in connection with their tax planning efforts (for example, in determining the existence and magnitude of built-in gains or losses). The use of such estimating techniques, while cost-effective, necessarily results in lower confidence levels with respect to certain of the tax analyses.
     M. Dividends
     The Debtors do not anticipate that cash dividends or other distributions will be paid with respect to the New Common Stock in the foreseeable future.
XI. SECURITIES LAW MATTERS
     A. Issuance Of New Securities
     Section 1145(a)(1) of the Bankruptcy Code exempts the offer and sale of securities under a plan of reorganization from registration under section 5 of the Securities Act of 1933, as amended (the “Securities Act”), and state securities laws if three principal requirements are satisfied: (i) the securities must be offered and sold under a plan of reorganization and must be securities of the debtor, of an affiliate participating in a joint plan with the debtor, or of a successor to the debtor under the plan; (ii) the recipients of the securities must hold prepetition or administrative expense claims against the debtor or interests in the debtor; and (iii) the securities must be issued entirely in exchange for the recipient’s claim against or interest in the debtor, or principally in exchange for such claim or interest and partly for cash or property. Except as noted below, the Debtors believe that the offer and sale of New Common Stock to the holders of General Unsecured Claims, Section 510(b) Note Claims, Section 510(b) Equity Claims, and Section 510(b) ERISA Claims and the offer and sale of the Seven-Year Warrants and Ten-Year Warrants to holders of Existing Common Stock satisfy the requirements of section 1145(a)(1) of the Bankruptcy Code and are, therefore, exempt from registration under the Securities Act and state securities laws.
     Delphi plans to file an amendment to its previously filed registration statement on Form S-1 to update that registration statement for the Rights Offerings and the Six-Month Warrants. The registration statement, as so amended, is expected to cover the subscription rights for the Rights Offerings, the underlying New Common Stock in Reorganized Delphi offered in the Rights Offerings, the Six-Month Warrants, and the New Common Stock in Reorganized Delphi underlying the Six-Month Warrants. This Disclosure Statement does not constitute an offer to sell or the solicitation of an offer to buy any such securities. Any such offer or sale will be made solely by means of a prospectus relating to such securities which will be provided at such time as the Rights Offerings commence or such Six-Month Warrants are issued, as the case may be.
     B. Subsequent Transfers Of New Common Stock
     The New Common Stock to be issued pursuant to the Plan may be freely transferred by most recipients following the initial issuance under the Plan, and all resales and subsequent transfers of the New Common Stock are exempt from registration under the Securities Act and state securities laws, unless the holder is an “underwriter” with respect to such securities. Section 1145(b) of the Bankruptcy Code defines four types of “underwriters”:
          (i) persons who purchase a claim against, an interest in, or a claim for an administrative expense against the debtor with a view to distributing any security received in exchange for such claim or interest;
          (ii) persons who offer to sell securities offered under a plan for the holders of such securities;
          (iii) persons who offer to buy such securities from the holders of such securities, if the offer to buy is:
               (A) with a view to distributing such securities; and
               (B) under an agreement made in connection with the plan, the consummation of the plan, or with the offer or sale of securities under the plan; or
          (iv) a person who is an “issuer” with respect to the securities as the term “issuer” is defined in section 2(11) of the Securities Act.
     Under section 2(11) of the Securities Act, an “issuer” includes any person directly or indirectly controlling or controlled by the issuer, or any person under direct or indirect common control of the issuer.
     To the extent that persons who receive New Common Stock pursuant to the Plan are deemed to be “underwriters,” resales by such persons would not be exempted by section 1145 of the Bankruptcy Code from registration under the Securities Act or other applicable law. Persons deemed to be underwriters may, however, be permitted to sell such New Common Stock without registration pursuant to the provisions of Rule 144 under the Securities Act. These rules permit the public sale of securities received by “underwriters” if current information regarding the issuer is publicly available and if volume limitations and certain other conditions are met.
     Whether or not any particular person would be deemed to be an “underwriter” with respect to the New Common Stock or other security to be issued pursuant to the Plan would depend upon various facts and circumstances applicable to that person. Accordingly, the Debtors express no view as to whether any particular person receiving New Common Stock or other securities under the Plan would be an “underwriter” with respect to such New Common Stock or other securities.
     BECAUSE OF THE COMPLEX, SUBJECTIVE NATURE OF THE QUESTION OF WHETHER A PARTICULAR PERSON MAY BE AN UNDERWRITER, NONE OF THE DEBTORS OR THE REORGANIZED DEBTORS MAKE ANY REPRESENTATION CONCERNING THE ABILITY OF ANY PERSON TO DISPOSE OF THE SECURITIES TO BE DISTRIBUTED UNDER THE PLAN. The Debtors recommend that potential recipients of the New Common Stock consult their own counsel concerning whether they may freely trade New Common Stock.
XII. CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF
THE PLAN
     A summary description of certain United States federal income tax consequences of the Plan is provided below. This description is for informational purposes only and, due to a lack of definitive judicial or administrative authority or interpretation, substantial uncertainties exist with respect to various tax consequences of the Plan as discussed herein. Only the principal United States federal income tax consequences of the Plan to the Debtors and to holders of Claims and Interests who are entitled to vote to accept or reject the Plan are described below. No opinion of counsel has been sought or obtained with respect to any tax consequences of the Plan. No rulings or determinations of the IRS or any other tax authorities have been sought or obtained with respect to any tax consequences of the Plan, and the discussion below is not binding upon the IRS or such other authorities. In addition, a substantial amount of time may elapse between the date of this Disclosure Statement and the receipt of a final distribution under the Plan. Events occurring after the date of this Disclosure Statement, including changes in law and changes in administrative positions, could affect the United States federal income tax consequences of the Plan. No representations are being made regarding the particular tax consequences of the confirmation and consummation of the Plan to the Debtors or any holder of Claims or Interests. No assurance can be given that the IRS would not assert, or that a court would not sustain, a different position from any discussed herein.
     The discussion of United States federal income tax consequences below is based on the IRC, Treasury Regulations promulgated thereunder, judicial authorities, published positions of the IRS, and other applicable authorities, all as in effect on the date of this document and all of which are subject to change or differing interpretations (possibly with retroactive effect).
     The following discussion does not address foreign, state, or local tax consequences of the Plan, nor does it purport to address the United States federal income tax consequences of the Plan to special classes of taxpayers (e.g., banks and certain other financial institutions, insurance companies, tax-exempt organizations, governmental entities, persons that are, or hold their Claims or Interests through, pass-through entities, persons whose functional currency is not the United States dollar, persons or groups that may be entitled to receive or acquire 5% or more of the stock of the Reorganized Debtor, foreign persons, dealers in securities or foreign currency, employees, persons who received their Claims or Interests pursuant to the exercise of an employee stock option or otherwise as compensation, and persons holding Claims or Interests that are a hedge against, or that are hedged against, currency risk or that are part of a straddle, constructive sale, or conversion transaction). Furthermore, the following discussion does not address United States federal taxes other than income taxes, and does not address the United States federal income tax consequences of the Plan to holders that own Claims or Interests in more than one Class.
     Each holder is strongly urged to consult its own tax advisor regarding the United States federal, state, and local and any foreign tax consequences of the transactions described herein and in the Plan.
     IRS Circular 230 Notice: To ensure compliance with IRS Circular 230, holders of Claims or Interests are hereby notified that: (i) any discussion of federal tax issues contained or referred to in this Disclosure Statement is not intended or written to be used, and cannot be used, by holders of Claims or Interests for the purpose of avoiding penalties that may be imposed on them under the IRC, (ii) such discussion is written in connection with the promotion or marketing of the transactions or matters discussed herein, and (iii) holders of Claims or Interests should seek advice based on their particular circumstances from an independent tax advisor.
     A. United States Federal Income Tax Consequences To The Debtors
1.	Cancellation Of Indebtedness Income
     The exchange of certain debt securities for New Common Stock and Rights may result in the cancellation of a portion of the Debtors’ outstanding indebtedness. In general, the discharge of a debt obligation in exchange for an amount of cash and other property having a fair market value (or, in the case of a new debt instrument, an “issue price”) less than the “adjusted issue price” of the debt that is discharged gives rise to cancellation of indebtedness (“COD”) income to the debtor. However, COD income is not taxable to the debtor if the debt discharge occurs in a title 11 bankruptcy case. Rather, under the IRC, such COD income instead will reduce certain of the Debtors’ tax attributes, generally in the following order: (a) net operating losses and NOL carryforwards (“NOLs”); (b) general business credit carryforwards; (c) minimum tax credit carryforwards; (d) capital loss carryforwards; (e) the tax basis of the Debtors’ depreciable and nondepreciable assets (but not below the amount of its liabilities immediately after the discharge); (f) passive activity loss and credit carryforwards; and (g) foreign tax credit carryforwards. A debtor may elect to alter the preceding order of attribute reduction and, instead, first reduce the tax basis of its depreciable assets (and, possibly, the depreciable assets of its subsidiaries). The reduction in tax attributes occurs only after the tax for the year of the debt discharge has been determined (i.e., such attributes may be available to offset taxable income that accrues between the date of discharge and the end of the Debtors’ taxable year). Any excess COD income over the amount of available tax attributes is not subject to United States federal income tax and has no other United States federal income tax impact.
     Because some of the Debtors’ outstanding indebtedness will be satisfied in exchange for New Common Stock and Rights, the amount of COD income, and accordingly the amount of tax attributes required to be reduced, will depend in part on the fair market value of the New Common Stock and Rights. This value cannot be known with certainty until after the Effective Date.
2.	Net Operating Losses-Section 382
     The Debtors anticipate that they will experience an “ownership change” (within the meaning of IRC section 382) on the Effective Date as a result of the issuance of New Common Stock, Rights, New Warrants, and other interests to holders of Claims and Interests and the Plan Investors pursuant to the Plan. As a result, the Debtors’ ability to use any pre-Effective Date NOLs and other tax attributes to offset their income in any post-Effective Date taxable year (and in the portion of the taxable year of the ownership change following the Effective Date) to which such a carryforward is made generally (subject to various exceptions and adjustments, some of which are described below) will be limited to the sum of (a) a regular annual limitation (prorated for the portion of the taxable year of the ownership change following the Effective Date), and (b) any carryforward of unused amounts described in (a) from prior years. IRC section 382 may also limit the Debtors’ ability to use “net unrealized built-in losses” (i.e., losses and deductions that have economically accrued but are unrecognized as of the date of the ownership change) to offset future taxable income. Moreover, the Debtors’ loss carryforwards will be subject to further limitations if the Debtors experience additional future ownership changes or if they do not continue their business enterprise for at least two years following the Effective Date.
     The application of IRC section 382 will be materially different from that just described if the Debtors are subject to the special rules for corporations in bankruptcy provided in IRC section 382(l)(5). In that case, the Debtors’ ability to utilize their pre-Effective Date NOLs would not be limited as described in the preceding paragraph. However, several other limitations would apply to the Debtors under IRC section 382(l)(5), including (a) the Debtors’ NOLs would be calculated without taking into account deductions for interest paid or accrued in the portion of the current tax year ending on the Effective Date and all other tax years ending during the three-year period prior to the current tax year with respect to the Claims that are exchanged pursuant to the Plan, and (b) if the Debtors undergo another ownership change within two years after the Effective Date, the Debtors’ IRC section 382 limitation with respect to that ownership change will be zero. Even if IRC section 382(l)(5) is available, it is uncertain whether the provisions of IRC section 382(l)(5) would be available in the case of the ownership change that is expected to occur as a result of the confirmation of the Plan. The Debtors have not yet determined whether they would seek to have the IRC section 382(l)(5) rules apply to the ownership change arising from the consummation of the Plan (assuming IRC section 382(l)(5) would otherwise apply).
     If the Debtors do not qualify for, or elect not to apply, the special rule under IRC section 382(l)(5) for corporations in bankruptcy described above, a different rule under IRC section 382 applicable to corporations under the jurisdiction of a bankruptcy court will apply in calculating the annual IRC section 382 limitation. Under this rule, the limitation will be calculated by reference to the lesser of the value of the company’s new stock (with certain adjustments) immediately after the ownership change or the value of such company’s assets (determined without regard to liabilities) immediately before the ownership change. Although such calculation may substantially increase the annual IRC section 382 limitation, the Debtors’ use of any NOLs or other tax attributes remaining after implementation of the Plan may still be substantially limited after an ownership change.
     Because the Plan Investors and other persons or entities will hold a significant equity position in the Reorganized Debtors following the consummation of the Plan, if the Plan Investors or such persons or entities dispose of all or a significant amount of this position after the Effective Date, it could cause the Reorganized Debtors to undergo an ownership change. This would generally limit (or possibly eliminate) the Reorganized Debtors’ ability to use NOLs and other tax attributes.

B.	United States Federal Income Tax Consequences To Holders Of Claims Against And Interests In The Debtors
     The following discusses certain United States federal income tax consequences of the transactions contemplated by the Plan to holders of Claims or Interests that are “United States holders” as defined below. The United States federal income tax consequences of the transactions contemplated by the Plan to holders of Claims or Interests (including the character, timing and amount of income, gain, or loss recognized) will depend upon, among other things, (1) whether the Claim or Interest and the consideration received in respect thereof are “securities” for United States federal income tax purposes; (2) the manner in which a holder acquired a Claim or Interest; (3) the length of time the Claim or Interest has been held; (4) whether the Claim or Interest was acquired at a discount; (5) whether the holder has taken a bad debt deduction or worthless stock deduction with respect to the Claim or Interest (or any portion thereof) in the current or prior years; (6) whether the holder has previously included in its taxable income accrued but unpaid interest with respect to the Claim or Interest; (7) the holder’s method of tax accounting; and (8) whether the Claim or Interest is an installment obligation for United States federal income tax purposes. Therefore, holders of Claims or Interests should consult their own tax advisors for information that may be relevant based on their particular situations and circumstances regarding the particular tax consequences to them of the transactions contemplated by the Plan. This discussion assumes that the holder has not taken a bad debt deduction with respect to a Claim or Interest (or any portion thereof) in the current or any prior year and such Claim or Interest did not become completely or partially worthless in a prior taxable year. Moreover, the Debtors intend to claim deductions to the extent they are permitted to deduct any amounts they pay in cash, stock or other property pursuant to the Plan.
     For purposes of the following discussion, a “United States holder” is a holder of Claims or Interests that is (1) a citizen or individual resident of the United States, (2) a corporation created or organized in the United States or under the laws of the United States or any political subdivision thereof, (3) an estate the income of which is subject to United States federal income taxation regardless of its source, or (4) a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States fiduciaries have the authority to control all substantial decisions of the trust or (ii) the trust was in existence on August 20, 1996 and properly elected to be treated as a United States person.

1.	Holders Of General Unsecured Claims Other Than Subordinated Note Claims
     Pursuant to the Plan, the Debtors will issue New Common Stock and Discount Rights to holders of General Unsecured Claims to discharge such Claims. The United States federal income tax consequences arising from the Plan to such holders of General Unsecured Claims will vary depending upon, among other things, whether such Claims constitute “securities” for United States federal income tax purposes. The determination of whether a debt instrument constitutes a “security” depends upon an evaluation of the nature of the debt instrument, but most authorities have held that the length of the term of a debt instrument is an important factor in determining whether such instrument is a security for United States federal income tax purposes. Generally, corporate debt instruments with maturities when issued of less than five years are not considered securities, and corporate debt instruments with maturities when issued of ten years or more are considered securities. Each holder is urged to consult its own tax advisor regarding the status of its Claim.
     If such Claims constitute “securities” for United States federal income tax purposes, the exchange of such Claims for New Common Stock and Discount Rights should constitute a “recapitalization” for United States federal income tax purposes. As a result, except as discussed below with respect to Claims for accrued interest and accrued market discount, a holder of such Claims should not recognize gain or loss on the exchange of its General Unsecured Claims for New Common Stock and Discount Rights (other than with respect to any Claim for accrued interest). A holder’s adjusted tax basis in a General Unsecured Claim should be allocated among the New Common Stock and Discount Rights received with respect to such Claim based upon the relative fair market values thereof (other than New Common Stock and Discount Rights received for accrued interest). The holding period for the New Common Stock and Discount Rights will include the holder’s holding period for the General Unsecured Claims.
     Under the Plan, a portion of the New Common Stock and Discount Rights distributed to holders of General Unsecured Claims may be treated as distributed with respect to their Claims for accrued interest. Holders of Claims for accrued interest which previously have not included such accrued interest in taxable income will be required to recognize ordinary income equal to the amount of New Common Stock and Discount Rights received with respect to such Claims for accrued interest. The extent to which consideration distributable under the Plan is allocable to accrued interest is not clear. Holders of such Claims are advised to consult their own tax advisors to determine the amount, if any, of consideration received under the Plan that is allocable to accrued interest.
     The market discount provisions of the IRC may apply to holders of General Unsecured Claims. In general, a debt obligation other than a debt obligation with a fixed maturity of one year or less that is acquired by a holder in the secondary market (or, in certain circumstances, upon original issuance) is a “market discount bond” as to that holder if its stated redemption price at maturity (or, in the case of a debt obligation having original issue discount, the revised issue price) exceeds the adjusted tax basis of the bond in the holder’s hands immediately after its acquisition. However, a debt obligation will not be a “market discount bond” if such excess is less than a statutory de minimis amount. A U.S. Holder should not be required to recognize any accrued but unrecognized market discount upon the disposition of its General Unsecured Claims for New Common Stock and Discount Rights pursuant to the Plan, although it may be required to recognize any accrued but unrecognized market discount upon a subsequent taxable disposition of its New Common Stock and Discount Rights (including any New Common Stock received upon exercise of a Discount Right). Although not free from doubt, the Company believes that a U.S. Holder should not be required to recognize any accrued but unrecognized market discount upon the exercise of a Discount Right received in exchange for its General Unsecured Claims. However, the treatment of accrued market discount in a nonrecognition transaction is subject to the issuance of Treasury regulations that have not yet been promulgated. In the absence of such regulations, the application of the market discount rules to the exercise of a Discount Right received in exchange for a General Unsecured Claim is uncertain. If a holder of a Claim that was required under the market discount rules of the IRC to defer its deduction of all or a portion of the interest on indebtedness, if any, incurred or maintained to acquire or carry the Claim, continued deferral of the deduction for interest on such indebtedness may be required. Any such deferred interest expense would be attributed to the New Common Stock and Discount Rights received in exchange for the Claim, and would be treated as interest paid or accrued in the year in which the New Common Stock and Discount Rights are disposed.
     If such General Unsecured Claims do not constitute “securities” for United States federal income tax purposes, the exchange of such Claims for New Common Stock and Discount Rights should constitute a taxable exchange for United States federal income tax purposes. As a result, a holder of Claims would generally recognize income, gain, or loss for United States federal income tax purposes in an amount equal to the difference between (1) the fair market value on the Effective Date of the New Common Stock and Discount Rights received in exchange for its Claim and (2) the holder’s adjusted tax basis in its Claim. The character of such gain or loss as capital gain or loss or as ordinary income or loss will be determined by a number of factors, including the tax status of the holder, the nature of the Claim in such holder’s hands, whether the Claim constitutes a capital asset in the hands of the holder, whether the Claim was purchased at a discount, and whether and to what extent the holder has previously claimed a bad debt deduction with respect to its Claim. Any such gain recognized would generally be treated as ordinary income to the extent that the New Common Stock and Discount Rights are received in respect of accrued but unpaid interest or accrued market discount that, in either case, have not been previously taken into account under the holder’s method of accounting as discussed above in this Section XII.B.1 - Holders Of General Unsecured Claims Other Than Subordinated Note Claims. A holder of Claims recognizing a loss as a result of the Plan may be entitled to a bad debt deduction, either in the taxable year of the Effective Date or a prior taxable year. A holder’s aggregate tax basis in the New Common Stock and Discount Rights received in exchange for its Claims would generally be equal to the aggregate fair market value of such New Common Stock and Discount Rights on the Effective Date. The holding period for the New Common Stock and Discount Rights received pursuant to the Plan would begin on the day after the Effective Date.
2.	Holders Of Subordinated Note Claims
     Delphi believes that the Subordinated Note Claims constitute securities for United States federal income tax purposes. Accordingly, the exchange of Subordinated Note Claims for New Common Stock and Discount Rights should constitute a “recapitalization” for United States federal income tax purposes. As a result, except as discussed below with respect to Claims for accrued interest and accrued market discount, a holder of such Claims should not recognize gain or loss on the exchange of its Subordinated Note Claims for New Common Stock and Discount Rights (other than with respect to any Claim for accrued interest). In addition, a holder’s adjusted tax basis in a Subordinated Note Claim should be allocated among the New Common Stock and Discount Rights received with respect to such Claim based upon the relative fair market values thereof (other than the New Common Stock and Discount Rights received for accrued interest), and such holder’s holding period for the New Common Stock and Discount Rights (other than New Common Stock and Discount Rights received for accrued interest) will include the holding period of the Claims exchanged therefor, provided that such Claims are held as capital assets on the Effective Date.
     In addition, as is discussed in Section XII.B.1 — Holders Of General Unsecured Claims Other Than Subordinated Note Claims above, holders of Subordinated Note Claims will recognize ordinary income to the extent that the consideration they receive in discharge of their Claims is treated as received in satisfaction of accrued and unpaid interest with respect to such Claims. Moreover, under the market discount rules discussed in Section XII.B.1 — Holders Of General Unsecured Claims Other Than Subordinated Note Claims above, a U.S. Holder should not be required to recognize any accrued but unrecognized market discount upon the disposition of its Subordinated Note Claims for New Common Stock and Discount Rights pursuant to the Plan, although it may be required to recognize any accrued but unrecognized market discount upon a subsequent taxable disposition of its New Common Stock and Discount Rights (including any New Common Stock received upon exercise of a Discount Right). Although not free from doubt, the Company believes that a U.S. Holder should not be required to recognize any accrued but unrecognized market discount upon the exercise of a Discount Right received in exchange for its Subordinated Note Claims. However, the treatment of accrued market discount in a nonrecognition transaction is subject to the issuance of Treasury regulations that have not yet been promulgated. In the absence of such regulations, the application of the market discount rules to the exercise of a Discount Right received in exchange for a Subordinated Note Claim is uncertain. If a holder of a Claim that was required under the market discount rules of the IRC to defer its deduction of all or a portion of the interest on indebtedness, if any, incurred or maintained to acquire or carry the Claim, continued deferral of the deduction for interest on such indebtedness may be required. Any such deferred interest expense would be attributed to the New Common Stock and Discount Rights received in exchange for the Claim, and would be treated as interest paid or accrued in the year in which the New Common Stock and Discount Rights are disposed.
3.	Existing Common Stockholders
     A holder of Delphi’s Existing Common Stock that receives New Common Stock pursuant to the Plan will not recognize income, gain, deduction, or loss on the receipt of New Common Stock, Rights, and New Warrants. A holder’s adjusted tax basis in its Existing Common Stock should be allocated among the New Common Stock, Rights, and New Warrants based upon the relative fair market values thereof. The holding period for the New Common Stock, Rights, and New Warrants will include the holder’s holding period for the Existing Common Stock.
     A holder of Delphi’s Existing Common Stock that does not receive New Common Stock pursuant to the Plan (for example, due to the fact that payments of fractions of shares of New Common Stock will not be made to holders of Existing Common Stock) generally will recognize capital gain or loss (subject to the wash sale rules discussed below) on the receipt of Par Value Rights in the Par Value Rights Offerings and any New Warrants issued in the Plan in an amount equal to the difference between the fair market value of the Par Value Rights and New Warrants, if any, received and the holder’s adjusted tax basis in the Existing Common Stock exchanged for such Par Value Rights and New Warrants. Such capital gain or loss will be long-term capital gain or loss if the holding period for the Existing Common Stock exchanged for the Par Value Rights and New Warrants exceeds one year at the time the Par Value Rights and New Warrants are distributed. Capital gains of non-corporate holders may be eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. Holders are urged to consult their own tax advisors regarding such limitations. The holder’s tax basis in the Par Value Rights and New Warrants, if any, will be equal to the fair market value of the Par Value Rights and New Warrants at the time the Par Value Rights and New Warrants are received. The holding period for the Par Value Rights and New Warrants, if any, will commence on the day after the date of receipt.
     To the extent a loss would otherwise be recognizable on the exchange, such loss may be deferred under the “wash sale” rules of the Code. The wash sale rules provide for the disallowance of a loss on the sale or other disposition of shares of stock or securities where it appears that, within a period beginning 30 days before the date of such sale or disposition and ending 30 days after such date, the holder acquired, or has entered into a contract or option to acquire, “substantially identical” stock or securities. If the Existing Common Stock and the New Common Stock receivable upon exercise of the Par Value Rights and New Warrants are considered substantially identical and the exchange of Existing Common Stock for Par Value Rights and New Warrants results in a loss to the holder, such loss may be disallowed and added to the tax basis of the Par Value Rights and New Warrants received. The extent to which such loss would be disallowed is unclear. Holders of Existing Common Stock are urged to consult their own tax advisors regarding how the “wash sale” rules apply to them in light of their particular circumstances.
4.	Holders Of Other Interests
     A holder of an Other Interest that is deemed cancelled under the Plan will recognize a loss for United States federal income tax purposes in an amount equal to such holder’s adjusted tax basis in the Other Interest. The character of such loss as capital loss or as ordinary loss will be determined by a number of factors, including the tax status of the holder and whether the holder holds its Other Interest as a capital asset.
5.	Holders Of Section 510(b) Note Claims And Section 510(b) Equity Claims
     Pursuant to the Plan, the Debtors will issue New Common Stock and Discount Rights to the holders of Section 510(b) Note Claims and Section 510(b) Equity Claims. The exchange of such Claims for New Common Stock and Discount Rights should constitute a taxable transaction for United States federal income tax purposes. As a result, a holder of such Claims would generally recognize income, gain, or loss for United States federal income tax purposes in an amount equal to the difference between (1) the fair market value on the Effective Date of the New Common Stock and Discount Rights received in exchange for its Claim and (2) the holder’s adjusted tax basis in its Claim. The character of such gain or loss as capital gain or loss or as ordinary income will be determined by a number of factors, including the tax status of the holder, the nature of the Claim in such holder’s hands, whether the Claim constitutes a capital asset in the hands of the holder, and whether and to what extent the holder has previously claimed a bad debt deduction with respect to its Claims. Holders are urged to consult their own tax advisor regarding the character of such income, gain, or loss. A holder’s aggregate tax basis in the New Common Stock and Discount Rights received in exchange for its Claims would generally be equal to the aggregate fair market value of such New Common Stock and Discount Rights on the Effective Date.
          6. Holders Of Section 510(b) ERISA Claims
     To the extent that all or a part of the Claims pursuant to the ERISA Actions (the “ERISA Claims”) are satisfied by a contribution to the respective defined contribution employee benefit pension plans (the “DC Plans”) (as provided for in the ERISA Settlement Agreement), it is intended that such contribution will not be included in the gross income of holders of ERISA Claims and will not be subject to tax withholding. Such holders should consult their own tax advisors with respect to the U.S. federal income tax consequences of the receipt of amounts distributed from the DC Plans.
          7. Ownership And Disposition Of New Common Stock, Additional New Common Stock, Rights, And New Warrants
               (a) Exercise Of Rights And New Warrants
     A holder will not recognize gain or loss on the exercise of a Right or a New Warrant. The holder’s tax basis in New Common Stock received as a result of the exercise of the Right or New Warrant (the “Additional New Common Stock”) will equal the sum of the exercise price paid for the Additional New Common Stock and the holder’s tax basis in the Right or New Warrant determined as described in the relevant section above. The holding period for the Additional New Common Stock received as a result of the exercise of the Right or New Warrant will begin on the exercise date.
     A holder of Existing Common Stock that exercises Par Value Rights or New Warrants should be aware that, to the extent the wash sale rules did not apply to an exchange of Existing Common Stock for Par Value Rights and New Warrants as described in Section XII.B.3 -Existing Common Stockholders above, the exercise of such Par Value Rights or New Warrants could result in any loss that might otherwise be recognized by such holder upon receipt of Par Value Rights or New Warrants or with respect to a holder’s Existing Common Stock being disallowed under the wash sale rules if such exercise occurs within 30 days of the receipt of the Par Value Rights or New Warrants. If the wash sale rules apply to a holder’s loss upon receipt of Par Value Rights or New Warrants or with respect to its Existing Common Stock, the holder’s tax basis in any Additional New Common Stock received as a result of the exercise of the Par Value Rights or New Warrants would be increased to reflect the amount of the disallowed loss. Holders of Existing Common Stock are urged to consult their own tax advisors regarding how the wash sale rules apply to them in light of their particular circumstances.

               (b) Sale, Exchange, Or Other Taxable Disposition Of Rights And New Warrants
     If a holder sells, exchanges, or otherwise disposes of Rights or New Warrants in a taxable disposition (or a holder of Discount Rights receives Oversubscription Cash pursuant to the Plan), the holder generally will recognize capital gain or loss equal to the difference, if any, between the amount realized for the Rights or New Warrants and the holder’s tax basis in the Rights or New Warrants. Capital gains of non-corporate holders derived with respect to a sale, exchange, or other disposition of Rights or New Warrants in which the holder has a holding period exceeding one year (determined as described in the relevant section above) may be eligible for reduced rates of taxation. The deductibility of capital loss is subject to limitations. Holders are urged to consult their own tax advisors regarding such limitations.
               (c) Expiration Of Rights And New Warrants
     A holder that allows a Right or New Warrant to expire generally should recognize capital loss equal to the holder’s tax basis in the Right or New Warrant, which will be treated as long-term or short-term capital loss depending upon whether such holder’s holding period in the Rights or New Warrants exceeds one year as of the date of the expiration (determined as described in the relevant section above). The deductibility of capital losses is subject to limitations. Holders are urged to consult their own tax advisors regarding such limitations.
               (d) Distributions On New Common Stock And Additional New Common Stock
     The gross amount of any distribution of cash or property made to a holder with respect to New Common Stock or Additional New Common Stock generally will be includible in gross income by a holder as dividend income to the extent such distributions are paid out of the current or accumulated earnings and profits of Delphi as determined under United States federal income tax principles. A distribution which is treated as a dividend for United States federal income tax purposes may qualify for the 70% dividends-received deduction if such amount is distributed to a holder that is a corporation and certain holding period and taxable income requirements are satisfied. Any dividend received by a holder that is a corporation may be subject to the “extraordinary dividend” provisions of the IRC.
     A distribution in excess of Delphi’s current and accumulated earnings and profits will first be treated as a return of capital to the extent of the holder’s adjusted tax basis in its New Common Stock or Additional New Common Stock and will be applied against and reduce such basis dollar-for-dollar (thereby increasing the amount of gain and decreasing the amount of loss recognized on a subsequent taxable disposition of the New Common Stock or Additional New Common Stock). To the extent that such distribution exceeds the holder’s adjusted tax basis in its New Common Stock or Additional New Common Stock, the distribution will be treated as capital gain, which will be treated as long-term capital gain if such holder’s holding period in its New Common Stock or Additional New Common Stock exceeds one year as of the date of the distribution. Dividends received by non-corporate holders in taxable years beginning before January 1, 2011 may qualify for a reduced rate of taxation if certain holding period and other requirements are met.

               (e) Sale, Exchange, Or Other Taxable Disposition Of New Common Stock Or Additional New Common Stock
     For United States federal income tax purposes, a holder generally will recognize capital gain or loss on the sale, exchange, or other taxable disposition of any of its New Common Stock or Additional New Common Stock in an amount equal to the difference, if any, between the amount realized for the New Common Stock or Additional New Common Stock and the holder’s adjusted tax basis in the New Common Stock or Additional New Common Stock. Capital gains of non-corporate holders derived with respect to a sale, exchange, or other disposition of New Common Stock or Additional New Common Stock held for more than one year may be eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. Holders are urged to consult their own tax advisors regarding such limitations.
          8. Information Reporting And Backup Withholding
     Certain payments, including payments in respect of accrued interest or market discount, are generally subject to information reporting by the payor to the IRS. Moreover, such reportable payments are subject to backup withholding (currently at a rate of 28%) under certain circumstances. Under the IRC’s backup withholding rules, a United States holder may be subject to backup withholding at the applicable rate with respect to certain distributions or payments pursuant to the Plan, unless the holder (a) comes within certain exempt categories (which generally include corporations) and, when required, demonstrates this fact or (b) provides a correct United States taxpayer identification number and certifies under penalty of perjury that the holder is a U.S. person, the taxpayer identification number is correct and that the holder is not subject to backup withholding because of a failure to report all dividend and interest income.
     Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules may be credited against a holder’s United States federal income tax liability, and a holder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing an appropriate claim for refund with the IRS.
     C. Importance Of Obtaining Professional Tax Assistance
     THE FOREGOING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING WITH A TAX PROFESSIONAL. THE ABOVE DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. THE TAX CONSEQUENCES ARE IN MANY CASES UNCERTAIN AND MAY VARY DEPENDING ON A HOLDER’S PARTICULAR CIRCUMSTANCES. ACCORDINGLY, HOLDERS ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISORS ABOUT THE UNITED STATES FEDERAL, STATE, LOCAL, AND APPLICABLE FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF THE PLAN, INCLUDING WITH RESPECT TO TAX REPORTING AND RECORD KEEPING REQUIREMENTS.

XIII. FEASIBILITY OF THE PLAN AND THE BEST INTERESTS TEST
     A. Feasibility Of The Plan
     To confirm the Plan, the Bankruptcy Court must find that confirmation of the Plan is not likely to be followed by the liquidation or the need for further financial reorganization of the Debtors. This requirement is imposed by section 1129(a)(11) of the Bankruptcy Code and is referred to as the “feasibility” requirement. The Debtors believe that they will be able to timely perform all obligations described in the Plan, and, therefore, that the Plan is feasible.
     To demonstrate the feasibility of the Plan, the Debtors have prepared financial Projections for Fiscal Years 2007 through 2011, as set forth in Appendix C attached to this Disclosure Statement. The Projections indicate that the Reorganized Debtors should have sufficient cash flow to pay and service their debt obligations and to fund their operations. Accordingly, the Debtors believe that the Plan satisfies the feasibility requirement of section 1129(a)(11) of the Bankruptcy Code. As noted in the Projections, however, the Debtors caution that no representations can be made as to the accuracy of the Projections or as to the Reorganized Debtors’ ability to achieve the projected results. Many of the assumptions upon which the Projections are based are subject to uncertainties outside the control of the Debtors. Some assumptions inevitably will not materialize, and events and circumstances occurring after the date on which the Projections were prepared may be different from those assumed or may be unanticipated, and may adversely affect the Debtors’ financial results. Therefore, the actual results can be expected to vary from the projected results and the variations may be material and adverse. See Section X — General Considerations And Risk Factors To Be Considered for a discussion of certain risk factors that may affect financial feasibility of the Plan.
     THE PROJECTIONS WERE NOT PREPARED WITH A VIEW TOWARD COMPLIANCE WITH THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS, THE PRACTICES RECOGNIZED TO BE IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES, OR THE RULES AND REGULATIONS OF THE SEC REGARDING PROJECTIONS. FURTHERMORE, THE PROJECTIONS HAVE NOT BEEN AUDITED OR REVIEWED BY THE DEBTORS’ INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS. ALTHOUGH PRESENTED WITH NUMERICAL SPECIFICITY, THE PROJECTIONS ARE BASED UPON A VARIETY OF ASSUMPTIONS, SOME OF WHICH IN THE PAST HAVE NOT BEEN ACHIEVED AND WHICH MAY NOT BE REALIZED IN THE FUTURE, AND ARE SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC, AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE CONTROL OF THE DEBTORS. CONSEQUENTLY, THE PROJECTIONS SHOULD NOT BE REGARDED AS A REPRESENTATION OR WARRANTY BY THE DEBTORS, OR ANY OTHER PERSON, THAT THE PROJECTIONS WILL BE REALIZED. ACTUAL RESULTS MAY VARY MATERIALLY FROM THOSE PRESENTED IN THE PROJECTIONS.

     B. Acceptance Of The Plan
     As a condition to confirmation, the Bankruptcy Code requires that each Class of Impaired Claims and Interests vote to accept the Plan, except under certain circumstances. Section 1126(c) of the Bankruptcy Code defines acceptance of a plan by a class of Impaired Claims as acceptance by holders of at least two-thirds in dollar amount and more than one-half in number of Claims in that Class, but for that purpose counts only those who actually vote to accept or to reject the Plan. Thus, a Class of Claims will have voted to accept the Plan only if two-thirds in amount and a majority in number actually voting cast their Ballots in favor of acceptance. Under section 1126(d) of the Bankruptcy Code, a Class of Interests has accepted the Plan if holders of such Interests holding at least two-thirds in amount actually voting have voted to accept the Plan. Holders of Claims or Interests who fail to vote are not counted as either accepting or rejecting the Plan.
     C. Best Interests Test
     Even if a plan is accepted by each class of holders of claims and interests, the Bankruptcy Code requires a bankruptcy court to determine that the plan is in the “best interests” of all holders of claims and interests that are impaired by the plan and that have not accepted the plan. The “best interests” test, as set forth in section 1129(a)(7) of the Bankruptcy Code, requires a bankruptcy court to find either that (i) all members of an impaired class of claims or interests have accepted the plan or (ii) the plan will provide a member who has not accepted the plan with a recovery of property of a value, as of the effective date of the plan, that is not less than the amount that such holder would recover if the debtor were liquidated under chapter 7 of the Bankruptcy Code.
     To calculate the probable distribution to members of each impaired class of holders of claims and interests if the debtor were liquidated under chapter 7, a bankruptcy court must first determine the aggregate dollar amount that would be generated from the debtor’s assets if its chapter 11 case was converted to a chapter 7 case under the Bankruptcy Code. In the Delphi cases, this “liquidation value” would consist primarily of the proceeds from orderly wind-down of the Debtors’ U.S. operations and a forced sale of the non-Debtor foreign operations by a chapter 7 trustee.
     The amount of liquidation value available to unsecured creditors would be reduced by, first, the claims of secured creditors to the extent of the value of their collateral, and, second, by the costs and expenses of liquidation, as well as by other administrative expenses and costs of both the chapter 7 case and the chapter 11 case. Costs of liquidation under chapter 7 of the Bankruptcy Code would include the compensation of a trustee, compensation of counsel and other professionals retained by the trustee, asset disposition expenses, all unpaid expenses incurred by the debtor in its bankruptcy case (such as compensation of attorneys, financial advisors, and restructuring consultants) that are allowed in the chapter 7 case, litigation costs, and claims arising from the operations of the debtor during the pendency of the bankruptcy case. The liquidation itself would trigger certain priority payments that otherwise would be due in the ordinary course of business. Those priority claims would be paid in full from the liquidation proceeds before the balance would be made available to pay general unsecured claims or to make any distribution in respect of equity interests. The liquidation also could prompt the rejection of a large number of executory contracts and unexpired leases and thereby create a significantly higher number of unsecured claims.
     Once the court ascertains the recoveries in liquidation of secured creditors and priority claimants, it must determine the probable distribution to general unsecured creditors and equity security holders from the remaining available proceeds in liquidation. If such probable distribution has a value greater than the distributions to be received by such creditors and equity security holders under a debtor’s plan, then such plan is not in the best interests of creditors and equity security holders.
     D. Estimated Valuation Of The Reorganized Debtors
     A copy of the analysis of the total enterprise value of the Reorganized Debtors is attached to this Disclosure Statement as Appendix D.
     E. Application Of The Best Interests Test To The Liquidation Analysis And The Valuation Of The Reorganized Debtors
               1. Overview
     A liquidation analysis prepared with respect to the Debtors is attached as Appendix E to this Disclosure Statement. The Debtors believe that any liquidation analysis is speculative. For example, the liquidation analysis necessarily contains an estimate of the amount of Claims which will ultimately become Allowed Claims. In preparing the liquidation analysis, the Debtors have projected the amount of Allowed Claims based upon a review of their scheduled claims and filed proofs of claim. No order or finding has been entered by the Bankruptcy Court estimating or otherwise fixing the amount of Claims at the projected amounts of Allowed Claims set forth in the liquidation analysis. The estimate of the amount of Allowed Claims set forth in the liquidation analysis should not be relied on for any other purpose, including, without limitation, any determination of the value of any distribution to be made on account of Allowed Claims and Interests under the Plan. In addition, as noted above, the valuation analysis of the Reorganized Debtors also contains numerous estimates and assumptions. For example, the value of the New Common Stock cannot be determined with precision due to the absence of a public market for the New Common Stock.
     Notwithstanding the difficulties in quantifying recoveries to creditors with precision, the Debtors believe that, taking into account the liquidation analysis and the valuation analysis of the Reorganized Debtors, the Plan meets the “best interests” test of section 1129(a)(7) of the Bankruptcy Code. The Debtors believe that the members of each Impaired Class will receive at least as much under the Plan as they would in a liquidation in a hypothetical chapter 7 case. Holders of Claims and Interests will receive a better recovery through the distributions contemplated by the Plan because the continued operation of the Debtors as going concerns, supplemented by GM’s support, rather than a forced liquidation will allow the realization of more value for the Debtors’ assets. Moreover, in a liquidation, GM would likely assert the full amount of its claims relating to, among other things, OPEB obligations covered under the Benefit Guaranty. In addition, the Debtors’ pension plans would be terminated in a chapter 7 case, resulting in the assertion of significant claims by the PBGC. These events would increase general unsecured claims by billions of dollars, and the recovery on such claims would be reduced by wind-down costs and would be subordinated to additional administrative claims that would be created. For example, salaried employees who supported the wind-down of the U.S. operations would be entitled to severance payments. The resulting increase in the general unsecured and administrative claims would decrease percentage recoveries to unsecured creditors of the Debtors. All of these factors lead to the conclusion that recoveries under the Plan would be at least as much, and in many cases significantly greater, than the recoveries available in a chapter 7 liquidation.
     The following chart summarizes the range of creditor recoveries under the Debtors’ Hypothetical Liquidation Analysis consistent with Substantive Consolidation under the Plan as well as a Substantive Consolidation — All Debtors.

($Millions)	Net Proceeds				Admin &		General Unsecured,
	Available For		Secured		Priority		Trust Preferreds[1],		Equity
	Distribution		Recovery[2]		Recovery		and PBGC Recovery		Recovery
	Lower	Higher	Lower	Higher	Lower	Higher	Lower	Higher	Lower	Higher
Debtor(s)	$	$	%	%	%	%	%	%	$	$
Substantive Consolidation Under The Plan
Delphi-DAS Debtors	3,781	5,338	76%	100%	0%	30%	0%	0%	—	—
DASHI Debtors	3,564	5,036	100%	NA	100%	100%	55%	83%	—	—
Delphi Medical Systems Colorado Corporation	15	20	100%	NA	0%	100%	0%	0%	—	—
Delphi Medical Systems Texas Corporation	4	6	100%	NA	0%	78%	0%	0%	—	—
Delphi Medical Systems Corporation	0	5	100%	NA	0%	19%	0%	0%	—	—
Connection Systems Debtors	14	18	100%	NA	0%	100%	0%	0%	—	—
Delphi Diesel Systems Corporation	105	137	100%	NA	0%	100%	0%	1%	—	—
Delphi Mechatronic Systems, Inc.	22	29	100%	NA	0%	42%	0%	0%	—	—
Specialty Electronics Debtors	6	7	100%	NA	100%	100%	0%	0%	—	—
Delco Electronics Overseas Corporation	42	47	100%	NA	12%	100%	0%	0%	—	—
MobileAria Inc.	3	3	100%	NA	0%	100%	0%	0%	—	—
Delphi Furukawa Wiring Systems LLC	5	6	100%	NA	50%	85%	0%	0%	—	—

Substantive Consolidation — All Debtors	7,459	10,434	100%	100%	65%	100%	0%	18%	—	—

NA	- Not applicable due to $0 estimated allowed claims in the creditor class.

1	- The Trust Preferred subordinated debt is classified under the Delphi-DAS Debtors.

2	- DIP claims have a 100% recovery in all instances.
     2. Comparison Of Liquidation Analysis And Valuation Analysis
     The liquidation analysis attached hereto as Appendix E contains two separate analyses — a “Substantive Consolidation — All Debtors” analysis, and “Substantive Consolidation Under The Plan” analysis based on the Debtors’ proposed partially-consolidated substantive consolidation groupings. The “Substantive Consolidation — All Debtors” analysis assumes that the Debtors are substantively consolidated and that creditors share in the proceeds of all of the Debtors’ assets without regard to (a) the separate legal identity of each Debtor and (b) which Debtors are obligated on particular claims. The “Substantive Consolidation Under The Plan” analysis assumes that only certain of the Debtors are consolidated, and that the Debtors are liquidated through those groupings or independently. As discussed above, the PBGC is a primary creditor of Delphi and each of its subsidiaries. The PBGC’s claims arise out of joint and several liability of each of the Debtors to the PBGC under applicable non-bankruptcy law.
     In a “Substantive Consolidation Under The Plan” liquidation (accounting for partial consolidation of Debtor entities), the PBGC would have a claim against each consolidated Debtor group or Debtor and would be entitled to receive a distribution from the proceeds of asset liquidations of each consolidated Debtor group or Debtor on account of such claim. Alternately, in a “Substantive Consolidation — All Debtors” liquidation, the PBGC’s claims against Delphi’s subsidiaries would be deemed a single claim against the consolidated Debtors’ assets and would share in distributions with all other unsecured creditors of each of the other Debtors. As a consequence, the estimated recovery of the PBGC, based on the assumptions contained in the attached liquidation analysis, is higher in the “Substantive Consolidation Under The Plan” scenario — 55% to 83% for the PBGC — and lower in the “Substantive Consolidation — All Debtors” scenario — 0% to 18% for the PBGC. Correspondingly, the recoveries of other unsecured creditors based on such assumptions is generally lower in the “Substantive Consolidation Under The Plan” scenario — 0% for general unsecured creditors (except for the DASHI Debtors and Delphi Diesel Systems Corporation) - and generally higher in the “Substantive Consolidation — All Debtors” scenario — 0% to 18% for general unsecured creditors. Holders of existing common stock would receive no distribution under either liquidation scenario.
     No estimate is included in the aforementioned liquidation recoveries for recoveries relating to potential affirmative damage claims against GM. The Debtors believe that an estimate of the ultimate recoveries from such claims is highly subjective and dependent on numerous variables, including (i) the probabilities of successful judgment; (ii) accounting for the costs to litigate; (iii) the cost and time required to litigate the affirmative claims; and (iv) the collectibility of amounts significant enough to alter the outcome of the Liquidation Analysis. Furthermore, as more fully described in Appendix E, it is management’s belief that the amount of the affirmative action claims recoveries necessary to impact the “best interests” test is higher than the anticipated recoveries.
     The valuation analysis attached hereto as Appendix D leads to the conclusion that recoveries under the Plan would be at least as much, and in many cases significantly greater, than the recoveries available in a chapter 7 liquidation, whether such liquidation was conducted on a Substantive Consolidation — All Debtors or Substantive Consolidation Under The Plan basis. In particular, the Debtors estimate that under the Plan, holders of General Unsecured Claims will receive a recovery equal to the principal amount of the claim plus accrued interest, paid 92.4% in New Common Stock valued at $41.58 per share and 7.6% through pro rata participation in the Discount Rights Offering. Furthermore, holders of existing common stock will also receive a distribution under the Plan.
XIV. CONFIRMATION
     A. Confirmation Without Acceptance Of All Impaired Classes: The “Cramdown” Alternative
     Section 1129(b) of the Bankruptcy Code provides that a plan can be confirmed even if it has not been accepted by all impaired classes as long as at least one impaired class of Claims, without the consideration of votes of insiders, has accepted it. The Court may confirm the Plan at the request of the Debtors notwithstanding the Plan’s rejection (or deemed rejection) by impaired Classes as long as the Plan “does not discriminate unfairly” and is “fair and equitable” as to each impaired Class that has not accepted it. A plan does not discriminate unfairly within the meaning of the Bankruptcy Code if a dissenting class is treated equally with respect to other classes of equal rank.

     A plan is fair and equitable as to a class of secured claims that rejects such plan if the plan provides (1)(a) that the holders of claims included in the rejecting class retain the liens securing those claims, whether the property subject to those liens is retained by the debtor or transferred to another entity, to the extent of the allowed amount of such claims, and (b) that each holder of a claim of such class receives on account of that claim deferred cash payments totaling at least the allowed amount of that claim, of a value, as of the effective date of the plan, of at least the value of the holder’s interest in the estate’s interest in such property; (2) for the sale, subject to section 363(k) of the Bankruptcy Code, of any property that is subject to the liens securing the claims included in the rejecting class, free and clear of the liens, with the liens to attach to the proceeds of the sale, and the treatment of the liens on proceeds under clause (1) or (2) of this paragraph; or (3) for the realization by such holders of the indubitable equivalent of such claims.
     A plan is fair and equitable as to a class of unsecured claims which rejects a plan if the plan provides (1) for each holder of a claim included in the rejecting class to receive or retain on account of that claim property that has a value, as of the effective date of the plan, equal to the allowed amount of such claim; or (2) that the holder of any claim or interest that is junior to the claims of such rejecting class will not receive or retain on account of such junior claim or interest any property at all.
     A plan is fair and equitable as to a class of equity interests that rejects a plan if the plan provides (1) that each holder of an interest included in the rejecting class receive or retain on account of that interest property that has a value, as of the effective date of the plan, equal to the greatest of the allowed amount of any fixed liquidation preference to which such holder is entitled, any fixed redemption price to which such holder is entitled, or the value of such interest; or (2) that the holder of any interest that is junior to the interest of such rejecting class will not receive or retain under the plan on account of such junior interest any property at all.
     The votes of holders of Other Interests in Delphi are not being solicited because such holders are not entitled to receive or retain under the Plan any interest in property on account of their Claims and Interests. Such Classes therefore are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Accordingly, the Debtors are seeking confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code with respect to such Classes, and may seek confirmation pursuant thereto as to other Classes if such Classes vote to reject the Plan. Notwithstanding the deemed rejection by such Classes, the Debtors believe that such Classes are being treated fairly and equitably under the Bankruptcy Code. The Debtors therefore believe the Plan may be confirmed despite its deemed rejection by these Classes.
     B. Conditions To Confirmation And Consummation Of The Plan
          1. Conditions To Confirmation
     The following are conditions precedent to confirmation of the Plan that may be satisfied or waived in accordance with Article 12.3 of the Plan, as described in Section XIV.C. — Waiver Of Conditions To Confirmation And Consummation Of The Plan below:

•	The Bankruptcy Court must have approved by Final Order a Disclosure Statement with respect to the Plan in form and substance acceptable to the Debtors. (Article 12.1(a) of the Plan.)

•	The Confirmation Order must be in form and substance acceptable to the Debtors, and the Plan Investors must be reasonably satisfied with the terms of the Confirmation Order to the extent that such terms would have a material impact on the Plan Investors’ proposed investment in the Reorganized Debtors. (Article 12.1(b) of the Plan.)
2.	Conditions To The Effective Date
          The following are conditions precedent to the occurrence of the Effective Date, each of which may be satisfied or waived in accordance with Article 12.3 of the Plan, as described in Section XIV.C. – Waiver Of Conditions To Confirmation And Consummation Of The Plan below:
•	The Reorganized Debtors must have entered into the Exit Financing Arrangements and all conditions precedent to the consummation thereof must have been waived or satisfied in accordance with the terms thereof. (Article 12.2(a) of the Plan.)

•	The Bankruptcy Court must have approved the settlement between the Debtors and GM as documented in the Delphi-GM Definitive Documents, the Delphi-GM Definitive Documents must have become effective in accordance with their terms, and GM must have received the consideration from Delphi pursuant to the terms of the Settlement Agreement. (Article 12.2(b) of the Plan.)

•	The Bankruptcy Court must have entered one or more orders, which may include the Confirmation Order, authorizing the assumption and rejection of unexpired leases and executory contracts by the Debtors as contemplated by Article 8.1 of the Plan. (Article 12.2(c) of the Plan.)

•	The Confirmation Order must have been entered by the Bankruptcy Court and must be a Final Order, the Confirmation Date must have occurred, and no request for revocation of the Confirmation Order under section 1144 of the Bankruptcy Code may have been made, or, if made, may remain pending. (Article 12.2(d) of the Plan.)

•	Each Exhibit, document, or agreement to be executed in connection with the Plan must be in form and substance reasonably acceptable to the Debtors. (Article 12.2(e) of the Plan.)

•	The Bankruptcy Court must have entered one or more orders, which may be the Confirmation Order, approving the MDL Settlements. (Article 12.2(f) of the Plan.)

•	The MDL Court must have entered one or more orders approving the MDL Settlements. (Article 12.2(g) of the Plan.)

•	All conditions to the effectiveness of the Investment Agreement must have been satisfied or waived in accordance with the terms of the Investment Agreement. (Article 12.2(h) of the Plan.)

•	The aggregate amount of all Trade and Other Unsecured Claims that have been asserted or scheduled but not yet disallowed must have been allowed or estimated for distribution purposes by the Bankruptcy Court to be no more than $1.45 billion, excluding all applicable accrued Postpetition Interest thereon. (Article 12.2(i) of the Plan.)

•	All conditions to effectiveness in the Delphi-GM Definitive Documents must have been satisfied or waived in accordance with the terms of the Delphi-GM Definitive Documents. (Article 12.2(j) of the Plan.)

C.	Waiver Of Conditions To Confirmation And Consummation Of The Plan
          The conditions set forth in Articles 12.1(a), 12.2(c), and 12.2(e) of the Plan may be waived, in whole or in part, by the Debtors without any notice to any other parties-in-interest or the Bankruptcy Court and without a hearing; provided, however that in connection with the satisfaction or waiver of the condition set forth in Article 12.2(e) of the Plan, no material modification of the Investment Agreement, the Delphi-GM Definitive Documents and the exhibits to each such agreement (except Exhibits B and C to the Investment Agreement) that has a material adverse effect on the recoveries of unsecured creditors or existing equity holders may be made without the consent of the Creditors’ Committee or the Equity Committee, as the case may be, and the respective non-Debtor counterparty to the agreement. Article 12.2(i) of the Plan may be waived jointly by the Debtors and Appaloosa (as lead Plan Investor), provided, however that no waiver of Article 12.2(i) of the Plan shall be effective unless notice is first given to the Creditors’ Committee; provided further, however, that such waiver shall be effective upon the earlier of (i) the Creditors’ Committee’s consent and (ii) 12:00 noon New York time on the third Business Day after the notice is given to the Creditors’ Committee unless the Creditors’ Committee has provided written notice pursuant to Article 14.8 of the Plan that the Creditors’ Committee has voted affirmatively to object to the effectiveness of the waiver solely on the basis that the recoveries of unsecured creditors would be materially adversely affected if the waiver were implemented (and in such case the waiver shall not become effective unless the Bankruptcy Court thereafter determines that the effectiveness of the waiver would not materially adversely affect unsecured creditors’ recoveries). No other condition set forth in Articles 12.1 and 12.2 of the Plan may be waived. The failure of the Debtors to exercise any of the foregoing rights shall not be deemed a waiver of any other rights, and each such right shall be deemed an ongoing right, which may be asserted at any time.
D.	Retention Of Jurisdiction
          Pursuant to sections 105(a) and 1142 of the Bankruptcy Code, the Bankruptcy Court will have exclusive jurisdiction of all matters arising out of, and related to, the Chapter 11 Cases and the Plan, including, among others, the following matters:

                    (b) to hear and determine motions for (i) the assumption or rejection or (ii) the assumption and assignment of executory contracts or unexpired leases to which any of the Debtors are a party or with respect to which any of the Debtors may be liable, and to hear and determine the allowance of Claims resulting therefrom including the amount of Cure, if any, required to be paid;
                    (c) to adjudicate any and all adversary proceedings, applications, and contested matters that may be commenced or maintained pursuant to the Chapter 11 Cases, the Plan, or that were the subject of proceedings before the Bankruptcy Court prior to the Effective Date, proceedings to adjudicate the allowance of Disputed Claims and Disputed Interests, and all controversies and issues arising from or relating to any of the foregoing;
                    (d) to adjudicate any and all disputes arising from or relating to the distribution or retention of the rights, New Common Stock, or other consideration under the Plan;
                    (e) to ensure that distributions to holders of Allowed Claims and Allowed Interests are accomplished as provided herein;
                    (f) to hear and determine any and all objections to the allowance or estimation of Claims or Interests filed, both before and after the Confirmation Date, including any objections to the classification of any Claim or Interest, and to allow or disallow any Claim or Interest, in whole or in part;
                    (g) to enter and implement such orders as may be appropriate if the Confirmation Order is for any reason stayed, revoked, modified, and/or vacated;
                    (h) to issue orders in aid of execution, implementation, or consummation of the Plan;
                    (i) to consider any modifications of the Plan, to cure any defect or omission, or to reconcile any inconsistency in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order;
                    (j) to hear and determine all applications for allowance of compensation and reimbursement of Professional Claims under the Plan or under sections 330, 331, 503(b), 1103, and 1129(a)(4) of the Bankruptcy Code;
                    (k) to determine requests for the payment of Claims entitled to priority under section 507(a)(1) of the Bankruptcy Code, including compensation and reimbursement of expenses of parties entitled thereto;
                    (l) to hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of this Plan or the Confirmation Order, including disputes arising under agreements, documents, or instruments executed in connection with this Plan; provided that retention of jurisdiction as to disputes involving GM will be as set forth in Article XIII (u) of the Plan;

                    (m) to hear and determine all suits or adversary proceedings to recover assets of any of the Debtors and property of their Estates, wherever located;
                    (n) to hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;
                    (o) to resolve any matters relating to the pre- and post-confirmation sales of the Debtors’ assets;
                    (p) to hear any other matter not inconsistent with the Bankruptcy Code;
                    (q) to hear and determine all disputes involving the existence, nature, or scope of the Debtors’ discharge, including any dispute relating to any liability arising out of the termination of employment or the termination of any employee or retiree benefit program, regardless of whether such termination occurred prior to or after the Effective Date;
                    (r) to enter a final decree closing the Chapter 11 Cases;
                    (s) to enforce all orders previously entered by the Bankruptcy Court;
                    (t) to hear and determine all matters relating to any Section 510(b) Note Claim, Section 510(b) Equity Claim, or Section 510(b) ERISA Claim and the implementation of the MDL Settlement for plan distribution purposes;
                    (u) to hear and determine all matters arising in connection with the interpretation, implementation, or enforcement of the Investment Agreement; and
                    (v) to hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Delphi-GM Definitive Documents, except as provided in such documents.
          Notwithstanding anything contained in the Plan to the contrary, the Bankruptcy Court retains exclusive jurisdiction to adjudicate and to hear and determine disputes concerning Retained Actions and any motions to compromise or settle such disputes or Retained Actions. Despite the foregoing, if the Bankruptcy Court is determined not to have jurisdiction with respect to the foregoing, or if the Reorganized Debtors choose to pursue any Retained Actions in another court of competent jurisdiction, the Reorganized Debtors will have authority to bring such action in any other court of competent jurisdiction.
XV. ALTERNATIVES TO CONFIRMATION AND
CONSUMMATION OF THE PLAN
          The Debtors believe that the Plan affords holders of Claims and Interests the potential for the greatest realization on the Debtors’ assets and, therefore, is in the best interests of such holders. If the Plan is not confirmed, however, the theoretical alternatives include: (a) continuation of the pending Chapter 11 Cases; (b) an alternative plan or plans of reorganization; or (c) liquidation of the Debtors under chapter 7 or chapter 11 of the Bankruptcy Code.

A.	Continuation Of The Bankruptcy Case
          If the Debtors remain in chapter 11, they could continue to operate their businesses and manage their properties as debtors-in-possession, but they would remain subject to the restrictions imposed by the Bankruptcy Code. It is not clear whether the Debtors could survive as a going concern in protracted Chapter 11 Cases. In particular, the Debtors could have difficulty sustaining the high costs and the erosion of market confidence which may be caused if the Debtors remain chapter 11 debtors-in-possession.
B.	Alternative Plans Of Reorganization
          If the Plan is not confirmed, the Debtors, or, after the expiration of the Debtors’ exclusive period in which to propose and solicit a reorganization plan, any other party-in-interest in the Chapter 11 Cases, could propose a different plan or plans. Such plans might involve either a reorganization and continuation of the Debtors’ businesses, or an orderly liquidation of their assets, or a combination of both.
C.	Liquidation Under Chapter 7 Or Chapter 11
          If no plan is confirmed, the Debtors’ Chapter 11 Cases may be converted to cases under chapter 7 of the Bankruptcy Code. In a chapter 7 case, a trustee or trustees would be appointed to liquidate the assets of the Debtors. It is impossible to predict precisely how the proceeds of the liquidation would be distributed to the respective holders of Claims against or Interests in the Debtors.
          However, the Debtors believe that creditors would lose substantially higher going concern value if the Debtors were forced to liquidate. In addition, the Debtors believe that in liquidation under chapter 7, before creditors received any distribution, additional administrative expenses involved in the appointment of a trustee or trustees and attorneys, accountants and other professionals to assist such trustees would cause a substantial diminution in the value of the Estates. The assets available for distribution to creditors would be reduced by such additional expenses and by claims, some of which would be entitled to priority, which would arise by reason of the liquidation and the failure to realize the greater going concern value of the Debtors’ assets.
          The Debtors may also be liquidated pursuant to a chapter 11 plan. In a liquidation under chapter 11, the Debtors’ assets could be sold in an orderly fashion over a more extended period of time than in a liquidation under chapter 7. Thus, a chapter 11 liquidation might result in larger recoveries than a chapter 7 liquidation, but the delay in distributions could result in lower present values received and higher administrative costs. Because a trustee is not required in a chapter 11 case, expenses for professional fees could be lower than in a chapter 7 case, in which a trustee must be appointed. However, any distribution to holders of Claims and Interests under a chapter 11 liquidation plan probably would be delayed substantially.
          The Debtors’ liquidation analysis, prepared with their restructuring and financial advisors, is premised upon a hypothetical liquidation in a chapter 7 case and is attached as Appendix E to this Disclosure Statement. In the analysis, the Debtors have taken into account the nature, status, and underlying value of their assets, the ultimate estimated realizable value of their assets, and the extent to which such assets are subject to liens and security interests. The likely form of any liquidation would be the wind-down and sale of individual assets in the U.S. and a forced sale of going concern foreign businesses. Based on this analysis, it is likely that a chapter 7 liquidation of the Debtors’ assets would produce less value for distribution to creditors than that recoverable in each instance under the Plan. In the opinion of the Debtors, the recoveries projected to be available in a chapter 7 liquidation are not likely to afford holders of Claims and holders of Interests as great a realization potential as does the Plan.
XVI. VOTING REQUIREMENTS
          On December 10, 2007, the Bankruptcy Court entered an order (the “Solicitation Procedures Order”) approving, among other things, this Disclosure Statement, setting voting procedures, and scheduling the hearing on confirmation of the Plan. A copy of the Confirmation Hearing Notice is enclosed with this Disclosure Statement. The Confirmation Hearing Notice sets forth in detail, among other things, the voting deadlines and objection deadlines with respect to the Plan. The Confirmation Hearing Notice and the instructions attached to the Ballot should be read in connection with this section of this Disclosure Statement.
          If you have any questions about (i) the procedure for voting your Claim or Interest, as applicable, with respect to the packet of materials that you have received, (ii) the amount of your Claim holdings or Interest, as applicable, or (iii) if you wish to obtain, at your own expense, unless otherwise specifically required by Federal Rule of Bankruptcy Procedure 3017(d), an additional copy of the Plan, this Disclosure Statement, or any exhibits to such documents, please contact:

Voting Agent for All Creditors	Kurtzman Carson Consultants LLC
except Noteholders	2335 Alaska Avenue
El Segundo, California 90245
Att’n: Delphi Corporation
Telephone: (888) 249-2691
Fax: (310) 751-1856
www.delphidocket.com

Voting Agent for Noteholders	Financial Balloting Group LLC
and Equity Interest Holders	757 Third Avenue, 3rd Floor
New York, New York 10017
Att’n: Delphi Corporation Ballot
Tabulation
Telephone: (866) 486-1727.
www.fbgllc.com
          The Bankruptcy Court may confirm the Plan only if it determines that the Plan complies with the technical requirements of chapter 11 of the Bankruptcy Code and that the disclosures by the Debtors concerning the Plan have been adequate and have included information concerning all payments made or promised by the Debtors in connection with the Plan and the Chapter 11 Cases. In addition, the Bankruptcy Court must determine that the Plan has been proposed in good faith and not by any means forbidden by law, and under Bankruptcy Rule 3020(b)(2), it may do so without receiving evidence if no objection is timely filed.
          In particular, and as described in more detail above, the Bankruptcy Code requires the Bankruptcy Court to find, among other things, that (a) the Plan has been accepted by the requisite votes of all Classes of impaired Claims and Interests unless approval will be sought under section 1129(b) of the Bankruptcy Code in spite of the nonacceptance by one or more such Classes, (b) the Plan is “feasible,” which means that there is a reasonable probability that the Debtors will be able to perform their obligations under the Plan and continue to operate their businesses without further financial reorganization or liquidation, and (c) the Plan is in the “best interests” of all holders of Claims and Interests, which means that such holders will receive at least as much under the Plan as they would receive in a liquidation under chapter 7 of the Bankruptcy Code.
          THE BANKRUPTCY COURT MUST FIND THAT ALL CONDITIONS MENTIONED ABOVE ARE MET BEFORE IT CAN CONFIRM THE PLAN. THUS, EVEN IF ALL THE CLASSES OF IMPAIRED CLAIMS WERE TO ACCEPT THE PLAN BY THE REQUISITE VOTES, THE BANKRUPTCY COURT MUST STILL MAKE AN INDEPENDENT FINDING THAT THE PLAN SATISFIES THESE REQUIREMENTS OF THE BANKRUPTCY CODE, THAT THE PLAN IS FEASIBLE, AND THAT THE PLAN IS IN THE BEST INTERESTS OF THE HOLDERS OF CLAIMS AGAINST AND INTERESTS IN THE DEBTORS.
          UNLESS THE BALLOT (OR MASTER BALLOT ON BEHALF OF A NOTEHOLDER OR EQUITY INTEREST HOLDER) BEING FURNISHED IS TIMELY RECEIVED BY THE APPROPRIATE VOTING AGENT ON OR PRIOR TO JANUARY 11, 2008 AT 7:00 P.M. (PREVAILING EASTERN TIME) TOGETHER WITH ANY OTHER DOCUMENTS REQUIRED BY SUCH BALLOT, THE DEBTORS MAY, IN THEIR SOLE DISCRETION, REJECT SUCH BALLOT AS INVALID AND, THEREFORE, DECLINE TO COUNT IT AS AN ACCEPTANCE OR REJECTION OF THE PLAN. IN NO CASE SHOULD A BALLOT OR ANY OF THE CERTIFICATES BE DELIVERED TO THE DEBTORS OR ANY OF THEIR ADVISORS.
A.	Parties-In-Interest Entitled To Vote
          Under section 1124 of the Bankruptcy Code, a class of claims or interests is deemed to be “impaired” under a plan unless (a) the plan leaves unaltered the legal, equitable, and contractual rights to which such claim or interest entitles the holder thereof or (b) notwithstanding any legal right to an accelerated payment of such claim or interest, the plan cures all existing defaults (other than defaults resulting from the occurrence of events of bankruptcy) and reinstates the maturity of such claim or interest as it existed before the default.
          In general, a holder of a claim or interest may vote to accept or to reject a plan if (1) the claim or interest is “allowed,” which means generally that no party-in-interest has objected to such claim or interest, and (2) the claim or interest is impaired by the Plan. If the holder of an impaired claim or impaired interest will not receive any distribution under the plan in respect of such claim or interest, the Bankruptcy Code deems such holder to have rejected the plan. If the claim or interest is not impaired, the Bankruptcy Code deems that the holder of such claim or interest has accepted the plan, and the plan proponent need not solicit such holder’s vote.
          The holder of a Claim or Interest that is Impaired under the Plan is entitled to vote to accept or reject the Plan if (1) the Plan provides a distribution in respect of such Claim or Interest and (2) (a) the Claim has been scheduled by the respective Debtor (and such Claim is not scheduled as disputed, contingent, or unliquidated), (b) such Claimholder has filed a Proof of Claim as to which no objection has been filed, or (c) such Claimholder has timely filed a motion pursuant to Federal Rule of Bankruptcy Procedure 3018(a) seeking temporary allowance of such Claim for voting purposes only and the Debtor has not opposed the Motion or objected to the Claim, in which case the holder’s vote will be counted only upon order of the Court.
          A vote may be disregarded if the Court determines, pursuant to section 1126(e) of the Bankruptcy Code, that it was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code. The Solicitation Procedures Order also sets forth assumptions and procedures for tabulating Ballots, including Ballots that are not completed fully or correctly.
B.	Classes Impaired Under The Plan
1.	Voting Impaired Classes Of Claims
          The following Classes of Claims and Interests are Impaired under, and are entitled to vote to accept or reject, the Plan:

Class 1C through Class 12C	(General Unsecured Claims)
Class 1D through Class 12D	(GM Claims)
Class 1E	(Section 510(b) Note Claims)
Class 1G-1	(Existing Common Stock)
Class 1G-2	(Section 510(b) Equity Claims)
Class 1H, 8H	(Section 510(b) ERISA Claims)
2.	Unimpaired Classes Of Claims
          Classes A and B are Unimpaired under the Plan and deemed under section 1126(f) of the Bankruptcy Code to have accepted the Plan. Their votes to accept or reject the Plan will not be solicited. Because all Debtors are proponents of the Plan, Class F Intercompany Claims are deemed to have accepted the Plan. The votes of holders of such Claims therefore will not be solicited.
3.	Impaired Classes Of Claims And Interests Deemed To Reject The Plan
          Holders of Interests in Class I are not entitled to receive any distribution under the Plan on account of their Claims and Interests. Pursuant to section 1126(g) of the Bankruptcy Code, Class I is conclusively presumed to have rejected the Plan, and the votes of Interest holders in such Class therefore will not be solicited.

4.	Presumed Acceptance By Certain Classes Of Interests
          Holders of Class J Interests in the Affiliate Debtors are conclusively presumed to have accepted the Plan as such Interest holders are proponents of the Plan and, as such, the votes of such Interest holders will not be solicited.
XVII. CONCLUSION
A.	Hearing On And Objections To Confirmation
1.	Confirmation Hearing
          The hearing on confirmation of the Plan has been scheduled for January 17, 2008 at 10:00 a.m. (prevailing Eastern time). Such hearing may be adjourned from time to time by announcing such adjournment in open court, all without further notice to parties-in-interest, and the Plan may be modified by the Debtors pursuant to section 1127 of the Bankruptcy Code prior to, during, or as a result of that hearing, without further notice to parties-in-interest.
2.	Date Set For Filing Objections To Confirmation Of The Plan
          The time by which all objections to confirmation of the Plan must be filed with the Court and received by the parties listed in the Confirmation Hearing Notice has been set for January 11, 2008 at 4:00 p.m. (prevailing Eastern time). A copy of the Confirmation Hearing Notice is enclosed with this Disclosure Statement.
B.	Recommendation
          The Plan provides for an equitable and early distribution to creditors and shareholders of the Debtors, preserves the value of Delphi’s business as a going concern, and preserves the jobs of employees. The Debtors believe that any alternative to confirmation of the Plan, such as liquidation or attempts by another party-in-interest to file a plan, could result in significant delays, litigation, and costs, as well as the loss of jobs by the Debtors’ employees. Moreover, the Debtors believe that their creditors and shareholders will receive greater and earlier recoveries under the Plan than those that would be achieved in liquidation or under an alternative plan. FOR THESE REASONS, THE DEBTORS URGE YOU TO RETURN YOUR BALLOT ACCEPTING THE PLAN.
          THE CREDITORS’ COMMITTEE AND THE EQUITY COMMITTEE BELIEVE THAT THE PLAN PROVIDES THE BEST RECOVERIES POSSIBLE FOR THE HOLDERS OF CLAIMS AGAINST AND INTERESTS IN THE DEBTORS, AS APPLICABLE. THE CREDITORS’ COMMITTEE AND THE EQUITY COMMITTEE RECOMMEND THAT YOU VOTE TO ACCEPT THE PLAN.
          THE CREDITORS’ COMMITTEE HAS ENCLOSED A LETTER TO ALL HOLDERS OF GENERAL UNSECURED CLAIMS AGAINST THE DEBTORS TO PROVIDE INFORMATION REGARDING THE PLAN. THE CREDITORS’ COMMITTEE HAS ENCLOSED THAT LETTER TO HELP ALL GENERAL UNSECURED CREDITORS UNDERSTAND THE PLAN. THE CREDITORS’

COMMITTEE STRONGLY RECOMMENDS YOU READ ITS LETTER CAREFULLY BEFORE YOU VOTE.
THE EQUITY COMMITTEE HAS ENCLOSED A LETTER TO ALL HOLDERS OF DELPHI COMMON STOCK TO PROVIDE INFORMATION REGARDING THE PLAN AND DISTRIBUTIONS TO HOLDERS OF DELPHI COMMON STOCK. THE EQUITY COMMITTEE STRONGLY RECOMMENDS YOU READ ITS LETTER CAREFULLY BEFORE YOU VOTE.

Dated:	Troy, Michigan
December 10, 2007

DELPHI CORPORATION AND THE AFFILIATE DEBTORS

		By:	/s/ John D. Sheehan
John D. Sheehan
Vice President, Chief Restructuring Officer
SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
333 West Wacker Drive, Suite 2100
Chicago, Illinois 60606
(800) 718-5305
(248) 813-2698 (International)
John Wm. Butler, Jr. (JB 4711)
George N. Panagakis (GP 0770)
Ron E. Meisler (RM 3026)
Nathan L. Stuart (NS 7872)
     - and -
SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
Four Times Square
New York, New York 10036
Kayalyn A. Marafioti (KM 9632)
Thomas J. Matz (TM 5986)
Attorneys for Delphi Corporation, et al.,
     Debtors and Debtors-in-Possession
Of Counsel
DELPHI CORPORATION
5725 Delphi Drive
Troy, Michigan 48098
David M. Sherbin
Sean P. Corcoran
Karen J. Craft

APPENDIX A
FIRST AMENDED JOINT PLAN OF REORGANIZATION OF DELPHI
CORPORATION AND CERTAIN AFFILIATES,
DEBTORS AND DEBTORS-IN-POSSESSION
[Filed with the Securities and Exchange Commission as
Exhibit 99(a) to this Current Report on Form 8-K]

APPENDIX B
HISTORICAL FINANCIAL RESULTS

APPENDIX B-1
Consolidated Financial Statements And Notes To
Consolidated Financial Statements Included In The Delphi Corporation
Form 10-K For The Year Ended December 31, 2006,
Filed February 27, 2007
[Previously filed with the Securities and Exchange Commission as part of
Delphi’s Annual Report on Form 10-K for the year ended December 31, 2006, filed
February 27, 2007]
Effective January 1, 2007, Delphi modified its methodology for allocating certain United States employee historical pension, postretirement benefit, and workers’ compensation benefit costs to the segments to directly correspond with management’s internal assessment of each segment’s operating results for purposes of making operating decisions. Pursuant to the requirements of Financial Accounting Standard No. 131, “Disclosures about Segments of an Enterprise and Related Information,” Delphi reported operating data for its reporting segments for the years ended December 31, 2006, 2005, and 2004 reflecting the modified cost allocation in its Current Report on Form 8-K filed September 5, 2007. Refer to Appendix B-3 for the modified Segment Reporting footnote filed on the aforementioned Form 8-K.

APPENDIX B-2
Consolidated Financial Statements And Notes To
Consolidated Financial Statements Included In The Delphi Corporation
Form 10-Q For The Quarter Ended September 30, 2007,
filed November 6, 2007
[Previously filed with the Securities and Exchange Commission as part of Delphi’s Quarterly Report on Form 10-Q for the quarter ended
September 30, 2007, filed November 6, 2007]

APPENDIX B-3
Restated Segment Reporting footnote from the Delphi Corporation Form 10-K for the period ended December 31, 2006, reflecting modified United States employee historical pension, postretirement benefit, and workers’ compensation benefit costs allocation
[Previously filed with the Securities and Exchange Commission as Exhibit 99(c)
to Delphi’s Current Report on Form 8-K filed September 5, 2007]

APPENDIX C
FINANCIAL PROJECTIONS

Financial Projections
     The Debtors believe that the Plan meets the Bankruptcy Code’s requirements that the Plan confirmation is not likely to be followed by liquidation or the need for further financial reorganization of the Debtors or any successor under the Plan. In connection with the development of the Plan, and for the purposes of determining whether the Plan satisfies this feasibility standard, the Debtors analyzed their ability to satisfy their financial obligations while maintaining sufficient liquidity and capital resources. In this regard, the management of the Debtors developed and refined the Business Plan and prepared consolidated financial projections of Delphi Corporation (the “Projections”) for the years ending December 31, 2007 through December 31, 2011 (the “Projection Period”). Included in 2007 projected amounts are actual unaudited financial results through June 30, 2007. The Projections have been prepared on a consolidated basis consistent with the Company’s financial reporting practices and include all Debtor and non-Debtor entities.
     The Debtors do not, as a matter of course, make public projections of their anticipated financial position or results of operations. Accordingly, the Debtors do not anticipate that they will, and disclaim any obligation to, furnish updated business plans or projections to holders of Claims or Interests after the Confirmation Date, or to include such information in documents required to be filed with the Securities and Exchange Commission or otherwise make such information public.
     ALTHOUGH EVERY EFFORT WAS MADE TO BE ACCURATE, THE PROJECTIONS WERE NOT PREPARED WITH A VIEW TOWARD COMPLIANCE WITH THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS OR IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES IN THE UNITED STATES (“U.S. GAAP”), THE FINANCIAL ACCOUNTING STANDARDS BOARD, OR THE RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION REGARDING PROJECTIONS. FURTHERMORE, THE PROJECTIONS HAVE NOT BEEN AUDITED OR REVIEWED BY THE DEBTORS’ INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM. WHILE PRESENTED WITH NUMERICAL SPECIFICITY, THE PROJECTIONS ARE BASED ON A VARIETY OF ASSUMPTIONS, WHICH MAY NOT BE REALIZED, AND ARE SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, WHICH ARE BEYOND THE CONTROL OF THE DEBTORS. CONSEQUENTLY, THE PROJECTIONS SHOULD NOT BE REGARDED AS A REPRESENTATION OR WARRANTY BY ANY OF THE REORGANIZED DEBTORS, OR ANY OTHER PERSON, THAT THE PROJECTIONS WILL BE REALIZED. ACTUAL RESULTS MAY VARY MATERIALLY FROM THOSE PRESENTED IN THE PROJECTIONS. HOLDERS OF CLAIMS AND INTERESTS MUST MAKE THEIR OWN DETERMINATIONS AS TO THE REASONABLENESS OF SUCH ASSUMPTIONS AND THE RELIABILITY OF THE PROJECTIONS IN REACHING THEIR DETERMINATIONS OF WHETHER TO ACCEPT OR REJECT THE PLAN. NEITHER THE DEBTORS’ INDEPENDENT AUDITIORS NOR THEIR FINANCIAL AND RESTRUCTURING ADVISORS HAVE EXPRESSED AN OPINION ON OR MADE ANY REPRESENTATIONS REGARDING THE ACHIEVABILITY OF THE FINANCIAL PROJECTIONS.
     SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: These Projected Financial Statements contain statements which constitute “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. “Forward-looking statements” in these Projected Financial Statements include the intent, belief or current expectations of the Debtors and members of their management team with respect to the timing of, completion of and scope of the current restructuring, reorganization plan, strategic business plan, bank financing, and debt and equity market conditions and the Debtors’ future liquidity, as well as the assumptions upon which such statements are based. While management believes that its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance, and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. Important factors currently known to management that could cause actual results to differ materially from those contemplated by the forward-looking statements in these Projected Financial Statements include, but are not limited to, those risks and uncertainties set forth in Section X of the Disclosure Statement and other adverse developments with respect to the Debtors’ liquidity position or operations of the various businesses of the Reorganized Debtors, adverse developments in the bank financing markets or public or private markets for debt or equity securities, or adverse developments in the timing or results of the Debtors’ current strategic business plan (including the current timeline to emerge from chapter 11) and the possible negative effects that could result from potential economic and political factors around the world in the various foreign markets in which the Reorganized Debtors operate.
Summary of Significant Assumptions
     The Projections were developed by management using a detailed, “bottoms-up” approach (see Section VI of the Disclosure Statement) and are based upon: a) current and projected market conditions in each of the Debtors’ respective markets; b) no material acquisitions or divestures other than as contemplated in the Plan; c) emergence from chapter 11 at or around December 31, 2007 under the terms expected in the Plan; and, d) the ability to raise exit financing at rates similar to those described in the notes to the Projections. Incorporated into the Projections are management’s estimates of the economic impact of the agreements reached with the Debtors’ Plan Investors, labor unions, GM, the IRS and PBGC, and other parties to the Debtors’ transformation plan (all as discussed in more detail in this Disclosure Statement).
     The Projections include certain operations expected to be sold or wound-down (the “Non-Continuing Businesses”) which are primarily comprised of the operations of the Debtors’ Steering and Automotive Holdings Group divisions. The Non-Continuing Businesses are assumed to either: a) be sold by December 31, 20081, or b) to operate in a wind-down mode until key customers are able to secure alternate production sources. The U.S. hourly labor costs of the UAW Non-Continuing Businesses will be subsidized by GM through December 31, 2007. To the extent that the Debtors are required to extend the operations of any of the U.S. UAW Non-Continuing Businesses beyond December 31, 2007, such businesses are projected to operate on a Production Cash Burn Breakeven basis2. Therefore, the Debtors believe that a delay in the sale of any of the U.S. held for sale businesses will not have a material adverse effect on the Debtors’ operations or financial condition. For those Non-Continuing Businesses which are anticipated to be sold, the Debtors have included estimated net proceeds in the Projections.
     Consistent with the Debtors’ financial reporting, the Projections are consolidated in U.S. dollars. Foreign exchange rate assumptions used in the Projections were developed by the Debtors. Projected exchange rates for 2007 are based on forecasts provided by Global Insight (“GI/DRI”), a third-party econometric firm. Projected exchange rates beyond 2007 are based on a combination of forward curves, bank forecasts and forecasts prepared by GI/DRI.
Income Statement Assumptions — Revenues
     Sales: The Debtors base their sales forecasts on projections of OEM automotive build rates and product mix provided by GI/DRI. Certain such OEM projections are adjusted by management for market considerations prior to being incorporated into the Debtors’ revenue projections.
     The Debtors’ sales to GM, its largest customer, are highly dependant on the build rate of GM light trucks and passenger cars in North America. The GMNA build rates used during the projection period range from a low of 3.79 million vehicles in 2008 to a high of 4.23 million vehicles in 2011. These build rates exclude CAMI and NUMMI, GM partnerships in North America.

[1]	Accordingly, such businesses are not included the Projections beyond December 31, 2008.

[2]	Excludes the Electronics and Safety Milwaukee site closing December 31, 2008, which is not covered in Production Cash Burn Breakeven.

     The Debtors’ sales to customers other than GM (“Non-GM Sales”), are also based on build rates from the GI/DRI vehicle build forecast.
     The Debtors’ sales include revenues from products for which contracts have already been awarded (“booked” sales), in addition to opportunities (“unbooked” sales) that management reasonably believes will be awarded in the future. Because OEMs typically award contracts years in advance of program launch, the Debtors’ 2007 through 2009 forecasts include approximately 80% and greater of booked sales. Delphi is not guaranteed production volumes by any OEM.
     OEM sales contracts typically include provisions for year-over-year market-based price reductions, commonly known as “price-downs,” from their suppliers. The Debtors’ Non-GM Sales reflect contractual pricing terms for booked sales and anticipated market-based pricing terms for unbooked sales expected to be awarded. Price-downs to OEMs are projected to be generally similar to historical rates. An exception to this is price-downs related to GMNA, which are assumed to be higher than typical for continuing businesses in 2008 and 2009. These years include incremental price-downs in recognition of the Debtors’ lower cost structure.
     Included within GM sales is the incremental revenue associated with the labor subsidy, relating to U.S. hourly labor related expenses, and Production Cash Burn Breakeven payments provided by GM. Such payments are expected to be approximately $0.1 billion annually in years 2008 through 2011. Actual U.S. GAAP accounting for these payments may differ.
Income Statement Assumptions — Expenses
     Cost of Goods Sold (“COGS”): The most significant portion of the Debtors’ COGS expenditures are direct material costs, including purchases of various commodity raw materials (primarily metals and plastics) used in the production of salable parts. Direct materials costs are strongly affected by unit cost assumptions regarding key commodities (e.g., copper, steel and resins). Key commodity prices for 2007 were developed by the Debtors taking into account pricing trends, market considerations and hedging positions. Commodity prices for 2008 and beyond are generally assumed to remain consistent with 2007 projected levels with the exception of copper. Copper is assumed to increase slightly in 2008, then decline modestly in 2009 and remain constant thereafter. The Debtors believe that the impact of price increases can be mitigated by performance initiatives, including competitive sourcing and engineering initiatives, to improve the overall efficiency of materials usage.
     Manufacturing expenditures comprise the next largest portion of COGS. Manufacturing expenditures include wages and benefit costs, along with outside services and other ancillary activities required in the Debtors’ production processes. In the U.S., manufacturing expenses are anticipated to be favorably impacted (relative to pre-reorganization levels) by the transformation of Delphi’s hourly workforce to a more competitive wage and benefit structure by the fourth quarter, 2007 through transition mechanisms (i.e., GM supported attrition and buydown programs), economic modifications to the existing labor agreements, the exit from designated non-continuing sites, and design changes to existing defined benefit hourly pension and post-retirement healthcare plans (discussed further in the “Balance Sheet Assumptions” section). In regions outside the U.S., manufacturing expenses are expected to be favorably impacted by various initiatives to consolidate manufacturing and migrate production to lower-cost geographic locations. Cost of goods sold also includes manufacturing related restructuring charges.
     Selling General and Administrative (“SG&A expense”): SG&A expense represents expenses incurred at corporate and divisional headquarters locations, along with various plant overhead functions, all IT expenses and SG&A related restructuring charges. As a percentage of sales, SG&A expenses (inclusive of restructuring items) range from a high of 7.8% in 2008 to a low of 5.7% in 2011. The decline in such costs as a percentage of sales is attributed to recurring savings from cost reduction measures, including financial services and IT outsourcing activities for which one-time SG&A expenses will be incurred in 2007 and 2008.

     Depreciation and Amortization: Depreciation and amortization (“D&A”) expenses are comprised of recurring depreciation expense using accelerated or straight line depreciation methods for fixed assets employed during the projection period. D&A also includes non-cash impairment charges related to reductions in carrying value of certain assets of the Debtors’ Non-Continuing Businesses. In addition, beginning in the first quarter following the Effective Date, expenses related to the amortization of intangible assets (other than goodwill) are recorded in conjunction with the implementation of Fresh Start accounting, as well as a write-off of in-process R&D of $0.3 billion in the first quarter of 2008. Excluding the write-off of in-process R&D, the amortization of intangible assets is estimated to be $0.3 billion annually in years 2008 through 2011.
     Restructuring Charges: Restructuring charges are included within the COGS, SG&A expense, D&A and other categories in the Projections. The following table illustrates the split of projected restructuring expenses between the aforementioned expense categories:
Restructuring Charges by Category

($ in millions)
	2007	2008	2009	2010	2011

Restructuring Expense-COGS	$808	$12	$122	$100	$45
Restructuring Expense-SG&A	238	239	24	—	—
Restructuring Expense-D&A	833	207	10	—	—
Restructuring Expense-Other[1]	332	81	—	—	—

Total Restructuring Expense	$2,211	$539	$156	$100	$45

[1]	Amounts are included in securities litigation charge and sales line items in the income statement.
     Restructuring charges are comprised of various income statement impacts of implementing the Debtors’ Transformation Plan, including:
•	Employee payout costs of the 2007 special attrition programs, which offers various transition and exit mechanisms to the U.S. hourly labor workforce;

•	Other employee severance (primarily U.S. salaried and non-U.S. hourly employees) costs resulting from the wind-down and sale of the Debtors’ Non-Continuing Businesses;

•	The consolidation and migration of various continuing businesses (primarily in Europe), resulting in expenses for employee severance and plant closing costs;

•	Non-cash impairment charges related to the reduction in carrying value of the assets of the Debtors’ Non-Continuing Businesses.

•	Various overhead cost reduction measures, including financial services and IT outsourcing and migration of IT systems resulting in one-time IT and employee severance costs; and,

•	One-time income and expense items recognized as a result of the agreement with GM, including:
•	GM labor subsidy income retroactive to October 1, 2006, recognized in the first quarter of 2008; and,

•	Commercial price concessions retroactive to January 1, 2007, recognized in the first quarter of 2008.
     Restructuring expense in the Projections differs from that reported for U.S. GAAP purposes in certain respects; however, the Debtors’ believe that this presentation facilitates the use of EBITDAR, EBITDARP and EBITDARPO (operating income before depreciation, amortization, restructuring, pension and OPEB expense), as indicators of recurring operating income during the Projection Period.
     Reorganization Items: Reorganization items are primarily comprised of cancellation of debt (“COD”) income resulting from the settlement of the Debtors’ pre-petition liabilities at the Effective Date, partially offset by the recognition of approximately $4.0 billion of net unamortized losses related to predecessor pension, OPEB, and Extended Disability Benefits (“EDB”) liabilities. The largest component of COD income results from the termination of the Debtors’ hourly-post-retirement healthcare liability of approximately $8.3 billion, as part of the labor transformation. Bankruptcy-related professional fees are also included in reorganization items.
     Interest Expense: Interest expense is based upon projected debt levels and applicable interest rates, as outlined under debt structure below. Interest expense also includes the non-cash amortization of certain transaction fees associated with emergence.
     Other Income/(Expense): Other income/(expense) is primarily comprised of equity income from non-consolidated joint ventures, minority interest expense in consolidated joint ventures and interest income. The 2008 other income/(expense) includes the write-off of certain other assets at the Non-Continuing Businesses.
     Income Tax Expense: Outside of the U.S., effective income tax rates are used to forecast income tax expense. These tax rates take into consideration management estimates regarding the ability to utilize net operating loss carry-forwards to offset a portion of taxable income and the impact of changes in tax laws. U.S. income taxes were estimated by the Debtors after considering the application of pre-emergence tax attributes to offset any taxable income, subject to Section 382 limitations, and post-emergence net operating losses. The Debtors believe that they will have sufficient net operating losses to completely offset U.S. taxable income during the Projection Period and, therefore, no amounts relating to U.S. income taxes are included in the Projections.
     EBITDAR: EBITDAR improves from $0.4 billion in 2007 to $2.4 billion in 2009, amounting to an improvement of $2.0 billion. Reductions in Pension and OPEB expense contribute $1.0 billion to this improvement, while other transformation related activities amount to $0.4 billion. In addition, the impact of revenue growth combined with net improvements in operational factors amount to $0.6 billion.
     Based on consideration that AHG and Steering divisions comprise a substantial portion of the non-continuing businesses, revenue for the continuing divisions increases from $18.7 billion in 2007 to $23.7 billion in 2011, or $5.0 billion. Transformation items reflecting GM pricing and wage subsidy impacts account for a net reduction in revenue over this timeframe of $140 million, while operational items increase revenue by a total of $5.11 billion for volume increases of $6.94 billion, partly offset by reductions due to foreign exchange of $210 million, price reductions of $1.55 billion and other items of $0.07 billion. EBITDAR for the continuing businesses (assuming a proxy for continuing businesses to be equivalent to total consolidated Delphi less AHG and Steering divisions, with additional EBITDAR adjustments for expenses related to legacy benefit costs and allocated corporate overhead charges made to retain costs/savings related to these items in the continuing business) increases $2.8 billion from $296 million in 2007 to $3.085 billion in 2011. Transformation items amount to a cumulative $1.5 billion of this improvement, including Pension/OPEB cost reductions of $1.14 billion, SG&A cost reductions of $170 million, GM subsidy support of $120 million, labor cost reductions of $90 million, restructuring savings of $230 million, offset by additional pricing reductions to GM of $260 million. Operational items account for a cumulative $1.3 billion of the 2007-2011 improvement, including $1.58 billion from volume/mix changes, $1.55 billion of net material cost reduction performance, and $280 million of net manufacturing cost reduction performance, offset by non-transformation-related price reductions of $1.55 billion, engineering cost increases of $230 million, foreign exchange impact of $10M, and other items totaling $310 million.
Balance Sheet Assumptions (Should be read in conjunction with the Projected Pro Forma Consolidated Balance Sheet Assumptions)
     Cash and Cash Equivalents: The Projections contain anticipated minimum cash balances required for operations as established by management. Excess cash is applied to the revolving credit facility, and then used to pay down term debt after 2008.

     Accounts Receivable: Accounts receivable decreases in 2008 as the working capital related to the Non-Continuing Businesses is monetized. After 2008, the increase in accounts receivable relates to the expected sales growth as customer terms are projected to remain relatively constant throughout the period.
     Inventory: Inventory decreases from 2007 to 2008, due primarily to the Debtors’ monetization of working capital related to Non-Continuing Businesses. From 2009 to 2011, inventory balances increase as a result of growth, as inventory turns are projected to remain relatively constant.
     Other Current Assets: Other current assets are primarily comprised of prepaid expenses, reimbursements due from GM under the Debtors’ agreement with GM and other assets which are short-term in nature.
     Property, Net: Changes in property, net are primarily driven by capital spending, which is derived based upon anticipated requirements emanating from the Debtors’ revenue plan, product migration, facilities maintenance and restructuring activities. Capital spending as a percentage of sales peaks in 2008 at 4.7% and then declines each year over the Projection Period to 3.3% by 2011.
     Other Assets: Other assets are primarily comprised of identifiable intangible assets (e.g., patents, trade names, and customer relationships) and the book value of investments in non-consolidated joint ventures. Other assets increase significantly at the end of 2007 due to assumptions regarding the revaluation of intangible assets at the Effective Date in conjunction with the implementation of Fresh Start Accounting.
     Pension Prepaid Asset3: Pension prepaid asset represents the excess of plan assets over plan obligations for U.S. defined benefit pension plans. The pension prepaid asset increases over the Projection Period due to freezing of the U.S. hourly and salaried defined benefit plans (described in further detail under “Pension”), which results in a reduction in projected benefit obligations and the reduction of pension contributions to reach the full funding limit, as well as projected asset returns that exceed the liability discount rate.
     Goodwill: Goodwill was determined by subtracting the estimated fair market value of the reorganized Debtors’ identifiable tangible and intangible assets at the Effective Date from the sum of the projected reorganized equity value plus total liabilities upon emergence.
     Accounts Payable: The Projections reflect the return of the Debtors’ accounts payable to pre-petition terms in 2008, the effect of which is offset by the reduction of payables related to the monetization of working capital at certain Non-Continuing Businesses. In 2010 and 2011, the increase in accounts payable balances relates to growth, as vendor payment terms are projected to remain consistent with year-end 2008.
     Accrued Liabilities: Accrued liabilities are primarily comprised of employee benefit obligations (excluding pension), warranty, income and other tax, payroll, at risk compensation, restructuring, and attrition program obligations due within the following twelve months.
     Debt Structure: Upon emergence, the Debtors’ long-term debt structure is expected to include:
a)	A $1.6 billion revolving credit facility at an interest rate of LIBOR +225 (London Inter- bank Offered Rate plus 225 basis points) to serve as supplemental liquidity for general operating purposes;

[3]	Since pension status is measured on a plan-by-plan basis, the Debtors’ consolidated balance sheet projections include both pension prepaid assets and pension liabilities in the same periods, due to the underfunded status of certain international and U.S. non-qualified plans.

b)	$4.5 billion of exit financing facilities comprised of a $3.7 billion funded term loan at an interest rate of LIBOR +375 and a $0.75 billion second lien note at a 9.5% interest rate which will be raised in the capital markets to satisfy claims and other financing needs as contemplated in the Plan;

c)	$0.75 billion second lien note to GM at a 9.5% interest rate to satisfy a portion of the GM Claim; and,

d)	Factoring, securitization, and other foreign debt, capital leases and industrial development bonds.
     Pension3: Pension liabilities represent the excess of plan obligations over plan assets for U.S. and foreign defined benefit pension plans. As part of the Debtors’ Transformation Plan, the U.S. hourly and salaried defined benefit plans are assumed to be frozen as of the Effective Date. The hourly plan is replaced with a 5.4% cash balance plan for the UAW and a 7% Defined Contribution (“DC”) plan for the IUE & USW. The salaried defined benefit plan is being replaced with a DC plan providing for employer non-elective and matching contributions. The SERP is also assumed to be frozen as of the Effective Date and replaced for active employees with a non-qualified DC SERP.
     The principal U.S. plan actuarial estimates are: asset return rates of 10.0% in 2007 and 8.75% thereafter and a discount rate of 5.9%.
     Underfunded obligations for foreign pension plans are included for the entire Projection Period assuming no design changes to existing benefits.
     OPEB: The termination of the U.S. hourly post-retirement healthcare plan and concurrent triggering of the GM Benefit Guarantees are assumed to occur on the Effective Date. Post-Effective Date OPEB liabilities reflect the Debtors’ obligations related to a) retiree medical accounts for certain U.S. hourly employees pursuant to U.S. labor agreements, and b) continuing obligations for certain U.S. salaried active and retired employees. These are projected based upon expected eligible employees and assumptions relating to future health care costs, mortality tables and discount rates.
     Other Liabilities: Other liabilities are primarily comprised of long-term obligations or reserves related to restructuring initiatives, customer warranties, workers compensation and environmental matters. Minority interest in consolidated joint-ventures is also included.
     Stockholders’ Equity: For purposes only of preliminary fresh start accounting estimates in these Projections, stockholders’ equity at the Effective Date is based on an assumed $13.5 billion enterprise value estimate along with pro forma emergence net debt, and includes the effect of $2.6 billion of new invested capital (including proceeds from the Rights Offerings and the sale of convertible preferred stock), as well as the issuance of i) common stock to pre-petition constituents and ii) $1.2 billion of preferred stock to GM as part of the total consideration in satisfaction of the GM Claim.
Cash Flow Assumptions
     Cash flow from operating activities: Cash flow from operating activities is projected to increase from an outflow of $0.8 billion in 2007 to an inflow of $1.7 billion in 2011. Significant sources and uses of cash from operations include:
•	EBITDARPO improves from $1.3 billion in 2007 to $2.9 billion in 2011;

•	Global restructuring cash outflows of approximately $1.6 billion, $0.5 billion and $0.2 billion in 2007, 2008 and 2009, respectively;

•	U.S. pension funding contributions of approximately $1.2 billion in 2008 made in accordance with the Pension Protection Act of 2006;

•	Projected net working capital monetization proceeds associated with the exit from certain Non-Continuing Businesses; and,

•	Net reimbursements from GM of $0.4 billion in first quarter 2008 resulting from the settlement with GM.
     Improved operating cash flows are generally the result of the implementation of the Debtors’ Transformation Plan, including product portfolio rationalization and migration, SG&A cost reduction initiatives, reduction in personnel costs as a result of negotiations with labor groups, the freezing of U.S. legacy defined benefit pension plans and agreement with GM regarding future business commitments and financial support for legacy costs, including hourly OPEB, as well as revenue growth in the continuing businesses.
     Cash flow from investing activities: Cash flow from investing activities primarily consists of capital expenditures. Capital expenditures are $0.9 billion in 2008, which includes various restructuring initiatives, and decline thereafter to approximately $0.8 billion per year following the wind-down and/or sale of Non-Continuing Businesses.
     Cash flow from financing activities: The Projections anticipate raising approximately $7.0 billion of incremental funding in the form of bank debt, second lien notes, convertible preferred stock, and rights to purchase equity on the Effective Date to satisfy the Debtors’ anticipated capital requirements offset by emergence payments of approximately $6.4 billion required under the Plan. Financing raised in excess of emergence payments on December 31, 2007 is used primarily to fund U.S. pension contributions shortly after emergence. Subsequent to December 31, 2007, cash flows from financing activities generally represent net draws or repayments under the Debtors’ revolving credit facilities and principal paydowns on the exit term loan due to both scheduled amortization and application of excess cash flow. Prior to the Effective Date, cash flows from financing activities are primarily comprised of borrowings under the Debtors’ DIP financing facility. Further detail of the various sources and uses of cash at the Effective Date are illustrated below:

Estimated Cash Sources and Uses at Emergence — 12/31/2007

($ in millions)
Adjustments

Cash Sources/(Uses):
New Invested Capital	$2,550
Exit Term Loan	3,700
Second Lien Note	750

Total Cash Sources	$7,000

DIP Term B	(250)
DIP Term C	(2,495)
DIP Revolver	(682)
Refinanced Note to GM (a)	(1,500)
Payments to GM	(750)
Administrative & Priority Claims (including cure, transaction fees and other) (b)	(735)

Total Cash (Uses)	$(6,411)

Cash Flow from Financing at Emergence	$589

a)	For purposes of the Projections, the payment of the $1.5 billion GM note is assumed to occur at the Effective Date.

b)	Administrative and priority claims and transaction fees are estimated to be $0.7 billion and are projected to receive 100% of their total claim amount in cash. Transaction fees include payments to debt and equity capital providers for underwriting, as well as to legal and financial advisors involved in the Debtors’ Chapter 11 case.

Delphi Corporation
Select Projected Financial Metrics

($ in millions)
CONSOLIDATED
	2007	2008	2009	2010	2011

GM Sales	$10,546	$5,996	$5,465	$5,479	$5,736
Non-GM Sales	15,423	13,712	14,821	16,484	17,923

Total Sales	25,969	19,708	20,286	21,963	23,659
Operating Income	(2,818)	(454)	1,067	1,493	1,805
Net Income	(1,669)	(1,266)	282	662	998
EBITDAR	420	1,577	2,432	2,814	3,085
EBITDARP (a)	692	1,424	2,189	2,526	2,760
EBITDARPO (b)	1,292	1,506	2,273	2,614	2,852
Net cash provided by (used in) operating activities	(783)	(17)	1,129	1,387	1,722
Net cash (used in) investing activities	(913)	(924)	(791)	(802)	(785)
Net cash provided by (used in) financing activities and FX impact	1,459	52	(439)	(585)	(938)
Increase (Decrease) in cash and cash equivalents (c)	(238)	(889)	(100)	—	—

CONTINUING BUSINESSES
	2007	2008	2009	2010	2011

GM Sales	$6,679	$5,711	$5,465	$5,479	$5,736
Non-GM Sales	12,472	13,009	14,806	16,484	17,923
Intercompany Sales / Eliminations	(60)	(53)	—	—	—

Total Sales	19,091	18,666	20,270	21,963	23,659
Operating Income	(1,448)	(76)	1,100	1,509	1,805
Net Income	(289)	(776)	314	678	998
EBITDAR	396	1,595	2,434	2,817	3,085
EBITDARP (a)	668	1,442	2,191	2,529	2,760
EBITDARPO (b)	1,268	1,524	2,275	2,617	2,852
Net cash provided by (used in) operating activities	(877)	(384)	1,082	1,403	1,732
Net cash (used in) investing activities	(818)	(911)	(791)	(802)	(785)
Net cash provided by (used in) financing activities and FX Impact	1,459	52	(439)	(585)	(938)
Increase (Decrease) in cash and cash equivalents (c)	(237)	(1,243)	(147)	16	10

NON-CONTINUING BUSINESSES
	2007	2008	2009	2010	2011

GM Sales	$3,867	$285	$—	$—	$—
Non-GM Sales	2,951	703	16	—	—
Intercompany Sales / Eliminations	60	53	—	—	—

Total Sales	6,878	1,042	16	—	—
Operating Income	(1,370)	(378)	(32)	(16)	—
Net Income	(1,380)	(491)	(32)	(16)	—
EBITDAR	23	(18)	(2)	(4)	—
Net cash provided by (used in) operating activities (d)	94	367	47	(16)	(10)
Net cash (used in) investing activities (e)	(94)	(13)	—	—	—
Net cash provided by financing activities and FX impact (f)	—	—	—	—	—
Increase (Decrease) in cash and cash equivalents	(1)	354	47	(16)	(10)

Note: EBITDAR is calculated as operating income plus depreciation, amortization and restructuring expense. EBITDAR and its related metrics are calculated figures used as proxies by the Company for recurring operating income. However, neither EBITDAR nor its related metrics are measurements of performance under U.S. GAAP and may not be comparable to similarly titled measures of other companies.
(a)	Pension adjustments include U.S. Hourly and Salaried pension (excluding SERP), adjusted for PRP pension expense incurred in 2006. Non-U.S. pension expenses are not included in the adjustments.

(b)	Includes pension adjustments noted in footnote “a” plus adjustments to exclude U.S. OPEB expenses.

(c)	Excludes changes in restricted cash.

(d)	Non-Continuing Business cash flow from operating activities includes only net income and related non-cash adjustments, working capital cash, and cash spent on restructuring items. Corporate SG&A, pension, OPEB, and interest expenses attributable to Non-Continuing Businesses are included in the continuing businesses for purposes of the projections.

(e)	Non-Continuing Business cash flow from investing activities includes only cash spent on capital expenditures.

(f)	Capital Structure (including cash) assumed to be at continuing business for purposes of the projections; excess cash / shortfall generated by Non-Continuing Businesses assumed to be swept to / funded by continuing business.

Delphi Corporation
Projected Consolidated Statements of Operations

($ in millions)	2007	2008	2009	2010	2011

Net Sales:
GM Sales	$10,546	$5,996	$5,465	$5,479	$5,736
Non-GM Sales	15,423	13,712	14,821	16,484	17,923

Total Sales	$25,969	$19,708	$20,286	$21,963	$23,659

Operating Expenses:
Total COGS	24,892	16,917	16,796	17,985	19,271
Selling, General and Administrative	1,704	1,546	1,205	1,263	1,348
Securities Litigation Charge (a)	332	—	—	—	—
Depreciation and Amortization	1,859	1,698	1,218	1,221	1,235

Operating Income (EBIT)	$(2,818)	$(454)	$1,067	$1,493	$1,805
Operating Income %	(10.8%)	(2.3%)	5.3%	6.8%	7.6%

Reorganization Items (Income) / Expense	(1,596)	21	—	—	—
Interest Expense	347	572	561	518	452
Other Income / (Expense)	43	(78)	14	16	13

Pretax Income	$(1,525)	$(1,124)	$520	$991	$1,366

Income Tax Expense	144	143	238	329	367

Net Income	$(1,669)	$(1,266)	$282	$662	$998

Net Income %	(6.4%)	(6.4%)	1.4%	3.0%	4.2%

Memo: EBITDAR	$420	$1,577	$2,432	$2,814	$3,085
EBITDAR %	1.6%	8.0%	12.0%	12.8%	13.0%

Memo: EBITDARP (b)	$692	$1,424	$2,189	$2,526	$2,760
EBITDARP %	2.7%	7.2%	10.8%	11.5%	11.7%

Memo: EBITDARPO (c)	$1,292	$1,506	$2,273	$2,614	$2,852
EBITDARPO %	5.0%	7.6%	11.2%	11.9%	12.1%

Note: EBITDAR is calculated as operating income plus depreciation, amortization and restructuring expense. EBITDAR and its related metrics are calculated figures used as proxies by the Company for recurring operating income. However, neither EBITDAR nor its related metrics are measurements of performance under U.S. GAAP and may not be comparable to similarly titled measures of other companies.
(a)	Excludes recoveries/distributions from Delphi’s director and officer liability insurance and reimbursement from a third-party. Net of recoveries, the net expense is estimated to be $206 million in 2007. The Projections contemplate payout of securities litigation as a general unsecured claim in an amount net of these recoveries/distributions.

(b)	Pension adjustments include U.S. Hourly and Salaried pension (excluding SERP), adjusted for PRP pension expense incurred in 2006. Non-U.S. pension expenses are not included in the adjustments.

(c)	Includes pension adjustments noted in footnote “a” plus adjustments to exclude U.S. OPEB expenses.

Delphi Corporation
Projected Consolidated Balance Sheets

($ in millions)	2007	2008	2009	2010	2011

Current Assets:
Cash and Cash Equivalents (a)	$1,589	$700	$600	$600	$600
GM Receivables	1,481	937	838	844	912
Non-GM Receivables	2,841	2,783	2,964	3,291	3,554

Total Receivables	$4,322	$3,720	$3,803	$4,135	$4,466
Inventory	2,026	1,779	1,699	1,796	1,907
Deferred Taxes	68	68	68	68	68
Other Current Assets	678	323	323	323	323

Total Current Assets	$8,683	$6,590	$6,492	$6,922	$7,364

Long Term Assets:
Property, net	$4,658	$4,509	$4,429	$4,357	$4,254
Deferred Taxes	94	94	94	94	94
Other Assets (b)	5,602	4,765	4,432	4,110	3,788
Pension Pre-Paid Asset	1	2	4	420	773
Goodwill	4,755	4,755	4,755	4,755	4,755

Total Long Term Assets	$15,110	$14,126	$13,715	$13,737	$13,665

Total Assets	$23,793	$20,715	$20,208	$20,659	$21,028

Current Liabilities:
Current Portion of Long-Term Debt	$787	$787	$787	$787	$787
Accounts Payable	2,724	2,634	2,640	2,901	3,162
Pension	1,284	216	198	158	89
OPEB	152	61	68	75	81
Accrued Liabilities	1,374	858	761	738	738

Total Current Liabilities	$6,322	$4,557	$4,455	$4,660	$4,857

Long Term Liabilities:
Debt	$5,238	$5,329	$4,930	$4,384	$3,485
Pension	1,422	1,072	638	641	626
OPEB	1,018	1,081	1,144	1,202	1,257
Other Liabilities	1,630	1,704	1,758	1,822	1,864

Total Long Term Liabilities	$9,308	$9,187	$8,470	$8,048	$7,232

Total Liabilities	$15,630	$13,743	$12,925	$12,708	$12,089

Stockholders’ Equity	$8,163	$6,972	$7,282	$7,951	$8,939

Total Liabilities & Stockholders’ Equity	$23,793	$20,715	$20,208	$20,659	$21,028

(a)	Cash and cash equivalents includes restricted cash.

(b)	Other assets includes intangible assets, except for goodwill.

Delphi Corporation
Projected Consolidated Statements of Cash Flows

($ in millions)	2007	2008	2009	2010	2011

Cash Flows from Operating Activities:

Net Income / (Loss)	$(1,669)	$(1,266)	$282	$662	$998

Non-Cash Expenses in Net Income:
Depreciation and Amortization (a)	1,026	1,491	1,208	1,221	1,235
Pension Expense	454	(72)	(179)	(230)	(269)
OPEB Expense	602	83	85	89	93
Reorganization Expense	(1,596)	21	—	—	—
Restructuring Expense	2,211	539	156	100	45

Changes in Assets and Liabilities:
Working Capital	250	759	4	(168)	(181)
Other, net	71	330	54	84	103

Pension Contributions	(313)	(1,284)	(216)	(198)	(158)
OPEB Cash Paid	(267)	(152)	(61)	(68)	(75)
Restructuring Cash Paid	(1,552)	(465)	(204)	(104)	(69)

Net cash provided by (used in) operating activities	$(783)	$(17)	$1,129	$1,387	$1,722

Net cash (used in) investing activities	$(913)	$(924)	$(791)	$(802)	$(785)

Net cash provided by (used in) financing activities	$1,421	$52	$(439)	$(585)	$(938)

FX Impact	38	—	—	—	—

(Decrease) increase in cash and cash equivalents	$(238)	$(889)	$(100)	$—	$—

Cash and cash equivalents at the beginning of the year	$1,813	$1,589	$700	$600	$600
Net Cash Flow	(238)	(889)	(100)	—	—
Change in Restricted Cash	13	—	—	—	—

Cash and cash equivalents at the end of the year	$1,589	$700	$600	$600	$600

(a)	Excludes asset impairment, which is classified within restructuring expense.

Delphi Corporation
Projected Pro Forma Consolidated Balance Sheet
(12/31/2007)

	Pre-		Capital
($ in millions)	Emergence	Debt / Equity	Transactions and	Fresh	Reorganized
	Balance Sheet	Discharge	Other	Start	Balance Sheet

Current Assets:
Cash and Cash Equivalents (a)	$1,000	$(6,075)	$6,664	$—	$1,589
GM Receivables	1,481	—	—	—	1,481
Non-GM Receivables	2,841	—	—	—	2,841

Total Receivables	$4,322	$—	$—	$—	$4,322

Inventory	1,926	—	—	100	2,026
Deferred Taxes	68	—	—	—	68
Other Current Assets	430	—	—	248	678

Total Current Assets	$7,746	$(6,075)	$6,664	$348	$8,683

Long Term Assets:
Property, net	3,858	—	—	800	4,658
Deferred Tax	94	—	—	—	94
Other Assets (b)	975	—	167	4,460	5,602
Pension Pre-Paid Asset	1	—	—	—	1
Goodwill	428	—	—	4,327	4,755

Total Long Term Assets	$5,356	$—	$167	$9,587	$15,110

Total Assets	$13,102	$(6,075)	$6,831	$9,936	$23,793

Current Liabilities:
Current Portion of Long Term Debt	$4,177	$(3,426)	$37	$—	$787
Accounts Payable	2,724	—	—	—	2,724
Pension	1,284	—	—	—	1,284
OPEB	152	—	—	—	152
Accrued Liabilities	1,352	22	—	—	1,374

Total Current Liabilities	$9,689	$(3,404)	$37	$—	$6,322

Long Term Liabilities:
Debt	11	814	4,413	—	5,238
Pension	3,540	(2,118)	—	—	1,422
OPEB	9,297	(8,279)	—	—	1,018
Other Liabilities	1,368	262	—	—	1,630

Total Long Term Liabilities	$14,216	$(9,321)	$4,413	$—	$9,308

Liabilities Subject to Compromise	4,417	(4,417)	—	—	—

Total Liabilities	$28,323	$(17,143)	$4,450	$—	$15,630

Stockholders’ Equity
Common Stock and Additional Paid-In Capital	2,782	4,191	1,624	(2,434)	6,163
Convertible Preferred — Plan Investors	—	—	800	—	800
Preferred Stock — GM	—	1,200	—	—	1,200
Retained Earnings	(15,415)	5,676	(43)	9,782	—
Treasury Stock	(96)	—	—	96	—
Accumulated Comprehensive Income	(2,602)	—	—	2,602	—
Other comprehensive income FAS133	109	—	—	(109)	—

Total Stockholders’ Equity	$(15,222)	$11,067	$2,381	$9,936	$8,163

Total Liabilities & Stockholders’ Equity	$13,102	$(6,075)	$6,831	$9,936	$23,793

(a)	Cash and cash equivalents includes restricted cash.

(b)	Other assets includes intangible assets, except for goodwill.
Projected Pro Forma Consolidated Balance Sheet Assumptions
     U.S. GAAP requires companies emerging from bankruptcy that meet certain criteria to apply Fresh-Start Reporting upon emergence in accordance with American Institute of Certified Public Accountants Statement of Position 90-7 Financial Reporting by Entities in Reorganization under the Bankruptcy Code (“SOP 90-7”). The main principles of Fresh Start Reporting include the reorganization value of the entity being allocated to the entity’s assets in conformity with the procedures specified by Statement of Financial Accounting Standards (“SFAS”) No. 141, Business Combinations and any portion of the reorganization value that cannot be attributed to specific tangible or identified intangible assets of the emerging entity should be reported as goodwill in accordance with SFAS No. 142, Goodwill and Other Intangible Assets.
     Solely for purposes of preliminary fresh start accounting estimates in these Projections, the reorganization value is based upon a $13.5 billion enterprise value estimate. The reorganization value ultimately used by the Debtors in implementing Fresh-Start Reporting may differ from this estimate. Likewise, the Debtors’ allocation of the reorganization value to individual assets and liabilities is based upon preliminary estimates by the Debtors, are subject to change upon the formal implementation of Fresh-Start Reporting and could result in material differences to the allocated values included in these Projections.
     The significant projected pro forma consolidated balance sheet adjustments reflected in the Projections are summarized as follows:
a) Inventory: A Fresh-Start adjustment of approximately $0.1 billion was made due to a revaluation of materials inventory based on estimated fair market value.
b) Other Current Assets: An adjustment of $0.2 billion was made to mark up a receivable from GM for the 2007 pension normal cost reimbursement and the 2007/2008 OPEB cash cost reimbursement.
c) Property, net: A Fresh-Start adjustment of approximately $0.8 billion was made to write-up fixed assets to estimated fair market value.
d) Other Assets: An adjustment of approximately $4.3 billion was made to recognize intangible assets based on the estimated fair market value of patents, trade names, customer relationships and in-process research and development. In addition, an adjustment of approximately $0.2 billion was made to write-up investments in non-consolidated joint ventures to estimated fair market value. Other Assets also includes the capitalization of certain exit financing fees in the amount of $0.2 billion.
e) Goodwill: Goodwill is estimated by subtracting the estimated fair market value of the reorganized Debtors’ identifiable tangible and intangible assets from the sum of the projected reorganized equity value plus total liabilities upon emergence. Adjustments were also made to record approximately $4.8 billion of excess reorganization value upon the Effective Date.
f) Short-term debt: Short-term debt at the Effective Date of $0.8 billion is primarily comprised of reinstated foreign debt.
g) Long-term debt: Long-term debt at the Effective Date includes approximately $3.7 billion of term loans, $1.5 billion of second lien notes and $0.1 billion of reinstated other debt.
h) Pension (long-term): Adjustments were made to record reductions in the carrying value of pension liabilities, primarily due to the freeze of the U.S. hourly defined benefit plan, and the corresponding transfer of $1.5 billion net unfunded liability to GM. Other adjustments of approximately $0.6 billion were recorded to the Pension liability due to both the freeze of the U.S. salaried defined benefit plan and separately, the satisfaction of approximately $0.1 billion of claims related to retiree SERP obligations.
i) OPEB (long-term): Adjustments of approximately $8.3 billion were made to record reductions in carrying value of OPEB liabilities resulting from the termination of the existing U.S. hourly post-retirement healthcare plans.
j) Other Liabilities: An adjustment of approximately $0.3 billion was made to reclassify warranty and environmental liabilities from Liabilities Subject to Compromise.

k) Liabilities Subject to Compromise: An adjustment of approximately $4.1 billion was made to record the settlement of accounts payable, short term and long term debt and other liabilities pursuant to the Plan. In addition, as noted above, approximately $0.3 billion of warranty and environmental liabilities were reclassified to other liabilities. The liabilities subject to compromise account shown on the balance sheet excludes pre-petition pension and OPEB liabilities. These liabilities are displayed separately on the balance sheet and related fresh-start adjustments are described in the “Pension (long-term)” and “OPEB (long-term)” sections in this exhibit.
l) Total Stockholders Equity (Deficit): Adopting fresh-start reporting results in a new reporting entity with no retained earnings/deficit or accumulated comprehensive income. All pre-existing common stock has been replaced by the new equity structure comprehended in the Plan, which includes the issuance of i) New Common Stock to the Plan Investors and Pre-Petition Claimants, ii) New Preferred Stock to the Plan Investors, and iii) preferred stock to GM as part of the total consideration in satisfaction of the GM Claim.

APPENDIX D
VALUATION ANALYSIS

Appendix D
Valuation Analysis
     Rothschild has performed an analysis of the estimated value of Reorganized Delphi on a going-concern basis.
     In preparing its analysis, Rothschild has, among other things: (i) reviewed certain recent publicly available financial results of the Debtors; (ii) reviewed certain internal financial and operating data of the Debtors, including the business projections prepared and provided by the Debtors’ management relating to its business and its prospects; (iii) discussed with certain senior executives the current operations and prospects of the Debtors; (iv) reviewed certain operating and financial forecasts prepared by the Debtors, including the business projections in this Disclosure Statement (the “Projections”); (v) discussed with certain senior executives of the Debtors key assumptions related to the Projections; (vi) prepared discounted cash flow analyses based on the Projections, utilizing various discount rates, and separately valued and accounted for the Debtors’ NOLs; (vii) considered the market value of certain publicly-traded companies in businesses reasonably comparable to the operating businesses of the Debtors; (viii) considered the value assigned to certain precedent change-in-control transactions for businesses similar to the Debtors; (ix) separately valued and accounted for the minority interests of third parties in consolidated joint ventures of the Debtors; (x) separately reviewed and accounted for the values estimated for Delphi’s ownership interests in unconsolidated joint ventures prepared for the Debtors’ fresh start accounting; (xi) separately valued and accounted for both the Seven-Year Warrants and the Ten-Year Warrants being issued to Existing Common Equity utilizing the standard Black-Scholes methodology; and (xii) conducted such other analyses as Rothschild deemed necessary under the circumstances. Rothschild also has considered a range of potential risk factors, including: (a) overhang and impact from operating under bankruptcy protection; (b) ability to execute and realize savings from planned operational initiatives; (c) Reorganized Delphi’s capital structure; and (d) ability to meet projected growth targets.
     Rothschild assumed, without independent verification, the accuracy, completeness, and fairness of all of the financial and other information available to it from public sources or as provided to Rothschild by the Debtors or their representatives. Rothschild also assumed that the Projections have been reasonably prepared on a basis reflecting the Debtors’ best estimates and judgment as to future operating and financial performance. Rothschild did not make any independent evaluation of the Debtors’ assets, nor did Rothschild verify any of the information it reviewed. To the extent the valuation is dependent upon the Reorganized Debtors’ achievement of the Projections, the valuation must be considered speculative. Rothschild does not make any representation or warranty as to the fairness of the terms of the Plan.
     In addition to the foregoing, Rothschild relied upon the following assumptions with respect to the valuation of the Debtors:
•	The Effective Date occurs on or about the end of February, 2008.

•	The valuation date is as of December 31, 2007

•	The Debtors are able to recapitalize with adequate liquidity as of the Effective Date.

•	The Debtors are able to implement the Global Settlement and Master Restructuring Agreements reached with General Motors and the Delphi-Appaloosa EPCA.

•	The pro forma net debt levels of the Debtors will be approximately $5.2 billion after adjusting to include Delphi’s projected U.S. pension funding payments that will become payable as of the Effective Date and the net payment that will become payable by General Motors to Delphi as of the Effective Date under the Global Settlement and Master Restructuring Agreements.

•	The Projections assume that a material portion of the Debtors’ NOLs will be available to the Reorganized Debtors, although subject to limitations under currently existing U.S. federal income tax laws.

•	General financial and market conditions as of the Effective Date will not differ materially from those conditions prevailing as of the date of this Disclosure Statement. The valuation analysis was presented to Delphi’s Board of Directors on October 22, 2007, and incorporates comparable company information as of October 19, 2007.
     As a result of such analyses, review, discussions, considerations, and assumptions, Rothschild estimates the total enterprise value (“TEV”) at approximately $11.2 billion to $14.1 billion, with a midpoint of $12.7 billion, which incorporates adjustments to include the estimated value of Delphi’s interests in unconsolidated joint ventures, and deducts the estimated value of third party interests in consolidated joint ventures. Rothschild reduced such TEV estimates by the estimated pro forma net debt levels of Reorganized Delphi (approximately $5.2 billion) to estimate the implied reorganized equity value of Reorganized Delphi. Rothschild estimates that Reorganized Delphi’s implied total reorganized equity value will range from $6.0 billion to $8.9 billion. After deducting estimated value for the Seven-Year Warrants and the Ten-Year Warrants of approximately $159 million to $318 million, Rothschild estimates the implied distributable reorganized equity value will range from $5.8 billion to $8.6 billion, with a midpoint of $7.2 billion. The Plan provides for the distribution of 131,266,407 shares1 of New Common Stock assuming conversion of the $1.9 billion of convertible preferred stock. The implied potential price per share based on the implied distributable reorganized equity value ranges from $44.50 to $65.50 with a midpoint of $55.03. However, the value of those shares is subject to dilution as a result of the exercise of certain rights (including options and other rights to acquire shares, etc.) and conversions in connection with certain equity incentive plans. As stated in footnote 1, the ultimate amount of distributed shares will be determined through the claims reconciliation process. Any variance on the ultimate General Unsecured Claims pool could have a material impact on recoveries achieved.
     These estimated ranges of values and recoveries are based on a hypothetical value that reflects the estimated intrinsic value of Reorganized Delphi derived through the application of various valuation methodologies. The implied reorganized equity value ascribed in this analysis does not purport to be an estimate of the post-reorganization market trading value. Such trading value may be materially different from the implied reorganized equity value ranges associated with Rothschild’s valuation analysis. Rothschild’s estimate is based on economic, market, financial, and other conditions as they exist on, and on the information made available as of, the date of this Disclosure Statement. It should be understood that, although subsequent developments, before or after the Confirmation Hearing, may affect Rothschild’s conclusions, Rothschild does not have any obligation to update, revise, or reaffirm its estimate.

[1]	References to number of shares are estimates based on the Debtors’ assumptions regarding, among other things, the ultimate amount of unsecured claims, cure amounts, and accrued interest.

     The summary set forth above does not purport to be a complete description of the analyses performed by Rothschild. The preparation of an estimate involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods in the particular circumstances and, therefore, such an estimate is not readily susceptible to summary description. The value of an operating business is subject to uncertainties and contingencies that are difficult to predict and will fluctuate with changes in factors affecting the financial conditions and prospects of such a business. As a result, the estimate of implied reorganized equity value set forth herein is not necessarily indicative of actual outcomes, which may be significantly more or less favorable than those set forth herein. In addition, estimates of implied reorganized equity value do not purport to be appraisals, nor do they necessarily reflect the values that might be realized if assets were sold. The estimates prepared by Rothschild assume that the Reorganized Debtors will continue as the owner and operator of their businesses and assets and that such assets are operated in accordance with the Debtors’ business plan. Depending on the results of the Debtors’ operations or changes in the financial markets, Rothschild’s valuation analysis as of the Effective Date may differ from that disclosed herein.
     In addition, the valuation of newly issued securities, such as the New Common Stock, is subject to additional uncertainties and contingencies, all of which are difficult to predict. Actual market prices of such securities at issuance will depend upon, among other things, prevailing interest rates, conditions in the financial markets, the anticipated initial securities holdings of holders of General Unsecured Claims, General Motors and Existing Common Stock, some of whom may prefer to liquidate their investment rather than hold it on a long-term basis, and other factors that generally influence the prices of securities. Actual market prices of such securities also may be affected by other factors not possible to predict. Accordingly, the implied reorganized equity value estimated by Rothschild does not necessarily reflect, and should not be construed as reflecting, values that will be attained in the public or private markets.
THE FOREGOING VALUATION IS BASED UPON A NUMBER OF ESTIMATES AND ASSUMPTIONS THAT ARE INHERENTLY SUBJECT TO SIGNIFICANT UNCERTAINTIES AND CONTINGENCIES BEYOND THE CONTROL OF THE DEBTORS OR THE REORGANIZED DEBTORS. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE RANGES REFLECTED IN THE VALUATION WOULD BE REALIZED IF THE PLAN WERE TO BECOME EFFECTIVE, AND ACTUAL RESULTS COULD VARY MATERIALLY FROM THOSE SHOWN HERE.
THE ESTIMATED CALCULATION OF ENTERPRISE VALUE IS HIGHLY DEPENDENT UPON ACHIEVING THE FUTURE FINANCIAL RESULTS AS SET FORTH IN THE DEBTORS’ BUSINESS PROJECTIONS, AS WELL AS THE REALIZATION OF CERTAIN OTHER ASSUMPTIONS, NONE OF WHICH ARE GUARANTEED AND MANY OF WHICH ARE OUTSIDE OF THE DEBTORS’ CONTROL, AS FURTHER DISCUSSED IN ARTICLE X GENERAL CONSIDERATIONS AND RISK FACTORS TO BE CONSIDERED OF THE DISCLOSURE STATEMENT.
THE CALCULATIONS OF VALUE SET FORTH HEREIN REPRESENT ESTIMATED REORGANIZATION VALUES AND DO NOT NECESSARILY REFLECT VALUES THAT COULD BE ATTAINABLE IN PUBLIC OR PRIVATE MARKETS. THE EQUITY VALUE STATED HEREIN DOES NOT PURPORT TO

BE AN ESTIMATE OF THE POST-REORGANIZATION MARKET VALUE. SUCH VALUE, IF ANY, MAY BE MATERIALLY DIFFERENT FROM THE REORGANIZED EQUITY VALUE RANGES ASSOCIATED WITH THIS VALUATION ANALYSIS. NO RESPONSIBILITY IS TAKEN BY ROTHSCHILD FOR CHANGES IN MARKET CONDITIONS AND NO OBLIGATIONS ARE ASSUMED TO REVISE THIS CALCULATION OF REORGANIZED DELPHI’S VALUE TO REFLECT EVENTS OR CONDITIONS THAT SUBSEQUENTLY OCCUR. THE CALCULATIONS OF VALUE DO NOT CONFORM TO THE UNIFORM STANDARDS OF PROFESSIONAL APPRAISAL PRACTICE OF THE APPRAISAL FOUNDATION.

APPENDIX E
LIQUIDATION ANALYSIS

APPENDIX E
ASSUMPTIONS AND FOOTNOTES TO ACCOMPANY HYPOTHETICAL
LIQUIDATION ANALYSIS
Delphi Corporation, et al. (“Delphi”), with the assistance of its restructuring and financial advisors, FTI Consulting Inc., has prepared this hypothetical liquidation analysis (the “Liquidation Analysis”) in connection with the Disclosure Statement. The Liquidation Analysis indicates the values which may be obtained by classes of Claims upon disposition of assets, pursuant to a chapter 7 liquidation, as an alternative to continued operation of the business under the Plan. Accordingly, asset values discussed herein may be different than amounts referred to in the Plan. The Liquidation Analysis is based upon the assumptions discussed below. All capitalized terms not defined in this Appendix have the meanings ascribed to them in the Disclosure Statement to which this Appendix is attached.
The Liquidation Analysis has been prepared assuming that the Debtors’ current chapter 11 cases convert to chapter 7 cases on December 31, 2007 (the “Liquidation Date”), the operations are orderly wound down and their assets are liquidated. The Liquidation Analysis is based on the unaudited book values as of March 31, 2007 unless otherwise stated. These book values are assumed to be representative of the Debtors’ assets and liabilities as of the Liquidation Date. The consolidation of the Debtor entities in the Liquidation Analysis has been prepared in a format consistent with the Plan (the “Substantive Consolidation under the Plan”). In addition, for informational purposes, a Liquidation Analysis substantively consolidating all 42 Debtor entities (the “Substantive Consolidation — All Debtors”) has also been included herein.
The Liquidation Analysis represents an estimate of recovery values and percentages based upon a hypothetical liquidation of the Debtors if a chapter 7 trustee (the “Trustee”) were appointed by the Bankruptcy Court to convert assets into cash. The determination of the hypothetical proceeds from the liquidation of assets is an uncertain process involving the extensive use of estimates and assumptions which, although considered reasonable by Management, are inherently subject to significant business, economic and competitive uncertainties and contingencies beyond the control of the Debtors and their Management. In instances where assumptions and/or methodologies had to be utilized with regard to developing estimates or presenting the treatment of assets and claims that could potentially benefit one class of creditors as compared to the alternative, the assumption that would likely benefit the general unsecured creditors was assumed. ACCORDINGLY, NEITHER THE DEBTORS NOR ITS ADVISORS MAKE ANY REPRESENTATION OR WARRANTY THAT THE ACTUAL RESULTS OF A LIQUIDATION OF THE DEBTORS WOULD OR WOULD NOT APPROXIMATE THE ASSUMPTIONS REPRESENTED HEREIN. ACTUAL RESULTS COULD VARY MATERIALLY.

In preparing the Liquidation Analysis, the Debtors have estimated an amount of allowed claims for each class of claimants based upon a review of the Debtors’ scheduled claims. Additional claims were estimated to include certain postpetition obligations, including but not limited to pension and other post-retirement benefits claims. The estimate of all allowed claims in the Liquidation Analysis is based on the par value of those claims. For purposes of assessing recoveries, the inclusion of an accrued interest estimate would result in lower recoveries to general unsecured claimants. No order or finding has been entered or made by the Bankruptcy Court estimating or otherwise fixing the amount of Claims at the projected amounts of allowed claims set forth in the Liquidation Analysis. The estimate of the amount of allowed claims set forth in the Liquidation Analysis should not be relied upon for any other purpose, including, without limitation, any determination of the value of any distribution to be made on account of allowed claims under the Plan. The actual amount of allowed claims could be materially different from the amount of claims estimated in the Liquidation Analysis.
The Liquidation Analysis envisions the orderly wind-down and liquidation of substantially all of the Debtors’ U.S. operations over an 18 to 24-month period (the “Wind-Down Period”) and the sale of the remaining operations as going concerns.
An orderly wind-down of this magnitude would be unprecedented and fraught with considerable execution risk. It is unclear whether such a process could be accomplished in light of potential labor disruptions and the inherent uncertainty that accompanies all wind-downs. Nevertheless, management believes that a wind-down of the U.S. operations that took into account the high degree of interdependence between the Debtors and their customers, the long testing and approval periods generally required to certify automotive products for production, and the proprietary technology employed in manufacturing many of these products would maximize recoveries to creditors. Conversely, a sudden shut-down of the Debtors’ operations would likely be extremely disruptive to OEM operations, and consequently would result in lower recoveries to constituents than perceived in this Liquidation Analysis. Management believes that to maximize recovery to creditors in a chapter 7 case, the Debtors would need to provide a Wind-Down Period sufficient for customers to re-source their business in an orderly manner. This would result in higher recoveries to constituents through enhanced realizations on receivables, sales of existing inventory to replacement suppliers, maximization of value at the non-Debtor operations (which share certain customers with the Debtors), and substantially reduced damage claims from customers.
Management believes that the remaining non-Debtor operations, which are primarily located outside the United States, have greater value being sold as going concerns than in an orderly wind-down. Thus, in an attempt to maximize potential recovery, the Liquidation Analysis assumes the going concern sale of the remaining non-Debtor businesses. These operations are assumed to be sold within a period of six months under forced sale conditions to minimize the impact of deteriorating value resulting from their affiliation with a liquidating parent.
A liquidation as described above would be large and complex. The assets of the Debtors and non-Debtor affiliates include significant manufacturing facilities, which utilize proprietary technology and are part of a global enterprise. A significant portion of the Company’s assets are located in countries throughout the world and, accordingly, the liquidation of Delphi would be subject to the laws of numerous foreign and domestic jurisdictions. Consequently, the Debtors believe that it could be difficult to effectuate an orderly liquidation of their businesses. The Debtors are unaware of any liquidations of a similar magnitude or complexity, and reserve the right to reconsider the assumptions utilized herein in the event this Liquidation Analysis is subject to challenge.
The Liquidation Analysis does not include estimates for the tax consequences, both foreign and domestic, that may be triggered upon the liquidation and sale events of assets in the manner described above. Such tax consequences may be material.
Other than as discussed in paragraph 10 below, the Liquidation Analysis does not include recoveries resulting from any potential preference, fraudulent transfer or other litigation or avoidance actions.
The Liquidation Analysis assumes that all asset proceeds and creditor recoveries are at nominal amounts and does not consider the discounting of values over time. The discounting of values would result in lower recoveries to constituents than presented in this Liquidation Analysis.
The following notes describe the significant assumptions reflected in the Liquidation Analysis.
ASSET RECOVERY
1.	Cash, Cash Equivalents and Short-Term Investments include cash in the Debtors’ domestic and foreign bank accounts, cash equivalents, and investments that mature within 90 days or less. The estimated recovery for this category of assets is 100%.

2.	Restricted Cash primarily includes balances restricted to fund the pre-retirement portion of the special attrition program, and cash collateral on deposit at financial institutions that have issued letters of credit in favor of Delphi. The Liquidation Analysis assumes that the restricted cash is depleted through funding the aforementioned items and, therefore is assumed to have a recovery of 0%.

3.	Accounts Receivable include GM and non-GM receivables. As a result of maintaining continued supply to their customers and assisting with the re-sourcing of their products, the Debtors assume collection of most of the unreserved receivables. Included in the Liquidation Analysis are estimated recoveries of 95% to 100% of the net book value of accounts receivable.

4.	Interco Receivables include inter-company trade, inter-company notes, and cross-charges related to activity between Debtors and between Debtors and non-Debtors. Inter-company trade include sales-type and other business-related transactions. Inter-company notes reflect loan transactions. Cross-charge accounts are employed at Delphi to capture a variety of inter-company allocations, charges, and other ordinary course transactions. Inter-company receivable activity is separated between pre- and postpetition amounts and setoff rights have been applied on the same basis.
Prepetition inter-company receivables include only net prepetition inter-company trade and net inter-company notes receivable, which are recovered in full if owed by a non-Debtor entity or treated as general unsecured claims if owed by a Debtor entity.
Postpetition inter-company receivables include net postpetition inter-company trade, net inter-company notes receivable, and debit cross-charge balances. Such amounts are recovered in full when owed by a non-Debtor entity or treated as administrative claims when owed by a Debtor entity. The Debtors acknowledge that pursuant to the Final Order Under 11 U.S.C. §§363 and 553 Authorizing (I) Continued Maintenance of Existing Bank Accounts, (II) Continued Use of Existing Cash Management System, (III) Continued Use of Business Forms, (IV) Preservation and Exercise of Intercompany Setoff Rights, and (V) Grant of Administrative Status for Postpetition Intercompany Transactions (Docket No. 882), certain postpetition inter-company claims may be entitled to a junior secured interest in the Debtors. Although the Liquidation Analysis treats postpetition inter-company claims as administrative claims, the treatment of these claims as junior secured claims in the Liquidation Analysis would have no material impact on recoveries to general unsecured creditors.
5.	Inventories include raw material, work-in-process, and finished goods, as well as spare parts and non-productive inventory. Due to the limited immediate availability of alternative product (which in many cases is none), the Liquidation Analysis assumes that customers will continue to purchase product from the Debtors until their business can be adequately re-sourced to another automotive parts supplier, allowing the Debtors to convert much of their inventory into finished goods. In addition, it is assumed that the remaining inventory is sold to the new suppliers at approximately net book value.
The liquidation values for inventory are based on the inventory balances from each Debtor’s respective books and records, adjusting for items that would have limited recoveries in a liquidation, such as rework (parts not yet meeting quality control standards), excess and obsolete, damaged and defective and packaging goods. The resulting liquidation values employed in the Liquidation Analysis are equal to a blended recovery of 75% to 83% of net book value.
6.	Prepaid Expenses and Other Current Assets include supplier loans, futures contracts, deposits, investments in other non-affiliated companies, the fair value of derivative contracts, deferred charges, and other miscellaneous prepaid expenses. Recovery estimates for prepaid expenses and other current assets vary depending upon their nature and assessment of their quality during an orderly liquidation. The estimated blended recovery for this category is approximately 33%.

7.	Property, Plant, and Equipment includes real property, machinery & equipment and special tooling.
The liquidation value of real property is estimated considering net book values, as well as an appraisal conducted by a third party appraisal firm in 2005. The estimated recovery percentages for real property are approximately 39% to 100% of net book value, inclusive of leasehold improvements.
The estimated recovery percentages for machinery & equipment and special tooling are based on the extensive industry knowledge of the Debtors and their advisors. Machinery & equipment (which includes but is not limited to categories such as machinery, computer and manufacturing equipment, leaseholds, autos, and construction-in-progress) is assumed to have liquidation values ranging from 15% and 55% of net book value. Special tooling is assumed to have a liquidation value of 15% and 25% of net book value.
8.	Investment in Foreign Non-Debtor Entities. For purpose of this Liquidation Analysis, the foreign, non-debtor affiliated businesses are assumed to be sold through forced sales as going concerns with the net proceeds of the sale benefiting Delphi Automotive Systems (Holdings), Inc. (“DASHI”), the direct or indirect parent of all foreign affiliates with material values. The implied equity value for the foreign non-debtor affiliates is estimated as a multiple (ranging from 5.5x to 6.5x) of an adjusted 2007 projected EBITDAR for the foreign non-debtor affiliates, plus cash, less a 20% forced sale discount, foreign affiliate debt, and the value related to intellectual property. The resulting net proceeds available to DASHI from the sale are approximately $3.6 billion to $5.1 billion.
The resulting net proceeds available to Delphi Technologies Inc. (“DTI”) for the value of the intellectual property required to operate the foreign non debtor affiliates are approximately $600 million to $900 million. The value assigned to DTI does not include any potential premiums that DTI might require for such a sale. Alternatively, it is estimated that the premiums associated with such a sale would need to be approximately 300% to result in an impact to the general unsecured creditor recoveries in the Delphi-DAS Debtors.
9.	Other is comprised of various assets, including technology owned by DTI and long-term receivables due from third-parties and held by DTI and Delphi Automotive Systems LLC.
The liquidated recoverable value of DTI’s intellectual property is comprised of two components: (i) the value of patents licensed to foreign affiliates (see paragraph 8) and (ii) the value of patents licensed to domestic affiliates. The recoveries are primarily based on a preliminary third-party patent valuation performed at Delphi’s product business units and divisions. Patent valuations were allocated between the foreign affiliates and the domestic affiliates based upon forecasted revenue included in the Debtors’ projections. The patent value related to the Debtor entities was substantially discounted to recognize the high unlikelihood that such technology could be sold to third parties in a liquidation scenario. Intangible property at locations other than DTI is assumed to have a recovery of 0%.

Estimated recovery percentages relating to long-term receivables are based on Management’s knowledge of the nature of the balances. The estimated blended recovery for this category is approximately 97%.
10.	No estimate is included in the Liquidation Analysis for recoveries relating to potential affirmative damage claims against GM. The Debtors believe that an estimate of the ultimate recoveries from such claims is highly subjective and dependant on numerous variables, including (i) the probabilities of successful judgment; (ii) accounting for the costs to litigate; (iii) the cost and time required to litigate the affirmative claims; and (iv) the collectibility of amounts significant enough to alter the outcome of the Liquidation Analysis. Furthermore, based on additional sensitivity analyses as shown below, it is Management’s belief that the amount of the affirmative action claims recoveries necessary to impact the “best interests” test is higher than the anticipated recoveries.
Gross Affirmative Claim Values (Not Net of GM Indemnity Claims)

	$ 0	$5 Billion	$10 Billion	$15 Billion	$20 Billion	$26 Billion
Substantive Consolidation Under The Plan

Delphi-DAS Debtors
Payout % to General Unsecureds	0%	19%	68%	100%	100%	100%
Recovery to Equity ($Millions)	—	—	—	1,633	6,507	12,356

DASHI Debtors
Payout % to General Unsecureds	83%	100%	100%	100%	100%	100%

Delphi Medical Systems Colorado Corporation
Payout % to General Unsecureds	0%	8%	57%	82%	97%	100%

Delphi Medical Systems Texas Corporation
Payout % to General Unsecureds	0%	0%	0%	0%	0%	0%

Delphi Medical Systems Corporation
Payout % to General Unsecureds	0%	0%	0%	0%	0%	0%

Connection Systems Debtors
Payout % to General Unsecureds	0%	3%	28%	44%	53%	60%

Delphi Diesel Systems Corporation
Payout % to General Unsecureds	1%	37%	100%	100%	100%	100%

Delphi Mechatronic Systems, Inc.
Payout % to General Unsecureds	0%	0%	0%	0%	0%	0%

Specialty Electronics Debtors
Payout % to General Unsecureds	0%	7%	53%	76%	90%	100%

Delco Electronics Overseas Corporation
Payout % to General Unsecureds	0%	1%	9%	13%	16%	18%

MobileAria Inc.
Payout % to General Unsecureds	0%	1%	4%	5%	6%	7%

Delphi Furukawa Wiring Systems LLC
Payout % to General Unsecureds	0%	0%	0%	0%	0%	0%

Substantive Consolidation — All Debtors
Payout % to General Unsecureds	18%	49%	79%	100%	100%	100%
Recovery to Equity of Delphi Corp ($Millions)	—	—	—	1,610	6,485	12,335

11.	No assumption is made for the interest income that could be earned on liquidation proceeds being held prior to distribution. Such amounts would not materially alter the results of the Liquidation Analysis.
CHAPTER 7 COSTS
Costs specifically related to the liquidation of individual assets and all other costs associated with the liquidation are included in chapter 7 costs, except where noted. The chapter 7 costs include the following:
12.	Trustee Fees includes all fees paid to the chapter 7 Trustee by each Debtor, consistent with the fee structure set forth in the Bankruptcy Code. In light of the size of the distributions, the chapter 7 Trustee Fee is estimated at approximately 1% of the non-intercompany and non-cash distributable proceeds at each Debtor entity rather than the 3% maximum allowed under the Bankruptcy Code.

13.	Professional Fees include the cost of liquidators, financial advisors, attorneys, and other professionals retained by the Trustee in connection with the wind-down of the estates (e.g., liquidation and recovery of assets, sales transaction fees, claims reconciliation, legal fees, etc.). The professional fees are estimated for each Debtor at 1.5% of estimated proceeds available for distribution, excluding inter-company recoveries.

14.	Wind-Down Costs. The Liquidation Analysis contemplates the consensual, orderly wind-down and liquidation of the Debtors’ U.S. operations during an 18 to 24-month period. Included in this process are the operations of the Automotive Holding Group, which are assumed to be wound-down by the end of 2008, consistent with the Debtors’ current business plan. During the Wind-Down Period, the Debtors would continue to supply their customers with goods until each customer could re-source its business, a process that would be facilitated by the Debtors. Management believes that a “consensual” wind-down, as outlined above, would yield significantly higher recoveries in a liquidation by (i) allowing for the management and collection of receivables at close to historical collection rates; (ii) providing a method to convert existing inventory into sales of finished goods as the Debtors continue to provide goods to their customers; (iii) providing an outlet to sell unused productive inventory to new re-sourced suppliers at approximately net book values; (iv) mitigating contract damage claims as a result of continuation of supply and cooperation in re-sourcing activities; and (v) maximizing value in the foreign operations, which share many similar customers with the Debtors.
Wind-down costs can be grouped into five categories: production operating income/losses; selling, general and administrative expenses; plant closing costs; severance payments; and additional DIP financing interest. Production operations assume that the Debtors’ hourly employees would be willing to continue to work for current wages and active service benefits until the facilities were shut-down. No provision has been made within the operations for pension and OPEB costs and no provision has been made for impact of potential labor disruptions. The production operations assume that sales decline over time as business is re-sourced and that variable and fixed costs decline based upon projected costs in the 2007 business plan and the Debtors’ experience with past plant closures. Selling, general, and administrative expenses are based on detailed budgets and reflect some initial cost and personnel reductions upon conversion of Delphi’s chapter 11 cases to chapter 7 followed by gradual reductions throughout the Wind-Down Period. Plant closing costs include demolition and equipment removal costs and are based upon the Debtors’ experience in previous closings of U.S. facilities. The Liquidation Analysis assumes that all salaried employees who are employed during the Wind-Down Period are entitled to receive severance in amounts as prescribed under the Debtors’ current severance policies. Additional interest costs are based upon a roll-forward of the DIP facility balance over the Wind-Down Period, after giving effect to wind-down costs and working capital changes. In the aggregate, total wind-down expenses are estimated at approximately $1.0 billion to $1.6 billion in the 18 and 24-month wind-down periods, respectively.
CLAIMS
15.	Secured Claims predominately include claims for the DIP facility, and setoff rights.
The DIP facility includes projected allowed claims for the DIP facility borrowings of approximately $4.0 billion, accrued interest on the DIP Facility of $11 million, and outstanding letters of credit of $116 million. Pursuant to the DIP Order, accrued professional fees prior to an event of default are entitled to recovery through the DIP facility. Total outstanding pre-default professional fees are estimated to be $55 million based on current accrual rates. DIP facility claims are recovered in full in the Liquidation Analysis. To the extent sufficient proceeds are not available at the Delphi-DAS Debtors, all remaining payments to the DIP facility are made from the other Debtors as guarantors.
Prepetition Setoff Right claims ranging from $221 million to $1.2 billion are also included within Secured Claims. Setoff Right claims are junior to the DIP facility. GM Setoff Rights claims are estimated at $197 million when GM is limited to setoff against only DAS LLC, and $1.2 billion (comprised of approximately $228 million of GM warranty claims, $24 million of IDB claims, and approximately $947 million of GM indemnity claims) when GM is not limited to setoff solely against DAS LLC. Notwithstanding the consideration of a range of outcomes in this Liquidation Analysis, the Debtors reserve all of their rights and defenses related to setoff claims. Non-GM setoff rights are estimated at approximately $24 million.
16.	Administrative and Priority Claims primarily include claims arising during the Chapter 11 cases and various priority tax claims. Estimated claims include Postpetition Trade Accounts Payable and Reclamation claims of approximately $1.2 billion and $22 million, respectively.

Also included in this category are approximately $700 million of estimated claims relating to buyout and employee separation costs (pre-chapter 7) and other current accrued expenses; approximately $500 million for accrued compensation claims for items such as workers compensation and other benefit-related expenses; and, other administrative claims including non-income taxes payable, non-trade payables, and other liabilities of $400 million. Finally, Administrative claims also include postpetition intercompany payable claims from trade, notes, and cross-charge activity.
17.	General Unsecured Claims include estimates for all unsecured non-priority claims arising prior to the chapter 11 cases. The most significant claimants in this category include General Motors Corp. with respect to its indemnity claims arising from its guarantee of the union employees’ benefit obligations which is assumed to be triggered prior to its expiration; the PBGC, in relation to its unsecured claims for guarantees related to the pension obligations; and the senior and subordinated notes. While this Analysis does not take into consideration the subordination provision of the subordinated notes, any application of such provisions would not have a material impact on the recoveries of any claimants. Also included within General Unsecured Claims are prepetition trade accounts payable; other general unsecured claims related to customer warranties, environmental, legal and other unsecured non-priority obligations; and prepetition inter-company trade and notes payable claims.
This Liquidation Analysis assumes that upon conversion to chapter 7, the Debtors will terminate funding and service obligations for both pension and OPEB benefits, resulting in a trigger of the GM Benefit Guarantee. Notwithstanding the trigger of the GM Benefit Guarantee, this Liquidation Analysis assumes the PBGC is the primary guarantor of the Debtor’s obligations under the terminated pension plans as of the Liquidation Date. The allowed claim for the PBGC equates to the unfunded pension liability upon the termination of all defined benefit plans using a date of December 31, 2007 and is estimated at $5.9 billion. This Liquidation Analysis assumes the PBGC does not assert a first-priority position in any controlled group non-debtor foreign affiliates based on the Employee Retirement Income Security Act of 1974. The Debtors reserve the right to contest any such determination in the future. Further, the Liquidation Analysis also assumes the PBGC has the right to assert a General Unsecured claim for the entire amount of the unfunded pension liability at each of the Debtors.
GM Benefit Indemnity claims of $6.1 billion to $7.2 billion are included at Delphi-DAS Debtors and are treated pari passu with other general unsecured claims. If some or all of the GM claims were subordinated or disallowed, the impact on certain stakeholder recoveries could be significant. The indemnity claim is primarily related to OPEB obligations of approximately $6 billion to $8 billion, and also includes an additional $100 million to $150 million for pension obligations relating to union employees who become retiree-eligible by accruing years of service during the 18-24 month Wind-Down Period, as contemplated in this Liquidation Analysis. Approximately $947 million of the indemnity claims at the higher range estimate are classified as GM setoff rights at Delphi Corp. when GM is not limited to setoff solely against DAS LLC.

Substantive Consolidation Under The Plan

Delphi Corporation, et al.
Hypothetical Liquidation Analysis
Substantive Consolidation Under The Plan
Delphi-DAS Debtors
Delphi Corporation
Delphi NY Holdings Corporation
Delphi Automotive Systems Services LLC
Delphi Services Holding Corporation
Delphi Automotive Systems Global (Holding), Inc.
Delphi Foreign Sales Corporation
Delphi Automotive Systems Human Resources LLC
Delphi Automotive Systems LLC
Delphi Liquidation Holding Company
Delphi Electronics (Holding) LLC
Delphi Technologies, Inc.
Delphi Automotive Systems Tennessee, Inc.
Delphi Automotive Systems Risk Management Corporation
Delphi LLC
DREAL, Inc.
Delphi Receivables LLC
Exhaust Systems Corporation
ASEC Manufacturing General Partnership
ASEC Sales General Partnership
Environmental Catalysts, LLC
Aspire, Inc.
Delphi Integrated Service Solutions, Inc.
DASHI Debtors
Delphi Automotive Systems (Holding), Inc.
Delphi China LLC
Delphi Automotive Systems Korea, Inc.
Delphi International Services, Inc.
Delphi Automotive Systems Thailand, Inc.
Delphi Automotive Systems International, Inc.
Delphi International Holdings Corporation
Delphi Automotive Systems Overseas Corporation
Delphi Medical Systems Colorado Corporation
Delphi Medical Systems Texas Corporation
Delphi Medical Systems Corporation
Connection Systems Debtors
Packard Hughes Interconnect Company
Delphi Connection Systems
Delphi Diesel Systems Corporation
Delphi Mechatronic Systems, Inc.
Specialty Electronics Debtors
Specialty Electronics, Inc.
Specialty Electronics International Ltd.
Delco Electronics Overseas Corporation
Delco Electronics Overseas Corporation
MobileAria, Inc.
MobileAria, Inc.
Delphi Furukawa Wiring Systems LLC
Delphi Furukawa Wiring Systems LLC

Delphi-DAS Debtors
Liquidation Analysis
Unaudited
ASSETS

		Lower Liquidation Value		Higher Liquidation Value
	Net		Estimated		Estimated
	Book	Estimated	Realization	Estimated	Realization
	Value	Value	Rate	Value	Rate
Cash and Cash Equivalents	$100,913,344	$100,913,344	100.0%	$100,913,344	100.0%
Restricted Cash	106,587,960	—	0.0%	—	0.0%
Accounts Receivable	2,463,665,842	2,340,482,550	95.0%	2,463,665,842	100.0%
Interco Receivables (Pre-Petition)	392,525,036	338,147,512	86.1%	344,252,580	87.7%
Interco Receivables (Post-Petition)	447,871,815	291,047,837	65.0%	392,624,469	87.7%
Inventories	999,928,668	738,738,163	73.9%	820,820,181	82.1%
Prepaid Exp and Other Current Assets	540,519,322	177,792,408	32.9%	177,792,408	32.9%
Property, Plant, & Equipment	2,058,279,578	711,167,042	34.6%	1,124,483,807	54.6%
Investment in Subsidiary	215,344,699	—	0.0%	—	0.0%
Other	86,137,726	712,626,697	827.3%	1,046,656,450	1215.1%

Total Assets / Proceeds	$7,411,773,990	$5,410,915,553	73.0%	$6,471,209,081	87.3%

Trustee Fees		$46,808,069		$56,334,187
Winddown Costs		1,511,661,847		991,086,229
Professional Fees		71,725,803		86,014,980

Net Proceeds Available for Distribution		$3,780,719,835		$5,337,773,684

RECOVERIES

	Estimated	Estimated		Estimated	Estimated
	Allowed	Amount to		Allowed	Amount to
	Claim	be Paid		Claim	be Paid
Less: Secured Claims
DIP Facility, LCs, and Other	3,780,719,835	3,780,719,835		4,199,908,694	4,199,908,694
Setoff Rights & Other	1,222,763,574	—		220,606,034	220,606,034

Total Secured Claims	$5,003,483,409	$3,780,719,835		$4,420,514,728	$4,420,514,728

Payout % for Secured Claims		76%			100%

Remaining Distributable Value		$—			$917,258,956

Less: Admin and Priority Claims Reclamations	$19,045,327	$—		$19,045,327	$5,813,375
Trade Accounts Payable (Post-Petition)	1,120,593,791	—		1,120,593,791	342,048,837
Intercompany (Post-Petition)	301,210,956	—		301,210,956	91,941,306
Accrued Liabilities, Other Admin and Priority	1,594,762,159	—		1,594,762,159	477,455,438

Total Admin and Priority Claims	$3,035,612,233	$—		$3,035,612,233	$917,258,956

Payout % for Admin and Priority Claims		0%			30%

Remaining Distributable Value		$—			$—

Less: General Unsecured Claims Funded Debt	$2,471,226,369	$—		$2,471,226,369	$—
Trade Accounts Payable	698,746,481	—		679,701,154	—
Intercompany	410,567,975	—		410,567,975	—
PBGC	5,900,000,000	—		5,900,000,000	—
General Motors Benefit Indemnity Claim	7,203,050,356	—		6,100,000,000	—
Other General Unsecureds	658,508,474	—		642,104,304	—

Total Unsecured Non-Priority Claims	$17,342,099,655	$—		$16,203,599,802	$—

Payout % for PBGC Claim		0%			0%

Payout % for G/U Claims, Excl PBGC		0%			0%

Distributable Value Available to Equity		$—			$—

Memo:
PBGC Aggregate Recovery	$5,900,000,000	$3,247,809,915	55%	$5,900,000,000	$5,009,096,195	85%
DIP Facility, LCs, and Other Aggregate Recovery	$4,199,908,694	$4,199,908,694	100%	$4,199,908,694	$4,199,908,694	100%
The accompanying assumptions and notes are an integral part of this Liquidation Analysis

DASHI Debtors
Liquidation Analysis
Unaudited
ASSETS

		Lower Liquidation Value		Higher Liquidation Value
	Net		Estimated		Estimated
	Book	Estimated	Realization	Estimated	Realization
	Value	Value	Rate	Value	Rate
Cash and Cash Equivalents	$787,659	$787,659	100.0%	$787,659	100.0%
Restricted Cash	—	—	0.0%	—	0.0%
Accounts Receivable	534	507	95.0%	534	100.0%
Interco Receivables (Pre-Petition)	316,711,543	—	0.0%	21,449	0.0%
Interco Receivables (Post-Petition)	73,885,843	64,110,873	86.8%	67,933,095	91.9%
Inventories	—	—	0.0%	—	0.0%
Prepaid Exp and Other Current Assets	610,386	35,230	5.8%	35,230	5.8%
Property, Plant, & Equipment	—	—	0.0%	—	0.0%
Investment in Subsidiary	3,356,084,958	3,588,351,521	106.9%	5,094,348,137	151.8%
Other	—	—	0.0%	—	0.0%

Total Assets / Proceeds	$3,748,080,923	$3,653,285,790	97.5%	$5,163,126,103	137.8%

Trustee Fees		$35,883,873		$50,943,839
Winddown Costs		11,541		6,292
Professional Fees		53,837,624		76,427,573

Net Proceeds Available for Distribution		$3,563,552,752		$5,035,748,399

RECOVERIES

	Estimated	Estimated		Estimated	Estimated
	Allowed	Amount to		Allowed	Amount to
	Claim	be Paid		Claim	be Paid
Less: Secured Claims
DIP Facility, LCs, and Other	214,756,927	214,756,927		—	—
Setoff Rights & Other	—	—		—	—

Total Secured Claims	$214,756,927	$214,756,927		$—	$—

Payout % for Secured Claims		100%			NA

Remaining Distributable Value		$3,348,795,825			$5,035,748,399

Less: Admin and Priority Claims Reclamations	$—	$—		$—	$—
Trade Accounts Payable (Post-Petition)	9,814	9,814		9,814	9,814
Intercompany (Post-Petition)	83,532,552	83,532,552		83,532,552	83,532,552
Accrued Liabilities, Other Admin and Priority	813,557	813,557		813,557	813,557

Total Admin and Priority Claims	$84,355,924	$84,355,924		$84,355,924	$84,355,924

Payout % for Admin and Priority Claims		100%			100%

Remaining Distributable Value		$3,264,439,902			$4,951,392,475

Less: General Unsecured Claims Funded Debt	$—	$—		$—	$—
Trade Accounts Payable	281,574	154,931		281,574	234,995
Intercompany	32,546,732	17,908,297		32,546,732	27,162,701
PBGC	5,900,000,000	3,246,376,673		5,900,000,000	4,923,994,779
General Motors Benefit Indemnity Claim	—	—		—	—
Other General Unsecureds	—	—		—	—

Total Unsecured Non-Priority Claims	$5,932,828,306	$3,264,439,902		$5,932,828,306	$4,951,392,475

Payout % for PBGC Claim		55%			83%

Payout % for G/U Claims, Excl PBGC		55%			83%

Distributable Value Available to Equity		$—			$—

Memo:
PBGC Aggregate Recovery	$5,900,000,000	$3,247,809,915	55%	$5,900,000,000	$5,009,096,195	85%
DIP Facility, LCs, and Other Aggregate Recovery	$4,199,908,694	$4,199,908,694	100%	$4,199,908,694	$4,199,908,694	100%
The accompanying assumptions and notes are an integral part of this Liquidation Analysis

Delphi Medical Systems Colorado Corporation
Liquidation Analysis
Unaudited
ASSETS

		Lower Liquidation Value		Higher Liquidation Value
	Net		Estimated		Estimated
	Book	Estimated	Realization	Estimated	Realization
	Value	Value	Rate	Value	Rate
Cash and Cash Equivalents	$—	$—	0.0%	$—	0.0%
Restricted Cash	—	—	0.0%	—	0.0%
Accounts Receivable	6,354,752	6,037,015	95.0%	6,354,752	100.0%
Interco Receivables (Pre-Petition)	46,569	—	0.0%	—	0.0%
Interco Receivables (Post-Petition)	—	—	0.0%	—	0.0%
Inventories	18,650,378	15,516,875	83.2%	17,240,972	92.4%
Prepaid Exp and Other Current Assets	1,133,392	888,018	78.4%	888,018	78.4%
Property, Plant, & Equipment	2,084,222	561,048	26.9%	691,264	33.2%
Investment in Subsidiary	—	—	0.0%	—	0.0%
Other	28,106,450	—	0.0%	—	0.0%

Total Assets / Proceeds	$56,375,764	$23,002,956	40.8%	$25,175,007	44.7%

Trustee Fees		$230,030		$251,750
Winddown Costs		7,428,781		4,429,034
Professional Fees		345,044		377,625

Net Proceeds Available for Distribution		$14,999,101		$20,116,598

RECOVERIES

	Estimated	Estimated		Estimated	Estimated
	Allowed	Amount to		Allowed	Amount to
	Claim	be Paid		Claim	be Paid
Less: Secured Claims
DIP Facility, LCs, and Other	14,999,101	14,999,101		—	—
Setoff Rights & Other	—	—		—	—

Total Secured Claims	$14,999,101	$14,999,101		$—	$—

Payout % for Secured Claims		100%			NA

Remaining Distributable Value		$—			$20,116,598

Less: Admin and Priority Claims Reclamations	$312,832	$—		$312,832	$312,832
Trade Accounts Payable (Post-Petition)	3,774,270	—		3,774,270	3,774,270
Intercompany (Post-Petition)	775,312	—		775,312	775,312
Accrued Liabilities, Other Admin and Priority	1,492,825	—		1,492,825	1,492,825

Total Admin and Priority Claims	$6,355,239	$—		$6,355,239	$6,355,239

Payout % for Admin and Priority Claims		0%			100%

Remaining Distributable Value		$—			$13,761,358

Less: General Unsecured Claims Funded Debt	$—	$—		$—	$—
Trade Accounts Payable	7,988,870	—		7,676,038	17,881
Intercompany	—	—		—	—
PBGC	5,900,000,000	—		5,900,000,000	13,743,478
General Motors Benefit Indemnity Claim	—	—		—	—
Other General Unsecureds	—	—		—	—

Total Unsecured Non-Priority Claims	$5,907,988,870	$—		$5,907,676,038	$13,761,358

Payout % for PBGC Claim		0%			0%

Payout % for G/U Claims, Excl PBGC		0%			0%

Distributable Value Available to Equity		$—			$—

Memo:
PBGC Aggregate Recovery	$5,900,000,000	$3,247,809,915	55%	$5,900,000,000	$5,009,096,195	85%
DIP Facility, LCs, and Other Aggregate Recovery	$4,199,908,694	$4,199,908,694	100%	$4,199,908,694	$4,199,908,694	100%
The accompanying assumptions and notes are an integral part of this Liquidation Analysis

Delphi Medical Systems Texas Corporation
Liquidation Analysis
Unaudited

ASSETS		Lower Liquidation Value			Higher Liquidation Value
	Net		Estimated			Estimated
	Book	Estimated	Realization		Estimated	Realization
	Value	Value	Rate		Value	Rate
Cash and Cash Equivalents	$—	$—	0.0%		$—	0.0%
Restricted Cash	—	—	0.0%		—	0.0%
Accounts Receivable	3,077,277	2,923,413	95.0%		3,077,277	100.0%
Interco Receivables (Pre-Petition)	—	—	0.0%		—	0.0%
Interco Receivables (Post-Petition)	31,398	—	0.0%		31,398	100.0%
Inventories	3,575,645	3,213,000	89.9%		3,570,000	99.8%
Prepaid Exp and Other Current Assets	332,175	332,175	100.0%		332,175	100.0%
Property, Plant, & Equipment	46,621	6,993	15.0%		9,324	20.0%
Investment in Subsidiary	—	—	0.0%		—	0.0%
Other	—	—	0.0%		—	0.0%

Total Assets / Proceeds	$7,063,116	$6,475,581	91.7%		$7,020,174	99.4%

Trustee Fees		$64,756			$69,888
Winddown Costs		2,091,282			1,229,534
Professional Fees		97,134			104,832

Net Proceeds Available for Distribution		$4,222,409			$5,615,920

RECOVERIES
	Estimated	Estimated		Estimated	Estimated
	Allowed	Amount to		Allowed	Amount to
	Claim	be Paid		Claim	be Paid

Less: Secured Claims
DIP Facility, LCs, and Other	4,222,409	4,222,409		—	—
Setoff Rights & Other	—	—		—	—

Total Secured Claims	$4,222,409	$4,222,409		$—	$—

Payout % for Secured Claims		100%			NA

Remaining Distributable Value		$—			$5,615,920

Less: Admin and Priority Claims
Reclamations	$85,818	$—		$85,818	$67,348
Trade Accounts Payable (Post-Petition)	445,778	—		445,778	349,832
Intercompany (Post-Petition)	6,157,655	—		6,157,655	4,832,335
Accrued Liabilities, Other Admin and Priority	466,896	—		466,896	366,406

Total Admin and Priority Claims	$7,156,148	$—		$7,156,148	$5,615,920

Payout % for Admin and Priority Claims		0%			78%

Remaining Distributable Value		$—			$-

Less: General Unsecured Claims
Funded Debt	$—	$—		$—	$—
Trade Accounts Payable	943,689	—		857,871	—
Intercompany	15,362	—		15,362	—
PBGC	5,900,000,000	—		5,900,000,000	—
General Motors Benefit Indemnity Claim	—	—		—	—
Other General Unsecureds	—	—		—	—

Total Unsecured Non-Priority Claims	$5,900,959,051	$—		$5,900,873,233	$—

Payout % for PBGC Claim		0%			0%

Payout % for G/U Claims, Excl PBGC		0%			0%

Distributable Value Available to Equity		$—			$-

Memo:
PBGC Aggregate Recovery	$5,900,000,000	$3,247,809,915	55%	$5,900,000,000	$5,009,096,195	85%
DIP Facility, LCs, and Other Aggregate Recovery	$4,199,908,694	$4,199,908,694	100%	$4,199,908,694	$4,199,908,694	100%
The accompanying assumptions and notes are an integral part of this Liquidation Analysis

Delphi Medical Systems Corporation
Liquidation Analysis
Unaudited

ASSETS		Lower Liquidation Value			Higher Liquidation Value
	Net		Estimated			Estimated
	Book	Estimated	Realization		Estimated	Realization
	Value	Value	Rate		Value	Rate
Cash and Cash Equivalents	$—	$—	0.0%		$—	0.0%
Restricted Cash	—	—	0.0%		—	0.0%
Accounts Receivable	—	—	0.0%		—	0.0%
Interco Receivables (Pre-Petition)	—	—	0.0%		—	0.0%
Interco Receivables (Post-Petition)	6,540,676	—	0.0%		5,215,678	79.7%
Inventories	—	—	0.0%		—	0.0%
Prepaid Exp and Other Current Assets	—	—	0.0%		—	0.0%
Property, Plant, & Equipment	1,026,933	170,853	16.6%		207,232	20.2%
Investment in Subsidiary	46,213,497	—	0.0%		—	0.0%
Other	5,020,460	—	0.0%		—	0.0%

Total Assets / Proceeds	$58,801,566	$170,853	0.3%		$5,422,911	9.2%

Trustee Fees		$1,709			$2,072
Winddown Costs		55,177			36,458
Professional Fees		2,563			3,108

Net Proceeds Available for Distribution		$111,405			$5,381,272

RECOVERIES
	Estimated	Estimated		Estimated	Estimated
	Allowed	Amount to		Allowed	Amount to
	Claim	be Paid		Claim	be Paid

Less: Secured Claims
DIP Facility, LCs, and Other	111,405	111,405		—	—
Setoff Rights & Other	—	—		—	—

Total Secured Claims	$111,405	$111,405		$—	$—

Payout % for Secured Claims		100%			NA

Remaining Distributable Value		$—			$5,381,272

Less: Admin and Priority Claims
Reclamations	$—	$—		$—	$—
Trade Accounts Payable (Post-Petition)	69,882	—		69,882	13,240
Intercompany (Post-Petition)	27,101,830	—		27,101,830	5,134,724
Accrued Liabilities, Other Admin and Priority	1,231,430	—		1,231,430	233,307

Total Admin and Priority Claims	$28,403,142	$—		$28,403,142	$5,381,272

Payout % for Admin and Priority Claims		0%			19%

Remaining Distributable Value		$—			$—

Less: General Unsecured Claims
Funded Debt	$—	$—		$—	$—
Trade Accounts Payable	560	—		560	—
Intercompany	—	—		—	—
PBGC	5,900,000,000	—		5,900,000,000	—
General Motors Benefit Indemnity Claim	—	—		—	—
Other General Unsecureds	—	—		—	—

Total Unsecured Non-Priority Claims	$5,900,000,560	$—		$5,900,000,560	$—

Payout % for PBGC Claim		0%			0%

Payout % for G/U Claims, Excl PBGC		0%			0%

Distributable Value Available to Equity		$—			$—

Memo:
PBGC Aggregate Recovery	$5,900,000,000	$3,247,809,915	55%	$5,900,000,000	$5,009,096,195	85%
DIP Facility, LCs, and Other Aggregate Recovery	$4,199,908,694	$4,199,908,694	100%	$4,199,908,694	$4,199,908,694	100%
The accompanying assumptions and notes are an integral part of this Liquidation Analysis

Connection Systems Debtors
Liquidation Analysis
Unaudited

ASSETS		Lower Liquidation Value			Higher Liquidation Value
	Net		Estimated			Estimated
	Book	Estimated	Realization		Estimated	Realization
	Value	Value	Rate		Value	Rate
Cash and Cash Equivalents	$—	$—	0.0%		$—	0.0%
Restricted Cash	—	—	0.0%		—	0.0%
Accounts Receivable	7,502,907	7,127,762	95.0%		7,502,907	100.0%
Interco Receivables (Pre-Petition)	1,223,801	—	0.0%		—	0.0%
Interco Receivables (Post-Petition)	—	—	0.0%		—	0.0%
Inventories	13,065,234	11,758,710	90.0%		13,065,234	100.0%
Prepaid Exp and Other Current Assets	431,222	380,681	88.3%		380,681	88.3%
Property, Plant, & Equipment	7,520,175	1,835,503	24.4%		2,155,028	28.7%
Investment in Subsidiary	—	—	0.0%		—	0.0%
Other	—	—	0.0%		—	0.0%

Total Assets / Proceeds	$29,743,338	$21,102,656	70.9%		$23,103,850	77.7%

Trustee Fees		$211,027			$231,038
Winddown Costs		6,815,082			4,064,656
Professional Fees		316,540			346,558

Net Proceeds Available for Distribution		$13,760,008			$18,461,598

RECOVERIES
	Estimated	Estimated		Estimated	Estimated
	Allowed	Amount to		Allowed	Amount to
	Claim	be Paid		Claim	be Paid

Less: Secured Claims
DIP Facility, LCs, and Other	13,760,008	13,760,008		—	—
Setoff Rights & Other	—	—		—	—

Total Secured Claims	$13,760,008	$13,760,008		$—	$—

Payout % for Secured Claims		100%			NA

Remaining Distributable Value		$—			$18,461,598

Less: Admin and Priority Claims
Reclamations	$309,277	$—		$309,277	$309,277
Trade Accounts Payable (Post-Petition)	2,993,068	—		2,993,068	2,993,068
Intercompany (Post-Petition)	10,664,285	—		10,664,285	10,664,285
Accrued Liabilities, Other Admin and Priority	1,920,267	—		1,920,267	1,920,267

Total Admin and Priority Claims	$15,886,897	$—		$15,886,897	$15,886,897

Payout % for Admin and Priority Claims		0%			100%

Remaining Distributable Value		$—			$2,574,701

Less: General Unsecured Claims
Funded Debt	$—	$—		$—	$—
Trade Accounts Payable	3,836,947	—		3,527,670	1,538
Intercompany	342,209	—		342,209	149
PBGC	5,900,000,000	—		5,900,000,000	2,573,013
General Motors Benefit Indemnity Claim	—	—		—	—
Other General Unsecureds	—	—		—	—

Total Unsecured Non-Priority Claims	$5,904,179,156	$—		$5,903,869,879	$2,574,701

Payout % for PBGC Claim		0%			0%

Payout % for G/U Claims, Excl PBGC		0%			0%

Distributable Value Available to Equity		$—			$—

Memo:
PBGC Aggregate Recovery	$5,900,000,000	$3,247,809,915	55%	$5,900,000,000	$5,009,096,195	85%
DIP Facility, LCs, and Other Aggregate Recovery	$4,199,908,694	$4,199,908,694	100%	$4,199,908,694	$4,199,908,694	100%
The accompanying assumptions and notes are an integral part of this Liquidation Analysis

Delphi Diesel Systems Corporation
Liquidation Analysis
Unaudited

ASSETS		Lower Liquidation Value			Higher Liquidation Value
	Net		Estimated			Estimated
	Book	Estimated	Realization		Estimated	Realization
	Value	Value	Rate		Value	Rate
Cash and Cash Equivalents	$134,213	$134,213	100.0%		$134,213	100.0%
Restricted Cash	—	—	0.0%		—	0.0%
Accounts Receivable	94,073,154	89,369,496	95.0%		94,073,154	100.0%
Interco Receivables (Pre-Petition)	25,842,514	—	0.0%		—	0.0%
Interco Receivables (Post-Petition)	2,860,069	2,541,852	88.9%		2,638,984	92.3%
Inventories	71,139,796	63,698,400	89.5%		70,776,000	99.5%
Prepaid Exp and Other Current Assets	377,000	497,895	132.1%		497,895	132.1%
Property, Plant, & Equipment	2,386,522	556,735	23.3%		729,126	30.6%
Investment in Subsidiary	—	—	0.0%		—	0.0%
Other	2,179,914	2,179,914	100.0%		2,179,914	100.0%

Total Assets / Proceeds	$198,993,182	$158,978,506	79.9%		$171,029,286	85.9%

Trustee Fees		$1,563,024			$1,682,561
Winddown Costs		50,477,715			29,601,260
Professional Fees		2,346,550			2,525,855

Net Proceeds Available for Distribution		$104,591,216			$137,219,611

RECOVERIES
	Estimated	Estimated		Estimated	Estimated
	Allowed	Amount to		Allowed	Amount to
	Claim	be Paid		Claim	be Paid

Less: Secured Claims
DIP Facility, LCs, and Other	104,591,216	104,591,216		—	—
Setoff Rights & Other	—	—		—	—

Total Secured Claims	$104,591,216	$104,591,216		$—	$—

Payout % for Secured Claims		100%			NA

Remaining Distributable Value		$—			$137,219,611

Less: Admin and Priority Claims
Reclamations	$2,124,144	$—		$2,124,144	$2,124,144
Trade Accounts Payable (Post-Petition)	20,496,478	—		20,496,478	20,496,478
Intercompany (Post-Petition)	51,589,480	—		51,589,480	51,589,480
Accrued Liabilities, Other Admin and Priority	13,025,418	—		13,025,418	13,025,418

Total Admin and Priority Claims	$87,235,520	$—		$87,235,520	$87,235,520

Payout % for Admin and Priority Claims		0%			100%

Remaining Distributable Value		$—			$49,984,091

Less: General Unsecured Claims
Funded Debt	$—	$—		$—	$—
Trade Accounts Payable	8,095,807	—		5,971,663	50,538
Intercompany	284,178	—		284,178	2,405
PBGC	5,900,000,000	—		5,900,000,000	49,931,148
General Motors Benefit Indemnity Claim	—	—		—	—
Other General Unsecureds	—	—		—	—

Total Unsecured Non-Priority Claims	$5,908,379,985	$—		$5,906,255,841	$49,984,091

Payout % for PBGC Claim		0%			1%

Payout % for G/U Claims, Excl PBGC		0%			1%

Distributable Value Available to Equity		$—			$-

Memo:
PBGC Aggregate Recovery	$5,900,000,000	$3,247,809,915	55%	$5,900,000,000	$5,009,096,195	85%
DIP Facility, LCs, and Other Aggregate Recovery	$4,199,908,694	$4,199,908,694	100%	$4,199,908,694	$4,199,908,694	100%
The accompanying assumptions and notes are an integral part of this Liquidation Analysis

Delphi Mechatronic Systems, Inc.
Liquidation Analysis
Unaudited

ASSETS		Lower Liquidation Value			Higher Liquidation Value
	Net		Estimated			Estimated
	Book	Estimated	Realization		Estimated	Realization
	Value	Value	Rate		Value	Rate
Cash and Cash Equivalents	$—	$—	0.0%		$—	0.0%
Restricted Cash	—	—	0.0%		—	0.0%
Accounts Receivable	19,522,826	18,546,685	95.0%		19,522,826	100.0%
Interco Receivables (Pre-Petition)	671,424	—	0.0%		1	0.0%
Interco Receivables (Post-Petition)	95	—	0.0%		95	100.0%
Inventories	13,106,533	10,854,900	82.8%		12,061,000	92.0%
Prepaid Exp and Other Current Assets	—	845,282	0.0%		845,282	0.0%
Property, Plant, & Equipment	13,898,178	2,807,833	20.2%		3,758,539	27.0%
Investment in Subsidiary	—	—	0.0%		—	0.0%
Other	99,245,883	—	0.0%		—	0.0%

Total Assets / Proceeds	$146,444,939	$33,054,700	22.6%		$36,187,744	24.7%

Trustee Fees		$330,547			$361,876
Winddown Costs		10,674,982			6,366,486
Professional Fees		495,820			542,815

Net Proceeds Available for Distribution		$21,553,350			$28,916,567

RECOVERIES
	Estimated	Estimated		Estimated	Estimated
	Allowed	Amount to		Allowed	Amount to
	Claim	be Paid		Claim	be Paid

Less: Secured Claims
DIP Facility, LCs, and Other	21,553,350	21,553,350		—	—
Setoff Rights & Other	—	—		—	—

Total Secured Claims	$21,553,350	$21,553,350		$—	$—

Payout % for Secured Claims		100%			NA

Remaining Distributable Value		$—			$28,916,567

Less: Admin and Priority Claims
Reclamations	$279,933	$—		$279,933	$116,873
Trade Accounts Payable (Post-Petition)	6,977,075	—		6,977,075	2,912,945
Intercompany (Post-Petition)	61,635,896	—		61,635,896	25,733,125
Accrued Liabilities, Other Admin and Priority	367,960	—		367,960	153,624

Total Admin and Priority Claims	$69,260,864	$—		$69,260,864	$28,916,567

Payout % for Admin and Priority Claims		0%			42%

Remaining Distributable Value		$—			$-

Less: General Unsecured Claims
Funded Debt	$—	$—		$—	$—
Trade Accounts Payable	7,554,574	—		7,274,641	—
Intercompany	49,550	—		49,550	—
PBGC	5,900,000,000	—		5,900,000,000	—
General Motors Benefit Indemnity Claim	—	—		—	—
Other General Unsecureds	541,121	—		360,747	—

Total Unsecured Non-Priority Claims	$5,908,145,245	$—		$5,907,684,938	$—

Payout % for PBGC Claim		0%			0%

Payout % for G/U Claims, Excl PBGC		0%			0%

Distributable Value Available to Equity		$—			$-

Memo:
PBGC Aggregate Recovery	$5,900,000,000	$3,247,809,915	55%	$5,900,000,000	$5,009,096,195	85%
DIP Facility, LCs, and Other Aggregate Recovery	$4,199,908,694	$4,199,908,694	100%	$4,199,908,694	$4,199,908,694	100%
The accompanying assumptions and notes are an integral part of this Liquidation Analysis

Specialty Electronics Debtors
Liquidation Analysis
Unaudited

ASSETS		Lower Liquidation Value			Higher Liquidation Value
	Net		Estimated			Estimated
	Book	Estimated	Realization		Estimated	Realization
	Value	Value	Rate		Value	Rate
Cash and Cash Equivalents	$4,282,687	$4,282,687	100.0%		$4,282,687	100.0%
Restricted Cash	—	—	0.0%		—	0.0%
Accounts Receivable	767,137	728,780	95.0%		767,137	100.0%
Interco Receivables (Pre-Petition)	201,398	—	0.0%		88	0.0%
Interco Receivables (Post-Petition)	111,400	102,989	92.4%		111,400	100.0%
Inventories	1,681,553	1,306,800	77.7%		1,452,000	86.3%
Prepaid Exp and Other Current Assets	45,192	45,192	100.0%		45,192	100.0%
Property, Plant, & Equipment	1,343,294	497,780	37.1%		1,024,181	76.2%
Investment in Subsidiary	942,716	—	0.0%		—	0.0%
Other	13,519,660	—	0.0%		—	0.0%

Total Assets / Proceeds	$22,895,038	$6,964,229	30.4%		$7,682,685	33.6%

Trustee Fees		$25,786			$32,885
Winddown Costs		832,741			578,547
Professional Fees		102,919			113,568

Net Proceeds Available for Distribution		$6,002,784			$6,957,685

RECOVERIES
	Estimated	Estimated		Estimated	Estimated
	Allowed	Amount to		Allowed	Amount to
	Claim	be Paid		Claim	be Paid

Less: Secured Claims
DIP Facility, LCs, and Other	3,541,744	3,541,744		—	—
Setoff Rights & Other	—	—		—	—

Total Secured Claims	$3,541,744	$3,541,744		$—	$—

Payout % for Secured Claims		100%			NA

Remaining Distributable Value		$2,461,040			$6,957,685

Less: Admin and Priority Claims
Reclamations	$29,960	$29,960		$29,960	$29,960
Trade Accounts Payable (Post-Petition)	261,438	261,438		261,438	261,438
Intercompany (Post-Petition)	183,416	183,416		183,416	183,416
Accrued Liabilities, Other Admin and Priority	552,094	552,094		552,094	552,094

Total Admin and Priority Claims	$1,026,908	$1,026,908		$1,026,908	$1,026,908

Payout % for Admin and Priority Claims		100%			100%

Remaining Distributable Value		$1,434,132			$5,930,778

Less: General Unsecured Claims
Funded Debt	$—	$—		$—	$—
Trade Accounts Payable	1,062,869	258		1,032,908	1,038
Intercompany	2,456,777	597		2,456,777	2,468
PBGC	5,900,000,000	1,433,242		5,900,000,000	5,927,175
General Motors Benefit Indemnity Claim	—	—		—	—
Other General Unsecureds	144,000	35		96,000	96

Total Unsecured Non-Priority Claims	$5,903,663,646	$1,434,132		$5,903,585,685	$5,930,778

Payout % for PBGC Claim		0%			0%

Payout % for G/U Claims, Excl PBGC		0%			0%

Distributable Value Available to Equity		$—			$-

Memo:
PBGC Aggregate Recovery	$5,900,000,000	$3,247,809,915	55%	$5,900,000,000	$5,009,096,195	85%
DIP Facility, LCs, and Other Aggregate Recovery	$4,199,908,694	$4,199,908,694	100%	$4,199,908,694	$4,199,908,694	100%
The accompanying assumptions and notes are an integral part of this Liquidation Analysis

Delco Electronics Overseas Corporation
Liquidation Analysis
Unaudited

ASSETS		Lower Liquidation Value			Higher Liquidation Value
	Net		Estimated			Estimated
	Book	Estimated	Realization		Estimated	Realization
	Value	Value	Rate		Value	Rate
Cash and Cash Equivalents	$7,160,974	$7,160,974	100.0%		$7,160,974	100.0%
Restricted Cash	—	—	0.0%		—	0.0%
Accounts Receivable	6,925,154	6,578,896	95.0%		6,925,154	100.0%
Interco Receivables (Pre-Petition)	11,018,145	11,018,145	100.0%		11,018,145	100.0%
Interco Receivables (Post-Petition)	13,440,123	13,416,541	99.8%		13,440,123	100.0%
Inventories	6,621,987	—	0.0%		—	0.0%
Prepaid Exp and Other Current Assets	341,701	212,246	62.1%		212,246	62.1%
Property, Plant, & Equipment	23,559,428	9,466,381	40.2%		12,197,421	51.8%
Investment in Subsidiary	—	—	0.0%		—	0.0%
Other	—	—	0.0%		—	0.0%

Total Assets / Proceeds	$69,067,512	$47,853,182	69.3%		$50,954,063	73.8%

Trustee Fees		$162,575			$193,348
Winddown Costs		5,250,350			3,401,571
Professional Fees		351,277			397,437

Net Proceeds Available for Distribution		$42,088,979			$46,961,706

RECOVERIES
	Estimated	Estimated		Estimated	Estimated
	Allowed	Amount to		Allowed	Amount to
	Claim	be Paid		Claim	be Paid

Less: Secured Claims
DIP Facility, LCs, and Other	37,862,627	37,862,627		—	—
Setoff Rights & Other	—	—		—	—

Total Secured Claims	$37,862,627	$37,862,627		$—	$—

Payout % for Secured Claims		100%			NA

Remaining Distributable Value		$4,226,352			$46,961,706

Less: Admin and Priority Claims
Reclamations	$117,641	$13,636		$117,641	$117,641
Trade Accounts Payable (Post-Petition)	9,884,671	1,145,761		9,884,671	9,884,671
Intercompany (Post-Petition)	13,165,831	1,526,090		13,165,831	13,165,831
Accrued Liabilities, Other Admin and Priority	13,293,503	1,540,866		13,293,503	13,293,503

Total Admin and Priority Claims	$36,461,645	$4,226,352		$36,461,645	$36,461,645

Payout % for Admin and Priority Claims		12%			100%

Remaining Distributable Value		$—			$10,500,061

Less: General Unsecured Claims
Funded Debt	$—	$—		$—	$—
Trade Accounts Payable	644,304	—		526,664	932
Intercompany	33,556,607	—		33,556,607	59,361
PBGC	5,900,000,000	—		5,900,000,000	10,437,070
General Motors Benefit Indemnity Claim	—	—		—	—
Other General Unsecureds	2,287,143	—		1,524,762	2,697

Total Unsecured Non-Priority Claims	$5,936,488,054	$—		$5,935,608,033	$10,500,061

Payout % for PBGC Claim		0%			0%

Payout % for G/U Claims, Excl PBGC		0%			0%

Distributable Value Available to Equity		$—			$-

Memo:
PBGC Aggregate Recovery	$5,900,000,000	$3,247,809,915	55%	$5,900,000,000	$5,009,096,195	85%
DIP Facility, LCs, and Other Aggregate Recovery	$4,199,908,694	$4,199,908,694	100%	$4,199,908,694	$4,199,908,694	100%
The accompanying assumptions and notes are an integral part of this Liquidation Analysis

MobileAria Inc.
Liquidation Analysis
Unaudited

ASSETS		Lower Liquidation Value			Higher Liquidation Value
	Net		Estimated			Estimated
	Book	Estimated	Realization		Estimated	Realization
	Value	Value	Rate		Value	Rate
Cash and Cash Equivalents	$2,615,080	$2,615,080	100.0%		$2,615,080	100.0%
Restricted Cash	1,497,533	—	0.0%		—	0.0%
Accounts Receivable	—	—	0.0%		—	0.0%
Interco Receivables (Pre-Petition)	—	—	0.0%		—	0.0%
Interco Receivables (Post-Petition)	—	—	0.0%		—	0.0%
Inventories	—	—	0.0%		—	0.0%
Prepaid Exp and Other Current Assets	—	—	0.0%		—	0.0%
Property, Plant, & Equipment	—	—	0.0%		—	0.0%
Investment in Subsidiary	—	—	0.0%		—	0.0%
Other	—	—	0.0%		—	0.0%

Total Assets / Proceeds	$4,112,612	$2,615,080	63.6%		$2,615,080	63.6%

Trustee Fees		$—			$—
Winddown Costs		—			—
Professional Fees		39,226			39,226

Net Proceeds Available for Distribution		$2,575,853			$2,575,853

RECOVERIES
	Estimated	Estimated		Estimated	Estimated
	Allowed	Amount to		Allowed	Amount to
	Claim	be Paid		Claim	be Paid

Less: Secured Claims
DIP Facility, LCs, and Other	2,575,853	2,575,853		—	—
Setoff Rights & Other	—	—		—	—

Total Secured Claims	$2,575,853	$2,575,853		$—	$—

Payout % for Secured Claims		100%			NA

Remaining Distributable Value		$—			$2,575,853

Less: Admin and Priority Claims
Reclamations	$—	$—		$—	$—
Trade Accounts Payable (Post-Petition)	—	—		—	—
Intercompany (Post-Petition)	77,408	0		77,408	77,408
Accrued Liabilities, Other Admin and Priority	—	—		—	—

Total Admin and Priority Claims	$77,408	$0		$77,408	$77,408

Payout % for Admin and Priority Claims		0%			100%

Remaining Distributable Value		$—			$2,498,446

Less: General Unsecured Claims
Funded Debt	$17,409	$—		$17,409	$7
Trade Accounts Payable	256,671	—		256,671	108
Intercompany	20,851,787	—		20,851,787	8,799
PBGC	5,900,000,000	—		5,900,000,000	2,489,532
General Motors Benefit Indemnity Claim	—	—		—	—
Other General Unsecureds	—	—		—	—

Total Unsecured Non-Priority Claims	$5,921,125,867	$—		$5,921,125,867	$2,498,446

Payout % for PBGC Claim		0%			0%

Payout % for G/U Claims, Excl PBGC		0%			0%

Distributable Value Available to Equity		$—			$—

Memo:
PBGC Aggregate Recovery	$5,900,000,000	$3,247,809,915	55%	$5,900,000,000	$5,009,096,195	85%
DIP Facility, LCs, and Other Aggregate Recovery	$4,199,908,694	$4,199,908,694	100%	$4,199,908,694	$4,199,908,694	100%
The accompanying assumptions and notes are an integral part of this Liquidation Analysis

Delphi Furukawa Wiring Systems LLC
Liquidation Analysis
Unaudited

ASSETS		Lower Liquidation Value			Higher Liquidation Value
	Net		Estimated			Estimated
	Book	Estimated	Realization		Estimated	Realization
	Value	Value	Rate		Value	Rate
Cash and Cash Equivalents	$606,583	$606,583	100.0%		$606,583	100.0%
Restricted Cash	—	—	0.0%		—	0.0%
Accounts Receivable	6,470,501	6,146,976	95.0%		6,470,501	100.0%
Interco Receivables (Pre-Petition)	—	—	0.0%		—	0.0%
Interco Receivables (Post-Petition)	—	—	0.0%		—	0.0%
Inventories	—	—	0.0%		—	0.0%
Prepaid Exp and Other Current Assets	—	—	0.0%		—	0.0%
Property, Plant, & Equipment	—	—	0.0%		—	0.0%
Investment in Subsidiary	—	—	0.0%		—	0.0%
Other	—	—	0.0%		—	0.0%

Total Assets / Proceeds	$7,077,084	$6,753,559	95.4%		$7,077,084	100.0%

Trustee Fees		$61,470			$64,705
Winddown Costs		1,985,160			1,138,354
Professional Fees		101,303			106,156

Net Proceeds Available for Distribution		$4,605,626			$5,767,868

RECOVERIES
	Estimated	Estimated		Estimated	Estimated
	Allowed	Amount to		Allowed	Amount to
	Claim	be Paid		Claim	be Paid

Less: Secured Claims
DIP Facility, LCs, and Other	1,214,219	1,214,219		—	—
Setoff Rights & Other	—	—		—	—

Total Secured Claims	$1,214,219	$1,214,219		$—	$—

Payout % for Secured Claims		100%			NA

Remaining Distributable Value		$3,391,407			$5,767,868

Less: Admin and Priority Claims
Reclamations	$—	$—		$—	$—
Trade Accounts Payable (Post-Petition)	220,227	110,015		220,227	187,106
Intercompany (Post-Petition)	6,568,634	3,281,392		6,568,634	5,580,762
Accrued Liabilities, Other Admin and Priority	—	—		—	—

Total Admin and Priority Claims	$6,788,861	$3,391,407		$6,788,861	$5,767,868

Payout % for Admin and Priority Claims		50%			85%

Remaining Distributable Value		$—			$—

Less: General Unsecured Claims
Funded Debt	$—	$—		$—	$—
Trade Accounts Payable	68,060	—		68,060	—
Intercompany	42,339	—		42,339	—
PBGC	5,900,000,000	—		5,900,000,000	—
General Motors Benefit Indemnity Claim	—	—		—	—
Other General Unsecureds	—	—		—	—

Total Unsecured Non-Priority Claims	$5,900,110,399	$—		$5,900,110,399	$—

Payout % for PBGC Claim		0%			0%

Payout % for G/U Claims, Excl PBGC		0%			0%

Distributable Value Available to Equity		$—			$—

Memo:
PBGC Aggregate Recovery	$5,900,000,000	$3,247,809,915	55%	$5,900,000,000	$5,009,096,195	85%
DIP Facility, LCs, and Other Aggregate Recovery	$4,199,908,694	$4,199,908,694	100%	$4,199,908,694	$4,199,908,694	100%
The accompanying assumptions and notes are an integral part of this Liquidation Analysis